UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
SCULPTOR CAPITAL MANAGEMENT, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
DATED SEPTEMBER 14, 2023

SCULPTOR CAPITAL MANAGEMENT, INC.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
[•], 2023
Dear Stockholder:
On behalf of the Board of Directors of Sculptor Capital Management, Inc. (the “Company”), we are pleased to invite you to attend a special meeting of stockholders (the “Special Meeting”) of the Company. This Special Meeting will be held virtually on [•], 2023 at [•] A.M. (Eastern time), at www.virtualshareholdermeeting.com/SCU2023SM. The Notice of the Special Meeting of stockholders and Proxy Statement that follow describe the business to be conducted at the Special Meeting.
The Company, Sculptor Capital LP, a Delaware limited partnership and subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and subsidiary of the Company (“Advisors II LP”, together with Capital LP and Advisors LP, the “Operating Partnerships” and each an “Operating Partnership”), Rithm Capital Corp., a Delaware corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub III”), have entered into an Agreement and Plan of Merger, dated as of July 23, 2023 (as it may be amended from time to time, the “Merger Agreement”), providing for (i) the merger (the “Public Merger”) of Merger Sub Inc. with and into the Company, with the Company surviving such merger as the surviving corporation, (ii) the merger (the “LP Merger I”) of Merger Sub I with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) the merger (the “LP Merger II”) of Merger Sub II with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership and (iv) the merger (the “LP Merger III”, and together with the Public Merger, LP Merger I and LP Merger II, the “Mergers”) of Merger Sub III with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership.
If the Mergers are completed, subject to the terms and conditions of the Merger Agreement, you will be entitled to receive $11.15 in cash (the “Public Merger Consideration”), without interest, less any applicable withholding taxes, for each share of the Company’s Class A Common Stock that you hold immediately prior to the effective time of the Public Merger, representing a premium of approximately 18% over the closing price of the Company’s Class A Common Stock on July 21, 2023 (the last trading day before the date that the Merger Agreement was signed) and a premium of approximately 31% over the unaffected closing price of the Company’s Class A Common Stock on November 17, 2022 (the day prior to the Company’s announcement of the formation of a special committee of independent directors of the Board of Directors). If the Mergers are completed, the aggregate consideration payable to holders of Class A Common Stock (including vested performance awards and vested RSU awards relating to Class A Common Stock, as described in the attached Proxy Statement) will be approximately $291.3 million. Additionally, if the Mergers are completed, each share of Class B Common Stock of the Company will be cancelled and retired, for no consideration. However, holders of such shares will receive consideration in cash (or, if elected and subject to certain conditions set forth in rollover arrangements contemplated under the Merger Agreement, equity interests in certain subsidiary partnerships of Parent) in respect of each corresponding partnership unit as described in the attached Proxy Statement, for aggregate consideration payable to holders of such partnership units (inclusive of the aggregate value of the rollover equity interests, if any) of $167,367,690, which equates to approximately $6.90 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.
At the Special Meeting, you will be asked:
1.	to adopt the Merger Agreement, thereby approving the transactions contemplated by the Merger Agreement, including the Mergers (the “Transactions,” and such proposal, the “Merger Proposal”);
2.
to approve, by non-binding, advisory vote, certain compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers (the “Non-Binding Compensation Proposal”); and

3.
to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes for the approval of the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

In order to complete the Transactions, the holders of shares of the Company’s Class A Common Stock and Class B Common Stock are required to approve the Merger Proposal. Specifically, approval of the Merger Proposal requires the affirmative vote of (i) holders representing a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock (voting together as a single class) outstanding and entitled to vote on the proposal (the “Company Stockholder Approval”) and (ii) holders representing a majority of the aggregate voting power of the shares of Class A Common Stock outstanding and entitled to vote on the proposal, excluding shares held by (x) Company stockholders that hold Class A common units or Class A-1 common units of the Operating Partnerships and their respective affiliates and (y) all executive managing directors employed by the Company or its subsidiaries as of the date of the Merger Agreement or the date of the Special Meeting (the “Company Non-Unitholder Stockholder Approval”). Approval of each of the Non-Binding Compensation Proposal and the Adjournment Proposal requires that holders of a majority of votes cast (with the shares of Class A Common Stock and Class B Common Stock voting together as a single class) at the Special Meeting vote FOR each proposal. Because the Company Stockholder Approval and the Company Non-Unitholder Stockholder Approval in respect of the Merger Proposal are each based on the voting power of the applicable shares outstanding, abstentions and failures to vote will have the same effect as voting AGAINST the approval of the Merger Proposal.
Your vote is very important. Whether or not you plan to attend the Special Meeting virtually, to ensure your representation at the Special Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 by following the instructions on the physical proxy card you received in the mail and that are also provided on that website; or by signing, voting and returning the enclosed proxy card by mail in the prepaid reply envelope. All stockholders are cordially invited to attend the Special Meeting. If you attend the Special Meeting, you may vote electronically at the meeting even if you have previously returned your proxy card or have voted via the Internet or by telephone, and your electronic vote at the Special Meeting will revoke any proxy or vote that you have previously submitted.
If you are a beneficial owner of shares of Company Common Stock held in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form provided to you by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without instructions.

After careful consideration of, and based upon, the unanimous recommendation of the Special Committee, the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth therein, are fair to, advisable and in the best interests of the Company and its stockholders; (ii) authorized and approved the Merger Agreement and the Company’s and each Operating Partnerships’ execution, delivery and performance thereof; (iii) instructed Sculptor Capital Holding Corporation, in its capacity as general partner of the Operating Partnerships, to approve the Merger Agreement and the Transactions; (iv) directed that the Merger Agreement be submitted to the Company stockholders for their consideration and adoption at a meeting of the Company stockholders; and (v) recommended that the Company stockholders vote in favor of the adoption of the Merger Agreement. The Board of Directors unanimously recommends that you vote:
1.	FOR the Merger Proposal;
2.	FOR the Non-Binding Compensation Proposal; and
3.	FOR the Adjournment Proposal.
We encourage you to read the enclosed proxy statement and its appendices, including the Merger Agreement, carefully and in their entirety. You may also obtain more information about the Company from documents we file with the Securities and Exchange Commission from time to time.
If you have any questions about the Mergers or how to submit your proxy or need assistance voting your shares of Class A Common Stock or Class B Common Stock, please contact Innisfree M&A Incorporated, which is assisting the Company with the solicitation of proxies, at (877) 456-3513 (toll-free). Banks and brokers may call (212) 750-5833.
On behalf of your Board of Directors, we thank you for your support and appreciate your consideration of this matter.
Sincerely,

Marcy Engel Chairperson, Independent Director
Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the Mergers, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.
The Proxy Statement (together with the form of proxy) is dated [•], 2023 and is first being mailed to stockholders of the Company on or about [•], 2023.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
DATED SEPTEMBER 14, 2023

Sculptor Capital Management, Inc.
9 West 57th Street,
New York, New York 10019
NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2023
To Our Stockholders:
Notice is hereby given that Sculptor Capital Management, Inc. (the “Company”) will hold a special meeting of stockholders (the “Special Meeting”) virtually on [•], 2023 at [•] A.M. (Eastern time), at www.virtualshareholdermeeting.com/SCU2023SM. To attend the Special Meeting, you will need your 16-digit control number as provided in your proxy materials.
The matters to be considered and voted upon at the Special Meeting, which are described in detail in the accompanying materials, are:
1.
the proposal to adopt the Agreement and Plan of Merger, dated as of July 23, 2023 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Sculptor Capital LP, a Delaware limited partnership and subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and subsidiary of the Company (“Advisors II LP”, together with Capital LP and Advisors LP, the “Operating Partnerships” and each an “Operating Partnership”), Rithm Capital Corp., a Delaware corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and subsidiary of Parent (“Merger Sub III”), thereby approving the transactions contemplated by the Merger Agreement, including the mergers of (i) Merger Sub Inc. with and into the Company, (ii) Merger Sub I with and into Capital LP, (iii) Merger Sub II with and into Advisors LP and (iv) Merger Sub III with and into Advisors II LP (collectively, the “Mergers”) (the “Transactions”), after the completion of which each of the Company, Capital LP, Advisors LP and Advisors II LP will survive such merger and become a direct or indirect subsidiary of Parent (the “Merger Proposal”);

2.
the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers (the “Non-Binding Compensation Proposal”); and

3.
the proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting (the “Adjournment Proposal”).

You may vote at the Special Meeting, or at any adjournment or postponement thereof, if you were a Company stockholder of record at the close of business on [•], 2023 (the “Record Date”).
Your vote is very important. Whether or not you plan to attend the Special Meeting virtually, to ensure your representation at the Special Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 by following the instructions on the physical proxy card you received in the mail and which are also provided on that website; or by signing, voting and returning the enclosed proxy card by mail in the prepaid reply envelope. If you attend the Special Meeting, you may vote electronically at the meeting even if you have previously returned your proxy card or have voted via the Internet or by telephone, and your electronic vote at the Special Meeting will revoke any proxy or vote that you have previously submitted.
A quorum of stockholders is necessary to hold the Special Meeting. For purposes of the Special Meeting, to establish a quorum and transact business, holders of a majority of the Company’s shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock, issued and outstanding as of the Record Date and entitled to vote at the Special Meeting, must be present, either in person or by proxy, at the Special Meeting. In accordance with our bylaws, the Special Meeting may be adjourned from time to time by the chairperson of the meeting to another place or time, without regard to the presence of a quorum or whether Company Stockholders have approved the Adjournment Proposal. Our bylaws also provide that the Special Meeting may be postponed by resolution of the Board of Directors upon notice given prior to the scheduled date of the Special Meeting.
Each holder of shares of Class A Common Stock, including restricted Class A shares, or shares of Class B Common Stock is entitled to one vote per share. Stockholders may vote FOR or AGAINST, or they may ABSTAIN from voting on the Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of (i) holders representing a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock (voting together as a single class) outstanding and entitled to vote on the proposal (the “Company Stockholder Approval”) and (ii) holders representing a majority of the aggregate voting power of the shares of Class A Common Stock outstanding and entitled to vote on the proposal, excluding shares held by (x) Company stockholders that hold Class A common units or Class A-1 common units of the Operating Partnerships and their respective affiliates and (y) all executive managing directors employed by the Company or its subsidiaries as of the date of the Merger Agreement or the date of the Special Meeting (the “Company Non-Unitholder Stockholder Approval”). Approval of each of the Non-Binding Compensation Proposal and the Adjournment Proposal requires that holders of a majority of votes cast (with the shares of Class A Common Stock and Class B Common Stock voting together as a single class) at the Special Meeting vote FOR each proposal. Because the Company Stockholder Approval and the Company Non-Unitholder Stockholder Approval in respect of the Merger Proposal are each based on the voting power of the applicable shares outstanding, abstentions and failures to vote will have the same effect as voting AGAINST the approval of the Merger Proposal.
For the Non-Binding Compensation Proposal and the Adjournment Proposal, holders of the shares of Class A Common Stock and shares of Class B Common Stock (collectively, the “Company Common Stock”) will vote together as a single class. Stockholders may vote FOR or AGAINST, or they may ABSTAIN from voting on, each of the Non-Binding Compensation Proposal and the Adjournment Proposal. Holders of a majority of votes cast (with the shares of Class A Common Stock and shares of Class B Common Stock voting together as a single class) at the Special Meeting must vote FOR each of the Non-Binding Compensation Proposal and the Adjournment Proposal, in order for such proposal to be approved. Abstentions and failures to vote will have no effect on the outcome of either proposal.
Under Delaware law, stockholders who do not vote in favor of the adoption of the Merger Proposal will have the right to seek appraisal of the fair value of their shares of Class A Common Stock as determined by the Delaware Court of Chancery if the Public Merger is completed, but only if such Company Stockholder submits a written demand for appraisal prior to the vote on the Merger Proposal and complies with the other Delaware law procedures for exercising statutory appraisal rights, which are summarized in the section titled “Dissenters Rights” in the accompanying Proxy Statement.
After careful consideration of, and based upon, the unanimous recommendation of the Special Committee, the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth therein, are fair to, advisable and in the best interests of the Company and its stockholders; (ii) authorized and approved the Merger Agreement and the Company’s and each Operating Partnerships’ execution, delivery and performance thereof; (iii) instructed Sculptor Capital Holding Corporation, in its capacity as general partner of the Operating Partnerships, to approve the Merger Agreement and the Transactions; (iv) directed that the Merger Agreement be submitted to the Company stockholders for their consideration and adoption at a meeting of the Company stockholders; and (v) recommended that the Company stockholders vote in favor of the adoption of the Merger Agreement. The Board of Directors unanimously recommends that you vote:
1.	FOR the Merger Proposal;
2.	FOR the Non-Binding Compensation Proposal; and
3.	FOR the Adjournment Proposal.
By Order of the Board of Directors,

Dava Ritchea Chief Financial Officer

New York, New York [•], 2023

i

ANNEXES

FREQUENTLY USED TERMS
A number of terms frequently used in this Proxy Statement are set forth below and have the following meanings:
•
“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement, dated as of November 14, 2022, between Parent and the Company, as amended on June 28, 2023 (the “Company Confidentiality Agreement”); provided that such confidentiality agreement (a) need not include any “standstill” or similar terms and (b) does not contain terms that prevent the Acquired Companies from complying with their respective obligations under the Merger Agreement.

•
“Acquired Companies” means, collectively, the Company, the Operating Partnerships and each of its and their respective subsidiaries; provided that no fund, subsidiary of a fund, company facilitator vehicle or portfolio company is deemed to be an Acquired Company;

•
“Acquisition Proposal” means, other than the Transactions or any other proposal or offer from Parent or any of its subsidiaries, any inquiry, proposal, offer or indication of interest from a third party relating to (a) any acquisition or purchase, in a single transaction or series of related transactions, of (i) 15% or more of the consolidated revenue, net income or assets of the Acquired Companies (including equity interests of the subsidiaries thereof), taken as a whole, or (ii) 15% or more of any class of equity securities of the Acquired Companies; (b) any tender offer or exchange offer that if consummated would result in any Person or group acquiring beneficial ownership of 15% or more of any class of equity securities of the Acquired Companies; or (c) any merger, consolidation, business combination, joint venture, partnership, spin off, split off, reclassification, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its subsidiaries in which a third party or its equityholders, if consummated, would hold 15% or more of any class of equity securities of the Acquired Companies or the surviving entity or the resulting direct or indirect parent of the applicable Acquired Company (or Acquired Companies) or such surviving entity.

•
“Adjournment Proposal” means, the proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Proposal;

•	“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC;
•	“Advisors LP” means Sculptor Capital Advisors LP, a Delaware limited partnership and subsidiary of the Company;
•	“Advisors II LP” means Sculptor Capital Advisors II LP, a Delaware limited partnership and subsidiary of the Company;
•	“Board of Directors” and the “Board” mean, the Board of Directors of the Company;
•	“Capital LP” means Sculptor Capital LP, a Delaware limited partnership and subsidiary of the Company;
•	“Class A Unitholder Stockholders” means Company Stockholders that hold LP Class A Units or LP Class A-1 Units and their respective affiliates that are holders of Company Common Stock;
•	“Class A Common Stock” means shares of Class A common stock of the Company, $0.01 par value, which are listed and traded on the NYSE;
•	“Class B Common Stock” means shares of Class B common stock of the Company, $0.01 par value, which are not publicly traded;
•
“Class B Shareholders Agreement” means the Class B Shareholders Agreement, dated as of November 13, 2007, by and among Och-Ziff Capital Management Group LLC, Messrs. Daniel S. Och, David Windreich, Joel Frank, Arnaud Achache, Massimo Bertoli, James-Keith Brown, Michael Cohen, Anthony Fobel, Kaushik Ghosh, Harold Kelly, Richard Lyon, Dan Manor, James O’Connor, Joshua Ross, Raaj Shah, Boaz Sidikaro, David Stonehill and Zoltan Varga, as it may be amended from time to time;

•	“Client” means any Person to which the Company or any of its subsidiaries provides Investment Management Services;
•
“Client Consent” means that the consent required for the “assignment” (as defined in the Advisers Act) of a Client of a Mandate (or the consent of an investor or investors in a pooled investment vehicle that is a Client, as applicable) resulting from the consummation of the Transactions has been received in a manner required under the Mandate and applicable law (including the Advisers Act); provided that receipt of consent pursuant to the consent process set forth in the Revenue Run Rate Schedule to the Merger Agreement as it relates to any particular Client will be deemed to constitute a valid Client Consent with respect to such Client;

•	“Company” or “we,” “our,” “us” and similar words, means Sculptor Capital Management, Inc., a Delaware corporation;
•	“Company Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock;
•
“Company Credit Agreement” means that certain Credit Agreement, dated as of September 25, 2020, among Capital LP, as borrower, Delaware Life Insurance Company, as administrative agent and lender, and certain other subsidiaries of the Company, as guarantors, as amended;

•
“Company Non-Unitholder Stockholder Approval” means the affirmative vote of holders representing a majority of the aggregate voting power of the shares of Class A Common Stock outstanding and entitled to vote on the Merger Proposal, excluding shares held by (x) Company stockholders that hold Class A common units or Class A-1 common units of the Operating Partnerships and their respective affiliates and (y) all executive managing directors employed by the Company or its subsidiaries as of the date of the Merger Agreement or the date of the Special Meeting;

•
“Company Performance Award” means (a) an outstanding award of performance-based restricted stock units in respect of shares of Class A Common Stock granted pursuant to a Company Stock Plan and (b) an outstanding award of performance-based restricted shares of Class A Common Stock granted pursuant to a Company Stock Plan;

•
“Company Restricted Stock Award” means an outstanding award of service-based restricted shares of Class A Common Stock granted pursuant to a Company Stock Plan which vests solely based on the passage of time;

•
“Company RSU Award” means an outstanding award of service-based restricted stock units in respect of shares of Class A Common Stock granted pursuant to a Company Stock Plan which vests solely based on the passage of time;

•	“Company Service Provider” means each current or former director, officer, employee or independent contractor or other service provider of any of the Acquired Companies;
•	“Company Stock Awards” means each Company RSU Award, Company Performance Award and Company Restricted Stock Award;
•	“Company Stock Plans” the Company’s Amended and Restated 2007 Equity Incentive Plan, 2013 Incentive Plan and 2022 Incentive Plan, each as amended from time to time;
•	“Company Stockholders” means holders of Class A Common Stock and/or Class B Common Stock;
•
“Company Stockholder Approval” means the affirmative vote of holders representing a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock (voting together as a single class) outstanding and entitled to vote on the Merger Proposal;

•	“Company Warrant” means warrants for the purchase of shares of Class A Common Stock held by Delaware Life Insurance Company (or its permitted assigns);
•	“Contributed Value” means the aggregate value of the Rollover Interests, as set forth in the Rollover Agreement.
•	“DGCL” means the Delaware General Corporation Law;

•	“Dissenting Company Stockholder” means a holder of Dissenting Shares;
•
“Dissenting Shares” means shares of Class A Common Stock held by a holder who has not voted in favor of the Merger Proposal or consented thereto in writing with respect to such shares of Class A Common Stock and for which the holder or beneficial owner has properly exercised appraisal rights of such shares of Class A Common Stock in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal;

•	“Effective Time” means the effective time of the Public Merger;
•	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
•	“FCA” means the United Kingdom Financial Conduct Authority or any successor entity from time to time;
•	“GAAP” means U.S. generally accepted accounting principles, consistently applied;
•
“Governmental Authority” means any supranational, national, federal, state, territorial, provincial, municipal, local foreign or domestic government, governmental authority, regulatory, legislative, tax or administrative agency, governmental commission, board, bureau, agency or instrumentality, arbitral body (public or private), court or tribunal or any self-regulatory organization or other non-governmental regulatory department (including, NYSE, the National Futures Association and the Asset Management Association of China), or any political other subdivision, department or branch of any of the foregoing;

•	“HoldCo A” means Calder Holdco I, LP, a Delaware partnership and subsidiary of Parent;
•	“HoldCo B” means Calder Holdco II, LP, a Delaware partnership and subsidiary of Parent;
•	“HoldCo C” means Calder Holdco III, LP, a Delaware partnership and subsidiary of Parent (collectively with HoldCo A and HoldCo B, the “HoldCos” and each a “HoldCo”);
•
“Intervening Event” means any Effect (other than any Effect resulting from a breach of the Merger Agreement by the Company or that involves or relates to an Acquisition Proposal or Superior Proposal or any inquiry or communications or matters relating thereto) that, (a) individually or in the aggregate, is material and is not, or the magnitude or consequences of which is not, known or reasonably foreseeable to or by the Board of Directors or the Special Committee as of the date of the Merger Agreement, which Effect (or the magnitude or consequences of which) first becomes known or reasonably foreseeable to or by the Board of Directors or Special Committee prior to the Special Meeting, (b) does not relate to (i) the mere fact in and of itself that the Company or Parent meets or exceeds (or fails to meet) any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or (ii) changes in the market price or trading volume of the Company Common Stock, the common stock, par value $0.01 per share, of Parent or the credit rating of the Company or Parent and (c) does not result from the announcement, pendency or consummation of the Merger Agreement or the Transactions or any actions required to be taken or to be refrained from being taken pursuant to the Merger Agreement;

•
“Investment Advisory Arrangement” means a contract (including any limited partnership agreement, limited liability company agreement or similar governing document of a Client) under which the Company or any of its subsidiaries provides Investment Management Services;

•	“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC;
•
“Investment Management Services” means investment management or advisory services, including sub-advisory services, administrative services, underwriting, distribution or marketing services or any other services related to the provision of investment management or investment advisory services, including any similar services deemed to be “investment advice” pursuant to the Advisers Act.

•	“LP Class A Units” means the Class A common units of the Operating Partnerships;
•	“LP Class A-1 Units” means the Class A-1 common units of the Operating Partnerships;
v

•	“LP Class B Units” means the Class B common units of the Operating Partnerships;
•	“LP Class C Units” means the Class C non-equity interests of the Operating Partnerships;
•
“LP Class E Units” means, collectively, the LP Class E Additional Units, LP Class E-1, LP Class E-2, LP Class E-3, LP Class E-4, LP Class E-5, LP Class E-6, LP Class E-7 and LP Class E-8 common units of the Operating Partnerships;

•	“LP Class P Units” means the Class P common units of the Operating Partnerships;
•	“LP Class P-4 Units” means the Class P-4 common units of the Operating Partnerships;
•
“LP Merger Consideration” means, with respect to any Partnership Unit, the per-unit amount that a holder of such Partnership Unit would be entitled to receive in a liquidity event pursuant to the terms of the applicable limited partnership agreement of the applicable Operating Partnership (including in accordance with Section 3.1(h) of such limited partnership agreements), assuming the aggregate amount payable by the Operating Partnerships (other than in respect of LP Class B Units) is $167,367,690 and taking into account any Threshold Value (as defined in the applicable limited partnership agreement of the applicable Operating Partnership) applicable to such Partnership Unit;

•	“LP Mergers Effective Time” means the effective time of the LP Mergers;
•	“LP Mergers” means, collectively, LP Merger I, LP Merger II and LP Merger III;
•	“LP Merger I” means, the merger, pursuant to the Merger Agreement, of Merger Sub I with and into Capital LP, with Capital LP surviving as a direct or indirect subsidiary of Parent;
•	“LP Merger II” means, the merger, pursuant to the Merger Agreement, of Merger Sub II with and into Advisors LP, with Advisors LP surviving as a direct or indirect subsidiary of Parent;
•	“LP Merger III” means, the merger, pursuant to the Merger Agreement, of Merger Sub III with and into Advisors II LP, with Advisors II LP surviving as a direct or indirect subsidiary of Parent;
•	“LP Merger Subs” means, collectively, Merger Sub I, Merger Sub II and Merger Sub III;
•	“LP Profit Sharing Interests” means the profit sharing interests of the Operating Partnerships;
•
“Mandate” means, with respect to any Client, an Investment Advisory Arrangement or similar agreement pursuant to which such Client agrees to, or has agreed to, a commitment of capital or renewal or extension of such commitment, or contribution of capital or has otherwise agreed to pay a fee in exchange for the provision of Investment Management Services;

•	“Mergers” means, collectively, the Public Merger and the LP Mergers;
•
“Merger Agreement” means the Agreement and Plan of Merger, dated as of July 23, 2023, by and among Parent, the Merger Subs, the Operating Partnerships and the Company, as it may be amended from time to time, which is attached to this Proxy Statement as Annex A;

•	“Merger Proposal” means the proposal to adopt the Merger Agreement, thereby approving the Transactions, including the Mergers;
•	“Merger Subs” means, collectively, Merger Sub Inc. and the LP Merger Subs;
•	“Merger Sub Inc.” means Calder Sub, Inc., a Delaware corporation and subsidiary of Parent;
•	“Merger Sub I” means Calder Sub I, LP, a Delaware limited partnership and subsidiary of Parent;
•	“Merger Sub II” means Calder Sub II, LP, a Delaware limited partnership and subsidiary of Parent;
•	“Merger Sub III” means Calder Sub III, LP, a Delaware limited partnership and subsidiary of Parent;
•
“Non-Binding Compensation Proposal” means the proposal to approve, by non-binding, advisory vote, certain compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers;

•
“Non-Unitholder Stockholders” means the holders of Class A Common Stock, other than the Class A Unitholder Stockholders and all executive managing directors of the Company employed by the Company or its subsidiaries as of the date of the Merger Agreement or the date of the Special Meeting;

•	“NYSE” means the New York Stock Exchange or any successor exchange;
•
“Operating Partnerships” means, collectively, Capital LP, Advisors LP and Advisors II LP, together being the limited partnerships through which the Company conducts its business and holds its investments;

•	“Parent” or “Rithm” means Rithm Capital Corp., a Delaware corporation;
•
“Partnership Units” means, collectively, the LP Class A Units, LP Class A-1 Units, LP Class B Units, LP Class C Units, LP Class D Units, LP Class E Units, LP Class P Units, LP Class P-4 Units and LP Profit Sharing Interests;[2]

•	“Partnership Unitholders” means holders of Partnership Units;
•
“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind;

•	“Public Merger” means the Merger, pursuant to the Merger Agreement, of Merger Sub, Inc. with and into the Company, with the Company surviving as a direct or indirect subsidiary of Parent;
•
“Representatives” means, with respect to any Person, (a) such Person’s affiliates and (b) such Person’s and each such affiliate’s respective officers, directors, employees, agents, attorneys, accountants, advisors, consultants and other authorized representatives;

•	“Required Company Stockholder Approval” means (a) the Company Stockholder Approval and (b) the Company Non-Unitholder Stockholder Approval;
•
“Rollover” means the contribution by each Rollover Holder of the Rollover Interests to each of the HoldCos immediately prior to the LP Mergers Effective Time, conditioned upon the Closing (including the consummation of the Mergers), in exchange for a number of equity interests in such HoldCo having an aggregate value equal to the Contributed Value;

•	“Rollover Agreement” means the rollover agreement by and among the Rollover Holders electing to participate in the Rollover, Parent and the HoldCos;
•
“Rollover Holders” means certain existing limited partners of the Operating Partnerships who are eligible to participate in the Rollover, and any and all affiliates entities (including trusts and similar vehicles) for each of the foregoing;

•	“Rollover Interests” means the equity interests of the Operating Partnerships contributed by the Rollover Holders to each of the HoldCos pursuant to the Rollover;
•	“SEC” means the United States Securities and Exchange Commission or any successor thereto;
•	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
•	“SFC” means the Hong Kong Securities and Futures Commission;
•
“Special Committee” means the special committee of the Board of Directors, formed as described in “The Mergers — Background of the Mergers” and comprised solely of independent and disinterested directors;

•
“Special Meeting” means the special meeting of stockholders of the Company that will be held virtually on [•], 2023 at [•] A.M. (Eastern time), at www.virtualshareholdermeeting.com/SCU2023SM to conduct the business described in the Notice of the Special Meeting of Stockholders and this Proxy Statement;

[2]	Each individual Partnership Unit referenced in this Proxy Statement refers to the applicable Partnership Unit held, in the aggregate, across the three Operating Partnerships.

•	“Specified Stockholders” means James Levin, Wayne Cohen, Brett Klein and Peter Wallach.
•
“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”) (other than an Acquisition Proposal resulting from a material breach of the Merger Agreement) that the Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial and outside legal advisors, taking into account such factors as the Board of Directors considers to be appropriate, including the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal (including the sources and terms of any financing, financing market conditions and the existence of a financing contingency and the identity of the Person making the proposal) and any revisions to the terms of the Merger Agreement made or proposed in writing by Parent, is reasonably likely to be consummated in accordance with its terms, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Transactions.

•
“TRA” means the First Amended and Restated Tax Receivable Agreement, dated as of January 12, 2009, by and among the Company, the Operating Partnerships and certain other parties, publicly filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K (File No. 001-33805) filed on March 12, 2009, as amended;

•	“Transactions” means the transactions contemplated by the Merger Agreement (including the Mergers);
•
“Unvested Partnership Units” means any Partnership Units held by a Company Service Provider that is unvested at the LP Mergers Effective Time and that does not vest as a result of the consummation of the Transactions, in each case, in accordance with the applicable limited partnership agreement of the applicable Operating Partnership and any applicable award agreement;

•
“Vested Company Performance Award” means each Company Performance Award that is outstanding immediately prior to the Effective Time that is vested or that vests at the Effective Time pursuant to its terms;

•
“Vested Company Restricted Stock Award” means each Company Restricted Stock Award (or portion thereof) that is vested as of the Effective Time or that vests at the Effective Time pursuant to its terms;

•	“Vested Company RSU Award” means each Company RSU Award that is outstanding immediately prior to the Effective Time that is vested or that vests at the Effective Time pursuant to its terms;
•	“Vested Company Stock Award” means the Vested Company Performance Awards, Vested Company Restricted Stock Awards and Vested Company RSU Awards;
•	“Voting Agreement” means the Voting Agreement, dated as of July 23, 2023, by and between Parent and each of the Specified Stockholders; and
•
“Warrant Consideration” means with respect to each share of Class A Common Stock into which a Company Warrant is exercisable immediately prior to the Closing in accordance with the terms of such Company Warrant, an amount in cash equal to the Public Merger Consideration less the per-share exercise price for each such Company Warrant as set forth in the applicable Company Warrant.

SUMMARY
This summary highlights selected information from this Proxy Statement related to the Special Meeting and the Mergers. This Proxy Statement may not contain all of the information that is important to you. To understand the Mergers more fully, and for a more complete description of the legal terms of the Mergers, you should carefully read this entire Proxy Statement, the appendices to this Proxy Statement, including the Merger Agreement, and the documents we incorporate by reference in this Proxy Statement. You may obtain the documents and information incorporated by reference in this Proxy Statement without charge by following the instructions under “Additional Information” beginning on page 152.
Parties Involved in the Mergers (page 34)
Sculptor Capital Management, Inc. (page 34)
The Company, a Delaware corporation, together with its subsidiaries, is a leading institutional alternative asset manager, with approximately $34.0 billion in assets under management as of August 1, 2023 and a global presence with offices in New York, London, Hong Kong, and Shanghai. The Company’s approach to asset management is based on the same fundamental elements that the Company has employed since it was founded in 1994.
As of July 31, 2023, the Company’s worldwide headcount was 318, including 30 active executive managing directors and 47 managing directors, consisting of 99 investment professionals, 194 global infrastructure professionals and 25 client partner group professionals.
For more information about the Company, please visit our website at www.sculptor.com. The website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document on file with or furnished to the SEC. See also “Additional Information” beginning on page 152.
Our shares of Class A Common Stock are listed and traded on the NYSE under the symbol “SCU.”
Operating Partnerships (page 34)
The Company conducts its business through the Operating Partnerships. Historically, the Company has used more than one Operating Partnership to segregate its operations for business, financial, tax and other reasons. The Operating Partnerships currently consist of Capital LP, Advisors LP and Advisors II LP, and each of their consolidated subsidiaries. The Company holds its interests in the Operating Partnerships indirectly through Sculptor Capital Holding Corporation (“Holding Corp”), its wholly owned subsidiary. Holding Corp is the sole general partner of each of the Operating Partnerships and, therefore, generally controls the business and affairs of such entities, subject to the organizational documents of the Operating Partnerships. Holding Corp holds a general partnership interest and LP Class B Units in each of the Operating Partnerships. Holding Corp owns 100% of the LP Class B Units.
Parent (page 34)
Parent, a Delaware corporation, is an asset manager focused on the real estate and financial services industries. Parent’s investments in operating entities include leading origination and servicing platforms held through its wholly owned subsidiaries, Newrez LLC, Caliber Home Loans Inc., and Genesis Capital LLC, as well as investments in affiliated businesses that provide residential and commercial real estate related services. Parent seeks to provide attractive risk-adjusted returns across interest rate environments. Parent is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes and is headquartered in New York City.
Merger Subs (page 35)
Merger Sub Inc. is a Delaware corporation that was formed on June 9, 2023 for the sole purpose of entering into the Merger Agreement and completing the Transactions. Merger Sub Inc. is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon completion of the Public Merger, Merger Sub Inc. will cease to exist and the Company will continue as the corporation surviving the Public Merger (the “Surviving Corporation”).

Merger Sub I is a Delaware limited partnership that was formed on June 9, 2023 for the sole purpose of entering into the Merger Agreement and completing the Transactions. Merger Sub I is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon completion of the LP Mergers, Merger Sub I will cease to exist and Capital LP will continue as a Surviving Partnership and a direct or indirect subsidiary of Parent and the Company.
Merger Sub II is a Delaware limited partnership that was formed on June 9, 2023 for the sole purpose of entering into the Merger Agreement and completing the Transactions. Merger Sub II is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon completion of the LP Mergers, Merger Sub II will cease to exist and Advisors LP will continue as a Surviving Partnership and a direct or indirect subsidiary of Parent and the Company.
Merger Sub III is a Delaware limited partnership that was formed on June 9, 2023 for the sole purpose of entering into the Merger Agreement and completing the Transactions. Merger Sub III is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon completion of the LP Mergers, Merger Sub III will cease to exist and Advisors II LP will continue as a Surviving Partnership and a direct or indirect subsidiary of Parent and the Company.
The Special Meeting (page 30)
Date, Time and Place of the Special Meeting (page 30)
The Special Meeting will be held virtually on [•], 2023, at [•] A.M. (Eastern time). At the Special Meeting, Company Stockholders will be asked to, among other things, vote for the Merger Proposal. Company Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/SCU2023SM, where you, or your proxy, will be able to vote electronically and examine the list of stockholders entitled to vote at the Special Meeting. To attend the Special Meeting, you will need your 16-digit control number as provided in your proxy materials. The Company is conducting the Special Meeting solely online via the Internet through a live webcast and online stockholder tools, and you will not be able to attend physically in person. For purposes of attendance at the Special Meeting, all references in this Proxy Statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
Record Date (page 30)
The Board of Directors has fixed the close of business on [•], 2023 as the Record Date (the “Record Date”) for determination of the Company Stockholders entitled to notice and to vote at the Special Meeting. Only Company Stockholders of record as of the close of business on the Record Date are entitled to vote at the Special Meeting.
Voting Securities (page 30)
Holders of Class A Common Stock and Class B Common Stock, as recorded in the Company’s share register at the close of business on the Record Date, may vote at the Special Meeting. As of the Record Date, there were [•] shares of Class A Common Stock, including restricted Class A shares, and [•] shares of Class B Common Stock outstanding. Each holder of shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock is entitled to one vote per share, and the shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class for purposes of each matter to be voted upon at the Special Meeting, except the Company Non-Unitholder Stockholder Approval in respect of the Merger Proposal, which requires the vote of only Non-Unitholder Stockholders.
Pursuant to a February 7, 2019 governance agreement between the Company, Daniel S. Och (in his capacity as an individual, and in his capacity as the sole member of the Class B Shareholders Committee (as such term is defined in the Class B Shareholders Agreement)) and certain of the Company’s subsidiaries, 436,810 shares of Class B Common Stock that relate to the LP Class A-1 Units, which represent less than 1% of the total aggregate voting power of the Company’s outstanding voting stock, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.
In addition, in connection with the execution of the Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with each of the Specified Stockholders, pursuant to which, among other things, each Specified Stockholder agreed to vote all shares of Company Common Stock held by such Specified Stockholder in favor of the Merger Proposal at the Special Meeting. As of the Record Date, the Specified Stockholders

collectively controlled approximately [•]% of the total voting power of the Company’s outstanding voting stock. The vote of the Specified Stockholders will not be counted towards satisfaction of the Company Non-Unitholder Stockholder Approval. For more information, see “Summary — Voting Agreements” beginning on page 15 and “Voting Agreements” beginning on page 143.
Quorum and Votes Needed (page 31)
A quorum of Company Stockholders is necessary to hold the Special Meeting. For purposes of the Special Meeting, to establish a quorum and transact business, holders of a majority of the shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock, considered together as a single class, issued and outstanding as of the Record Date and entitled to vote at such meeting, must be present, either in person or by proxy, at the Special Meeting.
Company Stockholders may vote FOR or AGAINST, or they may ABSTAIN from voting on, any of the proposals presented at the Special Meeting. Votes cast FOR or AGAINST any of the proposals will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will be counted in the number of votes cast on the matter. Votes cast as ABSTAIN on any of the proposals will be treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum.
In accordance with our bylaws, the Special Meeting may be adjourned from time to time by the chairperson of the meeting to another place or time, without regard to the presence of a quorum or whether Company Stockholders have approved the Adjournment Proposal. Our bylaws also provide that the Special Meeting may be postponed by resolution of the Board of Directors upon notice given prior to the scheduled date of the Special Meeting.
Approval of the Merger Proposal requires the affirmative vote of holders representing a majority of the aggregate voting power of each of (i) the shares of the Class A Common Stock and Class B Common Stock outstanding and entitled to vote on the proposal, voting together as a single class, and (ii) the shares of Class A Common Stock owned by the Non-Unitholder Stockholders outstanding and entitled to vote on the proposal. Because the foregoing votes on the Merger Proposal are based on the voting power of the applicable shares outstanding, abstentions and failures to vote will have the same effect as voting AGAINST the approval of such proposal.
Approval of the Non-Binding Compensation Proposal and Adjournment Proposal require holders of a majority of votes cast (with the shares of Class A Common Stock and shares of Class B Common Stock voting together as a single class) at the Special Meeting to vote FOR the Non-Binding Compensation Proposal and the Adjournment Proposal, respectively. Abstentions and failures to vote will have no effect on the outcome of either proposal.
If a Company Stockholder holds shares through a broker, bank or other nominee, the broker, bank or other nominee must vote the shares it holds in accordance with instructions received. If a Company Stockholder does not give instructions to a broker, bank or other nominee, the proposals cannot be voted upon by such broker.
Voting of Proxies (page 32)
You may vote by any one of the following means:
•
By Mail: To vote by mail, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a broker, bank or other nominee, they will give you separate instructions for voting your shares.

•
By Telephone or on the Internet: Company Stockholders of record can vote by telephone by calling the toll-free telephone number provided on the proxy card. Company Stockholders of record can vote by Internet by visiting www.proxyvote.com. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for Company Stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern time) on [•], 2023. If you hold your shares through a broker, bank or other nominee, the availability of telephonic or Internet voting will depend on the voting processes of your broker, bank or other nominee. Please check with your broker, bank or other nominee and follow the voting procedures your broker, bank or other nominee provides to vote your shares of Company Common Stock.

•	Voting at the Special Meeting or by Proxy: If you are a holder of record of shares of Company Common Stock, you may attend and vote via webcast at the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in the name of a broker, bank or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, bank or other nominee to be able to vote at the Special Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Special Meeting to obtain this “legal proxy” from the holder of record.
Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares at the Special Meeting if you deliver to our Corporate Secretary a written revocation of any proxy you previously submitted.
If you have any questions concerning the Merger Agreement, the Mergers or the other Transactions, the Special Meeting or this Proxy Statement, would like additional copies of the this Proxy Statement, or need help submitting a proxy to have your shares of Company Common Stock voted, please contact Innisfree M&A Incorporated, which is assisting the Company with the solicitation of proxies, at (877) 456-3513 (toll-free). Banks and brokers may call (212) 750-5833.
Revocability of Proxy (page 33)
Any Company Stockholder returning a proxy may revoke it at any time before the proxy is exercised by (i) returning a later-dated signed proxy card to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (ii) delivering a later-dated written notice of revocation to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (iii) submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Special Meeting; or (iv) attending the Special Meeting and properly voting via webcast. Any proxy not properly revoked will be voted as previously specified by the Company Stockholder. Mere attendance at the Special Meeting will not cause your previously granted proxy to be revoked.
If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a “legal proxy” to vote your shares electronically at the Special Meeting.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Company Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
The Mergers (page 34)
Certain Effects of the Mergers on the Company (page 35)
Upon the terms and subject to the conditions of the Merger Agreement, (i) Merger Sub Inc. will be merged with and into the Company, with the Company continuing as the Surviving Corporation, (ii) Merger Sub I will be merged with and into Capital LP, with Capital LP continuing as the surviving partnership, (iii) Merger Sub II will be merged with and into Advisors LP, with Advisors LP continuing as the surviving partnership and (iv) Merger Sub III will be merged with and into Advisors II LP, with Advisors II LP continuing as the surviving partnership. Each surviving partnership referenced in clauses (ii), (iii) and (iv) are referred to individually as a “Surviving Partnership” and collectively as the “Surviving Partnerships.” After the completion of the Mergers, the Company, Capital LP, Advisors LP and Advisors II LP will each become a direct or indirect subsidiary of Parent. The Company will cooperate with Parent to de-list the shares of Class A Common Stock from the NYSE and de-register under the Exchange Act as soon as reasonably practicable following the effective times of the Mergers, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the Mergers are completed, you will not own any shares of the Surviving Corporation or Partnership Units of the Surviving Partnerships. If the Rollover Condition (as defined in the section titled “The Mergers — Rollover Matters”) is satisfied or waived, a Rollover Holder who elects to participate in the Rollover will own equity interests of the HoldCos having an aggregate value equal to the Contributed Value of its Rollover Interests.

Effect on the Company if the Mergers Are Not Completed (page 36)
If the Merger Proposal is not approved by the Company Stockholders or if the Mergers are not completed for any other reason, the Company Stockholders and the Partnership Unitholders will not receive any payment for their shares of Class A Common Stock or their Partnership Units, respectively. Instead, the Company will remain a public company, our Class A Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. See “The Mergers — Effect on the Company if the Mergers are Not Completed” beginning on page 36, “The Mergers — Purpose and Reasons of the Company for the Mergers; Recommendation of the Board of Directors and the Special Committee; Fairness of the Mergers,” beginning on page 79, and “Additional Information” beginning on page 152.
In addition, under specified circumstances, the Company may be required to pay Parent a termination fee or reimburse up to a specified amount of Parent’s expenses upon the termination of the Merger Agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 141.
Merger Consideration (page 36)
If the Public Merger is completed, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) such shares held immediately prior to the Effective Time by (x) Parent or Merger Sub Inc. or any of their subsidiaries or the Company as treasury stock (collectively, the “Cancelled Shares”) or (y) a Dissenting Company Stockholder and (ii) any Company Restricted Stock Award that is unvested and will not vest at the Effective Time (the treatment of which is described in this Proxy Statement)) will be cancelled and automatically converted into the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. The aggregate consideration payable to holders of shares of Class A Common Stock (including any Vested Company Stock Award) in the Public Merger will be approximately $291.3 million. Thereafter, each certificate or book-entry formerly representing any of the shares of Class A Common Stock will represent only the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. If the Mergers are completed, each share of Class B Common Stock will be cancelled and retired, for no consideration. However, holders of such shares of Class B Common Stock will receive consideration in cash (or, if the Rollover Condition (as defined in the section titled “The Mergers — Rollover Matters”) is satisfied and such holder is a Rollover Holder who elects to participate in the Rollover, equity interests of the HoldCos pursuant to the Rollover) in respect of corresponding Partnership Units as described in “The Merger Agreement – Merger Consideration; Treatment of Company Common Stock and Company Warrants; Treatment of Partnership Units; Treatment of Company Stock Awards” beginning on page 122, for aggregate consideration payable to such Partnership Unitholders (inclusive of the Contributed Value) of $167,367,690, which equates to approximately $6.90 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.
If the Public Merger is completed, each Company Warrant issued and outstanding immediately prior to the Effective Time will survive the Public Merger and remain outstanding but will, upon any subsequent exercise of such Company Warrant, be entitled to receive only the Warrant Consideration for each share of Company Common Stock for which such Company Warrant was exercisable immediately prior to the Closing. Alternatively, in accordance with the terms of the Company Warrants, the holder of any Company Warrant may notify the Surviving Corporation before the 30th day after the Closing Date that such holder is exercising the holder’s right to cause the Company to purchase such Company Warrant from such holder for the Black-Scholes Value (as defined in the applicable Company Warrant) of the remaining unexercised portion of such Company Warrant in accordance with its terms. The Company Warrants are exercisable for 4,338,015 shares of Class A Common Stock at an exercise price of $7.95 per share. Assuming no dividends are paid on the shares of Class A Common Stock prior to the Closing Date (which the Company is not permitted to do without Parent’s consent, as described in this Proxy Statement), this exercise price will not change. The estimated Black-Scholes Value is approximately $34 million.
If the LP Mergers are completed, each LP Class A Unit, LP Class A-1 Unit, LP Class E Unit, LP Class P Unit and LP Class P-4 Unit issued and outstanding immediately prior to the LP Mergers Effective Time that is vested at such time or that vests as a result of the consummation of the Transactions, in each case, in accordance with the limited partnership agreements of the Operating Partnerships and any applicable award agreement (other than (i) any Partnership Units held immediately prior to the LP Mergers Effective Time (x) by Parent, the Merger Subs or any of their subsidiaries or (y) in the treasury of the Operating Partnerships (collectively, the “Cancelled Units”), (ii) any Unvested Partnership Unit and (iii) any Rollover Interest) will be cancelled and converted automatically into the right to receive an amount in cash equal to its applicable LP Merger Consideration, without interest, less any applicable withholding taxes. Thereafter, each certificate or book-entry formerly representing any of the Partnership Units receiving LP Merger Consideration will represent only the right to receive the LP Merger Consideration, without interest, less any applicable withholding taxes, which equates to approximately $6.90 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.
If the LP Mergers are completed, each of the (i) Unvested Partnership Units, (ii) LP Profit Sharing Interests and (iii) LP Class C Units will be cancelled and retired for no consideration. Following the LP Mergers, all LP Class B Units issued and outstanding immediately prior to the LP Mergers Effective Time will continue to remain outstanding as LP Class B Units of the applicable Surviving Partnership, and the holder of such LP Class B Units that is the general partner of the Operating Partnerships immediately prior to the LP Mergers Effective Time will continue as the general partner of the Surviving Partnerships.
Purpose and Reasons of the Company for the Mergers; Recommendation of Our Board of Directors and the Special Committee; Fairness of the Mergers (page 79)
Special Committee
On July 23, 2023, the Special Committee, after careful consideration of various factors, including those described herein, and after consultation with the Special Committee’s independent legal and financial advisors, unanimously (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth therein, are fair to, advisable and in the best interests of the Company and the Company Stockholders and (ii) recommended that the Board of Directors (x) approve the Merger Agreement and the Transactions, (y) recommend the Merger Agreement be approved and adopted by the Company Stockholders and (z) instruct Holding Corp, in its capacity as general partner of the Operating Partnerships, to approve the Merger Agreement and the Transactions. On August 28, 2023, the Special Committee unanimously recommended that the Board of Directors re-affirm its recommendation to Company Stockholders with respect to the Merger Agreement and the Transactions.
Board of Directors
After careful consideration of, and based upon, the unanimous recommendation of the Special Committee, on July 23, 2023, the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth therein, are fair to, advisable and in the best interests of the Company and its stockholders; (ii) authorized and approved the Merger Agreement and the Company’s and each Operating Partnerships’ execution, delivery and performance thereof; (iii) instructed Holding Corp, in its capacity as general partner of the Operating Partnerships, to approve the Merger Agreement and the Transactions; (iv) directed that the Merger Agreement be submitted to the Company Stockholders for their consideration and adoption at the Special Meeting; and (iv) recommended that the Company Stockholders vote in favor of the adoption of the Merger Agreement. Furthermore, on August 30, 2023, the Board of Directors unanimously re-affirmed its recommendation that the Company Stockholders vote in favor of the adoption of the Merger Agreement.
The Board of Directors unanimously recommends that you vote:
1.	FOR the Merger Proposal;
2.	FOR the Non-Binding Compensation Proposal; and
3.	FOR the Adjournment Proposal.
For a discussion of the material factors considered by the Special Committee and the Board in reaching its conclusions, see the section titled “The Mergers — Purpose and Reasons of the Company for the Mergers; Recommendation of the Board of Directors and the Special Committee; Fairness of the Mergers,” beginning on page 79. In addition, in considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers have certain interests that may be different from, or in addition to, the interests of the Company Stockholders generally. See the section titled “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers,” beginning on page 107.

Opinions of Financial Advisors (page 93)
Opinion of PJT Partners LP (page 93 and Annex F)
PJT Partners LP (“PJT Partners”) was retained by the Special Committee to act as its financial advisor in connection with the Transactions and, upon the Special Committee’s request, to render its fairness opinion to the Special Committee in connection therewith. The Special Committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company. At a meeting of the Special Committee on July 23, 2023, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated July 23, 2023, to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Public Merger Consideration to be received by the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) in the Transactions was fair to such holders from a financial point of view.
The full text of PJT Partners’ written opinion delivered to the Special Committee, dated July 23, 2023, is attached as Annex F and incorporated into this Proxy Statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Special Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Special Committee, in its capacity as such, in connection with and for purposes of its evaluation of the Transactions only and PJT Partners’ opinion does not constitute a recommendation as to any action the Special Committee or the Board of Directors should take with respect to the Transactions or how any holder of Company Common Stock should vote or act with respect to the Transactions or any other matter. The summary of the PJT Partners opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion. For a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion, see the section titled “The Mergers — Opinions of Financial Advisors — Opinion of PJT Partners LP,” beginning on page 93.
Opinion of J.P. Morgan Securities LLC (page 100 and Annex G)
In connection with the Mergers, on July 23, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”), the Company’s financial advisor, delivered to the Board of Directors an oral opinion, which was confirmed by delivery of a written opinion dated July 23, 2023, to the effect that, as of July 23, 2023 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated July 23, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex G. The summary of J.P. Morgan’s opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of the written opinion. The holders of Class A Common Stock are urged to read the opinion in its entirety. J.P. Morgan provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Mergers. J.P. Morgan did not express any opinion as to the fairness of any consideration to be paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the Mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion is not a recommendation as to how any holder of Class A Common Stock should vote with respect to the approval of the Mergers or any other matter. For a description of the opinion that the Board of Directors received from J.P. Morgan, see the section titled “The Mergers — Opinions of Financial Advisors — Opinion of J.P. Morgan Securities LLC” beginning on page 93.

Regulatory Approvals and Related Matters (page 105)
Under the Merger Agreement, the Mergers cannot be completed until, among other things:
•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated;
•
receipt of the written confirmation from the FCA that it has approved, or the FCA having been treated as having approved, the requisite “change in control” arising from the Transactions pursuant to section 189(4) or (if applicable) section 189(6) of the Financial Services and Markets Act 2000 (“FSMA”) (the “FCA Approval”);

•
receipt of written approval from the SFC in accordance with section 132 of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) for Parent and any other person who will become a “substantial shareholder” (as defined in Section 6 of Part 1 of Schedule 1 to the SFO) of Sculptor Capital Management Hong Kong Limited (each, a “Substantial Shareholder”) as a result of the Mergers to become Substantial Shareholders, as required under section 131 of the SFO (the “SFC Approval”); and

•
the other closing conditions specified in the Merger Agreement have been satisfied (or waived by all parties if permissible under applicable law, except with respect to the Required Company Stockholder Approval (comprising the Company Stockholder Approval and the Company Non-Unitholder Stockholder Approval) and the approval of the Merger Agreement by Holding Corp, as general partner of each of the Operating Partnerships, which will not be waivable).

On August 4, 2023, the Company and Parent filed their respective notification and report forms under the HSR Act with respect to the Mergers with the Federal Trade Commission (the “FTC”) and Antitrust Division of the Department of Justice (the “DOJ”), which triggered the start of the HSR Act 30-day waiting period. The HSR Act waiting period expired at 11:59 P.M. (Eastern Time) on September 5, 2023. On August 11, 2023, Parent and each other proposed controller required to give notice under s178 of the FSMA submitted their respective notification forms to the FCA requesting FCA Approval. On August 15, 2023, the FCA confirmed that the notifications were considered to be complete for purposes of s179 of the FSMA, triggering the start of a sixty working day statutory assessment period (subject to a possible additional 30 working day interruption if further information were required). On August 23, 2023, Parent received written confirmation of the FCA Approval. On August 18, 2023, Parent and each other person who will become a Substantial Shareholder submitted their applications to the SFC as required under Section 131 of the SFO. On August 28, 2023, Parent received written confirmation that the SFC had accepted such applications. For a description of these regulatory matters, see “The Mergers — Regulatory Approvals and Related Matters” and “The Merger Agreement — Conditions to the Closing of the Mergers” beginning on page 105 and page 138, respectively.
Litigation Related to the Mergers (page 106)
The Company has received four demand letters (the “Disclosure Demand Letters”) from purported stockholders of the Company claiming that the preliminary proxy statement filed on August 21, 2023 contained material misstatements and omissions with respect to the discussion of the Mergers. In addition, two lawsuits have been filed by purported stockholders of the Company making similar allegations: Yale David v. Sculptor Capital Management, Inc. et al., No. 23-cv-07921 (S.D.N.Y. September 7, 2023); and Edward Edgerton v. Sculptor Capital Management, Inc., et al. No. 23-cv-07999 (S.D.N.Y. September 11, 2023) (together, the “Disclosure Complaints”). The Company believes that the disclosures set forth in the preliminary proxy statement comply with applicable law and that the allegations asserted in both the Disclosure Demand Letters and Disclosure Complaints are without merit.
On September 11, 2023, stockholder Gilles Beauchemin filed a purported class action against the Company and each of the Company’s directors in the Court of Chancery of the State of Delaware, captioned Gilles Beauchemin v. Marcy Engel, et al., No. 2023-0921- (Del. Ch. September 11, 2023) (the “Beauchemin Action”). The Beauchemin Action alleges, among other things, that the Board and Special Committee violated their fiduciary duties by refusing to waive certain restrictions in the standstill agreement, specifically by not allowing Bidder J to publicly respond to the Board’s characterization of its bid, or to directly present to the public stockholders a competing bid. The Beauchemin Action seeks, among other things, a preliminary and permanent injunction enjoining the Board and Special Committee from enforcing the terms of the standstill against Bidder J, and a preliminary and permanent injunction enjoining the Board and Special Committee from consummating the Transactions. The plaintiff in the Beauchemin Action has filed a motion for a preliminary injunction in furtherance of the same, and a motion to expedite seeking expedited relief from the court. The Company, Board and Special Committee deny any alleged wrongdoing, and intend to oppose the motions for expedition and a preliminary injunction and defend against the Beauchemin Action.
The Company has also received three books and records demands pursuant to 8 Del. C. § 220 (the “Section 220 Demands”), including one submitted by the Former EMD Group, seeking, among other things, meeting minutes concerning the Mergers or any strategic alternatives, all materials considered by the Board and Special Committee in connection with its consideration of the Mergers or any strategic alternatives, and communications from the Board, the Special Committee, and the Company’s management related to the same. The Company has sent a letter objecting to each of the Section 220 Demands. The Company has commenced production in response to the demands, and will produce additional records in response to the Section 220 Demands as deemed appropriate. The Company has entered into an NDA with each Section 220 shareholder, which governs the treatment of all materials produced in response to the Section 220 Demands.
Interests of the Directors and Executive Officers of the Company in the Mergers (page 107)
When considering the recommendation of the Board of Directors that you vote for the Merger Proposal, you should be aware that our directors and executive officers may have certain interests in the Mergers that are different from, or in addition to, your interests as a Company Stockholder generally. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the Merger Agreement, and in recommending that the Board of Directors (i) approve the Merger Agreement and the Transactions, (ii) recommend the Merger Agreement be approved and adopted by the Company Stockholders and (iii) instruct the general partner of the Operating Partnerships to approve the Merger Agreement and the Transactions. The Board of Directors was also aware of these interests in (i) approving the Merger Agreement and the Transactions, (ii) recommending that the Merger Agreement be approved and adopted by the Company Stockholders and (iii) instructing the general partner of the Operating Partnerships to approve the Merger Agreement and the Transactions. These interests include the following:
•
with respect to Company Stock Awards held by the Company’s executive officers, the accelerated vesting and cash out of a portion of certain Company Performance Awards at the Effective Time, with the unvested portion of Company Restricted Stock Awards and Company RSU Awards converted into restricted cash awards based on the Public Merger Consideration, which will vest and be paid on an accelerated basis upon certain qualifying terminations of employment following the Effective Time;

•	for certain of the Company’s directors, the accelerated vesting of Company RSU Awards at the Effective Time;
•	the accelerated vesting and payment of outstanding DCI awards upon a qualifying termination that occurs within 12 months following the Effective Time;
•
in the event of a qualifying termination, the right of Mr. Levin to receive an Annual Fund Performance Payment for the year in which the termination occurs and, if so elected by the Operating Partnerships, a payment in exchange for an increase in the duration of his non-compete period from one to two years, in each case, in accordance with the terms of his partner agreements with the Operating Partnerships;

•
Mr. Levin has entered into a letter agreement with Parent, which sets forth the terms of Mr. Levin’s role and compensation following the Closing and includes a mutual release of claims, in each case, subject to certain exceptions;

•
the Company’s executive officers are eligible to be granted restricted shares and restricted stock units of Parent under a retention program established by Parent, with Mr. Levin receiving a $5 million award under such program;

•
the Company’s executive officers are eligible to participate in a long-term incentive program established by Parent for certain members of the Company’s leadership team who support the Company’s business following the Closing;

•	certain executive officers that are holders of LP Class A Units and LP Class A-1 Units may be entitled to payments under the TRA;
•
continued indemnification and directors’ and officers’ liability insurance (see “The Merger Agreement — Additional Agreements — Indemnification of Officers and Directors” beginning on page 136 for a description of this continued liability insurance);

•
with respect to the director of the Board designated by Delaware Life Insurance Company (“Delaware Life”), (i) upon consummation of the Transactions, certain existing loans made to the Company by Delaware Life will be repaid, and Delaware Life will be entitled to receive certain payments in consideration of the Company Warrants, and (ii) such director and his firm provide investment advice to Delaware Life in respect of certain of its investments, including but not limited to the foregoing loans to the Company and the Company Warrants, in exchange for management fees and incentive compensation based on the performance of those investments as a whole;

•
the cancellation, for no consideration, of unvested Company Performance Awards that did not vest upon the Effective Time and would not reasonably be expected to vest based on the value of the Public Merger Consideration;

•
the receipt of $0 for each LP Class E Unit, which were originally allocated to certain executive officers in connection with a reduction in annual compensation or in the ordinary course as annual bonus compensation or long term retention compensation, and which will be cancelled for no consideration upon the LP Mergers Effective Time under the terms of the limited partnership agreements of the Operating Partnerships based on the value of the Public Merger Consideration; and

•
the fact that in the absence of the Mergers and the Transactions, Partnership Unitholders (including the executive officers) would have been eligible to receive future distributions on their LP Class A Units, LP Class E Units and LP Class P Units upon termination of the “Distribution Holiday” to the extent that such partnership units would have participated in any such distribution under the terms of the limited partnership agreements of the Operating Partnerships.

Treatment of Company Stock Awards (page 107)
Company Performance Awards
At the Effective Time, (i) each Company Performance Award that is outstanding immediately prior to the Effective Time and is permitted to be cancelled pursuant to its terms in effect on the date of the Merger Agreement will be cancelled and retired without any conversion thereof and will cease to exist and no payment will be made in respect thereof and (ii) each Vested Company Performance Award will be converted into the right to receive an amount in cash (without interest and subject to applicable withholdings) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such Vested Company Performance Award immediately prior to the Effective Time by (y) the Public Merger Consideration (the “Vested Performance Consideration”).
Company RSU Awards
At the Effective Time, (i) each Vested Company RSU Award will be converted into the right to receive an amount in cash (without interest and subject to applicable withholdings) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such Vested Company RSU Award immediately prior to the Effective Time by (y) the Public Merger Consideration (the “Vested RSU Consideration”) and (ii) each unvested Company RSU Award outstanding as of the Effective Time will automatically be cancelled and converted into a restricted cash award (“Converted RSU Award”) with a cash value equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such Converted RSU Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration. Each Converted RSU Award will be subject to substantially the same terms and conditions as applied to the corresponding unvested Company RSU Award immediately prior to the Effective Time and will be paid (without interest and subject to applicable withholdings) promptly upon vesting (the “Unvested RSU Consideration” and, together with the Vested RSU Consideration, the “RSU Consideration”).

Company Restricted Stock Awards
At the Effective Time, (i) each Vested Company Restricted Stock Award will be treated as Class A Common Stock and will be converted into the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes (the “Vested Restricted Stock Consideration”) and (ii) each unvested Company Restricted Stock Award outstanding as of the Effective Time will automatically be cancelled and converted into a restricted cash award (“Converted Restricted Stock Award”) with a cash value equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such unvested Company Restricted Stock Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration. Each Converted Restricted Stock Award will be subject to substantially the same terms and conditions as applied to the corresponding unvested Company Restricted Stock Award immediately prior to the Effective Time and will be paid (without interest and subject to applicable withholdings) promptly upon vesting (the “Unvested Restricted Stock Consideration” and, together with the Vested Restricted Stock Consideration, the “Restricted Stock Consideration”).
Financing of the Mergers (page 115)
We anticipate that the total amount of funds necessary to complete the Mergers and the Transactions will be approximately $642 million, including the funds needed to:
•	pay the Company Stockholders and Partnership Unitholders the amounts due to them under the Merger Agreement;
•
repay in full the Company Credit Agreement and pay the Warrant Consideration per share of Company Common Stock for which each Company Warrant is exercisable immediately prior to the Closing or, if such right is exercised by the holders of the Company Warrants, the Black-Scholes Value of the remaining unexercised portion of the applicable Company Warrant; and

•	pay amounts that will become payable in respect of Converted Restricted Stock Awards and Converted RSUs, assuming the vesting thereof.
This total amount is expected to be funded through cash on hand and available liquidity of Parent. The closing of the Mergers is not conditioned upon Parent obtaining any financing.
Rollover Matters (page 115)
The Rollover Holders may be offered the opportunity to enter into a Rollover Agreement with Parent and the HoldCos pursuant to which, among other things, each Rollover Holder would agree, subject to the terms and conditions set forth in the Rollover Agreement, immediately prior to the LP Mergers Effective Time, and conditioned upon the Closing (including the consummation of the Mergers), to contribute its Rollover Interests to each of the HoldCos, and each HoldCo will accept the Rollover Interests from each such Rollover Holder, in exchange for a number of equity interests in such HoldCo having an aggregate value equal to the Contributed Value.
However, Parent’s obligation to proceed with the Rollover is conditioned, among other conditions, upon Rollover Holders with Rollover Interests having an aggregate Contributed Value of no less than 50% of the total value of all of the LP Class A Units and LP Class A-1 Units electing to participate in the Rollover (the “Rollover Condition”), which Rollover Condition may be waived in Parent’s sole discretion. Additionally, the transaction documents provide that if any member of the Former EMD Group makes any communication to any third party that, among other things, criticizes, disparages or creates a negative impression of the Transactions, Parent or the Company, then Parent will have no obligation to offer the Rollover to the Former EMD Group.
Dissenters’ Rights (page 115)
Pursuant to Section 262 of the DGCL, Dissenting Company Stockholders will be entitled to seek appraisal of their shares of Class A Common Stock in connection with the Public Merger under Section 262 of the DGCL. The “fair value” of such shares as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the Public Merger Consideration.
The right to seek appraisal will be lost if a Company Stockholder votes FOR the Merger Proposal. However, abstaining or voting against the Merger Proposal is not in itself sufficient to perfect appraisal rights because additional actions must also be taken to perfect such rights. To exercise appraisal rights, Company Stockholders who wish to exercise the right to seek an appraisal of their shares of Class A Common Stock must so advise the Company by submitting a written demand for appraisal to the Company prior to the taking of the vote on the Merger Proposal at the Special Meeting, and must otherwise strictly follow the applicable procedures and requirements prescribed by Section 262 of the DGCL. A Person having a beneficial interest in shares of Company Common Stock held of record in the name of another Person, such as a bank, broker or other nominee, may perfect appraisal rights in such Person’s name if such beneficial owner continuously owns such shares through the Effective Time and otherwise satisfies the requirements applicable to Company Stockholders of record under Section 262(a) of the DGCL. In addition, the beneficial owner must (1) reasonably identify in his, her or its demand the holder of record of the shares of Class A Common Stock for which the demand is made, (2) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the verified list of Persons who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. In addition, under Section 262 of the DGCL, the Delaware Court of Chancery will dismiss any appraisal proceedings as to all Company Stockholders who have perfected their appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Class A Common Stock or (2) the value of the Public Merger Consideration multiplied by the total number of shares of Class A Common Stock entitled to appraisal exceeds $1 million. In view of the complexity of Section 262 of the DGCL, Company Stockholders that may wish to pursue appraisal rights are urged to consult their legal and financial advisors.
Material U.S. Federal Income Tax Consequences of the Public Merger (page 118)
The receipt of cash by a U.S. Holder (as defined under “The Mergers — Material U.S. Federal Income Tax Consequences of the Public Merger” beginning on page 118) in exchange for such U.S. Holder’s shares of Class A Common Stock in the Public Merger (or receipt of cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other non-U.S. tax laws. Accordingly, a U.S. Holder will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the Public Merger Consideration received by such U.S. Holder in the Public Merger (or cash received upon exercise of appraisal rights) and (ii) such U.S. Holder’s adjusted tax basis in the shares of Class A Common Stock exchanged therefor. A Company Stockholder that is a Non-U.S. Holder (as defined under “The Mergers — Material U.S. Federal Income Tax Consequences of the Public Merger” beginning on page 118), generally will not be subject to U.S. federal income tax on any gain recognized in connection with the Public Merger unless such Non-U.S. Holder has certain connections with the United States. However, the tax consequences of the Public Merger to a Company Stockholder will depend on the stockholder’s particular circumstances, and Company Stockholders should consult their own tax advisors to determine the particular tax consequences to them of the Public Merger (including the application of any U.S. federal non-income, state, local or non-U.S. tax laws). For further information about the material U.S. federal income tax consequences of the Public Merger, see “The Mergers — Material U.S. Federal Income Tax Consequences of the Public Merger” beginning on page 118 of this Proxy Statement.
The Merger Agreement (page 121)
No Solicitation (page 130)
The Merger Agreement generally restricts the Company’s ability to:
•
solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information relating to any Acquired Company) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Acquired Companies to, or afford access to the books or records or officers of the Acquired Companies to any third party, in each case, with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal;

•
grant any waiver, amendment or release of any third party under any “standstill” or confidentiality agreement; provided that the Company will be permitted to grant a waiver of or terminate any “standstill” or similar agreement or obligation of any third party to the extent such agreement or obligations prohibits a confidential proposal being made to the Board of Directors or the Special

Committee if the Board of Directors (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its outside financial and outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;
•
approve, endorse recommend or enter into, or publicly propose to approve, endorse recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other contract with respect to any Acquisition Proposal other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”);

•
take any action to exempt any third party from restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable anti-takeover statute or regulation (each, a “Takeover Statute”) or otherwise cause such restrictions not to apply; or

•	resolve, agree, authorize or commit to do any of the foregoing.
For a further discussion of the limitations on solicitation of acquisition inquiries and Acquisition Proposals from third parties, see “The Merger Agreement — Additional Agreements — No Solicitation” beginning on page 130.
Adverse Recommendation Change (page 132)
Prior to the adoption of the Merger Agreement by the Required Company Stockholder Approval, if the Company receives a bona fide written Acquisition Proposal not resulting from a material breach of the applicable terms of the Merger Agreement that the Board (acting upon the recommendation of the Special Committee) has determined in good faith (after consultation with its outside financial and outside legal advisors) (i) constitutes, or is reasonably expected to lead to, a Superior Proposal and (ii) failure to take the foregoing actions would be inconsistent with the Board’s fiduciary duties, the Company may (x) enter into an Acceptable Confidentiality Agreement with such third party and/or its affiliates and Representatives and, subject to the terms and conditions of such Acceptable Confidentiality Agreement, furnish non-public information and afford access to the books or records or officers of the Acquired Companies to such third party and its affiliates and Representatives and (y) engage in discussions and negotiations with such third party and its affiliates and Representatives regarding such Acquisition Proposal, subject to prompt notification to Parent of such actions and provision to Parent of any non-public information concerning the Acquired Companies made available to such third party and not previously made available to Parent.
The Special Committee and the Board generally are not permitted under the Merger Agreement to change the Board’s recommendation to the Company Stockholders to adopt the Merger Agreement. However, prior to the adoption of the Merger Agreement by the Required Company Stockholder Approval, the Special Committee and the Board, acting on the recommendation of the Special Committee, are permitted to make an Adverse Recommendation Change (as defined in the section titled “The Merger Agreement — Additional Agreements — Adverse Recommendation Change”) in response to certain unforeseen, intervening events or to accept a Superior Proposal if, in either case, and among things, the Company has provided Parent with a Notice of Adverse Recommendation Change (as defined in the section titled “The Merger Agreement — Additional Agreements — Adverse Recommendation Change”) or a Notice of Intervening Event (as defined in the section titled “The Merger Agreement — Additional Agreements — Adverse Recommendation Change”), and for a three business day period following delivery thereof and prior to effecting an Adverse Recommendation Change, the Company has negotiated in good faith with Parent and its Representatives, to the extent desired by Parent, to make amendments to the terms and conditions of the Merger Agreement and related documents such that the Superior Proposal would cease to constitute a Superior Proposal or, in the case of an Adverse Recommendation Change that is not related to a Superior Proposal, that failure to make such Adverse Recommendation Change could reasonably be expected to be inconsistent with its fiduciary duties under applicable law.
For more information, see “The Merger Agreement — Additional Agreements — Adverse Recommendation Change” beginning on page 132.
Client Consents (page 135)
The Company has agreed, and has agreed to cause its subsidiaries to, use reasonable best efforts to obtain, as promptly as reasonably practicable following the date of the Merger Agreement, the Client Consents pursuant to the procedures set forth in the Merger Agreement. In connection with obtaining such Client Consents, the Company has agreed to take reasonable steps to keep Parent promptly informed of the status of obtaining such

Client Consents (including the receipt of written notice from any investor in any Client that such investor is not providing its consent to the consummation of the Transactions) and, upon Parent’s reasonable request, make available to Parent copies of any executed Client Consents and related materials.
Parent has agreed to cooperate and use reasonable best efforts to assist the Company in all reasonable respects in connection with the seeking of the Client Consents (including by promptly providing any information reasonably requested by the Company in connection therewith with respect to Parent or its affiliates).
Employee Matters (page 137)
With respect to benefit plans (excluding any defined benefit pension or retiree benefit plans) maintained by Parent or any of its subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits and vesting, the service of each employee of the Acquired Companies who is employed by the Acquired Companies who continues to be employed at the Closing with Parent, the Surviving Corporation, the Surviving Partnerships or any of their subsidiaries (“Continuing Employees”) with the Company or any of its subsidiaries, as reflected in the Company’s records, will be treated as service with Parent or any of its subsidiaries (including the Surviving Corporation); provided, however, that such service will not be recognized to the extent that such recognition would result in any duplication of benefits.
Parent will, or will cause one of its subsidiaries (including the Surviving Corporation) to, use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods were not satisfied or waived under the corresponding benefit plans of the Company in which such Continuing Employee participated immediately prior to the Effective Time. Parent will, or will cause one of its subsidiaries (including the Surviving Corporation), to use reasonable best efforts to recognize, or cause to be recognized, in the plan year in which the Closing occurs, the dollar amount of all co-payments, deductibles and similar expenses incurred and paid by each Continuing Employee (and his or her eligible dependents) and credited under the benefit plan of the Company that is a group health plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the corresponding group health benefit plan of Parent or one of its subsidiaries in which such Continuing Employee (and dependents) participates from and after the Effective Time.
Conditions to the Closing of the Mergers (page 138)
The obligations of the Company, the Operating Partnerships, Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction (or waiver by all parties if permissible under applicable law, except with respect to the first bullet below which will not be waivable), at or prior to the Closing Date, of the following conditions:
•
the Required Company Stockholder Approval (comprising the Company Stockholder Approval and the Company Non-Unitholder Stockholder Approval) and the approval of the Merger Agreement by Holding Corp, as general partner of each of the Operating Partnerships, having been obtained;

•
(i) the expiration or termination of any applicable waiting periods under the HSR Act and (ii) the FCA Approval and the SFC Approval having been obtained (see the section titled “The Mergers — Regulatory Approvals and Related Matters” beginning on page 105); and

•	no law or order, whether preliminary, temporary or permanent, will be in effect that enjoins, prevents, prohibits or makes illegal the consummation of the Transactions.
The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction or waiver by Parent of the following additional conditions at or prior to the Closing Date:
•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the Company;
•
the Company and the Operating Partnerships having performed in all material respects all of the covenants and obligations of the Merger Agreement required to be performed and complied with by such parties at or prior to the Closing;

•	the receipt of Client Consents representing at least 85% of such parties’ revenue run rate (subject to certain adjustments as set forth in the Merger Agreement);
•
since the date of the Merger Agreement, no Company Material Adverse Effect (as defined in the section titled “The Merger Agreement — Representations and Warranties”) having occurred that is continuing; and

•	the delivery of a certificate signed by an executive officer of the Company certifying each of the above conditions having been satisfied.
The obligations of the Company to consummate the Mergers are subject to the satisfaction or waiver by the Company of the following additional conditions at or prior to the Closing Date:
•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of Parent and the Merger Subs;
•
the Company and the Merger Subs having performed in all material respects all of the covenants and obligations of the Merger Agreement required to be performed and complied with by such parties at or prior to the Closing; and

•	the delivery of a certificate signed by an officer of Parent certifying each of the above conditions having been satisfied.
Termination of the Merger Agreement (page 140)
In general, the Merger Agreement may be terminated in accordance with the specific termination rights enumerated therein at any time prior to the effective times of the Mergers, whether before or after approval of the Merger Proposal by the Company Stockholders. See “The Merger Agreement — Termination of the Merger Agreement — Termination” beginning on page 140 for more information about the circumstances in which either the Company or Parent could terminate the Merger Agreement.
Termination Fees (page 141)
Under the Merger Agreement, the Company may be required to pay Parent a termination fee in the amount of $16,576,819 or reimburse up to $5,100,560 of Parent’s expenses if the Merger Agreement is terminated under specified circumstances. For information about when the Company must pay this fee, see “The Merger Agreement — Termination Fees” beginning on page 141.
Specific Performance (page 142)
In the event of any breach or threatened breach by a party of the Merger Agreement, the other party will be entitled to, without proof of actual damages (and in addition to any other remedy to which such other party may be entitled at law or in equity) or the requirement to post a bond or other security: (a) an injunction or injunctions preventing such breaches; and (b) specific performance or other equitable relief to enforce the terms and provisions of the Merger Agreement. The parties have agreed that neither party will oppose the granting of such injunction, specific performance or other equitable remedy on the basis that the other party has an adequate remedy at law or assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason or that a remedy of monetary damages would provide an adequate remedy.
Fees and Expenses (page 142)
Except as otherwise specifically provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated. However, if the Transactions are not consummated, Parent will pay all fees and expenses in connection with any financing arrangements incurred or contemplated to be incurred as reasonably requested by Parent. The Acquired Companies will pay all transfer taxes and file all tax returns and other documentation, at its expense, with respect to such transfer taxes.
Voting Agreements (page 143)
In connection with the execution of the Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with each of the Specified Stockholders. As of the Record Date, the Specified Stockholders collectively controlled approximately [•]% of the total voting power of the Company’s outstanding voting stock.

The Specified Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to vote their respective shares of Company Common Stock as follows:
•	in favor of the Merger Proposal and any other transactions or matters expressly contemplated by the Merger Agreement at any stockholder meeting at which such vote is requested;
•
against any Acquisition Proposal or any other transaction, proposal, agreement or action that would or would reasonably expected to (i) prevent or delay the consummation of the Transactions, including the Mergers, or (ii) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any Specified Stockholder contained in the Voting Agreement; and

•	in favor of any other matter necessary to the consummation of the Transactions, including the Mergers.
In addition, under the Voting Agreement, each Specified Stockholder has agreed not to transfer or dispose of any shares of Company Common Stock or other securities of the Acquired Companies, except for permitted transfers, during the term of the Voting Agreement. The Specified Stockholders also agreed to adhere to certain non-solicitation restrictions. See “Voting Agreements” beginning on page 143.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS
The Board of Directors is soliciting proxies to be voted at the Special Meeting. The following questions and answers are intended to address briefly some commonly asked questions regarding the Mergers, the Merger Agreement, the other agreements described herein and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company Stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this Proxy Statement, the appendices to this Proxy Statement and the documents incorporated by reference or referred to in this Proxy Statement, which you should read carefully and in their entirety.
Q:	Why am I receiving these materials?
A:
The Board is furnishing this Proxy Statement and form of proxy and voting instructions to the Company Stockholders in connection with the solicitation of proxies to be voted at the Special Meeting or at any adjournment or postponement of the Special Meeting.

Q:	When and where is the Special Meeting?
A:
The Special Meeting will be held virtually on [•], 2023 at [•] A.M. Eastern time, at www.virtualshareholdermeeting.com/SCU2023SM. The Company is conducting the Special Meeting solely online via the Internet through a live webcast and online stockholder tools.

Q:	Who is entitled to vote at the Special Meeting?
A:
Only Company Stockholders of record as of the close of business on [•], 2023 are entitled to receive notice of, and to vote at, the Special Meeting. Each Company Stockholder is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Class A Common Stock and share of Class B Common Stock that such Company Stockholder owned as of the Record Date.

Pursuant to a February 7, 2019 governance agreement between the Company, Daniel S. Och (in his capacity as an individual, and in his capacity as the sole member of the Class B Shareholders Committee (as such term is defined in the Class B Shareholders Agreement)) and certain of the Company’s subsidiaries, 436,810 shares of Class B Common Stock that relate to the LP Class A-1 Units, which represent less than 1% of the total aggregate voting power of the Company’s outstanding voting stock, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.
In addition, in connection with the execution of the Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with each of the Specified Stockholders, pursuant to which, among other things, each Specified Stockholder agreed to vote all shares of Company Common Stock held by such Specified Stockholder in favor of the Merger Proposal at the Special Meeting. As of the Record Date, the Specified Stockholders collectively controlled approximately [•]% of the total voting power of the Company’s outstanding voting stock. The vote of the Specified Stockholders will not be counted towards satisfaction of the Company Non-Unitholder Stockholder Approval. For more information, see “Voting Agreements” beginning on page 143.
Q:	What is the difference between shares of Class A Common Stock and shares of Class B Common Stock?
A:
Our shares of Class A Common Stock are listed on the NYSE. The holders of shares of Class A Common Stock, including restricted Class A shares, are entitled to one vote per share. The shares of Class A Common Stock will vote together with the shares of Class B Common Stock on each matter submitted to a vote of Company Stockholders at the Special Meeting, except the Company Non-Unitholder Stockholder Approval in respect of the Merger Proposal, which requires the vote of only Non-Unitholder Stockholders.

Our shares of Class B Common Stock are held by our Partnership Unitholders. They have no economic rights (and therefore no rights to any dividends or distributions we may pay) in the Company and are not publicly traded, but rather entitle the holders to one vote per share together with holders of shares of Class A Common Stock. The shares of Class B Common Stock are intended solely to provide our Partnership Unitholders with voting interests in the Company commensurate with their economic interests in the Operating Partnerships. For purposes of the Special Meeting, as described above, the vote of holders of Class B Common Stock will not be counted towards the satisfaction of the Company Non-Unitholder Stockholder Approval in respect of the Merger Proposal, which requires the vote of only Non-Unitholder Stockholders.

Q:	May I attend the Special Meeting and vote in person?
A:
The Company is hosting the Special Meeting virtually. There will be no physical location for Company Stockholders to attend. Company Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/SCU2023SM and entering your 16-digit control number as provided in your proxy materials.

•
Company Stockholders of record: If you were a Company Stockholder of record as of the Record Date, in order to participate in the Special Meeting, you will need your control number included on the proxy card or the voting instruction form previously distributed to you. If you are a Company Stockholder of record, you may vote electronically during the Special Meeting using your control number by following the instructions available at www.proxyvote.com.

•
Company Stockholders holding shares through a broker, bank or other nominee: If your shares of Company Common Stock are held through a broker, bank or other nominee and you do not have a control number, in order to participate in the Special Meeting, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Company Common Stock you held as of the Record Date, your name and email address. If your shares of Company Common Stock are held through a broker, bank or other nominee, you must obtain the appropriate documents from your broker, bank, or nominee, giving you the right to vote the shares at the Special Meeting.

Instructions on how to attend and participate in the Special Meeting via the webcast are available at www.virtualshareholdermeeting.com/SCU2023SM.
You should ensure that you have a strong Internet connection and allow plenty of time to log in and ensure that you can hear streaming audio. You may begin to log in to the virtual-only meeting platform 15 minutes prior to the start of the Special Meeting. We will offer live technical support for all Company Stockholders attending the meeting. Technical support phone numbers will be available on the virtual-only meeting platform.
Q:	What am I being asked to vote on at the Special Meeting?
A:	At the Special Meeting, you will be asked:
1.	to vote FOR the Merger Proposal;
2.	to vote FOR the Non-Binding Compensation Proposal; and
3.	to vote FOR the Adjournment Proposal.
Q:	What are the Mergers and what effects will they have on the Company?
A:
The Mergers are the transactions through which Parent will acquire the Acquired Companies pursuant to the Merger Agreement. If the Merger Proposal is approved by the Company Stockholders as described in this Proxy Statement and the other closing conditions set forth in the Merger Agreement have been satisfied or waived, (i) Merger Sub Inc. will merge with and into the Company, (ii) Merger Sub I will merge with and into Capital LP, (iii) Merger Sub II will merge with and into Advisors LP and (iii) Merger Sub III will merge with and into Advisors II LP. Upon completion of the Mergers, each of the Merger Subs will cease to exist and each of the Company, Capital LP, Advisors LP and Advisors II LP will continue as the Surviving Corporation or Surviving Partnership, as applicable, and become a direct or indirect subsidiary of Parent. Following the Mergers, there will be no further market for our shares of Class A Common Stock, and the Company will de-list the shares of Class A Common Stock from the NYSE and de-register under the Exchange Act as soon as reasonably practicable following the effective times of the Mergers. At such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the Mergers are completed, you will not own any shares of the Surviving Corporation or Partnership Units of the Surviving Partnerships. If the Rollover Condition is satisfied or waived, a Rollover Holder who elects to participate in the Rollover will own equity interests of the HoldCos having an aggregate value equal to the Contributed Value of its Rollover Interests.

Q:	What will I receive if the Mergers are completed?
A:	If the Public Merger is completed, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, Dissenting Shares or unvested

Company Restricted Stock Awards) will be cancelled and automatically converted into the right to receive an amount in cash equal to $11.15 (the “Public Merger Consideration”), without interest, less any applicable withholding taxes. The aggregate consideration payable to holders of shares of Class A Common Stock (including any Vested Company Stock Award) in the Public Merger will be approximately $291.3 million. Thereafter, each certificate or book-entry formerly representing any of the shares of Class A Common Stock will represent only the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. If the Mergers are completed, each share of Class B Common Stock will be cancelled and retired, for no consideration. However, holders of such shares of Class B Common Stock will receive consideration in cash (or, if the Rollover Condition is satisfied or waived and such holder is a Rollover Holder who has elected to participate in the Rollover, equity interests of the HoldCos pursuant to the Rollover) in respect of corresponding Partnership Units as described in “The Merger Agreement – Merger Consideration; Treatment of Company Common Stock and Company Warrants; Treatment of Partnership Units; Treatment of Company Stock Awards” beginning on page 122, for aggregate consideration payable to such Partnership Unitholders (inclusive of the Contributed Value) of $167,367,690, which equates to approximately $6.90 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.
If the Public Merger is completed, each Company Warrant issued and outstanding immediately prior to the Effective Time will survive the Public Merger and remain outstanding but will, upon any subsequent exercise of such Company Warrant, be entitled to receive only the Warrant Consideration for each share of Company Common Stock for which such Company Warrant was exercisable immediately prior to the Closing. Alternatively, in accordance with the terms of the Company Warrants, the holder of any Company Warrant may notify the Surviving Corporation before the 30th day after the Closing Date that such holder is exercising the holder’s right to cause the Company to purchase such Company Warrant from such holder for the Black-Scholes Value (as defined in the applicable Company Warrant) of the remaining unexercised portion of such Company Warrant in accordance with its terms. The Company Warrants are exercisable for 4,338,015 shares of Class A Common Stock at an exercise price of $7.95 per share. Assuming no dividends are paid on the shares of Class A Common Stock prior the Closing Date (which the Company is not permitted to do without Parent’s consent, as described in this Proxy Statement), this exercise price will not change. The estimated Black-Scholes Value is approximately $34 million.
If the LP Mergers are completed, each LP Class A Unit, LP Class A-1 Unit, LP Class E Unit, LP Class P Unit and LP Class P-4 Unit issued and outstanding immediately prior to the LP Mergers Effective Time that is vested at the LP Mergers Effective Time or that vests as a result of the consummation of the Transactions, in each case, in accordance with the limited partnership agreements of the Operating Partnerships and any applicable award agreement (other than the Cancelled Units, any Unvested Partnership Unit and any Rollover Interests) will be cancelled and converted automatically into the right to receive an amount in cash equal to its applicable LP Merger Consideration, without interest, less any applicable withholding taxes. Thereafter, each certificate or book-entry formerly representing any of the Partnership Units receiving LP Merger Consideration will represent only the right to receive the LP Merger Consideration, without interest, less any applicable withholding taxes, which equates to approximately $6.90 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.
If the LP Mergers are completed, each of the (i) Unvested Partnership Units, (ii) LP Profit Sharing Interests and (iii) LP Class C Units will be cancelled and retired for no consideration. Following the LP Mergers, all LP Class B Units issued and outstanding immediately prior to the LP Mergers Effective Time will continue to remain outstanding as LP Class B Units of the applicable Surviving Partnership and the holder of such LP Class B Units that is the general partner of the Operating Partnerships immediately prior to the LP Mergers Effective Time will continue as the general partner of the Surviving Partnerships.
Q:	How does the Public Merger Consideration compare to the market price of the shares of Class A Common Stock prior to the public announcement of the Merger Agreement?
A:
The Public Merger Consideration represents a premium of approximately 18% over the closing price of the Class A Common Stock on July 21, 2023 (the last trading day before the date that the Merger Agreement was signed) and a premium of approximately 31% over the unaffected closing price of the Class A Common Stock on November 17, 2022 (the day prior to the Company’s announcement of the formation of the Special Committee).

Q:	What do I need to do now?
A:
We encourage you to read this Proxy Statement, the appendices to this Proxy Statement, including the Merger Agreement, and the documents we refer to in this Proxy Statement carefully and consider how the Mergers affect you. Whether or not you plan to attend the Special Meeting virtually, please submit your proxy as soon as possible, whether over the Internet, by telephone or by completing, signing and returning the enclosed proxy card by mail in the prepaid reply envelope. If you hold your shares of Company Common Stock through a broker, bank or other nominee, the availability of telephonic or Internet voting will depend on the voting processes of your broker, bank or other nominee. Please check with your broker, bank or other nominee and follow the voting procedures your broker, bank or other nominee provides to vote your shares of Company Common Stock. If you are a beneficial owner of shares held in the name of a broker, bank or other nominee, and would like to vote via webcast at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from such broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Special Meeting to obtain this “legal proxy” from the holder of record.

Q:	Should I send in my Class A share certificates or Partnership Unit certificates now?
A:
No. Promptly after the Mergers are completed, under the terms of the Merger Agreement, holders of record of (i) Class A Common Stock as of the Effective Time and (ii) Partnership Units as of LP Mergers Effective Time the will receive a letter of transmittal with instructions for use in surrendering their certificates in exchange for the Public Merger Consideration or LP Merger Consideration, as applicable. You should use and return the letter of transmittal to exchange your Class A Common Stock certificates or Partnership Unit certificates for the cash payment to which you are entitled upon completion of the Mergers. Please do not send in your share or unit certificates now.

Q:	What happens if I sell or otherwise transfer my shares of Class A Common Stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Mergers are expected to be completed. If you sell or transfer your shares of Class A Common Stock after the Record Date, but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the Person to whom you sell or otherwise transfer your shares of Class A Common Stock and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Public Merger Consideration, if the Mergers are completed, to the Person to whom you sell or transfer your shares of Class A Common Stock, but you will retain your right to vote these shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Class A Common Stock after the Record Date, we encourage you to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q:	How does the Board of Directors recommend that I vote?
A:
After careful consideration of, and based upon, the unanimous recommendation of the Special Committee, the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth therein, are fair to, advisable and in the best interests of the Company and its stockholders; (ii) authorized and approved the Merger Agreement and the Company’s and each Operating Partnerships’ execution, delivery and performance thereof; (iii) instructed Holding Corp, in its capacity as general partner of the Operating Partnerships, to approve the Merger Agreement and the Transactions; (iv) directed that the Merger Agreement be submitted to the Company Stockholders for their consideration and adoption at the Special Meeting; and (iv) recommended that the Company Stockholders vote in favor of the adoption of the Merger Agreement. The Board of Directors unanimously recommends that you vote:

1.	FOR the Merger Proposal;
2.	FOR the Non-Binding Compensation Proposal; and
3.	FOR the Adjournment Proposal.

For a discussion of the factors that the Board considered in determining to recommend the proposals, please see “The Mergers — Purpose and Reasons of the Company for the Mergers; Recommendation of the Board of Directors and the Special Committee; Fairness of the Mergers” beginning on page 79.
Q:	Will the Company continue to pay a quarterly dividend?
A:
Under the terms of the Merger Agreement, during the period prior to the Closing Date, the Company is not permitted to declare or pay dividends on the shares of its Class A Common Stock, unless the Company obtains the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed). See “The Merger Agreement — Conduct of the Company Pending the Public Merger” beginning on page 128.

Q:	What happens if the Mergers are not completed?
A:
If the Merger Proposal is not approved by the Company Stockholders or if the Mergers are not completed for any other reason, the Company Stockholders and the Partnership Unitholders will not receive any payment for their shares of Class A Common Stock or Partnership Units, respectively. Instead, the Company will remain a public company, our Class A Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. See “The Mergers — Effect on the Company if the Mergers Are Not Completed” beginning on page 36, “The Mergers — Purpose and Reasons of the Company for the Mergers; Recommendation of the Board of Directors and the Special Committee; Fairness of the Mergers,” beginning on page 79 and “Additional Information” beginning on page 152.

In addition, under specified circumstances, the Company may be required to pay Parent a termination fee or reimburse up to a specified amount of Parent’s expenses upon the termination of the Merger Agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 141.
Q:	Do any of the Company’s directors or officers have interests in the Mergers that may differ from those of the Company Stockholders generally?
A:
Yes. When considering the recommendation of the Board of Directors that you vote for the Merger Proposal, you should be aware that our directors and executive officers may have certain interests in the Mergers that are different from, or in addition to, your interests as a Company Stockholder generally. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the Merger Agreement, and in recommending that the Board of Directors (i) approve the Merger Agreement and the Transactions, (ii) recommend the Merger Agreement be approved and adopted by the Company Stockholders and (iii) instruct the general partner of the Operating Partnerships to approve the Merger Agreement and the Transactions. The Board of Directors was also aware of these interests in (i) approving the Merger Agreement and the Transactions, (ii) recommending that the Merger Agreement be approved and adopted by the Company Stockholders and (iii) instructing the general partner of the Operating Partnerships to approve the Merger Agreement and the Transactions. For a description of the interests of our directors and executive officers in the Mergers, see “The Mergers - Interests of the Directors and Executive Officers of the Company in the Mergers” beginning on page 107.

Q:	What vote is required to approve the Merger Proposal?
A:
Approval of the Merger Proposal requires the affirmative vote of holders representing a majority of the aggregate voting power of each of (i) the shares of the Class A Common Stock and Class B Common Stock outstanding and entitled to vote on the proposal, voting together as a single class, and (ii) the shares of Class A Common Stock owned by the Non-Unitholder Stockholders outstanding and entitled to vote on the proposal.

Because the foregoing votes on the Merger Proposal are based on the voting power of the applicable shares outstanding, abstentions and failures to submit a proxy or provide your bank, brokerage firm or other nominee with instructions, as applicable, will have the same effect as voting AGAINST the approval of the proposal. The Merger Proposal cannot be voted upon by your brokers, banks or other nominee if you do not instruct your brokers, banks or other nominee as to how to vote on such proposal. See “The Special Meeting—Quorum and Votes Needed” beginning on page 31.

As of the Record Date, there were [•] shares of Class A Common Stock, including restricted Class A shares, and [•] shares of Class B Common Stock outstanding. Each holder of shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock is entitled to one vote per share, and the shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class for purposes of each matter to be voted upon at the Special Meeting, except the Company Non-Unitholder Stockholder Approval in respect of the Merger Proposal, which requires the vote of only Non-Unitholder Stockholders.
Pursuant to a February 7, 2019 governance agreement between the Company, Daniel S. Och (in his capacity as an individual, and in his capacity as the sole member of the Class B Shareholders Committee (as such term is defined in the Class B Shareholders Agreement)) and certain of the Company’s subsidiaries, 436,810 shares of Class B Common Stock that relate to the LP Class A-1 Units, which represent less than 1% of the total aggregate voting power of the Company’s outstanding voting stock, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.
In addition, in connection with the execution of the Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with each of the Specified Stockholders, pursuant to which, among other things, each Specified Stockholder agreed to vote all shares of Company Common Stock held by such Specified Stockholder in favor of the Merger Proposal at the Special Meeting. As of the Record Date, the Specified Stockholders collectively controlled approximately [•]% of the total voting power of the Company’s outstanding voting stock. The vote of the Specified Stockholders will not be counted towards satisfaction of the Company Non-Unitholder Stockholder Approval. For more information, see “Voting Agreements” beginning on page 143.
Q:	What vote is required to approve the Non-Binding Compensation Proposal and the Adjournment Proposal?
A:
The proposal to approve the Non-Binding Compensation Proposal requires that holders of a majority of votes cast (with the holders of shares of Class A Common Stock and shares of Class B Common Stock voting together as a single class) at the Special Meeting must vote FOR the proposal in order for it to be approved.

The proposal to approve the Adjournment Proposal requires that holders of a majority of votes cast (with the holders of shares of Class A Common Stock and shares of Class B Common Stock voting together as a single class) at the Special Meeting must vote FOR the proposal in order for it to be approved.
Abstentions and the failures to submit a proxy or provide your bank, brokerage firm or other nominee with instructions, as applicable, will have no effect on the outcome (assuming a quorum is present) of the Non-Binding Compensation Proposal and of the Adjournment Proposal.
Neither proposal can be voted upon by your brokers, banks or other nominee if you do not instruct your brokers, banks or other nominee as to how to vote on the proposal. See “The Special Meeting—Quorum and Votes Needed” beginning on page 31.
Q:	Why am I being asked to cast a non-binding, advisory vote regarding certain compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers?
A:
SEC rules require the Company to seek a non-binding, advisory vote regarding certain compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers.

Q:	What is the compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers for purposes of this advisory vote?
A:
Certain compensation that is tied to or based on the Mergers may become payable by the Company to its named executives in connection with the Mergers. For further detail, please see “Proposal Number Two: Non-Binding Compensation Proposal” beginning on page 145.

Q:
What will happen if, at the Special Meeting, Company Stockholders do not approve the compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers?

A:
Approval by the Company Stockholders of the compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers is not a condition to completion of the Mergers. The vote with respect to the compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers is an advisory vote and will not be binding on the Company or Parent. If the Mergers are completed, the compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers may be paid to the Company’s named executive officers even if Company Stockholders fail to approve the payment of that compensation.
Q:	What is a quorum?
A:
A quorum of Company Stockholders is necessary to hold the Special Meeting. For the purposes of the Special Meeting, to establish a quorum and transact business, holders of a majority of the shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock, voting together as a single class, issued and outstanding as of the Record Date, and entitled to vote at such meeting, must be present, either in person or by proxy, at the virtual Special Meeting.

Q:	What is the difference between holding shares as a Company Stockholder of record and as a beneficial owner?
A:
If your shares of Company Common Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the “Company Stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by the Company. As a Company Stockholder of record, you have the right to vote, grant your voting rights directly to the Company or to a third party or to vote in person at the Special Meeting.

If your shares of Company Common Stock are held through a broker, bank or other nominee, you are considered the “beneficial owner” of the shares held in “street name.” In that case, this Proxy Statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, to be the Company Stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting virtually. However, because you are not the Company Stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.
Q:	How may I vote?
A:	You may vote by any one of the following means:
•
By Mail: To vote by mail, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a broker, bank or other nominee, they will give you separate instructions for voting your shares.

•
By Telephone or on the Internet: Company Stockholders of record can vote by telephone by calling the toll-free telephone number provided on the proxy card. Company Stockholders of record can vote by Internet by visiting www.proxyvote.com. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for Company Stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern time) on [•], 2023. If you hold your shares through a broker, bank or other nominee, the availability of telephonic or Internet voting will depend on the voting processes of your broker, bank or other nominee. Please check with your broker, bank or other nominee and follow the voting procedures your broker, bank or other nominee provides to vote your shares of Company Common Stock.

•
Voting at the Special Meeting or by Proxy: If you are a holder of record of shares of Company Common Stock, you may attend and vote via webcast at the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in the name of a broker, bank or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, bank or other nominee to be able to vote at the Special Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Special Meeting to obtain this “legal proxy” from the holder of record.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares at the Special Meeting if you deliver to our Corporate Secretary a written revocation of any proxy you previously submitted.
If you have any questions concerning the Merger Agreement, the Mergers or the other Transactions, the Special Meeting or this Proxy Statement, would like additional copies of the this Proxy Statement, or need help submitting a proxy to have your shares of Company Common Stock voted, please contact Innisfree M&A Incorporated, which is assisting the Company with the solicitation of proxies, at (877) 456-3513 (toll-free). Banks and brokers may call (212) 750-5833.
Q:	If I hold my shares of Company Common Stock as a beneficial owner will my broker vote my shares for me?
A:
No, not without your direction. Your broker, bank or other nominee must generally vote your shares on any proposal if you instruct your broker, bank or other nominee on how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. Under applicable stock exchange rules, brokers, banks or other nominees can vote your shares on “discretionary” or routine proposals if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. None of the proposals to be presented to Company Stockholders at the Special Meeting are considered to be “discretionary” or routine proposals. As a result, your shares will NOT be voted upon if you do not instruct your broker, bank or other nominee as to how to vote on the proposal. Therefore it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote by proxy?
A:	Yes. If you are a Company Stockholder of record, you may change your vote or revoke your proxy at any time before the proxy is exercised by:
•	Returning a later-dated signed proxy card to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary;
•
Delivering a later-dated written notice of revocation to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary;

•	Submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Special Meeting; or
•	Attending the Special Meeting virtually and properly voting via webcast.
Any proxy not properly revoked will be voted as previously specified by the Company Stockholder. Mere attendance at the Special Meeting will not cause your previously granted proxy to be revoked.
If you have instructed a bank, broker or other nominee to vote your shares of Company Common Stock, you must follow the instructions received from your bank, broker or other nominee to change your vote.
Q:	What is a proxy?
A:
A proxy is your legal designation of another Person, referred to as a “proxy,” to vote your shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “Proxy Statement.” The document used to designate a proxy to vote shares is called a “proxy card.”

Q:	If a Company Stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method by which you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company Common Stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of Company Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company Common Stock should be voted on a matter, the shares represented by your properly signed proxy will be voted FOR the Merger Proposal, thereby voting to approve the Transactions (including the Mergers), FOR the Non-Binding Compensation Proposal and FOR the Adjournment Proposal.
Q:	Who will count the votes?
A:	Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the inspector of elections.
Q:	Where can I find the voting results of the Special Meeting?
A:
The Company intends to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. See “Additional Information” beginning on page 152.

Q:	Will I be subject to U.S. federal income tax upon the exchange of the shares of Class A Common Stock for cash pursuant to the Public Merger?
A:
The exchange of shares of Class A Common Stock for cash in the Public Merger (or cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other non-U.S. tax laws. In general, if you are a U.S. Holder (as defined under “The Mergers — Material U.S. Federal Income Tax Consequences of the Public Merger” beginning on page 118), you will recognize gain or loss equal to the difference between (1) the Public Merger Consideration you receive (or cash received upon exercise of appraisal rights) and (2) the adjusted tax basis of the shares of Class A Common Stock you surrender in the Public Merger. A Non-U.S. Holder (as defined under “The Mergers — Material U.S. Federal Income Tax Consequences of the Public Merger” beginning on page 118), generally will not be subject to U.S. federal income tax on any gain recognized in connection with the Public Merger unless you have certain connections with the United States. However, the tax consequences of the Public Merger to a Company Stockholder will depend on the stockholder’s particular circumstances, and Company Stockholders should consult their own tax advisors to determine the particular tax consequences to them of the Public Merger (including the application of any U.S. federal non-income, state, local and non U.S. tax laws) of the Mergers. For further information about the material U.S. federal income tax consequences of the Public Merger, see “The Mergers — Material U.S. Federal Income Tax Consequences of the Public Merger” beginning on page 118 of this Proxy Statement.

Q:	What will the holders of the Company Restricted Stock Awards receive in the Mergers?
A:
Effective as of immediately prior to the Effective Time, (i) each Vested Company Restricted Stock Award will be treated as Class A Common Stock and will be converted into the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes and (ii) each unvested Company Restricted Stock Award outstanding as of the Effective Time will automatically be cancelled and converted into a restricted cash award (“Converted Restricted Stock Award”) with a cash value equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such unvested Company Restricted Stock Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration. Each Converted Restricted Stock Award corresponding to a Company Restricted Stock Award outstanding as of the date of the Merger Agreement will be subject to substantially the same terms and conditions as applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time and will be paid (without interest and subject to applicable withholdings) promptly upon vesting.

Q:	What will the holders of Company RSU Awards receive in the Mergers?
A:
At the Effective Time, (i) each Vested Company RSU Award will be converted into the right to receive the Vested RSU Consideration and (ii) each unvested Company RSU Award outstanding as of the Effective Time will automatically be cancelled and converted into a Converted RSU Award with a cash value equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such Converted RSU Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration.

Each Converted RSU Award will be subject to substantially the same terms and conditions as applied to the corresponding unvested Company RSU Award immediately prior to the Effective Time and will be paid (without interest and subject to applicable withholdings) promptly upon vesting.
Q:	What will the holders of Company Performance Awards receive in the Mergers?
A:
At the Effective Time, (i) each Company Performance Award that is outstanding immediately prior to the Effective Time and is permitted to be cancelled pursuant to its terms in effect on the date of the Merger Agreement will be cancelled and retired without any conversion thereof and will cease to exist and no payment will be made in respect thereof and (ii) each Vested Company Performance Award will be converted into the right to receive an amount in cash (without interest and subject to applicable withholdings) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such Vested Company Performance Award immediately prior to the Effective Time by (y) the Public Merger Consideration.

Q:	What will the holders of Company Warrants receive in the Mergers?
A:
If the Public Merger is completed, each Company Warrant issued and outstanding immediately prior to the Effective Time will survive the Public Merger and remain outstanding but will, upon any subsequent exercise of such Company Warrant, be entitled to receive only the Warrant Consideration for each share of Company Common Stock for which such Company Warrant was exercisable immediately prior to the Closing. Alternatively, in accordance with the terms of the Company Warrants, the holder of any Company Warrant may notify the Surviving Corporation before the 30th day after the Closing Date that such holder is exercising the holder’s right to cause the Company to purchase such Company Warrant from such holder for the Black-Scholes Value (as defined in the applicable Company Warrant) of the remaining unexercised portion of such Company Warrant in accordance with its terms. The Company Warrants are exercisable for 4,338,015 shares of Class A Common Stock at an exercise price of $7.95 per share. Assuming no dividends are paid on the shares of Class A Common Stock prior the Closing Date (which the Company is not permitted to do without Parent’s consent, as described in this Proxy Statement), this exercise price will not change. The estimated Black-Scholes Value is approximately $34 million.

Q:	When do you expect the Mergers to be completed?
A:
We are working toward completing the Mergers as quickly as possible and currently expect to complete the Mergers in the fourth quarter of 2023. However, the exact timing of the completion of the Mergers cannot be predicted because the Mergers are subject to conditions, including the adoption of the Merger Agreement by our Company Stockholders as described in this Proxy Statement and the receipt of regulatory approvals.

Q:	Am I entitled to dissenters’ rights?
A:
If the Public Merger is completed, Dissenting Company Stockholders will be entitled to seek appraisal of their shares of Class A Common Stock in connection with the Public Merger under Section 262 of the DGCL. This means that holders of shares of Class A Common Stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Class A Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Public Merger, together with interest on the amount determined to be the fair value, if any, as determined by the court (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each Company Stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Holders of shares of Class A Common Stock who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in additional detail in this Proxy Statement, and Section 262 of the DGCL regarding appraisal rights is accessible without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Failure to comply with the provisions of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights. See “The Mergers — Dissenters’ Rights” beginning on page 115.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Company

Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a Company Stockholder of record and your shares of Company Common Stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.
Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more Company Stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each Company Stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company Common Stock held through brokerage firms. If your family has multiple accounts holding Company Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this Proxy Statement. The broker will arrange for delivery of a separate copy of this Proxy Statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies. For additional information, see the section titled “Householding” beginning on page 154.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger Agreement, the Mergers or the other Transactions, the Special Meeting or this Proxy Statement, would like additional copies of the this Proxy Statement, or need help submitting a proxy to have your shares of Company Common Stock voted, please contact Innisfree M&A Incorporated, which is assisting the Company with the solicitation of proxies, at the following address and telephone number:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022

Company Stockholders may call toll free: (877) 456-3513
Banks and brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, and the documents to which we refer you in this Proxy Statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are generally identified by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “approximately,” “predict,” “intend,” “plan,” “estimate,” “anticipate,” “opportunity,” “pipeline,” “comfortable,” “assume,” “remain,” “maintain,” “sustain,” “achieve” or the negative version of those words or other comparable words. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs as of the date of this Proxy Statement regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.
Numerous factors could cause actual events to differ from these forward-looking statements, and any such differences could cause our actual results to differ materially from the results expressed or implied by these forward- looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this Proxy Statement, and the following factors:
•	the risk that the Mergers may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of shares of Class A Common Stock;
•
the failure to satisfy any of the conditions to the consummation of the Mergers, including the receipt of certain regulatory approvals (or the imposition of any conditions, limitations or restrictions on such approvals);

•	the failure to obtain Company Stockholder Approval or Company Non-Unitholder Stockholder Approval of the Merger Proposal;
•
the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee of $16,576,819;

•	risks that the proposed Mergers, or failure to complete the Mergers, disrupt the Company’s current plans and operations or affect the Company’s ability to retain or recruit key employees;
•	the effect of the announcement or pendency of the Mergers on the Company’s business relationships, operating results and business generally;
•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Transactions;
•	risks related to diverting management’s or employees’ attention from ongoing business operations;
•	the risk that the Company’s stock price may decline significantly if the Mergers are not completed;
•
unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors;

•	the tax consequences of the Mergers;
•
the nature, cost and outcome of pending and future (i) litigation and other legal proceedings, including any such proceedings related to the Mergers and instituted against the Company and others or (ii) other challenges to the consummation of the Transactions;

•	impact of inflation on the Company's business;
•	impact of the United Kingdom’s withdrawal from the European Union;
•	impact of regulatory developments related to, among other things, financial institutions and markets, government oversight, fiscal and tax policy;
•	impact of poor investment performance of, or lack of capital flows into, the funds the Company manages;

•	risk of investors redeeming a significant amount of assets under management during any given period;
•	competitive pressures in the asset management business; and
•	general economic, business, market and geopolitical conditions.
Consequently, all of the forward-looking statements we make in this Proxy Statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (a) the information contained under this heading and (b) the information contained under the headings “Forward-Looking Statements” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see “Additional Information” beginning on page 152). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Our Company Stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
The Special Meeting will be held virtually on [•], 2023, at [•] A.M. (Eastern time). At the Special Meeting, Company Stockholders will be asked to, among other things, vote for the Merger Proposal. Stockholders will be able to attend the Special Meeting by visiting www.virtualshareholdermeeting.com/SCU2023SM, where you, or your proxy, will be able to vote electronically and examine the list of stockholders entitled to vote at the Special Meeting. To attend the Special Meeting, you will need your 16-digit control number as provided in your proxy materials. The Company is conducting the Special Meeting solely online via the Internet through a live webcast and online stockholder tools, and you will not be able to attend physically in person. For purposes of attendance at the Special Meeting, all references in this Proxy Statement to “present in person” or “in person” shall mean virtually present at the Special Meeting.
The Notice of the Special Meeting, Proxy Statement, form of proxy and voting instructions are first being mailed on or about [•], 2023.
Matters to Be Considered at the Special Meeting
The matters to be considered and voted upon at the Special Meeting, which are described in detail in the accompanying materials, are:
1.	the Merger Proposal;
2.	the Non-Binding Compensation Proposal; and
3.	the Adjournment Proposal.
Recommendations of the Board of Directors
After careful consideration of, and based upon, the unanimous recommendation of the Special Committee, the Board of Directors unanimously (i) determined that the Merger Agreement and the Transactions, on the terms and subject to the conditions set forth therein, are fair to, advisable and in the best interests of the Company and its stockholders; (ii) authorized and approved the Merger Agreement and the Company’s and each Operating Partnerships’ execution, delivery and performance thereof; (iii) instructed Holding Corp, in its capacity as general partner of the Operating Partnerships, to approve the Merger Agreement and the Transactions; (iv) directed that the Merger Agreement be submitted to the Company Stockholders for their consideration and adoption at the Special Meeting; and (iv) recommended that the Company Stockholders vote in favor of the adoption of the Merger Agreement. The Board of Directors unanimously recommends that you vote:
1.	FOR the Merger Proposal;
2.	FOR the Non-Binding Compensation Proposal; and
3.	FOR the Adjournment Proposal.
Record Date
Our Board has fixed the close of business on [•], 2023 as the Record Date for determination of the Company Stockholders entitled to notice and to vote at the Special Meeting. Only Company Stockholders of record as of the close of business on the Record Date are entitled to vote at the Special Meeting.
Voting Securities
Holders of Class A Common Stock and Class B Common Stock, as recorded in the Company’s share register at the close of business on the Record Date, may vote at the Special Meeting. As of the Record Date, there were [•] shares of Class A Common Stock, including restricted Class A shares, and [•] shares of Class B Common Stock outstanding. Each holder of shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock is entitled to one vote per share, and the shares of Class A Common Stock and shares of Class B Common Stock will vote together as a single class for purposes of each matter to be voted upon at the Special Meeting, except the Company Non-Unitholder Stockholder Approval in respect of the Merger Proposal, which requires the vote of only Non-Unitholder Stockholders.

Pursuant to a February 7, 2019 governance agreement between the Company, Daniel S. Och (in his capacity as an individual, and in his capacity as the sole member of the Class B Shareholders Committee (as such term is defined in the Class B Shareholders Agreement)) and certain of the Company’s subsidiaries, 436,810 shares of Class B Common Stock that relate to the LP Class A-1 Units, which represent less than 1% of the total aggregate voting power of the Company’s outstanding voting stock, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.
In addition, in connection with the execution of the Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with the Specified Stockholders, pursuant to which, among other things, each Specified Stockholder agreed to vote all shares of Company Common Stock held by such Specified Stockholder in favor of the Merger Proposal at the Special Meeting. As of the Record Date, the Specified Stockholders collectively controlled approximately [•]% of the total voting power of the Company’s outstanding voting stock. The vote of the Specified Stockholders will not be counted towards satisfaction of the Company Non-Unitholder Stockholder Approval. For more information, see “Summary — Voting Agreements” beginning on page 15 and “Voting Agreements” beginning on page 143.
Quorum and Votes Needed
Quorum
A quorum of Company Stockholders is necessary to hold the Special Meeting. For the purposes of the Special Meeting, to establish a quorum and transact business, holders of a majority of the shares of Class A Common Stock, including restricted Class A shares, and shares of Class B Common Stock, voting together as a single class, issued and outstanding as of the Record Date and entitled to vote at such meeting, must be present, either in person or by proxy, at the Special Meeting.
Company Stockholders may vote FOR or AGAINST, or they may ABSTAIN from voting on, any of the proposals presented at the Special Meeting. Votes cast FOR or AGAINST any of the proposals will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and will be counted in the number of votes cast on the matter. Votes cast as ABSTAIN on any of the proposals will be treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum.
In accordance with our bylaws, the Special Meeting may be adjourned from time to time by the chairperson of the meeting to another place or time, without regard to the presence of a quorum or whether Company Stockholders have approved the Adjournment Proposal. Our bylaws also provide that the Special Meeting may be postponed by resolution of the Board of Directors upon notice given prior to the scheduled date of the Special Meeting.
Votes Needed; Effect of Abstentions; Broker Non-Votes
Company Stockholders may vote FOR or AGAINST, or they may ABSTAIN from voting on, the Merger Proposal.
Approval of the Merger Proposal requires the affirmative vote of holders representing a majority of the aggregate voting power of each of (i) the shares of the Class A Common Stock and Class B Common Stock outstanding and entitled to vote on the proposal, voting together as a single class, and (ii) the shares of Class A Common Stock owned by the Non-Unitholder Stockholders outstanding and entitled to vote on the proposal. Because the foregoing votes on the Merger Proposal are based on the voting power of the applicable shares outstanding, abstentions and failures to vote will have the same effect as voting AGAINST the approval of such proposal.
Company Stockholders may vote FOR or AGAINST, or they may ABSTAIN from voting on, each of the Non-Binding Compensation Proposal and the Adjournment Proposal. Holders of a majority of votes cast (with the shares of Class A Common Stock and shares of Class B Common Stock voting together as a single class) at the Special Meeting must vote FOR each of the Non-Binding Compensation Proposal and the Adjournment Proposal, in order for each such proposal to be approved. Abstentions and failures to vote will have no effect on the outcome of either proposal.
A “broker non-vote” with respect to Company Common Stock occurs when (i) shares of Company Common Stock held by a broker or other nominee are represented, in person or by proxy, at a meeting of Company Stockholders, (ii) the bank, broker or other nominee has not received voting instructions from the beneficial owner on a particular proposal and (iii) the bank, broker or other nominee does not have the discretion to direct the voting of the shares of Company Common Stock on a particular proposal but has discretionary voting power on other proposals. A bank, broker, trust or other nominee may exercise discretion in voting on “discretionary” or routine matters under the rules of the NYSE but may not exercise discretion, and therefore will not vote, on non-routine matters if instructions are not given. None of the proposals to be presented to the Company Stockholders at the Special Meeting are considered to be “discretionary” or routine proposals. As a result, there will not be any “broker non-votes” at the Special Meeting.
Accordingly, if you hold your shares of Company Common Stock through a bank, broker, trust or other nominee, such bank, broker, trust or other nominee will not be able to vote your shares, and your shares will not be counted in determining the presence of a quorum, unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the votes required on the Merger Proposal are based on the voting power of applicable shares outstanding, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote AGAINST the Merger Proposal. Because the approval of the Non-Binding Compensation Proposal and the Adjournment Proposal are based on votes cast at the Special Meeting, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions on the Non-Binding Compensation Proposal and the Adjournment Proposal will have no effect on approval of those proposals, assuming a quorum is present.
Voting of Proxies
You may vote by any one of the following means:
•
By Mail: To vote by mail, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a broker, bank or other nominee, they will give you separate instructions for voting your shares.

•
By Telephone or on the Internet: Company Stockholders of record can vote by telephone by calling the toll-free telephone number provided on the proxy card. Company Stockholders of record can vote by Internet by visiting www.proxyvote.com. Please have your proxy card handy when you call or go online. Telephone and Internet voting facilities for Company Stockholders of record will be available 24 hours a day and will close at 11:59 P.M. (Eastern time) on [•], 2023. If you hold your shares through a broker, bank or other nominee, the availability of telephonic or Internet voting will depend on the voting processes of your broker, bank or other nominee. Please check with your broker, bank or other nominee and follow the voting procedures your broker, bank or other nominee provides to vote your shares of Company Common Stock.

•
Voting at the Special Meeting or by Proxy: If you are a holder of record of shares of Company Common Stock, you may attend and vote via webcast at the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in the name of a broker, bank or other nominee, you must obtain a “legal proxy,” executed in your favor, from such broker, bank or other nominee to be able to vote at the Special Meeting. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee to request a “legal proxy.” You should allow yourself enough time prior to the Special Meeting to obtain this “legal proxy” from the holder of record.

Even if you plan to attend the Special Meeting, you are strongly encouraged to vote your shares by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares at the Special Meeting if you deliver to our Corporate Secretary a written revocation of any proxy you previously submitted.
If you have any questions concerning the Merger Agreement, the Mergers or the other Transactions, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement, or need help submitting a proxy to have your shares of Company Common Stock voted, please contact Innisfree M&A Incorporated, which is assisting the Company with the solicitation of proxies, at (877) 456-3513 (toll-free). Banks and brokers may call (212) 750-5833.

If you properly sign and return your proxy card but do not indicate voting instructions with respect to any proposal, the shares represented by the proxy will be voted FOR each of the following proposals:
1.	the Merger Proposal;
2.	the Non-Binding Compensation Proposal; and
3.	the Adjournment Proposal.
Revocability of Proxy
Any Company Stockholder returning a proxy may revoke it at any time before the proxy is exercised by (i) returning a later-dated signed proxy card to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (ii) delivering a later-dated written notice of revocation to us, prior to the Special Meeting, at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Corporate Secretary; (iii) submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Special Meeting; or (iv) attending the Special Meeting virtually and properly voting via webcast. Any proxy not properly revoked will be voted as previously specified by the Company Stockholder. Mere attendance at the Special Meeting will not cause your previously granted proxy to be revoked.
If you want to revoke your proxy by sending a new proxy card or an instrument revoking the proxy to the Company, you should ensure that you send your new proxy card or instrument revoking the proxy in sufficient time for it to be received by the Company prior to the Special Meeting. If you are a beneficial owner of shares of Company Common Stock held in “street name,” you must contact your bank, broker or other nominee to change your vote or obtain a “legal proxy” to vote your shares electronically at the Special Meeting.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow Company Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Persons Making the Solicitation
This Proxy Statement is sent on behalf of, and the proxies are being solicited by, the Board of Directors. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $50,000, plus a success fee of $50,000, and will reimburse Innisfree for certain expenses. We have also agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by mail, telephone, telecopy, e-mail and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of our shares of Class A Common Stock and shares of Class B Common Stock that such custodians hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.
Voting Results
Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the inspector of elections. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Special Meeting.
Confidentiality of Voting
We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our inspector of elections, Broadridge Financial Solutions, Inc., to examine these documents.
Questions and Additional Information
If you have questions about the Mergers or how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instructions, please contact Innisfree M&A Incorporated which is assisting the Company with the solicitation of proxies, at (877) 456-3513 (toll-free). Banks and brokers may call (212) 750-5833.

THE MERGERS
This discussion of the Mergers is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Mergers.
Parties Involved in the Mergers
Sculptor Capital Management, Inc.
9 West 57th Street
New York, New York 10019
(212) 798-6100
The Company, a Delaware corporation, together with its subsidiaries, is a leading institutional alternative asset manager, with approximately $34.0 billion in assets under management as of August 1, 2023 and a global presence with offices in New York, London, Hong Kong, and Shanghai.
The Company’s approach to asset management is based on the same fundamental elements that the Company has employed since it was founded in 1994. The Company’s investment model benefits from full collaboration among its tenured investment team. Bringing to bear all of their resources, technology and market perspectives the Company ensures maximum intellectual honesty while generating unique investment ideas, creative structures and underwriting for the fullest range of scenarios.
As of July 31, 2023, the Company’s worldwide headcount was 318, including 30 active executive managing directors and 47 managing directors, consisting of 99 investment professionals, 194 global infrastructure professionals and 25 client partner group professionals.
For more information about the Company, please visit our website at www.sculptor.com. The website address is provided as an inactive textual reference only. The information contained on the website is not incorporated into, and does not form a part of, this Proxy Statement or any other report or document on file with or furnished to the SEC. See also “Additional Information” beginning on page 152.
The Company’s shares of Class A Common Stock are listed and are traded on the NYSE under the symbol “SCU.”
Operating Partnerships
9 West 57th Street
New York, New York 10019
(212) 798-6100
The Company conducts its business through the Operating Partnerships. Historically, the Company has used more than one Operating Partnership to segregate its operations for business, financial, tax and other reasons. The Operating Partnerships currently consist of Capital LP, Advisors LP and Advisors II LP, and each of their consolidated subsidiaries. The Company holds its interests in the Operating Partnerships indirectly through Holding Corp, its wholly owned subsidiary. Holding Corp is the sole general partner of each of the Operating Partnerships and, therefore, generally controls the business and affairs of such entities, subject to the organizational documents of the Operating Partnerships. Holding Corp holds a general partnership interest and LP Class B Units in each of the Operating Partnerships. Holding Corp owns 100% of the LP Class B Units.
Parent
799 Broadway
New York, New York 10003
(212) 850-7770
Parent, a Delaware corporation, is an asset manager focused on the real estate and financial services industries. Parent’s investments in operating entities include leading origination and servicing platforms held through its wholly owned subsidiaries, Newrez LLC, Caliber Home Loans Inc., and Genesis Capital LLC, as well as investments in affiliated businesses that provide residential and commercial real estate related services. Parent seeks to provide attractive risk-adjusted returns across interest rate environments. Parent is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes and is headquartered in New York City.

Merger Subs
799 Broadway
New York, New York 10003
(212) 850-7770
Calder Sub, Inc.
Merger Sub Inc. is a Delaware corporation that was formed on June 9, 2023 for the sole purpose of entering into the Merger Agreement and completing the Transactions. Merger Sub Inc. is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon completion of the Public Merger, Merger Sub Inc. will cease to exist and the Company will continue as the Surviving Corporation.
Calder Sub I, LP
Merger Sub I is a Delaware limited partnership that was formed on June 9, 2023 for the sole purpose of entering into the Merger Agreement and completing the Transactions. Merger Sub I is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon completion of the LP Mergers, Merger Sub I will cease to exist and Capital LP will continue as a Surviving Partnership and a subsidiary of Parent and the Company.
Calder Sub II, LP
Merger Sub II is a Delaware limited partnership that was formed on June 9, 2023 for the sole purpose of entering into the Merger Agreement and completing the Transactions. Merger Sub II is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon completion of the LP Mergers, Merger Sub II will cease to exist and Advisors LP will continue as a Surviving Partnership and a subsidiary of Parent and the Company.
Calder Sub III, LP
Merger Sub III is a Delaware limited partnership that was formed on June 9, 2023 for the sole purpose of entering into the Merger Agreement and completing the Transactions. Merger Sub III is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon completion of the LP Mergers, Merger Sub III will cease to exist and Advisors II LP will continue as a Surviving Partnership and a subsidiary of Parent and the Company.
Certain Effects of the Mergers on the Company
Upon the terms and subject to the conditions of the Merger Agreement, (i) Merger Sub Inc. will be merged with and into the Company, with the Company continuing as the Surviving Corporation, (ii) Merger Sub I will be merged with and into Capital LP, with Capital LP continuing as the Surviving Partnership, (iii) Merger Sub II will be merged with and into Advisors LP, with Advisors LP continuing as the Surviving Partnership and (iv) Merger Sub III will be merged with and into Advisors II LP, with Advisors II LP continuing as the Surviving Partnership. After the completion of the Mergers, the Company, Capital LP, Advisors LP and Advisors II LP will each become a direct or indirect subsidiary of Parent. The Company will cooperate with Parent to de-list the shares of Class A Common Stock from the NYSE and de-register under the Exchange Act as soon as reasonably practicable following the effective times of the Mergers, and at such time, we will no longer be a publicly traded company and will no longer file periodic reports with the SEC. If the Mergers are completed, you will not own any shares of the Surviving Corporation or Partnership Units of the Surviving Partnerships. If the Rollover Condition is satisfied or waived and you are a Rollover Holder who has elected to participate in the Rollover, you will own equity interests of the HoldCos having an aggregate value equal to the Contributed Value of your Rollover Interests.
The effective times of the Mergers will occur on the Closing Date, upon the filing of the certificates of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificates of merger).

Effect on the Company if the Mergers Are Not Completed
If the Merger Proposal is not approved by the Company Stockholders or if the Mergers are not completed for any other reason, the Company Stockholders and the Partnership Unitholders will not receive any payment for their shares of Class A Common Stock or Partnership Units, respectively. Instead, the Company will remain a public company, our Class A Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.
If the Mergers are not completed, there can be no assurance as to the effect of the risks and opportunities on the future value of your shares of Class A Common Stock or Partnership Units, including the risk that the market price of Class A Common Stock may decline significantly. If the Mergers are not completed, the Board will continue to evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, and make such changes as are deemed appropriate and continue to seek to enhance Company Stockholder value. If the Merger Proposal is not approved by the Company Stockholders or if the Mergers are not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted. See “The Mergers — Purpose and Reasons of the Company for the Mergers; Recommendation of the Board of Directors and the Special Committee; Fairness of the Mergers,” beginning on page 79.
In addition, under specified circumstances, the Company may be required to pay Parent a termination fee or reimburse up to a specified amount of Parent’s expenses upon the termination of the Merger Agreement, as described under “The Merger Agreement — Termination Fees” beginning on page 141.
Merger Consideration
If the Public Merger is completed, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, Dissenting Shares or unvested Company Restricted Stock Awards) will be cancelled and automatically converted into the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. The aggregate consideration payable to holders of shares of Class A Common Stock (including any Vested Company Stock Award) in the Public Merger will be approximately $291.3 million. Thereafter, each certificate or book-entry formerly representing any of the shares of Class A Common Stock will represent only the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. If the Mergers are completed, each share of Class B Common Stock will be cancelled and retired, for no consideration. However, holders of such shares of Class B Common Stock will receive consideration in cash (or, if the Rollover Condition is satisfied or waived and such holder is a Rollover Holder who has elected to participate in the Rollover, equity interests of the HoldCos pursuant to the Rollover) in respect of corresponding Partnership Units as described in “The Merger Agreement — Merger Consideration; Treatment of Company Common Stock and Company Warrants; Treatment of Partnership Units; Treatment of Company Stock Awards” beginning on page 122, for aggregate consideration payable to such Partnership Unitholders (inclusive of the Contributed Value) of $167,367,690, which equates to approximately $6.90 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.
If the Public Merger is completed, each Company Warrant issued and outstanding immediately prior to the Effective Time will survive the Public Merger and remain outstanding but will, upon any subsequent exercise of such Company Warrant, be entitled to receive only the Warrant Consideration for each share of Company Common Stock for which such Company Warrant was exercisable immediately prior to the Closing. Alternatively, in accordance with the terms of the Company Warrants, the holder of any Company Warrant may notify the Surviving Corporation before the 30th day after the Closing Date that such holder is exercising the holder’s right to cause the Company to purchase such Company Warrant from such holder for the Black-Scholes Value (as defined in the applicable Company Warrant) of the remaining unexercised portion of such Company Warrant in accordance with its terms. The Company Warrants are exercisable for 4,338,015 shares of Class A Common Stock at an exercise price of $7.95 per share. Assuming no dividends are paid on the shares of Class A Common Stock prior the Closing Date (which the Company is not permitted to do without Parent’s consent, as described in this Proxy Statement), this exercise price will not change. The estimated Black-Scholes Value is approximately $34 million.
If the LP Mergers are completed, each LP Class A Unit, LP Class A-1 Unit, LP Class E Unit, LP Class P Unit and LP Class P-4 Unit issued and outstanding immediately prior to the LP Mergers Effective Time that is vested at the LP Mergers Effective Time or that vests as a result of the consummation of the Transactions, in each case, in accordance with the limited partnership agreements of the Operating Partnerships and any applicable award agreement (other than the Cancelled Units, any Unvested Partnership Unit and any Rollover Interests) will be cancelled and converted automatically into the right to receive an amount in cash equal to its applicable LP Merger Consideration, without interest, less any applicable withholding taxes. Thereafter, each certificate or book-entry formerly representing any of the Partnership Units receiving LP Merger Consideration will represent only the right to receive the LP Merger Consideration, without interest, less any applicable withholding taxes, which equates to approximately $6.90 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.
If the LP Mergers are completed, each of the (i) Unvested Partnership Units, (ii) LP Profit Sharing Interests and (iii) LP Class C Units will be cancelled and retired for no consideration. Following the LP Mergers, all LP Class B Units issued and outstanding immediately prior to the LP Mergers Effective Time will continue to remain outstanding as LP Class B Units of the applicable Surviving Partnership and the holder of such LP Class B Units that is the general partner of the Operating Partnerships immediately prior to the LP Mergers Effective Time will continue as the general partner of the Surviving Partnerships.
After the Mergers are completed, under the terms of the Merger Agreement, you will have the right to receive the Public Merger Consideration or the LP Merger Consideration, if any, for each share of Class A Common Stock or Partnership Unit that you hold (other than, in the case of Rollover Holders, each Rollover Interest, which will treated in accordance with the Rollover Agreement) upon compliance with the exchange procedures set forth in the Merger Agreement, but you will no longer have any rights as a Company Stockholder or Partnership Unitholder. Following the LP Mergers Effective Time, Rollover Holders will have rights as limited partners of the HoldCos pursuant to the terms of the amended and restated limited partnership agreement for each HoldCo entered into by the Rollover Holders.
Background of the Mergers
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Special Committee, the Board of Directors, the Company’s management, the Company’s advisors and representatives, Rithm, Rithm’s management, Rithm’s advisors and representatives, or any other parties. Other than as described herein, there have been no material contacts between the Company and Rithm in the past two years.
The Board of Directors, together with the Company’s management and with the assistance of the Company’s advisors, has periodically reviewed and assessed the Company’s operations, financial performance, competitive position, and growth opportunities in the context of the Company’s long-term strategic goals and plans. The Board of Directors regularly reviews potential opportunities to enhance stockholder value and considers various strategic alternatives.
In late March 2022, the Board of Directors received an unsolicited outreach from an institution (referred to as “Bidder A”) regarding Bidder A’s interest in a potential acquisition transaction involving the Company. No price or other terms were specified by Bidder A at that time. The Company entered into a non-disclosure agreement (“NDA”) with Bidder A on April 4, 2022, which did not contain a standstill provision.
In connection with evaluating this potential transaction, the Board of Directors sought advice from internal and outside counsel regarding fiduciary duties of directors and appropriate approaches to identify and manage potential conflicts of interest, including the circumstances in which it may be prudent to form a special committee of independent and disinterested directors. On such advice, on May 23, 2022, the Board of Directors established the Special Committee, comprised of independent and disinterested directors Marcy Engel and Charmel Maynard, to (a) conduct an independent review of such potential transaction and make an independent determination with respect thereto; (b) evaluate strategic alternatives that may otherwise be available to the Company; and (c) take all other actions relating to such a potential transaction and any alternatives as the Special Committee may deem to be necessary or appropriate in order for the Special Committee to discharge its duties. The Board of Directors further resolved that the Board of Directors shall not approve or recommend for approval by the Company’s stockholders any potential strategic transaction without a prior favorable recommendation by the Special Committee. Following interviews of multiple law firms, the Special Committee retained Latham & Watkins LLP (“Latham & Watkins”) as its independent legal advisor. The Company separately retained Weil, Gotshal & Manges LLP (“Weil”) as legal advisor to the Company.

On May 26, 2022, the Special Committee met with representatives of Latham & Watkins to discuss the unsolicited outreach from Bidder A, at which time representatives of Latham & Watkins advised the Special Committee of the duties of the Special Committee under Delaware law. At that meeting, the Special Committee authorized the Company’s management to engage with Bidder A to determine whether a proposal regarding a potential transaction would be forthcoming, but instructed the Company’s management that any discussion or negotiation regarding the terms of such a proposal must be led by the Special Committee.
On June 13, 2022, at a meeting of the Special Committee with representatives of Latham & Watkins present, the Special Committee discussed engaging a financial advisor to advise the Special Committee on matters related to the evaluation of a potential transaction. The Special Committee determined that it would interview several financial advisors to act as the independent financial advisor to the Special Committee.
On June 20, 2022, the Special Committee authorized the Company to separately retain J.P. Morgan as financial advisor to the Company in connection with a potential transaction, which engagement was ultimately approved by the Board of Directors. The Company selected J.P. Morgan to act as financial advisor to the Company based on J.P. Morgan’s familiarity with the Company, its qualifications and relevant experience in the industry in which the Company operates and its experience advising on prior strategic transactions for the Company.
On June 21, 2022, at a meeting of the Special Committee with representatives of Latham & Watkins and the Company’s management present, the Special Committee and the Company’s management met to discuss the preparation of financial projections in anticipation of a request for forward-looking financial information from one or more bidders in connection with a potential transaction. The Special Committee instructed the Company’s management (a) to prepare financial projections for the Company and (b) not to share financial projections with any potential acquirors until the Special Committee had reviewed and approved them. Company management noted that any financial projections prepared on the basis of the Company’s standalone prospects would reflect a decline in the profitability of the business which the Company believed was due to certain disputes with the founder and former Chief Executive Officer of Och-Ziff Capital Management LLC, Daniel S. Och, including those involving what the Company believed to be inaccurate assertions with respect to the Board of Directors and the Company’s management. As a result of such ongoing disputes, the Company’s management reported that investors in funds managed or advised by the Company and its affiliates had become increasingly concerned about the Company’s stability, in particular in relation to retention of key investment professionals and retention and attraction of additional investor capital. Accordingly, the Special Committee instructed the Company’s management to prepare financial projections based on (i) the Company’s prospects following completion of a potential acquisition transaction, and (ii) the Company’s prospects in the event that the Company did not enter into a potential acquisition transaction, and instead pursued a standalone strategy without resolution of the ongoing disputes with the Former EMD Group.
At the same meeting, the Company’s management reported to the Special Committee that Bidder A had indicated that it expected to make a proposal, which the Special Committee awaited. Bidder A ultimately never submitted a proposal, citing to the Company’s management the uncertainty and perceived instability associated with the ongoing disputes with the Former EMD Group, including the Section 220 claim and associated Schedule 13D filings discussed below, as reasons for declining to make a proposal.
On August 24, 2022, Mr. Och, Harold Kelly, Richard Lyon, James O’Connor and Zoltan Varga, former executive managing directors of the Company (the “Former EMD Group”) filed a claim under Section 220 of the DGCL against the Company in the state of Delaware, demanding to inspect certain books and records of the Company for the purposes of reviewing the compensation of James Levin, the Company’s Chief Executive Officer and Chief Investment Officer, and other members of the Company’s management. Upon receiving notice of the lawsuit on such date, the Special Committee held a meeting and discussed the litigation with representatives of Latham & Watkins.
By October 2022, the Company’s management had reported to the Special Committee that the uncertainty and perceived instability relating to the disputes with the Former EMD Group were continuing to have a negative impact on the Company, both with respect to certain clients, who were citing the disputes with the Former EMD Group as a reason for redemptions and/or a failure to commit additional capital, and with respect to investment professionals, who the Company’s management viewed as at risk of leaving the Company. Because (i) there have been disputes with the Former EMD Group for several years, and (ii) the Company had been unable to reach a resolution with Mr. Och on such matters or with the Former EMD Group relating to their litigation, and recognizing that a sale transaction could potentially address the instability relating to the disputes with the Former EMD Group, the Special Committee made a determination to initiate a process to engage with third parties that may be interested in a potential acquisition transaction.
On October 4, 2022, Mr. Och sent a letter to the Board of Directors stating that following the filing of the Former EMD Group’s Section 220 claim, several third parties had contacted the Former EMD Group regarding potential transactions with the Company that would not involve current senior management continuing to run the Company. Mr. Och publicly disclosed this letter in a Schedule 13D filing on the same day. Mr. Och did not identify any such third parties to the Board of Directors.
On October 11, 2022, at a meeting of the Special Committee with representatives of Latham & Watkins, J.P. Morgan and the Company’s management present, the Company’s management inquired about the process for preparing materials to share with potential acquirors, including a set of financial projections of the Company. After representatives of Latham & Watkins discussed the importance of providing the Special Committee with such materials in advance of sharing with potential acquirors, the Special Committee confirmed that it will review all such materials in detail and provide approval prior to the distribution of such materials to potential acquirors.
On October 12, 2022, a representative of an asset management company (referred to as “Bidder B”) contacted J.P. Morgan to express interest in a potential transaction between Bidder B and the Company. On the same day, a representative of another asset management company (referred to as “Bidder C”) also contacted J.P. Morgan to express interest in a potential transaction between Bidder C and the Company.
On October 13, 2022, the Special Committee convened a meeting, with representatives of Latham & Watkins present, to discuss Bidder B’s and Bidder C’s interest in exploring a potential transaction with the Company. Following such discussion, the Special Committee authorized the Company to enter into an NDA with each of Bidder B and Bidder C (which the Company did thereafter) and J.P. Morgan to engage in discussions with each of Bidder B and Bidder C.
On October 19, 2022, the Special Committee convened a meeting with the Company’s management to discuss the ongoing conversations between representatives of J.P. Morgan and each of Bidder B and Bidder C with respect to a potential transaction. The Special Committee authorized (a) the Company’s management to meet with Bidder C to discuss a potential transaction, with the instruction that no material non-public information or Company financial projections be provided to Bidder C, and (b) J.P. Morgan to seek additional information from Bidder B and Bidder C regarding their interest in acquiring the Company. Following this meeting, at the direction of the Special Committee, representatives of J.P. Morgan discussed with representatives of Bidder B and Bidder C their respective interest in a potential transaction with the Company.
During October 2022, the Special Committee, with representatives of Latham & Watkins present, held several meetings and conducted multiple interviews with several financial advisors, including PJT Partners, for the purpose of selecting an independent financial advisor to the Special Committee. The Special Committee determined to retain PJT Partners to act as independent financial advisor to the Special Committee, based on PJT Partners’ qualifications and relevant experience in the industry in which the Company operates.
On October 31, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of PJT Partners discussed with the Special Committee PJT Partners’ and J.P. Morgan’s discussions with Bidder B and Bidder C. In addition, representatives of J.P. Morgan proposed a list of approximately thirty-one potential acquirors it proposed conducting outreach to in connection with a potential transaction. The Special Committee consulted its financial and legal advisors and, following discussion, authorized PJT Partners and J.P. Morgan to commence an outreach to the identified parties.
On November 2, 2022, at a meeting of the Special Committee with representatives of Latham & Watkins present, the Special Committee authorized J.P. Morgan and PJT Partners to work together to develop a strategy for a potential general outreach to additional acquirors in connection with a potential transaction. Later that same day, at a subsequent meeting of the Special Committee with representatives of Latham & Watkins and PJT Partners present, representatives of PJT Partners discussed with the Special Committee an additional potential acquiror not included in J.P. Morgan’s October 31, 2022 list for potential further outreach in connection with a potential transaction. The Special Committee approved outreach to this additional potential acquiror (which was subsequently conducted by PJT Partners and/or J.P. Morgan). In addition, the Special Committee authorized PJT

Partners to coordinate with the Company’s management and other advisors to populate a virtual data room with various diligence materials that potential acquirors would eventually require access to in connection with their diligence of the Company and evaluation of a potential transaction. The Special Committee instructed the Company’s management and PJT Partners and J.P. Morgan not to post any forward-looking financial information or projections without first reviewing with, and obtaining approval from, the Special Committee.
On November 3, 2022, the Former EMD Group filed a Schedule 13 D/A with the SEC which disclosed that the Former EMD Group had sent a letter to the Board of Directors which detailed, among other things, the Section 220 action brought against the Company by the Former EMD Group on August 24, 2022 and the Former EMD Group’s request that the Board of Directors pursue a broad review of strategic alternatives carried out by a committee of independent directors.
On November 4, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors and the Company’s management present, the Special Committee discussed the Schedule 13D/A filed by the Former EMD Group. The Special Committee discussed potential avenues for public and private responses to the Former EMD Group’s letter, including making an announcement that a special committee had in fact been formed earlier that year and was already actively engaged in the process of evaluating potential transactions. There was additional discussion of the potential that the existence of an ongoing lawsuit by the Former EMD Group was harming the process of soliciting potential acquirors. The Special Committee discussed the potential impact of the lawsuit and disputes with the Former EMD Group on potential acquirors. It was also discussed that the Company’s management had reported that employees and clients of the Company continued to express concern over the disputes with the Former EMD Group and that there continued to be elevated redemptions and a decline in new capital committed on account of such concerns, which could result in lower valuations from potential acquirors. The Special Committee concluded that some form of resolution with the Former EMD Group would likely be in the best interest of the Company Stockholders. The Special Committee authorized Latham & Watkins to organize discussions with Quinn Emmanuel Urquhart & Sullivan, LLP (“Quinn Emmanuel”), counsel to the Company in connection with the Section 220 action brought by the Former EMD Group, regarding potential negotiations on the Company’s behalf with the Former EMD Group.
Between November 4, 2022 and November 8, 2022, representatives of Latham & Watkins and Quinn Emmanuel engaged with representatives of Dechert LLP, legal counsel to the Former EMD Group (“Dechert”), regarding a potential resolution of the Section 220 action brought against the Company by the Former EMD Group.
On November 8, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of Quinn Emmanuel presented to the Special Committee the status of the ongoing Section 220 action brought against the Company by the Former EMD Group and briefed the Special Committee on terms the Former EMD Group were likely to seek in order to settle the Section 220 claim. Following such discussion, the Special Committee affirmed that Quinn Emmanuel should continue its engagement with Dechert and the Former EMD Group regarding a potential settlement agreement between the Company and the Former EMD Group. At the same meeting, representatives of J.P. Morgan provided an update to the Special Committee on its outreach to potential acquirors in connection with a potential transaction.
On November 9, 2022, the Company filed its quarterly report on Form 10-Q, which reported that if the disputes with the Former EMD Group persisted, there would be a continuation of adverse impacts to the Company’s business, which included affecting the Company’s ability to retain and attract fund investors and highly qualified employees and its ability to raise new funds.
On November 13, 2022, the Special Committee received a preliminary, non-binding indication of interest from Bidder B. Bidder B’s indication of interest proposed an equity valuation of $800 million for 100% of the equity of the Company, subject to a number of assumptions and further due diligence.
On November 14, 2022, Rithm and the Company entered into an NDA.
During the period from early to mid-November 2022, representatives of Quinn Emmanuel and Latham & Watkins, acting on instructions from the Special Committee, negotiated a settlement agreement between the Company and the Former EMD Group with representatives of Dechert, which was entered into on November 17, 2022 (the “Settlement Agreement”).

The Company took certain actions in connection with its entry into the Settlement Agreement, including (a) memorializing in a written resolution the prior directive the Special Committee had issued to the Company’s management that the Company’s management would not be permitted to engage in any negotiations with any prospective counterparties to a potential transaction regarding (i) terms that may impact the Company’s management on a post-closing basis, including, but not limited to, go-forward employment terms or a management rollover,2 until the principal economic terms of a potential transaction had been approved by the Special Committee and the Special Committee had expressly authorized such negotiations and (ii) any other terms of a potential transaction, in each case, unless requested to do so by and under the supervision and direction of the Special Committee and (b) issuing a press release on November 18, 2022, the form of which had been agreed with the Former EMD Group, announcing that (i) the Board of Directors had formed the Special Committee to explore potential interest from third parties in a strategic transaction with the Company that maximized value for shareholders; (ii) the Special Committee had retained PJT Partners as its financial advisor and Latham & Watkins as its legal counsel and had approved the retention of J.P. Morgan as financial advisor to the Company and (iii) the Company and the Former EMD Group had settled the Former EMD Group’s Section 220 action against the Company, with the Company having agreed to provide additional books and records requested by the Former EMD Group, and the Former EMD Group having agreed to dismiss its Section 220 action with prejudice.
By November 16, 2022, representatives of J.P. Morgan, acting with the authorization of the Special Committee and in consultation with representatives of PJT Partners and Latham & Watkins, had prepared a bid process letter for the first round of the bid process for a potential transaction. The first round bid process letter requested that potential acquirors provide, among other items, (a) an offer price reflecting the aggregate value of 100% of the equity of the Company presented as a specific amount, not a range of values, (b) assumptions underlying the offer price and (c) any financing sources and the structure of any financing that may be necessary to finance the potential transaction. In addition, the first round bid process letter (i) specified that interested parties would not be required to retain any Company personnel following the closing of the potential transaction and (ii) instructed interested parties to refrain from discussions or negotiations with the Company’s management regarding go-forward employment terms and/or management rollover, unless and until the principal economic terms of the potential transaction had been approved by the Special Committee and the Special Committee had expressly authorized such discussions or negotiations, but interested parties were permitted to indicate their intentions to the Special Committee with respect to management and employees of the Company if a party believed it relevant to the Special Committee’s evaluation of its proposal. The first round bid process letter contained a deadline of November 29, 2022 to submit initial indications of interest. The Special Committee authorized J.P. Morgan and PJT Partners to distribute the first round bid process letter to nineteen potential acquirors who had entered into NDAs with the Company in connection with a potential transaction.
On November 18, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, there was discussion regarding the November 13, 2022 non-binding indication of interest from Bidder B. Representatives of PJT Partners and J.P. Morgan advised the Special Committee and Latham & Watkins that Bidder B did not have committed equity or debt financing or available capital to support payment of the consideration indicated in its non-binding indication of interest. The Special Committee instructed PJT Partners and J.P. Morgan to continue engaging with Bidder B and the other potential acquirors and report any additional developments to the Special Committee.
On November 22, 2022, the Company and an asset management company (referred to as “Bidder D”) entered into an NDA in connection with the potential transaction.
On November 23, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of PJT Partners and J.P. Morgan informed the Special Committee that twelve potential acquirors remained involved in the bid process, including Rithm. Representatives of J.P. Morgan discussed that the Former EMD Group had requested (a) information about the bid process timeline and the potential transaction, and (b) that the legal advisors to the Special Committee engage in weekly discussions with the Former EMD Group’s counsel (Dechert). The Special Committee discussed the request from the Former EMD Group, and instructed its advisors and the Company’s management that while it was generally amenable to conversations occurring, no material non-public information should be shared with the Former EMD
[2]	References to a “rollover” through this section refer to an ability of a selling equityholder to receive as consideration equity interests in the buyer as opposed to cash consideration.

Group or Dechert until the Company and the Former EMD Group entered into an NDA. The Special Committee instructed Latham & Watkins to prepare a form of NDA with the Former EMD Group for the Special Committee’s review. Latham & Watkins prepared this form and, following discussions with and approval from the Special Committee, provided the NDA to Dechert on December 7, 2022.
On November 29, 2022, representatives of J.P. Morgan and PJT Partners received a preliminary, non-binding indication of interest from an asset management company that had received the first round bid process letter (referred to as “Bidder E”). Bidder E’s indication of interest proposed an equity valuation of $574 million for 100% of the equity of the Company, subject to a number of assumptions and further due diligence. On the same date, representatives of J.P. Morgan and PJT Partners received a preliminary, non-binding indication of interest from Rithm. Rithm’s indication of interest proposed an equity valuation of $700 million for 100% of the equity of the Company, subject to a number of assumptions and further due diligence. On the same date, representatives of J.P. Morgan and PJT Partners received a preliminary, non-binding indication of interest from Bidder C. Bidder C’s indication of interest proposed an equity valuation of $750 million for 100% of the equity of the Company, subject to a number of assumptions and further due diligence. On the same date, representatives of PJT Partners received a preliminary, non-binding indication of interest from an asset management company (referred to as “Bidder F”). Bidder F’s indication of interest proposed a potential transaction in which the Company would sell assets relating to its Institutional Credit Strategies business line (including its collateralized loan obligation (“CLO”) business line), and following such sale Bidder F’s existing business would merge with the Company, with the Company’s current shareholders retaining 80% of the publicly traded equity of the combined business. Bidder F’s indication of interest did not contain further information supporting the valuation of either Bidder F’s existing business or the Company. Each of these proposals (and the proposal referenced below that would follow) made different assumptions, which had varying impacts on the nominal consideration the proposals purported to offer.
On November 30, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors present, the Special Committee discussed the status of the first round of the process and authorized PJT Partners and J.P. Morgan to engage with each potential acquiror who had submitted a proposal to gather additional information about their respective proposals, including information that would enable the Special Committee and their advisors to evaluate the bids on an equivalent basis. Representatives of Latham & Watkins and PJT Partners discussed with the Special Committee potential additional financial due diligence on Bidder F in connection with the Special Committee’s evaluation of Bidder F’s proposal relative to other proposals, which the Special Committee approved. Later on November 30, 2022, at another meeting of the Special Committee, each proposal submitted in the first round was discussed with representatives of Latham & Watkins, PJT Partners and J.P. Morgan. Representatives of J.P. Morgan informed the Special Committee that additional potential acquirors were expected to submit indications of interest in the near term, and the Special Committee approved J.P. Morgan and PJT Partners to engage with potential acquirors in an effort to seek additional proposals.
On December 1, 2022, representatives of J.P. Morgan and PJT Partners received a preliminary, non-binding indication of interest from Bidder D. Bidder D’s indication of interest proposed an equity valuation between $640 million and $830 million for 100% of the equity of the Company, subject to a number of assumptions and further due diligence.
On December 2, 2022, representatives of J.P. Morgan received a preliminary, non-binding indication of interest from an asset management company (referred to as “Bidder G”). Bidder G’s indication of interest proposed an equity valuation of $800 million for 100% of the equity of the Company, subject to a number of assumptions and further due diligence.
Also on December 2, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan discussed with the Special Committee an overview and evaluation of all indications of interest submitted to date, including a normalized comparison of the per-share consideration that would be payable to the Company’s public stockholders in connection with each proposal. It was reported at this meeting that seventy potential acquirors had been in contact with advisors to the Company either through outreach by J.P. Morgan and/or PJT Partners or through inbound inquiries following the November 18, 2022 press release making public that the Company was pursuing a potential transaction. Included in this group were Bidder A, the thirty-one potential acquirors approved by the Special Committee on October 31, 2022 and the thirty-eight additional potential acquirors, including Rithm, approved by the Special Committee on November 2, 2022, which included financial sponsors, private and publicly traded alternative asset managers, financial services companies and financial institutions. Twenty-five of the seventy potential acquirors, including Rithm, executed NDAs with the Company. Of the twenty-five NDAs executed with potential acquirors, twenty-four contained a standstill provision (all but Bidder A), twenty-two of the standstill provisions contained “don’t ask/don’t waive” provisions, all of which the Board of Directors has since waived through adoption of a resolution that permits each counterparty to submit confidential proposals to the Board of Directors or the Special Committee, and five of the standstill provisions terminated automatically upon the announcement of the Merger Agreement. Any parties not specifically discussed in this section did not submit an indication of interest to the Special Committee, the Company, J.P. Morgan or PJT Partners. Representatives of J.P. Morgan noted that Bidder G’s indication of interest received that day was competitive on valuation with the other indications of interest received to date, and Bidder G had financing to support its bid. Representatives of J.P. Morgan then discussed with the Special Committee J.P. Morgan’s evaluation of Bidder F’s non-conforming proposal, including potential execution risks associated therewith. During an executive session of the Special Committee meeting, representatives of PJT Partners discussed with the Special Committee PJT Partners’ independent preliminary financial analysis of the proposals received. Representatives of PJT Partners also reviewed with the Special Committee PJT Partners’ preliminary financial analysis of Bidder F’s proposal and outlined certain risks of such proposal to the Company and public stockholders.
On December 4, 2022, representatives of J.P. Morgan and PJT Partners received a preliminary, non-binding indication of interest from an asset management company (referred to as “Bidder H”). Bidder H’s indication of interest proposed an enterprise valuation between $705 million to $800 million for 100% of the equity of the Company, subject to a number of assumptions and further due diligence.
Later that day, on December 4, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, the Special Committee requested that PJT Partners and J.P. Morgan provide feedback to (a) Bidder E that the headline price of Bidder E’s proposal was too low to be included in the second round of the process and to attempt, if possible, to encourage Bidder E to increase its price and (b) Bidder F that the Special Committee did not believe pursuing Bidder F’s non-conforming proposal (given the conditionality, structure and uncertain valuation) was in the best interests of the Company’s public stockholders.
On December 6, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan discussed with the Special Committee an update on the status of the process, including that (a) Bidder D and Bidder G had indicated their desire to move forward into the second round of the process and (b) Bidder E had indicated that it was unlikely to increase the valuation in its proposal due to liquidity constraints. Following a discussion of the remaining proposals, representatives of J.P. Morgan and PJT Partners discussed with the Special Committee whether to permit Bidder F to participate in the second round of the process in light of the concerns previously identified. The Special Committee authorized J.P. Morgan to communicate to Bidder F that it would not be invited to participate in the second round. Later in the meeting, representatives of J.P. Morgan discussed with the Special Committee an overview of the proposed transaction structures contained in the proposals received by the Company, including certain tax implications. The Special Committee noted that bidders were using different assumptions to inform their respective bids, and discussed that it would be beneficial to the process for the bidders to receive more detailed information including, without limitation, information regarding the Company’s capitalization, certain tax matters and how proceeds in a potential transaction would be allocated, to inform their offer price, thereby enhancing direct comparability of proposals. Representatives of Latham & Watkins advised that it would be customary and appropriate to provide the potential acquirors remaining in the process with access to additional diligence information and specific instructions regarding assumptions to be used in bids delivered in the second round of the process. The Special Committee approved the provision of additional diligence materials to all potential acquirors invited to participate in the second round, which included Bidder B, Bidder C, Bidder D, Bidder G, Bidder H and Rithm, and instructed J.P. Morgan and PJT Partners to inform such bidders that they would advance to the second round of the process. The Special Committee reiterated its instructions that any forward-looking financial information to be shared with potential acquirors first be reviewed with and approved by the Special Committee. The Special Committee further instructed the Company’s management as well as PJT Partners and J.P. Morgan to ensure that Latham & Watkins had reviewed and approved for inclusion in the data room any other due diligence materials prior to making the information available to potential acquirors.

On December 13, 2022, J.P. Morgan received a preliminary, non-binding indication of interest from a fintech company (referred to as “Bidder I”) for 100% of the equity of the Company, which proposed an equity valuation for the Company at a 15% to 20% premium to the undisturbed stock price of $8.50 as of market close on November 17, 2022, subject to a number of assumptions and further due diligence.
On December 14, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors present, the Special Committee and representatives of PJT Partners and Latham & Watkins discussed the non-binding indication of interest received from Bidder I, noting that the price was less than the other proposals invited to participate in the second round of the process. The Special Committee authorized J.P. Morgan to indicate to Bidder I that it would not be invited to participate in the second round on the basis of the proposal it submitted and to inquire into whether Bidder I had flexibility to increase its price. At that same meeting, representatives of Latham & Watkins presented a draft merger agreement in connection with the potential transaction and solicited and received input from the Special Committee. The Special Committee authorized Latham & Watkins to update the draft merger agreement to reflect their input and to solicit input from the Company’s management and Weil.
On December 19, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors present, representatives of PJT Partners informed the Special Committee that an asset management company (referred to as “Bidder J”) expressed interest in a potential transaction with the Company. The Special Committee authorized J.P. Morgan and PJT Partners to continue discussions with Bidder J and to request a formal indication of interest in order to evaluate the proposed economic terms and other material terms compared to the other indications of interests received. In addition, the Special Committee instructed J.P. Morgan and Latham & Watkins to prepare a second-round process letter for the Special Committee’s review.
On December 20, 2022, at a meeting of the Special Committee with representatives of its financial and legal advisors present, the Special Committee, representatives of Latham & Watkins and representatives of PJT Partners discussed the allocation of potential transaction proceeds under the existing partnership agreements of the Operating Partnerships based on existing capital accounts of the equityholders in the Operating Partnerships. The Special Committee further discussed the discretion of the general partners of the Operating Partnerships (acting at the direction of the Special Committee) under the Operating Partnerships’ partnership agreements to (a) reflect currently in the capital accounts of the Operating Partnerships revaluations under applicable Treasury Regulations for historical events, resulting in certain classes of equity securities of the Company achieving their “book-up targets” under the terms of the Operating Partnership agreements, and (b) equalize (on a per unit basis) the allocation of transaction proceeds among all equityholders in the Operating Partnerships (collectively, the “Proceeds Allocation Considerations”). The Special Committee engaged in a series of extended discussions at this meeting (and others) on this topic. The decisions regarding the Proceeds Allocation Considerations had significant implications for holders of LP Class E Units of the Operating Partnerships, most of whom remained employees of the Company, who had been granted these LP Class E Units as equity incentive compensation and substantially all of which had vested. The Special Committee understood that a decision not to revalue the Operating Partnerships’ assets for historical events and “book up” these units could result in these LP Class E Units receiving no consideration in a transaction at the valuations proposed in the first round of the process.3 The December 20, 2022 meeting ended with the Special Committee instructing Latham & Watkins to confer with Weil and other advisors regarding the Proceeds Allocation Considerations to better understand the extent to which the Special Committee had authority to exercise discretion under the terms of the partnership agreements of the Operating Partnerships and the implications of taking such action, and the Special Committee resolved to continue its deliberations related to the Proceeds Allocation Considerations following such discussions. At several meetings in December 2022 and early January 2023, the Special Committee continued to discuss and consider the Proceeds Allocation Considerations with representatives of Latham & Watkins, PJT Partners and J.P. Morgan.
On December 21, 2022, Bidder J entered into an NDA with the Company in connection with the potential transaction.
On January 3, 2023, acting on authorization of the Special Committee, representatives of J.P. Morgan and PJT Partners distributed a letter describing the second round of the process to Rithm, Bidder B, Bidder C, Bidder D, Bidder G and Bidder H, including the Special Committee’s expectations regarding the substance and timing of final proposals, which included providing a description of (a) the bidder, (b) the offer price and form of
[3]
For context, the Company estimates that, at the valuation set forth in the Merger Agreement entered into with Rithm, the LP Class E Units would have been allocated $112.98 million in aggregate proceeds if they were fully “booked up”. As noted below, the LP Class E Units will be cancelled for no consideration in the Transactions.

consideration, (c) key assumptions underlying offer price, (d) considerations relevant to soliciting investor consents (including post-closing governance plans) and (e) financing plans. The letter also indicated (i) that each bidder would be provided a draft merger agreement that should be marked to indicate any proposed changes to such draft merger agreement in connection with its final offer and (ii) retention of the Company’s management was not a requirement and that, if a bidder elected to seek to retain the Company’s management, no discussion of employment terms should occur before the Special Committee expressly authorized such discussions. The deadline for final offers was set for January 25, 2023. The letter also requested that each bidder’s proposal assume (and that its proposed consideration reflect) that the Company’s tax receivable agreement (the “TRA”)4 would remain outstanding following the consummation of a potential transaction (without early acceleration or any amendments thereto). In the view of the Special Committee, the treatment of the TRA was a material component to bidders’ valuation of the Company due to the liabilities of the Company contained therein. The Special Committee noted that the Company had previously disclosed in the Company’s 2022 Form 10-K that these liabilities under the TRA generally become fixed under the change of control assumptions upon a merger or other change of control, whereas the associated tax asset may become significantly less valuable. Therefore, the cost of the TRA was likely to reduce the consideration paid to the Company’s equityholders upon a merger or other change of control of the Company, as potential acquirors would factor the cost of the TRA into their valuations of the Company.
On January 6, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan provided an update on the progress of the second round of the process. The Special Committee reconvened later on January 6, 2023, with representatives of its financial and legal advisors present to discuss the approach regarding the Proceeds Allocation Considerations. Following input from its legal advisors, the Special Committee determined that any transaction proceeds should be allocated in accordance with the existing capital accounts under the Operating Partnerships’ partnership agreements and that there would be no retroactive “book up” of any Operating Partnership units. This decision maximized the proceeds to be received by the public stockholders (as well as holders of LP Class A Units and LP Class A-1 Units) but decreased (or for employees that only held LP Class E Units, eliminated) the proceeds that would be payable to current employees holding LP Class E Units at the Operating Partnerships, which LP Class E Units would be canceled for no consideration in connection with the consummation of a potential transaction. The Special Committee and its advisors discussed the presentation of the allocation of proceeds and the Special Committee approved sharing such information (in the discussed format) with potential acquirors during the second-round diligence process.
On January 9, 2023, representatives of Bidder G informed representatives of J.P. Morgan that it was withdrawing from the bid process.
On January 11, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors present, representatives of PJT Partners discussed an update on the progress of the potential transaction, noting that (a) Bidder C had communicated it would likely not submit a final proposal or continue to participate in the process, (b) Bidder G had communicated that it was withdrawing from the bid process, and (c) additional
[4]
At the time of its IPO in 2007, the Company entered into the TRA with holders of LP Class A Units at the time, the primary beneficiaries of which are the Former EMD Group as well as other former executive managing directors of the Company who hold, or previously held, LP Class A Units. The TRA provides for the payment by the Company of a portion of the cash savings in U.S. federal, state and local income tax that the Company realizes as a result of the increased depreciation and amortization deductions and reduced gain on sale from (i) the increases in the tax basis of the tangible and intangible assets of the Operating Partnerships that results from taxable acquisitions by the Company (and certain affiliates and successors) of LP Class A Units and (ii) certain other tax benefits attributable to payments under the TRA. The purchase of LP Class A Units from the Former EMD Group and other holders of LP Class A Units in the IPO, and subsequent taxable exchanges of LP Class A Units for shares of Class A Common Stock, resulted in such an increase in the tax basis of the assets of the Operating Partnerships and their consolidated subsidiaries. As of June 30, 2023, the Company had an obligation to pay approximately $173.4 million in future payments under the TRA to the Former EMD Group and other holders of LP Class A Units (none of which are payable to any current executive managing director of the Company), assuming the Company earns sufficient income to realize the tax savings. In addition, a taxable acquisition of LP Class A Units and LP Class A-1 Units in the Mergers may result in a tax basis increase and additional TRA liabilities. The TRA includes certain “change of control” assumptions, such as the assumption that the Company (or its successor) has sufficient taxable income to utilize the relevant tax benefits, that limitations on the use of loss carryforwards do not apply, and that non-amortizable assets are deemed disposed of at the earlier of an actual disposition or fifteen years after the change of control. As a result, irrespective of whether the Company can otherwise utilize any tax assets on a go forward basis, the Company would calculate payments under the TRA assuming that these limitations do not apply. As disclosed in the Company’s 2023 Form 10-K, obligations under the TRA are likely to result in it being more expensive for third parties to acquire control of the Company due to the amount and certainty of the future payments owed under the TRA and the corresponding material reduction in the tax deductions available to the Company to benefit from such payments. Therefore, the cost of the TRA was likely to reduce the consideration paid to the Company’s equityholders upon a merger or other change of control of the Company, as potential acquirors would factor the cost of the TRA into their valuations of the Company.

conversations were ongoing with Bidder B, Bidder H and Rithm regarding their respective proposals. Representatives of PJT Partners noted that certain potential acquirors requested to begin having high-level discussions regarding the post-closing compensation philosophy with the Company’s management. Representatives of Latham & Watkins advised that while high-level conversations between the Company’s management and potential acquirors could occur, there should be no negotiation of a specific compensation framework or any discussions of specific amounts. Representatives of Latham & Watkins also advised that any discussions regarding compensation philosophy should only occur with clearly established ground rules that potential acquirors agree to abide by and under the supervision of advisors to the Special Committee. After discussion, the Special Committee approved limited discussions between the Company’s management and potential acquirors on the foregoing basis.
On January 16, 2023, Bidder J submitted a preliminary non-binding indication of interest to acquire 100% of the shares of Class A Common Stock at a price of $11.00-12.00 share, subject to a number of assumptions and further due diligence.
On January 17, 2023, the Former EMD Group sent a letter to the Special Committee asserting its belief that (a) that the Company had not provided all of the books and records the Former EMD Group believed they were entitled to under the Settlement Agreement or information regarding the potential transaction, (b) potential acquirors were being discouraged from bidding on individual business units of the Company, (c) the compensation of the Company’s management was discouraging potential acquirors and reducing the value of the bids and (d) the Special Committee was conditioning a potential transaction on retention of the Company’s management. The letter also asserted their view that the draft NDA provided to them in December 2022 was not appropriate.
On January 20, 2023, at the direction of the Special Committee, representatives of Latham & Watkins sent the Former EMD Group a letter on behalf of the Special Committee, denying the assertions set forth in the January 17, 2023 letter and confirming, among other things, that the bid process was being run by the Special Committee, with advice provided by its independent financial and legal advisors, in a manner fully consistent with both the Settlement Agreement and Delaware law. The letter expressed disappointment at what the Special Committee viewed as the Former EMD Group taking actions that were detrimental to the process. The letter further requested the Former EMD Group to send specific comments back on the NDA, as the Former EMD Group had not identified its particular concerns with the NDA, and indicated the Special Committee desired to enter into this NDA in order to provide information that would establish that the Former EMD Group’s concerns were misplaced. Thereafter, representatives of Dechert, on behalf of the Former EMD Group, provided comments to the NDA on January 27, 2023, and after a series of negotiations between representatives of Dechert and representatives of Latham & Watkins (which consulted with the Special Committee on all substantive terms), the Company and the Former EMD Group entered into an NDA on February 15, 2023.
On January 24, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan and the Company’s management present, representatives of PJT Partners provided an update on the bid process, noting that (a) Bidder B and Rithm had indicated that they would each submit offers the next day, (b) Bidder D and Bidder H were engaged in diligence but had not communicated a date on which they would submit an offer and (c) Bidder J continued to engage in diligence and indicated it remained interested in a potential transaction with the Company, but that Bidder J was a late entrant to the bid process and had not secured committed financing for the proposed transaction.
On January 25, 2023, Bidder B submitted a revised non-binding indication of interest to acquire 100% of the shares of Class A Common Stock at the price of $11.50 per share, subject to a number of assumptions and further due diligence.
On January 27, 2023, Bidder D submitted an updated non-binding indication of interest to acquire 100% of the shares of Class A Common Stock at a price range of $11.75-12.50 per share, subject to a number of assumptions and further due diligence, along with an issues list with respect to the draft merger agreement. Also on January 27, 2023, the financial advisor to Bidder J contacted representatives of PJT Partners to reiterate Bidder J’s interest in the potential transaction following further conversations between representatives of the financial advisors.

On January 29, 2023, Rithm submitted (i) an updated non-binding indication of interest to acquire the Company at an aggregate equity purchase price of $550 million subject to a number of assumptions, including that Rithm would have no future obligation or liability with respect to the TRA or any persons who hold any rights pursuant to the TRA, and (ii) an issues list with respect to the draft merger agreement.
On January 30, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan discussed that Bidder B, Bidder D and Rithm had submitted updated proposals in connection with the second round of the process. Representatives of J.P. Morgan presented a summary of the proposals received, noting that Bidder B and Bidder D had submitted proposals under which they would assume the TRA obligations as part of their proposals and that Rithm did not appear to price in the cost of assuming the TRA into its offer, resulting in a lower headline price than the offer indicated on its face. J.P. Morgan also noted that each bidder was requesting varying degrees of signing and/or closing conditions relating to the Former EMD Group, and that Bidder D had indicated that it would not proceed with a potential transaction unless the Former EMD Group would support such a transaction due to the potential public relations and business risks of signing a transaction and facing opposition from the Former EMD Group. J.P. Morgan further indicated that Bidder D had provided an issues list with respect to the draft merger agreement, that further negotiations with Bidder D would solidify the price per share in its proposal and that, on the terms presented in the proposals, Bidder D presented the highest price per share of Class A Common Stock. Representatives of J.P. Morgan provided an update on discussions with Bidder J, noting that it believed Bidder J was at best several weeks away from securing the financing required to consummate the potential transaction.
In addition, at that same meeting, and following Bidder F’s and Bidder J’s separate inquiries into a pre-closing divestiture of the Company’s CLO business line (the “CLO Business”), the Special Committee discussed with its advisors a potential sale of the Company’s CLO Business, including (i) the risk that a divestiture of the CLO Business may put the remaining Company at risk of being unable to continue as a going concern, as certain contracts and commitments of the Company include minimum assets under management (“AUM”) tests that may be breached as a result of a divestiture of the CLO Business, and (ii) issues related to tax considerations and transaction costs that would be incurred as a result of a potential divestiture of the CLO Business. Representatives of J.P. Morgan further noted that (a) only nine out of the seventy potential acquirors engaged in the bid process had expressed interest in acquiring a specific business line of the Company, (b) none of those potential acquirors had offered a high enough price for any specific business line that would justify such a divestiture by the Company and (c) certain business lines had not garnered any interest from potential acquirors, and therefore it was not reasonably certain that each business line of the Company could eventually be sold in a “sum of the parts” transaction where various business lines were sold to different bidders, creating a potential risk that the unsold businesses would need to be wound down at substantial cost to the Company and its equity holders.
On February 1, 2023, representatives of J.P. Morgan and PJT Partners discussed preliminary high-level compensation philosophy with representatives of Rithm’s management and Rithm’s financial advisor, Citigroup Global Markets Inc. (“Citi”). Later that day, representatives of Skadden provided to representatives of Latham & Watkins a revised version of Rithm’s issues list with respect to the draft merger agreement.
On February 2, 2023, following authorization by the Special Committee in light of the tentative agreement with Bidder D on price and material terms, the Company’s management met with two senior principals of Bidder D, with representatives of J.P. Morgan and PJT Partners present. The Company’s management and the representatives of Bidder D discussed the compensation philosophy that the Company currently utilized to compensate investment professionals across its business lines, and Bidder D shared in general terms the compensation structure and philosophy that it employed throughout its business lines. No specific terms of employment or compensation with respect to any members of management of the Company or other employees were discussed at this meeting.
The Special Committee convened a meeting on the same day with representatives of its financial and legal advisors and J.P. Morgan present. At that meeting representatives of Latham & Watkins advised on the legal and contractual requirements for the Company to secure the consent of its clients in connection with a potential transaction. Representatives of Latham & Watkins discussed that the auction draft merger agreement would contain a condition to the buyer’s obligation to consummate the transaction that Company clients representing a threshold amount of revenue run rate have provided their consent to the transaction,5 and described to the Special Committee the range of customary percentage thresholds in asset management transactions of this nature. Representatives of Latham & Watkins noted that client consent conditions are customary in asset management transactions in which the potential acquiror is not proposing to materially change the investment strategy or team of key investment professionals at the Company. The Special Committee approved the framework of the client consent condition and then authorized Latham & Watkins to discuss the client consent condition (and the appropriate percentage threshold to be included) with the Company’s management and to obtain from the Company’s management additional information regarding the revenue run rate associated with current clients. The Company’s management assisted in this analysis and provided input on its expectations as to the achievability of the client consent condition at various thresholds. Upon further discussion, the Special Committee determined to propose an 80% threshold and the specific legal terms of the client consent condition were shared with potential acquirors on February 10, 2023.
The Special Committee convened a second time on February 2, 2023 with representatives of its financial and legal advisors present, where representatives of PJT Partners discussed the development of independent valuations of the Company for the purposes of negotiating with potential acquirors and for purposes of PJT Partners’ financial analyses in connection with rendering a potential opinion as to the fairness to the public stockholders of a potential proposal selected by the Special Committee. After discussion, the Special Committee instructed PJT Partners to engage with the Company’s management to obtain financial information for purposes of PJT Partners’ financial analyses.
On February 7, 2023, members of the Company’s management met with representatives of Bidder J, including its founder and one of its partners, with representatives of J.P. Morgan and PJT Partners in attendance, to provide an overview of the Company and discuss investment strategies.
On February 8, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of Latham & Watkins provided an overview of its analysis regarding required payments and future obligations under the TRA following an acquisition of the Company. Representatives of J.P. Morgan discussed with the Special Committee the likelihood that providing potential acquirors with information on the TRA may facilitate negotiations with respect to the potential transaction and help compare the potential acquirors’ respective valuations. The Special Committee authorized J.P. Morgan to share a summary of required payments under the TRA with potential acquirors. Representatives of J.P. Morgan also discussed Bidder J’s continued interest in a potential transaction with the Company, noting however that Bidder J’s offer was prospective at this point because Bidder J had not demonstrated that it had sufficient committed equity or debt financing or available capital to support payment of the consideration indicated in its previous non-binding indication of interest. In addition, it was discussed that Bidder J’s business overlapped and competed with portions of the Company’s business and that there was concern that certain diligence information could be used by Bidder J to solicit employees and clients of the Company or to otherwise gain a competitive advantage over the Company. Accordingly, while the Special Committee authorized the granting of access to certain diligence materials contained in the virtual data room in order to progress Bidder J’s proposal, it instructed the Company’s advisors not to share certain competitively sensitive information about the Company at this preliminary stage. Furthermore, the Special Committee instructed J.P. Morgan to provide Bidder J with bid instructions and request that they submit, as soon as possible, a bid and a list of high priority diligence requests.
The Special Committee convened again on February 8, 2023, with representatives of its financial and legal advisors and the Company’s management present. At this meeting, the Company’s management presented draft financial projections that the Company’s management had prepared showing (a) the Company’s prospects following completion of a potential transaction, and (b) the Company’s prospects in the event that the Company does not enter into a potential transaction, and instead pursued a standalone strategy. With respect to the projections presenting the Company’s standalone strategy, representatives of the Company’s management noted that the Company was experiencing elevated redemption requests and negative impact on the Company’s ability
[5]
The client consent closing condition is generally formulated to refer to a threshold percentage of consenting client revenue run rate, which is calculated by reference to the quotient of (a) the revenue run rate associated with clients of the Company that have provided the requisite “consent” to the transaction as of the closing (the “Closing Revenue Run Rate”) divided by (b) the revenue run rate of all clients as of a date prior to signing (generally adjusted to take into account known redemptions) (the “Signing Revenue Run Rate”). The specific calculations to arrive at the Signing Revenue Run Rate and Closing Revenue Run Rate are often bespoke but the Closing Revenue Run Rate is generally calculated in a market-neutral manner such that changes in the value of AUM due to market factors (e.g., a change in the stock price of a publicly traded security held by a fund) are not taken into account, but any changes to the fee rate or AUM due to client redemption or inflows are taken into account.

to raise new capital from investors into its funds in 2023, which the Company believed was driven by a variety of factors, primarily resulting from the uncertainty and perceived instability relating to the disputes with the Former EMD Group. The Special Committee instructed the Company’s management to revise the draft financial projections to reflect additional assumptions and updates resulting from the Company’s year-to-date financial performance.
From February 9, 2023, to February 10, 2023, representatives of J.P. Morgan and PJT Partners engaged in discussions with representatives of Bidder D regarding the TRA, including discussions on settling the TRA prior to entering into a definitive merger agreement with respect to a potential transaction.
From February 6, 2023, to February 10, 2023, representatives of J.P. Morgan engaged in discussions with representatives of Rithm regarding the price per share of Class A Common Stock in Rithm’s offer, considerations with respect to settlement of the TRA and the potential risks for a potential transaction.
On February 10, 2023, representatives of Bidder B informed representatives of J.P. Morgan that it was withdrawing from the bid process and cited a range of concerns, including securing committed financing from its limited partners and uncertainty and perceived instability relating to the disputes with the Former EMD Group.
On February 12, 2023, Bidder D submitted a revised proposal in connection with the proposed transaction at a price of $11.80 per share, along with a revised issues list with respect to the draft merger agreement and a markup of the client consent condition and a request for exclusivity. Bidder D’s revised proposal and issues list included, among other things, requests for (a) voting and support agreements from certain key shareholders, including Mr. Levin and Mr. Och, (b) releases from the Former EMD Group as it related to their potential claims against the Company as a condition to closing and (c) discussions with the Company’s management regarding post-closing employment arrangements.
On February 13, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan discussed with the Special Committee an overview of the second stage of the bid process and the proposals received to date. Representatives of J.P. Morgan discussed that Bidder D’s indication of interest contemplated that the TRA would be assumed by Bidder D and that Bidder D solidified its proposed price per share at $11.80. Bidder D had generally accepted the client consent condition framework but proposed a threshold of 87.5% instead of 80%. Representatives of J.P. Morgan communicated that Rithm’s offered price per share of Class A Common Stock was, according to calculations of the Company’s management, an inferior price per share of Class A Common Stock than Bidder D’s proposal, with the assumption that the TRA would be retained by the Company. Additionally, representatives of Latham & Watkins communicated that Rithm proposed a client consent condition threshold of 85%, but revised the framework of the condition itself so that the condition was harder to achieve than the (higher) percentage articulated by Bidder D. In addition, representatives of J.P. Morgan indicated that Bidder D indicated potential flexibility on the extent to which it would require a formal voting agreement or release from the Former EMD Group as a condition to signing or closing the potential transaction, but that it expressly conditioned the signing of a definitive merger agreement with respect to a potential transaction on having a pre-signing conversation with the Former EMD Group. Bidder D expressed concerns about the potential public relations risks of signing a transaction and facing opposition from the Former EMD Group and wanted assurances from the Former EMD Group that the Former EMD Group would not publicly oppose the transaction. Representatives of J.P. Morgan further noted that (a) the terms of the Bidder D offer were otherwise superior to the other proposals received such that if such offer were accepted by the Special Committee, it was J.P. Morgan’s view that the Special Committee could reasonably enter into exclusivity with Bidder D, (b) Bidder D did not present any financing risk as it was able to fund the potential transaction using existing financial resources and (c) it was their view that it was possible that the Former EMD Group would respond positively to Bidder D as a potential acquiror, including because Bidder D submitted the highest offer price with the fewest conditions to closing and indicated a willingness to pursue a short timeline to execution. J.P. Morgan suggested that the Special Committee request that Bidder D improve its offered price per share from $11.80 to $12.05 and lower the client consent condition threshold to 82-83%, and the Special Committee authorized J.P. Morgan to make this request. In addition, because Bidder D would require, at a minimum, assurances from the Former EMD Group that the Former EMD Group would support the transaction as a condition to signing a definitive merger agreement with respect to a potential transaction, the Special Committee requested that J.P. Morgan engage with the Former EMD Group to provide them information on the bid process and Bidder D to set the stage for an eventual conversation between Bidder D and the Former EMD Group.

On February 15, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan updated the Special Committee on discussions between J.P. Morgan and Bidder D. Representatives of J.P. Morgan reported that Bidder D had increased its proposed price per share to $12.00 and reduced the client consent condition threshold to 85%. However, Bidder D had reiterated that it would not be willing to sign a definitive merger agreement with respect to a potential transaction without the support of the Former EMD Group. Representatives of J.P. Morgan provided an update on discussions with Rithm, noting that it expected Rithm to submit a revised proposal at an increased price per share of $10.00 that expressly assumed the TRA. Rithm did submit such an offer later that day, but the offer did not change the terms of the client consent condition. Representatives of J.P. Morgan discussed that Bidder J submitted a preliminary, non-binding indication of interest at an equity value of $700 million but that Bidder J still did not have any committed debt or equity financing in place in order to execute on its proposal and was behind Bidder D and Rithm in terms of a timeline to sign a merger agreement with respect to the potential transaction, each of which had delivered full mark-ups of the draft merger agreement in addition to demonstrating credit-worthiness. Representatives of J.P. Morgan also provided an update on discussions with the Former EMD Group, noting that the Former EMD Group had agreed to sign the draft NDA and committed to considering the information presented by J.P. Morgan regarding the sale process in good faith for the purposes of being informed on the bid process. Following a discussion, the Special Committee authorized the Company to (a) enter into exclusivity with Bidder D in order to negotiate a definitive merger agreement with respect to a potential transaction and (b) facilitate an information exchange regarding the potential transaction. The Special Committee further authorized the Company’s management to engage in compensation discussions with Bidder D following the execution of an exclusivity agreement with Bidder D (the “Exclusivity Agreement”). The Special Committee also authorized J.P. Morgan to schedule a call with the Former EMD Group regarding the $12.00 per share of Class A Common Stock proposal made by Bidder D.
On February 18, 2023, representatives of J.P. Morgan and PJT Partners engaged in discussions with representatives of Bidder D and Dechert to provide, with the permission of Bidder D, information to the Former EMD Group regarding Bidder D’s offer and identity.
Later on February 18, 2023, representatives of J.P. Morgan, PJT Partners, Weil and Latham & Watkins met with representatives of the Former EMD Group, including J. Morgan Rutman, Richard Lyon and representatives of Dechert, to discuss the potential transaction between Bidder D and the Company and the material terms of such potential transaction.
Bidder D and the Company entered into the Exclusivity Agreement on the same day, which provided for an exclusivity period that continued until the earlier of termination by Bidder D or three days after the delivery of a notice of termination by the Company (which could be delivered no earlier than March 15, 2023). The Special Committee instructed its advisors and the Company’s management to cease engaging in discussions with other potential acquirors.
Later that day (and following the execution of the Exclusivity Agreement), Bidder J submitted a revised proposal offering $12.00 to $14.00 per share of Class A Common Stock, which offer continued to lack committed debt or equity financing necessary to pay the consideration contained in such proposal. Consistent with its obligations under the Exclusivity Agreement, the Special Committee and its advisors did not respond to such proposal.
On February 21, 2023, representatives of Bidder J informed representatives of PJT Partners and J.P. Morgan that Bidder J remained interested in the potential transaction at a price per share of Class A Common Stock of $12.00-14.00 but that Bidder J reported that, to date, it had only secured $50 million in financing and would need to raise third party capital to execute its proposal. Consistent with its obligations under the Exclusivity Agreement, the Special Committee and its advisors did not respond to such outreach.
On February 26, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors present, representatives of Latham & Watkins informed the Special Committee that the Former EMD Group had requested from J.P. Morgan and PJT Partners information regarding payments that would be made to the Former EMD Group under the TRA in connection with the potential transaction with Bidder D and supporting analysis and assumptions. The Special Committee discussed this request with PJT Partners and Latham & Watkins and authorized J.P. Morgan to share this analysis with the Former EMD Group on February 27, 2023.

On March 3, 2023, the Company filed its annual report on Form 10-K, which reported that the Company was experiencing elevated redemption requests and negative impact on its ability to raise new capital from investors into its funds so far in 2023, which the Company believed was driven by a variety of factors, primarily the uncertainty and perceived instability relating to the disputes with the Former EMD Group.
Later on March 3, 2023, the Special Committee received a letter from the Former EMD Group stating that the Former EMD Group would not support the proposed transaction with Bidder D because, in the Former EMD Group’s view, Bidder D’s price undervalued the Company. Further, the Former EMD Group stated in the letter that it believed that the Company’s compensation structure was the primary cause of what it viewed as insufficient valuation in the proposals from Bidder D.
On March 5, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and the Company’s management present, the Special Committee and representatives of Latham & Watkins and PJT Partners discussed the Former EMD Group’s March 3, 2023 letter to the Special Committee, the conversations between representatives of J.P. Morgan and the Former EMD Group, the fact that Bidder D had indicated that it would be unwilling to proceed with a potential transaction without the support of the Former EMD Group, and the prospect of trying to arrange further meetings between the Former EMD Group and J.P. Morgan. After discussion, the Special Committee instructed PJT Partners and Latham & Watkins to consult with Weil and the Company’s management to progress discussions about how to best secure the Former EMD Group’s support for a potential transaction with Bidder D, since Bidder D had indicated that it would only proceed on that basis.
On March 10, 2023, the Company provided a revised draft of the merger agreement to Bidder D.
On March 16, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan advised that Bidder D continued to require the Former EMD Group’s support as a condition to signing a definitive merger agreement and proceeding with the potential transaction and that J.P. Morgan and Bidder D were continuing to attempt to engage with the Former EMD Group to gain its support. Representatives of J.P. Morgan also informed the Special Committee that Bidder D had indicated that it would be reverting with a proposal on management compensation and an updated draft of the merger agreement. The Special Committee resolved to reconvene upon receipt of Bidder D’s draft of the merger agreement and management compensation proposal.
On March 22, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan reported that Bidder D reported that it had attempted to engage directly in discussions with members of the Former EMD Group and that members of the Former EMD Group declined an offer to meet with Bidder D. Representatives of J.P. Morgan indicated that they urged Bidder D to consider the circumstances under which it would proceed without the Former EMD Group’s support, and that Bidder D indicated that it would require, at a minimum, a meeting with the Former EMD Group prior to making such determination. After discussing with representatives of PJT Partners, J.P. Morgan and Latham & Watkins, the Special Committee authorized J.P. Morgan and PJT Partners to try to again arrange direct discussions between the Former EMD Group and Bidder D.
Following Bidder D’s outreach to the Former EMD Group in March 2023, the Former EMD Group requested from the Company additional information regarding a breakdown of future TRA payments that would be due to the Former EMD Group in connection with the transaction with Bidder D, based on a variety of different assumptions. Following authorization from the Special Committee, J.P. Morgan shared this information on March 26, 2023.
On March 27, 2023, representatives of Bidder D (including its founder and one of its partners), J.P. Morgan and PJT Partners met with certain representatives of the Former EMD Group, including J. Morgan Rutman, Richard Lyon and representatives of Dechert, to discuss the potential transaction between Bidder D and the Company.
On March 27, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of PJT Partners and J.P. Morgan provided an update on the discussions between representatives of J.P. Morgan, PJT Partners, the Former EMD Group and Bidder D regarding the potential transaction. The Special Committee next discussed with representatives of PJT Partners, J.P. Morgan and Latham & Watkins whether to terminate the Exclusivity Agreement with Bidder D. The Special Committee considered the fact that the transaction with Bidder D was substantially progressed, citing the advanced state of Bidder D’s diligence and the substantially progressed draft merger agreement, and noted that the key gating item to a final definitive merger agreement with respect to a potential transaction with Bidder D was Bidder D either (a) receiving the positive assurances it sought from the Former EMD Group that the Former EMD Group would not publicly oppose the potential transaction or (b) agreeing to sign the definitive merger agreement with respect to a potential transaction without the Former EMD Group’s support. The Special Committee resolved to reevaluate the Exclusivity Agreement after confirming whether Bidder D would consider moving forward with a potential transaction without receiving the Former EMD Group’s support for such potential transaction. The Special Committee instructed J.P. Morgan to urge Bidder D to articulate a definitive position as, thus far, Bidder D had only indicated that it was continuing to assess the situation.
On March 30, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan provided an update on J.P. Morgan’s discussions with each of Bidder D and the Former EMD Group. Representatives of J.P. Morgan stated that they had conveyed to Bidder D the Special Committee’s frustration with the delay of signing the definitive merger agreement with respect to the potential transaction and inquired as to whether Bidder D had definitively determined it would only proceed to signing with the Former EMD Group’s support. The Special Committee and representatives of PJT Partners, J.P. Morgan and Latham & Watkins then discussed alternative approaches to the potential transaction that might either (a) persuade Bidder D to execute a definitive merger agreement with respect to a potential transaction without the Former EMD Group’s support and/or (b) provide the Former EMD Group certain benefits that would persuade the Former EMD Group to support the potential transaction6 (collectively, the “Alternative Transaction Approaches”). After discussion, the Special Committee authorized J.P. Morgan to discuss the Alternative Transaction Approaches with Bidder D. The meeting concluded following a revisiting of the Former EMD Group’s letter to the Special Committee dated March 3, 2023, and the Special Committee resolved to forego a formal written response given that there had been numerous discussions between advisors regarding the issues described therein.
On April 3, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan and the Company’s management present, representatives of J.P. Morgan provided an overview of its discussions with Bidder D. Bidder D remained unwilling to progress the potential transaction without support from the Former EMD Group, citing (a) public relations concerns that would stem from the Former EMD Group publicly opposing the potential transaction and/or commencing litigation and (b) a lack of confidence that support from the Former EMD Group would be forthcoming, given that the Former EMD Group had sent several communications expressly stating they would not support the transaction with Bidder D and had declined to meet directly with Bidder D in the month and a half since the Former EMD Group learned of the potential transaction with Bidder D. Representatives of J.P. Morgan indicated that they were continuing to attempt to progress conversations with Bidder D regarding the Alternative Transaction Approaches. The Special Committee, the Company’s management, PJT Partners, J.P. Morgan and Latham & Watkins then discussed potential alternative acquirors if the Company were to terminate the Exclusivity Agreement with Bidder D.
On April 4, 2023, at meetings of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan noted that, following the authorization by the Special Committee on February 15 for Bidder D to engage in management compensation discussions following the execution of the Exclusivity Agreement, the Company’s management and representatives of Bidder D had discussed the Company’s existing compensation philosophy and framework and compared it to Bidder D’s existing compensation philosophy and framework. Representatives of J.P. Morgan further noted that, no terms had been agreed upon during these discussions or afterward, but that Mr. Levin had reported that he was comfortable that Bidder D would continue to compensate the investment professionals of the Company in a manner that would encourage retention and facilitate the achievement of the client consent condition set forth in the draft merger agreement with respect to the potential transaction. Additionally, Mr. Levin indicated that, if asked, he would be amenable to agreeing to an employment arrangement with Bidder D in which (a) Mr. Levin would no longer act as the Chief Executive Officer of the Company’s business, and (b) Mr. Levin was
[6]
For context, the Special Committee and its legal and financial advisors discussed that the Former EMD Group’s economic interests diverge in certain respects from those of a public company shareholder due in part to, among other things, (a) the fact that absent a “roll over” of LP Class A Units and LP Class A-1 Units in a tax-deferred transaction, members of the Former EMD Group would recognize significant taxable gain in excess of the proceeds received in the Mergers (as a result of taxable gain attributable in large part to tax-deferred distributions previously received by the Former EMD Group) and (b) the fact that the members of the Former EMD Group are beneficiaries under the TRA and thus entitled to certain future payments pursuant to the TRA following the closing of a potential transaction (the “Former EMD Considerations”). The Alternative Transaction Approach generally centered on these Former EMD Considerations, as well as certain requests that the Former EMD Group had made publicly regarding a desire to see Mr. Levin’s compensation significantly decline.

compensated in a manner that was consistent with Bidder D’s existing compensation philosophy and framework. In addition, representatives of J.P. Morgan provided an update on the ongoing discussions with Bidder D concerning the Alternative Transaction Approaches. Representatives of J.P. Morgan stated that Bidder D intended to propose certain of the Alternative Transaction Approaches to the Former EMD Group, centered primarily around the Former EMD Considerations, in exchange for gaining the Former EMD Group’s support.
On April 5, 2023, the Special Committee received another letter from the Former EMD Group stating its unwillingness to support the potential transaction as currently structured, again asserting that the Company’s current executive compensation arrangements were resulting in a reduced valuation.
Between April 10 and April 18, 2023, the Special Committee held several meetings with its financial and legal advisors and J.P. Morgan present to discuss the Alternative Transaction Approaches, including a new Alternative Transaction Approach proposed by Bidder D whereby Bidder D would execute the definitive merger agreement without the Former EMD Group’s support but the draft merger agreement would be revised to provide that the closing of the proposed transaction would be conditioned on the Former EMD Group providing its support for the proposed transaction, and in the event such condition to closing was not satisfied, then the Company would sell the CLO Business to Bidder D (the “CLO Sale Requirement”). Representatives of J.P. Morgan provided an overview of the potential acquirors who had indicated an interest in acquiring the Company’s CLO Business during the course of the bid process and revisited prior discussions regarding the implications of a sale of only the CLO Business. Per a request from the Special Committee, representatives of J.P. Morgan provided the Special Committee with a preliminary overview of the potential economics of a sale of the Company’s CLO Business. In addition to considering this proposal, discussions between representatives of J.P. Morgan, PJT Partners and Bidder D continued during this period around other Alternative Transaction Approaches, including regarding the package of “inducements” that Bidder D had indicated it would offer the Former EMD Group in exchange for their support, which inducements included a potential rollover of the Former EMD Group’s LP Class A Units or LP Class A-1 Units into equity of Bidder D in a tax-deferred transaction. Also discussed was the possibility of the Company seeking Bidder D’s consent to publicly announce the current status of the potential transaction to the Company’s shareholders. The Special Committee consulted with its advisors on the various Alternative Transaction Approaches. During this period, the Special Committee decided to maintain the exclusive relationship between the Company and Bidder D for an additional period to assess whether Bidder D could make further progress with the Former EMD Group on the potential transaction.
On April 25, 2023, representatives of Bidder D, J.P. Morgan and PJT Partners met with representatives of the Former EMD Group to discuss certain of the Alternative Transaction Approaches centered primarily around the Former EMD Considerations and, in particular offering the Former EMD Group (and the other holders of any LP Class A Units or LP Class A-1 Units (collectively, the “Class A Unitholders” and each individually, a “Class A Unitholder”)) the ability to rollover their Class A Units into equity of Bidder D in a tax-deferred transaction.
On April 25, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan and the Company’s management present, representatives of J.P. Morgan provided the Special Committee with an overview of its discussions with the Former EMD Group and Dechert and reported that at this time, the Former EMD Group would not indicate when the Company could expect an answer from the Former EMD Group.
On May 1, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan, Weil and the Company’s management present, representatives of J.P. Morgan provided the Special Committee, its financial and legal advisors, Weil and the Company’s management with a summary of its discussions with the Former EMD Group and Dechert. In particular, representatives of J.P. Morgan reported that the Former EMD Group indicated it would require a significant amount of additional information before it would consider the package of Alternative Transaction Approaches offered by Bidder D. After discussion, the Special Committee authorized J.P. Morgan to convey to Bidder D the Former EMD Group’s requirements and request that Bidder D either (a) engage with the Former EMD Group on their requests in an effort to gain their support or (b) execute a definitive merger agreement without the Former EMD Group’s support.
On May 2, 2023, the Special Committee received a letter from the Former EMD Group, as previewed to representatives of J.P. Morgan and discussed at the meeting of the Special Committee on May 1, setting out the information requests regarding the proposed transaction with Bidder D, which were passed on to Bidder D.

On May 5, 2023, the Company filed its quarterly report on Form 10-Q, which reported that the Company was experiencing elevated redemption requests and negative impact on its ability to raise new capital from investors into its funds so far in 2023, which the Company believed was driven by a variety of factors, primarily the uncertainty and perceived instability relating to the disputes with the Former EMD Group.
Between May 2, 2023, and May 10, 2023, despite outreach at the direction of the Special Committee by representatives of PJT Partners, Bidder D did not engage substantively with the Special Committee, the Company or their respective advisors.
Bidder D had stated to J.P. Morgan over the course of the negotiation process that Bidder D was not willing to move forward with the potential transaction without the Former EMD Group’s support. With that context and following the lack of communication from Bidder D following its receipt of the Former EMD Group’s May 2 letter, the Special Committee authorized the Company to terminate exclusivity with Bidder D on May 11, 2023, and to engage with other potential acquirors regarding their willingness to consider a potential transaction that did not involve support of the Former EMD Group as a condition to signing or closing since this condition had been the gating item to executing a definitive merger agreement with respect to a potential transaction with Bidder D. Following termination of the Exclusivity Agreement, Bidder D discontinued its engagement with the Special Committee, the Company and their respective advisors regarding a potential transaction.
On May 11, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, the Special Committee and representatives of PJT Partners, J.P. Morgan and Latham & Watkins discussed the termination of exclusivity with Bidder D and the Special Committee’s strategy for engaging with alternative potential acquirors regarding a potential transaction. After discussion, representatives of J.P. Morgan provided an overview of potential acquirors that may be interested in participating in a renewed bid process, including Rithm, Bidder B, Bidder E, Bidder H and Bidder J. Representatives of PJT Partners then led a discussion of the guidelines of the renewed bid process run by the Special Committee. After discussion, the Special Committee authorized J.P. Morgan to commence outreach on the basis discussed with the Special Committee.
On May 12, 2023, the Company’s management provided to the Special Committee an updated financial projection case of the Company following the consummation of a potential transaction, with assumptions, among others, that the then-existing corporate structure remained and that the Company generated sustained investment performance in its core strategies, and did not include any potential impacts from future market volatility, derivative actions, potential strategic growth opportunities, or synergies that may be pursued with a strategic partner or from being a private company (such financial projections, the “Transaction Forecasts”). On May 13, 2023, the Special Committee approved the Transaction Forecasts and authorized the Company’s management to share the Transaction Forecasts with Rithm (as well as other potential acquirors who remained involved in the process) to facilitate its due diligence with respect to a potential transaction. On May 15, 2023, the Company’s management provided the Transaction Forecasts to Rithm.
On May 16, 2023, J.P. Morgan, acting on instructions from the Special Committee, shared an updated version of the merger agreement with Rithm, Bidder H and Bidder J in the virtual data room. The updated draft merger agreement was in substantially the same form as had been negotiated with Bidder D and bidders were instructed that comments should be limited accordingly.
On May 23, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan provided an update regarding the bid process in connection with the potential transaction, reporting that Rithm had conveyed that it intended to submit a proposal in the near term for a potential transaction which was not conditioned on the support of the Former EMD Group. Representatives of J.P. Morgan also communicated that both Bidder H and Bidder J conveyed that they remained interested in a potential transaction and were progressing their respective offers. Representatives of J.P. Morgan then noted that representatives of an asset management company not previously involved in the process (referred to as “Bidder K”) had contacted representatives of J.P. Morgan to express interest in a potential transaction.
On May 24, 2023, representatives of Rithm submitted an updated proposal to representatives of PJT Partners and J.P. Morgan to acquire the Class A Common Stock for $11.00 per share, subject to a number of assumptions and further due diligence, along with an issues list with respect to the draft merger agreement. Rithm also requested an exclusivity period of fourteen days as part of its proposal. Rithm’s updated proposal and issues list indicated that voting agreements and post-closing employment agreements were subject to discussion, the TRA would remain in place upon consummation of the proposed transaction, and that Rithm expected to enter into employment agreements with a select group of employees concurrently with executing a definitive merger agreement with respect to a potential transaction. Rithm’s updated letter additionally indicated that Rithm was open to offering a rollover to the Class A Unitholders (including the Former EMD Group), but Rithm noted that any rollover would need to be accompanied by governance and stockholder approval mechanisms that were appropriate for a transaction in which different classes of stockholders were offered different consideration options. PJT Partners and J.P. Morgan promptly informed the Special Committee of this proposal.
On May 25, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan and the Company’s management present, representatives of J.P. Morgan provided an update on the renewed bid process in connection with the potential transaction and the progress of other potential acquirors, including that (a) Bidder H remained interested, but continued to propose a lower price per share than Rithm and had not confirmed if it would condition the signing or closing of the potential transaction on receiving the support of the Former EMD Group, (b) Bidder J remained several weeks away from being able to submit an offer, continued to lack committed financing and had indicated that discussions with the Former EMD Group were a condition to signing a definitive merger agreement with respect to a potential transaction, (c) Bidder K had entered into an NDA with the Company, gained access to the virtual data room and was performing preliminary diligence, (d) neither Bidder B nor Bidder D had responded to recent inquiries regarding the potential transaction, and (e) Bidder E had conveyed that it does not have the financing commitments to pursue the potential transaction. Representatives of J.P. Morgan further communicated that Rithm conveyed, in response to feedback from J.P. Morgan, that it intended to submit an updated offer letter that expressed more definitive positions on certain key deal points. In addition, representatives of J.P. Morgan explained that Rithm was willing to offer the Former EMD Group and all other Class A Unitholders the option to forgo the cash consideration they would otherwise receive and instead rollover their units into stock of either a subsidiary of Rithm or into Rithm itself, which may allow for those Class A Unitholders to continue to benefit from deferral of taxes. Representatives of J.P. Morgan stated that representatives of Rithm communicated to representatives of J.P. Morgan that it did not intend to condition the signing or closing of the potential transaction on the execution of a support or voting agreement with the Former EMD Group. After discussion, the Special Committee authorized its advisors to engage in negotiations with Rithm upon receipt of Rithm’s full package of proposed terms. After the attending members of the Company’s management left the meeting, representatives of J.P. Morgan discussed with the Special Committee the proposed price per share contained in the Rithm proposal of $11.00 per share of Class A Common Stock. The Special Committee resolved to reconvene upon receipt of the full package of proposed terms from Rithm.
Later that day, Rithm submitted to representatives of PJT Partners and J.P. Morgan an updated proposal to acquire the Class A Common Stock for $11.00 per share, which was substantially identical to their May 24th proposal letter, except that it: (a) clarified that Rithm may be interested in negotiating a buyout of the TRA, but only after a definitive merger agreement with respect to a potential transaction was executed, and (b) specifically indicated that Rithm would require Mr. Levin and a limited number of other key executives to enter into new employment agreements concurrently with executing a definitive merger agreement with respect to a potential transaction and that it may seek voting agreements from key employees (but not from any non-employee equityholders, including members of the Former EMD Group). Rithm’s updated letter again indicated that Rithm was open to offering a rollover to the Class A Unitholders (including the Former EMD Group), but Rithm noted that any rollover would need to be accompanied by governance and stockholder approval mechanisms that were appropriate for a transaction in which different classes of stockholders were offered different consideration options. Representatives of PJT Partners and J.P. Morgan promptly informed the Special Committee of such proposal. Rithm later clarified to J.P. Morgan that it would be willing to proceed with a potential transaction if only Mr. Levin (and no other key executives of the Company) entered into a new employment agreement with respect to a potential transaction.
On June 1, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan, Weil and the Company’s management present, representatives of J.P. Morgan reported on their recent discussions with Rithm, Bidder H, and Bidder K. Representatives of J.P. Morgan reported that Bidder H intended to submit a proposal of $10.00 per share for 100% of the shares of Class A Common Stock, but that (a) such proposal would require divestiture of the real estate business of the Company to fund a portion of the $10.00 per share consideration and other onerous closing conditions and would not be accompanied by a revised draft of the merger agreement and (b) Bidder H had not yet conducted substantial diligence on the Company. Representatives of J.P. Morgan also stated that Bidder K intended to conduct additional due diligence before submitting a proposal and that Rithm indicated that it intended to send a revised draft of the merger agreement. The Special Committee authorized (i) J.P. Morgan to continue to engage with Rithm regarding the open points in the offer it had submitted on May 25, 2023, and (ii) Latham & Watkins to engage with Rithm’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), to progress the draft merger agreement once it was received. On the same day, representatives of Bidder H submitted an offer letter to representatives of PJT Partners and J.P. Morgan to purchase 100% of the shares of Class A Common Stock for $10.00 per share, subject to a number of assumptions and further due diligence. Representatives of PJT Partners and J.P. Morgan promptly informed the Special Committee of such proposal. On June 2, 2023, at the direction of Rithm’s management, representatives of its financial advisor, Citi, sent representatives of PJT Partners and J.P. Morgan the high-level terms that would apply to the rollover being offered to the Class A Unitholders as described in the Rithm offer.
Throughout the month of June, at the instruction of the Special Committee, representatives of Latham & Watkins and Skadden continued to discuss the potential terms and structure of a rollover that could be offered to Class A Unitholders, which would allow Class A Unitholders to elect to (subject to certain terms and conditions) forgo the cash consideration they would otherwise receive and instead rollover their units into stock of either a subsidiary of Rithm or into Rithm itself. Such discussions also addressed whether such a rollover structure, if implemented, should be accompanied by a non-waivable closing condition requiring an affirmative vote of a majority of the holders of Class A Common Stock who were not eligible to participate in such a rollover (a “Majority of Unaffiliated Vote Condition”). Ultimately Latham & Watkins and Skadden agreed that if Rithm and the Company agreed to proceed with a potential transaction that included a rollover option for Class A Unitholders, then a Majority of Unaffiliated Vote Condition would be included in the definitive merger agreement with respect to such a transaction.
On June 2, 2023, at the direction of Rithm’s management, representatives of Citi sent representatives of PJT Partners and J.P. Morgan the high-level terms that would potentially apply to the rollover being considered for the Class A Unitholders as described in the Rithm offer. Representatives of PJT Partners and J.P. Morgan promptly notified the Special Committee of such terms.
On June 3, 2023, at a meeting of the Special Committee with representatives of its legal advisor and J.P. Morgan present, representatives of J.P. Morgan again reported on its recent discussions with Rithm and Bidder K. Representatives of J.P. Morgan informed the Special Committee that Rithm had indicated it would, in response to requests by the Special Committee and its financial and legal advisors, submit certain items pertaining to the open points in the Rithm proposal, including a more detailed term sheet for the potential rollover terms, a draft employment agreement for Mr. Levin and revisions to the client consent condition. Representatives of Latham & Watkins stated that it would follow-up with Skadden on these open points. In addition, representatives of J.P. Morgan conveyed that (a) Bidder K indicated that it would submit a proposal the following week and (b) Bidder H would require an additional partner or partners to purchase the real estate business of the Company as a condition to its offer.
On June 4, 2023, representatives of Skadden sent representatives of Latham & Watkins the draft term sheet setting forth the terms of the rollover.
On June 5, 2023, representatives of Skadden sent representatives of Latham & Watkins the draft voting and support agreement that Rithm was requesting from Mr. Levin and certain other employees of the Company.
On June 6, 2023, J.P. Morgan and PJT Partners received a proposal from Bidder J at a price of $11.00 per share of Class A Common Stock, subject to a number of assumptions and further due diligence. Bidder J’s updated proposal provided details regarding Bidder J’s expected sources of financing to support the payment of consideration indicated in its proposal, but Bidder J did not provide evidence of commitments with respect to such financing. The updated proposal also included requests for the Special Committee’s consent under Bidder J’s NDA for Bidder J to: (a) speak to the Former EMD Group prior to entry into any definitive agreement with respect to a potential transaction, and (b) potentially co-bid with Bidder H and certain other third parties who may be interested in acquiring the Company’s CLO business line. PJT Partners and J.P. Morgan promptly informed the Special Committee of such proposal. After consideration with its financial and legal advisors, the Special Committee ultimately provided its consent for Bidder J to co-bid with Bidder H, but did not provide its consent for Bidder J to contact the Former EMD Group.
On June 7, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan provided an update on the renewed bid process, noting that (a) the offer received from Bidder J on the prior day indicated that Bidder J (i) had yet to secure the financing commitments required to enter into a definitive merger agreement with respect to a potential transaction, (ii) was not willing to execute definitive agreements with respect to a potential transaction without first speaking with the Former EMD Group and (iii) remained several weeks away from completing its due diligence and submitting a definitive offer, (b) Bidder K had stated an intention to submit an offer in the coming days, (c) Bidder H’s outstanding offer remained less favorable than the other offers received to date and (d) Rithm had requested to engage with Mr. Levin regarding a proposed compensation framework for his employment agreement. Representatives of J.P. Morgan also indicated that, while Rithm continued to express its willingness to execute a definitive merger agreement prior to any negotiations with the Former EMD Group, Rithm wanted to provide the Former EMD Group a briefing prior to the public announcement of the transaction. Following discussions, the Special Committee determined that Rithm should be permitted to share with Mr. Levin an indicative compensation framework for the Company’s employees following the consummation of the potential transaction, and Mr. Levin should report his feedback on such indicative compensation framework to the Special Committee so the Special Committee may assess the viability of a potential transaction with Rithm that was conditioned on Mr. Levin executing an amendment to his employment agreement.
On June 8, 2023, Rithm, through Citi, sent J.P. Morgan and Mr. Levin an indicative compensation framework for the Company’s employees following the consummation of the potential transaction and a term sheet for a long-term incentive plan.
On the same day, Bidder K sent J.P. Morgan an offer letter with a price of approximately $11.00 per share of Class A Common Stock, made up of $2.60 in cash, Bidder K shares worth approximately $6.40 and a contingent value right (“CVR”), capped at a value of $2.00 per CVR, subject to a number of assumptions and further due diligence.
On June 9, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan and the Company’s management present, representatives of J.P. Morgan provided an update on the proposals received to date and noted that Bidder K’s inclusion of a CVR in its proposal reduced the present value of its offer below $11.00 per share of Class A Common Stock, and that, therefore, the offer was less attractive than Rithm’s existing offer of $11.00 per share of Class A Common Stock. The Company’s management then discussed their review of Rithm’s indicative compensation framework, reporting that they believed that it would likely be possible to reach agreement under the framework outlined, but that additional discussions would be necessary to discuss specific terms in more detail. After discussion, the Special Committee authorized J.P. Morgan to request that Rithm increase its offer price to $12.00 per share for Class A Common Stock and indicate that if Rithm accepted the increased offer price, Rithm would be authorized to negotiate with Mr. Levin regarding a new employment agreement.
On June 10, 2023, representatives of J.P. Morgan transmitted to the Board of Directors a written memorandum disclosing J.P. Morgan’s material relationships with Rithm, Bidder H, Bidder J and Bidder K.
On June 10, 2023, representatives of Bidder H sent representatives of J.P. Morgan and PJT Partners a revised offer of $10.92 per share of Class A Common Stock, subject to a number of assumptions and further due diligence. Representatives of PJT Partners and J.P. Morgan promptly informed the Special Committee of such proposal.
On June 11, 2023, the Special Committee held a series of meetings with representatives of its financial and legal advisors, J.P. Morgan, Weil and the Company’s management present. Representatives of J.P. Morgan updated the Special Committee on discussions with Rithm, reporting that after extensive discussions and negotiations over the course of June 10th and June 11th, Rithm had conditionally agreed to increase its proposed price to $12.00 per share of Class A Common Stock on the basis that its assumptions regarding the aggregate amount it would need to expend on employment compensation would be accurate. Accordingly, the Special Committee authorized J.P. Morgan to grant Rithm permission to negotiate an employment and compensation package with Mr. Levin.
The Special Committee then discussed the proposal from Bidder K, including a revised draft of the merger agreement that Bidder K had sent to J.P. Morgan on June 9, 2023. Representatives of Latham & Watkins noted that the Bidder K merger agreement contained significant deviations from the form provided, resulting in significantly more conditionality and less deal certainty than the Rithm merger agreement. The Special

Committee authorized J.P. Morgan to communicate to Bidder K that Bidder K’s offer differed from the expectations of the Special Committee with respect to conditionality. The Special Committee additionally authorized J.P. Morgan to engage with the advisors to the Special Committee on open matters in the Bidder K offer and to continue discussions with Bidder K.
Representatives of J.P. Morgan then updated the Special Committee on the proposal received from Bidder H of $10.92 per share of Class A Common Stock, noting that the Bidder H proposal contained the most burdensome closing conditions provisions and the lowest price per share of all of the current proposals received in connection with the renewed bid process for the potential transaction.
Representatives of J.P. Morgan next updated the Special Committee on the proposal received from Bidder J of $11.00 per share of Class A Common Stock, noting that Bidder J still did not have the financing commitments in place in order to imminently enter into a definitive merger agreement with respect to a potential transaction and that the terms on which Bidder J was willing to transact were not known as it had not provided a mark-up of the merger agreement. Following discussion, the Special Committee authorized J.P. Morgan to request that Bidder J provide a revised merger agreement in order for the Special Committee to assess the Bidder J’s proposal.
The Company’s management next provided to the Special Committee an updated financial projection case of the Company if it were to not proceed with a potential transaction and instead pursued a standalone strategy, with assumptions, among others, that (i) the disputes with the Former EMD Group continued to (x) negatively impact the business, (y) challenge fundraising and (z) have an additional impact to redemptions, (ii) an agreement to cease the disputes with the Former EMD Group could not be reached with the Former EMD Group, (iii) that the failure to consummate a potential transaction upon completion of the strategic alternatives review would have a negative impact on the business of the Company, (iv) redemptions would not reach a level which would have a material adverse effect on the Company and (v) the Company would be able to continue as a going concern and would not pursue a winddown (such financial projections, the “Standalone Strategy Forecasts”). The Company’s management noted that the Standalone Strategy Forecasts included the results of the first fiscal quarter of 2023, as well as additional expenses for advisors given the extended length of the offer process in connection with a potential transaction. At the conclusion of this meeting, the Special Committee approved the Standalone Strategy Forecasts as the comparison case for the potential transaction and directed PJT Partners to use the Standalone Strategy Forecasts in connection with rendering its fairness opinion to the Special Committee and performing its related financial analysis, as described above in the sections titled “The Mergers — Opinions of Financial Advisors — Opinion of PJT Partners LP.” The Company (acting on the recommendation of the Special Committee) also directed J.P. Morgan to use the Standalone Strategy Forecasts in connection with rendering its fairness opinion to the Board of Directors and performing its related financial analysis, as described above in the sections titled “The Mergers — Opinions of Financial Advisors — Opinion of J.P. Morgan Securities LLC.”
On June 13, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan provided an update on the progress of the potential transactions, noting that (a) Bidder H remained interested in the potential transaction but did not intend to increase its offer price, (b) Bidder J intended to submit a merger agreement markup in the coming days and (c) Bidder K conducted diligence calls with the Company over the previous few days and requested to speak with Mr. Levin and other senior members of management regarding a compensation framework. The Special Committee noted that the Bidder K’s proposed price was not competitive with the proposals received from other potential acquirors, and that the Bidder K merger agreement continued to contain significant conditionality, and so declined to authorize compensation discussions between Bidder K and Mr. Levin. The Special Committee then authorized J.P. Morgan to convey to Bidder K that it must advance its proposed timeline for entering into a definitive merger agreement with respect to a potential transaction with the Company, increase the proposed price and reduce conditionality before the Special Committee would be prepared to authorize discussions on compensation between the Company’s management and Bidder K.
On June 14, 2023, representatives of Bidder J sent a revised merger agreement to representatives of Latham & Watkins.
On June 15, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan discussed the progress of potential acquirors in connection with the potential transaction, noting that representatives of J.P. Morgan communicated to (a) Bidder H that the Special Committee did not intend to move forward with Bidder H’s proposal and (b) Bidder K that

Bidder K’s proposal had a lower offer price and more burdensome conditions to closing than the Special Committee was willing to accept at this time. Representatives of J.P. Morgan discussed conversations between Rithm and Mr. Levin regarding compensation of the Company’s management. Representatives of J.P. Morgan also raised that Bidder J submitted a revised merger agreement. Representatives of Latham & Watkins then discussed the revised merger agreement received from Bidder J. It was noted that the revised merger agreement proposed by Bidder J contained significantly more conditionality than the Rithm offer and was also behind from a “speed to execution” perspective. Notably, unlike the Rithm offer, which had a creditworthy counterparty that the Company could seek recourse against to pay the closing consideration and damages in the event of a breach of the merger agreement, Bidder J did not provide any financing commitments from creditworthy parties to support payment of the closing consideration, and delivered a merger agreement that prevented the Company from seeking any damages from a creditworthy counterparty in the event of a breach of the merger agreement. In addition, it was discussed that the transaction proposed by Bidder J may make client consent more difficult to obtain because Bidder J had indicated its intent to not have Mr. Levin (considered a “key man”2 under certain client arrangements) continue in a long-term role at the Company following the closing of the potential transaction, and instead Bidder J intended that the Company’s investment function would be overseen by an “Office of the CIO” which would include (without limitation) representatives of Bidder J and certain third parties that had no affiliation with the Company but would be selected and hired by Bidder J. As such it was discussed that the client consent condition as currently proposed by Bidder J — while similar to the one negotiated with Rithm — may be more difficult for the Company to satisfy. Latham & Watkins also advised that there were a number of material terms in the revised merger agreement which remained subject to further diligence or consideration by Bidder J, including all tax matters (which were reserved for comment), the extent to which Bidder J would need to carve-out and divest the CLO Business to an unaffiliated third party contemporaneously with the closing of the proposed transaction, the terms of a rollover that would be offered to Class A Unitholders and the extent to which any additional third-party consents would be closing conditions to the potential transaction. The Special Committee authorized Latham & Watkins to provide feedback on the revised merger agreement to Bidder J’s outside counsel (which representatives of Latham & Watkins did later that day).
On June 19, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan and Weil present, representatives of J.P. Morgan provided an update on J.P. Morgan’s discussions with Rithm and Bidder J. Representatives of J.P. Morgan informed the Special Committee that Bidder J continued to progress its proposal but communicated that it had not yet secured the financing in order to consummate the potential transaction and that it wanted access to additional diligence materials. The Special Committee authorized its financial and legal advisors to prepare responses to Bidder J’s diligence requests and provide Bidder J this additional access.
On June 23, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan and Weil present, J.P. Morgan provided an update on the potential acquirors involved in the potential transaction, noting that Bidder K conveyed to J.P. Morgan that Bidder K did not intend to progress its offer and communicated it was no longer willing to proceed with a potential transaction on the price contained in its prior proposal.
Also on June 23, at the instruction of the Special Committee, Latham & Watkins sent Skadden a revised draft merger agreement which (a) required Rithm to offer a rollover to Class A Unitholders, subject to certain terms and conditions, and (b) included a Majority of Unaffiliated Vote Condition. On June 26, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan, Weil and the Company’s management present, representatives of Latham & Watkins reported that Rithm had requested to arrange discussions with the Former EMD Group, and representatives of J.P. Morgan reported that Rithm was unwilling to execute a definitive merger agreement with respect to a potential transaction unless Rithm was authorized to engage with the Former EMD Group prior to the planned signing date.
2
A “key man” provision generally provides that, in the event that certain identified personnel cease to devote a sufficient amount of time and efforts to the management of the investment activities of the client or fund (an “Exit”), clients in open-ended funds will have a liquidity right, and in the case of closed-ended funds, investment activities will become suspended and permanently terminate, and the funds will be put into wind down following a harvest period or immediately, absent receiving requisite client consent. Clients of the Company representing over half of the Signing Revenue Run Rate (as defined herein) have the benefit of one of these “key man” provisions involving Mr. Levin, which generally take the form of one of the following formulations: (1) triggered if Mr. Levin Exits or (2) triggered if four members of the Portfolio Committee (of which Mr. Levin is a member) Exit within an 18-month period. One member of the Portfolio Committee Exited in January 2023, so the second formulation will trigger if three more members Exit by July 27, 2024.

On June 27, 2023, representatives of Rithm, Skadden, Citi, Latham & Watkins, Weil, J.P. Morgan, PJT Partners and the Company’s management discussed the Rithm proposal, the ongoing negotiations of transaction documents and the potential for discussions between Rithm and the Former EMD Group. During these discussions, Rithm confirmed that it would be unwilling to execute a definitive merger agreement with respect to a potential transaction unless Rithm was authorized to engage with the Former EMD Group prior to the planned signing date.
On June 28, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors present, representatives of Latham & Watkins updated the Special Committee on discussions between Latham & Watkins and Skadden regarding the draft merger agreement and Rithm’s proposed engagement with the Former EMD Group. The Special Committee determined that it would not consent to Rithm engaging with the Former EMD Group unless Rithm reconfirmed its proposed offer price of $12.00 per share of Class A Common Stock.
On June 30, 2023, representatives of Citi sent representatives of J.P. Morgan a proposal on behalf of Rithm for $11.00 per share of Class A Common Stock. On the same day, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, J.P. Morgan informed the Special Committee that Rithm revised its offer price to $11.00 per share of Class A Common Stock, noting that the revised price was due to Rithm’s belief that it would need to spend more money than anticipated in the form of a long-term incentive plan and retention plan for the Company’s senior leadership (excluding Mr. Levin, with whom Rithm intended to enter into revised employment agreement terms which substantially reduce his compensation). J.P. Morgan explained that Rithm had concluded, following additional diligence and focus on the proceeds allocation among the key employees, that it would be required to spend more than was provided for in its original model in order to retain and incentivize key members of senior leadership of the Company (excluding Mr. Levin), particularly in light of the significant amount of equity incentives (including the LP Class E Units referenced above) which would not receive any consideration in connection with the potential transaction. As a result, Rithm had agreed to establish (a) a long-term incentive plan and (b) a $30 million retention pool (in which Mr. Levin would not participate), also for incentive purposes. Following a discussion, the Special Committee authorized J.P. Morgan and PJT Partners to discuss the Rithm proposal with Citi in an effort to increase Rithm’s offered per share price.
On July 2, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan, Weil and the Company’s management present, the Company’s management informed the Special Committee that, as authorized and directed by the Special Committee, Rithm and Mr. Levin had made significant progress on an employment and compensation package and voting and support agreement and that Rithm had proposed a draft long-term incentive plan and retention plan for the Company’s management (excluding Mr. Levin) following the closing of the potential transaction. Representatives of J.P. Morgan raised that with the Special Committee’s approval, it would discuss the Rithm offer with Citi in an effort to increase Rithm’s offered per share price.
On July 4, 2023, representatives of Rithm and Citi communicated to representatives of J.P. Morgan that Rithm would increase its offer to $11.05 per share of Class A Common Stock and would target an announcement date of July 10, 2023. Representatives of J.P. Morgan reported the increased proposed price to the Special Committee, and accordingly the Special Committee authorized Rithm to engage in discussions with the Former EMD Group prior to the target announcement date. Representatives of Skadden sent representatives of Dechert a draft confidentiality agreement to be entered into between the Former EMD Group and Rithm.
On July 5, 2023, representatives of PJT Partners transmitted to the Special Committee a written memorandum disclosing PJT Partners’ material relationships with respect to Rithm and Bidder K.
On July 6, 2023, the Former EMD Group entered into a confidentiality agreement with Rithm.
On July 7, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan and the Company’s management present, representatives of PJT Partners reported that Bidder J had conveyed a revised proposal with a price of $11.50 per share of Class A Common Stock and a client consent threshold of 75%. When asked about the ability to meet the client consent threshold of 75%, the Company’s management conveyed its view that, given Bidder J’s stated post-closing business plans (including that the Company’s investment function would be overseen by an “Office of the CIO” which would include (without limitation) representatives of Bidder J and certain third parties that had no affiliation with the Company but would be selected and hired by Bidder J), the Company’s management remained concerned about its ability to retain current key employees, and the likelihood of achieving the client consent condition. The Special Committee also noted that Bidder J had still not delivered any financing commitments from creditworthy parties to support payment of the closing consideration. Additionally, at this meeting, representatives of PJT Partners reviewed with the Special Committee PJT Partners’ preliminary financial analysis of the Rithm proposal, and representatives of J.P. Morgan reviewed with the Special Committee J.P. Morgan’s preliminary financial analysis of the Rithm proposal. The Company’s management informed the Special Committee of its belief that the Company would likely be able to meet the client consent condition and other closing conditions contained in the draft merger agreement with Rithm. Representatives of the Company’s management noted that voting and support agreements between Rithm and certain members of the Company’s management had been finalized. The Company’s management also reported that while the employment agreement amendment with Mr. Levin was substantially complete, there remained open issues that Rithm and Mr. Levin would continue to work through.
Following the July 7, 2023 meeting of the Special Committee, the Board of Directors convened a meeting attended by its legal advisors and financial advisors. At that meeting, representatives of J.P. Morgan discussed the bid process conducted by the Special Committee and the key terms of the Rithm proposal and the Board of Directors discussed the proposed price of the Rithm proposal and the request from Rithm to engage in discussions with the Former EMD Group regarding the potential transaction. The Special Committee discussed with the Board of Directors the process run by the Special Committee over the offer process and the counsel they received from their financial and legal advisors. Representatives of the Company’s management informed the Special Committee of the Company’s management’s expectation that the Company would likely be able to meet the client consent condition and other closing conditions contained in the draft merger agreement with Rithm and discussed an overview of the proposed changes to the compensation and retention of the Company’s management. Representatives of J.P. Morgan reviewed J.P. Morgan’s preliminary financial analysis of the Rithm proposal.
On July 8, 2023, at the direction of the Special Committee, representatives of PJT Partners and the financial advisor to Bidder J discussed the Bidder J offer, and, at the direction of the Special Committee, representatives of PJT Partners relayed to the financial advisor to Bidder J that the Special Committee would look to Bidder J to revise its proposed client consent condition.
On July 8, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors present, Ms. Engel reported that she had spoken to Mr. Levin, who had indicated that one issue with respect to Mr. Levin’s employment arrangements with Rithm remained. The Special Committee determined not to intervene in negotiations between Mr. Levin and Rithm on this matter and instructed Latham & Watkins to inform Skadden that all negotiations regarding Mr. Levin’s employment and compensation arrangements should continue to be conducted directly between Rithm and Mr. Levin and his separate counsel.
On July 9, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors present, representatives of PJT Partners provided an overview of discussions between PJT Partners and the financial advisor to Bidder J, noting that the financial advisor to Bidder J proposed to arrange discussions between Mr. Levin and Bidder J’s CEO regarding the Company’s management following the closing of the potential transaction and that the financial advisor to Bidder J indicated that it intended to propose an alternative to the proposed construct of the client consent condition but that Bidder J may revise its offer price downward based on the revisions it would make to the client consent condition construct. Representatives of Latham & Watkins confirmed that, based on discussions with the legal counsel to Bidder J, Bidder J was willing to revise the proposed construct of the client consent condition. Latham & Watkins additionally confirmed that, based on its conversations with legal counsel to Bidder J, it was of the belief that Bidder J would require additional time to complete its legal diligence on the Company.
On July 10, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors present, Ms. Engel reported that she had spoken to Mr. Levin and J.P. Morgan, and learned that (a) Rithm had agreed to increase the retention incentive program from $30 million to $35 million and allocate $5 million of its retention incentive program to Mr. Levin, (b) the offer price would not be reduced and (c) accordingly Rithm and Mr. Levin had reached an agreement on the final outstanding items in the employment arrangement. Both Rithm and Mr. Levin reported that all employment related arrangements were final and no additional open issues remained. The Special Committee and its advisors then discussed the Bidder J proposal, noting that if Bidder J were to propose a price of $11.00 per share of Class A Common Stock without a client consent condition, then the Special Committee would want to pursue a transaction in parallel with Bidder J, but that the client consent condition as drafted presented significant closing risk that was not present in the Rithm offer, and that Bidder J also lagged behind Rithm in terms of its ability to enter into a transaction and did not provide any financing commitments from creditworthy parties to support payment of the closing consideration.
On the same day, at a subsequent meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan provided an update that Rithm requested that the Company enter into an exclusivity agreement with Rithm. Representatives of Latham & Watkins advised the Special Committee that an exclusivity agreement between the Company and Rithm would prevent the Special Committee advisors from working with Bidder J to progress its offer. The Special Committee determined that it would not authorize the Company to enter into an exclusivity agreement with Rithm. Representatives of J.P. Morgan and Latham & Watkins discussed that Rithm was scheduling discussions with the Former EMD Group and had set a target announcement date of July 17, 2023. The Special Committee authorized Latham & Watkins to engage with legal counsel to Bidder J to negotiate a more favorable client consent condition. On the same day, the financial advisor to Bidder J provided representatives of J.P. Morgan and PJT Partners with a revised client consent provision, which J.P. Morgan and PJT Partners promptly provided to the Special Committee.
Between July 10, 2023 and July 17, 2023, the financial and legal advisors of Bidder J and financial and legal advisors to the Special Committee, acting at the direction of the Special Committee, exchanged a variety of proposals and counterproposals regarding the content of the client consent condition and related provisions of the draft merger agreement with respect to a potential transaction. The final proposal was delivered by representatives of Bidder J to representatives of PJT Partners on July 17, 2023, and PJT Partners promptly provided such proposal to the Special Committee, which proposal confirmed that Bidder J would be willing to proceed with a transaction with a price of $11.00 per share of Class A Common Stock and a closing condition requiring a 80% client consent threshold for the Company CLO business line, an 80% client consent threshold for its Real Estate business line, and that Bidder J may be willing to forego a client consent threshold in respect of the Company’s Multi-Strategy and Opportunistic Credit Funds business lines, subject to ongoing discussion among Bidder J’s legal counsel and Latham & Watkins. The Special Committee authorized Latham & Watkins to prepare a revised draft of the merger agreement reflecting the terms outlined in the latest proposal from Bidder J, which it delivered on July 20, 2023, together with a renewed request for Bidder J to provide the draft equity commitment letters referenced in their form merger agreement.
Between July 11, 2023 and July 17, 2023, the Special Committee held a series of meetings, with representatives of its financial and legal advisors and J.P. Morgan present, to receive reports regarding, and discuss the status of, Rithm’s discussions with the Former EMD Group. Representatives of Latham & Watkins, PJT Partners and J.P. Morgan reported back details on the conversations between Rithm and the Former EMD Group that were relayed to them by Skadden and/or Citi, including that the Former EMD Group had provided a list of information requests and diligence-type questions regarding the potential transaction and Rithm’s proposed plans for the operation of the Company following the consummation of the potential transaction. In addition, the Former EMD Group requested copies of all transaction documentation, which at this stage had been fully negotiated between Rithm and the Company or, in the case of employment arrangements, between Rithm and Mr. Levin. Following Rithm’s request, the Special Committee authorized the provision of all documentation to which the Company was a party.
On July 17, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors present, representatives of PJT Partners informed the Special Committee that Rithm had conveyed that the Former EMD Group had raised a number of issues in connection with Rithm’s proposal for the Former EMD Group to enter into a support agreement in connection with the proposed transaction. The issues included, among other things: (a) the structure and terms of the potential rollover, including tax implications for the Former EMD Group related thereto, (b) issues relating to payments in connection with the TRA, including a request to prepay a portion of the TRA at the closing of the potential transaction, (c) requests that Rithm reimburse the Former EMD Group for historical legal fees, (d) requests that the Former EMD Group have consent rights over any press releases or public filings made in connection with the transaction, (e) the terms of a release (and exceptions thereto) from the Former EMD Group as it related to potential claims against the Company, (f) requests that Rithm reopen the agreements it had made with Mr. Levin regarding Mr. Levin’s post-closing compensation arrangements to further decrease Mr. Levin’s compensation and (g) increasing the price per share Rithm is offering to holders of Class A Common Stock and Class A Unitholders. Representatives of PJT Partners and J.P.

Morgan reported that Rithm communicated a desire to secure a support agreement from the Former EMD Group and that it sought to delay the execution of the definitive merger agreement to finalize negotiations with the Former EMD Group. Representatives of PJT Partners and J.P. Morgan reported that Rithm had communicated that it would continue to engage in negotiations regarding the Former EMD Considerations, consider the request for a price-share increase and that it intended to send Mr. Levin a revised employment agreement amendment that reflected a revised employment construct that reduced Mr. Levin’s compensation to an extent, and in a manner, that they believed the Former EMD Group would support (which employment agreement amendment was sent to Mr. Levin later on July 17, 2023).
On July 20, 2023, representatives of Citi reported to representatives of J.P. Morgan that Rithm was not able to reach agreement with the Former EMD Group on the various points referenced above and did not view a resolution of these points as likely in the near term. As such, at the request of Rithm, representatives of Citi reported to representatives of J.P. Morgan that Rithm was prepared to enter into a definitive merger agreement with respect to the potential transaction without a signed support agreement from the Former EMD Group and that it would leave open the possibility of reaching resolution on the open points relating to the Former EMD Considerations in exchange for an executed support agreement in the period following the execution of definitive documentation. However, representatives of J.P. Morgan further reported that because Rithm was ultimately hoping to continue negotiations post-signing with the Former EMD Group, Rithm did still want Mr. Levin to further decrease his compensation, and that if Mr. Levin met Rithm’s request, it would consider an increased price per share of Class A Common Stock, LP Class A Units and LP Class A-1 Units.
Between July 20, 2023, and July 22, 2023, Mr. Levin engaged in negotiations with Rithm and agreed to further decrease his overall compensation in his amended employment agreement in exchange for Rithm agreeing to increase its offer price per share of Class A Common Stock. Mr. Levin’s employment counsel and Debevoise & Plimpton LLP, employment counsel to Rithm, continued to negotiate the documentation of these new terms of Mr. Levin’s employment and compensation package, which was finalized on July 22, 2023.
On July 22, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and J.P. Morgan present, representatives of J.P. Morgan provided an update on the status of negotiations with Rithm, including that Rithm proposed to increase the proposed price to $11.15 per share of Class A Common Stock. The Special Committee discussed the revised price with its financial and legal advisors, the risks to the potential transaction if the Special Committee were to insist on another price increase and the steps necessary to execute the definitive documents for a potential transaction with Rithm. The Special Committee asked representatives of J.P. Morgan for their view regarding the likelihood of Rithm increasing its offer price above $11.15 per share of Class A Common Stock, and representatives of J.P. Morgan reported that representatives of Citi had indicated that $11.15 represented Rithm’s best and final offer. After discussion, the Special Committee authorized J.P. Morgan to convey that the Special Committee was prepared to recommend the current draft of the merger agreement to the Board of Directors, subject to resolution of any outstanding points in the definitive documentation with respect to the potential transaction and instructed Latham & Watkins to engage with Skadden accordingly.
On July 23, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors present, the Special Committee reviewed the final outcome of negotiations with Rithm, including a presentation by representatives of Latham & Watkins of the legal obligations of the members of the Special Committee and the key provisions of the draft merger agreement. At the request of the Special Committee, representatives of Latham & Watkins provided an update on discussions with Bidder J, who was not prepared to execute a definitive agreement with respect to a potential transaction at the time of the meeting. PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion, dated as of July 23, 2023, to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Public Merger Consideration to be received by the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) in the Transactions was fair to such holders from a financial point of view. After discussing the final
[1]
The Company is party to a customary NDA with Bidder J, entered into on December 21, 2022, that prohibits the Company from publicly disclosing the identity of Bidder J or any members of the Consortium. All NDAs entered into by the Company with other potential acquirers include a similar prohibition.

terms of the Merger Agreement, noting: (1) the extensive bidder outreach activity by J.P. Morgan and PJT Partners since October 2022 (including engaging seventy potential acquirors, twenty-five of which signed confidentiality agreements and commenced due diligence and eleven of which submitted offers to acquire the Company or certain of its assets), (2) the fact that the Company had issued a press release in November 2022 indicating that the Special Committee had commenced a review of strategic alternatives and had yet to announce a transaction, which was creating uncertainty among fund investors, (3) the extensive deliberation of the Special Committee over the course of the strategic alternative review process, including meeting in excess of 110 times, with many of such meetings including executive sessions in which only the Special Committee and representatives of its independent financial and legal advisors were present, (4) the fact that neither Bidder J nor any other bidder was prepared to execute a definitive merger agreement with respect to a potential transaction on the same terms or timeline that Rithm was willing to execute the Merger Agreement, (5) the fact that no other bidder who remained involved in the bid process was willing to acquire the Company at a price at or in excess of $11.15 per share of Class A Common Stock, (6) the fact that, absent a potential transaction, the Company was unlikely to resolve the uncertainty and perceived instability relating to the disputes with the Former EMD Group, and as such the Company was likely to continue to experience negative effects on fund investor sentiment, and (7) the high degree of deal certainty reflected in the terms of the Merger Agreement, the Special Committee unanimously recommended that the Board of Directors approve the execution by the Company of definitive transaction documents and recommend that the Company Stockholders vote to adopt the Merger Agreement.
On the same day, the Board of Directors convened a meeting with representatives of its financial and legal advisors, PJT Partners and Latham & Watkins present, at which time the Special Committee conveyed its recommendation that the Board of Directors approve the execution by the Company of definitive transaction documents and recommend that the Company Stockholders vote to adopt the Merger Agreement. The Board of Directors then reviewed with the Company’s management, together with the Company’s legal and financial advisors, including representatives of J.P. Morgan, PJT Partners, Weil and Latham & Watkins, the final outcome of negotiations. Representatives of J.P. Morgan, as financial advisor to the Company, rendered an oral opinion to the Board of Directors, subsequently confirmed by delivery of a written opinion, dated July 23, 2023, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, as of July 23, 2023, the per share merger consideration of $11.15 to be received by the holders of Class A Common Stock in the merger of Rithm and the Company is fair to such stockholders from a financial point of view. After discussing potential reasons for and against the proposed Mergers described below and in the section titled “The Mergers — Purposes and Reasons of the Company for the Mergers; Recommendation of the Board of Directors and the Special Committee; Fairness of the Mergers” beginning on page 79, the Board of Directors unanimously approved and declared advisable the Merger Agreement with Rithm, the Mergers and all of the other Transactions contemplated by the Merger Agreement; declared that it is in the best interests of the Company and the Company Stockholders that the Company enter into the Merger Agreement and consummate the Transactions; and recommended that Company Stockholders vote in favor of the adoption of the Transactions and the Merger Agreement. Later on July 23, 2023, the Company, Rithm and the other parties thereto executed the Merger Agreement.
On July 24, 2023, the Company and Rithm issued a joint press release announcing the execution of the Merger Agreement before the opening of trading on NYSE.
On August 12, 2023, representatives of J.P. Morgan and PJT Partners received an unsolicited, non-binding proposal from a consortium of bidders led by the founder of Bidder J1 (the “Consortium”) offering to acquire the Company for $12.25 per share of Class A Common Stock (such proposal, as later supplemented by the August 14 Clarifications, the “August 12 Proposal”) but which proposal, from the Special Committee’s perspective, raised a number of questions as to the adequacy of committed financing and closing certainty, as described below. The August 12 Proposal contemplated the following:
•
unspecified portions of the Company’s CLO and CFO business lines would be sold to Bidder H in an asset sale (the “CLO Sale”), and then a newly-formed shell entity would acquire the Company on similar terms and conditions as contemplated in the Merger Agreement with Rithm, except with respect to the key differences noted below;

•
the Consortium stated that its newly-formed shell entity would be financed by a combination of: (a) $288 million of equity financing from four unaffiliated parties, (b) $50 million of debt financing from Bidder H, (c) approximately $210 million in proceeds from the CLO Sale from Bidder H, and (d) cash on the Company’s balance sheet (collectively, the “Potential Funding Sources”);

•
the Consortium delivered five cross-conditioned commitment letters from four unaffiliated parties to fund up to a maximum amount of approximately $288 million (each of which conditioned the funding of the commitments in its letter upon the full funding of the commitments under all the other letters);

•
the Consortium did not deliver any commitment letters or other documentation from Bidder H in respect of the $260 million purported to be provided by Bidder H in respect of the debt financing or the CLO Sale;

•	the Consortium limited their monetary liability for damages (including damages arising from a failure to fund and close the transaction) to $19.6 million;
•
the closing of the proposed transaction would be conditioned upon the Company achieving an 80% client run-rate consent threshold for its CLO business line (which would require clients to consent to Bidder H acquiring the CLO business), an 80% client run-rate consent threshold for its Real Estate business line, and a 50.1% client run-rate consent threshold in respect of the Company’s Multi-Strategy and Opportunistic Credit business lines (collectively, the “Consortium Client Consent Condition”);

•
the Consortium stated that it would offer a similar rollover option to Class A Unitholders as is offered under the Merger Agreement, but its rollover would not be conditioned upon a minimum percentage of Class A Unitholders electing to participate in the rollover;

•
the Consortium stated that it would be willing to employ certain key executives of the Company, including Mr. Levin and Mr. Orbuch, and provide a compensation package no worse than under the compensation package they would have in a proposed transaction with Rithm, but the Consortium did not specify the employment terms that the Consortium was prepared to offer to such key executives or the ongoing role these executives would have in the Company’s Investment Function going forward; and

•
upon closing of the transaction outlined in the August 12 Proposal, the Company’s Investment Function would be overseen by an “Office of the CIO” which would include (without limitation) representatives of Bidder J, Mr. Levin, and certain third parties (two of whom had been previously identified by Bidder J) who were not currently employed by the Company or the Consortium but who would be selected and hired by the founder of Bidder J.

On August 13, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan, and the Company’s management present, the Special Committee discussed the August 12 Proposal with all attendees, including the steps required to evaluate the proposal and the initial impressions of the proposal. Representatives of Latham & Watkins described the restrictions imposed by the Merger Agreement on the Company and its representatives’ ability to discuss the August 12 Proposal with the Consortium and certain factors that the Special Committee should consider in evaluating whether the August 12 Proposal constituted, or was reasonably expected to lead to, a Superior Proposal (any such conclusion in the affirmative, a “Superior Proposal Determination”). In particular, representatives of Latham & Watkins made clear that the terms of the Merger Agreement with Rithm included a customary non-solicitation provision that prohibits any discussions or negotiations with the Consortium (or any other third party) unless the Special Committee and the Board (acting on recommendation of the Special Committee) makes a Superior Proposal Determination and that
[2]
As background, institutional clients, like those invested in the Company’s investment funds, generally spend significant time and resources (including the use of third party due diligence and consulting services) underwriting the investment capability, strategies, controls, processes, personnel, track record, risk mitigation and many other elements of a potential fund manager prior to making an investment. In general, this underwriting focuses on evaluating the following three core parts of a manager’s investment function (the “Investment Function”) across a long period of time and over multiple market cycles:

•
Investment Strategy: The investment objective (risk and reward) of the fund and the specific strategies that will be pursued to accomplish the objective, including risk tolerance, volatility, hedging etc.;

•	Investment Process: The decision-making, guidelines, processes and controls that govern the manager’s application of the investment strategy; and
•
Investment Team: The people responsible for implementing the investment strategy and investment process, including their tenure working together, their experience managing the fund in question and their track record in managing the fund.

a failure to abide by these terms could result in a breach of the Merger Agreement with Rithm that could potentially result in Rithm having an ability not to close the transaction or to terminate the Merger Agreement. Representatives of Latham & Watkins indicated further that the Merger Agreement with Rithm did allow the Special Committee to ask clarifying questions of the Consortium to the extent necessary to further assess any unsolicited offer.
The Special Committee discussed the August 12 Proposal and noted that while the price per share of Class A Common Stock was higher than the price per share of Class A Common Stock in the Public Merger, the Consortium had not delivered (a) documentation evidencing a binding commitment from Bidder H in respect of $260 million necessary for the Consortium to consummate the proposed transaction, (b) evidence that the amounts supplied by the Potential Funding Sources, if delivered at all, would be sufficient to pay the consideration and other fees and expenses that would be due in connection with the consummation of the transactions outlined in the August 12 Proposal, or (c) information regarding the Consortium’s anticipated timeline to signing a definitive merger agreement or satisfying applicable conditions to closing.
The Special Committee authorized its legal and financial advisors to (1) notify Rithm of the unsolicited proposal in accordance with the Company’s obligations under the Merger Agreement and (2) request that the Consortium clarify certain points in the August 12 Proposal, including, among other things, that it provide (i) documentation evidencing the debt financing commitment from Bidder H and the CLO Sale to Bidder H, (ii) a detailed sources and uses table that would set forth the Consortium’s assumptions regarding the amount of consideration necessary to consummate the transaction and the identity of each source of funding therefor, (iii) the scope of anticipated regulatory approvals that would be required in light of the Consortium members’ respective businesses, (iv) more detailed information about the proposed terms for the rollover, equity incentive arrangements and employment arrangements that were referenced in the August 12 Proposal, and (v) information regarding the proposed “Office of the CIO” to assess the nature of any proposed changes to the Company’s Investment Function following the Closing.
Later that day, at the direction of the Special Committee, (a) representatives of Latham & Watkins notified representatives of Rithm and Skadden of the August 12 Proposal as required under the terms of the Merger Agreement and (b) representatives of PJT Partners sent the Special Committee’s requested clarifications to the August 12 Proposal to representatives of the Consortium and its financial and legal advisors.
On August 14, 2023, at a meeting of the Special Committee with representatives of Latham & Watkins present, the Special Committee continued to discuss the August 12 Proposal in order to evaluate whether to make a Superior Proposal Determination.
Later that day, representatives of the Consortium provided responses to the requested clarifications to representatives of PJT Partners and J.P. Morgan, including a detailed sources and uses file (the “August 14 Clarifications”). The August 14 Clarifications indicated that, among other things: (a) the Consortium did not have documentation evidencing a binding commitment from Bidder H to fund $260 million in respect of the debt financing or the CLO Sale, (b) the Consortium estimated that the total funds required to consummate the transactions would be approximately $433 million (after taking into account cash that the Consortium anticipated to be available for use on the Company’s balance sheet at the closing of a potential transaction), and (c) the Consortium did not anticipate that the timeline to signing a definitive merger agreement and closing would be substantially longer than the timeline contemplated in the transaction with Rithm, but that the Consortium (i) was not in a position to provide detail with respect to these timelines without further information and engagement from the Company and (ii) would need to conduct additional diligence after signing a definitive merger agreement regarding the previous criminal plea by a former subsidiary of the Company and regulatory status in order to assess whether the Consortium would require the SEC to issue a 9(c) exemptive order prior to the closing of the proposed transaction. Representatives of PJT Partners promptly notified the Special Committee of the August 14 Clarifications.
On August 15, 2023, representatives of Latham & Watkins notified representatives of Rithm and Skadden of the August 14 Clarifications, as required by the terms of the Merger Agreement.
On August 16, 2023, the Former EMD Group sent a letter to the Special Committee (the “August 16 Letter”) expressing concerns that the Transactions undervalue the Company and requesting that the Company release all bidders involved in the bid process from the standstill obligations in their NDAs. Daniel Och (who is a member of the Former EMD Group) simultaneously filed a Schedule 13D/A publicly disclosing the August 16 Letter. The transaction documents for the Public Merger provide that if any member of the Former EMD Group makes any communication to any third party that, among other things, criticizes, disparages or creates a negative impression of the Transactions, Parent or the Company, then Parent will have no obligation to offer the Rollover to the Former EMD Group. As a result, the public disclosure by Mr. Och of the August 16 Letter resulted in Parent no longer having an obligation to offer the Rollover to members of the Former EMD Group.
Later that day, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan, Weil and the Company’s management present, representatives of Latham & Watkins led a discussion of the August 16 Letter, the terms and conditions of the August 12 Proposal and key differences between the August 12 Proposal and the terms of the Merger Agreement. Representatives of J.P. Morgan and PJT Partners then discussed with the Special Committee the sources and uses file provided by the Consortium in the August 14 Clarifications. In particular, the Special Committee discussed that the August 12 Proposal understated the amount of funds necessary to consummate the transaction by approximately $217 million, including by overstating the amount of cash on the Company’s balance sheet that would be available to pay closing consideration by approximately $131 million. Additionally, the Special Committee discussed that the August 12 Proposal failed to take into account (i) the requirement to potentially repurchase the Company Warrants at a Black-Scholes Value of approximately $33 million, (ii) approximately $14 million that would be required to be paid as additional merger consideration to the Class A Shareholders and Class A Unitholders assuming a per-Class A Share price of $12.25, (iii) approximately $3 million in change of control prepayment fees under the Company’s existing indebtedness, (iv) approximately $27 million of payments required to be made under the TRA to former executive managing directors of the Company in connection with the proposed CLO Sale, and (v) certain other severance and accelerated equity incentive payments that would become payable upon the consummation of the transaction described in the August 12 Proposal.
The Special Committee then held an executive session with representatives of its legal and financial advisors present and without representatives of J.P. Morgan, Weil or the Company’s management present. The Special Committee and its financial and legal advisors further discussed the August 12 Proposal’s terms and conditions and asked additional questions of the Special Committee’s legal and financial advisors. Following discussion, the Special Committee determined that:
•
the August 12 Proposal underestimated the financing and funding that would be necessary to consummate the transactions contemplated by the August 12 Proposal by approximately $217 million and did not identify any source of funding (committed or not) for this incremental $217 million;

•
there was a question as to whether the Consortium would be willing to pay the proposed $12.25 consideration after it took into account the additional $217 million of consideration the Special Committee identified as necessary to consummate the transactions contemplated in the August 12 Proposal;

•
the Consortium had only delivered documentation evidencing committed financing for approximately $288 million of the $650 million (in addition to (and assuming use of) available cash on the balance sheet of the Company) required to consummate the transactions contemplated by the August 12 Proposal;

•
while the Consortium purported to have $260 million of funding from Bidder H, the Special Committee doubted that such funding was committed because the Consortium had not provided the Special Committee with any written documentation from Bidder H, and indicated that it would only provide this written documentation of such commitment after the Special Committee had made a Superior Proposal Determination;

•	the August 12 Proposal’s financing conditionality was greater than the financing conditionality associated with the Merger Agreement because:
○
the Consortium buyer signing the merger agreement would be a shell entity with no cash or other assets and would require 5 separate entities or persons to provide it funding in order for it to pay consideration (as opposed to the Rithm transaction, whereby Rithm, itself a creditworthy entity, signed the Merger Agreement);

○
the commitment letters delivered in connection with the August 12 Proposal were cross-conditioned (such that if one party failed to fund, the other parties did not have to fund) and required the Company to bring lawsuits against five separate counterparties to enforce the funding obligations thereunder (as opposed to the Rithm transaction where the Company has recourse to a single creditworthy counterparty);

○	the commitments contemplated by the commitment letters were not sufficient in amount to consummate the August 12 Proposal; and
○
the monetary damages that could be recovered against the Consortium if the Consortium failed to close the transaction were limited to $19.6 million (as opposed to the Rithm transaction, whereby Rithm would be responsible for all damages determined to be owed to the Company) which would make it materially less costly for the Consortium to decide to walk away from the transaction in the event it no longer wanted to purchase the Company for the agreed price (including because of client redemptions, general market conditions or other factors that may cause the Company’s business to become less profitable);

•
the Consortium would require additional time to negotiate and enter into definitive agreements, including agreements with respect to a potential rollover, which would delay consummation of a potential sale of the Company and during which time the pending transaction would remain subject to risks related to the performance of the Company, each counterparty and macroeconomic factors;

•
as assessed by the Special Committee and communicated to Bidder J on several occasions prior to the announcement of the transaction with Rithm, the Special Committee had substantial concerns as to the likelihood of satisfying the Consortium Client Consent Condition included in the August 12 Proposal, and therefore whether the transaction proposed by the Consortium could be closed at all;

•
while the 85% client run-rate consent condition threshold in the Merger Agreement (the “Rithm Client Consent Condition”) is, on its face, higher than the thresholds in the Consortium Client Consent Condition, the Special Committee did not believe the Rithm Client Consent Condition is more onerous because, among other reasons, the Special Committee had a significantly higher degree of confidence that the Rithm Client Consent Condition could actually be satisfied, based on (i) Rithm’s stated intention that it will not meaningfully change the Company’s Investment Function, (ii) the lower likelihood of client withdrawals and redemptions (as withdrawals and redemptions negatively impact the ability to achieve the client run-rate consent condition) and (iii) general client feedback received to date;

•
the August 12 Proposal contemplated that the CLO Sale would occur shortly after or immediately prior to the consummation of the closing of a potential sale of the Company, which structure the Special Committee viewed as potentially increasing the risk of not obtaining client run-rate consents (because clients of the Company would be asked to consent to Bidder H acquiring the CLO business on terms that had not yet been disclosed) and introducing additional timing and closing risks that the Special Committee would not be in a position to assess until the Consortium delivered documentation evidencing commitments from Bidder H in respect of the CLO Sale;

•
the Consortium indicated that, subject to reviewing the applicable employment arrangements with Mr. Levin and Mr. Orbuch, it may enter into employment arrangements substantially similar to those executed by Rithm (with respect to Mr. Levin’s employment arrangement) and those in place with the Company (with respect to Mr. Orbuch’s employment arrangement), but the Consortium indicated that it was not in a position to provide draft agreements or proposed changes for the Special Committee’s consideration; and

•
the Consortium had not provided substantive responses as to how the “Office of the CIO” construct was envisioned to operate or to questions regarding the post-closing Investment Function of the Company.

In light of the above, the Special Committee, following discussion with its financial and legal advisors, did not make a Superior Proposal Determination and directed the Company and its Representatives not to engage further with the Consortium with respect to the August 12 Proposal.

On August 18, 2023, in connection with the Board of Directors authorizing the filing of the preliminary proxy statement with the SEC, the Board (acting upon the recommendation of the Special Committee) adopted a resolution providing a waiver of existing “standstill” provisions under all NDAs entered into by the Company in connection with the potential transactions solely to the extent necessary to permit each counterparty to submit confidential proposals to the Board of Directors or the Special Committee. However, all other confidentiality and “standstill” provisions under such NDAs remain in full force and effect, and accordingly all parties to such an NDA with the Company (including Bidder J) are not permitted, among other things, to make public announcements with respect to proposals to acquire the Company. The Special Committee and the Board of Directors determined that the “standstill” waiver that allows confidential acquisition proposals to be submitted was consistent with its fiduciary duties and the applicable terms of the Merger Agreement, and that granting a full waiver of all applicable “standstill” provisions and allowing potential bidders who had previously signed an NDA to publicly disclose such proposals would not increase the likelihood of receiving a proposal constituting a Superior Proposal, but could cause meaningful disruption for the Company’s clients and employees. All such counterparties were informed of such waiver on August 21, 2023.
On August 22, 2023, the Former EMD Group: (i) sent a letter to the Special Committee (the “August 22 Letter”) expressing additional purported concerns about the role of the Company’s management in the sale process and requesting that the Company release certain bidders involved in the sale process from the standstill obligations in their NDAs and (ii) sent a demand pursuant Section 220 of the DGCL (the “August 22 Demand”) to the Company, seeking to inspect certain books and records of the Company. Mr. Och filed a Schedule 13D/A publicly disclosing the August 22 Letter and the August 22 Demand.
On August 24, 2023, representatives of J.P. Morgan and PJT Partners received a further updated unsolicited, non-binding proposal from the Consortium (the “August 24 Proposal”). The August 24 Proposal included the following material updates from the August 12 Proposal:
•	the Consortium increased the total “sources” to fund the transaction consideration to $765 million;
•
the Consortium’s newly-formed shell entity buyer would be financed by a combination of: (a) $288 million of equity financing from four unaffiliated parties, (b) $217 million of shareholder loans from three of the four equity financing sources, (c) $60 million of debt financing from Bidder H, and (d) approximately $200 million in proceeds from the CLO Sale from Bidder H;

•	the Consortium delivered five binding commitment letters from four unaffiliated parties to fund up to $505 million, comprising $288 million of equity and $217 million of shareholder loans;
•
the Consortium did not deliver any commitment letters or other documentation from Bidder H in respect of the $260 million purported to come from Bidder H in respect of the debt financing or the CLO Sale;

•	the Consortium limited its monetary liability for damages (including damages arising from a failure to fund and close the transaction) to $39.2 million (up from $19.6 million);
•
the Consortium did not make any changes to the Consortium Client Consent Condition proposed in the August 12 Proposal but expressed that the Consortium was confident in the Company’s ability to secure the requisite level of client consents based on the Consortium members’ reputation in the hedge fund industry, the Consortium’s plans with respect to the “Office of the CIO,” and the fact that their proposed consent thresholds were lower than those in the Rithm Client Consent Condition; and

•	all other conditions to signing and closing of the proposed transaction remained substantially unchanged from the August 12 Proposal.
The August 24 Proposal also included requests that the Special Committee release the Consortium from certain of its obligations under its NDA with the Company in order to enable the Consortium to (i) make public statements regarding its proposals, and (ii) engage with the Former EMD Group in order to garner support for, and potentially improve, the August 24 Proposal (the “August 24 Requests”). In connection with the August 24 Proposal, the Consortium also delivered a separate letter highlighting what it perceived to be mischaracterizations in the Company’s preliminary proxy statement regarding Bidder J’s participation in the sale process to date. Representatives of PJT Partners and J.P. Morgan promptly notified the Special Committee of the August 24 Proposal.

Later that day, representatives of Latham & Watkins notified representatives of Rithm and Skadden of the August 24 Proposal as required under the terms of the Merger Agreement.
On August 25, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan, and the Company’s management present, the Special Committee discussed the August 24 Proposal, including steps required to evaluate the proposal and initial reactions to the proposal. Representatives of J.P. Morgan and PJT Partners then reviewed with the Special Committee the updated sources and uses file provided by the Consortium in its August 24 Proposal that set forth certain assumptions regarding the amount of consideration necessary to consummate the transaction and the identity of each source of funding therefor. In addition, the Company’s management provided a report, based on feedback from clients to the client relations team, regarding reactions the Company had received from clients of the Company following the Company’s filing of the preliminary proxy statement and reports in the press that a group of investors was making a competing offer to buy the Company. Feedback received from investors included that (i) clients had elected to remain invested with the Company due to its existing Investment Function and would disfavor any material changes to the Investment Function, (ii) clients had a negative reaction to (and in some cases expressed an intention to redeem assets in the event that) the individuals publicly reported in the press as seeking to buy the Company were to acquire the Company and (iii) clients continued to express concern about the disruption created by disputes with the Former EMD Group and about a post-closing governance structure in which the Former EMD Group would continue to have oversight over the Company.
Later that day, the Special Committee held a meeting in executive session with representatives of its legal and financial advisors present and without representatives of J.P. Morgan or the Company’s management present. The Special Committee discussed the potential benefits of retaining an independent consultant to aid the Special Committee in assessing the degree of closing risk associated with the Consortium Client Consent Condition proposed by the Consortium and the various feedback received from clients. The Special Committee considered the retention of a specific nationally recognized independent consultant with extensive experience consulting in the asset management industry (the “Asset Management Consultant”). The Special Committee then discussed the August 24 Proposal’s terms and conditions and asked additional questions of the Special Committee’s legal and financial advisors. Following discussion, the Special Committee determined that:
•
the Consortium had only delivered documentation evidencing committed financing for approximately $505 million of the $650 million (in addition to (and assuming use of) available cash on the balance sheet of the Company) to consummate the transactions contemplated by the August 24 Proposal;

•
while the Consortium purported to have $260 million of funding from Bidder H, the Special Committee continued to doubt whether such funding was committed, because the Consortium had still not responded to the Special Committee’s prior requests to deliver written documentation of such commitment;

•
the August 24 Proposal’s financing conditionality continued to be greater than the financing conditionality associated with the Merger Agreement for all of the same reasons as described above with respect to the August 12 Proposal:

•
the Special Committee continued to have substantial concerns as to whether the Consortium Client Consent Condition (unchanged from the August 12 Proposal) could be satisfied, and therefore whether the transaction with the Consortium could be closed at all, which concerns were reinforced in light of the reactions of certain of the Company’s clients since the filing of the Company’s preliminary proxy statement and other reports in the press;

•
the Special Committee continued not to believe the Rithm Client Consent Condition is more onerous because, among other reasons, the Special Committee continued to have a significantly higher degree of confidence that the Rithm Client Consent Condition could actually be satisfied, based on (i) Rithm’s stated intention that it will not meaningfully change the Company’s Investment Function, (ii) the lower likelihood of client withdrawals and redemptions (as withdrawals and redemptions negatively impact the ability to achieve the client run-rate consent condition), (iii) general client feedback received to date and (iv) the level of client consents received for the Transactions with Rithm to date;

•	the Special Committee intended to retain an independent consultant to aid the Special Committee in assessing the degree of closing risk associated with the Consortium Client Consent Condition; and

•
the Consortium’s August 24 Proposal did not address any of the Special Committee’s other concerns with the August 12 Proposal, despite the fact that such concerns had been publicly disclosed in the Company’s preliminary proxy statement and, in the case of certain issues, such as the Consortium Client Consent Condition, in multiple prior interactions with Bidder J and its advisors.

In light of the above, the Special Committee, after discussion with its financial and legal advisors, did not make a Superior Proposal Determination and directed the Company and its Representatives not to engage further with the Consortium with respect to the August 24 Proposal. Additionally, the Special Committee determined that the Special Committee was not permitted to grant either of the August 24 Requests, given that the Company was subject to customary non-solicitation obligations under the Merger Agreement (see “The Merger Agreement — Additional Agreements — No Solicitation” beginning on page 130). Furthermore, the Special Committee reviewed the Consortium’s separate letter delivered on August 24 and determined that the Consortium’s assertions regarding perceived mischaracterizations in the Company’s preliminary proxy statement were without merit.
Also on August 25, 2023, a representative of Dechert contacted a representative of Latham & Watkins to reiterate the request from the August 22 Letter that the Former EMD Group be released from its obligations under its NDA with the Company in order to seek information from, negotiate and enter into agreements with any other person that already has an NDA with the Company (including, but not limited to, Bidder H, Bidder J, and the Consortium). On August 26, 2023, at the instruction of the Special Committee, representatives of Latham & Watkins responded to the representative of Dechert explaining that such an action was prohibited pursuant to the Company’s customary non-solicitation obligations under the Merger Agreement (see “The Merger Agreement — Additional Agreements — No Solicitation” beginning on page 130), and accordingly that the requested release was not granted and all provisions of the NDA remained in full force and effect.
Later on August 25, 2023, at the instruction of the Special Committee, representatives of Latham & Watkins contacted representatives of the Asset Management Consultant to potentially engage the Asset Management Consultant to assist the Special Committee to collect information that would be helpful to the Special Committee in evaluating the risk that the Consortium Client Consent Condition would not be able to be satisfied (the “Consortium Client Consent Condition Risk”).
On August 26, 2023, representatives of J.P. Morgan and PJT Partners received a further updated unsolicited, non-binding proposal from the Consortium (the “August 26 Proposal”) offering to acquire the Company for $12.76 per share of Class A Common Stock. The August 26 Proposal included the following material updates from the August 12 Proposal and the August 24 Proposal:
•
the Consortium stated that its newly-formed shell entity buyer would be financed by a combination of: (a) $304 million of equity financing from four unaffiliated parties, (b) $217 of shareholder loans from three of the four equity financing sources, and (c) $237 of debt financing from two of the four equity financing sources and delivered five binding commitment letters from four unaffiliated parties for these commitments;

•	the $237 million of debt financing commitments would be subject to negotiation of long-form documentation and additional conditions not applicable to the equity or shareholder loan commitments;
•
the Consortium no longer required any financing from Bidder H, but reserved the right to proceed with the CLO Sale between signing and closing of the proposed transaction (without specifying how the client run-rate consent condition for the CLO business line would be satisfied if a buyer for the CLO business line were not identified at the time consents were sought); and

•	all other conditions to signing and closing of the proposed transaction remained substantially unchanged from the August 12 Proposal and the August 24 Proposal.
Representatives of PJT Partners and J.P. Morgan promptly notified the Special Committee of the August 26 Proposal. Later that day, representatives of Latham & Watkins notified representatives of Rithm and Skadden of the August 26 Proposal as required under the terms of the Merger Agreement.

On August 27, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors, J.P. Morgan, and the Company’s management present, the Special Committee discussed the August 26 Proposal, including steps required to evaluate the proposal and initial reactions to the proposal. Representatives of J.P. Morgan and PJT Partners then reviewed with the Special Committee the updated sources and uses file provided by the Consortium in its August 26 Proposal.
The Special Committee then held an executive session with representatives of its legal and financial advisors present and without representatives of J.P. Morgan or the Company’s management present. The Special Committee further discussed the August 26 Proposal’s terms and conditions with the Special Committee’s legal and financial advisors. Following discussion, the Special Committee determined that:
•
While the Consortium had delivered documentation in the August 26 Proposal evidencing committed financing for the full amount of the consideration required to consummate the transactions contemplated therein, the August 26 Proposal’s financing conditionality was still greater than the financing conditionality associated with Merger Agreement in that it had all of the same conditionality issues identified in connection with the August 12 Proposal and August 24 Proposal, but now also introduced additional conditionality because it included incremental conditions to funding of the debt commitments that did not apply to the equity or shareholder loan commitments;

•
Due to the unusual fact that the Consortium is both the debt “borrower” and the debt “lender” under such debt commitments, there was a substantial risk that if the Consortium failed to reach agreement among its members on terms of the debt, these commitments could not be specifically enforced to compel a closing (in which case the Company would only be able to seek up to $39.2 million in damages);

•
The Special Committee continued to have substantial concerns as to whether the Consortium Client Consent Condition (unchanged from the August 12 Proposal) could be satisfied, and therefore whether the transaction with the Consortium could be closed at all, which concerns were reinforced in light of the reactions of certain of the Company’s clients since the filing of the Company’s preliminary proxy statement and other reports in the press, and the Special Committee intended to retain an independent consultant that could aid in this assessment; and

•
The Consortium’s August 26 Proposal did not address any of the Special Committee’s other material concerns with the August 12 Proposal or the August 24 Proposal, despite the fact that the Special Committee’s concerns with respect to the August 12 Proposal had been publicly disclosed in the Company’s preliminary proxy statement and, in the case of certain issues such as the Consortium Client Consent Condition, in multiple prior interactions with Bidder J and its advisors.

In light of the above, the Special Committee, after discussion with its financial and legal advisors, did not make a Superior Proposal Determination. The Special Committee also determined to send a letter to the Consortium outlining the threshold issues that continued to prevent the Consortium’s proposals from being reasonably expected to lead to a Superior Proposal and describing ways in which the Consortium could modify its proposals to resolve such threshold issues. Because the Company remained subject to non-solicitation obligations under the Merger Agreement that prevented any such communication (see “The Merger Agreement — Additional Agreements — No Solicitation” beginning on page 130), the Special Committee instructed Latham & Watkins to seek Rithm’s consent to the Special Committee sending such a letter. Latham & Watkins did so, and on August 28, 2023, Skadden indicated that Rithm had agreed to provide such a consent.
On August 28, 2023, at a meeting of the Board of Directors with representatives of J.P. Morgan, PJT Partners and Latham & Watkins present, the Board of Directors discussed the August 24 Proposal and the August 26 Proposal, the Special Committee’s determinations with respect thereto and the Special Committee’s desire to send a letter to the Consortium to provide specific feedback on the August 24 Proposal and the August 26 Proposal. The Board of Directors also discussed certain incorrect information that was being publicly reported and the negative impact these inaccurate reports could have on the Company and the Company Stockholders, and considered making a public statement with respect to the August 24 Proposal and August 26 Proposal. The Board of Directors noted that, pursuant to the terms of the Merger Agreement, in the event the Company made such a public statement, Rithm was entitled to ask the Board of Directors to re-affirm their recommendation with respect to the Transactions (which Rithm ultimately requested). The Board of Directors determined that, if the

Special Committee determined that such a public statement was in the best interest of the Company Stockholders, then the Board of Directors would include a re-affirmation of its recommendation to the Company Stockholders with respect to its support for the Transactions with Rithm in any such public statement.
On August 29, 2023, the Former EMD Group sent a letter to the Special Committee (the “August 29 Letter”) expressing concerns about the Transactions and the bid process, and Mr. Och filed a Schedule 13D/A publicly disclosing the August 29 Letter. The August 29 Letter reiterated the request from the August 16 Letter for the Company to release Bidder J, Bidder H and the Former EMD Group from the standstill obligations in their NDAs.
Later that day, at approximately 12:30 P.M. Eastern Time, representatives of J.P. Morgan and PJT Partners received a letter from the Consortium, which they promptly relayed to the Special Committee, in which the Consortium requested that the Special Committee respond by 4:00 P.M. Eastern Time on the same day with (i) responses to the August 24 Requests, and (ii) confirmation as to whether the Special Committee had made a Superior Proposal Determination. On the same day, representatives of Latham & Watkins notified representatives of Rithm and Skadden of this letter.
Later that day, at the direction of the Special Committee, PJT Partners delivered a letter from the Special Committee (the “August 29 Feedback Letter”) to the Consortium, in which the Special Committee explained that certain threshold issues continued to prevent the Consortium’s proposals from being reasonably expected to lead to a Superior Proposal. Key excerpts of the letter identifying the threshold issues are included below:3
•
“Financing Uncertainty: The [Consortium’s proposals] have consistently introduced significantly more financing conditionality, and therefore closing uncertainty, than the transaction with Rithm, in which the Company has recourse to a creditworthy entity to seek payment of all transaction consideration and to recover for the benefit of the Company’s stockholders full damages in the event Rithm were to breach its obligation to close the transaction. Key shortcomings as set forth in the August 26 Proposal [were] as follows:

○
The proposal requires debt financing – from [members of the Consortium itself] – to consummate the transaction. The debt funding is subject to additional conditions not applicable to the equity commitments, and the unusual fact that [the Consortium acts as] both the debt “borrower” and the debt “lender” creates increased risk that these commitments could never be effectively enforced.

○
The issues above are magnified because the August 26 Proposal caps [the Consortium’s] financial exposure for damages claims at $39.2 million (approximately 5% of the [total] consideration [for the proposed transaction]) – an amount that would be unlikely to compensate the Company’s stockholders for the loss in value that would result if [the Consortium] breached its obligations and failed to close.

○
This combination of factors creates a meaningfully increased risk for the Company’s stockholders, because [the Consortium would] have the means to orchestrate a failure to close, cause the Company to need to litigate whether that failure constitutes a qualifying breach, and then leave the Company and its stockholders damaged even if [the Company were to] win the lawsuit – after all of the expense and negative publicity around these events. It is not appropriate to ask the Company stockholders to bear this risk.

•	Client [Run-Rate] Consents and Closing Uncertainty:
○
[The Consortium’s proposals] all contemplate that closing will not occur unless the Company secures a specified threshold level of consent from the clients in its Credit, Multi-Strategy, CLO and Real Estate business lines. However, [such proposals] also contemplate varying degrees of changes to the investment process (including the individual(s) with the ultimate authority to make investment decisions) and, in all cases, contemplate a new control structure whereby [Consortium members] and other individuals not currently affiliated with the Company will ultimately sit at the top of the corporate structure in a newly formed “Office of the CIO” that will have input and oversight on investment decisions and strategy.

[3]	Certain terms and phrases were added for context or conformed to the terms defined in this Proxy Statement. These additions and conformations are noted by brackets.

○
[The Special Committee and its advisors] have consistently communicated that retaining the Company’s management is not a condition to acquiring the Company. However, deal certainty is. As [the Consortium] know[s] well from running [its] own asset management business, clients care about who is managing their money. And so [the review of the Special Committee and its advisors] of [the August 12 Proposal, August 24 Proposal, and August 26 Proposal] has necessarily included requesting information regarding post-closing plans, including with respect to key employees, and in [the case of the Consortium], information (much of which has yet to be provided) regarding the governance/control structure among [the Consortium] members, whether [the Former EMD Group] who may collectively hold significant minority positions following the rollover detailed in [the August 12 Proposal, August 24 Proposal, and August 26 Proposal] will have a role in the governance/control structures and the intended operation of (and allocation of investment discretion among) the “Office of the CIO” referenced in the [August 12 Proposal, August 24 Proposal, and August 26 Proposal].

○
Throughout the sale process, the Special Committee and its advisors have consistently communicated to [the Consortium] that the Special Committee is unwilling to ask the Company’s stockholders to bear the risk that clients will not be comfortable with [the Consortium’s] go-forward strategy regarding who will be ultimately responsible for investment strategy. The Special Committee’s reasoned judgement, including as informed by the reaction of certain clients to the extensive press coverage of the leaked August 12 Proposal, is that there is meaningful risk that the client [run-rate] consent conditions proposed [by the Consortium] may not be satisfied. If [the Consortium] believe[s] that [its] members’ reputation and experience are such that clients would in fact grant their consent, then [the Consortium], and not the Company’s stockholders, should bear the risk of obtaining the client [run-rate] consents.

•
Signing Uncertainty: The Special Committee is not willing to engage in extensive discussions or negotiations with respect to [the Consortium’s proposals] unless there is a clear path to signing a definitive merger agreement on an accelerated timeline. It is not clear from [the August 12 Proposal, August 24 Proposal, or August 26 Proposal] whether [the Consortium] require[s] any of the following prior to signing a definitive merger agreement: (1) voting agreements with the individuals who signed voting agreements in favor of the Rithm transaction, (2) employment agreements with any key employees of the Company, or (3) discussions or entry into definitive documentation with [the Former EMD Group] with respect to a rollover or [their] support of a transaction more generally. Consistent with the approach taken with all other bidders involved in the sale process, permission to proceed with any of the above discussions will not be granted by the Special Committee unless and until the principal economic terms of a potential transaction have been approved by the Special Committee. It is also unclear as to what additional diligence [the Consortium] may require before executing a definitive merger agreement.”

The August 29 Feedback Letter further explained that the Special Committee did not view the above challenges as insurmountable, and that the Consortium could resolve the above threshold issues by making the following modifications to its proposals. Key excerpts of the letter identifying the solutions to address the threshold identified are included below:
•	“Financing Certainty:
○
Each member of [the Consortium would need] to provide equity financing commitments that total the full $743 million necessary to pay the consideration in the transaction (the “Commitment Amount”). To the extent the [C]onsortium [was] able to secure funded debt financing by the closing [of a proposed transaction], such funded debt commitments could of course be utilized (and the Commitment Amount would be reduced accordingly).

○
The “Damages Commitment” [(e.g., the cap on monetary damages in the event the Consortium fails to consummate the transaction) must equal the Commitment Amount and] must be payable to the extent damages allowable under [the merger agreement] are ordered by a court of competent jurisdiction.

○
Each [individual or entity delivering an equity financing commitment would need] to provide [a] balance sheet and/or other financial information necessary for the Special Committee to confirm that [it] has sufficient liquid cash to honor its Commitment Amount, and each [such individual or entity] should make representations and warranties with respect to such information.

○
The Company to have express third party beneficiary rights to enforce all obligations under the equity commitment letters, and all representations and warranties in the equity commitment letter should be made to the Company.

○
While each [s]ponsor will have customary rights to assign its commitment to controlled affiliates, each [s]ponsor to remain principally liable for its commitment. Additionally, each [s]ponsor must have an obligation to fund the Commitment or Damages Commitment regardless of whether other members of the [C]onsortium have funded their portion.

•
Client [Run-Rate] Consent and Closing Certainty: In order for the Special Committee to be able to determine that a transaction with [the Consortium] would have a high likelihood of being consummated, all client [run-rate] consent conditions to be removed from the merger agreement in their entirety and the draft merger agreement should clearly place the risk of business deterioration due to the announcement of the transaction (including the risk of adverse client and employee reactions) on the [Consortium].

•	Signing Certainty:
○
[The Consortium] should confirm that [they] do not require any additional documentation to be executed, or any other action to be taken, prior to the execution of a definitive merger agreement including, without limitation: (1) entry into voting agreements with any Company stockholders, (2) entry into employment agreements with any employees of the Company, or (3) discussions or negotiations with [the Former EMD Group].

○
[The Special Committee asked the Consortium to] confirm the extent of any diligence that [it would] require prior to executing a definitive merger agreement[, including any diligence necessary] to determine whether any incremental regulatory, antitrust or foreign direct investment approvals will be required.”

Also on August 29, 2023, the Company formally responded to the Former EMD Group regarding the August 22 Demand and issued a press release publicly disclosing such response.
Also on August 29, 2023, the Special Committee formally authorized the engagement of the Asset Management Consultant as an independent consultant to the Special Committee for the purpose of assisting the Special Committee in collecting information that would be helpful to the Special Committee in evaluating the Consortium Client Consent Condition Risk.
Between August 30, 2023 and September 13, 2023, representatives of the Asset Management Consultant took a series of steps in connection with assisting the Special Committee in evaluating the Consortium Client Consent Condition Risk. These steps included, without limitation, (i) arranging meetings with key investment professionals and client relations professionals of the Company, (ii) undertaking an independent review of certain information provided by the Company, including with respect to the Investment Function of the Company, client base and client intermediaries, revenue run rate/client concentration, key-man provisions and redemption rights contained in certain client agreements, and certain feedback received from clients relevant to the Consortium Client Consent Condition Risk analysis, (iii) reviewing the proposals from the Consortium (and responses to clarifying questions received from the Consortium) and (iv) other publicly available information (collectively, the “Assessment Steps”).
On August 30, 2023, after being informed that certain news outlets were planning to publish leaked reports regarding the August 26 Proposal that the Special Committee believed may be incomplete and misleading, the Company (on instruction from the Special Committee) issued a press release (the “August 30 Press Release”) confirming receipt of the August 24 Proposal and August 26 Proposal and reporting that (i) the Special Committee did not make a Superior Proposal Determination, for the reasons described above, and (ii) the Board of Directors had re-affirmed its recommendation that the Company Stockholders vote in favor of the adoption of the Merger Agreement.

In response to the August 29 Feedback Letter and the August 30 Press Release, on August 31, 2023, representatives of J.P. Morgan and PJT Partners received a further updated unsolicited, non-binding proposal from the Consortium (the “August 31 Proposal”) purporting to resolve all issues raised in the August 29 Feedback Letter and offering to acquire the Company for $12.76 per share of Class A Common Stock. The August 31 Proposal included the following material updates from the August 26 Proposal:
•
the Consortium did not deliver commitment letters that included equity commitments for the full amount of the transaction consideration as requested in the August 29 Feedback Letter but instead stated that the $743 million of financial obligations of its newly-formed shell entity would be guaranteed by a single member of the Consortium (the “Consortium Guarantor”);

•	the Consortium stated that the cap on its monetary liability for damages would be increased to $743 million, which would also be guaranteed by the Consortium Guarantor;
•	the Consortium reaffirmed its previous position with respect to the Consortium Client Consent Condition;
•
as conditions to signing a definitive merger agreement, the Consortium stated that it would require permission to speak to Mr. Orbuch and Mr. Och (and reiterated the request for a waiver under its NDA to speak with Mr. Och);

•
the Consortium provided additional biographical information regarding the identities of certain of the individuals that were proposed to occupy an “Office of the CIO” that would oversee the Company’s investments following the closing;

•	the Consortium expressed that it believed it could execute documentation within a week of engagement; and
•	all other conditions to signing and closing of the proposed transaction remained substantially unchanged from the August 26 Proposal.
Representatives of PJT Partners and J.P. Morgan promptly notified the Special Committee of the August 31 Proposal.
Also on August 31, 2023, Rob Shafir, former Chief Executive Officer of the Company, released an open letter to the Special Committee stating that is not credible that the Consortium (i) would not be acceptable to the Company’s limited partners and (ii) does not have committed financing required to complete a definitive transaction with the Company. Mr. Shafir further stated he will not be supporting the Mergers.
On September 1, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and the Asset Management Consultant present, the Special Committee discussed the August 31 Proposal, including steps required to evaluate the proposal and initial reactions to the proposal. At the request of the Special Committee, representatives of the Asset Management Consultant provided updates regarding their work conducted to date and the information that the Asset Management Consultant would require from the Company to complete its work. Representatives of Latham & Watkins also noted additional information needed to appropriately assess the August 31 Proposal. The Special Committee instructed Latham & Watkins to assist in preparing a set of clarifying questions for the Special Committee’s approval that would help the Special Committee and its independent advisors to more fully assess the August 31 Proposal (which it did, following discussion with PJT Partners and, as it related to questions regarding the Consortium Client Consent Condition Risk, the Asset Management Consultant).
Later that day, at a meeting of the Special Committee with representatives of its financial and legal advisors present, the Special Committee reviewed the draft clarifying questions related to the August 31 Proposal (the “September 1 Clarifying Questions”), which included a variety of questions relevant to the Special Committee’s assessment of the Consortium Client Consent Condition Risk, including relating to (a) the proposed “Office of the CIO”, including details regarding its role, discretion and oversight of, and its impact on, the Company’s Investment Function and the identity of the individual(s) having ultimate discretion over investment decisions and employment decisions, as well as whether such individuals had a track record of working together in a similar CIO function, (b) the role the members of the Consortium are expected to play in the Investment Function and operation of the business, (c) the nature of the governance arrangements relating to the Consortium’s control over the Company (and its investment decisions), and (d) the Consortium’s proposed plans for identifying and mitigating conflicts of interest that may arise because members of the Consortium or “Office of the CIO” may continue in their roles at competing asset management firms. The September 1 Clarifying Questions also included questions regarding (i) the form of financial guarantee proposed by the Consortium, (ii) the Consortium’s requirements with respect to proposed regulatory approvals, and (iii) any diligence or discussions that would be a condition to the Consortium signing a definitive merger agreement. The Special Committee authorized PJT Partners to provide the September 1 Clarifying Questions to the Consortium and request that the Consortium respond as soon as practicable.
On the same day, (a) representatives of Latham & Watkins notified representatives of Rithm and Skadden of the August 31 Proposal, as required under the terms of the Merger Agreement and (b) per the direction of the Special Committee, representatives of PJT Partners sent the September 1 Clarifying Questions to representatives of the Consortium and its financial and legal advisors.
On September 3, 2023, representatives of the Consortium provided responses to the September 1 Clarifying Questions to representatives of PJT Partners and J.P. Morgan (the “September 3 Clarifications”), including a draft guarantee and revised draft merger agreement. The September 3 Clarifications indicated that, among other things:
•	the Consortium contemplated significant changes to the Company’s Investment Function, including:
○
the “Office of the CIO” (and ultimately the founder of Bidder J) would have ultimate decision-making authority over investments and the overall risk profile of assets managed by the Company, and Mr. Levin would no longer have ultimate decision-making authority over investments;

○
the “Office of the CIO” would be comprised of: (a) the founder of Bidder J, who would also continue in his role as CIO of Bidder J (an asset management firm with competing strategies to the Company) in parallel, (b) two individuals who have no affiliation with the Company or the Consortium and who have never worked together in a CIO role, and (c) Mr. Levin, should he elect to continue his employment with the Company in this new role;

○
in the event of a disagreement between members of the proposed “Office of the CIO,” the founder of Bidder J would have ultimate decision-making authority and would also have authority to add or remove members of the “Office of the CIO”;

○	while other members of the Consortium may sit on the board of directors of the Company, they were not envisioned to be involved in the day-to-day investment decisions or operation of the Company;
○
the board of directors of the Company (which may include members of the Consortium) would be tasked with reviewing and approving policies and procedures to identify and address conflicts of interest, confidentiality and other matters, as well as overseeing risk management (no further details were provided regarding proposed processes for identifying and mitigating conflicts of interest that may arise because members of the Consortium or “Office of the CIO” may continue in their roles at competing asset management firms); and

○
the founder of Bidder J would lead a “tail hedging strategy” through a sub-advisory relationship between the Company and Bidder J pursuant to which the Company would pay Bidder J a fee to manage this strategy, and this strategy would be implemented in the Company’s existing investment funds;

•
the proposed form of guarantee was not a standard unconditional guarantee to fund all obligations of the Consortium buyer when and as required under the definitive transaction documentation; instead the guarantee was subject to the same conditions to funding that the Special Committee previously indicated in the August 29 Feedback Letter would be unacceptable because these conditions created undue risk of not closing;

•
the Consortium did not require as a condition to signing the merger agreement any voting agreements or employment agreements from any employee of the Company or any release or rollover agreement with the Former EMD Group;

•
the Company would be required to seek client run-rate consents for a transfer of the CLO business line to the Consortium, but in the event the Consortium were to proceed with the CLO Sale, the Company would also be required to seek client run-rate consents for a sale to the buyer of the CLO business (such latter consent would not be a separate condition to the closing of the transaction); and

•
the Consortium would need to conduct additional diligence, including engaging directly with the SEC, regarding the Company’s previous criminal plea and regulatory status in order to assess whether individual members of the Consortium would be prohibited from acting as investment manager to mutual funds, closed end funds, business development companies and other pooled vehicles under the Investment Company Act, and in the event such prohibition did in fact extend to any such members of the Consortium, whether a waiver under section 9(c) of the Investment Company Act would be needed prior to the closing of the proposed transaction.

On September 5, 2023, at a meeting of the Special Committee with representatives of its independent financial and legal advisors and the Asset Management Consultant present, the Special Committee discussed with representatives of the Asset Management Consultant the Consortium Client Consent Condition Risk. The Special Committee discussed with its advisors that, among other things, (i) the September 3 Clarifications outlined meaningful proposed changes to the Company’s Investment Function, including the extent to which certain key employees would be able to exercise investment discretion and made it clear that the individuals that were proposed to occupy the “Office of the CIO” had never worked together in a similar capacity or managed money together, and thus were likely to be viewed by clients as not having a track record (collectively, the “Investment Process Changes”), (ii) based on feedback from clients to the client relations team, a number of clients of the Company had already raised concerns about the potential for changes to the Investment Function and that, given the large concentration of revenue run rate in a small number of clients, a small number of clients failing to provide consent could result in a failure to satisfy the Consortium Client Consent Condition, and (iii) these Investment Process Changes increased the risk that certain key employees would not remain with the Company. The Special Committee determined that it would continue to review and consider the August 31 Proposal and the September 3 Clarifications and would not make any formal determination with respect to the August 31 Proposal until it had an opportunity to review the information collected by the Asset Management Consultant in full.
On September 7, 2023, at a meeting of the Special Committee with representatives of its independent financial and legal advisors and the Asset Management Consultant present, representatives of the Asset Management Consultant discussed the information collected to date. The Asset Management Consultant noted that typical drivers of client loss following a change of control include (i) departures of key persons and/or destabilization of an investment team, (ii) material changes to the Investment Function and (iii) concerns about overall firm governance and ownership.
On September 8, 2023, representatives of J.P. Morgan and PJT Partners received an e-mail from representatives of the Consortium (the “September 8 E-mail”), which they promptly provided to the Special Committee, in which such representatives speculated that the reason that the Special Committee had not responded to the August 31 Proposal was because the Special Committee was prepared to reject the August 31 Proposal due to concerns about the likelihood of satisfying the Consortium Client Consent Condition. The Consortium expressed their view that the Special Committee’s unwillingness to find the Consortium Client Consent Condition superior to the Rithm Client Consent Condition did not account for the Company’s obligations to its clients.

On September 13, 2023, at a meeting of the Special Committee with representatives of its financial and legal advisors and the Asset Management Consultant present, the Special Committee discussed the Consortium Client Consent Condition with the Asset Management Consultant and reviewed the information provided by the Asset Management Consultant. After the Asset Management Consultant had exited the meeting, the Special Committee and its financial and legal advisors further discussed the August 31 Proposal’s terms and conditions and the Special Committee asked additional questions of its legal and financial advisors. Following discussion, the Special Committee determined that there were a variety of factors that created risk that a transaction could ever be signed with the Consortium and then closed including, without limitation, that:
•
the Consortium had not complied with the instruction provided in the August 29 Feedback Letter to provide a customary “full equity backstop” and deliver equity commitment letters covering the full amount of the transaction consideration, and instead continued to rely on the more conditional debt commitment letters from their own Consortium members to financing the transaction;

•
while the Consortium had delivered a guarantee, the proposed form of guarantee was not a standard unconditional guarantee to fund all obligations of the Consortium buyer when and as required under the definitive transaction documentation; instead the guarantee was subject to the same conditions to funding that the Special Committee previously indicated in the August 29 Feedback Letter would be unacceptable because these conditions created undue risk of not closing;

•
as assessed by the Special Committee and as supplemented by the information provided by the Asset Management Consultant and the reaction of certain of the Company’s clients since the filing of the Company’s preliminary proxy statement, there was material risk that the Consortium Client Consent Conditions (which remained unchanged from the original August 12 Proposal) could not be satisfied and that such a transaction with the Consortium could not be consummated;

•
the Special Committee continued to have a significantly higher degree of confidence that the Rithm Client Consent Condition could be satisfied, based on Rithm’s stated intention not to meaningfully change the Company’s Investment Function, general client feedback received to date and the level of client consents received for the Transactions with Rithm to date; and

•
the Consortium is made up of sophisticated investors who have retained experienced legal and financial advisors, all of whom are likely to understand what would be necessary in order for an unsolicited proposal to constitute a Superior Proposal, and the Special Committee has given express feedback (including in its August 29 Feedback Letter) regarding changes the Consortium could make to resolve the threshold issues that continued to prevent the Consortium’s proposals from being reasonably expected to lead to a Superior Proposal, and yet the Consortium has not made a proposal that resolved all of the threshold issues.

In light of the above, the Special Committee did not make a Superior Proposal Determination with respect to the August 31 Proposal. The Special Committee also considered whether it would be beneficial to send further feedback regarding the August 31 Proposal and the September 8 E-mail to the Consortium, however, the Special Committee determined that the August 29 Feedback Letter was comprehensive and still represented the Special Committee’s position with respect to all threshold issues that continued to prevent the Special Committee from making a Superior Proposal Determination. Accordingly, the Special Committee determined not to send feedback to the Consortium, consistent with its non-solicitation obligations under the Merger Agreement (see “The Merger Agreement — Additional Agreements — No Solicitation” beginning on page 130).
Purpose and Reasons of the Company for the Mergers; Recommendation of Our Board of Directors and the Special Committee; Fairness of the Mergers
As described in the section titled “The Mergers — Background of the Mergers” beginning on page 37, the Board of Directors duly established the Special Committee and delegated to it the exclusive power and authority, among other things, to (i) conduct an independent review of an unsolicited outreach from Bidder A regarding a potential strategic transaction and make an independent determination with respect thereto; (ii) evaluate strategic alternatives that may otherwise be available to the Company; and (iii) take all other actions relating to such a potential strategic transaction and any alternatives as the Special Committee may deem to be necessary or appropriate in order for the Special Committee to discharge its duties, including, but not limited to, the power to (A) negotiate or direct the negotiation of a potential strategic transaction, and ultimately determine whether any proposed potential strategic transaction is advisable, fair to, and in the best interests of, the Company and the Company Stockholders, (B) obtain assistance from the officers, employees, and agents of the Company as the Special Committee may deem to be necessary or appropriate and (C) retain and employ, or direct the Company to retain and employ, legal, financial and other advisors to advise it and assist it in connection with fulfilling its duties and functions. In forming the Special Committee, the Board of Directors also resolved not to approve or recommend for approval by the Company Stockholders any potential strategic transaction without a prior favorable recommendation by the Special Committee.
The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, as well as the Company’s financial advisor, evaluated and negotiated the Merger Agreement and the Transactions, and after careful consideration, at a meeting of the Special Committee held on July 23, 2023, the Special Committee, among other things, unanimously:
•	determined that the Merger Agreement and the Transactions are fair, advisable and in the best interests of the Company and the Company Stockholders;
•
recommended that the Board of Directors (i) approve and declare advisable the Merger Agreement and the Transactions and (ii) recommend the Merger Agreement to the Company Stockholders for approval and adoption; and

•	recommended that the Board of Directors instruct Holding Corp, as general partner of each Operating Partnership, to approve the Merger Agreement and the Transactions.
On August 28, 2023, the Special Committee unanimously recommended that the Board of Directors re-affirm its recommendation of the Merger Agreement to Company Stockholders for approval and adoption.
On July 23, 2023, after careful consideration, based in part on the unanimous recommendation of the Special Committee, the Board of Directors, pursuant to resolutions adopted at a meeting of the Board of Directors, among other things, unanimously:
•	declared that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company Stockholders;
•	authorized, approved, confirmed and adopted in all respects the Merger Agreement and the Company’s and each of the Operating Partnerships’ execution, delivery and performance of the Merger Agreement;
•	instructed that Holding Corp, general partner of each Operating Partnership, approve the Merger Agreement and the Transactions;
•	approved the Voting Agreements and the transactions contemplated thereby;
•	directed that the Merger Agreement be submitted to the Company Stockholders for their consideration and adoption at the Special Meeting; and
•
recommended the adoption of the Merger Agreement by the Company Stockholders and that the Company Stockholders vote to approve all other actions or matters necessary, appropriate, advisable or desirable in order to give effect to the foregoing pursuant to the DGCL.

On August 30, the Board of Directors unanimously re-affirmed its recommendation of the Merger Agreement to the Company Stockholders for approval and adoption.
On July 23, 2023, based on the unanimous recommendation of the Special Committee and the instruction of the Board of Directors, Holding Corp, as the general partner of the Operating Partnerships, pursuant to resolutions adopted by written consent in lieu of a meeting, among other things, approved, authorized, confirmed, ratified, accepted and adopted the Merger Agreement and the Mergers in all respects. No other partnership proceedings on the part of the Operating Partnerships are necessary for the Operating Partnerships to consummate the Transactions, including the LP Mergers, other than the filing of certificates of merger with respect to the LP Mergers with the Delaware Secretary of State.
Accordingly, the Board of Directors recommends that you vote FOR the Merger Proposal to adopt the Merger Agreement, thereby approving the Transactions, including the Mergers, at the Special Meeting.
In considering the recommendation of the Board of Directors with respect to the Mergers, you should be aware that executive officers and directors have certain interests in the Mergers that may be different from, or in addition to, the interests of the Company Stockholders generally. The Special Committee, consisting entirely of independent directors, and the Board of Directors were aware of these interests and considered them, among other matters, in evaluating the Merger Agreement and the Transactions and in making its decision to recommend that the Board of Directors adopt and approve the Merger Agreement and the Transactions. For more information about these interests, refer to the section titled “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers,” beginning on page 107. The Special Committee and the Board of Directors believe that the Merger Agreement and the Transactions are fair to the Company Stockholders.
The Special Committee engaged its own legal and financial advisors and received advice throughout the negotiations from such advisors. Since the members of the Special Committee are disinterested with respect to the Transactions, independent of, and not affiliated with, Parent, the Class A Unitholder Stockholders or the Rollover Holders, the Special Committee believed that it could effectively represent the interests of the Non-Unitholder Stockholders in negotiating the terms of the Merger Agreement and the Transactions and in making its decision to recommend that the Board of Directors approve and declare advisable the Merger Agreement and the Transactions.
In evaluating the Merger Agreement and the Transactions and making the decisions, determinations and recommendations described above, including the decision to re-affirm their prior recommendations on August 28, 2023 and August 30, 2023, respectively, the Special Committee and the Board of Directors, considered, among other things, the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
that the Special Committee and the Board of Directors, with the assistance of their respective independent legal and other advisors, had considered alternatives, including continuing to operate the Company on a standalone basis, other potential value creating options or a sale to an alternative buyer or a sale of certain assets or business lines of the Company, and considered the risks and uncertainties associated with such alternatives, and each respectively formed the view that no other alternatives were reasonably likely to create greater value for the Company Stockholders than the Mergers, taking into account the alternatives reasonably available to the Company and the risk of execution, as well as business, competitive, industry and market risks (which are summarized in the section titled “The Mergers — Background of the Mergers,” beginning on page 37);

•	certain challenges and limitations on the Company of continuing as a standalone public company, including:
○
the potential for continued business disruption and negative stock price reaction to elevated redemption requests and the Company’s limited ability to raise new capital from investors into its funds to date in 2023, which the Company believes are driven by a variety of factors, primarily the uncertainty and perceived instability relating to the disputes with the Former EMD Group;

○
the risks and uncertainties relating to the disputes with the Former EMD Group, which the Company believes have had negative effects on fund investor sentiment and which the Company expects to continue until there is a resolution that gives investors confidence that there will be no further adverse actions against the Company; and

○
the Company’s belief that it could not reach a mutually agreeable resolution with the Former EMD Group so long as the Company remained a standalone public company based on, among other reasons, the Former EMD Group’s filing of a Schedule 13D/A requesting that the Board of Directors pursue a broad review of strategic alternatives;

•
the reviews undertaken by, and understandings of, the Special Committee and the Board of Directors with respect to economic and market conditions and trends, as well as the challenges and uncertainty surrounding such conditions and trends, both on a historical and prospective basis, in the near term and the long term, such as:

○
the risks and uncertainties relating to the Company’s ability to retain and attract fund investors and to raise new funds, including that the Company believes that the disputes with the Former EMD Group will continue to have a negative effect on fund investor sentiment;

○
the risks and uncertainties relating to ongoing industry consolidation and competition, including the ability of the Company to be able to compete effectively in the markets in which the Company operates or may operate in the future without significant further investment by the Company;

○
the risks and uncertainties relating to potential increases in interest rates and the impact on debt and equity markets arising from inflationary pressures, changes in monetary policies and other factors affecting global economic activity; and

○	the nature of the industry in which the Company operates, including anticipated industry trends and rapidly changing competitive and regulatory dynamics;
•	certain factors related to the Company’s business, financial condition and results of operations, and the Company’s prospects and plans, including:
○
the reviews undertaken by, and understandings of, the Special Committee and the Board of Directors with respect to the Company’s business, operations, assets, financial condition, earnings, ownership structure, management, strategy, competitive position, current, historical and projected financial performance, prospects and plans, as well as the associated risks involved achieving such projections, prospects and plans;

○	the risks and uncertainties relating to the concentration of the Company’s voting power among certain current and former executive managing directors of the Company, including the Former EMD Group;
○
the management forecasts prepared by the Company’s management for, or otherwise made available to, the Special Committee and the Board of Directors (which are summarized in the section titled “The Mergers — Certain Unaudited Prospective Financial Information” beginning on page 89);

○	the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility; and
○	certain compliance costs and obligations imposed on the Company as a result of having publicly traded common stock;
•
the fact that the Public Merger Consideration consists solely of cash, providing Non-Unitholder Stockholders with certainty of value and immediate liquidity at an attractive equity value without the market or execution risks associated with continued independence;

•
the fact that the Public Merger Consideration represents a premium of approximately 18% over the closing price of the Class A Common Stock on July 21, 2023 (the last trading day before the date that the Merger Agreement was signed) and a premium of approximately 31% over the unaffected closing price of the Class A Common Stock on November 17, 2022 (the day prior to the Company’s announcement of the formation of the Special Committee);

•
the conclusions of the Special Committee and the Board of Directors that the Public Merger represents the best transaction reasonably available for the Company Stockholders in light of the foregoing factors as well as, among other things:

○
the views of the Special Committee and the Board of Directors that the Public Merger Consideration to be paid to the Non-Unitholder Stockholders in accordance with the Merger Agreement represented the highest per share consideration that could reasonably be obtained;

○
the conclusion of the Special Committee and the Board of Directors that the Public Merger Consideration to be paid to the Non-Unitholder Stockholders was more favorable to such holders than the potential value that might result from other alternatives reasonably available to the Company, including the alternative of remaining an independent company and pursuing the Company’s current strategic plan, and other strategic or financial alternatives that might be undertaken as an independent company, in light of a number of factors, including the risks and uncertainties associated with those alternatives and the administrative and compliance costs associated with operating the Company as a publicly traded company;

○
the conclusions of the Special Committee and the Board of Directors that, after a thorough process, including extensive outreach to and negotiations with potential buyers, conducted at the direction of the Special Committee, with the assistance of experienced independent legal and financial advisors, the Company obtained the best terms and highest price that Parent is willing to pay for the Company and that further negotiations would have created a risk of causing Parent to abandon the Mergers altogether or materially delay the entry into definitive transaction agreements with respect to the Mergers;

○
solely with respect to the decision to re-affirm their prior recommendations on August 28, 2023 and August 30, 2023, respectively, the fact that the Special Committee considered the August 12 Proposal (as supplemented by the August 14 Clarifications), the August 24 Proposal and the August 26 Proposal submitted by the Consortium and did not determine that any such proposal was reasonably expected to lead to a Superior Proposal for the reasons described in the disclosure under the heading “The Mergers — Background of the Mergers”;

○
solely with respect to the decision to re-affirm their prior recommendations on August 28, 2023 and August 30, 2023, respectively, the fact that since the public announcement of the Merger Agreement, none of the Company, Parent, the Special Committee, the Board of Directors, nor any of their respective independent legal and financial advisors, as applicable, has received any other inbound inquiries from third parties that the Board of Directors has determined would reasonably be expected to lead to a Superior Proposal; and

○
the reviews undertaken by the Special Committee and the Board of Directors of the Merger Agreement and the structure of the Transactions, including, among others, the specific financial and other terms and conditions set out below;

•
the terms of the Merger Agreement permitting the Company to receive Acquisition Proposals that do not result from a material breach of the non-solicitation obligations in the Merger Agreement, and the other terms and conditions of the Merger Agreement, including:

○
that at any time prior to obtaining the Required Company Stockholder Approval the Company may, in certain circumstances described in the Merger Agreement, (i) furnish non-public information, and afford access to the books or records or officers of the Acquired Companies, to such soliciting third party and its Representatives and (ii) engage in discussions and negotiations with such third party and its Representatives with respect to such Acquisition Proposal;

○
that the Merger Agreement may be terminated, in certain circumstances, including, among others, by the Company at any time prior to obtaining the Required Company Stockholder Approval in order to enter into a definitive agreement with respect to a Superior Proposal either concurrently with or immediately following such termination, provided that the Company shall pay Parent a termination fee of $16,576,819 within three business days following such termination to accept and enter into a definitive agreement with respect to a Superior Proposal, which amount the Special Committee and the Board of Directors believe to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the unlikelihood that a fee of such size would be a meaningful deterrent to other Acquisition Proposals; and

○
that the Board of Directors may effect an Adverse Recommendation Change upon the recommendation of the Special Committee in certain circumstances, including (i) in the event that the Company has received a bona fide written Acquisition Proposal that did not result from a material breach of the non-solicitation obligations in the Merger Agreement and the Board of Directors (acting upon the recommendation of the Special Committee), among other requirements, determines in good faith (after consultation with its outside financial and outside legal advisors) that such Acquisition Proposal is a Superior Proposal or (ii) in response to an Intervening Event;

in each case, subject to and in accordance with the terms and conditions of the Merger Agreement;

•	the likelihood of the Mergers being completed, based on, among other matters:
○	Parent’s ability to fund the Public Merger Consideration and the LP Merger Consideration through cash on hand and available liquidity;
○	the absence of a financing condition in the Merger Agreement;
○	the Company’s ability, under circumstances specified in the Merger Agreement, to seek specific performance of Parent’s obligation to cause the Mergers to occur;
○
the requirement that the parties use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law, including antitrust law, or otherwise to consummate and make effective the Transactions as promptly as practicable, subject to and in accordance with the terms and conditions of the Merger Agreement (as summarized in the section titled “The Mergers — Regulatory Approvals and Related Matters” beginning on page 105); and

○
the likelihood and anticipated timing of completing the Mergers in light of the scope of the conditions to completion, including (i) that the framework and threshold percentage of consenting client run rate contained in the client consent condition in the Merger Agreement was substantially similar to the framework and threshold percentage offered to other potential acquirors and (ii) the Company’s management’s opinion, as communicated to the Special Committee and Board of Directors, that the Company will be able to meet the client consent condition and other closing conditions contained in the Merger Agreement;

•	other terms and conditions of the Merger Agreement, including:
○
the conclusions of the Special Committee and the Board of Directors that the termination fee payable by the Company under certain circumstances (which represents 3.25% of the total equity value of the Company in the Transactions) is reasonable in light of, among other matters, the benefit of the Mergers to the Company Stockholders, the size of such termination fee in similar transactions and the enterprise value of the Company;

○
the terms of the Merger Agreement providing the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Mergers or the termination of the Merger Agreement;

○	the Company’s ability, under circumstances specified in the Merger Agreement, to seek specific performance to prevent certain breaches of the Merger Agreement by Parent and any Merger Sub; and
○	the scope of the representations, warranties and covenants being made by the Company and Parent;
•
the fact that PJT Partners rendered its July 23, 2023 oral opinion, subsequently confirmed in its written opinion dated July 23, 2023, to the Special Committee that, as of the date thereof, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion, (which are stated in its written opinion), the Public Merger Consideration to be received by the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) in the Transactions was fair to such holders from a financial point of view (as more fully described in the section titled “The Mergers — Opinions of Financial Advisors — Opinion of PJT Partners LP” beginning on page 93). In preparing PJT Partners’ fairness opinion, PJT Partners did not consider the relative merits of the Transactions as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage, and PJT Partners’ fairness opinion did not address the underlying decision by the Company to engage in the Transactions. The full text of the written opinion of PJT Partners, dated July 23, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex F to this Proxy Statement and is incorporated herein by reference;

•
the fact that the Board of Directors considered the financial analyses presented by representatives of J.P. Morgan at the Board of Director’s meeting on July 23, 2023, as well as the oral opinion delivered by J.P. Morgan to the Board of Directors on July 23, 2023, which was subsequently confirmed by delivery of J.P, Morgan’s written opinion to the Board of Directors, dated July 23, 2023, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, it is the opinion of J.P. Morgan that the Public Merger Consideration to be paid to the holders of the Class A Common Stock in the Mergers was fair, from a financial point of view, to such holders (as more fully described in the section titled “The Mergers — Opinions of Financial Advisors — Opinion of J.P. Morgan Securities LLC” beginning on page 100). J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company (including the Class B Common Stock) or any of the Operating Partnerships, as to the relative merits of the Mergers as compared to any alternative transactions or strategies that might be available to the Company, or as to the underlying decision by the Company to engage in the Mergers. The full text of the written opinion of J.P. Morgan, dated July 23, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex G to this Proxy Statement and is incorporated herein by reference;

•
the conclusions of the Special Committee and the Board of Directors that they were fully informed about the extent to which the interests of the Class A Unitholder Stockholders and Rollover Holders in the Mergers differ from those of the Company’s other stockholders;

•
the fact that the Specified Stockholders, who as of the Record Date controlled approximately [•]% of the total voting power of the Company’s outstanding voting stock, have duly executed and entered into the Voting Agreements, pursuant to which they have agreed to vote their shares of Company Common Stock in favor of the adoption and approval of the Merger Agreement and the Transactions, subject to and in accordance with the terms and conditions of the Voting Agreements;

•
the fact that the Voting Agreements terminate in the event that the Merger Agreement is validly terminated in accordance with its terms, as more fully described in the section titled “Voting Agreements” beginning on page 143; and

•
the current and historical market prices of the Class A Common Stock, including as set forth in the table under “Market Prices and Dividend Data,” taking into account the market performance of the Class A Common Stock relative to the common stock of other participants in the industry in which the Company operates and general market indices.

In evaluating the Merger Agreement and the Transactions and making the decisions, determinations and recommendations described above, the Special Committee and the Board of Directors considered, among other things, a number of procedural safeguards that they believed were and are present to ensure the fairness of the Merger Agreement and the Transactions, and to permit the Special Committee to represent effectively the interests of the Non-Unitholder Stockholders. These procedural safeguards include, among other things, the following, which are not intended to be exhaustive and are not presented in any relative order of importance:
•	that the Special Committee was formed at the outset of the Board of Directors’ consideration of a potential transaction prior to any consideration of the terms of the Merger Agreement;
•
that the Special Committee consists entirely of directors who are independent of, and not affiliated with, the Class A Unitholder Stockholders or the Rollover Holders or any of their respective affiliates, and who are not members of the Company’s management;

•
that the members of the Special Committee are disinterested with respect to the Transactions and had no financial interest in the Transactions different from, or in addition to, the Non-Unitholder Stockholders generally, other than as described in the section titled “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers” beginning on page 107;

•	that the Special Committee had exclusive authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to the Board of Directors’ approval of the transactions;

•	that the Special Committee retained and was advised by its own experienced legal and financial advisors;
•
that the Special Committee had the exclusive power and authority, among other things, to (i) review and evaluate the terms and conditions, and determine the advisability of any potential transactions with respect to the Company and any alternative thereto, (ii) negotiate with the counterparties to any such potential transaction or any other party the Special Committee deems appropriate with respect to the terms and conditions of any such potential transaction or any alternatives thereto and (iii) determine whether such proposed transaction or any alternative thereto negotiated by the Special Committee is fair to, and in the best interests of, the Company and all of its stockholders, and (iv) recommend to the full Board of Directors what action, if any, should be taken by the Board of Directors with respect to such proposed transaction or any alternative thereto;

•
that the Board of Directors was not permitted to recommend any potential transaction or any alternative thereto for approval by the Company’s stockholders or otherwise approve any proposed transaction or any alternative thereto without a prior favorable recommendation of such proposed transaction or alternative thereto by the Special Committee;

•
that the Special Committee had no obligation to recommend any transaction, including a transaction with Parent, and that the Special Committee had the authority to reject any proposals made by Parent or any other person;

•
that prior to the entry into the Merger Agreement, the Special Committee was permitted to solicit, initiate, propose or introduce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute a potential transaction with respect to the Company from any person;

•
that the Special Committee, in consultation with its independent financial and legal advisors, conducted an extensive process, involving frequent and extensive deliberations and negotiations over a period of time, to consider:

○	potential transactions and alternatives thereto, including engaging with potential counterparties; and
○	the Merger Agreement and the Transactions;
and, in each case, each member of the Special Committee was actively engaged in that process on a regular basis and was provided with full access to the Company’s management and its advisors in connection with the evaluation process (as summarized in the section titled “The Mergers — Background of the Mergers,” beginning on page 37);
•
the consummation of the Transactions is subject to the Company Non-Unitholder Stockholder Approval, which includes a “majority of the minority” voting requirement, pursuant to which the Merger Agreement must be adopted, and the Transactions, including the Public Merger, must be approved by the affirmative vote of the holders representing at least a majority of the aggregate voting power of the outstanding shares of Class A Common Stock owned by Non-Unitholder Stockholders entitled to vote thereon in accordance with the DGCL;

•
that the terms of the Merger Agreement, including the Public Merger Consideration, were the product of extensive negotiations between the Special Committee in consultation with its legal and financial advisors, on the one hand, and Parent and its affiliates and advisors, on the other hand, that resulted in the improvement, from the perspective of the Company, of other terms of the Mergers and the Merger Agreement, including the operating covenants, treatment of employee equity incentives and the amount of the termination fees, relative to Parent’s initial proposed terms;

•	the various terms of the Merger Agreement that are intended to help ensure that the Company’s stockholders receive the highest price per share of Class A Common Stock reasonably available, including:
○
that the Merger Agreement may be terminated, in certain circumstances, including, among others, by the Company at any time prior to obtaining the Required Company Stockholder Approval in order to enter into a definitive agreement with respect to a Superior Proposal either concurrently with or immediately following such termination, provided that the Company shall pay Parent a termination fee of $16,576,819 within three business days following such termination to accept and enter into a definitive agreement with respect to a Superior Proposal, which amount the Special Committee and the Board of Directors believe to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the unlikelihood that a fee of such size would be a meaningful deterrent to other acquisition proposals;
○
that the Board of Directors may effect an Adverse Recommendation Change upon the recommendation of the Special Committee in certain circumstances, including (i) in the event that the Company has received a bona fide written Acquisition Proposal that did not result from a material breach of the non-solicitation obligations in the Merger Agreement and the Board of Directors (acting upon the recommendation of the Special Committee), among other requirements, determines in good faith (after consultation with its outside financial and outside legal advisors) that such Acquisition Proposal is a Superior Proposal or (ii) in response to an Intervening Event;

in each case, subject to and in accordance with the terms and conditions of the Merger Agreement;
•
that the Special Committee made its evaluation of the Merger Agreement and the Transactions based upon the factors discussed in this Proxy Statement and with the full knowledge of the interests of the Class A Unitholder Stockholders and the Rollover Holders in the Mergers; and

•
the right of holders of Class A Common Stock to exercise their statutory appraisal rights under the Section 262 of the DGCL and receive payment of the fair value of their shares of Class A Common Stock in lieu of the Public Merger Consideration to be paid per share of Class A Common Stock, subject to and in accordance with the terms and conditions of the Merger Agreement and the DGCL, unless and until any such Company Stockholder fails to perfect or effectively withdraws or loses its or their rights to appraisal and payment under the DGCL.

In evaluating the Merger Agreement and the Transactions and making the decisions, determinations and recommendations described above, the Special Committee and the Board of Directors also considered, among other things, certain countervailing factors, including the following uncertainties, risks and other potentially negative factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
that, following the completion of the Mergers, the Company will no longer exist as an independent public company and that the consummation of the Mergers and receipt of the Public Merger Consideration and LP Merger Consideration, while providing relative certainty of value, will not allow the Company Stockholders (other than the Rollover Holders) to participate in potential further growth in the Company’s assets, future earnings growth, future appreciation in value of the Company Common Stock or any future dividends after the Mergers;

•
the risk that the Transactions may not be consummated in a timely manner or at all, for a variety of reasons, and the consequences thereof, including (i) the potential loss of value to the Company Stockholders, including the reduction of the trading price of the Class A Common Stock, (ii) the potential negative impact on the operations and prospects of the Company, including the risk of loss of key personnel and certain key members of senior management, and (iii) the market’s perception of the Company’s prospects could be adversely affected if such transactions were delayed or were not consummated;

•
the risk that the Former EMD Group may seek to oppose the Transactions, including by suits, actions or proceedings in respect of the Merger Agreement or the Transactions, or by voting against the Merger Proposal and encouraging other Company Stockholders to vote against the Merger Proposal;

•
the possible effects of the pendency or consummation of the Transactions, including the potential for suits, actions or proceedings in respect of the Merger Agreement or the Transactions, the risk of any loss or change in the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business relationships, and any possible effect on the Company’s ability to attract and retain key employees, including that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the Mergers;

•	the risk of incurring substantial expenses related to the Mergers, including in connection with any litigation that may arise in the future;
•
the risks and potentially negative factors described in “The Mergers — Certain Effects of the Mergers on the Company,” beginning on page 35, and “The Mergers — Effect on the Company if the Mergers Are Not Completed,” beginning on page 36, respectively;

•
that the Company’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the Transactions and such persons have experienced and will experience significant distractions from their work during the pendency of such transactions and that the Company has incurred and will incur substantial costs in connection with such transactions, even if such transactions are not consummated;

•	that the receipt of the Public Merger Consideration in exchange for shares of Company Common Stock pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes;
•	that the receipt of the LP Merger Consideration in exchange for Partnership Units pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes;
•
the restrictions imposed by the Merger Agreement on the Company’s solicitation of Acquisition Proposals from third parties, and that prospective bidders may perceive Parent’s right under the Merger Agreement to negotiate with the Company to match the terms of any Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative proposals;

•
that the existing ownership interest of the Specified Stockholders in the Company and obligations under the Voting Agreements would likely be taken into account by third parties considering whether to make an Acquisition Proposal;

•
the possibility that the Company may be required to pay Parent a termination fee of $16,576,819 or expense reimbursement of up to $5,100,560 in cash under certain circumstances, including upon termination of the Merger Agreement to accept a Superior Proposal (as more fully described in the section titled “The Merger Agreement — Termination Fee” beginning on page 141);

•
the understanding that the Class A Unitholder Stockholders, the Rollover Holders, their affiliates and various executive officers and directors have certain interests in the Mergers that may be different from, or in addition to, the interests of the Company Stockholders generally (which are summarized in the sections titled “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers,” beginning on page 107, and “The Mergers — Rollover Matters,” beginning on page 115); and

•
the restrictions placed on the conduct of the Company’s business prior to the completion of the Mergers pursuant to the terms of the Merger Agreement, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the Mergers.

The Special Committee and the Board of Directors concluded that, overall, the potentially positive factors outweighed the uncertainties, risks and potentially negative factors relevant to the Merger Agreement and the Transactions. Accordingly, the Special Committee and the Board of Directors determined that the Merger Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company Stockholders.
Accordingly, the Board of Directors unanimously recommends that you vote FOR the Merger Proposal to adopt the Merger Agreement, thereby approving the Transactions, including the Mergers, at the Special Meeting.
The foregoing discussion is not exhaustive, but is intended to summarize the material information and factors considered by the Special Committee and the Board of Directors in their consideration of the Merger Agreement and the Transactions. The Special Committee and the Board of Directors reached the decision to approve the entry into the Merger Agreement and recommend its adoption by the Company Stockholders in light of the factors described above and other factors that the Special Committee and the Board of Directors believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Special

Committee and the Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. In addition, each of the directors of the Special Committee and the Board of Directors may have given different weight to different factors. The Special Committee and the Board of Directors conducted an overall review of the factors described above, including through discussions with the Company’s management and their respective legal and financial advisors, and considered the factors overall to be favorable to, and to support, their decisions, determinations and recommendations. It should be noted that this explanation of the reasoning of the Special Committee and the Board of Directors and certain information presented in this section is forward looking in nature and should be read in light of the factors set forth in the section titled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 28.
Certain Unaudited Prospective Financial Information
Certain Unaudited Prospective Financial Information
Except for annual guidance, the Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent uncertainty, unpredictability and subjectivity of the underlying assumptions, estimates and projections.
Transaction Forecasts
In connection with the Special Committee’s consideration of a potential transaction and discussions with Bidder A, the Special Committee directed the Company’s management to prepare an ordinary-course financial projection case of the Company following the consummation of a potential transaction. From June 21, 2022 through May 2023, over the course of the strategic alternatives review process initiated by the Special Committee, the Company’s management presented several drafts of financial projections for the then-existing core operating businesses and strategies of the Company to the Special Committee, and the Special Committee instructed the Company’s management to revise the draft financial forecasts to reflect additional assumptions and updates resulting from the Company’s year-to-date financial performance.
In connection with the Special Committee’s consideration of a potential transaction with Rithm, on May 12, 2023, the Company’s management provided to the Special Committee an updated financial projection case of the Company following the consummation of a potential transaction, with assumptions, among others, that the then-existing corporate structure remained and that the Company generated sustained investment performance in its core strategies, and did not include any potential impacts from future market volatility, derivative actions, potential strategic growth opportunities, or synergies that may be pursued with a strategic partner or from being a private company. On May 13, 2023, the Special Committee approved the Transaction Forecasts and authorized the Company’s management to share the Transaction Forecasts with Rithm to facilitate its due diligence with respect to a potential transaction. On May 15, 2023, the Company’s management provided the Transaction Forecasts to Rithm.
The following is a summary of the Transaction Forecasts (unaudited):
	Management Forecast
	2023E	2024E	2025E	2026E
Total Assets Under Management(1)	$35,555	$40,261	$44,139	$48,139
Total Management Fees(2)	$232	$279	$303	$331
Total Realized Incentive Income(3)	$104	$212	$441	$426
Performance-Related Earnings(4)	$(20)	$71	$275	$132
Adj. Fee Related Earnings(5)	$16	$57	$80	$108
ABURI Adjusted Performance-Related Earnings(6)	$36	$120	$145	$186
ABURI Adj. Distributable Earnings(7)	$34	$131	$189	$249
All numbers in millions.
(1)	Total assets under management (“AUM”) refers to the assets for which we provide investment management, advisory or certain other investment-related services. Specifically:
a.
AUM for our multi-strategy and opportunistic credit funds is generally based on the net asset value of those funds plus any unfunded commitments, if applicable. AUM is reduced for unfunded commitments that will be funded through transfers from other funds.

b.
AUM for Institutional Credit Strategies is generally based on the amount of equity outstanding for CLOs and CBOs (during the warehouse period) and the par value of the collateral assets and cash held (after warehouse period). For aircraft securitization vehicles, AUM is based on the adjusted portfolio appraisal values for the aircraft collateral within the securitization. AUM is reduced for any investments in these CLOs and securitization vehicles held by our other funds. AUM also includes the net asset value of other investment vehicles within this strategy.

c.
AUM for our real estate funds is generally based on the amount of capital committed by our fund investors during the investment period and the amount of actual capital invested for periods following the investment period. AUM is reduced for unfunded commitments that will be funded through transfers from other funds.

AUM includes amounts that are not subject to management fees, incentive allocation or other amounts earned on AUM, including without limitation, investments by the Company, its executive managing directors, employees and certain other related parties. Our calculation of AUM may differ from the calculations of other asset managers, and as a result, may not be comparable to similar measures presented by other asset managers. Our calculations of AUM are not based on any definition set forth in the governing documents of the investment funds and are not calculated pursuant to any regulatory definitions.

(2)
Total management fees are generally calculated and paid on a quarterly basis in advance, based on the amount of AUM at the beginning of the quarter. Management fees are prorated for capital inflows and redemptions during the quarter. Accordingly, changes in our management fee revenues from quarter to quarter are driven by changes in the quarterly opening balances of AUM, the relative magnitude and timing of inflows and redemptions during the respective quarter, the impact of differing management fee rates charged on those inflows and redemptions, as well as the impact of the deferral of subordinated management fees from certain CLOs.

(3)
Total Realized Incentive Income is defined as the total amount of incentive income for which it is deemed probable that a significant reversal will not occur. The Company earns incentive income based on the cumulative performance of its funds over a commitment period which may or may not be subject to a hurdle rate depending on the underlying fund terms. Total Realized Incentive Income is inclusive of carried interest.

(4)	Performance-Related Earnings is defined as realized incentive income less variable compensation expense. For avoidance of doubt, Performance-Related Earnings is inclusive of carried interest expense.
(5)
Adjusted Fee Related Earnings is defined as management fees plus other revenues, less salaries and benefits, fixed minimum bonuses, and selling, general and administrative expenses and interest expense (excluding interest on corporate debt). This excludes one-time expenses.

(6)
ABURI Adjusted Performance Related Earnings is defined as performance-related earnings adjusted by accrued but unrecognized incentive income (“ABURI”) and does not include performance fees in the ground or future value from existing funds. ABURI is the amount of incentive income accrued at the fund level on the Company’s longer-term assets under management that has not yet been recognized in our revenues.

(7)
ABURI Adjusted Distributable Earnings is defined as distributable earnings, a non-GAAP measure of operating performance that equals Economic Income less amounts payable for taxes and the tax receivable agreement, plus an ABURI adjustment which reflects Opportunistic Credit ABURI earned in the year (vs. recognized) to align with the associated compensation expense and performance of the funds. This excludes one-time expenses. Carried interest is reflected in the year realized, not earned.

Standalone Strategy Forecasts
In connection with the Special Committee’s strategic alternatives review process, in November 2022 the Special Committee directed the Company’s management to prepare an ordinary-course financial projection case of the Company if it were to not proceed with a potential transaction and instead pursued a standalone strategy. From December 2022 through July 2023, the Company’s management presented several drafts of financial projections for the then-existing core operating businesses and strategies of the Company to the Special Committee, and the Special Committee instructed the Company’s management to revise the draft financial forecasts to reflect additional assumptions and updates resulting from the Company’s year-to-date financial performance.
On June 11, 2023, at a meeting of the Special Committee, the Company’s management provided to the Special Committee an updated financial projection case of the Company if it were to not proceed with a potential transaction and instead pursued a standalone strategy, with assumptions, among others, that (i) the disputes with the Former EMD Group continued to (x) negatively impact the business, (y) challenge fundraising and (z) have an additional impact to redemptions, (ii) an agreement to cease the disputes with the Former EMD Group could not be reached with the Former EMD Group, (iii) that the failure to consummate a potential transaction upon completion of the strategic alternatives review would have a negative impact on the business of the Company, (iv) redemptions would not reach a level which would have a material adverse effect on the Company and (v) the Company would be able to continue as a going concern and would not pursue a winddown, (such financial projections, the “Standalone Strategy Forecasts”). The Standalone Strategy Forecasts were not provided to Rithm. The Company’s management noted that the Standalone Strategy Forecasts included the results of the first fiscal quarter of 2023, as well as additional expenses for advisors given the extended length of the offer process in connection with a potential transaction. At the conclusion of this meeting, the Special Committee approved the Standalone Strategy Forecasts (together with the Transaction Forecasts, the “Forecasts”) as the comparison case for the potential transaction and directed PJT Partners to use and rely upon, and PJT Partners subsequently used and relied upon, the Standalone Strategy Forecasts for the purpose of performing its financial analyses in connection with rendering its opinion to the Special Committee as described above in the section titled “The Mergers — Opinions of Financial Advisors — Opinion of PJT Partners LP” beginning on page 93. The Company (acting on the recommendation of the Special Committee) also directed J.P. Morgan to use the Standalone Strategy Forecasts in connection with rendering its fairness opinion to the Board of Directors and performing its related financial analysis, as described above in the section titled “The Mergers — Opinions of Financial Advisors — Opinion of J.P. Morgan Securities LLC” beginning on page 100.
The following is a summary of the Standalone Strategy Forecasts (unaudited):
	Management Forecast
	2023E	2024E	2025E	2026E
Total Assets Under Management(1)	$32,240	$31,105	$30,543	$29,632
Total Management Fees(2)	$226	$221	$199	$183
Total Realized Incentive Income(3)	$104	$121	$328	$265
Economic Income(4)	$(51)	$(35)	$186	$25
Adj. Fee Related Earnings(5)	$0	$7	$(4)	$(14)
ABURI Adj. Economic Income(6)	$27	$14	$57	$61
ABURI Adj. Distributable Earnings(7)	$26	$11	$50	$54
ABURI Adj. Distributable Earnings, excluding Net CLO Income(8)	$23	$9	$47	$52
Post-Tax Unlevered Free Cash Flow(9)	$(77)(10)	$(57)	$161	$1
Fully-Burdened Unlevered Free Cash Flow(11)	$(85)(12)	$(58)	$151	$(10)
All numbers in millions.
(1)	Total assets under management (“AUM”) refers to the assets for which we provide investment management, advisory or certain other investment-related services. Specifically:
a.
AUM for our multi-strategy and opportunistic credit funds is generally based on the net asset value of those funds plus any unfunded commitments, if applicable. AUM is reduced for unfunded commitments that will be funded through transfers from other funds.

b.
AUM for Institutional Credit Strategies is generally based on the amount of equity outstanding for CLOs and CBOs (during the warehouse period) and the par value of the collateral assets and cash held (after warehouse period). For aircraft securitization vehicles, AUM is based on the adjusted portfolio appraisal values for the aircraft collateral within the securitization. AUM is reduced for any investments in these CLOs and securitization vehicles held by our other funds. AUM also includes the net asset value of other investment vehicles within this strategy.

c.
AUM for our real estate funds is generally based on the amount of capital committed by our fund investors during the investment period and the amount of actual capital invested for periods following the investment period. AUM is reduced for unfunded commitments that will be funded through transfers from other funds.

AUM includes amounts that are not subject to management fees, incentive allocation or other amounts earned on AUM, including without limitation, investments by the Company, its executive managing directors, employees and certain other related parties. Our calculation of AUM may differ from the calculations of other asset managers, and as a result, may not be comparable to similar measures presented by other asset managers. Our calculations of AUM are not based on any definition set forth in the governing documents of the investment funds and are not calculated pursuant to any regulatory definitions.
(2)
Total management fees are generally calculated and paid on a quarterly basis in advance, based on the amount of AUM at the beginning of the quarter. Management fees are prorated for capital inflows and redemptions during the quarter. Accordingly, changes in our management fee revenues from quarter to quarter are driven by changes in the quarterly opening balances of AUM, the relative magnitude and timing of inflows and redemptions during the respective quarter, the impact of differing management fee rates charged on those inflows and redemptions, as well as the impact of the deferral of subordinated management fees from certain CLOs.

(3)
Total Realized Incentive Income is defined as the total amount of incentive income for which it is deemed probable that a significant reversal will not occur. The Company earns incentive income based on the cumulative performance of its funds over a commitment period which may or may not be subject to a hurdle rate depending on the underlying fund terms. Total Realized Incentive Income is inclusive of carried interest.

(4)	Economic Income is defined as a measure of pre-tax operating performance that excludes the following from our results on a GAAP basis:
a.
Equity-based compensation expenses, net of cash settled RSUs. When the number of RSUs to be settled in cash is discretionary at the time of the grant, then the fair value of RSUs that are settled in cash is included as an expense at the time of settlement. When the number of RSUs to be settled in cash is certain on the grant date, then the expense is recognized during the performance period to which the award relates.

b.
Amounts related to non-cash interest expense accretion on term debt. Management excludes this non-cash expense from Economic Income, as it does not consider it to be reflective of our economic borrowing costs.

c.
Depreciation and amortization expenses, changes in fair value of warrant liabilities, changes in the tax receivable agreement liability, net losses on retirement of debt, gains and losses on fixed assets, and gains and losses on investments in funds, as management does not consider these items to be reflective of operating performance.

d.
Impairment of right-of-use lease assets is excluded from Economic Income at the time the impairment is recognized for GAAP and the impact is then amortized over the lease term for Economic Income, as management evaluates impairment expenses over the life of the related lease asset and considers the impairment charge to be nonrecurring in nature. Additionally, rent expense is offset by subrental income as management evaluates rent expenses on a net basis.
e.
Income allocations to our executive managing directors on their direct interests in the Operating Partnerships and their consolidated subsidiaries (the “Sculptor Operating Group”). Management reviews operating performance at the Sculptor Operating Group level, where our operations are performed, prior to making any income allocations.

f.
Net income (loss) attributable to redeemable noncontrolling interests, which relates to our consolidated SPAC that was liquidated during the second quarter of 2023, is also eliminated as management does not consider this to be reflective of operating performance.

g.
Amounts related to the consolidated entities, as management does not consider these amounts to be representative of our core operating performance. We also exclude the related eliminations of management fees and incentive income, as management reviews the total amount of management fees and incentive income earned in relation to total AUM and fund performance.

(5)
Adjusted Fee Related Earnings is defined as management fees plus other revenues, less salaries and benefits, fixed minimum bonuses, and selling, general and administrative expenses and interest expense (excluding interest on corporate debt). This excludes one-time expenses.

(6)	ABURI Adjusted Economic Income is defined as economic income plus the ABURI Adjustment, plus one-time general, administrative and operating expenses.
(7)
ABURI Adjusted Distributable Earnings is defined as distributable earnings, a non-GAAP measure of operating performance that equals Economic Income less amounts payable for taxes and the tax receivable agreement, plus an ABURI adjustment which reflects Opportunistic Credit ABURI earned in the year (vs. recognized) to align with the associated compensation expense and performance of the funds. This excludes one-time expenses. Carried interest is reflected in the year realized, not earned.

(8)
ABURI Adjusted Distributable Earnings, excluding Net CLO Income is ABURI Adjusted Distributable Earnings, less Tax-Effected Net CLO Risk Retention Income. Net CLO Risk Retention Income is calculated as collateralized loan obligation risk retention income, net of collateralized loan obligation risk retention interest expense.

(9)
Taxes assume unincorporated business tax of 2.8% and federal and state tax rate of 27.2% for 2023-2026 and tax rate of 26.9% from 2027 onwards. This reflects corporate share of 100% of taxable income for 2023-2024 and 54% thereafter and excludes the tax impact of Section 197 deductions, NOL utilization, and associated TRA liability.

(10)	Only includes the third and fourth fiscal quarters of 2023.
(11)	Fully-Burdened Unlevered Free Cash Flow assumes that the full tax burden is borne by Sculptor Management Inc. each period as holders of Class A Common Stock have direct ownership in the c-corporation.
(12)	Does not include amounts for the first fiscal quarter of 2023.
Additional Information Concerning the Forecasts
The summary of the Forecasts is included in this Proxy Statement solely to give the Company Stockholders access to certain financial projections that were made available to the Special Committee, the Board of Directors, J.P. Morgan, in the case of the Transaction Forecasts, certain potential acquirors and, in the case of the Standalone Strategy Forecasts, provided to (a) PJT Partners and approved by the Special Committee for the use of and reliance by PJT Partners for the purpose of performing its financial analyses in connection with rendering its opinion as described below in the section titled “The Mergers — Opinions of Financial Advisors — Opinion of PJT Partners LP” beginning on page 93 and (b) J.P. Morgan and approved by the Company (acting on the recommendation of the Special Committee) for the use of and reliance by J.P. Morgan for the purpose of performing its financial analyses in connection with rendering its opinion as described below in the section titled “The Mergers — Opinions of Financial Advisors — Opinion of J.P. Morgan Securities LLC” beginning on page 100. The summary of the Forecasts may not be appropriate for other purposes and is not being included in this Proxy Statement to influence a Company Stockholder’s decision whether to vote to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Mergers.
The Forecasts were prepared by the Company’s management for internal use. The Forecasts were not prepared with a view toward public disclosure or with a view toward complying with GAAP (as detailed below), the published guidelines of the SEC regarding projections, the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of the Company’s management’s knowledge and belief, the reasonable projections of the future financial performance of the Company.
Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of the Company’s independent registered public accounting firm incorporated by reference in this Proxy Statement relate to the Company’s historical financial information. None of those reports extend to any of the Forecasts described below and should not be read to do so.
The Forecasts, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the Forecasts cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. A number of important factors with respect to the Company’s business and the industry in which it participates may affect actual results and result in the Forecasts not being achieved. For a description of some of these factors, the Company’s stockholders are urged to review the Company’s most recent SEC filings as well as the section titled “Cautionary Statement Concerning Forward-Looking Statements” and other risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, the Forecasts may be affected by the Company’s inability to achieve strategic goals, objectives and targets over the applicable period. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information.
The inclusion of the Forecasts in this Proxy Statement should not be regarded as an indication that the Company or any of its affiliates, advisors, officers, directors or representatives considered or considers the Forecasts to be necessarily predictive of actual future events, and the Forecasts should not be relied upon as such. Neither the Company nor any of its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of the Company Stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in the Forecasts or can give any assurance that actual results will not differ materially from the Forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date the Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Forecasts, except as otherwise required by law.
The Forecasts include non-GAAP financial measures, such as Adjusted Fee Related Earnings, Performance-Related Earnings, ABURI Adjusted Performance Related Earnings, Economic Income, ABURI Adjusted Economic Income and ABURI Adjusted Distributable Earnings which were presented because management believed they could be useful indicators of the Company’s projected future operating performance. The Company prepared the Forecasts on a non-GAAP basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. As used herein, “GAAP” means generally accepted accounting principles. Reconciliation of non-GAAP financial measures were not provided to or relied upon by J.P. Morgan or PJT Partners in connection with their respective financial analyses and opinions as described above in the sections titled “The Mergers — Opinions of Financial Advisors — Opinion of PJT Partners LP” beginning on page 93 and “The Mergers — Opinions of Financial Advisors — Opinion of J.P. Morgan Securities LLC” beginning on page 100. Additionally, due to the forward-looking nature of these Forecasts, specific quantification of the amounts that would be required to reconcile such Forecasts to GAAP measures are not available and the Company’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Accordingly, the Company has not provided a reconciliation of the non-GAAP financial measures included in the Forecasts to the relevant GAAP financial measures.
All financial projections are forward-looking statements. These and other forward looking statements are expressly qualified in their entirety by the risks and uncertainties identified above and the cautionary statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent quarterly and current reports on Form 10-Q and Form 8-K. Please consider carefully the section titled “Cautionary Statement Concerning Forward-Looking Statements” elsewhere in this Proxy Statement.
In light of the foregoing factors and the uncertainties inherent in the Forecasts, the Company Stockholders are cautioned not to place undue, if any, reliance on the Forecasts.
Opinions of Financial Advisors
Opinion of PJT Partners LP

PJT Partners was retained by the Special Committee to act as its financial advisor in connection with the Transactions and, upon the Special Committee’s request, to render its fairness opinion to the Special Committee in connection therewith. The Special Committee selected PJT Partners to act as its financial advisor based on PJT Partners’ qualifications, expertise and reputation, its knowledge of the Company’s industry and its knowledge and understanding of the business and affairs of the Company. At a meeting of the Special Committee on July 23, 2023, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated July 23, 2023, to the Special Committee that, as of the date thereof and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by PJT Partners in connection with the opinion (which are stated in its written opinion), the Public Merger Consideration to be received by holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) in the Transactions was fair to such holders from a financial point of view.
The full text of PJT Partners’ written opinion delivered to the Special Committee, dated July 23, 2023, is attached as Annex F and incorporated into this Proxy Statement by reference in its entirety. PJT Partners’ written opinion has been provided by PJT Partners at the request of the Special Committee and is subject to, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by PJT Partners in connection with the opinion (which are stated therein). You are encouraged to read the opinion carefully in its entirety. PJT Partners provided its opinion to the Special Committee, in its capacity as such, in connection with and for purposes of its evaluation of the Transactions only and PJT Partners’ opinion does not constitute a recommendation as to any action the Special Committee or the Board of Directors should take with respect to the Transactions or how any holder of Company Common Stock should vote or act with respect to the Transactions or any other matter. The following is a summary of PJT Partners’ opinion and the methodology that PJT Partners used to render its opinion. This summary of the PJT Partners opinion contained in this Proxy Statement is qualified in its entirety by reference to the full text of PJT Partners’ written opinion.
In arriving at its opinion, PJT Partners, among other things:
•	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;
•	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to PJT Partners by the management of the Company;
•
reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2023E through 2026E that were prepared by or at the direction of and approved for PJT Partners’ use by the management of the Company and by the Special Committee (collectively, the “Projections”);

•
held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transactions and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

•	reviewed the historical market prices and trading activity for the Class A Common Stock;
•	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that PJT Partners deemed to be relevant;
•	compared the proposed financial terms of the Transactions with publicly available financial terms of certain other business combinations that PJT Partners deemed to be relevant;
•	reviewed a draft, dated July 23, 2023, of the Merger Agreement; and
•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.
In preparing its opinion, with the consent of the Special Committee, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by PJT Partners, without independent verification thereof. PJT Partners assumed, with the consent of the Special Committee, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to PJT Partners by the management of the Company, were reasonably prepared in accordance with industry practice and represented the management of the Company’s best-then currently available estimates and judgments as to the business and operations and future financial performance of the Company. PJT Partners assumed no responsibility for and expressed no opinion as to the Projections, the assumptions upon which they were based or any other financial analyses, estimates and forecasts provided to PJT Partners by the management of the Company. PJT Partners also assumed, with the consent of the Special Committee, that there were no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements of the Company made available to PJT Partners. PJT Partners, with the consent of the Special Committee, relied on the management of the Company’s representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. PJT Partners further relied, with the consent of the Special Committee, upon the assurances of the management of the Company that they were not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.
PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by it, nor was it furnished with any such verification and it did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of the Company. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of the Company under any applicable laws.
PJT Partners also assumed, with the consent of the Special Committee, that the final executed form of the Merger Agreement would not differ in any material respects from the draft reviewed by PJT Partners and that the consummation of the Transactions would be effected in accordance with the terms and conditions of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Transactions. PJT Partners also assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements are and will be true and correct in all respects material to PJT Partners’ analysis. PJT Partners did not express any opinion as to any tax or other consequences that might result from the Transactions, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that the Company obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. PJT Partners did not express any opinion as to the relative fairness of the consideration to be received by any one holder of Company Common Stock as compared to any other holder of Company Common Stock.
PJT Partners did not express any opinion as to the fairness of the consideration to be paid pursuant to the Merger Agreement to the holders of the Class B Common Stock and Partnership Units in connection with the Transactions. In arriving at its opinion, PJT Partners was not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. PJT Partners did not consider the relative merits of the Transactions as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage, and PJT Partners’ opinion did not address the underlying decision by the Company to engage in the Transactions. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) of the Public Merger Consideration to be received by such holders in the Public Merger, and PJT Partners’ opinion did not address any other aspect or implication of the Transactions, the Merger Agreement, the Voting Agreements, the Rollover Agreement or any other agreement or understanding entered into in connection with the Transactions or otherwise. PJT Partners further expressed no opinion or view as to (i) the fairness of the Transactions to the holders of any other class of securities (including to the holders of Class B Common Stock and Partnership Units), creditors or other constituencies of the Company, (ii) the allocation of the aggregate consideration to be paid in the Transactions between the holders of the Company Common Stock and Partnership Units or the relative fairness of the consideration to the holders of any shares of Company Common Stock, or (iii) as to the underlying decision by the Company to engage in the Transactions. PJT Partners also expressed no opinion as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Public Merger Consideration to be received by the holders of the shares of Class A Common Stock or otherwise. PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date of the opinion. PJT Partners assumed no responsibility for updating or revising the opinion based on circumstances or events occurring after the date thereof. PJT Partners expressed no opinion as to the prices or trading ranges at which the Class A Common Stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transactions or as to the impact of the Transactions on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due.
PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures. PJT Partners’ opinion was provided to the Special Committee, in its capacity as such, in connection with and for the purposes of its evaluation of the Transactions only and is not a recommendation as to any action the Special Committee or the Board of Directors should take with respect to the Transactions or any aspect thereof. PJT Partners’ opinion does not constitute a recommendation to any holder of the Company Common Stock or Partnership Units as to how any such holder should vote or act with respect to the Transactions or any other matter.
Summary of Financial Analyses
In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of Class A Common Stock but rather made its determination as to fairness, from a financial point of view, to the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) of the Public Merger Consideration to be received by such holders pursuant to the Merger Agreement on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.
In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the Transactions. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the Special Committee. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Transactions. None of the Company, the Board, the Special Committee, Parent, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the forecasts and other financial information prepared and furnished to PJT Partners by or on behalf of the management of the Company, and used at the direction of the management of the Company and approved for PJT Partners’ use by the Special Committee. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for the Company, as of the closing trading price on July 21, 2023 (which represented the last trading day for the Class A Common Stock prior to the date of PJT Partners’ opinion), and is not necessarily indicative of current or future market conditions. Fully diluted share numbers for the Company used below were provided by, and used at the direction of, the management of the Company.
Selected Comparable Company Analysis
PJT Partners reviewed and compared specific financial, operating and public trading data relating to the Company with selected publicly-traded U.S. alternative asset management companies that PJT Partners deemed comparable to the Company. The selected comparable companies (collectively, the “Select Public Comparables”) were Apollo Global Management, Inc., Ares Management Corp, Blackstone Inc., Blue Owl Capital Inc., Bridge Investment Group Holdings Inc., Brookfield Asset Management Ltd., The Carlyle Group Inc., KKR & Co. Inc. and TPG Inc. PJT Partners reviewed and compared such data in order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of the Class A Common Stock on a standalone basis, in each case by reference to these companies.
As part of its selected comparable company analysis, PJT Partners calculated and analyzed certain ratios and multiples, including: price per share as a multiple of adjusted distributable earnings per share (calculated for the Select Public Comparables as share price divided by distributable earnings per share for the immediately following twelve months (“P / NTM Adj. DE per Share”)). All of these calculations were performed and based on publicly available financial data, market data (including share prices) as of the close of trading on July 21, 2023.
PJT Partners, based on its professional judgment, selected the comparable companies listed above because PJT Partners believed their businesses, operating profiles and public trading profiles are reasonably similar to that of the Company. However, because of the inherent differences between the business, operations and prospects of the Company and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning differences between the public trading histories, businesses, financial and operating characteristics and prospects of the Company and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between the Company and the companies included in the selected company analysis.
Based upon these judgments, PJT Partners selected a P / NTM Adj. DE per Share multiple range of 6.5x to 8.5x for 2025E distributable earnings adjusted for accrued but unrecognized incentive income and excluding net collateralized loan obligation risk retention income of $47.0 million (“2025E ABURI Adj. DE”) for the Company on a standalone basis. PJT Partners then applied the applicable range to the Company’s calendar year 2025E ABURI Adj. DE based on the Standalone Strategy Forecasts (which are set forth in the section titled “The Mergers — Certain Unaudited Prospective Financial Information” beginning on page 89), to calculate a range of implied prices per share of Class A Common Stock on a standalone basis based on the fully diluted number of the shares of Class A Common Stock as of July 21, 2023, as provided by management of the Company. The following summarizes the results of these calculations:
Implied equity value per share of Class A Common Stock
P / NTM Adj. DE per Share	$6.84 – $8.18
PJT Partners compared this range of implied values per share of Class A Common Stock with (i) the price per share of Class A Common Stock of $11.15 to be paid to the holders of shares of Class A Common Stock pursuant to the Merger Agreement and (ii) the closing price per share of Class A Common Stock of $8.50 as of November 17, 2022, the day prior to the Company’s announcement of its strategic alternative process.

Selected Precedent Transaction Analysis
PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following four selected transactions since 2015 involving companies in the U.S. alternative asset management industry, which PJT Partners in its professional judgment considered generally relevant for comparative purposes:
Announcement Date	Target	Acquiror
March 13, 2019	Oaktree Capital Group, LLC	Brookfield Asset Management Inc.
February 14, 2017	Fortress Investment Group LLC	SoftBank Group Corp.
August 19, 2016	CIFC LLC	F.A.B. Partners
July 23, 2015 (transaction terminated in October 2015)	Kayne Anderson Capital Advisors, L.P.	Ares Management, L.P.
For each precedent transaction, PJT Partners reviewed the stock price per share of the target company in the transaction as a multiple of the target company’s adjusted distributable earnings per share for the 12 months immediately preceding the transaction (“P / LTM Adj. DE per Share”). Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.
The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transaction analysis, which PJT Partners discussed with the Special Committee. In addition, certain of the selected precedent transactions involved the purchase and sale of certain assets and businesses or equity interests rather than transactions involving whole companies, and the selected precedent transactions occurred during periods in which financial, economic and market conditions were different from those in existence as of the date of PJT Partners’ opinion. Accordingly, PJT Partners believed, and discussed with the Special Committee, that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the Transactions. PJT Partners therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the Transactions which would affect the acquisition equity values of the selected target companies and the Company.
After reviewing the above analysis, PJT Partners, based on its professional judgment and experience, selected a P / LTM Adj. DE per Share range of 8.5x to 10.5x for the Company on a standalone basis and applied this range to the Company’s 2025E ABURI Adj. DE based on the Standalone Strategy Forecasts to calculate a range of implied prices per share of Class A Common Stock on a standalone basis based on the fully diluted number of the shares of Class A Common Stock as of July 21, 2023, as provided by management of the Company. The following summarizes the result of these calculations:
Implied equity value per share of Class A Common Stock
P / LTM Adj. DE per Share	$7.51 – $8.65
PJT Partners compared this range of implied values per share of Class A Common Stock with (i) the price per share of Class A Common Stock of $11.15 to be paid to the holders of shares of Class A Common Stock pursuant to the Merger Agreement and (ii) the closing price per share of Class A Common Stock of $8.50 as of November 17, 2022, the day prior to the Company’s announcement of its strategic alternative process.
Discounted Cash Flow Analysis
In order to estimate the present value of the shares of Class A Common Stock, PJT Partners performed a discounted cash flow analysis of the Company. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
To calculate the estimated enterprise value of the Company using the discounted cash flow method, PJT Partners added (a) the Company’s projected after-tax unlevered free cash flows for the period from June 30, 2023 through fiscal year end 2026E based on the Standalone Strategy Forecasts to (b) ranges of “terminal values” of the Company as of fiscal year end 2026, and discounted such amounts to their present value as of June 30, 2023 using a range of selected discount rates.
The residual value of the Company at the end of the projection period, or “terminal value,” was estimated by applying a perpetuity growth rate range of 3.0% to 4.0% to the Company’s normalized after-tax unlevered free cash flow as of 2026E, as provided by management of the Company and at the direction of the Special Committee. The after-tax unlevered free cash flows and terminal values were then discounted to present value as of June 30, 2023 using discount rates ranging from 12.5% to 14.5%, which were selected based on PJT Partners’ analysis of the weighted average cost of capital of the Company and its professional judgment, to derive an estimated enterprise value.
PJT Partners then calculated a range of implied equity values per share of Class A Common Stock by (a) (i) adding the Company’s cash, (ii) adding the value of the Company’s investments in funds and collateralized loan obligations and (iii) subtracting debt from the estimated enterprise value derived using the discounted cash flow method and dividing such amount by the fully diluted number of Partnership Units shares outstanding as of July 22, 2023, all as provided by management of the Company, to calculate a range of implied equity values per Partnership Unit and (b) calculating the sum of (i) the present value of certain tax benefits attributable to the holders of shares of Class A Common Stock minus (ii) the present value of certain payments under the Company’s tax receivable agreement attributable to the holders of shares of Class A Common Stock, dividing such amount by the fully diluted number of shares of Class A Common Stock outstanding as of July 22, 2023, all as provided by management of the Company, and adding the result to the implied equity values per Partnership Unit determined as described in clause (a) above. The following summarizes the results of these calculations:
Implied equity value per share of Class A Common Stock
Discounted cash flow analysis	$6.93 – $8.08
PJT Partners compared this range of implied values per share of Class A Common Stock with (i) the price per share of Class A Common Stock of $11.15 to be paid to the holders of shares of Class A Common Stock pursuant to the Merger Agreement and (ii) the closing price per share of Class A Common Stock of $8.50 as of November 17, 2022, the day prior to the Company’s announcement of its strategic alternative process.
Other Information
PJT Partners also observed the additional factors described below, which were not part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:
•
PJT Partners observed that historical closing prices of the Class A Common Stock during the 52-week period ending July 21, 2023 indicated low and high closing prices per share of Class A Common Stock during such period of $8.00 to $11.17.

•
PJT Partners observed that publicly available Wall Street research analysts’ share price target as of November 17, 2022, the day prior to the Company’s announcement of its strategic alternative process, indicated a target share price for shares of Class A Common Stock of $9.25.

General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or Parent or the contemplated Transactions. The terms of the Merger Agreement, including the Public Merger Consideration, were determined through arm’s-length negotiations between the Company and Parent, rather than PJT Partners, and the decision to enter into the Merger Agreement was solely that of the Company and Parent.
PJT Partners prepared these analyses for purposes of providing its opinion to the Special Committee as to the fairness from a financial point of view, as of the date of the written opinion of PJT Partners, of the consideration to be received by the holders of shares of Class A Common Stock (other than holders of shares of Class A Common Stock that hold Partnership Units and their respective affiliates that are holders of shares of Class A Common Stock) pursuant to the Transactions. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, PJT Partners or any other person assumes responsibility if future results are materially different from those forecast.
PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected PJT Partners because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the U.S. alternative asset management industry specifically.
PJT Partners is acting as financial advisor to the Special Committee in connection with the Transactions. As compensation for its services in connection with the Transactions, PJT Partners is entitled to receive from the Company aggregate compensation of approximately $9 million. Beginning on October 25, 2022, $325,000 per month of this fee became payable on a quarterly basis, and upon the delivery of PJT Partners’ opinion to the Special Committee, $2 million of this fee became payable, with the remainder of this fee to become payable upon consummation of the proposed Transactions. The Company has agreed to reimburse PJT Partners for reasonable out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinion).
In the ordinary course of PJT Partners and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to the Company, Parent or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of its written opinion, PJT Partners and certain of its affiliates are advising or have advised (i) creditor groups in which the Company or its affiliates are or were members, for which PJT Partners received fees paid by third parties and may receive fees paid by third parties in the future, and (ii) an entity in which the Company maintains an investment in connection with a potential capital raise, for which PJT Partners may receive fees in the future.
Opinion of J.P. Morgan Securities LLC
Pursuant to an engagement letter, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Mergers.
At the meeting of the Board of Directors on July 23, 2023, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its July 23, 2023 oral opinion by delivering its written opinion to the Board of Directors, dated July 23, 2023, that, as of such date, the Public Merger Consideration to be paid to holders of Class A Common Stock in the proposed Mergers was fair, from a financial point of view, to such holders.
The full text of the written opinion of J.P. Morgan, dated July 23, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex G to this Proxy Statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. The holders of Class A Common Stock are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Board of Directors (in its capacity as such)

in connection with and for the purposes of its evaluation of the Mergers, was directed only to the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers and did not address any other aspect of the Mergers. J.P. Morgan expressed no opinion as to the fairness of the consideration to be paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company (including the Class B Common Stock) or any of the Operating Partnerships, as to the relative merits of the Mergers as compared to any alternative transactions or strategies that might be available to the Company, or as to the underlying decision by the Company to engage in the Mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any Company Stockholder as to how such Company Stockholder should vote with respect to the Mergers or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;
•
compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Class A Common Stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and
•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Mergers, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Mergers and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement. J.P. Morgan assumed that the representations and warranties made by the Company and Parent in the Merger Agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers will be obtained without any adverse effect on the Company or on the contemplated benefits of the Mergers.
The Standalone Strategy Forecasts furnished to J.P. Morgan were prepared by the Company’s management, as discussed more fully under the section titled “The Mergers — Certain Unaudited Prospective Financial Information” beginning on page 89 of this Proxy Statement. The Company does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section titled “The Mergers — Certain Unaudited Prospective Financial Information” beginning on page 89 of this Proxy Statement.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect such opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Mergers to the holders of any other class of securities, creditors or other constituencies of the Company (including the Class B Common Stock) or any of the Operating Partnerships or as to the underlying decision by the Company to engage in the Mergers. J.P. Morgan also did not express an opinion as to the allocation of the aggregate consideration payable in the Mergers among the various classes of shares of capital stock or other equity interests of the Company and the Operating Partnerships, and J.P. Morgan’s opinion did not take into account the individual circumstances of any holders with respect to control, governance or other rights which may distinguish such holders from other holders. Furthermore, at the Company’s direction, J.P. Morgan assumed that the holders of the Company Warrants will make the elections described to J.P. Morgan by, and discussed with, the management of the Company. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Mergers, or any class of such persons relative to the Public Merger Consideration to be paid to the holders of Class A Common Stock in the Mergers or with respect to the fairness of any such compensation
The terms of the Merger Agreement, including the Public Merger Consideration, were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board of Directors in its evaluation of the proposed Mergers and should not be viewed as determinative of the views of the Special Committee, the Board of Directors or management with respect to the Mergers or the consideration, including the Public Merger Consideration to be paid to the holders of Class A Common Stock
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Board of Directors on July 23, 2023 and in the financial analyses presented to the Board of Directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Board of Directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by the Company. The companies selected by J.P. Morgan were as follows:
•	Blackstone Inc.
•	Brookfield Asset Management Ltd.
•	Apollo Global Management, Inc.
•	KKR & Co. Inc.
•	The Carlyle Group Inc.

•	Ares Management Corporation
•	TPG Inc.
•	Blue Owl Capital Inc.
•	Man Group Plc
•	GCM Grosvenor Inc.
•	Bridge Investment Group Holdings Inc.
•	P10, Inc.
These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered in its judgment sufficiently similar in certain respects to those of the Company based on business sector participation, operational characteristics and financial metrics. However, none of the selected companies reviewed is identical or directly comparable to the Company and certain of these companies may have characteristics that are materially different from those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of such company’s current stock price to its projected distributable earnings per share for calendar year 2024 (“P / DE 2024E”). All of these calculations were performed based on publicly available financial data and closing prices as of July 21, 2023, the last trading day prior to the public announcement of the Company’s entry into the Merger Agreement.
Based on the results of this analysis and other factors J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range for P / DE 2024E of 4.0x to 10.5x. After applying such range to the Company’s estimated ABURI Adjusted Distributable Earnings for calendar year 2024, as provided by the Company’s management and reflected in the Standalone Strategy Forecasts, the analysis indicated the following range of implied per share equity value (rounded to the nearest $0.05) for Class A Common Stock:
	Implied Per Share Equity Value
	Low	High
P / DE 2024E	$3.20	$4.50
The range of implied per share equity value for Class A Common Stock was compared to (i) the closing price of Class A Common Stock of $9.42 as of July 21, 2023 and (ii) the Public Merger Consideration of $11.15 per share of Class A Common Stock.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Class A Common Stock. J.P. Morgan calculated the fully-burdened unlevered free cash flows that the Company is expected to generate during the period ranging from April 1, 2023 through December 31, 2026, and the net present value of certain tax receivables of the Company, based upon the Standalone Strategy Forecasts prepared by the Company’s management (as set forth in the section titled “The Mergers— Certain Unaudited Prospective Financial Information” beginning on page 89, which were discussed with, and approved by, the Board of Directors for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for the Company at the end of this period by applying perpetual growth rates ranging from 2.0% to 3.0%, based on guidance provided by the Company’s management, to estimates of the unlevered terminal free cash flows for the Company at the end of calendar year 2026, as provided in the Standalone Strategy Forecasts. J.P. Morgan then discounted the unlevered free cash flow estimates, the tax receivables estimates and the range of terminal values to present value as of March 31, 2023 using discount rates ranging from 11.00% to 12.00% for the Company, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. The present value of the unlevered free cash flow estimates, the tax receivables estimates and the range of terminal values were then adjusted by subtracting net debt (which was calculated net of investments in funds and collateralized loan obligations) and the value of the Company Warrants calculated utilizing the Black Scholes valuation methodology provided by the Company’s management, in each case, as of March 31, 2023.
Based on the foregoing, this analysis indicated a range of implied per share equity value (rounded to the nearest $0.05) for Class A Common Stock of $6.30 to $6.95, which was compared to (i) the closing price of Class A Common Stock of $9.42 as of July 21, 2023 and (ii) the Public Merger Consideration of $11.15 per share of Class A Common Stock.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the Mergers and deliver an opinion to the Board of Directors with respect to the Mergers on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.
For financial advisory services rendered in connection with the Mergers, the Company has agreed to pay J.P. Morgan an estimated fee of $17.5 million, $2.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion, $3.0 million of which became payable to J.P. Morgan upon the public announcement that the Company had entered into a definitive agreement in connection with the Mergers and the remainder of which is contingent and payable upon the consummation of the Mergers. In addition, subject to certain limitations, the Company has agreed to reimburse J.P. Morgan for its reasonable and documented out-of-pocket costs and expenses incurred in connection with its services, including the reasonable fees and expenses of outside counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Parent (which was formerly known as “New Residential Investment Corp.”), for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on Parent’s preferred equity offering in September 2021 and as co-lead manager and joint bookrunner on Parent’s debt securities offerings in August 2021, December 2021 and March 2022. During the two years preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from Parent were approximately $40 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Regulatory Approvals and Related Matters
Generally
The Company, the Operating Partnerships, Parent and the Merger Subs have agreed to use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law, including antitrust law, or otherwise to consummate and make effective the Transactions as promptly as practicable, including using reasonable best efforts to obtain all consents and approvals required from any Governmental Authorities or other third parties to consummate the Transactions. Furthermore, the parties have each agreed to take all action necessary to avoid, prevent, eliminate or remove any legal proceeding or other action instituted by a governmental or regulatory authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including to (A) promptly resolve any objections that may be asserted by any Governmental Authority and (B) satisfy any reasonable conditions or requirements imposed on it by any Governmental Authority in connection with the consummation of the Transactions; provided that, the Merger Agreement does not require (1) Parent or any of its affiliates to divest or hold separate, or agree to divest or hold separate, any of its or the Acquired Companies’ assets, businesses or operations, or to agree to any injunction, order or other restriction on, or to take any other action with respect to, its or the Acquired Companies’ assets, businesses or operations (each a “Remedial Action”), or to defend any litigation, in order to secure any Governmental Authority’s approval, clearance or non-action with respect to the consummation of the Transactions, unless such Remedial Action is conditioned upon the Closing and the taking of such Remedial Action would not reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the Acquired Companies, taken as a whole, or on Parent and its affiliates, taken as a whole, or (2) Parent, the Company or any of their respective subsidiaries to pay any fee or settlement amount in connection with preventing the entry of any governmental order.
The regulatory notifications and approvals required to consummate the Mergers and the other Transactions include the expiration or termination of the applicable waiting period under the HSR Act, receipt of written or deemed confirmation from the FCA of the FCA Approval and receipt of written approval to become “substantial shareholders” from the SFC (each as further described below). In addition, the parties will make any filing required for the timely consummation of the Transactions pursuant to the pending Irish Screening of Third Country Transactions Bill 2022 (as may be amended, modified, or replaced, including any applicable implementing regulations and guidance related to the same), as reasonably determined by Parent in good faith, in consultation with the Company and Irish local counsel.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Mergers.
HSR Act and U.S. Antitrust Matters
The Mergers are subject to the HSR Act. Under the HSR Act, the Mergers cannot be completed until the Company and Parent each files a notification and report form with the FTC and the DOJ and until the expiration or termination of a 30-day waiting period following the parties’ filings of their HSR Act notification and report forms (unless within the 30-day waiting period Parent withdraws and refiles within two business days its HSR Act notification and report form, which would trigger a new 30-day waiting period). If the FTC or the DOJ issues a request for additional information and documentary materials (referred to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after the parties have substantially complied with the Second Request, unless the waiting period is terminated earlier. The parties made the required filings with the FTC and the DOJ on August 4, 2023. The HSR Act waiting period expired at 11:59 P.M. (Eastern time) on September 5, 2023.
At any time before or after consummation of the Mergers, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Mergers, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Mergers, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any U.S. state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Mergers or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.
United Kingdom Financial Conduct Authority
The consummation of the Mergers is conditioned on receipt of written confirmation from the FCA that it has approved, or the FCA having been treated as having approved, Parent and each other person required to give notice under s178 of the FSMA in connection with the acquisition (as defined in s191G FSMA) of control of Sculptor Capital Management Europe Limited and Sculptor Europe Loan Management Limited to become controllers (as defined in the FSMA) in accordance with the Merger Agreement and pursuant to section 189 of the FSMA (the “FCA Approval”).
On August 11, 2023, Parent and each other proposed controller required to give notice under s178 of the FSMA submitted their respective notification forms to the FCA requesting the FCA Approval. On August 15, 2023, the FCA confirmed that the notifications were considered to be complete for purposes of s179 of the FSMA, triggering the start of a sixty working day statutory assessment period within which the FCA must complete its assessment (subject to a possible additional 30 working day interruption if further information were required). Such initial sixty working day assessment period was scheduled to expire on November 9, 2023. On August 23, 2023, Parent received written confirmation of the FCA Approval. Such approval is valid for a three-month period expiring on November 23, 2023, which may be extended by the FCA for additional three-month periods upon Parent’s request.
Hong Kong Securities and Futures Commission
The consummation of the Mergers is conditioned upon receipt of written approval from the SFC in accordance with section 132 of the SFO for Parent and any other person who will become a “substantial shareholder” (as defined in Section 6 of Part 1 of Schedule 1 to the SFO) of Sculptor Capital Management Hong Kong Limited as a result of the Mergers to become Substantial Shareholders as required under section 131 of the SFO (the “SFC Approval”).
On August 18, 2023, Parent and each other person who will become a Substantial Shareholder submitted their applications to the SFC as required under Section 131 of the SFO to seek the SFC Approval. On August 28, 2023, Parent received written confirmation that the SFC had accepted such applications. The SFC is not subject to a statutory waiting or assessment period.
Litigation Related to the Mergers
The Company has received four demand letters (the “Disclosure Demand Letters”) from purported stockholders of the Company claiming that the preliminary proxy statement filed on August 21, 2023 contained material misstatements and omissions with respect to the discussion of the Mergers. In addition, two lawsuits have been filed by purported stockholders of the Company making similar allegations: Yale David v. Sculptor Capital Management, Inc. et al., No. 23-cv-07921 (S.D.N.Y. September 7, 2023); and Edward Edgerton v. Sculptor Capital Management, Inc., et al. No. 23-cv-07999 (S.D.N.Y. September 11, 2023) (together, the “Disclosure Complaints”). The Company believes that the disclosures set forth in the preliminary proxy statement comply with applicable law and that the allegations asserted in both the Disclosure Demand Letters and Disclosure Complaints are without merit.

On September 11, 2023, stockholder Gilles Beauchemin filed a purported class action against the Company and each of the Company’s directors in the Court of Chancery of the State of Delaware, captioned Gilles Beauchemin v. Marcy Engel, et al., No. 2023-0921- (Del. Ch. September 11, 2023) (the “Beauchemin Action”). The Beauchemin Action alleges, among other things, that the Board and Special Committee violated their fiduciary duties by refusing to waive certain restrictions in the standstill agreement, specifically by not allowing Bidder J to publicly respond to the Board’s characterization of its bid, or to directly present to the public stockholders a competing bid. The Beauchemin Action seeks, among other things, a preliminary and permanent injunction enjoining the Board and Special Committee from enforcing the terms of the standstill against Bidder J, and a preliminary and permanent injunction enjoining the Board and Special Committee from consummating the Transactions. The plaintiff in the Beauchemin Action has filed a motion for a preliminary injunction in furtherance of the same, and a motion to expedite seeking expedited relief from the court. The Company, Board and Special Committee deny any alleged wrongdoing, and intend to oppose the motions for expedition and a preliminary injunction and defend against the Beauchemin Action.
The Company has also received three books and records demands pursuant to 8 Del. C. § 220 (the “Section 220 Demands”), including one submitted by the Former EMD Group, seeking, among other things, meeting minutes concerning the Mergers or any strategic alternatives, all materials considered by the Board and Special Committee in connection with its consideration of the Mergers or any strategic alternatives, and communications from the Board, the Special Committee, and the Company’s management related to the same. The Company has sent a letter objecting to each of the Section 220 Demands. The Company has commenced production in response to the demands, and will produce additional records in response to the Section 220 Demands as deemed appropriate. The Company has entered into an NDA with each Section 220 shareholder, which governs the treatment of all materials produced in response to the Section 220 Demands.
Interests of the Directors and Executive Officers of the Company in the Mergers
When considering the recommendation of the Board of Directors that you vote for the Merger Proposal, you should be aware that our directors and executive officers may have certain interests in the Mergers that are different from, or in addition to, your interests as a Company Stockholder generally. The Special Committee was aware of these interests and considered them, among other matters, in evaluating and overseeing the negotiation of the Merger Agreement, and in recommending that the Board of Directors (i) approve the Merger Agreement and the Transactions, (ii) recommend the Merger Agreement be approved and adopted by the Company Stockholders and (iii) instruct the general partner of the Operating Partnerships to approve the Merger Agreement and the Transactions. The Board of Directors was also aware of these interests in (i) approving the Merger Agreement and the Transactions, (ii) recommending that the Merger Agreement be approved and adopted by the Company Stockholders and (iii) instructing the general partner of the Operating Partnerships to approve the Merger Agreement and the Transactions.
For purposes of this Proxy Statement, our “executive officers” and “named executive officers” comprise the same population of officers, consisting of James Levin, our Chief Executive Officer and Chief Investment Officer; Dava Ritchea, our Chief Financial Officer; Wayne Cohen, our President and Chief Operating Officer; David Levine, our Chief Legal Officer; and Hap Pollard, our Chief Accounting Officer.
The compensation that will or may become payable to our named executive officers in connection with the Mergers is subject to a non-binding, advisory vote of the Company Stockholders, as described below under “Proposal Number Two: Non-Binding Compensation Proposal” beginning on page 145.
Treatment of Company Stock Awards
The Company Performance Awards, Company RSU Awards and Company Restricted Stock Awards held by the Company’s directors and executive officers immediately prior to the Effective Time will be treated in the same manner as those Company Performance Awards, Company RSU Awards and Company Restricted Stock Awards held by other employees of the Company. Under the terms of the Company Performance Awards, upon the Effective Time (which constitutes a “change of control” for purposes of the Company Stock Plans), 25% of each outstanding Company Performance Award (including those Company Performance Awards held by the Company’s named executive officers) will be deemed a Vested Company Performance Award.

Company Performance Awards
At the Effective Time, (i) each Company Performance Award that is outstanding immediately prior to the Effective Time and is permitted to be cancelled pursuant to its terms in effect on the date of the Merger Agreement will be cancelled and retired without any conversion thereof and will cease to exist and no payment will be made in respect thereof and (ii) each Vested Company Performance Award will be converted into the right to receive an amount in cash (without interest and subject to applicable withholdings) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such Vested Company Performance Award immediately prior to the Effective Time by (y) the Public Merger Consideration.
Company RSU Awards
At the Effective Time, (i) each Vested Company RSU Award will be converted into the right to receive the Vested RSU Consideration and (ii) each unvested Company RSU Award outstanding as of the Effective Time will automatically be cancelled and converted into a Converted RSU Award with a cash value equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such Converted RSU Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration. Each Converted RSU Award will be subject to substantially the same terms and conditions as applied to the corresponding unvested Company RSU Award immediately prior to the Effective Time and will be paid (without interest and subject to applicable withholdings) promptly upon vesting. Pursuant to the terms of the applicable Company Stock Plan, the Converted RSU Awards will be subject to standard “double-trigger” vesting protection. Accordingly, upon a termination without cause occurring within 12 months of the Effective Time (which constitutes a “change in control” for purposes of the Company Stock Plans) and, subject to the holder’s execution of a general release of claims and compliance with applicable restrictive covenants, the unvested Converted RSU Awards would become vested and payable within sixty days of such termination.
Company Restricted Stock Awards
At the Effective Time, (i) each Vested Company Restricted Stock Award will be treated as Class A Common Stock and will be converted into the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes and (ii) each unvested Company Restricted Stock Award outstanding as of the Effective Time will automatically be cancelled and converted into a Converted Restricted Stock Award with a cash value equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such unvested Company Restricted Stock Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration. Each Converted Restricted Stock Award will be subject to substantially the same terms and conditions as applied to the corresponding unvested Company Restricted Stock Award immediately prior to the Effective Time and will be paid (without interest and subject to applicable withholdings) promptly upon vesting. Pursuant to the terms of the applicable Company Stock Plan, the Converted Restricted Stock Awards will be subject to standard “double-trigger” vesting protection. Accordingly, upon a termination without cause occurring within 12 months of the Effective Time (which constitutes a “change in control” for purposes of the Company Stock Plans) and, subject to the holder’s execution of a general release of claims and compliance with applicable restrictive covenants, the unvested Converted Restricted Stock Awards would become vested and payable within sixty days of such termination.
For an estimate of the amounts that would be payable to each of the Company’s named executive officers upon the settlement of their unvested Company Stock Awards (or, in the case of unvested Company Performance Awards, the amount forfeited by each of the Company’s named executive officers), see the section titled “Merger-Related Compensation — Golden Parachute Compensation” below. The estimated aggregate amount that would be payable to the Company’s non-employee directors in settlement of their 48,608 currently outstanding and unvested Company RSU Awards is $541,979.
Deferred Cash Interests
Each of the Company’s named executive officers participates in the Company’s Deferred Cash Interest Plan, pursuant to which a portion of an officer’s annual cash bonus is deferred and deemed notionally invested in fund investments made by the Operating Partnerships and their consolidated subsidiaries (a “DCI”). DCIs generally vest in three equal portions over three years commencing on January 1st of the calendar year following the applicable grant date, subject to continued service through such time and pursuant to the terms of the DCI Plan, are subject to standard “double-trigger” vesting protection. Accordingly, upon a termination without cause occurring within 12 months of a change in control, subject to the holder’s execution of a general release of claims and compliance with applicable restrictive covenants, the DCIs would become vested and payable within sixty days (subject to any gains or losses thereon). For an estimate of the DCIs that would be payable to each of the Company’s named executive officers upon a termination without cause occurring within 12 months of Effective Time, see the section titled “Merger-Related Compensation — Golden Parachute Compensation” below. The estimated aggregate amount that would be payable to the Company’s non-employee directors in settlement of their outstanding and unvested DCIs (based on balances as of June 30, 2023) is $127,938.
Levin Partner Agreements
Mr. Levin is party to partner agreements with the Operating Partnerships, which have been amended from time to time, including by an omnibus agreement entered into between Mr. Levin and the Operating Partnerships in connection with the February 2019 recapitalization of the Operating Partnerships (the “2019 Recapitalization”) (such agreements, collectively with any amendments thereto, the “Partner Agreements”). Mr. Levin’s Partner Agreements outline his respective compensatory entitlements and, together with the limited partnership agreements of the Operating Partnerships, applicable restrictive covenants.
Levin Letter
In connection with the execution of the Merger Agreement, on July 23, 2023, each of the Merger Subs (“Successor Entities”) entered into a letter agreement with Mr. Levin (the “Levin Letter”) which, subject to and conditioned on the consummation of the Transaction, amends certain terms of the Partner Agreements, including the following:
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Title and Position: Effective as of the Closing, Mr. Levin will serve as the Executive Managing Partner and Chief Investment Officer of the successors in interest to the Successor Entities, reporting to the CEO of Parent.

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Compensatory Matters: Under Mr. Levin’s Partner Agreements as amended by the Levin Letter, Mr. Levin is eligible to receive an annual payment of at least $10 million (inclusive of quarterly advances) based on the actual performance of certain funds managed by the Company (an “Annual Fund Performance Payment”):

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Annual Fund Performance Payment Modifications - 2023. For services in 2023, the Annual Fund Performance Payment will continue to be as described in Mr. Levin’s Partner Agreements, but will not be more than $30 million, and the Annual Fund Performance Payment will be payable 50% in cash and 50% in DCIs.

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Annual Fund Performance Payment Modifications – 2024 and Thereafter. The Annual Fund Performance Payment payable in respect of services in any calendar year after 2023 will continue to be as described in Mr. Levin’s Partner Agreements, provided that it will be paid in a combination of current cash and deferred compensation as follows: (i) 100% of the Uncollected Allocation (as defined below), if any, included in Mr. Levin’s compensation, shall be paid on a deferred basis (the “Uncollected Allocation Deferral”) as set forth below; (ii) additional amounts will be deferred (the “Additional Deferral”) equal to the lesser of (A) the difference of (x) 65% multiplied by the total Annual Fund Performance Payment less (y) the Uncollected Allocation Deferral and (B) 50% multiplied by the difference of (x) the Annual Fund Performance Payment less (y) the Uncollected Allocation Deferral (the Uncollected Allocation Deferral plus the Additional Deferral, the “Total Deferral”); and (iii) any remaining portion of the Annual Fund Performance Payment (i.e., less the Total Deferral) will be paid in cash.

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The Uncollected Allocation Deferral will be payable within forty-five days of the date the amount of the Uncollected Allocation corresponding to any portion of the Uncollected Allocation Deferral is actually collected by the Company and/or its affiliates (and for the avoidance of doubt, will not be subject to any additional vesting or deferral); provided, however the amount of the Uncollected Allocation Deferral will be subject to downward adjustment on a pro rata basis to the extent that any of the corresponding amount of any Uncollected Allocation included in the calculation of the corresponding Annual Fund Performance Payment is subsequently reduced.

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The Additional Deferral will be subject to vesting on a ratable basis in three annual installments (as is currently provided for the deferred portion of the payment of any such Annual Fund Performance Payment) with 100% of the Additional Deferral payable in the form of DCIs.

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The “Uncollected Allocation” means any “accrued but unrecognized incentive income” (as such term is defined in the Company’s financial statements and determined on a fund-by-fund basis in a manner consistent with the methodology that has been used by the Company) to the extent such amounts are attributable to funds included in the Annual Fund Performance Payment, provided that if the Annual Fund Performance Payment is reduced by the modifications of the Levin Letter, the Uncollected Allocation Deferral will be adjusted to reflect such reduction in proportion to its percentage contribution to the pre-reduction Annual Fund Performance Payment.

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Additional Limitations. The aggregate amount of the Annual Fund Performance Payment (including quarterly advances) and any ABURI Payment (as defined below) otherwise payable to Mr. Levin for any calendar year after 2023 will not exceed $30 million. The Annual Fund Performance Payment payable to Mr. Levin in respect of services for any calendar year after 2023 will be reduced (but not to an amount below $25 million) under certain circumstances. If such reduction applies, Mr. Levin will receive an additional amount equal to the lesser of (A) 60% of the Uncollected Allocation for such year, and (B) an amount equal to the Annual Fund Performance Payment, as calculated prior to the application of such reduction, in each case reduced by the compensation payable to Mr. Levin in respect of the Annual Fund Performance Payment pursuant to the modified Annual Fund Performance Payment (such additional amount, the “ABURI Payment”).

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Retention Awards. Mr. Levin will receive an award under the retention program described below in “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers — Retention and LTIP” with a grant date value of $5 million (the “Levin Retention Award”). Except as provided below under the heading labeled “Severance Arrangement”, the terms and conditions of Mr. Levin’s award will be the same as generally applicable to all participants in the program and described in “The Mergers – Interests of the Directors and Executive Officers of the Company in the Mergers – Retention and LTIP” below.

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Post-Closing LTIP. On or as soon as reasonably practical following the Closing, Parent will establish a long-term incentive plan (“LTIP”) for certain service providers of the Company, including Mr. Levin. Mr. Levin will be granted not less than 20% of all profits interests granted under the LTIP under the same terms and conditions as other recipients of the LTIP (see “The Mergers – Interests of the Directors and Executive Officers of the Company in the Mergers — Retention and LTIP” below for more information on the LTIP).

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Mutual Rights to Revisit Compensation. Not later than October 31, 2024, Mr. Levin and Parent shall each have the right, by written request made to the other party, to request that compensation arrangements payable for services following calendar year 2024 be revised. If such right is exercised, the parties would negotiate a new compensation arrangement agreeable to both Mr. Levin and Parent. If the parties cannot come to an agreement on such new terms, Mr. Levin will have the right at any time after December 31, 2024 and prior to January 30, 2025 (or such later date as the parties may agree) to terminate his services (a “Special Notice Termination”) by delivering a notice to be effective sixty days following the date such notice is delivered.

•	Separation Matters.
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Good Reason Withdrawal. Mr. Levin may terminate his services and resign upon the occurrence of any of the following (subject to customary notice and cure rights): (i) material diminution of Mr. Levin’s duties, title or responsibilities; (ii) material breach of the Partner Agreements (as amended by the Levin Letter) by Parent, any Successor Entity or any of their affiliates; (iii) relocation of Mr. Levin’s principal office to a location outside of New York City; or (iv) the sale, wind-down, spinoff or other business transaction with respect to all or any material business of the Company as in effect as of the Closing (a “Good Reason Withdrawal”).

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Severance Arrangements. In the event of (i) Mr. Levin’s Withdrawal without Cause (as defined in the Partner Agreements), (ii) Good Reason Withdrawal, or (iii) Special Notice Termination (each, a “Triggering Termination”), then in each case: (A) Mr. Levin will be entitled to receive a payment in respect of the Annual Fund Performance Payment equal to the higher of (x) the actual year-to-date amount that would be payable under the Levin Letter and (y) a prorated minimum of $10 million, in each case, reduced by any quarterly advances Mr. Levin received in respect of such partial year of service; (B) such Triggering Termination will be treated as a “Withdrawal without Cause” under the terms of all then-outstanding carried interest awards, Bonus Equity, and DCIs (each as defined in the Partner Agreements) with (x) any outstanding deferrals related to the ABURI portion of the Annual Fund Performance Payment payable if and when received; and (y) any outstanding Bonus Equity or DCIs vested immediately and paid in accordance with the terms and conditions of such arrangements, or, to the extent permitted under Internal Revenue Code Section 409A, upon the Triggering Termination; (C) the unvested portion of the Levin Retention Award will become vested and payable in full; (D) the non-competition provisions in the limited partnership agreements of the Operating Partnerships, and the corresponding provisions of Mr. Levin’s Partner Agreements will end on the earlier of (x) the six month anniversary of the date of the Triggering Termination, and (y) January 1, 2025; and (G) the provisions regarding non-solicitation of clients, customers and employees of the limited partnership agreements of the Operating Partnerships will be reduced to twelve months. The provision in Mr. Levin’s Partner Agreements requiring the Operating Partnerships to pay $30,000,000 in exchange for an increase in the duration of Mr. Levin’s non-compete from one to two years will no longer apply following the Closing.

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Non-Competition Restrictive Covenant. In the event of Mr. Levin’s separation from service for any reason other than a Triggering Termination, the “Restricted Period” prohibiting Mr. Levin from competing with the Company will be reduced from two years to twelve months.

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Insurance. While Mr. Levin provides services to the Company and for a period of six years after separation from service for any reason, Parent will provide Mr. Levin with directors and officers liability insurance that is in effect for Parent or the Successor Entities on terms and conditions that are no less favorable than (x) is applicable to the officers and directors of Parent and (y) were in effect at the Company immediately prior the Closing.

•	Release. As part of the execution of the Levin Letter, each of the Merger Subs and Mr. Levin executed mutual releases, in each case, subject to certain exceptions, to be effective as of the Closing.
Retention and LTIP
Parent has agreed to establish, effective as of the Closing, a retention program and LTIP for certain members of the Company’s leadership team who support the Company’s business following the Closing. The retention program will have a total value of up to $35 million and will be allocated to certain employees of the Company in the form of restricted stock or restricted stock units of Parent, which will vest in two equal installments on the second and third anniversaries of the Closing. With respect to the LTIP, awards (the “LTIP Awards”) will be in the form of profit interests, which will generally allow participants to share in at least 20% of the increase in value of the Company’s business following Closing above the Parent’s basis in the business over a period of five years (or less, upon certain circumstances), subject to an 8% internal rate of return hurdle and “catch-up” mechanics. The 20% pool is subject to escalation based on achievement of certain internal rate of return thresholds. At least 55% of the pool under the LTIP will be allocated to Continuing Employees. LTIP Awards will generally be subject to continued performance of services and will vest in three installments on the third, fourth and fifth anniversaries of the Closing. With the exception of the Levin Retention Award and Mr. Levin’s LTIP allocation as described above, as of the date of this Proxy Statement, no determinations have been made as to any executive officer who will receive a grant under the retention program or an allocation under the LTIP.
Payments under TRA
At the time of its IPO in 2007, the Company entered into the TRA with holders of LP Class A Units at the time, the primary beneficiaries of which are the Former EMD Group, as well as other former executive managing directors of the Company who hold, or previously held, LP Class A Units. The TRA provides for the payment by the Company of a portion of the cash savings in U.S. federal, state and local income tax that the Company realizes as a result of the increased depreciation and amortization deductions and reduced gain on sale from (i) the increases in the tax basis of the tangible and intangible assets of the Operating Partnerships that results from taxable acquisitions by the Company (and certain affiliates and successors) of LP Class A Units and (ii) certain other tax benefits attributable to payments under the TRA. The purchase of LP Class A Units from the Former EMD Group and other holders of LP Class A Units in the IPO, and subsequent taxable exchanges of LP Class A Units for shares of Class A Common Stock, resulted in such an increase in the tax basis of the assets of the Operating Partnerships and their consolidated subsidiaries. As of June 30, 2023, the Company had an obligation to pay approximately $173.4 million in future payments under the TRA to the Former EMD Group and other holders of LP Class A Units (none of which are payable to any current director or executive officer of the Company) assuming the Company earns sufficient income to realize the tax savings. In addition, a taxable acquisition of LP Class A Units and LP Class A-1 Units (including from certain executive officers) in the Mergers may result in a tax basis increase and additional TRA liabilities.
The TRA includes certain “change of control” assumptions, such as the assumption that the Company (or its successor) has sufficient taxable income to utilize the relevant tax benefits, that limitations on the use of loss carryforwards do not apply, and that non-amortizable assets are deemed disposed of at the earlier of an actual disposition or fifteen years after the change of control. As a result, the Company will calculate payments under the TRA without regard to the Company’s ability to use tax assets (including net operating losses, the use of which may be significantly limited under Section 382 of the Internal Revenue Code) on a go forward basis. As a result, obligations under the TRA after the Mergers are likely to result in it being more expensive for third parties to acquire control of the Company due to the amount and certainty of the future payments owed under the TRA and the corresponding material reduction in the tax deductions available to the Company to benefit from such payments, thereby potentially reducing the value an acquiror would ascribe to the Company’s equity securities.
Indemnification and Insurance
The Merger Agreement provides for continued indemnification and directors’ and officers’ liability insurance for the directors and officers of the Acquired Companies. For a description of this continued liability insurance, see “The Merger Agreement — Additional Agreements — Indemnification of Officers and Directors” beginning on page 136.
Delaware Life Director Designee
In connection with their consideration of the Merger Agreement and the Transactions, the Special Committee and the Board of Directors were made aware of the following interests of the director of the Board designated by Delaware Life: (i) upon consummation of the Transactions, certain existing loans made to the Company by Delaware Life will be repaid, and Delaware Life will be entitled to receive certain payments in consideration of the Company Warrants, and (ii) such director and his firm provide investment advice to Delaware Life in respect of certain of its investments, including but not limited to the foregoing loans to the Company and the Company Warrants, in exchange for management fees and incentive compensation based on the performance of those investments as a whole.
Additional Merger Considerations
In addition to the payments, benefits and rights described above, the Special Committee was aware of and considered, among other matters, in evaluating and overseeing the negotiation of the Merger Agreement, and in recommending that the Board of Directors approve the Merger Agreement and the Transactions, that the Company’s executive officers would be giving up certain payments, benefits and rights, including the cancellation of unvested Company Performance Awards and LP Class E Units for no consideration and the future distributions that would have been received upon termination of the Distribution Holiday. The Board of Directors was also aware of these interests in approving the Merger Agreement and the Transactions and in recommending that the Merger Agreement be approved and adopted by the Company Stockholders and instructing the general partner of the Operating Partnerships to approve the Merger Agreement and the Transactions.
Cancellation of Unvested Company Performance Awards
In accordance with SEC disclosure rules, the aggregate grant date fair value of the executive officer’s Company Performance Awards has been reported in the “Summary Compensation Table” included in each of the Company’s proxy statements filed on April 29, 2022 (the “2022 Proxy”) and April 28, 2023 (the “2023 Proxy”). At the Effective

Time, the named executed officers will forfeit unvested Company Performance Awards in respect of the following amounts previously reported as “Stock Awards” for the 2021 year: Mr. Levin, $63,528,262; Ms. Ritchea, $2,911,455; Mr. Cohen, $10,574,098; and Mr. Levine, $1,452,447. Notwithstanding that such amounts were previously reported as a material component of the executive officer’s total compensation, the underlying Company Performance Awards will be cancelled upon the Effective Time for no consideration.
Cancellation of LP Class E Units
As previously reported in the 2023 Proxy, the 2022 Proxy and the Company’s proxy statements filed on each of April 28, 2021 and April 28, 2020 (the “2021 Proxy” and “2020 Proxy”, respectively), the 2019 Recapitalization corrected an equity misalignment between current and former members of management, all at no cost or dilution to holders of Class A Common Stock. In recognition that the share ownership of the executive managing directors running the business did not reflect an appropriate ownership stake, former members of management reallocated 35% of their LP Class A Units to existing members of senior management (including each of Messrs. Levin, Cohen and Levine) in the form of LP Class E Units, as well as for potential grants to new hires (including Ms. Ritchea). The LP Class E Units related to this reallocation vested over a five-year period, ensuring the stability and commitment of the Company’s key senior investment professionals and senior leadership. In conjunction with such reallocation, certain members of senior management (including each of Messrs. Levin, Cohen and Levine) made long-term commitments to the Company and agreed to a 10-20% reduction in their annual compensation, which amounted to reductions in an aggregate amount of approximately $19.8 million for 2019, approximately $16.0 million for 2020, approximately $11.7 million for 2021 and approximately $2.5 million for 2022 (for a total of approximately $50.0 million of aggregate annual compensation reductions for senior management of the Company). In addition to those LP Class E Units granted in connection with the 2019 Recapitalization, LP Class E Units have been awarded to management in the ordinary course as a component of incentive compensation and in connection with retention matters, including upon the commencement of employment.
The LP Class E Units, which were granted as profits interests within the meaning of Rev Proc. 93-27, are not entitled to share in the proceeds of a capital transaction except to the extent that sufficient appreciation in the Operating Partnership’s assets has occurred to “book-up” the capital accounts of the LP Class E Units under the terms of the Operating Partnership agreement. The Mergers are a capital event at a price that does not result in a book up of the LP Class E Units. If the Mergers did not occur, and each Operating Partnership appreciated sufficiently to result in a full book-up, the holders of LP Class E Units would be entitled to a pro rata share of the proceeds of a capital transaction. The Company estimates that, at the valuation set forth in the Merger Agreement, the pro rata share to which the LP Class E Units would be entitled if they were fully “booked up” is approximately $112.98 million.
Distribution Holiday
The 2019 Recapitalization included a “Distribution Holiday,” which is an agreement by Partnership Unitholders (including the executive officers and other current and former executive managing directors) to forego distributions on their LP Class A Units, LP Class E Units and LP Class P Units until the earlier of such time that $600 million in Distribution Holiday Economic Income (a non-GAAP measure defined the Company’s Form 10-K) is accumulated or April 1, 2026. To-date, current members of management (including each of Messrs. Levin, Cohen and Levine and Ms. Ritchea) have forgone distributions in an aggregate amount of approximately $15.3 million for 2019, approximately $28.7 million for 2020, approximately $13.9 million for 2021 and approximately $2.6 million for 2022 (for a total of approximately $60.5 million), (assuming distributions would have been made on Partnership Units at the same per unit rate as the Company’s Q1-Q4 2019, Q1-Q4 2020, Q1-Q4 2021, and Q1-Q4 2022 dividends). The Distribution Holiday will end no later than April 1, 2026, and may end sooner as the Company has, as of June 30, 2023, generated a total of $548.5 million of “Distribution Holiday Economic Income”, compared to the target of $600.0 million. Following the Distribution Holiday, Partnership Unitholders (including the executive officers) would have received future distributions on their LP Class A Units, LP Class E Units and vested LP Class P Units; however, any right to such future distributions will cease upon the occurrence of the LP Mergers Effective Times.
Compensation of the Special Committee
The Special Committee consists of two independent and disinterested members of the Board of Directors: Marcy Engel and Charmel Maynard. In connection with the formation of the Special Committee on May 23, 2022, and in consideration of the expected time and other commitments that would be required of Special Committee members, the Board of Directors approved the payment of the following compensation for each member of the Special Committee: $13,333 per month of service for Ms. Engel and $10,000 per month of service for Mr. Maynard. These fees are not dependent on the Closing or on the Special Committee’s or the Board of Director’s approval of, or recommendations with respect to, the Mergers or any of the other Transactions.
Merger-Related Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the Company’s named executive officers, that is based on or otherwise relates to the Mergers and that will or may become payable to the named executive officers at the completion of the Mergers or on a qualifying termination of employment upon or following the consummation of the Mergers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of the Company Stockholders.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive based on the following assumptions: (i) the Effective Time occurs on September 7, 2023, (ii) Public Merger Consideration of $11.15 per share of Class A Common Stock, (iii) each named executive officer experiences a hypothetical qualifying termination at such time, (iv) Company Stock Awards and DCIs outstanding as of September 7, 2023 remain outstanding and there is no vesting between September 7, 2023 and the Effective Time, and based on the DCI balances as of June 30, 2023, (v) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits, and (vi) the Operating Partnerships do not elect to extend the duration of Mr. Levin’s non-compete period from one to two years in accordance with the terms of the Partner Agreements (and consequently are not required to pay Mr. Levin $30,000,000 in respect of such extension). The calculations in the table do not include amounts that the Company’s named executive officers were already entitled to receive or vested in as of the date of this Proxy Statement. In addition, the calculations in the table do not include any payments or other post-Closing compensation entitlements pursuant to the Levin Letter, including the $5 million Levin Retention Award payable thereunder, which are compensation for Mr. Levin’s post-Closing employment and service and based on his post-Closing service to Parent and its subsidiaries (including the Surviving Corporation) under a bona fide employment arrangement (see the section titled “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers — Levin Letter” beginning on page 109 of this Proxy Statement for a description the letter agreement that Mr. Levin entered into in connection with the Mergers). Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below. Additional detail regarding the named executive officers’ interests in the Mergers is provided above under the heading “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers.”
Golden Parachute Compensation
	Cash ($)(1)	Equity ($)(2)	Benefits ($)	Other ($)(3)	Total ($)
James S. Levin	12,303,136	15,723,925	—	23,176,000	51,203,061
Dava Ritchea	474,411	986,630	—	—	1,461,041
Wayne Cohen	820,818	2,814,519	—	—	3,635,337
David Levine	608,589	669,524	—	—	1,278,113
Hap Pollard	275,256	659,355	—	—	934,612
(1)
The amount shown for each executive officer consists of “double-trigger” payment in respect of outstanding DCIs. See the discussion provided above under the heading “The Mergers— Interests of the Directors and Executive Officers of the Company in the Mergers—Levin Partner Agreements.”

(2)
As described above under the heading “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers —Treatment of Company Stock Awards” beginning on page 107 of this Proxy Statement, (i) upon the Effective Time, 25% of outstanding Company Performance Awards will vest in accordance with the terms and conditions that were applicable to such award immediately prior to such time (i.e., “single-trigger vesting”), (ii) the portion of each Company Performance Award that does not vest in accordance with its terms will be forfeited for no consideration and (iii) all other unvested Company Stock Awards that remain outstanding at the Effective Time and that cannot be cancelled pursuant to their terms for no consideration will become vested and payable upon a qualifying termination that occurs thereafter (“double-trigger vesting”). The following table quantifies the amounts each named executive officer would receive in respect of such officer’s “single-trigger” Company Performance Awards and “double-trigger” Company RSU Awards and Company Restricted Stock Awards.
	Company Performance Awards ($)	Company RSU Awards ($)	Company Restricted Stock Awards ($)	Total ($)
James S. Levin	6,451,072	1,097,840	8,175,013	15,723,925
Dava Ritchea	288,506	370,403	327,721	986,630
Wayne Cohen	1,152,233	603,661	1,058,626	2,814,519
David Levine	151,718	463,784	54,022	669,524
Hap Pollard	—	627,176	32,179	659,355
(3)
Under Mr. Levin’s Partner Agreements, upon a termination without cause Mr. Levin is entitled to the greater of (i) the actual year-to-date amount of his Annual Fund Performance Payment and (ii) a prorated amount of $10,000,000. To calculate this mid-year Annual Fund Performance Payment, the Company made various assumptions, including that the profits and losses across Sculptor-managed funds as of the most recent quarter end, June 30, 2023, equal the profits and losses as of the date of the hypothetical termination. Given that various factors, including profits and losses, will almost certainly change between June 30, 2023 and the date of the hypothetical termination, the amount shown in the table above could materially differ from that which Mr. Levin would actually receive upon a termination without cause under his Partner Agreements. In addition, the Levin Letter, which will become effective upon the Effective Time, significantly reduces Mr. Levin’s compensation and could result in an Annual Fund Performance Payment different than the hypothetical amount shown above, including as a result of the $30 million cap that would be applicable to the calculation of the severance component related to Mr. Levin’s Annual Fund Performance Payment. See the discussion provided above under the heading “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers — Levin Letter” for a summary of agreement governing the terms of Mr. Levin’s compensation following the Effective Time.

Financing of the Mergers
We anticipate that the total amount of funds necessary to complete the Mergers and the Transactions will be approximately $642 million, including the funds needed to:
•	pay the Company Stockholders and Partnership Unitholders the amounts due to them under the Merger Agreement;
•
repay in full the Company Credit Agreement and pay the Warrant Consideration per share of Company Common Stock for which each Company Warrant is exercisable immediately prior to the Closing or, if such right is exercised by the holders of the Company Warrants, the Black-Scholes Value of the remaining unexercised portion of the applicable Company Warrant; and

•	pay amounts that will become payable in respect of Converted Restricted Stock Awards and Converted RSUs, assuming the vesting thereof.
This total amount is expected to be funded through cash on hand and available liquidity of Parent. The closing of the Mergers is not conditioned upon Parent obtaining any financing.
Rollover Matters
The Rollover Holders may be offered the opportunity to enter into a Rollover Agreement with Parent and the HoldCos pursuant to which, among other things, each Rollover Holder would agree, subject to the terms and conditions set forth in the Rollover Agreement, immediately prior to the LP Mergers Effective Time, and conditioned upon the Closing (including the consummation of the Mergers), to contribute its Rollover Interests to each of the HoldCos, and each HoldCo will accept the Rollover Interests from each such Rollover Holder, in exchange for a number of equity interests in such HoldCo having an aggregate value equal to the Contributed Value.
However, Parent’s obligation to proceed with the Rollover is conditioned, among other conditions, upon the Rollover Condition, which Rollover Condition may be waived in Parent’s sole discretion. Additionally, the transaction documents provide that if any member of the Former EMD Group makes any communication to any third party that, among other things, criticizes, disparages or creates a negative impression of the Transactions, Parent or the Company, then Parent will have no obligation to offer the Rollover to the Former EMD Group.
Dissenters’ Rights
General
Under the DGCL, you have the right to demand appraisal and to receive payment in cash for the fair value of your shares of Class A Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the Public Merger Consideration, subject to the requirements and limitations set forth in Section 262 of the DGCL described herein. These rights are known as appraisal rights. Company Stockholders of record and beneficial owners electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.
This section is intended as a brief summary of the material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a Company Stockholder of record or beneficial owner should exercise his, her or its right to seek appraisal under Section 262 of the DGCL.
Subject to certain exceptions specified in Section 262 of the DGCL and summarized below, holders of record, and beneficial owners, of shares of Class A Common Stock who: (1) submit a written demand for appraisal of such Person’s shares to the Company prior to the vote on the Merger Proposal; (2) have not consented to or otherwise voted in favor of the Merger Proposal or otherwise withdrawn, lost or waived appraisal rights; (3) continuously are the record holders or beneficial holders, as applicable, of such shares through the Effective Time; and (4) otherwise comply with the applicable procedures and requirements set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and receive payment in cash of the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Public Merger) as of the completion of the Public Merger instead of the Public Merger Consideration. Any such Company Stockholder of record or beneficial holder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Public Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as the Public Merger Consideration.
Section 262 of the DGCL requires that Company Stockholders for whom appraisal rights are available be notified not less than 20 days before the Special Meeting. Either a copy of Section 262 of the DGCL or information directing Company Stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost must be included with such notice. This Proxy Statement constitutes our notice to the Company Stockholders of the availability of appraisal rights in connection with the Public Merger in compliance with the requirements of Section 262 of the DGCL and a copy of the applicable statutory provisions is accessible at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Company Stockholders of record and beneficial owners who wish to exercise appraisal rights or who wish to preserve the right to do so should review the following summary and the applicable statutory provisions carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Company unless certain stock ownership conditions are satisfied by the Company Stockholders of record and beneficial owners seeking appraisal. Because of the complexity of the procedures for exercising the right to seek appraisal, Company Stockholders of record and beneficial owners who wish to exercise appraisal rights are urged to consult with their own legal and financial advisors in connection with compliance under Section 262 of the DGCL. A Company Stockholder of record or beneficial owner who loses, waives or otherwise fails to properly exercise his, her or its appraisal rights will be entitled to receive the Public Merger Consideration.
How to Exercise and Perfect Your Appraisal Rights
If you are a Company Stockholder of record or a beneficial holder and wish to exercise the right to seek an appraisal of your shares of Class A Common Stock, you must satisfy each of the following conditions:
•
You must deliver to the Company a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Proposal. Voting against or failing to vote for the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the Company

Stockholder of record or beneficial holder and the intention of such holder to demand appraisal of his, her or its shares. A failure by such holder to make a written demand for appraisal before the vote with respect to the Merger Proposal is taken will constitute a waiver of appraisal rights;
•
In the case of a Company Stockholder of record, you must not vote in favor of, or consent in writing to, the Merger Proposal. A vote in favor of the Merger Proposal, by proxy submitted by mail, over the Internet or by telephone, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal. Therefore, a Company Stockholder who submits a proxy and who wishes to exercise appraisal rights must instruct the proxy to vote against the Merger Proposal or abstain from voting on the Merger Proposal. In the case of a beneficial owner, you must not instruct your broker, bank or other nominee to vote your share(s), or abstain from voting, in favor of the Merger Proposal;

•
You must continuously hold or beneficially own, as applicable, shares of Class A Common Stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer the shares before the Effective Time; and

•
You must otherwise comply with the requirements of Section 262 of the DGCL, including the requirement that you, another Company Stockholder who has complied with the requirements of Section 262 or the Company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Company is under no obligation to file any petition and has no present intention of doing so.

If you fail to comply with any of these conditions and the Public Merger is completed, you will be entitled to receive the Public Merger Consideration, but you will have no appraisal rights with respect to your shares of Class A Common Stock.
In addition, because shares of Class A Common Stock are listed on a national securities exchange and is expected to continue to be listed on such exchange immediately prior to the consummation of the Public Merger, the Delaware Court of Chancery will dismiss appraisal proceedings as to all shares of Class A Common Stock, unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Class A Common Stock eligible for appraisal or (2) the value of the Public Merger Consideration for such total number of shares entitled to appraisal exceeds $1 million (collectively “Ownership Thresholds”). At least one of the Ownership Thresholds must be met in order for Company Stockholders to be entitled to seek appraisal with respect to such shares of Class A Common Stock.
In the case of a record holder of shares of Class A Common Stock, voting, via the Internet during the Special Meeting or by proxy, against, abstaining from voting on or failing to vote on the Merger Proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal is in addition to and separate from any proxy or vote. If you want to exercise your appraisal rights, you must not vote your shares of Class A Common Stock via the Internet during the Special Meeting or by proxy in favor of the Merger Proposal.
In the case of a beneficial owner of shares of Class A Common Stock, brokers, banks and other nominees that hold shares in “street name” for their customers do not have discretionary authority to vote those shares on the Merger Proposal without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of Class A Common Stock held in “street name” instructs such Person’s broker, bank or other nominee to vote such Person’s shares in favor of the Merger Proposal, and does not revoke such instruction prior to the vote on the Merger Proposal, then such shares will be voted in favor of the Merger Proposal, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, if you are a beneficial owner of shares of Class A Common Stock who wishes to exercise appraisal rights, you must either not provide any instructions to your broker, bank or other nominee how to vote on the Merger Proposal or instruct such broker, bank or other nominee to vote against the Merger Proposal or abstain from voting on such proposal.
Who May Exercise Appraisal Rights
A holder of record or beneficial owner of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the shares of Class A Common Stock held of record or beneficially in that holder’s name. A demand for appraisal must be executed by or on behalf of the Company Stockholder of record or beneficial owner, as applicable, and must reasonably inform the Company of the identity of the Company Stockholder of record or beneficial owner and that the Company Stockholder intends to demand appraisal of his, her or its shares of Class A Common Stock. In addition, in the case of a demand for appraisal made by a beneficial owner, the demand must (1) reasonably identify the holder of record of the shares for which the demand is made, (2) provide documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be and (3) provide an address at which such beneficial owner consents to receive notices given by the Company and to be set forth on the verified list of Persons who have demanded appraisal for their shares pursuant to Section 262(f) of the DGCL. A holder of record, such as a bank, broker or other nominee, who holds shares of Class A Common Stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the holder of record.
If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:
Sculptor Capital Management, Inc.
9 West 57th Street,
New York, New York 10019
Attention: General Counsel and Corporate Secretary
Material U.S. Federal Income Tax Consequences of the Public Merger
The following discussion is a summary of material U.S. federal income tax consequences of the Public Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of Class A Common Stock. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a holder of Class A Common Stock in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date of this Proxy Statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation, nor does it address any aspects of the unearned income Medicare contribution tax. In addition, this discussion only applies to Class A Common Stock that is held as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code and does not address tax considerations applicable to any holder of Class A Common Stock that may be subject to special treatment under U.S. federal income tax law, including:
•	a bank or other financial institution;
•	a tax-exempt organization;
•	a retirement plan or other tax-deferred account;
•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);
•	a person holding a direct or indirect interest in Parent or Merger Sub Inc.;
•	an insurance company;
•	a mutual fund;
•	a regulated investment company or real estate investment trust;
•	a dealer or broker in commodities, stocks, securities or in currencies;
•	a dealer or trader in securities that elects mark-to-market treatment;

•	a controlled foreign corporation;
•	a passive foreign investment company;
•	a stockholder that owns, or has owned, actually or constructively, more than 5% of the Class A Common Stock;
•	a stockholder subject to the alternative minimum tax provisions of the Code;
•	a stockholder that received Class A Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;
•	a person that has a functional currency other than the U.S. dollar;
•	a person that is required to report income no later than when such income is reported in an “applicable financial statement”;
•	a person that holds Class A Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; and
•	certain former U.S. citizens or long-term residents.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Class A Common Stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and the partnership. Any such partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), and any partners thereof, that hold Class A Common Stock should consult their own tax advisors regarding the tax consequences of exchanging Class A Common Stock pursuant to the Public Merger.
The following summary is for general informational purposes only and is not a substitute for careful tax planning and advice. Holders of Class A Common Stock are urged to consult their own tax advisor with respect to the specific tax consequences to them of the Public Merger in light of their own particular circumstances, including U.S. federal estate, gift and other non-income tax consequences, and tax consequences under state, local and non-U.S. tax laws.
U.S. Holders
The following is a summary of the material U.S. federal income tax consequences of the Public Merger that will apply to U.S. Holders. For purposes of this discussion, the term “U.S. Holder” refers to a beneficial owner of Class A Common Stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident in the United States;
•
a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Exchange of Class A Common Stock for Cash Pursuant to the Merger Agreement. The exchange of Class A Common Stock by a U.S. Holder for cash in the Public Merger (or for cash upon exercise of appraisal rights) will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the amount of cash received in the Public Merger (or cash received upon exercise of appraisal rights) and the holder’s adjusted tax basis in Class A Common Stock exchanged therefor. Gain or loss will generally be determined separately for each block of Class A Common Stock (generally, Class A Common Stock acquired at the same cost in a single transaction) held by such U.S. Holder. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if such

U.S. Holder’s holding period for Class A Common Stock is more than one year at the time of the exchange. Long-term capital gains recognized by a non-corporate U.S. Holder are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Class A Common Stock that is neither a U.S. Holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for Class A Common Stock (or cash received upon exercise of appraisal rights) pursuant to the Public Merger unless:
•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of Class A Common Stock pursuant to the Public Merger, and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at generally applicable U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30%, or lower rate specified in an applicable income tax treaty, on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
Information Reporting and Backup Withholding Tax
Proceeds from the exchange of Class A Common Stock pursuant to the Public Merger (or as a result of exercising appraisal rights) generally will be subject to information reporting. In addition, backup withholding tax at the applicable rate (currently 24%) generally will apply unless the applicable U.S. Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a U.S. Holder will be allowed as a credit against that holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided, that, the required information is timely furnished to the IRS. Each U.S. Holder should duly complete, sign and deliver to the exchange agent an appropriate IRS Form W-9 to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the exchange agent.
A Non-U.S. Holder generally certifies its status as such by providing a properly completed and signed IRS Form W-8BEN or W-BEN-E (or other applicable IRS Form W-8). A Non-U.S. Holder that does not provide such form generally will be presumed to be a U.S. Holder, subject to backup withholding tax as described above.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement, which is attached to this Proxy Statement as Annex A and incorporated into this Proxy Statement by reference. We encourage you to read the Merger Agreement carefully in its entirety, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Proxy Statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement except as expressly stated therein and have been qualified by (a) matters specifically disclosed in the Company’s filings with the SEC on or after January 1, 2020 and available to the public prior to July 20, 2023, (b) confidential disclosures made to Parent and the Merger Subs in the disclosure letter delivered in connection with the Merger Agreement and (c) certain materiality qualifications contained in the Merger Agreement, which may differ from what may be viewed as material by investors. In addition, the representations and warranties were included in the Merger Agreement for the purpose of allocating contractual risk between the Company, the Operating Partnerships, Parent and the Merger Subs, rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. You should not rely on the representations, warranties, covenants or agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Operating Partnerships, Parent or Merger Subs or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. The Merger Agreement is described below, and attached to this Proxy Statement as Annex A, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company or our business. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business. Please see “Additional Information” beginning on page 152.
Effects of the Mergers; Certificate of Incorporation; Limited Partnership Agreements
The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, (i) Merger Sub Inc. will be merged with and into the Company, with the Company continuing as the Surviving Corporation, (ii) Merger Sub I will be merged with and into Capital LP, with Capital LP continuing as the Surviving Partnership, (iii) Merger Sub II will be merged with and into Advisors LP, with Advisors LP continuing as the Surviving Partnership and (iv) Merger Sub III will be merged with and into Advisors II LP, with Advisors II LP continuing as the Surviving Partnership. After the completion of the Mergers, each of the Company, Capital LP, Advisors LP and Advisors II LP will become a direct or indirect subsidiary of Parent.
At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time will be amended and restated in its entirety and will be the certificate of incorporation of the Surviving Corporation.
At the LP Mergers Effective Time, (i) the certificate of limited partnership of each Operating Partnership in effect immediately prior to the LP Mergers Effective Time will be the certificate of limited partnership of the applicable Surviving Partnership and (ii) the limited partnership agreement of each Operating Partnership in effect immediately prior to the LP Mergers Effective Time will be the limited partnership agreement of the applicable Surviving Partnership, in each case, until thereafter amended in accordance with the Delaware Limited Partnership Act and as provided in such limited partnership agreement.
From and after the Effective Time, the officers and directors of Merger Sub, Inc. will be officers and directors of the Surviving Corporation, in each case, to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.
From and after the LP Mergers Effective Time, (i) the general partner of the Operating Partnerships will continue as the general partner of each Surviving Partnership, Parent (or a subsidiary of Parent) will be admitted as a limited partner of each Surviving Partnership and each Surviving Partnership will be continued without dissolution and (ii) the officers of the general partner of each Operating Partnership immediately prior to the LP Mergers Effective Time will be officers of the general partner of the Surviving Partnership surviving the LP Merger to which such Operating Partnership is a constituent, each to hold office in accordance with the limited partnership agreement of such Surviving Partnership until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the limited partnership agreement of such the Surviving Partnership.
Closing and Effective Time of the Mergers
Unless another date is agreed to by Parent and the Company, the consummation of the Transactions (the “Closing”) will take place on the date that is two business days after the satisfaction or waiver of the conditions to closing (described below under “The Merger Agreement — Conditions to the Closing of the Mergers” beginning on page 138) (other than the conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Substantially contemporaneously with the Closing, certificates of merger will be filed with the Secretary of State of the State of Delaware. Each of the Mergers will become effective at the time of the filing of the applicable certificate of merger or at a later time as may be specified by the Company and Parent in the applicable certificate of merger.
Merger Consideration; Treatment of Company Common Stock and Company Warrants; Treatment of Partnership Units; Treatment of Company Stock Awards
Company Common Stock
At the Effective Time, each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares, any Dissenting Shares and any unvested Company Restricted Stock Awards) will be cancelled and automatically converted into the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes. The aggregate consideration payable to holders of shares of Class A Common Stock in the Public Merger will be approximately $291.3 million. Thereafter, each certificate or book-entry formerly representing any of the shares of Class A Common Stock will represent only the right to receive the Public Merger Consideration without interest, less any applicable withholding taxes.
At the Effective Time, each share of Class B Common Stock issued and outstanding will be cancelled and retired, for no consideration. However, holders of such shares of Class B Common Stock will receive consideration in cash (or, if the Rollover Condition is satisfied and such holder is a Rollover Holder who elects to participate in the Rollover, equity interests of the HoldCos pursuant to the Rollover) in respect of corresponding Partnership Units for aggregate consideration payable to such Partnership Unitholders (inclusive of the Contributed Value) of $167,367,690, which equates to approximately $6.90 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.
At the Effective Time, each share of common stock of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Company Warrant
If the Public Merger is completed, each Company Warrant issued and outstanding immediately prior to the Effective Time will survive the Public Merger and remain outstanding but will, upon any subsequent exercise of such Company Warrant, be entitled to receive only the Warrant Consideration for each share of Company Common Stock for which such Company Warrant was exercisable immediately prior to the Closing. Alternatively, in accordance with the terms of the Company Warrants, the holder of any Company Warrant may notify the Surviving Corporation before the 30th day after the Closing Date that such holder is exercising the holder’s right to cause the Company to purchase such Company Warrant from such holder for the Black-Scholes Value (as defined in the applicable Company Warrant) of the remaining unexercised portion of such Company Warrant in accordance with its terms. The Company Warrants are exercisable for 4,338,015 shares of Class A Common Stock at an exercise price of $7.95 per share. Assuming no dividends are paid on the shares of Class A Common Stock prior the Closing Date (which the Company is not permitted to do without Parent’s consent, as described in this Proxy Statement), this exercise price will not change. The estimated Black-Scholes Value is approximately $34 million.

Partnership Units
At the LP Mergers Effective Time, each LP Class A Unit, LP Class A-1 Unit, LP Class E Unit, LP Class P Unit and LP Class P-4 Unit issued and outstanding immediately prior to the LP Mergers Effective Time or that vests as a result of the consummation of the Transactions, in each case, in accordance with the limited partnership agreements of the Operating Partnerships and any applicable award agreement (but excluding any Cancelled Units, any Unvested Partnership Unit and any Rollover Interests) will be cancelled and converted automatically into the right to receive an amount in cash equal to its applicable LP Merger Consideration, without interest, less any applicable withholding taxes. Thereafter, each certificate or book-entry formerly representing any of the Partnership Units receiving LP Merger Consideration pursuant to the foregoing will represent only the right to receive the LP Merger Consideration, without interest, less any applicable withholding taxes, which equates to approximately $6.90 for each LP Class A Unit and LP Class A-1 Unit and $0 for each LP Class E Unit, LP Class P Unit and LP Class P-4 Unit.
At the LP Mergers Effective Time, each of the (i) Unvested Partnership Units, (ii) LP Profit Sharing Interests and (iii) LP Class C Units will be cancelled and retired for no consideration. Following the LP Mergers, all LP Class B Units issued and outstanding immediately prior to the LP Mergers Effective Time will continue to remain outstanding as LP Class B Units of the applicable Surviving Partnership and the holder of such LP Class B Units that is the general partner of the Operating Partnerships immediately prior to the LP Mergers Effective Time will continue as the general partner of the Surviving Partnerships.
At the LP Mergers Effective Time, each general partner interest of the general partner of each Operating Partnership outstanding immediately prior to the LP Mergers Effective Time will not be converted or cancelled and will remain outstanding following the LP Mergers Effective Time, and such general partner will continue as the general partner of each Surviving Partnership.
At the LP Mergers Effective Time, each limited partnership interest of each of the Merger Subs outstanding immediately prior to the LP Mergers Effective Time will be converted into one Class A common unit of each corresponding Surviving Partnership and the holder of such limited partner interest of each of the Merger Subs will be admitted as a limited partner of each Surviving Partnership.
Rollover Interests
The Rollover Interests will not be converted or cancelled in the LP Mergers and instead will be contributed by each Rollover Holder to the applicable HoldCo in exchange for a number of equity interests in such HoldCo having an aggregate value equal to the Contributed Value of the applicable Rollover Interests. HoldCo A will continue as a limited partner of Capital LP, HoldCo B will continue as a limited partner of Advisors LP and HoldCo C will continue as a limited partner of Advisors II LP. See “The Mergers — Rollover Matters” beginning on page 115.
Company Performance Awards
At the Effective Time, (i) each Company Performance Award that is outstanding immediately prior to the Effective Time and is permitted to be cancelled pursuant to its terms in effect on the date of the Merger Agreement will be cancelled and retired without any conversion thereof and will cease to exist and no payment will be made in respect thereof and (ii) each Vested Company Performance Award will be converted into the right to receive an amount in cash (without interest and subject to applicable withholdings) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such Vested Company Performance Award immediately prior to the Effective Time by (y) the Public Merger Consideration.
Company RSU Awards
At the Effective Time, (i) each Vested Company RSU Award will be converted into the right to receive the Vested RSU Consideration and (ii) each unvested Company RSU Award outstanding as of the Effective Time will automatically be cancelled and converted into a Converted RSU Award with a cash value equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such Converted RSU Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration. Each Converted RSU Award will be subject to substantially the same terms and conditions as applied to the corresponding unvested Company RSU Award immediately prior to the Effective Time and will be paid (without interest and subject to applicable withholdings) promptly upon vesting.

Company Restricted Stock Awards
At the Effective Time, (i) each Vested Company Restricted Stock Award will be treated as Class A Common Stock and will be converted into the right to receive the Public Merger Consideration, without interest, less any applicable withholding taxes and (ii) each unvested Company Restricted Stock Award outstanding as of the Effective Time will automatically be cancelled and converted into a Converted Restricted Stock Award with a cash value equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such unvested Company Restricted Stock Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration. Each Converted Restricted Stock Award will be subject to substantially the same terms and conditions as applied to the corresponding unvested Company Restricted Stock Award immediately prior to the Effective Time and will be paid (without interest and subject to applicable withholdings) promptly upon vesting.
As of the Effective Time, no further Company Stock Awards, shares of capital stock of the Company, Partnership Units or other rights with respect to the securities of the Company will be granted or purchased, as applicable pursuant to the Company Stock Plans and the Company Stock Plans will be terminated.
Payment Procedures
Prior to the effective times of the Mergers, Parent will select a financial institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the Mergers for the payment of the Public Merger Consideration and the LP Merger Consideration. Prior to the effective times of the Mergers, Parent will deposit or cause to be deposited (i) with the Paying Agent, cash in an amount sufficient to pay the Public Merger Consideration, the LP Merger Consideration and the Warrant Consideration (if applicable) required to be paid in accordance with the Merger Agreement and (ii) with the Company, cash in an amount sufficient to pay the aggregate RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration in accordance with the Merger Agreement.
As soon as reasonably practicable (and in any event no later than two business days) after the effective times of the Mergers, Parent will cause the Paying Agent to send to each holder of record (as of immediately prior to the effective times of the Mergers, as applicable) of (i) an outstanding share of Class A Common Stock represented by a certificate or book-entry (other than the Cancelled Shares, any Dissenting Shares or any unvested Company Restricted Stock Awards to be cancelled without payment in respect thereof pursuant to the Merger Agreement) and (ii) an outstanding Partnership Unit represented by a certificate or book-entry (other than the Unvested Partnership Units, LP Class B Units, Cancelled Units or Rollover Interests):
•	a letter of transmittal, in such form as Parent and the Company may reasonably agree; and
•
instructions for use in effecting the surrender of certificates (or affidavit of loss in lieu thereof) or book-entry shares or book-entry units, as applicable, in exchange for the Public Merger Consideration or the LP Merger Consideration, in such form as Parent and the Company may reasonably agree.

Upon surrender of a certificate or book-entry shares or units representing shares of Class A Common Stock or Partnership Units, as applicable, to the Paying Agent for cancellation, together with a duly completed and validly executed letter of transmittal in accordance with the instructions thereto (including a withholding certificate from the holders of Partnership Units and such other documents as may be reasonably required pursuant to the instructions): (i) the holder of such shares of Class A Common Stock or Partnership Units represented by a certificate or book-entry, as applicable, will be entitled to receive in exchange therefor, as promptly as practicable (but in any event within two business days) an amount in cash (less any applicable withholding taxes payable in respect thereof) equal to the product obtained by multiplying (x) the number of shares of Class A Common Stock or Partnership Units represented by such certificate or book-entry by (y) the Public Merger Consideration or the LP Merger Consideration; and (ii) the certificates, book-entry shares or book-entry units so surrendered will be cancelled.
In the event of a transfer of ownership of shares of Company Class A Common Stock or Partnership Units that is not registered in the transfer records of the Company or the Operating Partnerships, as applicable, payment of the appropriate amount of Public Merger Consideration or LP Merger Consideration may be made to a Person other than the Person in whose name the applicable certificate, book-entry share or book-entry unit so surrendered is registered, if such certificate is properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such book-entry share or book-entry unit is properly transferred. The Paying Agent will accept the certificates, book-entry share or book-entry unit upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices.

Any portion of the cash deposited with the Paying Agent for payment of the aggregate Public Merger Consideration, LP Merger Consideration and Warrant Consideration that remains unclaimed by the holders of shares of Class A Common Stock, Partnership Units or the Company Warrants (if applicable) after the date that is one year following the Effective Time will be returned to Parent or an affiliate designated by Parent. Any holder of shares of Company Common Stock, Partnership Units or Company Warrants (if applicable) who has not exchanged his, her or its shares of Class A Common Stock (including the shares of the Company Class A Common Stock into which the Company Warrants are exercised pursuant to the Merger Agreement (if applicable)) or Partnership Units in accordance with the exchange procedures set forth in the Merger Agreement thereafter may look only to Parent for satisfaction of their claims for Public Merger Consideration, LP Merger Consideration, Warrant Consideration (if applicable) or Black-Scholes Value (as defined in the applicable Company Warrant) (after giving effect to any required tax withholdings), as applicable.
None of Parent, the Company, the Surviving Corporation or the Surviving Partnerships will be liable to any Person, including any former holder of shares of Company Class A Common Stock, Partnership Units, Company Warrants or Company Stock Awards, including for any Public Merger Consideration, LP Merger Consideration, Warrant Consideration (if applicable), RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
Withholding Rights
Each of the Paying Agent, Parent, the Merger Subs, the Surviving Corporations, the Surviving Partnerships and their respective subsidiaries and affiliates will be entitled to deduct and withhold any applicable taxes from any consideration otherwise payable pursuant to the Merger Agreement. Any sum that is deducted or withheld will be treated for all purposes of the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Parent and Merger Subs. None of the representations and warranties contained in the Merger Agreement will survive the effective times of the Mergers.
The Company
Certain of the representations and warranties in the Merger Agreement made by the Company are qualified as to “knowledge,” “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect, change, development, occurrence, circumstance or event (“Effect”) that, considered individually or taken together with any other Effect, (a) prevents or would reasonably be expected to prevent the consummation of the Transactions by the Acquired Companies or (b) is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of the Acquired Companies, taken as a whole.
However, in the case of (b) above, in no event would any of the following, alone or in combination, be deemed to constitute, nor will any of the following (including the effects to the extent arising from any of the following) be taken into account in determining whether there has been or will be an Effect:
•	any change in applicable law, GAAP or any applicable accounting standards or any interpretation thereof, in each case, after the date of the Merger Agreement;
•	any change in general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally;
•	any change in political conditions in the United States or any other country or region in the world;
•
any changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity), acts of terrorism, cyberattacks, data breaches (including, in each case, any escalation or worsening thereof);

•
epidemics or pandemics (including COVID-19), or disease outbreaks, including any, in each case, the escalation or worsening of any such events and the response thereto of any Governmental Authority (including COVID-19 measures) in the United States or any other country or region in the world;

•	any act of God or natural disaster (or escalation or worsening thereof);
•
any changes in or affecting securities, equity, credit, real estate or financial and capital markets conditions, including interest rates and currency exchange rates, and any instability in the banking sector, including the failure or placements into receivership of any financial institution, in each case, in the geographic markets in which the Acquired Companies operate;

•	any change generally affecting the industries in which the Acquired Companies operate;
•
the negotiation, execution, announcement, performance, consummation or existence of the Merger Agreement, the pendency or consummation of the Transactions or the performance of the Merger Agreement (including (A) any stockholder litigation or other proceeding threatened or initiated by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or any members of the Special Committee or Board of Directors alleging breach of fiduciary duty or violation of applicable law with respect to the Merger Agreement or the Transactions) or (B) any termination or loss of, reduction in or similar negative impact on the Company’s reputation or relationships, contractual or otherwise, with any actual or potential Clients, suppliers, distributors, partners or employees of the Acquired Companies, due to (1) the negotiation, entry into, announcement, pendency or performance of the Merger Agreement or identity of, or the facts and circumstances relating to, Parent or Merger Subs or (2) any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies, Parent or Merger Subs, or (3) any actions taken by Clients, investors or any of the Acquired Companies’ suppliers, service providers or personnel) (other than, in the case of this bullet, for purposes specified within the Merger Agreement);

•
the compliance with the terms of the Merger Agreement or the taking of any action (or the omission of any action), in each case, expressly required by the Merger Agreement or expressly requested by Parent in writing;

•	any change in the price or trading volume of the Company’s securities or other financial instruments;
•
any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Acquired Companies; and

•
any matter or to which Parent has expressly consented in writing; provided, that (A) none of the matters set forth in the eleventh bullet or the twelfth bullet will prevent a determination that any cause underlying such change or failure, in and of itself, has resulted in a Company Material Adverse Effect and (B) such underlying cause may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded from the definition of Company Material Adverse Effect; provided, further, that, in the case of each of the first through the eighth bullets, the Effect referred to therein may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to similarly situated participants operating in the industries in which the Acquired Companies operate; provided, further, that, in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur, there will be taken into account any right to insurance or indemnification available to the Acquired Companies.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Subs that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and in the disclosure letter delivered to Parent and Merger Sub Inc. in connection with the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and qualification to do business;
•	the corporate authority to enter into and perform the Merger Agreement and the Transactions and the valid and binding nature of the Merger Agreement;
•	required consents and approvals from Governmental Authorities;

•	the absence of conflicts with laws, organizational documents or agreements;
•	capitalization of the Company and subsidiaries;
•	the Company’s SEC filings and financial statements;
•	internal controls and disclosure controls and procedures relating to financial reporting;
•	absence of a Company Material Adverse Effect and conduct of the Company’s business in the ordinary course;
•	the Company’s indebtedness and the absence of certain specified undisclosed liabilities;
•	compliance with applicable laws and governmental orders and possession of and compliance with required permits for conduct of the Company’s business and operations;
•	the absence of certain proceedings, investigation or governmental orders;
•	material contracts;
•	real property matters;
•	intellectual property and data privacy matters;
•	insurance coverage;
•	tax matters;
•	employees, employee benefit plans and Employee Retirement Income Security Act of 1974 (“ERISA”) matters;
•	environmental matters;
•	investment funds matters;
•	regulatory matters;
•	compliance procedures;
•	the accuracy of the information for inclusion in this Proxy Statement;
•	the absence of applicable Takeover Statutes;
•	the absence of related persons transactions and related party agreements; and
•	the absence of any undisclosed brokers’ fees.
Parent and Merger Subs
Certain of the representations and warranties in the Merger Agreement made by Parent and Merger Subs are qualified as to “knowledge” and “materiality.” In the Merger Agreement, Parent and Merger Subs have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and qualification to do business;
•	the corporate authority to enter into and perform the Merger Agreement and the Transactions and the valid and binding nature of the Merger Agreement;
•	required consents and approvals from Governmental Authorities;
•	the absence of conflicts with laws, organizational documents or agreements;
•	the absence of certain proceedings, investigation or governmental orders;
•	the absence of any undisclosed brokers’ fees;
•	ownership of capital stock of the Company and Partnership Units and existence of agreements in connection with the Transactions;

•	financial capacity and sufficiency of funds to consummate the Transactions;
•	no solvency issues;
•	the accuracy of the information supplied by or on behalf of Parent for inclusion in this Proxy Statement;
•	ownership of and prior activities by the Merger Subs;
•	the absence of arrangements with any of the executive officers, directors or affiliates of the Company relating in any way to the Transactions or the operations of the Company;
•	acknowledgement of TRA; and
•	Parent’s investment intention.
Conduct of the Company Pending the Public Merger
The Merger Agreement provides that, during the period between the date of the Merger Agreement and the Effective Time or the termination of the Merger Agreement in accordance with its terms, except: (a) as set forth in the Company’s confidential disclosure letter; (b) as required by applicable law; (c) as expressly contemplated by the Merger Agreement; or (d) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company will and will cause each other Acquired Company to use its reasonable best efforts (i) to conduct its operations in the ordinary course of business and (ii) preserve the goodwill and current relationships of the Acquired Company with clients, investors, suppliers and other Persons with which each Acquired Company has significant business relations.
In addition, without limiting the generality of the foregoing, except: (a) as set forth in the Company’s confidential disclosure letter; (b) as required by applicable law; (c) as expressly contemplated by the Merger Agreement; or (d) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, the Company will not, and will not permit any of the Acquired Companies to:
•
amend or waive the certificate of incorporation, bylaws, limited partnership agreements, exchange agreements or other organizational documents of the Acquired Companies or side letters related thereto;

•
issue, sell, exchange, convert, dispose of, grant options or rights to purchase or receive, encumber or pledge (or authorize, permit or propose the issuance, sale, exchange, conversion, disposal, grant of options or rights to purchase or receive, encumbrance or pledge of), any shares of capital stock, any equity-based incentive awards or any other voting interests or equity interests of the Company or any of its subsidiaries (other than shares of Company Common Stock issuable (x) upon exchange of the Partnership Units in accordance with the limited partnership agreements of the Operating Partnerships and the exchange agreements between the Company, the Operating Partnerships and the other parties listed thereto or (y) in connection with the vesting and/or settlement of Company Stock Awards outstanding as of the date of the Merger Agreement in accordance with the terms of the applicable Company Stock Plan and award agreement thereunder);

•
make, declare, set aside or pay any dividend or other distribution (other than tax distributions required to be made pursuant to the limited partnership agreements of the Operating Partnerships and, without duplication, distributions necessary to allow the Company to make payments as required pursuant to the TRA to the Company Stockholders or holders of the Partnership Units in their capacity as such);

•
(A) enter into any contract that would have been a Company material contract had it been entered into prior to the date of the Merger Agreement, or (B) amend, modify or waive in any material respect or terminate any Company material contract (or any material rights thereunder) in a manner adverse to any Acquired Company (other than any expiration or termination for cause of any such contract in accordance with its terms);

•
disclose or abandon any trade secrets or other confidential information of the Acquired Companies (other than pursuant to a valid and written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Acquired Companies in, such trade secrets and other confidential information);

•
modify in any material respect any of the Acquired Companies’ policies related to data privacy and security laws, or any administrative, technical or physical safeguards related to privacy or data security, other than (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with data privacy and security laws or (D) as otherwise directed or required by a Governmental Authority;

•	sell, assign, transfer, convey, lease, license, encumber or subject to any lien or otherwise dispose of any material assets or properties;
•	amend, modify, extend or renew any lease, other than in the ordinary course of business, or enter into or terminate any lease, or purchase any interest in real property;
•
except (x) as required by applicable law or the terms of the Merger Agreement or (y) as required (without the exercise of discretion to increase the amount otherwise payable in the aggregate or to any given individual) by the terms of a Company benefit plan as in effect as of the date of the Merger Agreement: (A) grant or increase, promise to grant or increase or commit to grant or increase any rights to severance or termination pay to, or enter into or amend or otherwise modify the existing terms and conditions of any employment, engagement or severance agreement with, any Company Service Provider to increase the rights of any Company Service Provider or diminish the rights of any Acquired Company (other than in the ordinary course of business with respect to any newly hired or engaged Company Service Provider whose annualized compensation opportunities do not exceed $250,000), (B) grant, award, pay or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any Company Service Provider (or any of their respective dependents or beneficiaries); (C) terminate, establish, adopt, enter into or amend any contract with a union, works council, labor organization, or other employee representative, (D) recognize or certify any labor union, labor organization, works council or group of employees of the Acquired Companies as the bargaining representative for any employees of the Acquired Companies, (E) adopt, enter into, amend, modify or terminate any Company Benefit Plan, or adopt or enter into any plan or arrangement that would be Company Benefit Plan if it were in existence on the date hereof, (F) take any action to accelerate the vesting, funding or payment of any compensation payable or benefit provided to any Company Service Provider, (G) hire, promote or engage any Company Service Provider whose annualized compensation opportunities would exceed $250,000; (H) furlough or terminate any employee, officer, director, independent contractor or other Company Service Provider of any Acquired Company other than for cause, whose annualized compensation opportunities would exceed $250,000; or (I) implement any employee layoffs, office or plant closings, reductions in force, furloughs or similar actions affecting 10 or more employees;

•
merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;

•
make any loans, advances or capital contributions to or investments in any Person exceeding $250,000, individually (in any one Person), or $1,000,000 in the aggregate (other than for transactions between the Company or an Operating Partnership, on the one hand, and its respective wholly owned subsidiary, on the other hand);

•
reclassify, split, combine, subdivide or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other voting or equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other voting or equity interests; create, incur, assume or guarantee any indebtedness, except for (A) borrowings in the ordinary course of business that do not exceed $1,000,000 in the aggregate or (B) guarantees or credit support provided by an Acquired Company of the obligations of an Acquired Company in the ordinary course of business to the extent such indebtedness is in existence on the date of the Merger Agreement or incurred in compliance with clause (A) of this bullet;

•	incur or commit to any capital expenditure or expenditures, except capital expenditures of less than $1,000,000 in the aggregate;

•
settle, release, waive or compromise any pending or threatened material proceedings at law or in equity, except for the settlement of any such proceedings solely for monetary damages in an amount (A) not in excess of $1,000,000 in the aggregate or (B) that does not materially exceed the amount reflected or reserved against therefor in the consolidated unaudited balance sheet of the Company as of March 31, 2023 and the notes thereto;

•
acquire, or agree to acquire, any business, assets that constitute a business or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or suppliers of an Acquired Company in the ordinary course of business, or enter into any joint venture, partnership or similar arrangement with any Person;

•
(A) make, change or rescind any material income tax election, (B) settle or compromise any proceeding relating to material taxes, (C) file any amended income tax or other material tax return, (D) surrender or allow to expire any right to claim a refund of material taxes, (E) change or request to change any method of accounting for tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to the Acquired Companies, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by applicable law, (H) except as required by GAAP, change any material accounting policies, procedures principles, methods or practices, or (I) modify or amend the TRA;

•	enter into any new line of business;
•
(x) cancel, reduce, terminate or fail to maintain insurance coverage under the insurance policies (other than replacements thereof providing similar coverage on substantially similar terms) or (y) fail to file claims in a timely manner as required under the insurance policies with respect to all material matters and material occurrences for which it has coverage; or

•	enter into any agreement, or otherwise become obligated, to do any of the foregoing prohibited actions.
Additional Agreements
No Solicitation
Except as permitted by the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, the Company will not, and will (i) cause its subsidiaries and the respective directors and officers of each Acquired Company and (ii) instruct and use its reasonable best efforts to cause the other Representatives of each Acquired Company not to, directly or indirectly:
•
solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information relating to any Acquired Company) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Acquired Companies to, or afford access to the books or records or officers of the Acquired Companies to any third party, in each case, with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal;

•
grant any waiver, amendment or release of any third party under any “standstill” or confidentiality agreement; provided that the Company will be permitted to grant a waiver of or terminate any “standstill” or similar agreement or obligation of any third party to the extent such agreement or obligations prohibits a confidential proposal being made to the Board of Directors or the Special Committee if the Board of Directors (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its outside financial and outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•
approve, endorse recommend or enter into, or publicly propose to approve, endorse recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other contract with respect to any Acquisition Proposal other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement”);
•
take any action to exempt any third party from restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable anti-takeover statute or regulation (each, a “Takeover Statute”) or otherwise cause such restrictions not to apply; or

•	resolve, agree, authorize or commit to do any of the foregoing.
Cessation of Discussions
The Company agreed to, and agreed to cause its subsidiaries and the respective directors and officers of each Acquired Company and instruct and use its reasonable best efforts to cause the other Representatives of each Acquired Company to, immediately following the execution of the Merger Agreement, cease and cause to be terminated any existing solicitation, discussion or negotiation with and terminate any data room access (or other access to diligence) of, any third party and its representatives (other than, with respect to data room access, the Former EMD Group and their Representatives, except as otherwise determined by Parent) with respect to an Acquisition Proposal. The Company also agreed to, promptly following the date of the Merger Agreement, request that each third party that had executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (other than the Former EMD Group and their Representatives, except as otherwise determined by Parent) promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such third party by or on behalf of the Company or its Representatives.
Permitted Conduct Related to Certain Acquisition Proposals
The Merger Agreement provides that, if at any time prior to the adoption of the Merger Agreement by the Required Company Stockholder Approval (i) the Company or any of its subsidiaries has received a bona fide written Acquisition Proposal from a third party that did not result from a material breach of the applicable terms of the Merger Agreement and (ii) the Board of Directors (acting on the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial and outside legal advisors, that (A) such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal and (B) the failure to take the actions contemplated by the Merger Agreement would be inconsistent with its fiduciary duties pursuant to applicable law, then the Company and its Representatives are permitted to (x) enter into an Acceptable Confidentiality Agreement with such third party and/or its affiliates and Representatives and, subject to the terms and conditions of such Acceptable Confidentiality Agreement, furnish non-public information, and afford access to the books or records or officers of the Acquired Companies, to such third party and its affiliates and Representatives, and (y) engage in discussions and negotiations with such third party and its affiliates and Representatives with respect to such Acquisition Proposal; provided that (1) the Company is required to notify Parent if the Company commences any action described in the foregoing clauses (x) and (y) promptly thereafter (and in any event within 48 hours of the Company’s commencement of such action) and (2) the Company will make available to Parent any material non-public information concerning the Acquired Companies made available to any third party, to the extent not previously made available to Parent, as promptly as reasonably practicable after it is made available to such third party (and in any event within 48 hours following the delivery of such information to such third party).
From the date of the Merger Agreement until the Effective Time or the date, if any, on which the Merger Agreement is terminated in accordance with its terms, the Company has agreed to, (i) as promptly as reasonably practicable (an in any event within 48 hours) after receipt of an Acquisition Proposal or request for non-public information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, provide Parent with written notice, which must include (A) the identity of the Person or group making such proposal, request or inquiry (unless prohibited pursuant to the terms of a confidentiality agreement in effect as of the date of the Merger Agreement), (B) the material terms and conditions of such Acquisition Proposal, request or inquiry and, if in writing, an unredacted copy thereof (or if unavailable, a reasonably detailed written description thereof), and (C) copies of material agreements or documents submitted in connection therewith (unless prohibited pursuant to the terms of a confidentiality agreement in effect as of the date of the Merger Agreement, and in such event, a reasonably detailed written description thereof), and (ii) thereafter, keep Parent reasonably informed on a prompt basis (and in any event in a written notification within 48 hours of any material development or material amendment of such proposal, request or inquiry) of the status and terms of any such proposal and discussions or negotiations, including by providing unredacted copies of new or amended documentation submitted in connection therewith, to the extent permitted by the terms of a confidentiality agreement in effect on the date of the Merger Agreement or, if not permitted, a reasonably detailed description thereof.
Notwithstanding the foregoing, the Company, its subsidiaries and its Representatives are permitted to (without the Board of Directors or the Special Committee having to make the determination in clause (ii) above) contact any third party to (I) seek to clarify and understand the terms and conditions of any Acquisition Proposal made by such third party solely to determine whether such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal and (II) inform such third party that has made or, to the actual knowledge, after reasonable inquiry of direct reports, of certain management members of the Company, is considering making an Acquisition Proposal of the solicitation provisions of the Merger Agreement.
Adverse Recommendation Change
Except as expressly permitted by the Merger Agreement, neither the Board of Directors, nor the Special Committee may:
•
withhold, withdraw, modify, qualify or propose publicly to withhold, withdraw, modify, or qualify, in a manner adverse to Parent, its recommendation to the Company Stockholders to adopt the Merger Agreement in accordance with the DGCL (the “Company Board Recommendation”); provided that, under the Merger Agreement, either of the following will be considered a modification adverse to Parent: (x) if any Acquisition Proposal structured as a tender or exchange offer is commenced and the Board of Directors fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within eight business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (y) if any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Board of Directors fails to issue a public press release within eight business days of such public announcement stating that the Board of Directors reaffirms the Company Board Recommendation;

•
fail to publicly reaffirm the Company Board Recommendation within eight business days after Parent so requests in writing (or, if the Special Meeting is scheduled to be held within five business days, then within three business days after Parent so requests in writing), subject to the limitations on Parent’s requests for such reaffirmation set forth in the Merger Agreement;

•	fail to include the Company Board Recommendation in the Proxy Statement;
•
authorize, adopt, approve, declare advisable, or recommend or publicly propose to authorize, adopt, approve, declare advisable, or recommend any Acquisition Proposal or any proposal reasonably likely to lead to an Acquisition Proposal;

•	resolve, agree, authorize or commit to do any of the foregoing (any of the actions described in the foregoing bullets, an “Adverse Recommendation Change”); or
•	cause or permit the Company to enter into any Alternative Acquisition Agreement.
Permissible Adverse Recommendation Change and Entry into Alternative Acquisition Agreement in Connection with a Superior Proposal
At any time prior to obtaining the Required Company Stockholder Approval, in the event that the Company has received a bona fide written Acquisition Proposal that did not result from a material breach of the applicable terms of the Merger Agreement, the Special Committee and the Board of Directors, acting upon the recommendation of the Special Committee, may effect an Adverse Recommendation Change with respect to such Acquisition Proposal or cause the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, if and only if:
•
the Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside financial and outside legal advisors) that such Acquisition Proposal is a Superior Proposal;

•
the Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside financial and outside legal advisors) that the failure to effect an

Adverse Recommendation Change with respect to such Superior Proposal or cause the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law;
•
the Company has provided, at least three business days in advance (the “Notice Period”), written notice (a “Notice of Adverse Recommendation Change”) to Parent to the effect that (A) the Company, the Board of Directors or the Special Committee has received a bona fide written Acquisition Proposal that has not been withdrawn; (B) the Board of Directors has (acting upon the recommendation of the Special Committee) concluded in good faith (after consultation with its outside financial and outside legal advisors) that such Acquisition Proposal constitutes a Superior Proposal; (C) the Board of Directors has (acting upon the recommendation of the Special Committee) determined in good faith (after consultation with its financial and outside legal advisors) that the failure to effect an Adverse Recommendation Change with respect to such Superior Proposal or cause the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duty under applicable law; and (D) the Board of Directors has (acting upon the recommendation of the Special Committee) resolved to effect an Adverse Recommendation Change or to terminate the Merger Agreement, which notice will describe the basis for such Adverse Recommendation Change or termination, including the identity of the Person or group making such Acquisition Proposal, and the material terms of such Acquisition Proposal and will include copies of all relevant documents relating to such Acquisition Proposal (it being understood that such delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto (in each case, privately to Parent), the determination to deliver such notice, amendment or update and the Special Committee’s making of any non-public recommendation to the Board of Directors with respect thereto will not, by itself, constitute an Adverse Recommendation Change); and

•
prior to effecting such Adverse Recommendation Change or termination, the Company and its Representatives, until 11:59 P.M. (Eastern time) on the last day of the Notice Period, have negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Superior Proposal would cease to constitute a Superior Proposal; it being understood that (x) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the applicable requirements of the Merger Agreement with respect to such new written notice (with the “Notice Period” in respect of such new written notice being three business days from the delivery of such written notice to Parent) and (y) at the end of the Notice Period, the Board of Directors (acting upon the recommendation of the Special Committee) must have in good faith (after consultation with its outside financial and outside legal advisors and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement) reaffirmed its determinations described in the first and second bullets above.

Permissible Adverse Recommendation Change in connection with an Intervening Event
At any time prior to obtaining the Required Company Stockholder Approval, other than in connection with a bona fide written Acquisition Proposal as described above, the Special Committee and the Board of Directors, acting upon the recommendation of the Special Committee, may effect an Adverse Recommendation Change in response to an Intervening Event, if and only if:
•
the Board of Directors (acting upon the recommendation of Special Committee) has determined in good faith (after consultation with its outside financial and outside legal advisors) that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law;

•
the Company has provided, at least three business days (the “Intervening Event Notice Period”) prior written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action, which notice will include reasonably detailed information describing the Intervening Event and the basis for effecting such Adverse Recommendation Change (it being understood that such delivery of a Notice of Intervening Event and any amendment or update thereto (in each case, privately to Parent) and the determination to deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change); and

•
prior to effecting such Adverse Recommendation Change, the Company and its Representatives, until 11:59 P.M. (Eastern time) on the last day of the Intervening Event Notice Period, have (A) negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement, in response to such Intervening Event so that the Board of Directors (acting upon the recommendation of the Special Committee and after consultation with its outside financial and outside legal advisors and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement) no longer determines in good faith that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law; and (B) following such Intervening Event Notice Period, the Board of Directors (acting upon the recommendation of the Special Committee and after consultation with its outside financial and outside legal advisors and taking into account Parent’s proposed revisions to the terms and conditions of the Merger Agreement) has determined that the failure of the Board of Directors to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law; it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Special Committee in good faith), the Company will be required to deliver a new written notice to Parent in compliance with the terms of the Merger Agreement (with the “Intervening Event Notice Period” in respect of such new written notice being two business days from the delivery of such written notice to Parent).

Permitted Disclosures by the Company
The Company, the Board of Directors or the Special Committee, directly or indirectly through its Representatives, will not be prohibited from (i) taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of the Merger Agreement with respect thereto, or (iii) any other communication to the Company Stockholders if (in the case of this clause (iii)) the Special Committee has determined in good faith, after consultation with its outside financial and outside legal advisors, that such communication is required under applicable law; it being understood that (A) any such communication or disclosure made by the Company, the Board of Directors or the Special Committee must be subject to the terms and conditions of the Merger Agreement and will not limit or otherwise adversely affect the obligations of the Company, the Board of Directors or the Special Committee and the rights of Parent under the Merger Agreement and (B) the foregoing will not be deemed to permit the Company, the Board of Directors or the Special Committee to effect an Adverse Recommendation Change other than in accordance with the Merger Agreement; provided that, the permitted disclosures pursuant to clause (i) and clause (ii) above will not be deemed to constitute an Adverse Recommendation Change.
Special Meeting
In accordance with the Company’s organizational documents, the Company, through the Board of Directors, has agreed to use its reasonable best efforts to, as promptly as reasonably practicable (but subject to the terms and timing set forth in the Merger Agreement), (x) establish a record date for and give notice of a meeting of its stockholders for the purpose of voting upon the adoption of the Merger Agreement (including any adjournment or postponement thereof) at the Special Meeting and (y) mail to the holders of Company Common Stock as of the record date for notice established for the Special Meeting a Proxy Statement.
The Company will use its reasonable best efforts to duly call, convene and hold the Special Meeting as promptly as reasonably practicable (and in any event within thirty-five days following the date of first mailing of the Proxy Statement to the Company Stockholders); provided, however, that the Company (acting upon the recommendation of the Special Committee) may postpone, recess or adjourn the Special Meeting: (i) with the written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), (ii) if as of the time for which the Special Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Special Meeting, (iii) if as of the time for which the Special Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of the Merger Agreement to obtain the Required Company Stockholder Approval or (iv) if reasonable additional time is necessary for the filing and distribution of any supplemental or amended disclosure which the Special Committee or the Board of Directors, acting upon direction from the Special Committee, has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Stockholders prior to the Special Meeting; provided, that, in the case of clauses (ii), (iii) and (iv), without the written consent of Parent, in no event will the Special Meeting be held on a date later than the earlier of (x) thirty days after the date for which the Special Meeting was originally scheduled (in the case of clause (iv) excluding any postponements or adjournments required by applicable law) and (y) three business days before the End Date (as defined below).
Unless the Special Committee or the Board of Directors, acting upon direction from the Special Committee, has effected an Adverse Recommendation Change in connection with a Superior Proposal, pursuant to the terms of the Merger Agreement, the Company will use its reasonable best efforts to solicit proxies from the Company Stockholders and obtain the Required Company Stockholder Approval.
Client Consents
The Company has agreed to, and to cause its subsidiaries to, use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date of the Merger Agreement, the Client Consents pursuant to the procedures set forth in the Merger Agreement.
In connection with obtaining such Client Consents, the Company has agreed to take reasonable steps to keep Parent promptly informed of the status of obtaining such Client Consents (including the receipt of written notice from any investor in any Client that such investor is not providing its consent to the consummation of the Transactions) and upon Parent’s reasonable request, make available to Parent copies of any executed Client Consents and related materials. Parent will have the right to review and comment on, in advance of distribution, any documentation to be distributed by any Acquired Company to any Client (or investors therein) pursuant to which the Company is requesting a Client Consent or otherwise in connection with the Transactions (in each case, other than materials that are substantially similar to materials already provided to Parent) and the Company has agreed to consider all such comments from Parent in good faith prior to distribution.
From the date of the Merger Agreement until Closing, the Company will provide written notice to Parent as promptly as possible (and in any event no later than the third business day following receipt of such notification by the Company or any of its subsidiaries) of any notification to the Company or any of its subsidiaries (i) that any Client has determined not to provide the Client Consent or (ii) of any new request for redemption or withdrawal in respect of any Mandate or any other termination of an Investment Advisory Arrangement.
Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), no Acquired Company will (i) amend any Mandate, Investment Advisory Arrangement or material fund documentation in a manner that would, in each such case, adversely affect the economic value of such Client relationship or otherwise materially modify any term, (ii) reduce or offer or promise to reduce any fee payable by any Client, investor or Mandate thereof or cap, reduce, waive, reimburse or otherwise modify the fees payable by (or in respect of) any Client, investor or Mandate thereof or (iii) make any payment to, or grant any other economic concession (including any obligation of the Company, its subsidiaries or Parent or any of their respective affiliates to make any payment or assume or incur any other obligation or liability) to, any Client or investor, in each case of the foregoing clauses (i) – (iii), to the extent such action would have a non-de minimis and adverse effect on the economic value of such Client or investor relationship during the period following the Closing.
For any New Mandate, the Company will, and will cause each of its subsidiaries to, use reasonable best efforts to ensure that such New Mandate will not by its terms terminate (or give rise to a termination right) as a result of the consummation of the Transactions and will use reasonable best efforts to obtain the written consent of the applicable Client to the Transactions, including the assignment of such New Mandate as a result of the consummation of the Transactions.
Parent has agreed to cooperate and use reasonable best efforts to assist the Company in all reasonable respects in connection with the seeking of the Client Consents (including by promptly providing any information reasonably requested by the Company in connection therewith with respect to Parent or its affiliates). Except as consented to by the Company in writing (which will not be unreasonably withheld, conditioned or delayed), and except for any contact or communication initiated by any Client (or investor therein), any officer, director, managing member or general partner of any Client (or investor therein) or any advisory committee or similar body with respect to any Client, Parent will not, and Parent will cause its officers, directors, employees and other agents and representatives not to, (x) communicate with any Client (or investors therein), any officer, director, managing member or general partner of any Client (or investors therein) or any advisory committee or similar body with respect to any Client in connection with the Transactions, including for the purpose of soliciting Client Consents or (y) propose any fee waiver, fee offset or other concessions to any Person listed in the foregoing clause (x) in connection with the solicitation of Client Consents. Each of Parent and the Company will not, and the Company and Parent will cause their respective officers, directors, employees and other agents and representatives not to, request any Client (or investor therein), any officer, director, managing member or general partner of any Client (or investor therein) or any advisory committee or similar body with respect to any Client to withhold, withdraw or revoke a Client Consent.
Indemnification of Officers and Directors
From and after the Effective Time, (i) Parent will cause each of the Surviving Corporation and the Surviving Partnerships to, (ii) the Surviving Corporation will and will cause the Surviving Partnerships to and (iii) the Surviving Partnerships will, in each case, indemnify and hold harmless, to the fullest extent permitted by the applicable organizational documents of the Acquired Companies in effect as of the date of the Merger Agreement and subject to applicable law, each present and former director and officer of the Acquired Companies (in their capacity as such) against any costs, expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, arising out of, related to or by reason of the fact that he or she is or was a director or officer of any Acquired Company and arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and to advance expenses thereto to the fullest extent permitted by such organizational documents, subject to an undertaking to repay such advances if determined by final and non-appealable judgment that such Person is not entitled to indemnification under law.
In addition, Parent agrees to cause each of the Acquired Companies to (A) to maintain for a period of not less than six years following the Effective Time provisions in their respective organizational documents concerning the indemnification and exculpation of (and provisions relating to expense advancement to) the Persons who were directors or officers of any Acquired Company at any time prior to Closing that are no less favorable to those Persons than the provisions of the organizational documents of the Acquired Companies, in each case, as of the date of the Merger Agreement and (B) not to amend, repeal or otherwise modify such provisions in any respect that would materially adversely affect the rights of those Persons thereunder, in each case, except as required by applicable law.
For a period of 6 years from the Effective Time, (i) Parent will cause each of the Surviving Corporation and the Surviving Partnerships to, (ii) the Surviving Corporation will and will cause the Surviving Partnerships to and (iii) the Surviving Partnerships will, in each case, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement on terms not less favorable than the terms of such current insurance coverage; provided, however, in lieu of the foregoing, the Company may and (if the Company does not) Parent, the Surviving Corporation and the Surviving Limited Partnerships may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable 6-year “tail” insurance policy(ies) (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time; provided, further, that the aggregate annual premium (or the aggregate premium, if a 6-year “tail” insurance policy(ies) is procured) will not exceed 300% of the aggregate annual premium paid in 2022 by the Company or any other Acquired Company, as applicable, for such insurance (the “Premium Cap”), and if the premium for such insurance would at any time exceed the Premium Cap, then Parent, the Company, the Surviving Corporation or any of the Surviving Limited Partnerships (as the case may be) may cause to be maintained policies of insurance that, in Parent’s, the Company’s, the Surviving Corporation’s or any of the Surviving Limited Partnerships’ (as the case may be) good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.

Employee Matters
With respect to benefit plans (excluding any defined benefit pension or retiree benefit plans) maintained by Parent or any of its subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits and vesting, the service of each Continuing Employee with the Company or any of its subsidiaries, as reflected in the Company’s records, will be treated as service with Parent or any of its subsidiaries (including the Surviving Corporation); provided, however, that such service will not be recognized to the extent that such recognition would result in any duplication of benefits.
Parent will, or will cause one of its subsidiaries (including the Surviving Corporation) to, use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods were not satisfied or waived under the corresponding benefit plans of the Company in which such Continuing Employee participated immediately prior to the Effective Time. Parent will, or will cause one of its subsidiaries (including the Surviving Corporation) to, use reasonable best efforts to recognize, will cause to be recognized, in the plan year in which the Closing occurs, the dollar amount of all co-payments, deductibles and similar expenses incurred and paid by each Continuing Employee (and his or her eligible dependents) and credited under the benefit plan of the Company that is a group health plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the corresponding group health benefit plan of Parent or one of its subsidiaries in which such Continuing Employee (and dependents) participates from and after the Effective Time.
Stockholder Litigation
The Company agrees to keep Parent reasonably informed on a current basis regarding any litigation commenced by a stockholder of an Acquired Entity against or otherwise relating to a party to the Merger Agreement (or its subsidiaries, affiliates, directors, officers or employees) in connection with, arising from or otherwise relating to the Mergers or other Transactions, and give Parent the opportunity to participate in the defense, settlement or prosecution of such litigation and consider in good faith Parent’s advice with respect thereto. The Company further agrees not to compromise, settle or come to a binding arrangement regarding any such stockholder litigation without Parent’s prior written consent.
Financing Cooperation
The closing of the Transactions is not conditioned upon Parent obtaining any financing.
In connection with the Mergers, the parties intend to repay in full and terminate the Company Credit Agreement and effect the release of liens in connection with such repayment and termination.
The Company has agreed to, and will cause its subsidiaries to, use reasonable best efforts to provide such cooperation in connection with any debt, equity or equity-linked financing deemed necessary or appropriate by Parent, including, among other things, any debt or equity financing to be incurred or contemplated to be incurred in connection with the Transactions as reasonably requested by Parent, to the extent and subject to the terms and conditions of the Merger Agreement.
Conduct of Business of Parent
Prior to the Effective Time, Parent and the Merger Subs will not, and will not permit any of their affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case, if such business materially competes with any material line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any governmental permit or order necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of Transactions or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise, in each case, subject to the applicable limitations on Parent’s and each Merger Sub’s obligations set forth in the Merger Agreement, and except for any acquisition (whether pending or consummated as of the date of the Merger Agreement) that has been publicly disclosed or disclosed to the Company prior to the date of the Merger Agreement.
Other Covenants and Agreements
Under the terms of the Merger Agreement, the Company and Parent made certain other covenants to and agreements with each other regarding various matters, including:
•	actions to be taken by the Company or by Parent with respect to notifying the other party of certain matters;
•	confidentiality and access by Parent to certain information about the Company during the period prior to the Effective Time;
•	actions to be taken by the Company with respect to Section 16(a) of the Exchange Act;
•	actions to be taken by the Company with respect to the termination of certain related party agreements;
•
actions to be taken or permitted to be taken by, and cooperation among, the Company or the Operating Partnerships and Parent with respect to preparation of tax returns, specified tax elections, purchase price allocation and modifications to the structure of the Transactions;

•	obtaining the resignations of directors and officers of the Company and its subsidiaries; and
•
actions to be taken by Parent and the Company with respect to anti-takeover laws to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and to otherwise act to eliminate or minimize the effects of such anti-takeover laws on the Transactions.

Conditions to the Closing of the Mergers
Conditions to Each Party’s Obligations
The obligations of the Company, the Operating Partnerships, Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction (or written waiver by all parties if permissible under applicable law, except with respect to the first bullet below which will not be waivable), at or prior to the Closing Date, of the following conditions:
•
the Required Company Stockholder Approval (comprising the Company Stockholder Approval and the Company Non-Unitholder Stockholder Approval) and the approval of the Merger Agreement by Holding Corp as general partner of each of the Operating Partnerships having been obtained;

•
(i) the expiration or termination of any applicable waiting periods under the HSR Act and (ii) the FCA Approval and the SFC Approval having been obtained (see the section titled “The Mergers — Regulatory Approvals and Related Matters” beginning on page 105); and

•	no law or order, whether preliminary, temporary or permanent, will be in effect that enjoins, prevents, prohibits or makes illegal the consummation of the Transactions.
Conditions to Parent’s and the Merger Subs’ Obligations
The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction (or written waiver by Parent, if permissible under applicable law), at or prior to the Closing Date, of each of the following conditions:
•
the representations and warranties made by the Company related to the (i) the Company’s organization and good standing, (i) the Company’s and the Operating Partnerships’ corporate power and enforceability, (iii) capitalization of the Company and the Operating Partnerships and (iv) the

Company’s brokers, being true and correct in all respects (other than any de minimis inaccuracies) as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which will have been true and correct in all respects (other than any de minimis inaccuracies) as of such date;
•
the representations and warranties made by the Company related to the Company’s ownership of equity interests of its subsidiaries being true and correct in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which will have been true and correct in all material respects as of such date;

•
each of the representations and warranties made by the Company, other than those set forth in the first bullet above (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications), being true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case, except for representations and warranties that speak as of a particular date, which will have been true and correct in all respects as of such date, and except where the failure to be so true and correct will have not had and would not reasonably be expected to have a Company Material Adverse Effect;

•
the Company and each Operating Partnership having complied with and performed in all material respects each of the covenants and obligations that the Company and each Operating Partnership is required to comply with or to perform at or prior to the Closing;

•	the receipt of Client Consents representing at least 85% of such parties’ revenue run rate (subject to certain adjustments set forth in the Merger Agreement);
•	since the date of the Merger Agreement, no Company Material Adverse Effect having occurred that is continuing; and
•	the delivery of a certificate signed by an executive officer of the Company certifying each of the above conditions having been satisfied.
Conditions to the Company’s Obligations
The obligations of the Company to consummate the Mergers are subject to the satisfaction (or written waiver by the Company, if permissible under applicable law), at or prior to the Closing Date, of each of the following conditions:
•
the representations and warranties made by Parent and the Merger Subs related to Parent and Merger Subs’ (i) organization and good standing and (ii) corporate power and enforceability being true and correct in all respects (other than any de minimis inaccuracies) as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which will have been true and correct in all respects (other than any de minimis inaccuracies) as of such date;

•
each of the representations and warranties made by Parent and the Merger Subs, other than those set forth in the bullet point above (without giving effect to any references to “materiality” qualifications), being true and correct in all respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which will have been true and correct in all respects as of such date, and except where the failure to be so true and correct will have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and the Merger Subs to consummate the Mergers;

•
Parent and the Merger Subs having complied with and performed in all material respects each of the covenants and obligations that is required to be complied with or performed by them at or prior to the Closing; and

•	the delivery of a certificate signed by an officer of Parent certifying each of the above conditions having been satisfied.

Termination of the Merger Agreement
Termination
In general, the Merger Agreement may be terminated prior to the Effective Time and LP Mergers Effective Time, as applicable, whether before or after the Required Company Stockholder Approval and approval of the Merger Agreement by the general partner of the Operating Partnerships are obtained (except as noted herein), in the following ways:
•	by mutual written agreement of Parent and the Company;
•	by either Parent or the Company if:
•
the Closing has not occurred on or before 5:00 P.M. (Eastern time) on July 23, 2024 (the “End Date”); provided, however, that the right to terminate the Merger Agreement pursuant to this provision may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;

•
any Governmental Authority will have issued a final and nonappealable order having the effect of permanently enjoining or otherwise prohibiting the consummation of the Public Merger or the LP Mergers; provided, however, that the right to terminate the Merger Agreement pursuant to this provision may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or resulted in, the issuance of such governmental order; or

•
the Special Meeting (including any adjournments and postponements thereof) was held and completed and the Company Stockholders voted on the Merger Proposal and did not approve the Merger Proposal by the Required Company Stockholder Approval; provided, however, that the right to terminate the Merger Agreement pursuant to this provision may not be exercised by any party whose failure to perform any covenant or obligation under the Mergers Agreement has been the principal cause of, or resulted in, the failure of the Company Stockholders to adopt the Merger Agreement at the Special Meeting; or

•	by Parent if:
•
an Adverse Recommendation Change has occurred at any time prior to the receipt of the Required Company Stockholder Approval; provided that Parent’s right to terminate the Merger Agreement pursuant to this provision will expire at 5:00 P.M. (Eastern time) on the tenth business day following the date on which such Adverse Recommendation Change occurs; or

•
(i) there has been a breach by the Company or the Operating Partnerships of any of the Company’s or the Operating Partnership’s representations or warranties, covenants or agreement contained in the Merger Agreement, such that the related closing condition would not be satisfied at the Closing, (ii) Parent has delivered written notice to the Company of such breach and (iii) such breach is not capable of cure prior to the date that is five business days prior to the End Date or has not been cured within the earlier of thirty days after delivery of such written notice to the Company and five business days prior to the End Date; provided, however, that Parent will not have the right to terminate the Merger Agreement pursuant to this provision if Parent or any Merger Sub is then in breach of any of its representations, warranties, covenants or agreement under the Merger Agreement such that the related closing conditions would not be satisfied; or

•	by the Company if:
•
(i) there has been a breach by Parent or the Merger Subs of any of Parent’s or the Merger Subs’ representations or warranties, covenants or agreement contained in the Merger Agreement, such that the related closing condition would not be satisfied at the Closing, (ii) the Company has delivered written notice to Parent of such breach and (iii) such breach is not capable of cure prior to the date that is five business days prior to the End Date or has not been cured within the earlier of thirty days after delivery of such written notice to Parent and five business days prior to the End Date; provided that the Company will not have the right to terminate the Merger Agreement pursuant to this provision if the Company or the Operating Partnerships are then in breach of any of its representations, warranties, covenants or agreement under the Merger Agreement such that the related closing condition would not be satisfied; or
•
prior to the receipt of the Required Company Stockholder Approval and subject to the Company’s compliance with the provisions described in “The Merger Agreement — Additional Agreements — Adverse Recommendation Change — Permissible Adverse Recommendation Change and Entry into Alternative Acquisition Agreement in Connection with a Superior Proposal” beginning on page 132, in order to enter into a definitive agreement with respect to a Superior Proposal either concurrently with or immediately following such termination.

Effect of Termination
In the event of the valid termination as described above under the heading “The Merger Agreement — Termination of the Merger Agreement — Termination,” the Merger Agreement will become void and have no effect, without any liability on the part of any party to the Merger Agreement or its respective affiliates. However, termination of the Merger Agreement will not relieve any party from any liability for any intentional common law fraud or willful breach of any covenant or agreement contained in the Merger Agreement. Additionally, the provisions of the Merger Agreement relating to certain confidentiality obligations, the effect of termination of the Merger Agreement, termination fees, allocation of fees and expenses and certain other general matters as well as the Company Confidentiality Agreement will survive any termination of the Merger Agreement.
Termination Fees
Under the Merger Agreement, the Company will be required to pay a termination fee in the amount of $16,576,819, net of Parent Expenses (as described below), if but only if:
•
(x) (A) either Parent or the Company terminates the Merger Agreement because (I) the Closing has not occurred on or before the End Date (provided that at the time of termination the conditions related to regulatory approvals and absence of legal restraints, as described in “The Merger Agreement — Conditions to the Closing of the Mergers — Conditions to Each Party’s Obligations,” have been satisfied) or (II) the Required Company Stockholder Approval was not obtained at the Special Meeting (provided that at the time of termination the Company would not be able to terminate the Merger Agreement in response to any final, non-appealable governmental order enjoining or prohibiting the consummation of the Mergers, as described above under the heading “The Merger Agreement – Termination of the Merger Agreement”) or (B) Parent terminates the Merger Agreement as a result of an incurable breach of the Merger Agreement by the Company or the Operating Partnerships (provided that at the time of termination the Company would not be able to terminate the Merger Agreement in response to any final, non-appealable governmental order enjoining or prohibiting the consummation of the Mergers, as described above under the heading “The Merger Agreement – Termination of the Merger Agreement”) and, in the case of each of the foregoing clauses, the closing conditions related to the representations and warranties and covenants of Parent and the Merger Subs would be satisfied if the date of termination were the Closing Date, and (y) following the execution of the Merger Agreement and prior to termination under the circumstances described in foregoing clause (x), (A) an Acquisition Proposal has been made and not withdrawn and (B) within twelve months of the termination of the Merger Agreement, the Company enters into a definitive agreement for the consummation of any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period). For purposes of this provision, references to “15%” in the definition of Acquisition Proposal will be deemed references to “50%”;

•
Parent terminates the Merger Agreement prior to receipt of the Required Company Stockholder Approval if an Adverse Recommendation Change has occurred or the Company terminates the Merger Agreement in the event the Required Company Stockholder Approval is not obtained at the Special Meeting and an Adverse Recommendation Change has occurred; or

•	the Company validly terminates the Merger Agreement prior to the receipt of the Required Company Stockholder Approval in order to enter into a definitive agreement with respect to a Superior Proposal.

If Parent or the Company terminates the Merger Agreement in the event that the Required Company Stockholder Approval was not obtained at the Special Meeting, the Company will pay to Parent a cash amount equal to Parent’s and its subsidiaries’ actual and documented costs and expenses in connection with the negotiation, execution and performance of the Merger Agreement and the Transactions, in an amount not to exceed $5,100,560 (the “Parent Expenses”).
Specific Performance
In the event of any breach or threatened breach by a party of the Merger Agreement, the other party will be entitled to, without proof of actual damages (and in addition to any other remedy to which such other party may be entitled at law or in equity) or the requirement to post a bond or other security: (a) an injunction or injunctions preventing such breaches; and (b) specific performance or other equitable relief to enforce the terms and provisions of the Merger Agreement. The parties have agreed that neither party will oppose the granting of such injunction, specific performance or other equitable remedy on the basis that the other party has an adequate remedy at law or assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason or that a remedy of monetary damages would provide an adequate remedy.
Fees and Expenses
Except as otherwise specifically provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated. However, if the Transactions are not consummated, Parent will pay all fees and expenses in connection with any financing arrangements incurred or contemplated to be incurred as reasonably requested by Parent. The Acquired Companies will pay all transfer taxes and file all tax returns and other documentation, at its expense, with respect to such transfer taxes.
Amendments and Waivers
Any provision of the Merger Agreement may be amended or waived prior to the Effective Time or LP Mergers Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, no amendment or waiver will be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval.
Governing Law
The Merger Agreement is governed by the laws of the State of Delaware (without giving effect to the choice of law principles thereof).

VOTING AGREEMENTS
The following summary describes certain material provisions of the Voting Agreements entered into and executed between Parent and each of the Specified Stockholders on July 23, 2023. The summary in this section and elsewhere in the Proxy Statement is not complete and is qualified in its entirety by reference to the Voting Agreements, which are attached to this Proxy Statement as Annex B, Annex C, Annex D and Annex E and incorporated into this Proxy Statement by reference. We encourage you to read the Voting Agreements carefully in their entirety, because this summary may not contain all the information about the Voting Agreements that is important to you. The rights and obligations of the parties are governed by the express terms of the Voting Agreements and not by this summary or any other information contained in this Proxy Statement.
In connection with the execution of the Merger Agreement, on July 23, 2023, Parent entered into Voting Agreements with each of the Specified Stockholders. As of the Record Date, the Specified Stockholders collectively controlled approximately [•]% of the total voting power of the Company’s outstanding voting stock.
The Specified Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, (x) to appear at each stockholder meeting, including the Special Meeting, concerning proposals related to the Mergers, the Merger Agreement and any Acquisition Proposal or to otherwise cause all of their respective shares of Company Common Stock to be counted as present at any such meeting for purposes of calculating a quorum and (y) to vote their respective shares of Company Common Stock as follows:
•	in favor of the Merger Proposal and any other transactions or matters expressly contemplated by the Merger Agreement at any stockholder meeting at which such vote is requested;
•
against any Acquisition Proposal or any other transaction, proposal, agreement or action that would or would reasonably expected to (i) prevent or delay the consummation of the Transactions, including the Mergers, or (ii) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of any Specified Stockholder contained in the Voting Agreement; and

•	in favor of any other matter necessary to the consummation of the Transactions.
Under the Voting Agreements, each Specified Stockholder has agreed not to transfer any shares of Company Common Stock or Partnership Units (“Covered Securities”) or any other securities exchangeable for or convertible into Covered Securities they beneficially own or may acquire without Parent’s prior consent until the termination of the Voting Agreement, except to certain permitted transferees.
The Specified Stockholders have also agreed that, until the termination of the Voting Agreements, no Specified Stockholder will (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in connection with any proposal to approve any Acquisition Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal. The Specified Stockholders have further agreed that, during the term of the Voting Agreement, each Specified Stockholder will comply with the obligations applicable to the Company and its Representatives pursuant to the no solicitation provisions of the Merger Agreement described in “The Merger Agreement — Additional Agreements — No Solicitation”; provided that the Specified Stockholders may also take actions that the Company is permitted to take thereunder.
The Voting Agreements with each of the Specified Stockholders will terminate on the earliest to occur of (i) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, (ii) the mutual written consent of Parent and the Specified Stockholder, (iii) the receipt of the Required Company Stockholder Approval or (iv) any amendment to the Merger Agreement without the prior written consent of the Specified Stockholders if such amendment (a) reduces the amount of, or alters the form of, the consideration to be paid to Specified Stockholder in the Mergers, (b) extends the End Date or (c) is materially adverse to the Specified Stockholder in its capacity as such.

PROPOSAL NUMBER ONE: THE MERGER PROPOSAL

(Item 1 on Proxy Card)
The first proposal is to adopt the Merger Agreement and thereby approve the Transactions, including the Mergers. For a detailed discussion of the terms and conditions of the Merger Agreement, see the section titled “The Merger Agreement” beginning on page 121. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A.
After careful consideration of, and based upon, the unanimous recommendation of the Special Committee, the Board of Directors unanimously recommends a vote FOR the adoption of the Merger Agreement, thereby approving the Transactions, including the Mergers.
Company Stockholders may vote FOR or AGAINST, or they may ABSTAIN from voting on, the Merger Proposal. Approval of the Merger Proposal requires the affirmative vote of (i) holders representing a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock (voting together as a single class) outstanding and entitled to vote on the proposal (the “Company Stockholder Approval”) and (ii) holders representing a majority of the aggregate voting power of the shares of Class A Common Stock outstanding and entitled to vote on the proposal, excluding shares held by (x) Company stockholders that hold Class A common units or Class A-1 common units of the Operating Partnerships and their respective affiliates and (y) all executive managing directors employed by the Company or its subsidiaries as of the date of the Merger Agreement or the date of the Special Meeting (the “Company Non-Unitholder Stockholder Approval”). Because the foregoing Company Stockholder Approval and the Company Non-Unitholder Stockholder Approval in respect of the Merger Proposal are each based on the voting power of the applicable shares outstanding, abstentions and failures to vote will have the same effect as voting AGAINST the approval of the Merger Proposal.
If you return a properly executed proxy card, but do not indicate instruction on your proxy card, your shares of Company Common Stock represented by such proxy card will be voted FOR the Merger Proposal.

PROPOSAL NUMBER TWO: NON-BINDING COMPENSATION PROPOSAL

(Item 2 on Proxy Card)
The second proposal is to approve, by non-binding, advisory vote, certain compensation that will or may become payable by the Company to its named executive officers in connection with the Mergers.
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide Company Stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to the Company’s named executive officers by the Company in connection with the Mergers, as disclosed in the section titled “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers — Merger-Related Compensation” beginning on page 114. Accordingly, Company Stockholders are being provided the opportunity to cast an advisory vote on such payments.
As an advisory vote, this proposal is not binding upon the Company, the Board of Directors or Parent, and approval of this proposal is not a condition to completion of the Mergers and is a vote separate and apart from the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve this non-binding compensation advisory proposal and vice versa. Because the merger-related compensation to be paid in connection with the Mergers is based on the terms of the Merger Agreement as well as the contractual arrangements with the Company’s named executive officers, if the Mergers are consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Mergers in accordance with the terms and conditions applicable to those payments and such compensation will be payable, regardless of the outcome of this advisory vote. The Company seeks the support of its stockholders and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the Merger Proposal. Accordingly, we are seeking approval of the following resolution at the Special Meeting:
“RESOLVED, that the Company Stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable by the Company to its named executive officers that is based on or otherwise relates to the Mergers as disclosed pursuant to Item 402(t) of Regulation S-K in the section of this Proxy Statement captioned “The Mergers — Interests of the Directors and Executive Officers of the Company in the Mergers — Merger-Related Compensation.””
The Board of Directors unanimously recommends that stockholders vote FOR the Non-Binding Compensation Proposal.
The Company Stockholders may vote FOR or AGAINST, or they may ABSTAIN from voting on, Non-Binding Compensation Proposal. A majority of votes cast (with the Class A Common Stock and Class B Common Stock voting together as a single class) at the Special Meeting must vote FOR the proposal in order to be approved. Abstentions and failures to vote will have no effect on the outcome of this proposal.
If you return a properly executed proxy card, but do not indicate instruction on your proxy card, your shares of Company Common Stock represented by such proxy card will be voted FOR the Non-Binding Compensation Proposal.

PROPOSAL NUMBER THREE: ADJOURNMENT PROPOSAL

(Item 3 on Proxy Card)
We are asking that you approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Proposal (referred to as the “Adjournment Proposal”).
In accordance with our bylaws, the Special Meeting may be adjourned from time to time by the chairperson of the meeting to another place or time, without regard to the presence of a quorum or whether Company Stockholders have approved the Adjournment Proposal. Our bylaws also provide that the Special Meeting may be postponed by resolution of the Board of Directors upon notice given prior to the scheduled date of the Special Meeting.
The Board of Directors unanimously recommends that Company Stockholders vote FOR the approval of the Adjournment Proposal.
Company Stockholders may vote FOR or AGAINST, or they may ABSTAIN from voting on the Adjournment Proposal. Holders of a majority of votes cast (with the shares of Class A Common Stock and shares of Class B Common Stock voting together as a single class) at the Special Meeting must vote FOR the proposal in order to be approved. Abstentions and failures to vote will have no effect on the outcome of this proposal.
If you return a properly executed proxy card, but do not indicate instruction on your proxy card, your shares of Company Common Stock represented by such proxy card will be voted FOR the Adjournment Proposal.

MARKET PRICES AND DIVIDEND DATA
Our shares of Class A Common Stock are listed and traded on the NYSE under the symbol “SCU.” As of the Record Date, the Company had [•] shares of Class A Common Stock, including restricted Class A shares, issued and outstanding and approximately [•] holders of record of shares of Class A Common Stock. The following table sets forth, for the periods indicated, the high, low and last sale prices in dollars on the NYSE for our shares of Class A Common Stock and the dividends per share of Class A Common Stock we declared with respect to the periods indicated. These prices do not necessarily represent actual transactions.
	High	Low	Last Sale	Dividends Declared(1)(2)
2021
First Quarter	$25.12	$15.00	$21.88	$0.30
Second Quarter	$26.27	$21.62	$24.59	$0.54
Third Quarter	$28.70	$21.98	$27.89	$0.28
Fourth Quarter	$28.45	$18.12	$21.35	—
2022
First Quarter	$21.97	$11.62	$13.93	$0.11
Second Quarter	$14.19	$8.35	$8.35	$0.13
Third Quarter	$9.87	$8.31	$8.84	$0.01
Fourth Quarter	$11.17	$8.26	$8.66	$0.20
2023
First Quarter	$10.19	$8.17	$8.61	$0.06
Second Quarter	$9.87	$8.00	$8.83	—
Third Quarter to September 13, 2023	$12.16	$8.73	$12.01	—
(1)	Represents amounts the Board of Directors declared and paid as dividends in respect of earnings for the specified periods.
(2)	No related cash distributions to our executive managing directors on their Partnership Units in the respective periods as a result of the Distribution Holiday.
The closing price of our shares of Class A Common Stock on the NYSE on July 21, 2023 (the last full trading day prior to the execution of the Merger Agreement and the public announcement of the Mergers) was $9.42 per share of Class A Common Stock. On [•], 2023 the latest practicable trading day before the date of this Proxy Statement, the closing price of our shares of Class A Common Stock on the NYSE was $[•] per share. Our shares of Class B Common Stock are not listed on the NYSE and there is no, and we do not expect there would be any, other established trading market for these shares. You are encouraged to obtain current market quotations for our shares of Class A Common Stock in connection with voting your shares. No assurance can be given concerning the market price for shares of Class A Common Stock before or after the date on which the Mergers will be completed. The market price for our shares of Class A Common Stock will continue to fluctuate between the date of this Proxy Statement and the date on which the Mergers are completed.
Under the terms of the Merger Agreement, during the period prior to the Closing Date, the Company is not permitted to declare or pay dividends on the shares of its Class A Common Stock, unless the Company obtains the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed). Subject to the foregoing, shares of Class A Common Stock are entitled to receive dividends if and when they are announced. Our shares of Class B Common Stock do not represent an economic interest in the Company and therefore are not entitled to any dividends. The Company and our executive managing directors agreed to a “Distribution Holiday” on the LP Class A Units, LP Class E Units, LP Class P Units and certain Company RSU Awards that will terminate on the earlier of (x) 45 days after the last day of the first calendar quarter as of which the achievement of $600.0 million of Distribution Holiday Economic Income (as defined in the Recapitalization Agreement) is realized and (y) April 1, 2026. As of June 30, 2023, the Company had generated a total of $548.5 million of Distribution Holiday Economic Income, compared to the target of $600.0 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of the our shares of Company Common Stock and, solely in respect of our named executive officers, our directors and our directors and executive officers as a group, the beneficial ownership of our LP Class A Units and LP Class E Units. The information is presented as of September 7, 2023, with respect to (i) each Person known to us to beneficially own more than 5% of either class of the outstanding shares of Company Common Stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each Person named in the table below has sole voting and investment power with respect to all of the equity shown as beneficially owned by such Person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws (or other beneficial ownership with a spouse). Unless otherwise indicated, the address of each Person named in the table is c/o Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019.
	Sculptor Capital Management, Inc.
	Class A Common Stock(1)		Class B Common Stock(1)(2)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)	Amount and Nature of Beneficial Ownership	Percent of Class(3)	Total Voting Power(3)
Named Executive Officers
James S. Levin(4)	4,108,402	13.9%	9,962,307	30.2%	22.5%
Dava Ritchea(5)	145,107	*	138,000	*	*
Wayne Cohen(6)	528,915	1.8%	1,492,094	4.5%	3.2%
David Levine(7)	73,771	*	222,572	*	*
Hap Pollard(8)	34,654	*	1	*	*
Principal Shareholders
Daniel S. Och(9)	203,666	*	7,862,392	23.8%	12.9%
Robert S. Shafir(10)	1,829,069	6.2%	—	*	2.9%
David Windreich(11)	—	*	2,430,925	7.4%	3.9%
BlackRock, Inc.(12)	1,616,289	5.5%	—	*	2.6%
Directors
David Bonanno	12,827	*	—	*	*
Marcy Engel	51,925	*	—	*	*
Charmel Maynard	7,779	*	—	*	*
Bharath Srikrishnan(13)	—	*	—	*	*
All Directors and Executive Officers as a Group (9 persons)	4,963,380	16.7%	11,814,974	35.8%	26.8%
*	Less than 1%
	Operating Partnerships
	LP Class A Units(1)		LP Class E Units(14)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers
James S. Levin	497,370	3.3%	3,918,863	30.1%
Dava Ritchea	—	—%	200,000	1.5%
Wayne Cohen	229,764	1.5%	705,272	5.4%
David Levine	—	—%	150,000	1.2%
Hap Pollard	—	—%	1	—%

Operating Partnerships
	LP Class A Units(1)		LP Class E Units(14)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Directors
David Bonanno	—	—%	—	—%
Marcy Engel	—	—%	—	—%
Charmel Maynard	—	—%	—	—%
Bharath Srikrishnan	—	—%	—	—%
All Directors and Executive Officers as a Group (9 persons)	727,134	4.8%	4,974,136	38.2%
(1)
Our executive managing directors are parties to an exchange agreement with the Company, Holding Corp and each of the Operating Partnerships (the “Class A Unit Exchange Agreement”), under which each of our executive managing directors is entitled to exchange their LP Class A Units for shares of Class A Common Stock (or, at our option, the cash equivalent thereof) on a one-for-one basis, subject to exchange rate adjustments for splits, unit distributions and reclassifications and subject to vesting and other conditions. Each of our executive managing directors holding LP Class A Units holds one share of Class B common stock for each LP Class A Unit held by such executive managing director. See Note (2) below. Upon any such exchange of LP Class A Units for shares of Class A Common Stock, an executive managing director’s corresponding Class B Common Stock will be automatically canceled and, as a result, there will be no effect on the number of voting shares of Company Common Stock outstanding.

(2)
The Class B Common Stock entitles the holders to one vote per share, but have no economic rights. Each of our executive managing directors holding LP Class A Units holds one share of Class B Common Stock for each LP Class A Unit. In addition, each of our executive managing directors holding LP Class P Units or LP Class P-4 Units holds one share of Class B Common Stock for each LP Class P Unit or LP Class P-4 Unit, and each of our executive managing directors holding LP Class A-1 Units (to the extent the associated LP Class E Units have not vested) holds one share of Class B Common Stock for each LP Class A-1 Unit and such shares of Class B Common Stock that relate to our LP Class A-1 Units, which represent 0.7% of our total combined voting power, will be voted pro rata in accordance with the vote of the shares of Class A Common Stock. One share of Class B Common Stock will be issued to each holder of LP Class E Units upon the vesting of each such holder’s LP Class E Unit, at which time, in the case of LP Class E Units other than LP Class E-2 Units, a corresponding number of shares of Class B Common Stock held by holders of LP Class A-1 Units will be canceled. All of our shares of Class B Common Stock are held by our executive managing directors. See Note (14) below regarding the issuance of Class B Common Stock upon the vesting of LP Class E Units.

(3)
Based on 62,644,675 shares of Company Common Stock, comprised of 24,996,767 shares of Class A Common Stock, 4,650,661 restricted Class A shares and 33,017,247 shares of Class B Common Stock issued and outstanding as of September 7, 2023.

(4)
Includes 3,047,471 restricted Class A shares subject to vesting. Mr. Levin’s beneficial ownership also includes 25,950 shares of Class A Common Stock, 91,855 LP Class A Units and 2,822,026 LP Class E Units beneficially owned by trusts that are for the benefit of Mr. Levin or members of the Levin family. In addition, Mr. Levin’s shares of Class B Common Stock includes 2,447,428 shares of Class B Common Stock of which Mr. Levin, as PMC Chairman, holds a proxy. Such proxy does not extend to the matters to be voted upon at the Special Meeting. Excluding such proxy shares, Mr. Levin's total combined voting power is 18.5% after excluding shares of Class B Common Stock owned by Mr. Levin that relate to LP Class A-1 Units that will be voted pro rata in accordance with the vote of the shares Class A Common Stock.

(5)	Includes 132,892 restricted Class A shares subject to vesting.
(6)
Includes 508,341 restricted Class A shares subject to vesting. Mr. Cohen’s beneficial ownership includes 26,477 LP Class A Units and 180,000 LP Class E Units that are held by trusts that are for the benefit of Mr. Cohen or members of the Cohen family. Mr. Cohen's total combined voting power is 3.2% after excluding shares of Class B Common Stock owned by Mr. Cohen that relate to LP Class A-1 Units that will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.

(7)	Includes 59,273 restricted Class A shares subject to vesting.
(8)	Includes 2,886 restricted Class A shares subject to vesting.
(9)
Mr. Och’s total combined voting power is 12.5% after excluding shares of Class B Common Stock owned by Mr. Och that relate to LP Class A-1 Units that will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.

(10)
Mr. Shafir withdrew from the Operating Partnerships and resigned from the Board of Directors effective April 1, 2021. Amounts are based solely on Schedule 13D, filed with the SEC on September 30, 2021.

(11)
Mr. Windreich’s total combined voting power is 3.8% after excluding shares of Class B Common Stock owned by Mr. Windreich that relate to LP Class A-1 Units that will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.

(12)
Based on information filed with the SEC in a Schedule 13G/A on February 1, 2023. BlackRock, Inc. has sole voting power with respect to 1,586,685 shares of Class A Common Stock and sole dispositive power with respect to 1,616,289 shares of Class A Common Stock. BlackRock Inc.’s address is 55 E 52nd St., New York, NY 10055.

(13)	Mr. Srikrishnan did not receive compensation in the form of stock awards during 2022. Mr. Srikrishnan received $115,000 in cash for his service on the Board of Directors during 2022.
(14)
LP Class E Units are limited partner profits interests issued to certain executive managing directors that are only entitled to future profits and gains. One share of Class B Common Stock will be issued to each holder of LP Class E Units upon the vesting of each LP Class E Unit of such holder, at which time, in the case of LP Class E Units other than LP Class E-2 Units, a corresponding number of shares of Class B Common Stock held by holders of LP Class A-1 Units will be canceled and, as a result, there will be no resulting increase to the number of voting shares of Company Common Stock outstanding. Shares of Class B Common Stock that relate to LP Class A-1 Units will be voted pro rata in accordance with the vote of the shares of Class A Common Stock.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either alone or shared with others, the power to vote or dispose of such securities. The rules also treat as beneficially owned all securities that would be receivable upon the conversion or vesting of derivative securities within 60 days as of the determination date.
The foregoing table does not reflect LP Class P Units or LP Class P-4 Units, which are subject to both the “P-Unit Service Condition” and the “P-Unit Performance Condition” as further described in our 2023 Proxy.

FUTURE COMPANY STOCKHOLDER PROPOSALS
The Mergers are expected to be completed in the fourth quarter of 2023. The Company held its annual meeting of stockholders on June 22, 2023. In light of the Special Meeting, the Company will hold an annual meeting of stockholders in the year 2024 only if the Mergers are not completed and, in such event, you will continue to be entitled to attend and participate in such meeting when held.
If the 2024 annual meeting of stockholders is held, Company Stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2024 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act if received in writing and satisfying the all applicable requirements of Rule 14a-8 no later than December 30, 2023.
Our bylaws set forth procedures to be followed by stockholders who wish to nominate candidates for election to the Board of Directors in connection with annual meetings of stockholders or who wish to bring forth other business at the annual meeting of stockholders. All such nominations must be accompanied by certain background and other information specified in our bylaws. A stockholder wishing to nominate a director for the 2024 annual meeting of stockholders or bring forth other business must have provided written notice to the Company’s Corporate Secretary of their intention to make such nomination no earlier than December 30, 2023, which is 120 days prior to the first anniversary of the mailing date for our 2023 annual meeting’s proxy statement, and no later than January 29, 2024, which is 90 days prior to the first anniversary of the mailing date for our 2023 annual meeting’s proxy statement; provided, however, that if our 2024 annual meeting is held on a date that is more than 30 days before or after the anniversary of the previous year’s annual meeting then the deadline is no later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, any stockholder that intends to solicit proxies in support of director nominees other than the Company’s director nominees in accordance with Rule 14a-19 under the Exchange Act must provide notice to the Company no later than April 23, 2024, which is 60 days prior to the first anniversary of the date of the 2023 annual meeting of stockholders (or, if we hold the 2024 annual meeting of stockholders earlier than May 23, 2024, or later than July 22, 2024, then the later of 60 days prior to the date of the 2024 annual meeting of stockholders or the 10th calendar day following the day on which we first make a public announcement of the date of the 2024 annual meeting of stockholders). Any such notice of intent to solicit proxies must comply with all the requirements of Rule 14a-19 under the Exchange Act.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
Such proposals or nominations should be addressed to:
Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019
Attention: General Counsel and Corporate Secretary

ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information we file electronically at www.sec.gov.
The Company will make available a copy of the documents we file with the SEC on our website at www.sculptor.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, by email at investorrelations@sculptor.com or by mail at Sculptor Capital Management, Inc., 9 West 57th Street, New York, New York 10019, Attention: Investor Relations.
The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement or incorporated by reference subsequent to the date of this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this Proxy Statement.
The following Company filings with the SEC are incorporated by reference:
•	the Company’s Current Reports on Form 8-K filed with the SEC on February 28, 2023, May 4, 2023, June 23, 2023 and July 24, 2023;
•	the Company’s Quarterly Reports on Form 10-Q for the first quarter of 2023, filed with the SEC on May 5, 2023, and the second quarter of 2023, filed with the SEC on August 8, 2023;
•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023; and
•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 3, 2023.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this Proxy Statement.
We also incorporate by reference into this Proxy Statement additional documents that we may file with the SEC between the date of this Proxy Statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC, including as specified above). These documents include periodic reports, such as Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, as well as proxy soliciting materials.
We will provide, without charge, to each Person to whom a Proxy Statement is delivered, upon written or oral request of such Person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in the Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Proxy Statement incorporates). Written requests may be directed to the address noted above or investorrelations@sculptor.com.

If you have any questions concerning the Merger Agreement, the Mergers or the other Transactions, the Special Meeting or this Proxy Statement, would like additional copies of this Proxy Statement, or need help submitting a proxy to have your shares of Company Common Stock voted, please contact Innisfree M&A Incorporated, which is assisting the Company with the solicitation of proxies, at the following address and telephone number:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022

Company Stockholders may call toll free: (877) 456-3513
Banks and brokers may call collect: (212) 750-5833
Statements contained in this Proxy Statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.
The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies.

HOUSEHOLDING
As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this Proxy Statement, only one copy of this Proxy Statement is being delivered to Company Stockholders that reside at the same address and share the same last name, unless such Company Stockholders have notified the Company of their desire to receive multiple copies of this Proxy Statement. This practice, known as “householding” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.
The Company will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any Company Stockholder residing at an address to which only one copy was mailed. Requests for additional copies and for separate copies in the future can be made by calling (212) 790-0000 or can be sent to the Company at investorrelations@sculptor.com or by mail at:
Sculptor Capital Management, Inc.
9 West 57th Street, New York, New York 10019
Attention: General Counsel and Corporate Secretary
Company Stockholders residing at the same address and currently receiving multiple copies of this Proxy Statement may send a written request to investorrelations@sculptor.com or by mail to the address above to request that only a single copy of a Proxy Statement be mailed in the future.
If your shares are held in “street name,” you may contact your bank, broker, or other nominee to request information about householding.

MISCELLANEOUS
The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent and the Merger Subs contained in “Summary — Parties Involved in the Mergers,” “Summary — Financing of the Mergers,” “The Mergers — Parties Involved in the Mergers” and “The Mergers — Financing of the Mergers.”
You should not send in your certificates until you receive transmittal materials after the Mergers are completed.
You should rely only on the information contained in this Proxy Statement, the appendices to this Proxy Statement and the documents we refer to in this Proxy Statement to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated [•], 2023. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement) and the mailing of this Proxy Statement to Company Stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any Person to whom, it is unlawful to make a proxy solicitation.

Annex A
AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RITHM CAPITAL CORP.,

CALDER SUB, INC.,

CALDER SUB I, LP,

CALDER SUB II, LP,

CALDER SUB III, LP,

SCULPTOR CAPITAL LP,

SCULPTOR CAPITAL ADVISORS LP,

SCULPTOR CAPITAL ADVISORS II LP

AND

SCULPTOR CAPITAL MANAGEMENT, INC.

JULY 23, 2023

Exhibit A	Form of Certificate of Merger
Exhibit B	Forms of LP Certificate of Merger
Exhibit C	Client Consent Condition

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2023, is entered into by and among Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), Sculptor Capital LP, a Delaware limited partnership and Subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Rithm Capital Corp., a Delaware corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and Subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub III” and collectively with Merger Sub I and Merger Sub II, the “LP Merger Subs” and collectively with Merger Sub Inc, the “Merger Subs”). Each of the Company, Capital LP, Advisors LP, Advisors II LP, Parent, Merger Sub Inc., Merger Sub I, Merger Sub II and Merger Sub III is referred to herein as a “party” and, collectively, the “parties.”
RECITALS
WHEREAS, the board of directors of the Company (the “Company Board”) (i) established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, review, evaluate and negotiate this Agreement, including the Public Merger and the LP Mergers (each as defined below) and the other transactions contemplated hereby (the Public Merger and the LP Mergers, collectively with such other transactions, the “Transactions”) and (ii) resolved not to approve or implement any transaction of the type contemplated by this Agreement without the prior independent review and determination of the Special Committee;
WHEREAS, the Special Committee has unanimously (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to, advisable and in the best interests of, the Company and the Company Stockholders (as defined below) and (ii) recommended that the Company Board (A) approve and declare advisable this Agreement and the Transactions, (B) recommend adoption of this Agreement and the Public Merger to the Company Stockholders (such recommendation described in this clause (ii), the “Special Committee Recommendation”), and (C) instruct the General Partner (as defined below) to approve this Agreement and the Transactions;
WHEREAS, the board of directors of each of Merger Sub Inc. and Parent, and the general partner of each of Merger Sub I, Merger Sub II and Merger Sub III have each approved and declared advisable and in the best interests of each such Person and its respective stockholders or limited partners this Agreement and the Transactions, including (i) the merger of Merger Sub Inc. with and into the Company, with the Company surviving such merger as the surviving corporation (the “Public Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) the merger of Merger Sub I with and into Capital LP, with Capital LP surviving such merger as the surviving partnership (“LP Merger I”), (iii) the merger of Merger Sub II with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership (“LP Merger II”), and (iv) the merger of Merger Sub III with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership (“LP Merger III” and, together with LP Merger I and LP Merger II, the “LP Mergers,” and the LP Mergers, together with the Public Merger, the “Mergers”), as more fully provided in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DLPA”);
WHEREAS, the General Partner (as defined below), as the general partner of the Operating Partnerships, and the Company Board (acting upon the Special Committee Recommendation) have each approved this Agreement and the Transactions (collectively, the “General Partner Approvals”);
WHEREAS, Merger Sub Inc, as the general partner of each LP Merger Sub, has approved the adoption of this Agreement and the Transactions;
WHEREAS, the board of directors of Merger Sub Inc. has recommended that the sole stockholder of Merger Sub Inc. adopt this Agreement and the Transactions; and Parent, as the sole stockholder of Merger Sub Inc., will approve the adoption of this Agreement and the Transactions, immediately following the execution and delivery of this Agreement by each of the parties hereto;

WHEREAS, the Company Board (acting upon the Special Committee Recommendation) has, subject to Section 6.04, unanimously resolved to recommend that the Company Stockholders approve the adoption of this Agreement and the Transactions;
WHEREAS, in order to induce Parent to enter into this Agreement and cause the Mergers to be consummated, concurrently with the execution and delivery of this Agreement, Parent is entering into voting and support agreements with James Levin, Wayne Cohen, Brett Klein and Peter Wallach (the “Support Agreements”);
WHEREAS, in order to induce Parent to enter into this Agreement and cause the Mergers to be consummated, subject to the satisfaction or waiver of the condition that holders of a minimum number of units in the Operating Partnerships determine to participate in the Rollover (as defined below), certain existing limited partners of the Operating Partnerships (the “Rollover Holders”) are being offered the opportunity to enter into a rollover agreement (the “Rollover Agreement”) (or a joinder to the Rollover Agreement) with Parent and Calder Holdco I, LP (“HoldCo A”), Calder Holdco II, LP (“HoldCo B”) and Calder Holdco III, LP (“HoldCo C”), each a Delaware limited partnership (each a “HoldCo” and collectively, the “HoldCos”), pursuant to which each Rollover Holder would agree, subject to the terms and conditions set forth therein, immediately prior to the LP Mergers Effective Time, and conditioned upon the Closing (including the consummation of the Mergers), to contribute certain of its equity interests in the Operating Partnerships having an aggregate value as set forth in the Rollover Agreement (the “Contributed Value”, and such rollover equity interests, the “Rollover Interests”) to each of the HoldCos, and each HoldCo will accept the Rollover Interests from each such Rollover Holder, in exchange for a number of equity interests in such HoldCo having an aggregate value equal to the Contributed Value (such contribution and issuance, the “Rollover”); and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Definitions.
(a) As used in this Agreement, the following terms have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less restrictive in any material respect to the counterparty than those contained in the Confidentiality Agreement; provided that such confidentiality agreement (a) need not include any “standstill” or similar terms and (b) does not contain terms that prevent the Acquired Companies from complying with their respective obligations under this Agreement.
“Acquired Companies” means, collectively, the Company, the Operating Partnerships and each of its and their respective Subsidiaries; provided that no Fund, Subsidiary of a Fund, Company Facilitator Vehicle or Portfolio Company shall be deemed to be an Acquired Company.
“Acquisition Proposal” means, other than the Transactions or any other proposal or offer from Parent or any of its Subsidiaries, any inquiry, proposal, offer or indication of interest from a Third Party relating to (a) any acquisition or purchase, in a single transaction or series of related transactions, of (i) fifteen percent (15%) or more of the consolidated revenue, net income or assets of the Acquired Companies (including equity interests of the Subsidiaries thereof), taken as a whole, or (ii) fifteen percent (15%) or more of any class of equity securities of the Acquired Companies; (b) any tender offer or exchange offer that if consummated would result in any Person or Group acquiring beneficial ownership of fifteen percent (15%) or more of any class of equity securities of the Acquired Companies; or (c) any merger, consolidation, business combination, joint venture, partnership, spin off, split off, reclassification, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party or its equityholders, if consummated, would hold fifteen percent (15%) or more of any class of equity securities of the Acquired Companies or the surviving entity or the resulting direct or indirect parent of the applicable Acquired Company (or Acquired Companies) or such surviving entity.
“Advisers Act” means the Investment Advisers Act of 1940.
“Advisors II LP LPA” means the Amended and Restated Agreement of Limited Partnership of Sculptor Capital Advisors II LP (formerly OZ Advisors II LP), dated as of February 7, 2019.
“Advisors LP LPA” means the Amended and Restated Agreement of Limited Partnership of Sculptor Capital Advisors LP (formerly OZ Advisors LP), dated as of February 7, 2019.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, (a) “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing, (b) no Fund, Subsidiary of a Fund, Company Facilitator Vehicle or any Portfolio Company shall be deemed to be an Affiliate of an Acquired Company and (c) no investment fund or other investment vehicle advised, managed, sponsored or controlled by Parent or any Person directly or indirectly controlling, controlled by or under common control with Parent or any portfolio company of such fund or other investment vehicle shall be deemed to be an Affiliate of Parent or any Merger Sub (except that Parent and Merger Sub shall always be deemed to be Affiliates of one another).
“Ancillary Agreements” means the Support Agreements, Company Confidentiality Agreement, Rollover Agreement and each of the documents, instruments and agreements delivered in connection with the Transactions, including each of the exhibits hereto and the Company Disclosure Letter.
“Anti-Corruption Laws” means all Applicable Laws relating to corruption, money laundering or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X.
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, any attorney general of any state of the United States or any other Governmental Authority of any other jurisdiction (whether U.S., foreign or multinational) with responsibility for enforcing any Antitrust Laws.
“Applicable Law” means, with respect to any Person, any Law or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person.
“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act and shall be calculated in accordance therewith.
“Black-Scholes Value” means, with respect to the Company Warrants, the meaning ascribed to such term in such warrant.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, New York or Los Angeles, California.
“Capital LP LPA” means the Amended and Restated Agreement of Limited Partnership of Sculptor Capital LP (formerly OZ Management LP), dated as of February 7, 2019.
“CBO” means a collateralized bond obligation transaction or a warehouse transaction in anticipation of a collateralized bond obligation transaction.
“CBO Issuer” means a collateralized bond obligation vehicle, including any collateralized bond obligation warehouse special purpose vehicle and any special purpose entity that issues CBO Securities, including the entities listed on Section 1.01(b) of the Company Disclosure Letter.

“CBO Manager” means, with respect to any CBO Issuer, a manager or managers (or similar capacity) of the assets held by such CBO Issuer, or any sub-adviser to the CBO Issuer.
“CBO Securities” means the securities issued by the CBO Issuer.
“CFO” means a transaction where a special purpose entity directly or indirectly holds various fund assets (as well as certain liquid assets) and issues tranches of securities representing senior and subordinated returns on those assets.
“CFO Issuer” means a special purpose entity that issues CFO Securities, including the entities listed on Section 1.01(c) of the Company Disclosure Letter.
“CFO Manager” means, with respect to any CFO Issuer, a manager or managers (or similar capacity) of the assets held by such CFO Issuer.
“CFO Securities” means the securities issued by the CFO Issuers.
“Class A Unitholder Stockholders” means Company Stockholders that hold LP Class A Units or LP Class A-1 Units and their respective Affiliates that are holders of Company Common Stock.
“Client” means any Person to which the Company or any of its Subsidiaries provides (or, during the relevant period, provided) Investment Management Services.
“CLO” means a collateralized loan obligation transaction or a warehouse transaction in anticipation of a collateralized loan obligation transaction, or a static securitization or any other securitization other than a CFO.
“CLO Issuer” means a collateralized loan obligation vehicle or a static securitization vehicle, including any collateralized loan obligation warehouse special purpose vehicle and any special purpose entity that issues CLO Securities, including the entities listed on Section 1.01(d) of the Company Disclosure Letter.
“CLO Manager” means, with respect to any CLO Issuer, a manager or managers, advisor or sub-advisor (or similar capacity) of the assets held by such CLO Issuer.
“CLO Securities” means the securities or other obligations issued by the CLO Issuers.
“Code” means the Internal Revenue Code of 1986.
“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of March 31, 2023 and the notes thereto, as contained in the Company SEC Documents.
“Company Balance Sheet Date” means March 31, 2023.
“Company Capital Stock” means the Company Common Stock, the Company Preferred Stock and the Company Warrants.
“Company Class A Common Stock” means the Class A common stock, $0.01 par value per share, of the Company.
“Company Class B Common Stock” means the Class B common stock, $0.01 par value per share, of the Company.
“Company Common Stock” means the Company Class A Common Stock and Company Class B Common Stock.
“Company Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 14, 2022, between Parent and the Company, as amended on June 28, 2023.
“Company Credit Agreement” means that certain Credit Agreement dated as of September 25, 2020 among Capital LP, as borrower, Delaware Life Insurance Company, as administrative agent and lender, and certain other subsidiaries of the Company, as guarantors.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub Inc. concurrently and in connection with the execution of this Agreement.

“Company Facilitator Vehicle” means any blocker, splitter, feeder or other entity formed for the purpose of investing in a Fund or any alternative investment vehicle, special purpose vehicle or other entity formed for the purpose of facilitating an investment by a Fund or, in lieu thereof, by the investors in a Fund.
“Company IT Assets” means all tangible and intangible information technology assets, computer hardware (whether general or special purpose), services, interfaces, networks, including Software, systems and any outsourced systems and processes, owned or used by or for the Acquired Companies in connection with the business of the Acquired Companies.
“Company Licensed IP” means all Intellectual Property Rights used in or necessary for the operation of the business of the Acquired Companies other than the Company Owned IP.
“Company Material Adverse Effect” means any effect, change, development, occurrence, circumstance or event (each, an “Effect”) that, individually or taken together with any other Effects, (a) prevents or would reasonably be expected to prevent the consummation of the Transactions by the Acquired Companies or (b) is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), assets, liabilities (contingent or otherwise), business operations or results of operations of the Acquired Companies, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effects to the extent arising from any of the following) be taken into account in determining whether there has been or will be, an Effect under or pursuant to clause (b) of this definition: (i) any change in Applicable Law, GAAP or any applicable accounting standards or any interpretation thereof, in each case, after the date hereof; (ii) any change in general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally; (iii) any change in political conditions in the United States or any other country or region in the world; (iv) any changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity), acts of terrorism, cyberattacks or data breaches (including, in each case, any escalation or worsening thereof); (v) epidemics or pandemics (including COVID-19), or disease outbreaks, including, in each case, the escalation or worsening of any such events and the response thereto of any Governmental Authority (including COVID-19 Measures) in the United States or any other country or region in the world; (vi) any act of God or natural disaster (or escalation or worsening thereof); (vii) any changes in or affecting securities, equity, credit, real estate or financial and capital markets conditions, including interest rates and currency exchange rates, and any instability in the banking sector, including the failure or placement into receivership of any financial institution, in each case, in the geographic markets in which the Acquired Companies operate; (viii) any change generally affecting the industries in which the Acquired Companies operate; (ix) without limitation of Section 7.02(c) and Exhibit C, the negotiation, execution, announcement, performance, consummation or existence of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement (including (A) any Stockholder Litigation or other Proceeding threatened or initiated by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or any members of the Special Committee or Company Board alleging breach of fiduciary duty or violation of Applicable Law with respect to this Agreement or the Transactions) or (B) any termination or loss of, reduction in or similar negative impact on the Company’s reputation or relationships, contractual or otherwise, with any actual or potential Clients, suppliers, distributors, partners or employees of the Acquired Companies) due to (1) the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of, or the facts and circumstances relating to, Parent or Merger Subs or (2) any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Acquired Companies, Parent or Merger Subs or (3) any actions taken by Clients, investors or any of the Acquired Companies’ suppliers, service providers or personnel) (other than, in the case of this clause (ix), for purposes of Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.18(h) or Section 4.18(j) (or Section 7.02(a) as it relates to Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.18(h) or Section 4.18(j))); (x) the compliance with the terms of this Agreement or the taking of any action (or the omission of any action), in each case, expressly required by this Agreement or expressly requested by Parent in writing; (xi) any change in the price or trading volume of the Company’s securities or other financial instruments; (xii) any failure of the Acquired Companies to meet any internal or published projections, estimates or forecasts for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Acquired Companies; and (xiii) any matter to which Parent has expressly consented in writing; provided that (A) neither clause (xi) nor clause (xii) shall prevent a determination that any cause underlying such change or failure, in and of itself, has resulted in a Company

Material Adverse Effect and (B) such underlying cause may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded from this definition of Company Material Adverse Effect; provided, further, that, in the case of each of the foregoing clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), the Effect referred to therein shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Acquired Companies, taken as a whole, as compared to similarly situated participants operating in the industries in which the Acquired Companies operate; provided, further, that, in determining whether a Company Material Adverse Effect has occurred or would reasonably be likely to occur, there shall be taken into account any right to insurance or indemnification available to the Acquired Companies.
“Company Non-Unitholder Stockholder Approval” means the adoption of this Agreement and the approval of the Transactions, including, for the avoidance of doubt, the Public Merger, by the affirmative vote of the holders representing at least a majority of the aggregate voting power of the outstanding shares of Company Class A Common Stock owned by Non-Unitholder Stockholders entitled to vote thereon in accordance with the DGCL.
“Company Owned IP” means all Intellectual Property Rights owned, or purported to be owned by any Acquired Company.
“Company Performance Award” means (a) an outstanding award of performance-based restricted stock units in respect of shares of Company Common Stock granted pursuant to a Company Stock Plan and (b) an outstanding award of performance-based restricted shares of Company Common Stock granted pursuant to a Company Stock Plan.
“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.
“Company Restricted Stock Award” means an outstanding award of service-based restricted shares of Company Common Stock granted pursuant to a Company Stock Plan which, for the avoidance of doubt, vests solely based on the passage of time.
“Company RSU Award” means an outstanding award of service-based restricted stock units in respect of shares of Company Common Stock (including, for the avoidance of doubt, any such restricted stock units to be settled in cash) granted pursuant to a Company Stock Plan which, for the avoidance of doubt, vests solely based on the passage of time.
“Company Service Provider” means each current or former director, officer, employee or independent contractor or other service provider of any of the Acquired Companies.
“Company Stock Award” means each Company RSU Award, Company Performance Award and Company Restricted Stock Award.
“Company Stock Plans” means the Company’s Amended and Restated 2007 Equity Incentive Plan, 2013 Incentive Plan and 2022 Incentive Plan, each as amended from time to time.
“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Transactions, including, for the avoidance of doubt, the Public Merger, by the affirmative vote of the holders representing at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL, voting together as a single class.
“Company Stockholders” means holders of shares of Company Common Stock.
“Company Termination Fee” means an amount in cash equal to $16,576,819.
“Company Warrants” means warrants for the purchase of Company Class A Common Stock issued pursuant to that certain Credit and Guaranty Agreement dated September 25, 2020, by and among Capital LP, as borrower, certain other guarantors party thereto from time to time, the lenders party thereto from time to time and Delaware Life Insurance Company, as administrative agent and as a lender.
“Continuing Employees” means all employees of any of the Acquired Companies who, as of the Closing, continue their employment with Parent, the Surviving Corporation, the Surviving Limited Partnerships or any of their Subsidiaries.

“Contract” means any legally binding contract, agreement, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, purchase order or other obligation, other than any Company Benefit Plan.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, workforce reduction, shut down, closure, sequester or similar Law or directive of or promulgated by any Governmental Authority.
“Data Privacy and Security Laws” means all Applicable Laws concerning the processing of Personal Information, the privacy of the data subjects to whom the Personal Information pertains, or unfair or deceptive acts or practices with respect to Personal Information, including U.S. state consumer protection Laws, U.S. state breach notification Laws, U.S. state data security and data disposal laws, the Federal Trade Commission Act, the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing (CAN-SPAM) Act, the Fair Credit Reporting Act and its state law equivalents, the California Consumer Privacy Act of 2018 and all similar U.S. state consumer privacy laws and the E.U. General Data Protection Regulation and UK Data Protection Act 2018.
“Environmental Laws” means any and all Laws relating to pollution, worker or public health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection and the EU Dual Use Regulation.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agreements” means, (a) the Exchange Agreement, dated as of March 1, 2017 by and among the Company, each Operating Partnership, the General Partner, each limited partner of the Operating Partnerships and the holders of the outstanding shares of Company Class B Common Stock and (b) the Amended and Restated Exchange Agreement, dated as of February 7, 2019 by and among the Company, each Operating Partnership, the General Partner, each limited partner of the Operating Partnerships and the holders of the outstanding shares of Company Class B Common Stock.
“Family Related Parties” means (a) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece or nephew of a Person, (b) the estate of any Person under clause (a), (c) any person who receives a direct or indirect beneficial interest in the Acquired Companies from any estate under clause (b), or (d) any corporation, partnership, limited liability company, trust or similar entity, directly or indirectly owned or controlled by any Person identified in clauses (a), (b) or (c).
“FCA” means the UK Financial Conduct Authority or any successor entity from time to time.
“Financing Deliverables” means the following customary documents to be delivered prior to (and in the case of the documentation and information described in clause (b) of this definition, at least three (3) Business Days prior to the Closing Date) and in connection with the Closing: (a) a Payoff Letter with respect to the Company Credit Agreement, and (b) documentation and other information reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by any Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations.
“Financing Documents” means the agreements, documents and certificates contemplated by any Financing, including any schedules, exhibits and annexes thereto.
“Financing Sources” means the Persons that are party to, and have committed to provide or arrange all or any part of any Financing, including any lenders, agents, arrangers and other persons acting in a similar capacity for any such Financing (but excluding, for the avoidance of doubt, Parent and Merger Sub Inc.).
“Fund” means any investment fund or other investment vehicle (including any general or limited partnership, account, parallel vehicle, alternative investment vehicle, co-investment vehicle, trust, limited liability company, limited company or other entity and whether or not dedicated to a single investor) or separately managed account (a) sponsored or controlled by any Acquired Company, (b) for which any Acquired

Company acts or acted as investment adviser, investment sub-adviser, general partner, collateral manager, managing member or manager or otherwise provides Investment Management Services, (c) from which any Acquired Company receives or is entitled to receive, directly or indirectly, management fees, performance fees, incentive allocations or other revenues of any kind; provided that (x) solely for purposes of Section 4.20(c), (e), (f), (g) and (k) the term “Fund” shall not include any entity as to which there is a Sub-advisory Relationship, (y) a “Fund” shall not include any Portfolio Company, and (z) a Fund shall include a CFO Issuer, a CLO Issuer, a CBO Issuer and a Securitization Issuer.
“Fund Documentation” means, with respect to each Fund as of any date of determination, all organizational, governing and financing documentation that is material in respect of such Fund, including its memorandum and articles of incorporation or association, limited partnership agreement, operating agreement, shareholders agreement or other constitutional documents, Investment Advisory Arrangement, indenture, credit agreement or other financing documents, offering document or memorandum, placement agent agreement and form of subscription documents and investor side letters, in each case, that as of such date of determination, are in effect.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“General Partner” means Cadence Capital Holding Corporation, a Delaware corporation and wholly owned subsidiary of the Company and the general partner of each Operating Partnership.
“Governmental Authority” means any supranational, national, federal, state, territorial, provincial, municipal, local, foreign or domestic government, governmental authority, regulatory, legislative, tax or administrative agency, governmental commission, board, bureau, agency or instrumentality, arbitral body (public or private), court or tribunal or any self-regulatory organization or other non-governmental regulatory department (including, NYSE, the NFA and the Asset Management Associate of China), or any political other subdivision, department or branch of any of the foregoing.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, directive, ruling, settlement, determination, decision, verdict or award, whether civil, criminal or administrative, in each case, entered, issued, made or rendered by or with any Governmental Authority.
“Governmental Permit” means any approvals, authorizations, consents, licenses, ordinances, permits, certificates, franchises, registrations, accreditations, variance filings, exemptions or notifications issued or granted by, obtained from or made with or to a Governmental Authority.
“Group” means a “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons.
“Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive” (or words with similar meaning), including petroleum and petroleum products and per- and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than trade payables incurred in the Ordinary Course of Business), including any earn-out or other similar contingent payment obligations; (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (e) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (f) guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person of a type described in clauses (a) through (e); (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (h) reimbursement obligations with respect to letters of credit, bank guarantees and other similar contractual obligations, to the extent drawn or entered into by or on behalf of such Person.
“Intellectual Property Rights” means all intellectual property and proprietary rights throughout the world, including (a) patents, patent applications, and all related continuations, divisions, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, trade names, service marks and all goodwill associated therewith, (c) copyrights, copyrightable material and in works of authorship, (d) internet domain names, (e) all registrations, renewals and applications of the foregoing, (f) trade secrets and corresponding rights, confidential and proprietary information, including know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs and specifications and (g) rights in Software.
“Intervening Event” means any Effect (other than any Effect resulting from a breach of this Agreement by the Company or that involves or relates to an Acquisition Proposal or Superior Proposal or any inquiry or communications or matters relating thereto) that, (a) individually or in the aggregate, is material and is not, or the magnitude or consequences of which is not, known or reasonably foreseeable to or by the Company Board or the Special Committee as of the date of this Agreement, which Effect (or the magnitude or consequences of which) first becomes known or reasonably foreseeable to or by the Company Board or Special Committee prior to the Company Stockholder Meeting, (b) does not relate to (i) the mere fact in and of itself that the Company or Parent meets or exceeds (or fails to meet) any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or (ii) changes in the market price or trading volume of the Company Common Stock, the common stock, par value $0.01 per share, of Parent or the credit rating of the Company or Parent and (c) does not result from the announcement, pendency or consummation of this Agreement or the Transactions or any actions required to be taken or to be refrained from being taken pursuant to this Agreement.
“Investment Adviser Subsidiaries” means each Subsidiary of the Company that is registered, licensed or qualified, or required to be registered, licensed or qualified, as an investment adviser, sub-adviser, relying adviser or similar term under the Advisers Act or other Applicable Law as of the date of this Agreement, including the Relying Investment Adviser Subsidiaries.
“Investment Advisory Arrangement” means a Contract (including any limited partnership agreement, limited liability company agreement or similar governing document of a Client) under which the Company or any of its Subsidiaries provides Investment Management Services.
“Investment Company Act” means the Investment Company Act of 1940.
“Investment Management Services” means investment management or advisory services, including sub-advisory services, administrative services, underwriting, distribution or marketing services or any other services related to the provision of investment management or investment advisory services, including any similar services deemed to be “investment advice” pursuant to the Advisers Act.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry of direct reports, of each of Jimmy Levin, Wayne Cohen, Dava Ritchea, Steve Orbuch, David Levine, Julie Siegel, Steven Pahuskin and Ellen Conti, and (b) with respect to Parent and the Merger Subs, the actual knowledge, after reasonable inquiry of direct reports of each of Michael Nierenberg, Varun Wadhawan, Phil Sivin, Nick Santoro and Leah Fischler.
“Law” means any and all domestic (federal, state, county, city, municipal or local), foreign or other governmental laws (including common law), acts, statutes, codes, administrative interpretations, treaties, constitutions, rules, regulations, ordinances, Governmental Orders, Governmental Permits, or other requirements of or agreements with, a Governmental Authority.
“Lease” means any lease, sublease or other agreement under which any Person: (a) leases, uses, occupies or has the right to use or occupy, any real property, or (b) grants to a Third Party any right to lease, use or occupy any real property.

“Leased Real Property” means land, buildings, structures, improvements, fixtures or other interests in real property leased or subleased by an Acquired Company or that an Acquired Company otherwise has rights to use or occupy, in each case, which provides for annual base rental payments in excess of $65,000.
“Lien” means any mortgage, deed of trust, easement, pledge, hypothecation, encumbrance, usufruct, security interest, charge, claim, license, conditional sale, title retention agreement or other lien or restriction of any kind.
“Look-Back Date” means January 1, 2020.
“LP Class A Units” means the Class A Common Units of the Operating Partnerships.
“LP Class A-1 Units” means the Class A-1 Common Units of the Operating Partnerships.
“LP Class B Units” means the Class B Common Units of the Operating Partnerships.
“LP Class C Units” means the Class C Non-Equity Interests of the Operating Partnerships.
“LP Class E Units” means the LP Class E Additional Units, LP Class E-1 Units, LP Class E-2 Units, LP Class E-3 Units, LP Class E-4 Units, LP Class E-5 Units, LP Class E-6 Units, LP Class E-7 Units and LP Class E-8 Units, as applicable.
“LP Class E Additional Units” means the LP Additional Class E Common Units of the Operating Partnerships.
“LP Class E-1 Units” means the Class E-1 Common Units of the Operating Partnerships.
“LP Class E-2 Units” means the Class E-2 Common Units of the Operating Partnerships.
“LP Class E-3 Units” means the Class E-3 Common Units of the Operating Partnerships.
“LP Class E-4 Units” means the Class E-4 Common Units of the Operating Partnerships.
“LP Class E-5 Units” means the Class E-5 Common Units of the Operating Partnerships.
“LP Class E-6 Units” means the Class E-6 Common Units of the Operating Partnerships.
“LP Class E-7 Units” means the Class E-7 Common Units of the Operating Partnerships.
“LP Class E-8 Units” means the Class E-8 Common Units of the Operating Partnerships.
“LP Class P Units” means the Class P Common Units of the Operating Partnerships.
“LP Class P-4 Units” means the Class P-4 Common Units of the Operating Partnerships.
“LP Merger Consideration” means, with respect to any Operating Partnership Unit, the per-unit amount that a holder of such Operating Partnership Unit would be entitled to receive in a liquidity event pursuant to the terms of the Operating Partnership LPAs (including in accordance with Section 3.1(h) of the Operating Partnership LPAs), assuming the aggregate amount payable by the Operating Partnerships (other than in respect of LP Class B Units) is $167,367,690 and taking into account any Threshold Value applicable to such Operating Partnership Unit.
“LP Profit Sharing Interests” means the Profit Sharing Interests of the Operating Partnerships.
“NFA” means the National Futures Association.
“Nonqualifying Income” means any amount that is treated as gross income for purposes of Section 856 of the Code and which is not described in Section 856(c)(3) of the Code.
“Non-Unitholder Stockholders” means the holders of Company Class A Common Stock, other than the Class A Unitholder Stockholders and all executive managing directors of the Company employed by the Company or its Subsidiaries as of the date of this Agreement or the date of the Company Stockholder Meeting.
“NYSE” means the New York Stock Exchange or any successor exchange.
“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public

License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation.
“Operating Partnership LPAs” means, collectively, the Capital LP LPA, the Advisors LP LPA and the Advisors II LP LPA.
“Operating Partnership Units” means, collectively, the LP Class A Units, LP Class A-1 Units, LP Class B Units, LP Class C Units, LP Class D Units, LP Class E Units, LP Class P Units, LP Class P-4 Units and LP Profit Sharing Interests.
“Ordinary Course of Business” means actions that are consistent in all material respects with the past practices of the Company and the Operating Partnerships, taken in the ordinary course of the normal day-to-day operations of the Company and the Operating Partnerships.
“Other Securitization” means any securitization other than a CLO, CFO or a CBO.
“Owned Real Property” means each parcel of real property owned by an Acquired Company.
“Parent Expenses” means a cash amount of Parent’s and its Subsidiaries’ actual documented out-of-pocket costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions, not to exceed $5,100,560.
“Parent Related Party” means (i) Parent, (ii) Merger Sub Inc., Merger Sub I, Merger Sub II, Merger Sub III and (iii) any of Parent’s, Merger Sub Inc.’s, Merger Sub I’s, Merger Sub II’s and Merger Sub III’s former, current and future Representatives, assignees, stockholders, partners, members, managers, general or limited partners, other equityholders, controlling Persons and any Representatives of any of the foregoing.
“Pass-Through Tax Return” means any Tax Return for income Taxes filed by or with respect to the Operating Partnerships for any tax periods that end on or before (or include) the Closing Date to the extent that the items reflected on such Tax Return are required to be reported on the income Tax Returns of the partners of the Operating Partnerships (including, for the avoidance of doubt, IRS Form 1065 and Schedule K-1).
“Payoff Letter” means, with respect to any indebtedness for money borrowed from a third party by any Acquired Company, a customary payoff letter executed by the lender(s) (or their duly authorized Representative) of such indebtedness, in form and substance reasonably satisfactory to Parent, evidencing the payment in full of all obligations under such indebtedness, and the release of all Liens contemplated thereby, together with documentation reasonably satisfactory to Parent evidencing the termination of such indebtedness and all such Liens and of any further liabilities of the borrowing Acquired Company thereunder.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company as of the date hereof in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, in each case, not yet delinquent or that are being contested in good faith and by appropriate proceedings, (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents to secure public or statutory obligations, (d) zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such Real Property and which are not violated by the current use and operation of such Real Property or the operation of the business of the Acquired Companies, (e) with respect to Real Property, (i) Liens disclosed on existing title reports or existing surveys made available to Parent, (ii) Liens that would be shown on a current title report or an accurate survey of the property, (iii) Liens encumbering the interest of the fee owner or any superior lessor, sublessor or sublicensor, and (iv) any other non-monetary Liens which, in the case of each of the foregoing clauses (i) through (iv), does not, and is not reasonably likely to, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of such Real Property to which they relate or the conduct of the businesses of the Acquired Companies at such Real Property, (f) Liens, the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the

Company SEC Documents, (g) Liens to be released and terminated in full with no further liabilities on any Person on or prior to the Closing Date, (h) Liens described in Section 1.01(a) of the Company Disclosure Letter, (i) non-exclusive licenses granted by an Acquired Company in the Ordinary Course of Business, (j) Liens in favor of holders of the CFO Securities, the CLO Securities, the CBO Securities and the Securitization Securities, (k) Liens in favor of lenders to the CFO Issuers, CLO Issuers, the CBO Issuers and the Securitization Issuers, (l) Liens in favor of trustees, collateral agents and other Company Service Providers in connection with CFO Securities, CLO Securities, CBO Securities and Securitization Securities or (m) any other Liens which would not, individually or in the aggregate, interfere materially with the Ordinary Course of Business of the Acquired Companies.
“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, limited company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.
“Personal Information” means any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including data that constitutes personal information, personally-identifiable information or personal data under any agreement, Law (including any Data Privacy and Security Law) or published privacy policy applicable to any of the Acquired Companies.
“Plan Asset Arrangement” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Plan Asset Regulation” means the U.S. Department of Labor Regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA
“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulation.
“Portfolio Company” means any Person in which any Fund holds any direct or indirect investment.
“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date or such portion of a tax period that begins on or before and ends after the Closing Date.
“Proceeding” means any claim, action, cause of action, demand, litigation, suit, audit, review, charge, complaint, hearing, grievance, assessment, arbitration, subpoena, inquiry or investigation or any other proceeding, by, before or otherwise involving any Governmental Authority.
“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.
“Registered IP” means all Company Owned IP that is registered, recorded, or filed with any Governmental Authority or a domain name registrar.
“REIT Requirements” means the requirements for qualification and taxation as a REIT pursuant to Sections 856 through and including 860 of the Code.
“Related Party” means a Company Related Party or a Parent Related Party, as applicable.
“Relying Investment Adviser Subsidiary” means each Subsidiary of the Company that operates as a relying adviser under the umbrella of the Investment Adviser Subsidiaries’ registration as an investment adviser under the Advisers Act.
“Representatives” means, with respect to any Person, (a) such Person’s Affiliates and (b) such Person’s and each such Affiliate’s respective officers, directors, employees, agents, attorneys, accountants, advisors, consultants and other authorized representatives.
“Required Company Stockholder Approval” means (a) the Company Stockholder Approval and (b) the Company Non-Unitholder Stockholder Approval.

“Required Irish FDI Filing” means any filing, as reasonably determined by Parent in good faith, in consultation with the Company and Irish local counsel, to be required for the timely consummation of the Transactions under the pending Irish Screening of Third Country Transactions Bill 2022, as may be amended, modified, or replaced, including any applicable implementing regulations and guidance related to the same.
“Required Operating Partnership Approval” means the approval of this Agreement by the General Partner of each of the Operating Partnerships in accordance with the Operating Partnership LPAs and the DLPA.
“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic”).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons (“OFAC’s SDN List”), or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) any Person located, organized, or ordinarily resident in a Sanctioned Country; or (c) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, as applicable, by a Person or Persons described in clauses (a) and (b).
“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), and the United Nations Security Council.
“SEC” means the United States Securities and Exchange Commission (or any successor thereto).
“Securities Act” means the Securities Act of 1933.
“Securitization Issuer” means a special purpose entity that issues Securitization Securities, including the entities listed on Section 1.01(e) of the Company Disclosure Letter.
“Securitization Manager” means, with respect to any Securitization Issuer, a manager or managers (or similar capacity) of the assets held by such Securitization Issuer, or any sub-adviser to the Securitization Issuer.
“Securitization Securities” means the securities issued by the Securitization Issuer set forth on Section 1.01(e) to the Company Disclosure Letter.
“SFC” means the Hong Kong Securities and Futures Commission (or any successor thereto).
“Similar Law” means any federal, state, local, non-U.S. or other Law that is substantially similar to Title I of ERISA or Section 4975 of the Code.
“Software” means all computer software (in object code or source code format), data and databases.
“Specified Acts” means harassment, abuse, discrimination or retaliation of any kind (including sexual, racial, gender, sexual orientation, disability or age-related harassment, abuse or discrimination).
“Stockholder Litigation” means any Proceeding commenced by a stockholder of an Acquired Company against a party or any of its Subsidiaries, Affiliates, directors, officers, employees or otherwise relating to, involving or affecting such party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Mergers or other Transactions.
“Sub-advisory Relationship” means any Contract pursuant to which any Acquired Company provides sub-advisory services to any investment fund or other collective investment vehicle (including any general or limited partnership, trust, or limited liability company and whether or not dedicated to a single investor) or any account whose sponsor, principal advisor, general partner, managing member or manager is any Person who is not an Acquired Company.

“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions of such other Person, (b) is the controlling general partner, managing member or otherwise controls such other Person or (c) is the Beneficial Owner of fifty percent (50%) or more of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons; provided that no Fund, Subsidiary of a Fund or Portfolio Company shall be deemed to be a Subsidiary of an Acquired Company. For the avoidance of doubt and in furtherance of the foregoing, reference to “the Company and its Subsidiaries” as used in this Agreement, shall not be deemed to include or refer to any Fund, Subsidiary of a Fund, Company Facilitator Vehicle or Portfolio Company; provided, further, that, for the avoidance of doubt, the Operating Partnerships are Subsidiaries of the Company.
“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”) (other than an Acquisition Proposal resulting from a material breach of Section 6.02) that the Company Board (acting upon the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial and outside legal advisors, taking into account such factors as the Company Board considers to be appropriate, including the timing, likelihood of consummation, legal, financial, regulatory and other aspects of such Acquisition Proposal (including the sources and terms of any financing, financing market conditions and the existence of a financing contingency and the identity of the Person making the proposal) and any revisions to the terms of this Agreement made or proposed in writing by Parent, is reasonably likely to be consummated in accordance with its terms, and if consummated, would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Transactions.
“Tax” means any and all U.S. federal, state, local, non-U.S. or other taxes, duties, assessments or similar governmental charges, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, excise, escheat or unclaimed property, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, estimated or other tax, together with any interest, penalty, or addition thereto.
“Tax Return” means any return, report, declaration, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax, or the administration of any Laws, regulations or administrative requirements relating to any Tax.
“Taxing Authority” means any Governmental Authority having jurisdiction with respect to the imposition or collection of any Tax.
“Third Party” means any Person other than Parent, the Merger Subs and their respective Affiliates.
“Threshold Value” means, with respect to each Operating Partnership Unit, the “Threshold Value” of such Operating Partnership Units as defined in the Operating Partnership LPAs.
“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.
“Warrant Consideration” means, with respect to each share of Company Common Stock into which a Company Warrant is exercisable immediately prior to the Closing in accordance with the terms of such Company Warrant, an amount in cash equal to the Public Merger Consideration less the per-share exercise price for such Company Warrant as set forth in the applicable Company Warrant.
“Willful Breach” means a breach that is a consequence of an intentional act deliberately undertaken or intentionally omitted to be taken by the breaching party with the knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, result in or constitute a breach of the relevant covenant or agreement; provided that, for the avoidance of doubt, a party’s failure to consummate the Closing when required pursuant to Section 2.01 shall be deemed a Willful Breach by such party.

(b) Each of the following terms is defined in the Section set forth opposite such term:
Additional Notice Giver	6.03(c)(i)
Adverse Recommendation Change	6.02(d)(i)
Adviser Compliance Policies	4.23(a)
Advisors II LP	Preamble
Advisors LP	Preamble
Agreement	Preamble
Allocation	6.19(g)
Allocation Statement	6.19(g)
Alternative Acquisition Agreement	6.02(a)
Antitrust Laws	4.04(b)
Base Date Revenue Run Rate	4.20(a)
Book-Entry Share	3.01(a)
Book-Entry Unit	3.02(a)
Cancelled Shares	3.01(c)
Cancelled Units	3.02(f)
Capital LP	Preamble
Capitalization Date	4.06(a)
Certificate	3.01(a)
Certificate of Merger	2.02(a)(i)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Benefit Plan	4.18(a)
Company Board	Recitals
Company Board Recommendation	4.03(b)
Company Closing Certificate	7.02(e)
Company Financial Statements	4.08(a)
Company Indemnified Parties	6.07(a)
Company Licenses	4.12(b)
Company Material Contract	4.11(a)(xiv)
Company Related Parties	8.03(b)
Company SEC Documents	4.07(a)
Company Securities	4.06(e)
Company Stockholder Meeting	6.04(a)
Compensatory Award Fund	3.03(a)
Contributed Value	Recitals
Converted Restricted Stock Award	3.06(c)
Converted RSU Award	3.06(b)
Current Employees	6.10(g)
Delaware Secretary of State	2.02(a)(i)
DGCL	Recitals
Dissenting Share	3.07(a)
DLPA	Recitals
DOL	4.24(d)
DTC	3.03(d)
DTC Payment	3.03(d)
Effective Time	2.02(a)(i)
End Date	8.01(b)
Enforceability Exceptions	4.02
Enforcement Expenses	8.03(d)

ERISA Affiliate	4.18(a)
ERISA Feeder Fund	4.24(d)
Exchange Fund	3.03(a)
FCA Approval	6.03(c)
FCA Rules	4.22(f)
Fee/Expense Amount	8.03(e)
Fee/Expense Amount Accountant’s Letter	8.03(e)
Fee/Expense Amount Tax Opinion	8.03(e)
Fee/Expense Escrow Account	8.03(e)
Filing Party	6.03(a)
Financing	6.17(a)
FIRPTA Certificate	3.05(b)
Founders	6.02(b)
FSMA	4.22(f)
General Partner Approvals	Recitals
HK-Regulated Entity	4.22(g)
HoldCo	Recitals
HoldCo A	Recitals
HoldCo B	Recitals
HoldCo C	Recitals
HoldCos	Recitals
Insurance Policies	4.16
Intellectual Property Agreement	4.15(j)(iii)
Intellectual Property Agreements	4.15(j)(iii)
Intervening Event Notice Period	6.02(f)(ii)
Labor Agreement	4.18(m)
LP Certificate	3.02(a)
LP Certificates of Merger	2.02(b)(i)
LP Merger I	Recitals
LP Merger II	Recitals
LP Merger III	Recitals
LP Merger Subs	Preamble
LP Mergers	Recitals
LP Mergers Effective Time	2.02(b)(i)
LTIP	6.10(g)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub III	Preamble
Merger Sub Inc	Preamble
Merger Subs	Preamble
Mergers	Recitals
Non-U.S. Plan	4.18(g)
Notice of Adverse Recommendation Change	6.02(e)(iii)
Notice of Intervening Event	6.02(f)(ii)
Notice Period	6.02(e)(iii)
Operating Partnerships	Preamble
Other Required Company Filing	6.04(b)
Parent	Preamble
Parent Closing Certificate	7.03(c)
parties	Preamble
party	Preamble

Paying Agent	3.03(a)
Potential Company Payment	8.03(e)
Premium Cap	6.07(b)
Proxy Statement	6.04(a)
PTCE	4.24(f)
Public Merger	Recitals
Public Merger Consideration	3.01(a)
REIT Cap	8.03(e)
REIT Qualification Ruling	8.03(e)
Related Person Agreements	4.25
Release Document	8.03(e)
Remedial Action	6.03(d)
Restricted Stock Consideration	3.06(c)
Retention Program	6.10(g)
Reviewing Party	6.03(a)
Rollover	Recitals
Rollover Agreement	Recitals
Rollover Holders	Recitals
Rollover Interests	Recitals
RSU Consideration	3.06(b)
Special Committee	Recitals
Special Committee Recommendation	Recitals
Support Agreements	Recitals
Surviving Corporation	2.02(a)(i)
Surviving Limited Partnership	2.02(b)(i)
Surviving Limited Partnerships	2.02(b)(i)
Takeover Statute	4.27
Tax Proceeding	6.19(e)
Tax Purchase Price	6.19(g)
Terminating Company Breach	8.01(e)
Terminating Parent Breach	8.01(f)
TRA	5.13
Trade Controls	4.12(f)
Transactions	Recitals
UK-Regulated Entities	4.22(a)
UK-Regulated Entity	4.22(a)
Unvested Restricted Stock Consideration	3.06(c)
Unvested RSU Consideration	3.06(b)
Unvested Units	3.02(b)
Vested Performance Consideration	3.06(a)
Vested Restricted Stock Consideration	3.06(c)
Vested RSU Consideration	3.06(b)
Withholding Certificates	3.05(b)
Section 1.02 Definitional and Interpretative Provisions.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).
(d) Words denoting natural Persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.
(e) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, terms defined in the singular have a comparable meaning when used in the plural and vice versa, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(f) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
(g) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(h) Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(i) The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(j) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(k) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(l) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(m) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States. All amounts in this Agreement shall be paid in U.S. Dollars, and if any amounts, costs, fees or expenses incurred by any party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, to the extent applicable, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in the Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by Parent, in effect at the time such amount, cost, fee or expense is incurred or to be calculated (as the case may be), and if the resulting conversion yields a number that extends beyond two (2) decimal points, rounded to the nearest penny.
(n) Each reference to the Effective Time shall be deemed to be followed by the words “(if any).”
(o) The word “breach” means (i) in the context of a breach of a representation and warranty, that such representation and warranty is not true and correct and (ii) in the context of a breach of a covenant or other obligation by a party, that such party has not complied with or performed such covenant or other obligation.

ARTICLE II
THE TRANSACTION
Section 2.01 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, at 10:00 a.m. (Eastern time) on the date which is two (2) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived (to the extent permitted by Applicable Law) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
Section 2.02 The Mergers.
(a) The Public Merger.
(i) Substantially contemporaneously with the Closing, the parties shall cause the Public Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) (A) a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and (B) all other filings or recordings required under the DGCL in order to consummate the Public Merger. The Public Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or at such later effective time and date that is agreed to by the Company and Parent and specified in the Certificate of Merger (the “Effective Time”). As a result of the Public Merger, the separate corporate existence of Merger Sub Inc. shall cease and the Company shall continue its existence as a wholly owned Subsidiary of Parent (or a direct or indirect wholly owned Subsidiary of Parent) under the Laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Public Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”
(ii) The Public Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all property, rights, privileges, powers and franchises of the Company and Merger Sub Inc., and all of the obligations, liabilities and duties of the Company and Merger Sub Inc. shall become the obligations, liabilities and duties of the Surviving Corporation.
(iii) At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety pursuant to the Public Merger to read in the form of the certificate of incorporation of the Surviving Corporation attached to Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation.
(iv) From and after the Effective Time, the officers and directors of Merger Sub shall be the officers and directors of the Surviving Corporation, in each case, to hold office in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.
(b) The LP Mergers.
(i) Substantially contemporaneously with the Closing, the parties shall cause the LP Mergers to be consummated by causing to be filed with the Delaware Secretary of State (A) the certificates of merger in the forms attached hereto as Exhibit B (the “LP Certificates of Merger”) and executed in accordance with the relevant provisions of the DLPA, and (B) all other filings or recordings required under the DLPA in order to consummate the LP Mergers. The LP Mergers shall become effective at the time the applicable LP Certificates of Merger have been filed with the Delaware Secretary of State or at such later effective time and date that is agreed to by the Company and Parent and specified in the LP Certificates of Merger (the “LP Mergers Effective Time”). As a result of the LP Mergers, the separate existence of Merger Sub I, Merger Sub II and Merger Sub III shall cease and each Operating Partnership shall continue its existence as a surviving partnership and a Subsidiary of Parent (or a direct or indirect wholly owned Subsidiary of

Parent) under the Laws of the State of Delaware. Each Operating Partnership, in its capacity as the limited partnership surviving the LP Mergers, is sometimes referred to in this Agreement as a “Surviving Limited Partnership” and, collectively, the “Surviving Limited Partnerships.”
(ii) The LP Mergers shall have the effects set forth in this Agreement, the LP Certificates of Merger and the applicable provisions of the DLPA. Without limiting the generality of the foregoing, from and after the LP Mergers Effective Time, the Surviving Limited Partnership of each LP Merger shall possess all property, rights, privileges, powers and franchises of, as applicable, the Operating Partnership and Merger Sub that are constituents to such LP Merger, and all of the obligations, liabilities and duties of, as applicable, the Operating Partnership and Merger Sub that are constituents to such LP Merger shall become the obligations, liabilities and duties of the Surviving Limited Partnership of such LP Merger.
(iii) At the LP Mergers Effective Time, (A) the certificate of limited partnership of each Operating Partnership in effect immediately prior to the LP Mergers Effective Time (as amended by the applicable merger certificate) shall be the certificate of limited partnership of the applicable Surviving Limited Partnership, and (B) the limited partnership agreement of each Operating Partnership in effect immediately prior to the LP Mergers Effective Time shall be the limited partnership agreement of the applicable Surviving Limited Partnership, in each case, until thereafter amended in accordance with the DLPA and as provided in such limited partnership agreement.
(iv) From and after the LP Mergers Effective Time, (A) the General Partner shall continue as the general partner of each Surviving Limited Partnership, Parent (or a direct or indirect wholly owned Subsidiary of Parent) shall be admitted as a limited partner of each Surviving Limited Partnership and each Surviving Limited Partnership shall be continued without dissolution, and (B) the officers of the General Partner of each Operating Partnership immediately prior to the LP Mergers Effective Time shall be the officers of the General Partner of the Surviving Limited Partnership surviving the LP Merger to which such Operating Partnership is a constituent, each to hold office in accordance with the limited partnership agreement of such Surviving Limited Partnership until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the limited partnership agreement of such Surviving Limited Partnership, as the case may be.
ARTICLE III
CONVERSION OF SECURITIES
Section 3.01 Effect of Public Merger on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Public Merger and without any action on the part of Parent, Merger Sub Inc. or the Company or the holders of any of the following securities, the following shall occur:
(a) Conversion of Company Class A Common Stock. Each share of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares, any Dissenting Shares and any unvested Company Restricted Stock Awards to be cancelled without payment in respect thereof pursuant to Section 3.06(c)) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $11.15 (such amount of cash, as may be adjusted pursuant to Section 3.01(f), is hereinafter referred to as the “Public Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.03 (or in the case of a lost, stolen or destroyed Certificate, in accordance with Section 3.04). All of the shares of Company Class A Common Stock converted into the Public Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such a share of Company Class A Common Stock represented by a certificate (each, a “Certificate”) and each holder of such a non-certificated share of Company Class A Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding immediately prior to the Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.03 (or in the case of a lost, stolen or destroyed Certificate, in accordance with Section 3.04), the Public Merger Consideration, without interest.
(b) Cancellation of Company Class B Common Stock. All shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(c) Cancellation of Certain Company Common Stock. All shares of Company Common Stock that are owned directly by Parent, Merger Sub Inc. or any of their Subsidiaries immediately prior to the Effective Time or held in treasury of the Company (the “Cancelled Shares”) shall be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.
(d) Conversion of Merger Sub Inc. Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub Inc. issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(e) Treatment of Company Warrants. Each Company Warrant issued and outstanding immediately prior to the Effective Time shall survive the Public Merger and remain outstanding, but shall, upon any subsequent exercise of such Company Warrant (by delivery to the Surviving Corporation of the exercise notice and exercise price pursuant to the terms of such Company Warrant), be entitled to receive only the Warrant Consideration for each share of Company Common Stock for which such Company Warrant was exercisable immediately prior to the Closing; provided that the holder of any Company Warrant may notify the Company (or, after the Effective Time, the Surviving Corporation) in accordance with the terms of such Company Warrant before the 30th day after a Change of Control (as defined in each Company Warrant) that such holder is exercising the holder’s right to cause the Company to purchase such Company Warrant from such holder for the Black-Scholes Value of the remaining unexercised portion of such Company Warrant in accordance with its terms; provided, further, that in no event may any holder of Company Warrants receive both the Warrant Consideration and the Black-Scholes Value in exchange for such Company Warrant.
(f) Adjustments. Without limiting the other provisions of this Agreement, if any change in the outstanding shares of Company Capital Stock has occurred, is occurring or shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares (including as a result of any Operating Partnership Units being exchanged into shares of Company Class A Common Stock), or any stock dividend or stock distribution thereon or unit dividend or unit distribution on the Operating Partnership Units (including any dividend or distribution of securities convertible into Company Capital Stock or Operating Partnership Units, as appropriate) with a record date during the period between the date of this Agreement and the Effective Time, the Public Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(f) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 6.01).
Section 3.02 Effect of LP Mergers on Operating Partnership Units. At the LP Mergers Effective Time, by virtue of the LP Mergers and without any action on the part of Parent, Merger Sub I, Merger Sub II, Merger Sub III or the Operating Partnerships or their respective partners, the following shall occur:
(a) Conversion of Certain Operating Partnership Units. Each LP Class A Unit, LP Class A-1 Unit, LP Class E Unit, LP Class P Unit and LP Class P-4 Unit issued and outstanding immediately prior to the LP Mergers Effective Time that is vested at the LP Mergers Effective Time or vests as a result of the consummation of the Transactions, in each case, in accordance with the Operating Partnership LPAs and any applicable award agreement (but excluding any Cancelled Units and Unvested Units) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to its applicable LP Merger Consideration, payable to the holder thereof, without interest, in accordance with Section 3.03 (or in the case of a lost, stolen or destroyed Certificate, in accordance with Section 3.04). All of the Operating Partnership Units converted into the LP Merger Consideration pursuant to this Article III, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such an Operating Partnership Unit represented by a certificate (each, a “LP Certificate”) and each holder of such a non-certificated Operating Partnership Unit represented by book-entry (each, a “Book-Entry Unit”), in each case, outstanding immediately prior to the LP Mergers Effective Time shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such LP Certificates or Book-Entry Units in accordance with Section 3.03 (or in the case of a lost, stolen or destroyed Certificate, in accordance with Section 3.04), the LP Merger Consideration, without interest. The LP Merger Consideration payable in respect of each Operating Partnership Unit shall be set forth in a schedule to be prepared by the Company and delivered to Parent no later than two (2) Business Days prior to Closing, and (i) all amounts and allocations set forth in such schedule shall be conclusive and binding upon the

Operating Partnerships and each holder of Operating Partnership Units, (ii) the parties acknowledge and agree that the Parent Related Parties shall be entitled to rely on such schedule as setting forth a true, correct and complete listing of all items set forth in such schedule, (iii) none of the Parent Related Parties or, after Closing, the Company Related Parties shall have any obligation to verify the accuracy of such schedule, (iv) none of the Parent Related Parties shall have any liability or obligation to any Person, including any holder of Operating Partnership Units, for any liabilities arising from or relating to errors, omissions or inaccuracies in calculating the LP Merger Consideration payable in respect of each Operating Partnership Unit and (v) the letter of transmittal required to be completed, executed and delivered by holders of Operating Partnership Units in accordance with Section 3.03 shall (x) set forth all of the foregoing and (y) include a release by the applicable holder of Operating Partnership Units of any purported or actual inaccuracy contained in such spreadsheet or any failure of such spreadsheet to allocate the LP Merger Consideration in accordance with the Operating Partnership LPAs, Applicable Law, this Agreement or any Contract governing or relating to any Operating Partnership Unit.
(b) Cancellation of Unvested Operating Partnership Units, LP Profit Sharing Interests and LP Class C Units. Effective as of the Effective Time, the Acquired Companies will take all steps required prior to the Effective Time to cancel and retire without any conversion thereof any (i) Operating Partnership Unit held by a Company Service Provider that is unvested at the LP Mergers Effective Time and that does not vest as a result of the consummation of the Transactions, in each case, in accordance with the Operating Partnership LPAs and any applicable award agreement (the “Unvested Units”), (ii) LP Profit Sharing Interests and (iii) LP Class C Units such that the Unvested Units, the LP Profit Sharing Interests and the LP Class C Units shall cease to exist and no payment shall be made in respect thereof.
(c) No Conversion of LP Class B Units. All LP Class B Units issued and outstanding immediately prior to the LP Mergers Effective Time shall not be converted, cancelled nor extinguished and shall continue to remain outstanding as LP Class B Units of the applicable Surviving Limited Partnership following the LP Mergers Effective Time, and the holder of such LP Class B Units that is the general partner of the Operating Partnerships immediately prior to the LP Mergers Effective Time shall continue as general partner of the Operating Partnerships.
(d) General Partner Interest. The general partner interest of the General Partner as general partner of each Operating Partnership outstanding immediately prior to the LP Mergers Effective Time shall not be converted, cancelled nor extinguished and shall remain outstanding following the LP Mergers Effective Time, and the General Partner shall continue as the general partner of each Operating Partnership.
(e) Rollover Interests. For the avoidance of doubt, the Rollover Interests held by each of the Rollover Holders that are outstanding immediately prior to the LP Mergers Effective Time shall not be converted, cancelled or extinguished and shall be contributed to the applicable HoldCo in accordance with the Rollover Agreement and shall be treated in accordance with Section 3.02(f), and HoldCo A shall continue as a limited partner of Capital LP, HoldCo B shall continue as a limited partner of Advisors LP and HoldCo C shall continue as a limited partner of Advisors II LP.
(f) Cancellation of Certain Operating Partnership Units. Subject to Section 3.02(c) and Section 3.02(e), all Operating Partnership Units that are owned directly by Parent, Merger Sub I, Merger Sub II, Merger Sub III or any of their Subsidiaries (including the Rollover Interests) or held in treasury of the Operating Partnerships immediately prior to the LP Mergers Effective Time (the “Cancelled Units”) shall, by virtue of the LP Mergers, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.
(g) Conversion of Merger Sub I, Merger Sub II and Merger Sub III Units. Each issued and outstanding limited partner interest of Merger Sub I, Merger Sub II and Merger Sub III issued and outstanding immediately prior to the LP Mergers Effective Time shall be converted into and become one (1) Class A Common Unit of the applicable Surviving Limited Partnership, and the holder of such limited partner interest of Merger Sub I, Merger Sub II and Merger Sub III shall be admitted as a limited partner of each Surviving Limited Partnership.
(h) Adjustments. Without limiting the other provisions of this Agreement, if any change in the outstanding units of Operating Partnership Units has occurred, is occurring or shall occur by reason of any reclassification, recapitalization, or combination, exchange or readjustment of units (including any Operating Partnership Units being exchanged into shares of Company Class A Common Stock), or any unit dividend or unit distribution thereon or stock dividend or stock distribution on the Operating Partnership Units (including any dividend or distribution of securities convertible into Company Capital Stock or Operating Partnership Units, as appropriate) with a record date during the period between the date of this Agreement and the LP Mergers Effective Time, the LP Merger Consideration shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement, the Operating Partnership LPAs and the Exchange Agreements. Nothing in this Section 3.02(h) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 6.01).
Section 3.03 Surrender and Payment.
(a) Prior to the Effective Time and LP Mergers Effective Time, as applicable, Parent shall select a financial institution reasonably acceptable to the Company to act as paying agent for the Public Merger and the LP Mergers (the “Paying Agent”) and enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent. Prior to the Effective Time and LP Mergers Effective Time, Parent shall deposit or cause to be deposited (i) with the Paying Agent, cash in an amount sufficient to pay the aggregate Public Merger Consideration, LP Merger Consideration and Warrant Consideration (if applicable) required to be paid in accordance with Section 3.01 and Section 3.02 (such cash shall be referred to in this Agreement as the “Exchange Fund”), and (ii) with the Company, cash in an amount sufficient to pay the aggregate RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration in accordance with Section 3.06 (such cash shall be referred to in this Agreement as the “Compensatory Award Fund”). In the event the Exchange Fund or the Compensatory Award Fund shall be insufficient to make the payments in connection with the Public Merger and the LP Mergers contemplated by Section 3.01, Section 3.02 or Section 3.06, respectively, Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent or the Surviving Corporation, as applicable, in an amount that is equal to the deficiency in the amount required to make the applicable payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Public Merger Consideration and LP Merger Consideration contemplated to be issued pursuant to Section 3.01 and Section 3.02 out of the Exchange Fund. Parent shall cause the Surviving Corporation to pay the RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration contemplated to be paid pursuant to Section 3.06 out of the Compensatory Award Fund.
(b) As soon as reasonably practicable after the Effective Time and the LP Mergers Effective Time, as applicable, and in any event not later than the second (2nd) Business Day following the Effective Time and the LP Mergers Effective Time, as applicable, Parent will cause the Paying Agent to send to each holder of record (as of immediately prior to the Effective Time and the LP Mergers Effective Time) of (i) an outstanding share of Company Class A Common Stock represented by a Certificate or an outstanding Book-Entry Share immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares and any unvested Company Restricted Stock Awards to be cancelled without payment in respect thereof pursuant to Section 3.06(c)) and (ii) an outstanding Operating Partnership Unit represented by a LP Certificate or an outstanding Book-Entry Unit immediately prior to the LP Mergers Effective Time (other than the Unvested Units, LP Class B Units or Cancelled Units): (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or LP Certificates (or effective affidavits of loss in lieu thereof as provided in Section 3.04) or Book-Entry Shares or Book-Entry Units, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Class A Common Stock outstanding immediately prior to the Effective Time and Operating Partnership Units outstanding immediately prior to the LP Mergers Effective Time and entitled to LP Merger Consideration pursuant to Section 3.02 to the Paying Agent, and (y) instructions for use in effecting the surrender of Certificates or LP Certificates (or effective affidavits of loss in lieu thereof as provided in Section 3.04) or Book-Entry Shares or Book-Entry Units, as applicable, in exchange for the Public Merger Consideration or LP Merger Consideration in such form as Parent and the Company may reasonably agree.
(c) Upon the surrender of a Certificate or LP Certificate (or affidavit of loss in lieu thereof as provided in Section 3.04) or Book-Entry Shares or Book-Entry Units, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, including the Withholding Certificate from holders of Operating Partnership Units and such other documents as may be reasonably required pursuant to such instructions, the holder of such shares of Company Class A Common Stock or Operating Partnership Units represented by such Certificate or LP Certificate as of immediately prior to the Effective Time or of such Book-Entry Share or Book-Entry Unit immediately prior to the Effective Time shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable (but in any event within two (2) Business Days), an amount in cash (less any applicable withholding Taxes payable in respect thereof) equal to the product obtained by multiplying (i) the number of shares of Company Class A Common Stock or Operating Partnership Units represented by such Certificate or LP Certificate or of such Book-Entry Share or Book-Entry Unit by (ii) the Public Merger Consideration or LP Merger Consideration pursuant to the provisions of this Article III, and the Certificates, LP Certificates, Book-Entry Shares or Book-Entry Units surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Class A Common Stock or an Operating Partnership Unit that is not registered in the transfer records of the Company or the Operating Partnerships, as applicable, payment of the appropriate amount of Public Merger Consideration or LP Merger Consideration may be made to a Person other than the Person in whose name the Certificate, LP Certificate, Book-Entry Share or Book-Entry Unit so surrendered is registered, if such Certificate or LP Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share or Book-Entry Unit shall be properly transferred. The Paying Agent will accept the Certificates, LP Certificates, Book-Entry Share or Book-Entry Unit upon compliance with such reasonable terms and conditions as the Paying Agent may impose to cause an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate, LP Certificate, Book-Entry Share or Book-Entry Unit. Until so surrendered, the Certificates and the LP Certificates, Book-Entry Share or Book-Entry Unit shall be deemed from and after the Effective Time and the LP Mergers Effective Time to evidence only the right to receive the consideration payable in respect thereof pursuant to Section 3.01 or Section 3.02, as applicable.
(d) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 2:00 P.M. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of shares of Company Class A Common Stock and the number of Operating Partnership Units held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Public Merger Consideration and the LP Merger Consideration, as applicable (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 2:00 P.M. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.
(e) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate, LP Certificate, Book-Entry Share or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate, LP Certificate, Book-Entry Share or Book-Entry Unit or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.
(f) After the Effective Time and LP Mergers Effective Time, as applicable, there shall be no further registration of transfers of shares of Company Class A Common Stock or Operating Partnership Units that were issued and outstanding immediately prior to the Effective Time, as applicable. From and after the Effective Time and the LP Mergers Effective Time, as applicable, the outstanding shares of Company Class A Common Stock and Operating Partnership Units that are canceled pursuant to Section 3.02 represented by Certificates or LP Certificates immediately prior to the Effective Time, and the Book-Entry Shares or Book-Entry Units outstanding immediately prior to the Effective Time and LP Mergers Effective Time, as applicable, will no longer be outstanding and will be cancelled automatically and cease to exist and each holder thereof shall cease to have any rights with respect to such shares of Company Class A Common Stock and Operating Partnership Units, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time and the LP Mergers Effective Time, as applicable, Certificates, LP Certificates, Book-Entry Shares, Book-Entry Units or the Company Warrants are presented to the Paying Agent, the Surviving Corporation, the Surviving Limited Partnerships or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.
(g) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the holders of shares of Company Class A Common Stock, Operating Partnership

Units or the Company Warrants (if applicable) after the date which is one (1) year following the Effective Time shall be returned to Parent or an Affiliate thereof designated by Parent. Any holder of shares of Company Common Stock, Operating Partnership Units or Company Warrants (if applicable) who has not exchanged his, her or its shares of Company Class A Common Stock (including the shares of the Company Class A Common Stock into which the Company Warrants are exercised pursuant to Section 3.01(e) (if applicable)) or Operating Partnership Units in accordance with this Section 3.03 prior to that time shall thereafter look only to Parent (as general unsecured creditors thereof) for delivery of the Public Merger Consideration, LP Merger Consideration, Warrant Consideration (if applicable) or Black-Scholes Value (after giving effect to any required Tax withholdings) in respect of such holder’s shares of Company Class A Common Stock, Operating Partnership Units or Company Warrants. The Company shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Certificates, LP Certificates, Book-Entry Shares or Book-Entry Units for the Public Merger Consideration, the LP Merger Consideration or the Warrant Consideration (if applicable). Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Surviving Limited Partnerships shall be liable to any Person, including any former holder of shares of Company Class A Common Stock, Operating Partnership Units, Company Warrants or Company Stock Awards, including for any Public Merger Consideration, LP Merger Consideration, Warrant Consideration (if applicable), RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Public Merger Consideration or LP Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Public Merger Consideration and LP Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(h) The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time and the LP Mergers Effective Time, as applicable, the Surviving Corporation or the Surviving Limited Partnerships; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Class A Common Stock or Operating Partnership Units in the amount of such losses and (ii) no such investment shall have maturities that could prevent or materially delay payment obligations of the Parent to be made pursuant to Section 3.03. Any interest or income produced by such investments will be payable to Parent or its designee as directed by Parent.
(i) All Public Merger Consideration, LP Merger Consideration, Warrant Consideration (if applicable), RSU Consideration, Restricted Stock Consideration and Vested Performance Consideration issued or paid upon conversion of the shares of Company Class A Common Stock (including the shares of the Company Class A Common Stock into which the Company Warrants are exercised pursuant to Section 3.01(e) (if applicable)), Operating Partnership Units or the Company Stock Awards, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Class A Common Stock, Operating Partnership Units, Company Warrants (if applicable) or Company Stock Awards, as the case may be, that were issued and outstanding immediately prior to the Effective Time.
Section 3.04 Lost Certificates. If any Certificate or LP Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (in form and substance reasonably acceptable to Parent) by the Person claiming such Certificate or LP Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate or LP Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate or LP Certificate the Public Merger Consideration or LP Merger Consideration, as applicable, to be paid in respect of the shares of Company Class A Common Stock represented by such Certificate or Operating Partnership Units represented by such LP Certificate, as of immediately prior to the Effective Time and the LP Mergers Effective Time, as applicable, as contemplated by this Article III.
Section 3.05 Withholding Rights.
(a) Each of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II, Merger Sub III, the Surviving Corporation, the Surviving Limited Partnerships, their respective Subsidiaries and Affiliates and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including consideration payable to any holder or former holder of Company Stock Awards, such amounts as is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of Tax Law. Except with respect to any withholding or deduction (x) required pursuant to Sections 1445 or 1446(f) of the Code as a result of a failure to provide any Withholding Certificates or the FIRPTA Certificate or (y) related to any compensatory amounts payable in connection with any payment under this Agreement, in the event Parent determines that it or Merger Subs are required to withhold or deduct pursuant to this Section 3.05 with respect to amounts otherwise payable to holders of Operating Partnership Units on the Closing Date, Parent and the Merger Subs shall use reasonable best efforts to provide notice to the Company of any such deduction or withholding at least three (3) Business Days in advance of the Closing Date and shall reasonably cooperate with the Company or the Operating Partnerships, as applicable, to minimize or eliminate such deduction or withholding to the extent permitted by Law. To the extent that amounts are deducted or withheld and paid over to the appropriate Governmental Authority by Parent, the Merger Subs, the Surviving Corporation, the Surviving Limited Partnerships, their respective Subsidiaries or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(b) The letter of transmittal shall require that each holder of an Operating Partnership Unit as of immediately prior to the LP Mergers Effective Time (other than LP Class B Units, Unvested Units and Cancelled Units) deliver a duly executed IRS Form W-9 or IRS Form W-8BEN or other applicable IRS Form W-8 (along with, unless such holder delivers a duly executed IRS Form W-9, such Section 1446(f) withholding certificate (in form and substance reasonably satisfactory to Parent) pursuant to Treasury Regulations Section 1.1446(f)-2 as reasonably determined by Parent that such holder is legally entitled to provide (the “Withholding Certificates”)). Prior to any payment of LP Merger Consideration, unless each holder of an Operating Partnership Unit as of immediately prior to the LP Mergers Effective Time (other than LP Class B Units, Unvested Units and Cancelled Units) delivers a duly executed IRS Form W-9, the applicable Operating Partnership shall deliver to Parent a duly executed affidavit dated as of the Closing Date from the applicable Operating Partnership, in accordance with Treasury Regulation Section 1.1445-11T(d)(2) and in form and substance reasonably satisfactory to Parent (the “FIRPTA Certificate”), certifying that fifty percent or more of the value of its gross assets does not consist of U.S. real property interests, or that ninety percent or more of the value of its gross assets does not consist of U.S. real property interests plus cash or cash equivalents. Notwithstanding anything to the contrary, the sole remedy in connection with a failure by a holder of an Operating Partnership Unit as of immediately prior to the LP Mergers Effective Time to deliver such Withholding Certificates or by the applicable Operating Partnership to deliver the affidavit described in the immediately preceding sentence shall be for Parent to withhold payment in accordance with this Section 3.05 with respect to the portion of the LP Merger Consideration payable to the relevant former holder of Operating Partnership Units.
Section 3.06 Treatment of Company Stock Awards.
(a) Treatment of Company Performance Awards. Effective as of the Effective Time, automatically and without any action on the part of the holder thereof or the Acquired Companies, (i) each Company Performance Award that remains outstanding immediately prior to the Effective Time that is permitted to be or is automatically cancelled pursuant to its terms as in effect as of the date hereof, including after giving effect to Section 3.06(d) hereof, shall be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof, (ii) each Company Performance Award that remains outstanding immediately prior to the Effective Time that is vested or that vests at the Effective Time pursuant to its terms as in effect as of the date hereof shall be converted into the right to receive, subject to Section 3.05, an amount in cash (without interest and subject to applicable withholdings) (the “Vested Performance Consideration”), equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such Company Performance Award (or vested portion thereof, as applicable) immediately prior to the Effective Time, by (y) the Public Merger Consideration. Effective as of the Effective Time, each other Company Performance Award that remains outstanding as of the Effective Time will be cancelled and terminated without any consideration payable to the holders thereof.
(b) Treatment of Company RSU Awards. Effective as of immediately prior to the Effective Time, automatically and without any action on the part of the holder thereof or the Acquired Companies, (i) each Company RSU Award that remains outstanding immediately prior to the Effective Time that is vested or that vests at the Effective Time pursuant to its terms as in effect as of the date hereof shall be converted into the right to receive, subject to Section 3.05, an amount in cash (without interest and subject to applicable withholdings) (the “Vested RSU Consideration”), equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock underlying such vested Company RSU Award immediately prior to the Effective Time, by (y) the Public Merger Consideration and (ii) each Company RSU Award that remains outstanding immediately prior to the Effective Time that is unvested (and to the extent not vested at the Effective Time) will automatically be cancelled and converted into a restricted cash award (which, for the avoidance of doubt, is a contractual right and not an equity security), which shall have a cash value (each, a “Converted RSU Award”) equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such unvested Company RSU Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration. Each Converted RSU Award corresponding to a Company RSU Award outstanding as of the date hereof shall be subject to substantially the same terms and conditions as applied to the corresponding Company RSU Award immediately prior to the Effective Time and shall be paid (without interest and subject to applicable withholdings) promptly upon vesting (the “Unvested RSU Consideration,” and together with the Vested RSU Consideration, the “RSU Consideration”).
(c) Treatment of Company Restricted Stock Awards. Notwithstanding anything herein to the contrary, effective as of immediately prior to the Effective Time, automatically and without any action on the part of the holders thereof or the Acquired Companies, (i) each Company Restricted Stock Award (or portion thereof) that is vested as of the Effective Time or that vests at the Effective Time pursuant to its terms as in effect as of the date hereof shall be treated as shares in accordance with Section 3.01(a) of this Agreement; provided that the payment of Public Merger Consideration in respect thereof shall be subject to applicable withholdings (the “Vested Restricted Stock Consideration”), and (ii) each Company Restricted Stock Award that remains outstanding immediately prior to the Effective Time that is unvested (and to the extent not vested at the Effective Time) will automatically terminate and be cancelled and converted into a restricted cash award (which, for the avoidance of doubt, is a contractual right and not an equity security), which shall have a cash value (each, a “Converted Restricted Stock Award”) equal to the product of (x) the aggregate number of shares of Company Common Stock underlying such unvested Company Restricted Stock Award immediately prior to the Effective Time multiplied by (y) the Public Merger Consideration. Each Converted Restricted Stock Award corresponding to a Company Restricted Stock Award outstanding as of the date hereof shall be subject to substantially the same terms and conditions as applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time and shall be paid (without interest and subject to applicable withholdings) promptly upon vesting (the “Unvested Restricted Stock Consideration,” and together with the Vested Restricted Stock Consideration, the “Restricted Stock Consideration”).
(d) Termination of Company Stock Plans and Certain Company Performance Awards; Further Actions. As of the Effective Time, no further Company Stock Awards, shares of Company Capital Stock, Operating Partnership Units or other rights with respect to Company Securities shall be granted or purchased, as applicable, pursuant to the Company Stock Plans, and the Company Stock Plans shall be terminated. The Company shall adopt, or cause to be adopted, resolutions providing for the treatment of the Company Stock Plans and certain Company Performance Awards as set forth in this Section 3.06(d).
Section 3.07 Dissenting Shares.
(a) Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Class A Common Stock held by a holder who neither voted in favor of adoption of this Agreement or consented thereto in writing with respect to such share and for which the holder or Beneficial Owner has properly and validly perfected its statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into or represent a right to receive any portion of the Public Merger Consideration and such holders and Beneficial Owner thereof shall be entitled to such rights as are granted by Section 262 of the DGCL, and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder or Beneficial Owner of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively and effectively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (ii) if any holder or Beneficial Owner of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (iii) if a court of competent jurisdiction shall determine that such holder or Beneficial Owner is not entitled to the relief provided by Section 262 of the DGCL, such holder(s) or Beneficial Owner(s) (as the case may be) shall forfeit the right to appraisal of such shares of Company Class A Common Stock and such shares of Company Class A Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Class A Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Public Merger Consideration.
(b) The Company shall give Parent (i) prompt notice of all demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL received by the Company in connection with the Mergers and (ii) the reasonable opportunity to participate in all Proceedings with respect to demands for appraisal under Applicable Law of Delaware in respect of Dissenting Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any demands for payment, in respect of Dissenting Shares. Any portion of the Public Merger Consideration made available to the Paying Agent pursuant to Section 3.03 to pay for shares of Company Class A Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the Company Disclosure Letter or (b) as disclosed in the Company SEC Documents (other than (i) disclosures contained or referenced in the “Risk Factors” section of any Company SEC Documents, (ii) any disclosures contained or referenced in any “forward-looking statements” section in the Company SEC Documents and (iii) any other disclosures or information contained or referenced in the Company SEC Documents, to the extent such statements are predictive, non-specific, cautionary or forward-looking in nature) filed by the Company on or after the Look-Back Date and available to the public at least two (2) Business Days prior to the date hereof, the Company represents and warrants to Parent and the Merger Subs as follows:
Section 4.01 Organization.
(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted and to own, lease or operate its properties and assets (except, in each case, where such failure would not reasonably be expected to be material and adverse to the Acquired Companies taken as a whole). The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect.
(b) Section 4.01(b) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization or formation and schedule of equityholders of each Subsidiary of the Company. Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, is in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary; except where such failure would not reasonably be expected to be material to the Acquired Companies taken as a whole; and (iii) has all corporate or partnership power and authority required to carry on its business as currently conducted, except where such failure would not reasonably be expected to be material to the Acquired Companies taken as a whole. The Company has made available to Parent true, correct and complete copies of the organizational documents of each of the Acquired Companies.
(c) Sculptor (Shanghai) Overseas Investment Fund Management Co., Ltd. (  ) has deregistered as a PRC fund manager with the Asset Management Association of China (AMAC) and it remains to be a normal wholly-foreign-owned enterprise (WFOE) in China with no employee or business since June 21, 2021.
Section 4.02 Authority. The Company and each Operating Partnership has all requisite corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions. Assuming the accuracy of the representations and warranties set forth in Section 5.07, the execution, delivery and performance by the Company and the Operating Partnerships of this Agreement, and the consummation of the Transactions have been duly and validly authorized and approved by all necessary corporate or partnership action on the part of the Company, the General Partner and each Operating Partnership subject to the receipt of the Required Company Stockholder Approval, and no other corporate or partnership proceedings on the part of the Company or Operating Partnerships are necessary to authorize the execution and delivery of this Agreement or for the Company or the Operating Partnerships to consummate the Transactions (other than, with respect to the Public Merger and the LP Mergers, the filing of the Certificate of Merger and the LP Certificates of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by Parent and the Merger Subs of this Agreement and the accuracy of the representations and warranties set forth in Section 5.07, this Agreement has been duly and validly executed and delivered by the Company and Operating Partnerships and constitutes the legal, valid and binding obligation of the Company and Operating Partnerships, enforceable against the Company and Operating Partnerships in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”). Prior to the execution of the Support Agreements, the Company Board (acting upon the unanimous recommendation of the Special Committee to take such action) approved the Support Agreements and the transactions contemplated thereby. Except for the Required Company Stockholder Approval and the General Partner Approvals, no other vote of the holders of any class or series of Company Capital Stock or Operating Partnership Units is necessary pursuant to Applicable Law or the organizational documents of the Acquired Companies to adopt this Agreement and consummate the Transactions.
Section 4.03 Company Board Approval; Fairness Opinion.
(a) The Special Committee has duly adopted resolutions (i) determining that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein, are fair to, advisable and in the best interests of, the Company and its stockholders, and (ii) making the Special Committee Recommendation.
(b) The Company Board, acting upon the Special Committee Recommendation, has duly adopted resolutions (i) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company Stockholders, (ii) approving the execution and delivery of this Agreement by the Company, the performance by the Company and each of the Operating Partnerships of its obligations hereunder and the consummation of the Transactions on the terms and subject to the conditions set forth herein, (iii) directing that this Agreement be submitted to the Company Stockholders for their adoption and (iv) subject to Section 6.02, recommending adoption of this Agreement by the Company Stockholders in accordance with the DGCL (such recommendation, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.
(c) As of the date of this Agreement:
(i) The Company Board has received the written opinion (or an oral opinion to be confirmed in writing) of the Company’s financial advisor J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, and matters considered and limitations on the review undertaken by J.P. Morgan Securities LLC in preparing its opinion, the Public Merger Consideration to be paid pursuant to, and in accordance with, the terms of this Agreement to the holders of shares of Company Class A Common Stock is fair, from a financial point of view, to such holders; and
(ii) The Special Committee has received the written opinion (or an oral opinion to be confirmed in writing) of PJT Partners LP to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, and limitations on the review undertaken by PJT Partners LP in connection with the opinion, the Public Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Company Class A Common Stock (other than holders of Company Class A Common Stock that hold Operating Partnership Units and their respective Affiliates that are holders of

Company Class A Common Stock) is fair, from a financial point of view, to such holders. The Company shall, following the execution of this Agreement by all parties, furnish an accurate, complete and confidential copy of such said opinion letters to Parent solely for informational purposes.
(d) The Company has adopted resolutions providing that any Company Performance Award for which the applicable performance condition is not deemed to be satisfied on the basis of the Public Merger Consideration shall be deemed to be unable to satisfy the applicable performance condition and shall be cancelled.
Section 4.04 Governmental Authorization. No Governmental Permits are required in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions other than (a) the filing of the Certificate of Merger and each LP Certificate of Merger with the Delaware Secretary of State, (b) compliance with and filings or notifications under any applicable requirements of the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, the “Antitrust Laws”), (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (d) any Required Irish FDI Filing, (e) compliance with and filings or notifications listed in Section 4.04 of the Company Disclosure Letter, (f) such other Governmental Permits, the failure to obtain which would not reasonably be expected to have a Company Material Adverse Effect and (g) any filings, consents or other notifications as may be required as a result of the business or identity of Parent or any of its Affiliates.
Section 4.05 Non-Contravention.
(a) Except as set forth on Section 4.05 of the Company Disclosure Letter or any required Client Consent in connection with the Transactions, and assuming the accuracy of the representations and warranties set forth in Section 5.07, the execution, delivery and performance by the Company and Operating Partnerships of this Agreement and the consummation by the Company and Operating Partnerships of the Transactions do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of any Acquired Company or any Portfolio Company or any Fund Documentation, (ii) assuming that the Governmental Permits referred to in Section 4.04 have been obtained, contravene, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in clauses (a) through (f) of Section 4.04 and, in the case of the consummation of the Public Merger, subject to obtaining the Required Company Stockholder Approval, require any consent (other than Client Consents) by any Person under, constitute a default, or constitute an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which an Acquired Company, any Fund or any Portfolio Company is entitled under any Contract to which any Acquired Company, any Fund or any Portfolio Company is a party or to which any of their respective properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Acquired Company, any Fund or any Portfolio Company, except in the case of clauses (ii), (iii) and (iv) above and, in the case of clause (i) above solely as it relates to any Portfolio Company, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, or loss that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.
(b) No consent, waiver, approval, Governmental Order or Governmental Permit is required on the part of any Acquired Company, any CFO Manager, any CLO Manager, any CBO Manager, any Securitization Manager, any Fund or any Portfolio Company in connection with the execution and delivery by the Company and the Operating Partnerships of this Agreement, the compliance by the Company and the Operating Partnerships with any of the provisions hereof, or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger and the LP Certificates of Merger with the Delaware Secretary of State, and of appropriate documents with the relevant authorities of other states in which any Acquired Company is qualified to do business, (ii) any consent, waiver, approval, notice, Governmental Order, Governmental Permit or authorization the failure of which to obtain would not, individually or in the aggregate, (x) have a Company Material Adverse Effect or (y) reasonably be expected to prohibit or restrain the ability of the Acquired Companies to consummate the Transactions, and (iii) the consents set forth on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06 Capitalization; Subsidiaries.
(a) As of 5:00 P.M. (Eastern time) on July 21, 2023 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Class A Common Stock, of which 29,647,428 shares (inclusive of 1,099,947 Company Restricted Stock Awards and 3,550,714 Company Performance Awards) are issued and outstanding, (ii) 75,000,000 shares of Company Class B Common Stock, of which 33,017,247 shares (inclusive of 436,810 shares of Company Class B Common Stock which relate to our Class A-1 Units and will be voted pro rata in accordance with the vote of the Class A Common Stock) are issued and outstanding and (iii) 250,000,000 shares of Company Preferred Stock, of which 0 shares are issued and outstanding. As of the close of business on the Capitalization Date 4,338,015 shares of Company Class A Common Stock are issuable upon exercise of the Company Warrants.
(b) Section 4.06(b) of the Company Disclosure Letter contains, as of the Capitalization Date, (i) a complete, true and correct list of the designated partnership interests of each Operating Partnership and (ii) a complete, true and correct list of (A) each Subsidiary of the Company, (B) its place and form of organization and (C) the direct and indirect owner(s) of its capital stock, membership interests or other ownership interests, as applicable, to the extent such owner is not the Company or another wholly owned Subsidiary of the Company, together with the amount and/or percentage of ownership interests owned by each such Person. The Company owns, directly or indirectly, all of the capital stock, membership interests or other ownership interests, as applicable, of each of its Subsidiaries except as set forth on Section 4.06(b) of the Company Disclosure Letter.
(c) Section 4.06(c) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of (i) the authorized and outstanding Operating Partnership Units, and (ii) for each award of Operating Partnership Units granted to a Company Service Provider that is or was subject to vesting or forfeiture conditions, as applicable, the holder, date of grant, the number and type of Operating Partnership Units subject to such award as of the date of this Agreement, the vesting schedule, and current vested status.
(d) As of the Capitalization Date, the Company has outstanding: ((i) awards of performance-based restricted stock units in respect of shares of Company Common Stock granted pursuant to a Company Stock Plan covering an aggregate of 912,500 shares of Company Class A Common Stock (determined based on achievement of maximum performance goals), (ii) awards of performance-based restricted shares of Company Common Stock granted pursuant to a Company Stock Plan covering an aggregate of 3,550,714 shares of Company Class A Common Stock (determined based on achievement of maximum performance goals), (iii) Company RSU Awards covering an aggregate of 2,621,916 shares of Company Class A Common Stock or, with respect to any such Company RSU Awards to be settled in cash pursuant to their terms, the cash equivalent of an aggregate of 1,099,940 shares of Company Class A Common Stock and (iv) Company Restricted Stock Awards covering an aggregate of 1,099,947 shares of Company Class A Common Stock. As of the Capitalization Date, the Company has reserved 25,939,520 shares of Company Class A Common Stock under the Company Stock Plans for issuance on vesting or other conversion to Company Class A Common Stock of Company Stock Awards under the Company Stock Plans. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Operating Partnership LPAs, the Exchange Agreements and the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and non-assessable. Section 4.06(d) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Stock Award, including, for each such Company Stock Award, as applicable, the holder, date of grant, the applicable type of such Company Stock Award, the number of shares of Company Common Stock (or the cash equivalent of shares of Company Common Stock) subject to such Company Stock Award as of the date of this Agreement (which, for the performance-vesting Company Stock Awards, is determined based on achievement of maximum performance goals), the vesting schedule and current vested status.
(e) Except as provided in Section 4.06(a), and for changes since the Capitalization Date resulting from the vesting or other conversion or exchange of Operating Partnership Units into or for shares of Company Common Stock (in accordance with the Operating Partnership LPAs and the Exchange Agreements and regardless of whether any consent is needed such exchange) or Company Stock Awards outstanding on such date or granted after the date of this Agreement (in accordance with the terms of the applicable Company Stock Plan and award agreements thereunder), as of the Capitalization Date, there are no outstanding (i) shares of capital stock or other equity or voting interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or binding arrangements to acquire from the Company, or other obligation of the Company to issue, any capital stock, equity or voting securities or securities convertible into or exchangeable for capital stock or equity or voting securities of the Company, (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Capital Stock, the “Company Securities”); (vi) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) other obligations by the Company to make any payments based on the price or value of any Company Securities, except for any deviations from any of the foregoing clauses (i) to (viii) that would not reasonably be expected to be material to the Acquired Companies taken as a whole. The Company is not party to any contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect.
(f) Except as provided in Section 4.06(b) of the Company Disclosure Letter, as of the Capitalization Date, there are no outstanding (i) partnership interests or other equity or voting interests of any Operating Partnership, (ii) contingent rights or entitlements to partnership interests or other equity or voting interests of any Operating Partnership, (iii) options or other rights to acquire from any Operating Partnership, or other obligation of any Operating Partnership to issue, any partnership interests or other equity or voting interests of such Operating Partnership, (iv) obligations or binding commitments of any character restricting the transfer of any partnership interest of, or other equity or voting interest in, any Operating Partnership to which an Operating Partnership is a party or by which it is bound; or (v) other obligations by any Operating Partnership to make any payments based on the price or value of interests in any Operating Partnership. No Operating Partnership is a party to any contract that obligates it to repurchase, redeem or otherwise acquire any partnership interests or other equity or voting interests of any Operating Partnership. There are no accrued and unpaid distributions with respect to any partnership interests of an Operating Partnership.
(g) All outstanding equity interests of the Subsidiaries of the Company are validly issued, fully paid and non-assessable, and other than with respect to the Operating Partnerships, all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens). Other than pursuant to this Agreement and other than the issuance of shares of Company Class A Common Stock in exchange for Operating Partnership Units in accordance with the Operating Partnership LPAs and the Exchange Agreements (regardless of whether any consent is needed for such exchange, and which is subject to Section 6.01(a)(ii)), no Subsidiary of the Company has been or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its Subsidiaries). Other than pursuant to this Agreement and other than the issuance of shares of Company Class A Common Stock in exchange for Operating Partnership Units in accordance with the Operating Partnership LPAs and the Exchange Agreements (regardless of whether any consent is needed for such exchange), there are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.
(h) Other than (i) equity securities held in the Ordinary Course of Business for cash management purposes, (ii) rights or interests held in Subsidiaries or (iii) as set forth on Section 4.06(h) of the Company Disclosure Letter, none of the Acquired Companies owns or holds the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

Section 4.07 Company SEC Documents.
(a) Since the Look-Back Date, the Company has filed or otherwise furnished (as applicable) with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, documents and reports so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of its respective filing date, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document. None of the Company SEC Documents at the time it was filed (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading. True, correct and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. No Operating Partnership or Subsidiary of the Company is required to file any forms, reports or documents with the SEC.
Section 4.08 Company Financial Statements; Disclosure Controls.
(a) The consolidated financial statements (including all related notes and schedules) of the Acquired Companies filed with the Company SEC Documents (collectively, the “Company Financial Statements”) (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position of the Acquired Companies and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Acquired Companies as of the dates and for the periods referred to therein, subject, in the case of unaudited interim statements, to normal year-end adjustments, to the absence of notes and to any other adjustments described therein, in each case, to the extent permitted by applicable rules and regulations of the SEC.
(b) The Acquired Companies have established and maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2022, and such assessment concluded that such system was effective. Since December 31, 2022, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(c) The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of an Acquired Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Acquired Company are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Company. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Acquired Companies that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Acquired Companies. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.
Section 4.09 Absence of Certain Changes.
(a) Between the Company Balance Sheet Date and the date of this Agreement, (i) a Company Material Adverse Effect has not occurred, (ii) no Acquired Company has transferred any of its assets, other than sales of inventory for fair consideration in the Ordinary Course of Business, (iii) no Acquired Company has licensed any Company Owned IP except for non-exclusive licenses granted in the Ordinary Course of Business, (iv) no Acquired Company has sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets that are material to the Acquired Companies (including any material Company Owned IP), (v) no Acquired Company has committed to do any of the foregoing, and (vi) the business of the Acquired Companies has been conducted in the Ordinary Course of Business.
(b) Since the Company Balance Sheet Date, through the date of this Agreement, (i) the business of the Acquired Companies has been conducted in the Ordinary Course of Business; and (ii) none of the Acquired Companies has taken any action that, if taken or proposed to be taken after the date of this Agreement, would be prohibited by Section 6.01 (with respect to any of the foregoing).
Section 4.10 Indebtedness; No Undisclosed Liabilities.
(a) Section 4.10 of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Acquired Companies as of the date hereof, other than Indebtedness reflected on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents. As of the date of this Agreement, there is no liability, debt or obligation of or claim against an Acquired Company of a type required to be reflected or reserved for on a consolidated balance sheet prepared in accordance with GAAP, except for liabilities and obligations (a) reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto of any Acquired Company included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the Ordinary Course of Business, (c) disclosed in Section 4.08 of the Company Disclosure Letter or (d) which would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Acquired Companies is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.
(b) With respect to any Subsidiaries of the Company or any Funds which have been dissolved (including but not limited to Och-Ziff Consulting (Beijing) Company Limited () and Shanghai Sculptor Overseas Investment Fund Partnership (Limited Partnership) (), such Subsidiaries were duly and properly liquidated with no outstanding or threatened liabilities, obligations or other unresolved matters.
Section 4.11 Company Material Contracts.
(a) Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Contract, to which an Acquired Company is a party or is bound as of the date hereof, and which falls within any of the following categories:
(i) any joint venture, limited liability company or partnership agreement, other than any Fund Documentation;
(ii) any Contract, other than Investment Advisory Arrangements, that involves annual future expenditures or receipts by an Acquired Company of more than $1,000,000;
(iii) except with respect to Indebtedness set forth in the Company SEC Documents, any Contract relating to (A) Indebtedness for borrowed money or evidenced by promissory notes or debt securities or (B) any financial guaranty, in each case of clauses (A) and (B) in excess of $1,000,000 individually;
(iv) any Contract relating to an acquisition, divestiture, merger or similar transaction that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on an Acquired Company;

(v) any material lease, sublease or other Contract with respect to the Leased Real Property;
(vi) any Contract between or among an Acquired Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of the outstanding shares of any class of Company Capital Stock, or any Affiliate of the foregoing, on the other hand;
(vii) any Contract containing any covenant or other provision (A) prohibiting an Acquired Company from engaging in any business with any Person or levying a fine, charge or other payment for doing so; (B) containing and limiting the right of an Acquired Company pursuant to any “most favored nation” or “exclusivity” provisions; (C) limiting the right of an Acquired Company to engage in any material line of business or to compete with any Person in any line of business that is material to an Acquired Company; or (D) that, following the Closing, purports to limit in any respect the right of Parent or any of its Subsidiaries to compete with any Person, to market any product or service or to solicit customers or other Persons; in each case of clauses (A), (B) and (C), other than any such Contracts that (x) may be cancelled without material liability to an Acquired Company upon notice of 90 days or less, or (y) are not material to an Acquired Company;
(viii) any Contract that by its terms limits the payment of dividends or other distributions to stockholders by the Company or any Subsidiary of the Company;
(ix) any Investment Advisory Arrangement that is reasonably likely to provide annual payments in excess of $10,000,000;
(x) the Intellectual Property Agreements;
(xi) any Contract that is an agreement in settlement of a dispute that imposes material obligations on the Acquired Companies after the date hereof;
(xii) any employment, severance or other agreement related to the provision of services between any of the Acquired Companies and any Company Service Provider whose annualized compensation opportunities would exceed $500,000;
(xiii) other than any Fund Documentation, any Contract under which any Acquired Company is obligated, directly or indirectly, to make any capital contribution, co-investment, provision of seed capital or other investment in any Person or invest in any investment product; and
(xiv) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act).
Each Contract of the type described in this Section 4.11(a), other than this Agreement, is referred to herein as a “Company Material Contract.” True, correct and complete copies of each Company Material Contract have been made available by the Company to Parent, or publicly filed with the SEC.
(b) Except as set forth on Section 4.11(b) of the Company Disclosure Letter, (i) each Company Material Contract is a valid, binding and enforceable obligation of an Acquired Company or a Subsidiary of an Acquired Company and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions; (ii) each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms; (iii) none of the Company, Operating Partnerships or any of their respective Subsidiaries has received written notice of any violation or default under any Company Material Contract; and (iv) each Acquired Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no Acquired Company has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew or renegotiate in any material respects the terms of any such Company Material Contract.
Section 4.12 Compliance with Applicable Laws; Company Licenses; Data Privacy & Security.
(a) Except with respect to the matters set forth on Section 4.12(a) of the Company Disclosure Letter, the Acquired Companies are, and have been since the Look-Back Date in compliance with all Applicable Laws in all material respects. Since the Look-Back Date through to the date of this Agreement, none of the Acquired Companies has received any written communication from a Governmental Authority that alleges that an Acquired Company is in material default or material violation of any Applicable Laws.
(b) Except as set forth on Section 4.12(b) of the Company Disclosure Letter, the Acquired Companies hold all Governmental Permits that are required for the Acquired Companies to conduct their business and operations (the “Company Licenses”), as presently conducted, except where the failure to hold any such Company License would not reasonably be expected to have a Company Material Adverse Effect. Each Acquired Company complies with the terms of all Company Licenses, and no suspension or cancellation of any Company License is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate with other such noncompliance, suspensions or cancellations, reasonably be expected to have a Company Material Adverse Effect.
(c) Each Company License is valid and in full force and effect and has not, during the past five (5) years, been suspended, revoked, cancelled or adversely modified, except where the failure thereof to be in full force and effect, or the suspension, revocation, cancellation or modification thereof, would not, individually or in the aggregate with other such failures, suspensions, revocations, cancellations or modifications, reasonably be expected to have a Company Material Adverse Effect. There are no Proceedings pending or threatened in writing, or to the Knowledge of the Company, otherwise threatened, that would reasonably be expected to result in the revocation or termination of any Company License, and during the past five (5) years, there has not been any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except for where any such revocation or termination of a Company License or the failure to be renewed would not, individually or in the aggregate with any other such revocations or terminations or failures to be renewed, reasonably be expected to have a Company Material Adverse Effect.
(d) Except as set forth on Section 4.12(d) of the Company Disclosure Letter, in connection with its collection, storage, sharing, transfer, processing, disposal, disclosure or use of any Personal Information, since the Look-Back Date the Acquired Companies have complied with applicable requirements under the Data Privacy and Security Laws, privacy policies published by the Acquired Companies or to which the Acquired Companies are bound, and the requirements of any Contract relating to or involving the collection, storage, sharing, transfer, processing, disposal, disclosure or use of Personal Information to which an Acquired Company is a party, in each case, except as would not, individually or in the aggregate, be material to the business of the Acquired Companies. The Acquired Companies have reasonable and appropriate physical, technical, organizational and administrative security measures and policies in place designed to protect all Personal Information they collect from and against unauthorized access, use and disclosure. None of the Acquired Companies has received any communication from any Governmental Authority or other third party that alleges that such Acquired Company is not in compliance with any Data Privacy and Security Laws, except as would not, individually or in the aggregate, be material to the business of the Acquired Companies.
(e) Since the Look-Back Date, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Company IT Assets, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Information in the possession or control of the Acquired Companies, and no Acquired Company has received notice of the foregoing, in each case, except as would not, individually or in the aggregate, be material to the business of the Acquired Companies.
(f) Neither the Company, the Operating Partnerships, nor any of their respective Subsidiaries, nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of any of the Company, the Operating Partnerships, or their respective Subsidiaries are, as of the date of this Agreement, or have, in the past five (5) years, been (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in violation of Sanctions; (iii) making or accepting any unlawful payment or giving, receiving, offering, promising or agreeing to give or receive any money or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (iv) otherwise in violation of any Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”) or any Anti-Corruption Laws.

(g) Neither the Company, the Operating Partnerships, nor any of their respective Subsidiaries have (i) received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case of clauses (i), (ii) and (iii), related to Trade Controls or Anti-Corruption Laws.
(h) The Company, the Operating Partnerships and their respective Subsidiaries have implemented, maintained in effect and enforced written policies, procedures and internal controls, including an internal accounting controls system and appropriate identification procedures that have not been deemed ineffective by any Governmental Authority and that meet the requirements of applicable anti-money laundering Laws, that are reasonably designed to prevent, deter and detect violations of applicable Sanctions Laws and Anti-Corruption Laws.
(i) Notwithstanding the foregoing, no representation or warranty in this Section 4.12 is made with respect to Company SEC Documents or financial statements, “disclosure controls and procedures” or “internal control over financial reporting,” real property matters, Intellectual Property Rights matters, Tax matters, employee benefits matters or environmental matters, which are addressed exclusively in Section 4.07 (Company SEC Documents) Section 4.08 (Company Financial Statements; Disclosure Controls), Section 4.14 (Real Property), Section 4.15 (Intellectual Property), Section 4.17 (Tax Matters), Section 4.18 (Employees and Employee Benefit Plans) and Section 4.19 (Environmental Matters), respectively.
(j) Except as set forth on Section 4.12(j) of the Company Disclosure Letter, within the previous five (5) years, the Company has not had any dealings or transactions with persons named on OFAC’s SDN List.
Section 4.13 Litigation. Except as set forth on Section 4.13 of the Company Disclosure Letter, since the Look-Back Date through to the date of this Agreement, there are no pending, threatened in writing or to the Knowledge of the Company otherwise threatened Proceedings at law or in equity to which an Acquired Company is a party or any Proceeding by any Governmental Authority against or involving an Acquired Company or any of its respective assets or properties, in each case that (i) involves an amount in controversy in excess of $1 million, (ii) would reasonably be expected to prevent or materially delay the consummation of the Transactions or any of the other transactions contemplated by this Agreement or (iii) would be material to the Acquired Companies, taken as a whole. No Acquired Company, or any of its respective assets or properties, is subject to any outstanding Governmental Order, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.14 Real Property.
(a) Section 4.14(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Owned Real Property. Except as set forth on Section 4.14(a) of the Company Disclosure Letter or except as would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, an Acquired Company owns such Owned Real Property in fee (or the equivalent interest in the applicable jurisdiction), subject only to Permitted Liens.
(b) Section 4.14(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property and contains a true, complete and correct list of all Leases for such Leased Real Property (including the date and name of the parties to such Lease document), and the Leased Real Property identified in Section 4.14(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Acquired Companies. The Acquired Companies have delivered to Parent a true and complete copy of each Lease document (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).
(c) Except as set forth on Section 4.14(c) of the Company Disclosure Letter, with respect to each of the Leases: (i) an Acquired Company has a valid and enforceable leasehold estate in all Leased Real Property, subject to the Enforceability Exceptions and any Permitted Liens, (ii) no Acquired Company, nor any other party to such Lease for Leased Real Property, is in breach or default under any Lease for Leased Real Property, and no event or circumstance has occurred or circumstance exists that, with notice or lapse of time, or both, would constitute such a breach or default by the party that is the lessee or lessor of such Lease for Leased Real Property, (iii) to the Knowledge of the Company, no Acquired Company’s possession or quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and to the Company’s Knowledge, there are no disputes with respect to any such Lease, (iv) no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof, and (v) no Acquired Company has collaterally assigned or granted any other security interest in such Lease or any interest therein.
Section 4.15 Intellectual Property.
(a) Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list of all Registered IP. All Company Owned IP is subsisting, and, to the Knowledge of the Company, valid and enforceable.
(b) The Acquired Companies exclusively own and possess all right, title and interest to and in the Company Owned IP and have sufficient rights pursuant to an enforceable written license to use all Company Licensed IP, in each case free and clear of any Liens (other than Permitted Liens). None of the Registered IP is subject to any pending challenge received by any Acquired Company in writing relating to the invalidity or unenforceability of such Registered IP (excluding ordinary course office actions at the U.S. Patent & Trademark Office or similar Governmental Authorities).
(c) All Persons (including current and former employees and independent contractors) who have developed, created or contributed to Company Owned IP have assigned to the Acquired Companies in writing, pursuant to a valid and enforceable agreement, all of their rights therein that did not initially vest with the Acquired Companies by operation of law.
(d) No Acquired Company has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, in any material respect, any Intellectual Property Right of any other Person and no Proceeding is pending or has been threatened in writing or, to the Knowledge of the Company otherwise threatened, against any Acquired Company alleging any infringement or misappropriation by such Acquired Company of any Intellectual Property Rights of another Person. To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, or otherwise violating, any Company Owned IP.
(e) The Acquired Companies take and have taken all reasonable measures necessary to protect, safeguard and maintain the confidentiality of all of the Company Owned IP and their rights therein, including the secrecy, confidentiality and value of trade secrets and other confidential information of the Acquired Companies, and none of the Acquired Companies have disclosed any material confidential Company Owned IP to any Third Party other than pursuant to a written confidentiality agreement pursuant to which such Third Party agrees to protect such confidential information.
(f) The Acquired Companies own, lease, license, or otherwise have the legal right to use all Company IT Assets, and such Company IT Assets are adequate and sufficient for the business of the Acquired Companies as it is currently operated and proposed to be operated. The Acquired Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans and procedures. In the last twelve (12) months, there has not been any material failure with respect to any of the Company IT Assets that has not been remedied or replaced in all respects.
(g) The Acquired Companies take commercially reasonable steps to prevent the introduction of bugs, disabling codes, spyware, Trojan horses, worms and other malicious code into the Company IT Assets. Since the Look-Back Date, there have not been any material unauthorized intrusions or breaches of security with respect to the Company IT Assets.
(h) None of the Acquired Companies use or have used any Open Source Software in a manner that requires any of the Acquired Companies to publicly disclose or distribute the source code to any Software that constitutes Company Owned IP.
(i) The Acquired Companies are in compliance with all obligations under any agreement pursuant to which any of the Acquired Companies have obtained the right to use any third party Software, including Open Source Software.

(j) Except as set forth on Section 4.15(j) of the Company Disclosure Letter, none of the Acquired Companies is party to or bound by any:
(i) agreement under which it is a licensee of or is otherwise granted by a Third Party any rights under any Company Licensed IP (other than licenses of commercially available Software and Open Source Software);
(ii) agreement under which it is a licensor of or otherwise grants to a Third Party any rights under any material Company Owned IP (other than non-exclusive licenses granted in the Ordinary Course of Business); or
(iii) agreement pursuant to which any of the Acquired Companies obtain Personal Information from any Third Party (other than agreements pursuant to which any of the Acquired Companies acts solely as a service provider to such Third Party) or provides Personal Information to any Third Party (other than agreements pursuant to which such Third Party acts solely as a Company Service Provider to such Acquired Company); (i) to (iii) each an “Intellectual Property Agreement,” and, collectively, the “Intellectual Property Agreements.”
Section 4.16 Insurance Coverage. As of the date hereof, the Acquired Companies have all material policies of insurance covering the Acquired Companies and any of their directors, officers, members, managers, fiduciaries of any employment benefits plan or program, employees, properties or assets, including policies of property, fire, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Acquired Companies. The Company has made available to Parent true, correct and complete copies of all such material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies (the “Insurance Policies”). As of the date hereof, each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full, the limits of all of the Insurance Policies are fully in place without any exhaustion or erosion, and the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies, including with respect to the giving of notice of any claim or occurrence that may be covered under any Insurance Policy. Since the Look-Back Date no notice of cancellation or invalidation of any such Insurance Policy (other than in connection with ordinary renewals) has been received by an Acquired Company and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such default that, individually or in the aggregate with other such defaults, would not be material to the business of the Acquired Companies. As of the date hereof, there are no material claims pending under any Insurance Policy for which the insurer(s) has disputed or denied coverage (other than a customary reservation of rights).
Section 4.17 Tax Matters.
(a) All U.S. federal income and other material Tax Returns required to be filed by or with respect to an Acquired Company have been duly and timely filed (taking into account any extension of time within which to file) and all Tax Returns filed are true, correct and complete in all material respects.
(b) All material Taxes payable by or with respect to each Acquired Company (whether or not shown to be due and payable on any such Tax Return) have been fully and timely paid to the appropriate Taxing Authorities.
(c) The Acquired Companies have established reserves in accordance with GAAP in the most recent the Company Financial Statements that, as of the date of such Company Financial Statement, were adequate for the payment of all material Taxes that have accrued but are not yet due and payable with respect to the Acquired Companies.
(d) No material agreements, consents, extensions or waivers of statutes of limitations (or extensions of time to file) have been entered into, given or requested with respect to any Taxes or Tax Returns of any Acquired Company (other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business or which have expired). No deficiency for any material amount of Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been fully satisfied by payment, settled, withdrawn or otherwise resolved in full.
(e) There are no audits or examinations by any Governmental Authority ongoing, being threatened in writing, or pending with respect to any material Taxes of any Acquired Company.

(f) No jurisdiction in which an Acquired Company does not file Tax Returns with respect to a particular type or category of Tax has made a written claim which is currently pending to the effect that any Acquired Company is or may be required to file such Tax Returns or is or may be subject to Tax of such type in such jurisdiction which claim has not been resolved or settled in full. Each Acquired Company is and has always been resident for Tax purposes only in the country in which it is organized. Each Acquired Company is not and has never been subject to Tax in any country other than its country of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that country;
(g) No Acquired Company (i) is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement or similar agreement; (ii) is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Taxing Authority; (iii) is or has been a member of any affiliated, consolidated, combined, unitary, group relief, aggregate or other group for Tax purposes (other than for which the Company is the common parent); (iv) has any liability for any Tax or portion of a Tax of any Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) or other Applicable Law, as transferee or successor, by Contract (other than pursuant to customary commercial Contracts not primarily related to Taxes and entered into in the Ordinary Course of Business) or as a result of any composite Tax Return; (v) has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b); and (vi) is subject to any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or other written agreement (including a Tax ruling) with a Taxing Authority regarding Taxes or Tax matters since the Look-Back Date (or at any earlier time to the extent such written agreement with a Taxing Authority would reasonably be expected to be binding on any Acquired Company for any taxable periods (or portions thereof) beginning after the Closing Date).
(h) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period (or portion thereof) as a result of any (i) change in method of accounting on or before the Closing Date, including by reason of the application of Section 481 of the Code (or any similar provision of state, local or non-U.S. Tax Law); (ii) installment sale or open transaction disposition, intercompany transaction, excess loss account, or intercompany account made or existing on or before the Closing Date, including pursuant to Section 451(b) of the Code; (iii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date; or (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date.
(i) All material Taxes which an Acquired Company is or was obligated to withhold or collect from amounts owing to or from any employee, creditor or other Third Party have been withheld, collected and paid over in the appropriate amounts to the proper Taxing Authority in accordance with Applicable Law, and each Acquired Company has complied in all respects with all Laws relating to the withholding, collection, reporting and remittance of Taxes (including payment and reporting obligations under Sections 864, 1441, 1442, 1445, 1446, 1471, 1472, 3402 and 3406 of the Code and the Treasury Regulations promulgated thereunder).
(j) Each Acquired Company’s U.S. federal income tax classification and the date of any Form 8832 filed with the IRS (and the applicable classification election made therewith) is set forth in Section 4.17(j) of the Company Disclosure Letter.
(k) There are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens.
(l) Each of the Operating Partnerships has in effect a valid election under Section 754 of the Code.
(m) None of the Acquired Companies has deferred Taxes or claimed any Tax credits under any Applicable Law, rules and regulation, order or directive of any Governmental Authority enacted, implemented or issued in response to COVID-19 that has not been fully repaid.
(n) None of the Acquired Companies have, within the past two (2) years, been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code).

(o) No Fund, Company Facilitator Vehicle, or Acquired Company directly or indirectly (i) manages a lodging facility or a health care facility or (ii) provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any lodging facility or health care facility is operated, in each case within the meaning of Section 856(l)(3) of the Code.
(p) With respect to each Operating Partnership, less than 50% of its gross assets consists of U.S. real property interests for purposes of Section 897 of the Code, and less than 90% of the value of its gross assets consists of such U.S. real property interests plus cash or cash equivalents.
Section 4.18 Employees and Employee Benefit Plans.
(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA but whether or not subject to ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, bonus or other incentive, or other compensation plans, programs, policies, arrangements, or agreements and (iii) medical, vision, dental, life, or other health, or other benefit plans, programs, policies, arrangements or agreements; in each case, (A) maintained, sponsored, or contributed to by any of the Acquired Companies, or required to be contributed to by any of the Acquired Companies, (B) for the benefit of any current or former Company Service Providers and/or their dependents or any other Person, or (C) under or with respect to which any of the Acquired Companies has or could have any current or contingent liability, including on account of at any time being considered a single employer with any other Person under Section 414 of the Code (an “ERISA Affiliate”); provided, however, that “Company Benefit Plan” will not include any plans or programs mandated by Applicable Law that are sponsored or maintained by a Governmental Authority for the benefit of Company Service Providers who reside or work primarily outside of the United States if the benefits provided thereunder are required to be provided by statute and do not exceed the level of benefits required to be so provided.
(b) The Company has made available to Parent prior to the date hereof copies of each Company Benefit Plan (and for any unwritten plan, a summary of the material terms) and any non-routine correspondence with any Governmental Authority related to a Company Benefit Plan.
(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code either has received a current favorable determination letter from the IRS as to its qualified status or may rely upon a current favorable prototype opinion letter from the IRS for a prototype plan, and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability for any Acquired Company, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained, funded, and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Laws, and nothing has occurred and no condition exists with respect to any Company Benefit Plan that could result in any material Tax, penalty or other liability or obligation of any of the Acquired Companies, including with respect to Sections 6055, 6056, 4980B, 4980D, and 4980H of the Code.
(d) No Company Benefit Plan is, and no Acquired Company maintains, sponsors, participates in, contributes to, or has any obligation to contribute to, or has any other current or contingent liability or obligations (including, solely in the case of clauses (i), (ii) and (iii) below, on account of an ERISA Affiliate) under or with respect to, (i) any “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) any other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (iii) any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (iv) any multiple employer plan within the meaning of Section 413(c) of the Code, or (v) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(e) No Company Benefit Plan provides, and no Acquired Company has any current or potential obligation to provide, post-employment or retiree health, medical or other welfare benefits coverage, other than (i) health care continuation coverage required by Section 4980B of the Code or other Applicable Law for which the recipient pays the full premium cost of coverage or coverage through the end of the calendar month in which a termination of employment occurs or (ii) pursuant to a Company Benefit Plan listed on Section 4.18(a) of the Company Disclosure Letter under which an Acquired Company is obligated to pay or subsidize the full premium cost of coverage for a terminated employee and his or her respective beneficiaries for a period of time following the employee’s termination not to exceed 18 months.
(f) Except as could not, individually or in the aggregate, reasonably be expected to result in a material liability for any Acquired Company, (i) there has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, and (ii) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium and benefit payments have been timely made, paid or properly accrued in accordance with the terms of the Company Benefit Plan and in compliance with the requirements of Applicable Law. There is no Proceeding (other than routine and undisputed claims for benefits) pending or, to Company’s Knowledge, threatened in writing with respect to any Company Benefit Plan which could reasonably be expected to result in any material liability to any Acquired Company.
(g) Section 4.18(g) of the Company Disclosure Letter sets forth a list of each material Company Benefit Plan that is subject to the Applicable Law of a jurisdiction other than the United States (whether or not United States Law also applies) or primarily for the benefit of Company Service Providers who reside or work primarily outside of the United States (each a “Non-U.S. Plan”). Without limiting the generality of this Section 4.18: (i) except as could not, individually or in the aggregate, reasonably be expected to result in a material liability for any Acquired Company, each Non-U.S. Plan (A) required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements and (B) has been maintained, funded, and administered in accordance with its terms; and (ii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any material unfunded or underfunded liabilities.
(h) Except as set forth in Section 4.18(h) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the Transactions could (either alone or in combination with any additional or subsequent events): (i) increase the amount or value of any compensation or benefits (whether in cash, property, the vesting of property or otherwise) due to any Company Service Provider; (ii) result in or cause any acceleration of the time of payment or vesting of any compensation or benefits, or trigger any funding or payment of any compensation or benefits (including funding of compensation or benefits through a trust or otherwise); (iii) result in any severance, termination or similar types of payments or benefits; (iv) result in any forgiveness of indebtedness to any Company Service Provider; (v) require a contribution by the Company or any of its Subsidiaries to any Company Benefit Plan; or (vi) limit or restrict the ability of Parent or its Affiliates to merge, amend or terminate any Company Benefit Plan. No amounts paid or payable by any of the Acquired Companies are subject to any Tax or penalty imposed under Section 457A of the Code.
(i) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and applicable guidance thereunder and no amount under any such Company Benefit Plan has been, is or could reasonably be expected to be, subject to interest, penalties or additional Tax under Section 409A of the Code.
(j) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any Company Service Provider could not be deductible by reason of Section 280G of the Code or could be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries maintain any current or contingent obligations to indemnify, gross-up, reimburse or otherwise make whole any individual for any Taxes or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) Each Operating Partnership Unit that is intended to constitute a “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191 so qualifies, and to the Knowledge of the Company, each holder of such Operating Partnership Unit made a timely election under Section 83(b) of the Code.
(l) Neither the Company nor any of its Subsidiaries is, or in the last three (3) years has been, the subject of any pending or, to the Knowledge of the Company, threatened Proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. There is no, and for the last three (3) years has been no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout or other material labor dispute with respect to employees of the Company or any of its Subsidiaries.
(m) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”); and there are no labor unions, works councils, or other labor organizations representing, or, to the Knowledge of the Company purporting to represent or, in the last three (3) years, attempting to represent, any employee of the Company or any of its Subsidiaries.
(n) Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to any Acquired Company, each Acquired Company is, and for the last three (3) years has been, in compliance with all Applicable Laws relating to labor and employment, including Laws relating to discrimination, hours of work and the payment of wages or overtime wages.
(o) There have been no sexual harassment or sexual misconduct allegations against any partner, executive, officer or director of the Acquired Companies during the period of their employment or engagement at the Acquired Companies.
Section 4.19 Environmental Matters. Except as set forth on Section 4.19 of the Company Disclosure Letter, the Acquired Companies (a) are in compliance with all Environmental Laws, (b) hold all Governmental Permits required under applicable Environmental Laws to permit the Acquired Companies to operate their assets in the manner in which they are now operated and maintained and to conduct the business of the Acquired Companies as currently conducted, (c) have not transported, produced, processed, manufactured, generated, used treated, handled, stored, released, disposed of, or owned or operated any property or facility contaminated by any Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law and (d) have not exposed any person to Hazardous Substances so as to give rise to any liability (contingent or otherwise) pursuant to any applicable Environmental Law, in each case of clause (a) through (d), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 4.19 of the Company Disclosure Letter, as of the date of this Agreement, there are no written claims or notices of violation pending, issued or threatened in writing or to the Knowledge of the Company otherwise issued to or threatened, against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law, except for any such claim or notice that would not reasonably be expected to have a Company Material Adverse Effect. This Section 4.19 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.
Section 4.20 Funds.
(a) The Revenue Run Rate Schedule sets forth a true, correct and complete list of each Base Date Existing Mandate (specifying if such Mandate has Excluded Client AUM), including (i) with respect to each such Mandate, (A) the relevant Investment Adviser Subsidiary and whether such Investment Adviser Subsidiary acts in a sub-advisory capacity, (B) the assets under management as of the Base Date, (C) the investment advisory, investment management, subadvisory or similar fee rate payable to the Company, any Operating Partnership or their respective Subsidiaries (or, if different, each investor thereof) as of the Base Date and any fee adjustments implemented or proposed to be instituted since the Base Date and (D) the Revenue Run Rate as of the Base Date, (ii) the aggregate Revenue Run Rate attributable to all such Mandates as of the Base Date (the “Base Date Revenue Run Rate”) and (iii) the aggregate Revenue Run Rate attributable to all such Mandates of all Related Clients in the aggregate as of the Base Date.

(b) Except as disclosed in Section 4.20(b) of the Company Disclosure Letter, since January 1, 2023, (i) no Client (or investor therein) has solicited, requested or provided written notice to the Company or any of its Subsidiaries of its intention to reduce its relationship with the Company or any of its Subsidiaries or adjust the fee schedule with respect to any Contract in a manner which would reduce the fees or other payments to the Company or any of its Subsidiaries in connection with such Client relationship and (ii) neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice that any Client (or investor therein) is terminating or cancelling, or expects to terminate or cancel, its Client or investor relationship with the Company or any of its Subsidiaries.
(c) No Fund (other than CFO Issuer, CLO Issuer, CBO Issuer and Securitization Issuer) is required to register as an investment company under the Investment Company Act and, to the Knowledge of the Company, no CFO Issuer, CLO Issuer, CBO Issuer and Securitization Issuer is required to register as an investment company under the Investment Company Act. Notwithstanding the foregoing, no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company, Operating Partnerships or any of their respective Subsidiaries.
(d) Section 4.20(d) of the Company Disclosure Letter sets forth for each Fund its (i) jurisdiction of organization, (ii) if applicable, the general partner of (or entity acting in a similar capacity with respect to) such Fund, (iii) the investment adviser and sub-adviser of such Fund and (iv) the ownership or equity interest owned or held by any Acquired Company in such Fund, including as a percentage of such Fund’s aggregate capital commitments and aggregate contributed capital. The Company has made available to Parent, true, correct and complete copies of all Fund Documentation. All such Fund Documentation, to the extent applicable, are (to the Knowledge of the Company with respect to any Sub-advisory Relationship) valid and binding obligations of the applicable Fund, and are (to the Knowledge of the Company with respect to any Sub-advisory Relationship) in full force and effect and to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with their terms (subject to the Enforceability Exception).
(e) Each Fund is duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under Applicable Law, except where failure to do so would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect. Since the Look-Back Date (or the inception of such Fund if later), the shares, units or interests, as applicable, of each Fund have been issued and sold in compliance with the Fund Documentation and Applicable Law including, with respect to any Fund offered or sold outside the United States, the registration and licensing requirements of any applicable non-U.S. jurisdiction, except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect. Notwithstanding the foregoing, no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company, Operating Partnerships or any of their respective Subsidiaries.
(f) The copies of audited financial statements (including, in each case, the notes, if any, thereto) for each of the Funds for the most recent fiscal year and, if available, the most recently available quarterly unaudited financial statements for such Funds, in each case that have been made available to Parent are true, correct and complete copies of such financial statements. Each such financial statement (i) was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein), and (ii) fairly presented in all material respects the financial position of the applicable Fund as of the date thereof and the results of its operations and changes in net asset value for the period then ended. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no liabilities or obligations of any Fund of any kind whatsoever of a type required to be reflected or reserved for on a consolidated balance sheet prepared in accordance with GAAP, except (A) for each Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Fund or referred to in the notes thereto contained in the most recent report (1) distributed by the Fund to its shareholders or other interest holders or (2) as applicable, filed with a non-U.S. Governmental Authority or self-regulatory organization, in each case prior to the date hereof and provided or made available to Parent, or (B) for each Fund, liabilities or obligations incurred in the Ordinary Course of Business since the date of the Fund’s applicable report referenced in clause (A) above, or (C) which have been discharged or paid prior to the date of this Agreement.

(g) Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, each Fund currently is, and has since the Look-Back Date (or its inception, if later), been operated in compliance with (i) the applicable Fund Documentation, including any investment objectives, policies and restrictions contained therein, (ii) Applicable Law and (iii) any applicable Governmental Order or order, judgment or decree of any self-regulatory organization.
(h) Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, since the Look-Back Date, none of the offering memoranda used in connection with an offering of shares, units, interests or securities of any Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Subsidiary thereof, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act and (ii) with respect to any Fund that is a Sub-advisory Relationship, no representation is made with respect to any information included in such offering memoranda or supplemental advertising and marketing materials that was provided by a Person other than the Company and its Subsidiaries. Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, since the Look-Back Date, the offering memoranda used in connection with an offering of shares, units, interests or securities of any Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or any Subsidiary thereof, contains all required disclosures and information to comply with Applicable Law; provided, however, that with respect to any Fund that is a Sub-advisory Relationship, no representation is made with respect to any information included in such offering memoranda or supplemental advertising and marketing materials that was provided by a Person other than the Company and its Subsidiaries.
(i) Each existing Investment Advisory Arrangement is in compliance with the Advisers Act and the Investment Company Act, if applicable, has been performed by the applicable Investment Adviser Subsidiary in accordance with its terms and in compliance with the Advisers Act and the Investment Company Act, if applicable, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Fund is and has been managed and advised (and the fees, carried interest, and expenses payable to any Acquired Company thereunder have been calculated and charged) in compliance with the terms of the applicable Investment Advisory Arrangement, its investment guidelines and restrictions, any other Fund Documentation, the Advisers Act and the Investment Company Act, if applicable, in each case, in all material respects; provided that no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Acquired Companies. Except as set forth on Section 4.20(i) of the Company Disclosure Letter, since the Company Balance Sheet Date to the date hereof, (A) no party to any Investment Advisory Arrangement (or other Person entitled to give such notice) has given written or, to the Knowledge of the Company, other notice to an Acquired Company of its intention to terminate, remove or materially reduce its relationship with an Acquired Company or to adjust the fee schedule with respect to such Investment Advisory Arrangement in a manner that would materially reduce the fee under such Investment Advisory Arrangement and (B) except for the Transactions, to the Knowledge of the Company, no event has occurred that would permit the removal or termination of an Acquired Company with respect to any Investment Advisory Arrangement (whether now cured or uncured) and no event (whether now cured or uncured) that, with the giving of notice or the passage of time or both, would constitute any such event has occurred in connection with any Fund and no allegation that any such event has occurred has been made in writing to any of the Acquired Companies.
(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are (to the Knowledge of the Company with respect to any Sub-advisory Relationship, CFO Issuer, CLO Issuer, CBO Issuer and Securitization Issuer) no subpoenas, Proceedings or investigations pending or threatened in writing, before any Governmental Authority or self-regulatory organization, or before any arbitrator of any nature, brought by or against any of the Funds or any of their officers or directors involving or relating to the Funds, the assets, properties or rights of any of the Funds.

(k) There has been no occurrence, change or event, individually or in the aggregate with any other occurrences, changes or events, that has had a material adverse effect on the ability of the Acquired Companies to perform any of their respective obligations under any Fund Documentation.
(l) There is no joint venture, strategic alliance, distribution, partnership, revenue share, settlement, or similar Contract, excluding placement agent agreements, with a party other than the Acquired Companies, which involves a sharing of profits or expenses by or on behalf of the Acquired Companies, or payments by or on behalf of the Acquired Companies based on revenues, profits or assets under management of the Acquired Companies (including side arrangements to such effect).
(m) No Acquired Company or Fund (to the Knowledge of the Company with respect to any Sub-advisory Relationship CFO Issuer, CLO Issuer, CBO Issuer and Securitization Issuer) has given any guarantee, warranty or assurance as to the future investment performance of any of the Funds or the investment performance resulting from any Acquired Company’s Investment Management Services nor made any statement that could reasonably be understood as such.
(n) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, and to the Knowledge of the Company, no requests are pending therefor, by or with respect to any CFO, any CLO, any CBO or any Other Securitization, other than as may generally apply to the CFO Issuers, the CLO Issuers, the CBO Issuers, the Securitization Issuers, the CFO Managers, the CLO Managers, the CBO Managers or the Securitization Managers.
(o) Since the Look-Back Date, the Company has not received any written notice from any Governmental Authority regarding any actual, threatened or alleged material violation of, or failure to comply in all material respects with, any Applicable Law by any CFO Issuer or CFO Manager, any CLO Issuer or CLO Manager, any CBO Issuer or CBO Manager, or any Securitization Issuer or Securitization Manager.
(p) As of the Base Date, there were no outstanding redemption notices that had been served by investors in a Fund to an Acquired Company that would, upon completion of such redemptions, result in a net reduction of $10,000,000 or more of the total assets under management of such Fund as compared to the Base Date (after including all new subscriptions or commitments, whether or not capital has yet been contributed in respect thereof). As of the Base Date, there were no material outstanding redemption notices that had been served to an Acquired Company by any of the Company’s twenty (20) largest investors (based upon assets under management as of the Base Date across all Funds). Since the Base Date, no investor in a Fund has notified any of the Acquired Companies that such investor intends to submit a redemption notice at the next available redemption date that would result in a net reduction of $10,000,000 or more of the total assets under management of such Fund at such next available redemption date (after including all new subscriptions or commitments, whether or not capital has yet been contributed in respect thereof). Since the Base Date, none of the Company’s twenty (20) largest investors (based upon assets under management as of the Base Date across all Funds) has notified any of the Acquired Companies that such investor intends to submit a redemption notice at the next available redemption date.
Section 4.21 Regulatory Matters.
(a) Section 4.21(a) of the Company Disclosure Letter sets forth the name of each Investment Adviser Subsidiary. Each of the Investment Adviser Subsidiaries is duly registered with the SEC as an investment adviser under the Advisers Act and will maintain such registration. The Relying Investment Adviser Subsidiaries each operate as a relying adviser under the umbrella of the Investment Adviser Subsidiaries’ registration with the SEC. To the Knowledge of the Company, except for the Investment Adviser Subsidiaries’ registration and the Relying Investment Adviser Subsidiaries’ reliance thereon, no Acquired Company or any of their respective officers, managers, directors or employees is, or required to be, registered or appointed as an “investment adviser” or “investment adviser representative” with the SEC under Applicable Law, including the Advisers Act, or is otherwise required to be registered, licensed or qualified as an investment adviser under Applicable Law of any state or other jurisdiction.
(b) The Company has made available to Parent a copy (current as of the date of this Agreement) of each of the Investment Adviser Subsidiary’s Form ADV Parts 1, 2A and 2B, Form PF, and any other material regulatory filings as filed with the SEC or any other Governmental Authority or delivered to any Fund (or its investors), as applicable, since the Look-Back Date. As of the date of each filing, amendment or delivery, as applicable, each such regulatory filing was timely filed, together with any amendments required to be made with respect thereto, and, to the Knowledge of the Company, at the time it was filed, and during the period of its authorized use, all fees and assessments due and payable in connection therewith were timely paid and each such filing complied in all material respects with Applicable Law, was accurate and correct in all material respects and did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, except, in each case, as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect.
(c) No Acquired Company (i) is, or any time since the Look-Back Date has been, required to be registered, licensed or qualified as a bank, trust company, broker, dealer, introducing broker, commodity dealer, futures commission merchant, commodity pool operator, commodity trading advisor, real estate broker, insurance company, insurance broker, transfer agent, swaps firm, swap dealer, security-based swap dealer, major swap participant, major security-based swap participant, transfer agent, registered representative, principal, registered principal, associated person, swaps associated person or sales person under the applicable federal securities Laws or other Applicable Law, (ii) is subject to any material liability by reason of any failure to be so registered, licensed or qualified or (iii) has received since the Look-Back Date any notice from any Governmental Authority relating to any failure to be so registered, licensed or qualified.
Section 4.22 UK-Regulated Entities; HK-Regulated Entities.
(a) Each of Sculptor Capital Management Europe Limited and Sculptor Europe Loan Management Limited (each a “UK-Regulated Entity” and together the “UK-Regulated Entities”) is not party to any arrangement, agreement or contract pursuant to which it is or may become, subject to an obligation to (i) undertake any regulated activity (for the purposes of section 19 FSMA) except those in respect of which it has, and will at Closing Date have, the relevant permission under FSMA or will be otherwise exempt; or (ii) to the Knowledge of the Company, do anything which is in breach of any restrictions, limitations or requirements imposed by the FCA, as at Closing Date, in relation to any of its FSMA permissions. Each of the UK-Regulated Entities has not applied for any variation to or cancellation of any of its current FSMA permissions in the past twelve (12) months. To the Knowledge of the Company, each of the UK-Regulated Entities has not done or omitted to do anything as a consequence of which the FCA is entitled to vary or cancel any FSMA permission of the relevant UK-Regulated Entity.
(b) Copies of all material correspondence with any Governmental Authority relating to each UK-Regulated Entity within the last three (3) years (including notifications to the FCA of all actual or potential breaches made by the relevant UK-Regulated Entity) have been disclosed by or on behalf of the UK-Regulated Entities to the Parent and the Merger Subs on or prior to the date of this Agreement.
(c) Each UK-Regulated Entity’s compliance breaches register within the last three (3) years has been properly maintained and made available to Parent.
(d) Each UK-Regulated Entity’s annual compliance report within the last three (3) years has been made available to Parent.
(e) Each UK-Regulated Entity has at all times since the Look-Back Date complied in all material respects with Applicable Law, except in respect of the matters disclosed in each UK-Regulated Entity’s compliance breaches register and annual compliance reports since the Look-Back Date.
(f) To the Knowledge of the Company, there is no investigation or enquiry by, or order, decree or judgment of, the FCA, arbitrator or ombudsman which is outstanding or anticipated against the UK-Regulated Entities. Since the Look-Back Date, to the Knowledge of the Company, neither of the UK-Regulated Entities has received any notice or indication from the FCA as to any material non-compliance with any Applicable Law, including the UK Financial Services and Markets Act 2000 (as amended from time to time) (“FSMA”) and the FCA Handbook of rules and guidance as amended from time to time (the “FCA Rules”).
(g) Sculptor Capital Management Hong Kong Limited (the “HK-Regulated Entity”) has at all times since the Look-Back Date adopted written policies and procedures, compliance with which would enable the HK-Regulated Entity to comply in all material respects with Applicable Laws. All employees of the HK-Regulated Entity have executed acknowledgments that they are bound by such written policies and procedures of the HK-Regulated Entity. Since the Look-Back Date, the HK-Regulated Entity has taken all reasonable steps to monitor compliance with such written policies and procedures, has maintained written records of the taking of such steps and any material non-compliance with such policies and procedures, and has made true and complete copies of such records available to Parent.
(h) Since the Look-Back Date, the HK-Regulated Entity has not received any written communication from the SFC requesting information from the HK-Regulated Entity in connection with any circumstance which may reasonably be expected to lead to Proceedings being threatened or commenced against the HK-Regulated Entity.
(i) Since the Look-Back Date, the HK-Regulated Entity has not received any written complaint alleging any material violation or breach of any Applicable Law.
Section 4.23 Compliance Procedures.
(a) The Investment Adviser Subsidiaries have adopted a compliance manual containing policies and procedures pursuant to Rule 206(4)-7 and Rule 204A-1 under the Advisers Act, including one or more formal codes of ethics, insider trading policies, privacy policies, electronic communications policies, cybersecurity and information security policies, anti-money laundering policies and personal trading policies (collectively, “Adviser Compliance Policies”), and have designated and approved a chief compliance officer. True and correct copies of the Adviser Compliance Policies have been delivered to Parent prior to the date hereof. To the Knowledge of the Company, the Investment Adviser Subsidiaries have been at all times since the Look-Back Date in compliance in all material respects with the Adviser Compliance Policies. The Adviser Compliance Policies comply with Applicable Law in all material respects. To the Knowledge of the Company, there have been no violations since the Look-Back Date of any code of ethics, insider trading policy and personal trading policy of any Investment Adviser Subsidiary, except as would not be material and adverse to the Investment Adviser Subsidiaries and the Company, taken as a whole. Since the Look-Back Date, the Acquired Company has reviewed the adequacy of the Adviser Compliance Policies in compliance with Rule 206(4)-7 under the Advisers Act.
(b) Since the Look-Back Date, there have been no Proceedings threatened in writing by or before any Governmental Authority regarding any Specified Act against any Acquired Company or any employee, officer, director, partner or Person “associated with” (as defined in the Advisers Act) any Acquired Company.
(c) The subscription agreement that an investor of any Fund is required to execute prior to being admitted as an investor in such Fund contains customary representations and warranties that such investor is not identified on OFAC’s SDN list or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any Person listed on OFAC’s SDN list.
(d) The Investment Adviser Subsidiaries have adopted written policies and procedures reasonably designed to prevent violations of Rule 206(4)-5 under the Advisers Act. Since the Look-Back Date, neither any Acquired Company (including any Investment Adviser Subsidiary) has, as of the date of this Agreement, nor, to the Knowledge of the Company, any of the “covered associates” of any Acquired Company (including any Investment Adviser Subsidiary) has, as of the date of this Agreement, made a “contribution” to an “official” of a “government entity” that would disqualify any Acquired Company (including any Investment Adviser Subsidiary) or such Persons from providing investment advisory services for compensation to such government entity either directly or through a “covered investment pool” pursuant to Rule 206(4)-5 under the Advisers Act.
(e) None of the Funds (to the Knowledge of the Company with respect to any Sub-advisory Relationship) nor any Acquired Company (including any Investment Adviser Subsidiary), nor, to the Knowledge of the Company, any Person for whose acts or omissions any of them is vicariously liable, has since the Look-Back Date: (i) induced a Person to enter into an agreement or arrangement with any Acquired Company (including any Investment Adviser Subsidiary) or any Fund (to the Knowledge of the Company with respect to any Sub-advisory Relationship) by means of an unlawful payment, contribution, gift or other inducement, (ii) offered or made an unlawful payment, contribution, gift or other inducement to a government official or employee, (iii) directly or indirectly made an unlawful contribution to a political activity, (iv) been party to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets or (v) have been party to the making of any false or fictitious entries in the books or records of any Acquired Company (including any Investment Adviser Subsidiary) or any Fund (to the Knowledge of the Company with respect to any Sub-advisory Relationship).

(f) Neither any Acquired Company (including any Investment Adviser Subsidiary) nor any Person “associated with” (as defined in the Advisers Act) any Acquired Company (including any Investment Adviser Subsidiary), is, or at any time since the Look-Back Date, has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by or (v) a recipient of any deficiency or supervisory letter from, in each case, any Governmental Authority. Neither any Acquired Company (including any Investment Adviser Subsidiary) nor, to the Knowledge of the Company, any Persons “associated with” (as defined in the Advisers Act) any Acquired Company (including any Investment Adviser Subsidiary): (i) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading or (ii) is subject to any outstanding order barring, suspending or otherwise materially limiting the right of any such individual to engage in any activity conducted as part of the Company’s business as currently conducted. No “bad actor” disqualifying event described in Rule 506(d) under the Securities Act is applicable to the Company and, with respect to any Persons associated with the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1) under the Securities Act. No Acquired Company (including any Investment Adviser Subsidiary) or any Person “associated with” (as defined in the Advisers Act) any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened by any Governmental Authority which would result in the ineligibility of any Acquired Company (including any Investment Adviser Subsidiary) or any Person “associated with” (as defined in the Advisers Act) any Acquired Company to serve in any such capacities.
(g) True, complete and correct copies of all material correspondence relating to any investigation or inquiry by any Governmental Authority provided to or by any Acquired Company (including any Investment Adviser Subsidiary) or any Fund (except for any Sub-advisory Relationship) since the Look-Back Date have been delivered to the Parent.
(h) The Company has made available to Parent a true and correct copy of each material no-action letter, exemptive order or similar regulatory relief issued by any Governmental Authority specifically to any of the Acquired Companies or any Fund (except for any Sub-advisory Relationship) or any other “Person” “associated” (as defined in the Advisers Act) with any Acquired Company that remains applicable to its respective business as conducted on the date of this Agreement. Except as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company, each of its Subsidiaries and each Fund (except for any Sub-advisory Relationship) and each other “Person” “associated” (as defined in the Advisers Act) with any Acquired Company are in compliance in all material respects with any such material no-action letters, exemptive orders or similar regulatory relief.
(i) Any brokerage policies (if any) employed by the Investment Adviser Subsidiaries are, and since the Look-Back Date have been, in conformity in all material respects with the description set forth in the Form ADV of the applicable Investment Adviser Subsidiaries, and the only products or services obtained by the Investment Adviser Subsidiaries through the use of brokerage commissions have been “brokerage and research” services within the meaning of § 28(e) of the Exchange Act and SEC staff interpretations thereunder, other than exceptions that would not, and would not reasonably be expected to, be material to any Acquired Company (including any Investment Adviser Subsidiary), taken as a whole.
(j) The Investment Adviser Subsidiaries have implemented policies and procedures reasonably designed to comply with their duty to seek ‘best execution’ for Client transactions to the extent required by their business practices and Applicable Law.
(k) To the Knowledge of the Company, each Investment Adviser Subsidiary has been in compliance in all material respects with Rule 206(4)-2 under the Advisers Act since the Look-Back Date.
Section 4.24 ERISA Plan Asset Matters.
(a) No Acquired Company holds, or has at any time been deemed to hold, “plan assets” (within the meaning of the Plan Asset Regulation or otherwise) or the assets of any plan subject to any Similar Law.

(b) No Acquired Company provides, or has at any time provided, any services, directly or indirectly, to any Plan Asset Arrangement or any U.S. governmental plan, non-U.S. plan, church plan, or other employee benefit plan, account or arrangement that is subject to Similar Law.
(c) Except as contemplated by Section 4.24(d), no portion of the underlying assets of any Fund constitutes “plan assets” (within the meaning of the Plan Asset Regulation or otherwise) because participation by Plan Asset Arrangements is not and at all times has not been “significant” (calculated in accordance with the Plan Asset Regulation). No portion of any assets of any Fund is, or at any time has been, subject to Similar Law.
(d) Section 4.24(d) of the Company Disclosure Letter contains a true, correct and complete list of each Fund whose underlying assets constitute “plan assets” (within the meaning of the Plan Asset Regulation or otherwise) subject to Title I of ERISA and/or Section 4975 of the Code (each, an “ERISA Feeder Fund”). Each ERISA Feeder Fund is intended to be a conduit vehicle that exists solely to facilitate investment of all of its investible assets, directly or indirectly, into an underlying Fund vehicle, and has been operated at all times in compliance with such purpose, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. With respect to each ERISA Feeder Fund, the Company has (1) at all times maintained bond coverage as required by Section 412 of ERISA and the U.S. Department of Labor (“DOL”) regulations promulgated thereunder and (2) satisfied the indicia of ownership requirements under Section 404(b) of ERISA and the DOL regulations promulgated thereunder, except to the extent that noncompliance therewith would not, individually or in the aggregate, reasonably be expected to result in a material liability for any Acquired Company.
(e) No Acquired Company or any Fund is or has been the subject of any proceeding, penalty or enforcement by the DOL or any state labor agency, either directly or in connection with any services or transactions relating to any investors in any Fund or any Investment Management Services.
(f) To the Knowledge of the Company, (i) no Acquired Company has been subject to disqualification under Section 411 of ERISA from holding the positions described under Section 411(a) of ERISA or any disqualification under Part I(g) of Prohibited Transaction Class Exemption (“PTCE”) 84-14, and (ii) no employee or “affiliate” of such Person (as defined in Part VI(d) of PTCE 84-14) has been subject to such disqualification so as to prevent any Acquired Company from relying on PTCE 84-14.
Section 4.25 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the Ordinary Course of Business, there are no Contracts or other arrangements between the Acquired Companies, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders and that has not been disclosed in the Company SEC Documents (such Contracts or other arrangements, the “Related Person Agreements”).
Section 4.26 Information in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) (a) at the date mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Public Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) will comply as to form in all material respects with the provisions of the Exchange Act, NYSE and any other applicable federal securities Laws, except that no representation or warranty is made by the Company with respect to (i) statements and information made or incorporated by reference therein based on information that was supplied by or on behalf of Parent for inclusion in the Proxy Statement or (ii) any financial projections or forward-looking statements.
Section 4.27 Takeover Statutes. The Company Board and the Special Committee have adopted such resolutions and taken all actions so that no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each, a “Takeover Statute”), is applicable to this Agreement, the Rollover Agreement or the Transactions, including the Mergers and the Rollover.
Section 4.28 Related Party Agreements. Except (a) as set forth on Section 4.28 of the Company Disclosure Letter, (b) payment of compensation (whether written or unwritten) for employment to employees, (c) any Company

Benefit Plans and (d) indemnification rights relating to an individual’s service as a director, manager or officer, no Company Related Party is a party to any Contract or other commitment to which any Acquired Company is a party or by which any of its respective businesses, assets or properties is bound; provided that for purposes of this Section 4.28, “Company Related Party” shall include Family Related Parties of such Persons.
Section 4.29 No Brokers. Except for J.P. Morgan Securities LLC and PJT Partners LP, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company, Operating Partnerships or any of their respective Subsidiaries who will be entitled to any finders’ fee or agents’ commission from the Company, Operating Partnerships or any of their respective Subsidiaries in connection with the Transactions.
Section 4.30 No Additional Representations and Warranties. Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, none of the Company, Operating Partnerships or any other Person on behalf of the Company or Operating Partnerships makes any express or implied representation or warranty with respect to the Company, Operating Partnerships, any of their respective Subsidiaries, or with respect to any other information provided to Parent, the Merger Subs or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof. None of the Company, Operating Partnerships or any other Person will have or be subject to any claim, liabilities or any other obligation to Parent, the Merger Subs or any other Person resulting from the distribution or failure to distribute to Parent or the Merger Subs, or Parent’s or the Merger Subs’ use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or the Merger Subs in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV. Except for the representations and warranties expressly contained in Article V, the Company and the Operating Partnerships acknowledge and agree (on their own behalf and on behalf of each of their respective Representatives) that neither Parent nor any of its Subsidiaries or Representatives makes, and none of the Company, the Operating Partnerships or any of their respective Representatives has relied upon or otherwise been induced by, any other representation or warranty, whether or not express or implied, by or on behalf of Parent, any of its Subsidiaries, any of their respective Representatives or any other Person, or with respect to any other information provided or made available to the Company, the Operating Partnerships or any of their respective Representatives by or on behalf of Parent, any of its Subsidiaries, any of their respective Representatives or any other Person in connection with the Transactions or otherwise.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS
Parent and the Merger Subs each represent and warrant to the Company:
Section 5.01 Organization. Each of Parent and the Merger Subs is a corporation or limited partnership duly incorporated or formed, validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or formation and has all requisite corporate or partnership power and authority required to carry on its business as currently conducted. Each of Parent and the Merger Subs is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not materially impair the ability of Parent or the Merger Subs to consummate the Transactions.
Section 5.02 Authority.
(a) Each of Parent and the Merger Subs has all requisite corporate or partnership power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and the Merger Subs (subject, with respect to Merger Sub Inc., only to adoption of this Agreement by its sole stockholder, which will be effected by written consent immediately following the execution and delivery of this Agreement by each of the parties hereto), and no other corporate or partnership proceedings on the part of Parent and the Merger Subs are necessary to authorize the execution and delivery of this Agreement or for each of Parent and the Merger Subs to consummate the Transactions (other than, with respect to the Mergers, the filing of the Certificate of Merger and LP Certificates of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and the Merger Subs and constitutes the legal, valid and binding obligation of each of Parent and the Merger Subs, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.
(b) The board of directors or similar governing body of each of Parent and Merger Sub Inc., and the general partner of each of Merger Sub I, Merger Sub II and Merger Sub III have duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of Parent, the Merger Subs and their respective stockholders or partners, as applicable, (ii) approving and adopting this Agreement and the Transactions and (iii) in the case of the board of directors of Merger Sub Inc., recommending that the sole stockholder of Merger Sub Inc. adopt this Agreement. Parent, acting in its capacity as the sole stockholder of Merger Sub Inc., will immediately after execution and delivery hereof by each of the parties hereto approve and adopt this Agreement by consent pursuant to and in accordance with Section 228 of the DGCL.
(c) No vote of, or consent by, the holders of any equity interests of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.
Section 5.03 Governmental Authorization. No Governmental Permits are required in connection with the execution, delivery and performance of this Agreement by each of Parent and the Merger Subs or the consummation by Parent and the Merger Subs of the Transactions other than (a) the filing of the Certificate of Merger and the LP Certificate of Merger with the Delaware Secretary of State, (b) compliance with and filings or notifications under any applicable requirements of the Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (d) compliance with any applicable rules of NYSE, (e) any Required Irish FDI Filing, (f) compliance with and filings or notifications listed in Section 4.04 of the Company Disclosure Letter, (g) where failure to take any such actions or filings would not materially impair or delay the ability of Parent or the Merger Subs to consummate the Transactions and (h) any filings, consents or other notifications as may be required as a result of the business or identity of the Company or any of its Affiliates.
Section 5.04 Non-Contravention. The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement, the consummation by each of Parent or the Merger Subs of the Transactions and the compliance by each of Parent or the Merger Subs with any of the provisions of this Agreement does not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Parent or the Merger Subs, (b) assuming the Governmental Permits referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such Governmental Permit has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (c) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or constitute an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (b) and (c) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not, individually or in the aggregate, materially impair or delay the ability of Parent or the Merger Subs to consummate the Transactions.
Section 5.05 Litigation. As of the date of this Agreement, there are no pending or to the knowledge of Parent or any of its Affiliates, threatened Proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or any of its Subsidiaries that would reasonably be expected to materially impair or delay the ability of Parent or the Merger Subs to consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries which would reasonably be expected to materially impair or delay the ability of Parent or the Merger Subs to consummate the Transactions.
Section 5.06 No Brokers. Except for Citigroup Global Markets Inc., there is no financial advisor, investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including the Merger Subs, in connection with the Transactions.

Section 5.07 Ownership of Company Capital Stock and Operating Partnership Units.
(a) Parent and the Merger Subs and their respective Subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock, Operating Partnership Units or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock, Operating Partnership Units or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except pursuant to this Agreement, the Rollover Agreement and any other agreements entered into in connection with the Rollover. None of Parent, any Merger Sub or any of their respective “affiliates” or “associates” (as each is defined in Section 203 of the DGCL) is, or has been at any time with the last three years, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).
(b) Other than the Support Agreements, the Rollover Agreement and any other agreements entered into in connection with the Rollover, neither Parent nor any of its Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which: (i) any Company Stockholder or holder of Operating Partnership Units would be entitled to receive consideration of a different amount or nature than the Public Merger Consideration and the LP Merger Consideration, (ii) any Company Stockholder (A) agrees to vote to adopt this Agreement or the Public Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock or Operating Partnership Units in, any Acquisition Proposal or (iii) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Mergers.
Section 5.08 Financial Capacity. Parent has, and will have on the Closing Date, the financial capability and sufficient available funds necessary to consummate the Transactions on the terms and subject to the conditions set forth herein, and does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds or otherwise impair such capability at the Closing.
Section 5.09 Solvency. None of Parent or the Merger Subs is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Assuming that the representations and warranties of the Company and Operating Partnerships contained in this Agreement are true and correct and that the Company and Operating Partnerships have complied with and performed their respective covenants and other obligations set forth in this Agreement that require compliance and performance prior to Closing, Parent and the Merger Subs will, on a consolidated basis (i) be able to pay their respective debts as they become due and (ii) have adequate capital to carry on their respective businesses.
Section 5.10 Information in the Proxy Statement. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will not, as of the date such Proxy Statement is mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Public Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to (i) information made or incorporated by reference therein based on information that was not supplied by or on behalf of Parent or the Merger Subs for inclusion in the Proxy Statement or (ii) any financial projections or forward-looking statements.
Section 5.11 Ownership of the Merger Subs; No Prior Activities. All of the authorized shares of capital stock of Merger Sub Inc. consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the authorized partnership interests in each of Merger Sub I, Merger Sub II and Merger Sub III consists of one (1) unit, which is validly issued and outstanding. All of the issued and outstanding shares of capital stock of or partnership interests in the Merger Subs are, and immediately prior to the Effective Time and the LP Mergers Effective Time will be, held of record and owned directly by Parent or a direct or indirect wholly owned Subsidiary of Parent. The Merger Subs were formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its formation and the Transactions, the Merger Subs have not and will not prior to the Effective Time and LP Mergers Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.12 Company Arrangements. Other than this Agreement and the Ancillary Agreements, as of the date hereof, none of Parent or the Merger Subs, or their respective executive officers, directors or Affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors, Founders or Affiliates of the Company relating in any way to the Transactions or the operations of the Company.
Section 5.13 Acknowledgment of Tax Receivable Agreement. Parent and the Merger Subs acknowledge that (i) they have had the opportunity to review that certain tax receivable agreement (as amended, the “TRA”) dated as of January 12, 2009 by and among the Company, the Operating Partnerships and each of the Partners (as defined in the TRA) and(ii) the Company has certain obligations under the TRA.
Section 5.14 Investment Intention. Parent is acquiring through the Transactions the shares of capital stock of the Surviving Corporation and the units of the Surviving Limited Partnerships for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation and the units of the Surviving Limited Partnerships have not been registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.
Section 5.15 No Additional Representations and Warranties. Except as provided in this Article V or in any certificate to be delivered by Parent or the Merger Subs in connection with this Agreement, none of Parent, the Merger Subs or any other Person on behalf of Parent or the Merger Subs makes any express or implied representation or warranty with respect to Parent, the Merger Subs, any of their respective Subsidiaries, or with respect to any other information provided to the Company, the Operating Partnerships or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof. None of Parent, the Merger Subs or any other Person will have or be subject to any claim, liabilities or any other obligation to the Company, the Operating Partnerships or any other Person resulting from the distribution or failure to distribute to the Company or the Operating Partnerships, or the Company’s or the Operating Partnerships’ use of, any such information, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article V. Except for the representations and warranties expressly contained in Article IV, Parent and the Merger Subs acknowledge and agree (on their own behalf and on behalf of each of their respective Representatives) that neither the Company nor any of its Subsidiaries or Representatives makes, and none of Parent, the Merger Subs or any of their respective Representatives has relied upon or otherwise been induced by, any other representation or warranty, whether or not express or implied, by or on behalf of the Company, any of its Subsidiaries, any of their respective Representatives or any other Person, or with respect to any other information provided or made available to Parent, the Merger Subs or any of their respective Representatives by or on behalf of the Company, any of its Subsidiaries, any of their respective Representatives or any other Person in connection with the Transactions or otherwise, including any information, documents, projections, forecasts or other material made available to Parent, the Merger Subs or their respective Representatives in certain “data rooms,” management presentations or otherwise in expectation of the Transactions.
ARTICLE VI
COVENANTS OF THE PARTIES
Section 6.01 Conduct of the Company Pending the Mergers.
(a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01, except as set forth in Section 6.01(a) of the Company Disclosure Letter or as required by Applicable Law or as expressly contemplated by this Agreement or otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each other Acquired Company to, (i) use its reasonable best efforts to conduct its operations in the Ordinary Course of Business and (ii) use its reasonable best efforts to preserve the goodwill and current relationships of the Acquired Companies with Clients, investors, suppliers and other Persons with which each Acquired Company has significant business relations; provided, however, that no action by the Acquired Companies with respect to matters specifically addressed by any provision of the following sentence shall be deemed a breach of the covenants contained in this sentence unless such action would constitute a breach of such specific provision in the following sentence; provided, further, that the failure by an Acquired Company to take any action prohibited by any clause in the following sentence shall not be deemed to be a breach of the covenants contained in this sentence. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.01(a) of the Company Disclosure Letter or as required by

Applicable Law or as expressly contemplated by this Agreement or otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of the other Acquired Companies to, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01:
(i) amend or waive the certificate of incorporation, bylaws, limited partnership agreements, exchange agreements or other organizational documents of the Acquired Companies or side letters related thereto;
(ii) issue, sell, exchange, convert, dispose of, grant options or rights to purchase or receive, encumber or pledge (or authorize, permit or propose the issuance, sale, exchange, conversion, disposal, grant of options or rights to purchase or receive, encumbrance or pledge of), any shares of capital stock, any equity-based incentive awards or any other voting interests or equity interests of the Company or any of its Subsidiaries (other than shares of Company Common Stock issuable upon exchange of the Operating Partnership Units in accordance with the Operating Partnership LPAs and the Exchange Agreements or in connection with the vesting and/or settlement of Company Stock Awards outstanding as of the date hereof in accordance with the terms of the applicable Company Stock Plan and award agreement thereunder);
(iii) make, declare, set aside or pay any dividend or other distribution (other than tax distributions required to be made pursuant to the Operating Partnership LPAs, and, without duplication, distributions necessary to allow the Company to make payments as required pursuant to the TRA to the stockholders of the Company or holders of the Operating Partnership Units in their capacity as such);
(iv) (A) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, or (B) amend, modify or waive in any material respect or terminate any Company Material Contract (or any material rights thereunder) in a manner adverse to any Acquired Company (other than any expiration or termination for cause of any such Contract in accordance with its terms);
(v) disclose or abandon any trade secrets or other confidential information of the Acquired Companies (other than pursuant to a valid and written confidentiality agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Acquired Companies in, such trade secrets and other confidential information);
(vi) modify in any material respect any of the Acquired Companies’ policies related to Data Privacy and Security Law, or any administrative, technical or physical safeguards related to privacy or data security, other than (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with Data Privacy and Security Laws or (D) as otherwise directed or required by a Governmental Authority;
(vii) sell, assign, transfer, convey, lease, license, encumber or subject to any Lien or otherwise dispose of any material assets or properties;
(viii) amend, modify, extend or renew any Lease, other than in the Ordinary Course of Business, or enter into or terminate any Lease, or purchase any interest in real property;
(ix) except (x) as required by Applicable Law or the terms of this Agreement or (y) as required (without the exercise of discretion to increase the amount otherwise payable in the aggregate or to any given individual) by the terms of a Company Benefit Plan as in effect as of the date hereof: (A) grant or increase, promise to grant or increase or commit to grant or increase any rights to severance or termination pay to, or enter into or amend or otherwise modify the existing terms and conditions of any employment, engagement or severance agreement with, any Company Service Provider to increase the rights of any Company Service Provider or diminish the rights of any Acquired Company (other than in the Ordinary Course of Business with respect to any newly hired or engaged Company Service Provider whose annualized compensation opportunities do not exceed $250,000), (B) grant, award, pay or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any Company Service Provider (or any of their respective dependents or beneficiaries); (C) terminate, establish, adopt, enter into or amend any Labor Agreement, (D) recognize or certify any labor union, labor organization, works council or group of employees of the Acquired Companies as the bargaining representative for any employees of the Acquired Companies, (E) adopt, enter into, amend, modify or terminate any Company Benefit Plan, or adopt or enter into any plan or arrangement that would be Company Benefit Plan if it were in existence on the date hereof, (F) take any action to accelerate the vesting, funding or payment of any compensation payable or benefit provided to any Company Service Provider, (G) hire, promote or engage any Company Service Provider whose annualized compensation opportunities would exceed $250,000; (H) furlough or terminate any employee, officer, director, independent contractor or other Company Service Provider of any Acquired Company other than for cause, whose annualized compensation opportunities would exceed $250,000; or (I) implement any employee layoffs, office or plant closings, reductions in force, furloughs or similar actions affecting ten (10) or more employees;
(x) merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;
(xi) make any loans, advances or capital contributions to or investments in any Person exceeding $250,000, individually (in any one Person), or $1,000,000 in the aggregate (other than for transactions between the Company or an Operating Partnership, on the one hand, and its respective wholly owned Subsidiary, on the other hand);
(xii) reclassify, split, combine, subdivide or redeem, purchase, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other voting or equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other voting or equity interests;
(xiii) create, incur, assume or guarantee any Indebtedness, except for (A) borrowings in the Ordinary Course of Business that do not exceed $1,000,000 in the aggregate or (B) guarantees or credit support provided by an Acquired Company of the obligations of an Acquired Company in the Ordinary Course of Business to the extent such Indebtedness is in existence on the date of this Agreement or incurred in compliance with clause (A) of this Section 6.01(a)(xiii);
(xiv) incur or commit to any capital expenditure or expenditures, except capital expenditures of less than $1,000,000 in the aggregate;
(xv) settle, release, waive or compromise any pending or threatened material Proceedings at law or in equity, except for the settlement of any such Proceedings solely for monetary damages in an amount (A) not in excess of $1,000,000 in the aggregate or (B) that does not materially exceed the amount reflected or reserved against therefor in the Company Balance Sheet;
(xvi) acquire, or agree to acquire, any business, assets that constitute a business or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or suppliers of an Acquired Company in the Ordinary Course of Business, or enter into any joint venture, partnership or similar arrangement with any Person;
(xvii) (A) make, change or rescind any material income Tax election, (B) settle or compromise any Proceeding relating to material Taxes, (C) file any amended income tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change or request to change any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Acquired Companies, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any similar agreement or arrangement with any Governmental Authority, in each case except as required by Applicable Law, (H) except as required by GAAP, change any material accounting policies, procedures principles, methods or practices, or (I) modify or amend the TRA;
(xviii) enter into any new line of business;

(xix) (x) cancel, reduce, terminate or fail to maintain insurance coverage under the Insurance Policies (other than replacements thereof providing similar coverage on substantially similar terms) or (y) fail to file claims in a timely manner as required under the Insurance Policies with respect to all material matters and material occurrences for which it has coverage; or
(xx) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01(a).
Notwithstanding anything to the contrary in this Agreement: any action taken, or omitted to be taken, by any of the Acquired Companies in good faith pursuant to any COVID-19 Measures in the Ordinary Course of Business shall in no event be deemed to constitute a breach of this Section 6.01(a); provided that, with respect to actions taken or omitted to be taken in reliance on the foregoing clause, to the extent permitted under Applicable Law and practicable under the circumstances, the Company shall provide prior notice to and consult in good faith with Parent prior to taking such action.
(b) Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
Section 6.02 No Solicitation.
(a) No Solicitation. Except as permitted by this Section 6.02, during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.01, the Company shall not, and shall (i) cause its Subsidiaries and the respective directors and officers of each Acquired Company and (ii) instruct and use its reasonable best efforts to cause the other Representatives of each Acquired Company not to, directly or indirectly: (A) solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information relating to any Acquired Company) any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Acquired Companies to, or afford access to the books or records or officers of the Acquired Companies to, any Third Party, in each case, with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (C) grant any waiver, amendment or release of any Third Party under any standstill or confidentiality agreement; provided that notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar agreement or obligation of any Third Party to the extent such agreement or obligation prohibits a confidential proposal being made to the Company Board or the Special Committee if the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its outside financial and outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (D) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract with respect to any Acquisition Proposal other than an Acceptable Confidentiality Agreement in accordance with Section 6.02(c) (an “Alternative Acquisition Agreement”); (E) take any action to exempt any Third Party from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable Takeover Statute or otherwise cause such restrictions not to apply or (F) resolve, agree, authorize or commit to do any of the foregoing.
(b) Cessation of Discussions. Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and the respective directors and officers of each Acquired Company and instruct and use its reasonable best efforts to cause the other Representatives of each Acquired Company to immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with, and terminate any data room access (or other access to diligence) of, any Third Party and its Representatives (other than, with respect to data room access, certain founding partners of the Company (the “Founders”) and their Representatives, except as otherwise determined by Parent) with respect to an Acquisition Proposal. Promptly following the date of this Agreement (and in any event within two (2) Business Days following the date hereof), the Company will request that each Third Party that has executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (other than the Founders and their Representatives, except as otherwise determined by Parent) promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Third Party by or on behalf of the Company or its Representatives.
(c) Permitted Conduct Related to Certain Acquisition Proposals. Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to adoption of this Agreement by the Required Company Stockholder Approval (i) the Company or any of its Subsidiaries has received a bona fide written Acquisition Proposal from a Third Party that did not result from a material breach of Section 6.02 and (ii) the Company Board (acting on the recommendation of the Special Committee) determines in good faith, after consultation with its outside financial and outside legal advisors, that (A) such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal and (B) the failure to take the actions contemplated by this Section 6.02(c) would be inconsistent with its fiduciary duties pursuant to Applicable Law, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with such Third Party and/or its Affiliates and Representatives and, subject to the terms and conditions of such Acceptable Confidentiality Agreement, furnish non-public information, and afford access to the books or records or officers of the Acquired Companies, to such Third Party and its Affiliates and Representatives, and (y) engage in discussions and negotiations with such Third Party and its Affiliates and Representatives with respect to such Acquisition Proposal; provided that (1) the Company shall notify Parent if the Company commences any action described in clause (x) or clause (y) of this Section 6.02(c) promptly thereafter (and in any event within forty-eight (48) hours of the Company’s commencement of such action) and (2) without limiting the generality of the last sentence of Section 6.02(g), the Company shall make available to Parent any material non-public information concerning the Acquired Companies made available to any Third Party to the extent not previously made available to Parent, as promptly as reasonably practicable after it is made available to such Third Party (and in any event within forty-eight (48) hours following the delivery of such information to such Third Party). Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board or the Special Committee having to make the determination in clause (ii) of the preceding sentence), contact any Third Party to (i) seek to clarify and understand the terms and conditions of any Acquisition Proposal made by such Third Party solely to determine whether such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal and (ii) inform such Third Party that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 6.02.
(d) No Adverse Recommendation Change or Entry into an Alternative Acquisition Agreement. Except as expressly permitted by Section 6.02(e), neither the Company Board nor the Special Committee shall:
(i) (A) withhold, withdraw, modify, qualify or propose publicly to withhold, withdraw modify or qualify, in a manner adverse to Parent, the Company Board Recommendation (it being understood it shall be considered a modification adverse to Parent if (x) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the Company Stockholders within eight (8) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (y) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within eight (8) Business Days of such public announcement stating that the Company Board reaffirms the Company Board Recommendation); (B) fail to publicly reaffirm the Company Board Recommendation within eight (8) Business Days after Parent so requests in writing (or, if the Company Stockholder Meeting is scheduled to be held within five (5) Business Days, then within three (3) Business Days after Parent so requests in writing); provided that, other than any reaffirmation following receipt of an Acquisition Proposal, Parent may only request such a reaffirmation on one occasion; (C) fail to include the Company Board Recommendation in the Proxy Statement; (D) authorize, adopt, approve, declare advisable, or recommend, or publicly propose to authorize, adopt, approve, declare advisable, or recommend, any Acquisition Proposal or any proposal reasonably likely to lead to an Acquisition Proposal; or (E) resolve, agree, authorize or commit to do any of the foregoing (any of the actions described in clauses (A) through (E) of this Section 6.02(d)(i), an “Adverse Recommendation Change”); or
(ii) cause or permit the Company to enter into any Alternative Acquisition Agreement.

(e) Permissible Adverse Recommendation Change and Entry into Alternative Acquisition Agreement in Connection with a Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company Stockholder Approval, in the event that the Company has received a bona fide written Acquisition Proposal that did not result from a material breach of Section 6.02, the Special Committee and the Company Board, acting upon the recommendation of the Special Committee, may effect an Adverse Recommendation Change with respect to such Acquisition Proposal or cause the Company to terminate this Agreement pursuant to Section 8.01(h) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, if and only if:
(i) the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside financial and outside legal advisors) that such Acquisition Proposal is a Superior Proposal;
(ii) the Company Board (acting upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside financial and outside legal advisors) that the failure to effect an Adverse Recommendation Change with respect to such Superior Proposal or cause the Company to terminate this Agreement pursuant to Section 8.01(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under Applicable Law;
(iii) the Company has provided, at least three (3) Business Days in advance (the “Notice Period”), written notice (a “Notice of Adverse Recommendation Change”) to Parent to the effect that (A) the Company, the Company Board or the Special Committee has received a bona fide written Acquisition Proposal that has not been withdrawn; (B) the Company Board has (acting upon the recommendation of the Special Committee) concluded in good faith (after consultation with its outside financial and outside legal advisors) that such Acquisition Proposal constitutes a Superior Proposal; (C) the Company Board has (acting upon the recommendation of the Special Committee) determined in good faith (after consultation with its financial and outside legal advisors) that the failure to effect an Adverse Recommendation Change with respect to such Superior Proposal or cause the Company to terminate this Agreement pursuant to Section 8.01(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duty under Applicable Law; and (D) the Company Board has (acting upon the recommendation of the Special Committee) resolved to effect an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.01(h), which notice shall describe the basis for such Adverse Recommendation Change or termination, including the identity of the Person or Group making such Acquisition Proposal, and the material terms of such Acquisition Proposal and shall include copies of all relevant documents relating to such Acquisition Proposal (it being understood that such delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto (in each case, privately to Parent), the determination to so deliver such notice, amendment or update and the Special Committee’s making of any non-public recommendation to the Company Board with respect thereto will not, by itself, constitute an Adverse Recommendation Change); and
(iv) prior to effecting such Adverse Recommendation Change or termination the Company and its Representatives, until 11:59 P.M. (Eastern time) on the last day of the Notice Period, shall have negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal would cease to constitute a Superior Proposal; it being understood that (x) in the event of any material revision, amendment, update or supplement to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of Section 6.02(e)(iii) and (iv) with respect to such new written notice (with the “Notice Period” in respect of such new written notice being three (3) Business Days from the delivery of such written notice to Parent) and (y) at the end of the Notice Period, the Company Board (acting upon the recommendation of the Special Committee) must have in good faith (after consultation with its outside financial and outside legal advisors and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) reaffirmed its determination described in Section 6.02(e)(i) and Section 6.02(e)(ii).
(f) Permissible Adverse Recommendation Change in Connection with an Intervening Event. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Required Company

Stockholder Approval, other than in connection with a bona fide written Acquisition Proposal, the Special Committee and the Company Board, acting upon the recommendation of the Special Committee, may effect an Adverse Recommendation Change in response to an Intervening Event, if and only if:
(i) the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith (after consultation with its outside financial and outside legal advisors), that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law;
(ii) the Company has provided, at least three (3) Business Days (the “Intervening Event Notice Period”) prior written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that such delivery of a Notice of Intervening Event and any amendment or update thereto (in each case, privately to Parent) and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice shall include reasonably detailed information describing the Intervening Event and the basis for effecting such Adverse Recommendation Change; and
(iii) prior to effecting such Adverse Recommendation Change, the Company and its Representatives, until 11:59 P.M. (Eastern time) on the last day of the Intervening Event Notice Period, shall have (A) negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement, in response to such Intervening Event so that the Company Board (acting upon the recommendation of the Special Committee and after consultation with its outside financial and outside legal advisors and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) no longer determines in good faith that the failure to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; and (B) following such Intervening Event Notice Period, the Company Board (acting upon the recommendation of the Special Committee and after consultation with its outside financial and outside legal advisors and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement) has determined that the failure of the Company Board to effect an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; it being understood that each time that material modifications or developments with respect to the Intervening Event occur (as reasonably determined by the Special Committee in good faith), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of Section 6.02(f)(ii) with respect to such new written notice (with the “Intervening Event Notice Period” in respect of such new written notice being two (2) Business Days from the delivery of such written notice to Parent).
The Company shall ensure that any withdrawal or modification of the Company Board Recommendation that is not accompanied by a termination of this Agreement: (x) does not alter the Company’s obligation to call, give notice of and hold the Company Stockholder Meeting in accordance with Section 6.04(a); and (y) does not have the effect of causing any corporate takeover statute or other similar statute (including any “moratorium”, “control share acquisition”, “business combination” or “fair price” statute) of the State of Delaware or any other state to be applicable to this Agreement, any of the Support Agreements, the Rollover Agreement, the Mergers or any of the other Transactions.
(g) Notice to Parent of Acquisition Proposals. From and after the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, (i) as promptly as reasonably practicable (and in any event within forty-eight (48) hours from the receipt thereof) after receipt of any Acquisition Proposal or any request for non-public information or inquiry (including seeking to initiate or continue any discussion or negotiation) that could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice, which notice must include (A) the identity of the Person or Group making such proposal, request or inquiry (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement); (B) the material terms and conditions of such Acquisition Proposal, request or inquiry, and if in writing, an unredacted copy thereof (and, where no copy is available, a reasonably detailed written description thereof); and (C) copies of any material agreements, documents or other written materials submitted in connection therewith (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement, and, where no copies are available or such disclosure is prohibited, a reasonably detailed written description thereof), and (ii) thereafter, the

Company shall keep Parent reasonably informed, on a prompt basis (and in any event through notifying Parent in writing within forty-eight (48) hours of any material development with regard to or material amendment of such proposal, request or inquiry), of the status and terms of any such proposal (including any amendments thereto) and the status of any such discussions or negotiations, including providing unredacted copies of any new or amended material agreements, documents or other written materials submitted in connection therewith (unless such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or Group that is in effect on the date of this Agreement, and, where no copies are available or disclosure is prohibited, a reasonably detailed written description thereof). From and after the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, the Company will promptly (and in any event within forty-eight (48) hours) make available to Parent any non-public information concerning any Acquired Company that is provided to any such Person or Group or its Representatives that was not previously made available to Parent or its Representatives.
(h) Permitted Disclosures by the Company. Nothing contained in this Agreement shall prohibit the Company, the Company Board or the Special Committee, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company Stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or (iii) any other communication to the Company Stockholders if (in the case of this clause (iii)) the Special Committee has determined in good faith, after consultation with its outside financial and outside legal advisors, that such communication is required under Applicable Law; it being understood that (A) any such communication or disclosure made by the Company, the Company Board or the Special Committee must be subject to the terms and conditions of this Agreement and shall not limit or otherwise adversely affect the obligations of the Company, the Company Board or the Special Committee and the rights of Parent under this Section 6.02 and (B) nothing in the foregoing shall be deemed to permit the Company, the Company Board or the Special Committee to effect an Adverse Recommendation Change other than in accordance with Section 6.02(e); provided that, for the avoidance of doubt, the permitted disclosures pursuant to clause (i) and clause (ii) of the foregoing shall not be deemed to constitute an Adverse Recommendation Change.
(i) Breach of Non-Solicitation Obligations by Representatives of the Company. The Company acknowledges and agrees that any action that if taken by the Company would constitute a breach of any provision set forth in this Section 6.02 is taken by any Representative of any of the Acquired Companies, whether or not such Representative is purporting to act on behalf of any of the Acquired Companies (but provided that, with respect to Representatives of the Acquired Companies who are attorneys, accountants, consultants and financial advisors, such Person has been engaged by the Acquired Companies in connection with the Transactions or are otherwise acting on behalf of the Acquired Companies), shall be deemed to constitute a breach of such provision by the Company.
Section 6.03 Governmental Consents and Filings.
(a) During the period from the date hereof and continuing through the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, upon the terms and subject to the conditions of this Agreement and subject to Applicable Law, the parties shall use their respective reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law, including Antitrust Law and any Required Irish FDI Filing, or otherwise to consummate and make effective the Transactions as promptly as practicable (and in any event before the End Date) and to cooperate with the other parties in connection with the foregoing, including using reasonable best efforts to obtain all consents, licenses, permits, waivers, approvals, authorizations or orders that are required to be obtained by the parties or any of their respective Affiliates in connection with the consummation of the Transactions from any Governmental Authorities (including the FCA Approval and any Required Irish FDI Filing) (including those consents and approvals set forth in Section 6.03(a) of the Company Disclosure Letter) or other third parties, and to effect as promptly as practicable all necessary registrations, filings and responses to requests for additional information or documentary material from any Governmental Authorities, if any, in each case subject to the other provisions of this Section 6.03, or to avoid any Proceeding (including those in connection with the Antitrust Laws) in connection with the authorization, execution and delivery of this

Agreement and the consummation of the Transactions. Without limitation of the foregoing, the parties shall, and shall cause their respective controlled Affiliates to, cooperate with each other and use their reasonable best efforts to as promptly as practicable and in no event later than twenty (20) Business Days after the date hereof prepare and file, or cause to be prepared and filed (including by causing a party’s relevant controlled Affiliates by which a filing is required to be made to a Governmental Authority to make such filing), all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the date hereof all permits, consents, approvals, waivers and authorizations of, all Governmental Authorities that are necessary or advisable to timely consummate the Transactions, including, for the avoidance of doubt, the filings and applications related to (i) the FCA Approval, (ii) the clearances, approvals and consents set forth in Section 7.01(b) of the Company Disclosure Letter, and (iii) any Required Irish FDI Filing, except, as it pertains to any Required Irish FDI Filing, such filing shall be prepared and filed no later than fifteen (15) Business Days after the date upon which Parent communicates to the Company that Parent has reasonably determined that such filing is required. Each Party (the “Reviewing Party”) or its outside counsel shall have the right to review in advance, and the other party (the “Filing Party”) shall consult with the Reviewing Party or its outside counsel on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any Governmental Authority in connection with the Transactions and shall furnish to the other parties all information required for any such filings or written materials; provided, however, that (i) copies of the filings made under the HSR Act need not be shared, and (ii) that the parties may, as each deems reasonably necessary, designate any competitively sensitive material provided to the other party under this Section 6.03(a) as “outside counsel only” and materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Acquired Companies. The parties agree that they shall keep the other parties apprised in a timely manner of the status of matters relating to completion of the Transactions.
(b) As promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, the parties shall make all necessary filings, and thereafter make an appropriate response to any requests for submission of additional documents and information, with respect to this Agreement required under the HSR Act. Without limiting the generality of anything contained in this Section 6.03, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any Proceeding with respect to the Transactions; (ii) keep the other parties informed as to the status of any such Proceeding; (iii) provide the other parties with (A) advance copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) from such party or any of its controlled Affiliates to any Governmental Authority in connection with the Transactions and (B) all material correspondence, filings or communications (or memoranda setting forth the substance thereof) from any Governmental Authority in connection with the Transactions as promptly as practicable following its receipt thereof; (iv) respond as promptly as practicable to any additional requests for information received from any Antitrust Authority or any other Governmental Authority with respect to the Transactions or filings contemplated by Section 6.03(a); (v) not agree to participate in any substantive meeting or communication with any Governmental Authority in respect of any filing or any investigation or inquiry related to the Transactions unless it consults with the other parties in advance and provides the other party the opportunity to attend and participate thereat; and (vi) use reasonable best efforts to (A) obtain termination or expiration of the waiting period (including any extensions thereof) under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any Applicable Laws, including any other applicable Antitrust Laws and (B) prevent the entry in any Proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions (provided that any such reasonable best efforts shall be subject to Section 6.03(d)). Each party shall consult and cooperate with the other parties and shall consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transactions, and except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such Proceeding, each party shall invite Representatives of the other parties to be present at each meeting or conference relating to such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such Proceeding; provided that the parties agree that Parent shall control the strategy and process, in consultation with the Company, in connection with any filings and notifications under Antitrust Laws or other Applicable Laws. Parent shall pay all filing fees in connection with any filings and notifications under Antitrust Laws.

(c) Without limitation to Section 6.03(a), the condition relating to the FCA in the UK (the “FCA Approval”) shall be satisfied by the first to occur of the following:
(i) the delivery to any party by the FCA of notice in writing in accordance with section 189(4)(a) of FSMA that it has determined to grant approval unconditionally to Parent and each other person required to give notice under s178 of FSMA in connection with the acquisition (as defined in s191G FSMA) of control of the UK-Regulated Entities in accordance with this Agreement (each an “Additional Notice Giver”);
(ii) if the FCA has given notice in writing in accordance with section 189(4)(b)(i) of FSMA that it has determined to approve the acquisition subject to fulfilment of certain conditions:
(A) where such conditions are capable of being satisfied by the parties without final recourse to the FCA, upon the fulfilment of those conditions (as may be varied or cancelled) to the satisfaction of the FCA or the parties (acting reasonably);
(B) where such conditions are ongoing in nature, upon the FCA or the parties having agreed in writing that, in their reasonable opinion, such conditions (as may be varied or cancelled) will continue to be fulfilled; or
(C) where such conditions are stated in the written notice to require the FCA’s confirmation of being satisfied, upon receipt by either party of confirmation from the FCA that the conditions (as may be varied or cancelled) have been satisfied; or
(iii) the assessment period (as defined in section 189(1) of FSMA) having elapsed without the FCA having given, in relation to each of the UK-Regulated Entities, notice under section 189(4)(a) of FSMA or a notification under section 189(4)(b) of FSMA or a notification under section 189(6)(b) of FSMA that the application for consent is incomplete, so that the FCA may be treated under section 189(6) of FSMA as having approved the acquisition of control by Parent and any Additional Notice Giver of the UK-Regulated Entities.
(d) In connection with obtaining any approval or consent related to any Applicable Law, the parties shall (and shall cause their respective controlled Affiliates to) (i) cooperate in good faith with the Governmental Authorities and (ii) shall undertake (and cause their respective controlled Affiliates to undertake) promptly any and all action to complete lawfully the Transactions as soon as practicable (but in any event prior to the End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Public Merger or the LP Mergers, including (A) to promptly resolve any objections that may be asserted by any Governmental Authority and (B) to satisfy any reasonable conditions or requirements imposed on it by any Governmental Authority in connection with the consummation of the Transactions, including under the HSR Act and any other Antitrust Laws; provided that, notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be interpreted to require (1) Parent or any of its Affiliates to divest or hold separate, or agree to divest or hold separate, any of its or the Acquired Companies’ assets, businesses or operations, or to agree to any injunction, order or other restriction on, or to take any other action with respect to, its or the Acquired Companies’ assets, businesses or operations (collectively, each a “Remedial Action”), or to defend any litigation, in order to secure any Governmental Authority’s approval, clearance or non-action with respect to the consummation of the Transactions, unless such Remedial Action is conditioned upon the Closing and the taking of such Remedial Action would not reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the Acquired Companies, taken as a whole, or on Parent and its Affiliates, taken as a whole or (2) Parent, the Company or any of their respective Subsidiaries to pay any fee or settlement amount in connection with preventing the entry of any Governmental Order (excluding, for the avoidance of doubt, the payment of any filing fees required to be paid in connection with seeking such Governmental Approval or any payments to Representatives of for services rendered in connection therewith).
(e) This Section 6.03 shall not apply to the obtaining of Client Consents, which shall be governed exclusively by Section 6.12.

Section 6.04 Proxy Statement.
(a) As promptly as reasonably practicable following the date of this Agreement (but in any event no earlier than thirty (30) days after the date of this Agreement), the Company shall prepare and file with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Unless an Adverse Recommendation Change has been made in accordance with Section 6.02, the Company shall include the Special Committee Recommendation and the Company Board Recommendation in any iteration of the Proxy Statement filed in preliminary or definitive form. Parent shall, as promptly as reasonably practicable, furnish to the Company all information concerning Parent and the Merger Subs required by the Exchange Act to be set forth in the Proxy Statement upon request by the Company, and will, upon request of the Company, confirm and/or supplement the information relating to Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III supplied by it for inclusion in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. If the Company receives comments from the SEC (or the staff of the SEC) on the preliminary Proxy Statement, (i) each of the parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments or any request from the SEC (or the staff of the SEC) with respect to the Proxy Statement, (ii) each of the Company and Parent shall use its reasonable best efforts to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statements and (iii) the Company shall file the Proxy Statement in definitive form with the SEC and cause the definitive Proxy Statement to be mailed to the Company Stockholders as of the record date for notice established for the Company Stockholder Meeting as promptly as reasonably practicable after the date of this Agreement, and in no event more than five (5) Business Days after the date on which the SEC confirms that it will not review, or that it has no further comments on the Proxy Statement, which confirmation shall be deemed to have occurred if the SEC has not affirmatively notified the Company by 11:59 P.M. (Eastern time) on the tenth (10th) calendar day following such filing with the SEC that the SEC will or will not be reviewing the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement or any response to any comment from the SEC with respect thereto shall be made by the Company without the written approval of Parent (which shall not be unreasonably withheld, conditioned or delayed), and the Company shall provide Parent and its counsel a reasonable opportunity to review and comment thereon. In accordance with the Company’s organizational documents, the Company through the Company Board shall use its reasonable best efforts to, as promptly as reasonably practicable (but subject to the last sentence of this Section 6.04(a) and the timing contemplated in this Section 6.04(a)), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (y) mail to the holders of Company Common Stock as of the record date for notice established for the Company Stockholder Meeting a Proxy Statement. The Company shall use its reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable (and in any event within thirty five (35) days following the date of first mailing of the Proxy Statement to the Company Stockholders); provided, however, that the Company (acting upon the recommendation of the Special Committee) may postpone, recess or adjourn the Company Stockholder Meeting: (i) with the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (ii) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholder Meeting, (iii) if as of the time for which the Company Stockholder Meeting is scheduled, there are insufficient shares of Company Common Stock with respect to which proxies have been submitted to vote in favor of the adoption of this Agreement to obtain the Required Company Stockholder Approval or (iv) if reasonable additional time is necessary for the filing and distribution of any supplemental or amended disclosure which the Special Committee or the Company Board, acting upon direction from the Special Committee, has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Laws for such supplemental or amended disclosure to be disseminated to and reviewed by the Company Stockholders prior to the Company Stockholder Meeting; provided, that, in the case of clauses (ii), (iii) and (iv), without the written consent of Parent, in no event shall the Company Stockholder Meeting be held on a date later than the earlier of (x) thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (in the case of clause (iv) excluding any postponements or adjournments required by applicable Law) and (y) three (3) Business Days before the End Date. Unless the Special Committee or the Company Board, acting upon direction from the Special Committee, shall have effected an Adverse Recommendation Change pursuant to Section 6.02(e), the Company shall use its reasonable best efforts to solicit proxies from the Company Stockholders and obtain the Required Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement has been terminated in accordance with Article VIII. Without the prior written consent of Parent or as otherwise required by applicable Law, the Company shall not hold or convene its 2024 annual meeting of stockholders or any other meeting of stockholders other than the Company Stockholder Meeting.
(b) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Mergers or other Transactions pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company shall use its reasonable best efforts to promptly prepare and file such Other Required Company Filing to comply in all material respects with the applicable requirements of the Exchange Act and other Applicable Law. Except in connection with an Adverse Recommendation Change or thereafter, the Company shall not file any Other Required Company Filing with the SEC without the written approval of Parent (which shall not be unreasonably withheld, conditioned or delayed), and the Company shall provide Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company shall give good faith consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel.
(c) If at any time prior to the Effective Time any event, circumstance or information relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, subject to Section 6.04(b), an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Company Stockholders. Each party agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.
Section 6.05 Access to Information. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Acquired Companies, to their respective personnel, properties, Contracts, books and records, and shall furnish such Representatives with existing financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request in writing, in each case, for the purpose of consummating the Transactions contemplated hereby and integration planning related thereto; provided that such review shall only be upon reasonable written notice and shall be at Parent’s sole cost and expense; provided, further, that the Company will be permitted to redact any information or documentation provided to Parent or its Representatives to the extent that such information or documentation includes competitively sensitive information. Nothing herein shall require the Acquired Companies to disclose any information to Parent or its Representatives if such disclosure (i) would violate Applicable Law or any of its material obligations with respect to any material provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party or (ii) jeopardize any attorney-client or work-product privilege; provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such compliance with Applicable Law, such compliance with provisions of any such Contract or such privilege. All information obtained by Parent, the Merger Subs and their respective Representatives shall be subject to the Company Confidentiality Agreement. No investigation or access permitted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent will use its reasonable best efforts to minimize any disruption to the respective business of the Acquired Companies that may result from requests for access under this Section 6.05 and, notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under Applicable Law as a result of COVID-19 or any COVID-19 Measures.

Section 6.06 Confidentiality; Public Announcements. Except as otherwise contemplated by Section 6.02(h) (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company, the Company Board or the Special Committee under Section 6.02), the parties shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, including by providing each other with the opportunity to review and comment upon such press release or public announcement prior to its issuance, and none of the parties or their controlled Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ written consent (which consent shall not be unreasonably withheld or delayed), except that, after having consulted with the other parties in accordance with this Section 6.06, no such consent shall be necessary to the extent disclosure may be required by Applicable Law. The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent. Each of Company and Parent may, without the consent of the other party, communicate to its directors, officers, employees, customers, suppliers and consultants so long as such communication is not inconsistent with previous statements made jointly by the Company and Parent (or made by one party hereto in accordance with this Section 6.06) after having consulted with the other parties in accordance with this Section 6.06 or is consistent with a communications plan previously agreed to by Parent and the Company in which case such communications may be made consistent with such plan. Notwithstanding anything to the contrary set forth therein or herein, the Company Confidentiality Agreement shall continue in full force and effect until the Closing. Nothing in this Section 6.06 shall limit the ability of any party hereto to make additional disclosures that are consistent in all but de minimis respects with the prior public disclosures regarding the transactions contemplated by this Agreement.
Section 6.07 Indemnification of Officers and Directors.
(a) From and after the Effective Time, (i) Parent agrees that it shall cause each of the Surviving Corporation and Surviving Limited Partnerships to, (ii) the Company, as the Surviving Corporation, agrees that it shall and shall cause each Surviving Limited Partnership to and (iii) each Operating Partnership as a Surviving Limited Partnership agrees that it shall, in each case of the foregoing clauses (i), (ii) and (iii) (as applicable), indemnify and hold harmless each present and former director and officer of the Acquired Companies (in their capacity as such) (the “Company Indemnified Parties”) against any costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, arising out of, related to or by reason of the fact that he or she is or was a director or officer of any Acquired Company and arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the certificates of incorporation, bylaws, indemnification agreements and other organizational documents of the Acquired Companies, as applicable, in effect as of the date of this Agreement (and made available to Parent prior to the date of this Agreement) and subject to Applicable Law. Parent also agrees to cause each of the Acquired Companies to, and each Acquired Company also agrees that it shall and shall cause each other Acquired Company to, promptly advance expenses as incurred by each present and former director and officer of the Acquired Companies (in their capacity as such) to the fullest extent permitted by the certificates of incorporation, bylaws, indemnification agreements and other organizational documents of the Acquired Companies, as applicable, in effect as of the date of this Agreement (and made available to Parent prior to the date of this Agreement) and subject to Applicable Law; provided that any such present or former director and officer to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not entitled to indemnification under Law. Without limiting the foregoing, Parent shall cause the Acquired Companies (A) to maintain for a period of not less than six (6) years from the Effective Time provisions in their respective certificates of incorporation, bylaws, certificates of limited partnership, limited partnership agreements and other organizational documents concerning the indemnification and exculpation of (and provisions relating to expense advancement to) the Persons who were directors or officers of any Acquired Company at any time prior to the Closing that are no less favorable to those Persons than the certificates of incorporation, bylaws, indemnification agreements and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement (and made available to Parent prior to the date of this Agreement) and (B) not to amend, repeal or otherwise modify such provisions in any respect that would materially adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation and Surviving Limited Partnerships to, the Surviving Corporation shall and shall cause the Surviving Limited Partnerships to and the Surviving Limited Partnerships shall, in each case, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies in effect as of the date hereof on terms not less favorable than the terms of such current insurance coverage; provided, however, that, in lieu of the foregoing, the Company may and (if the Company does not) Parent, the Surviving Corporation and the Surviving Limited Partnerships may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” insurance policy(ies) (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time; provided, further, that the aggregate annual premium (or the aggregate premium, if a 6-year “tail” insurance policy(ies) is procured) shall not exceed three hundred percent (300%) of the aggregate annual premium paid in 2022 by the Company or any other Acquired Company, as applicable, for such insurance (the “Premium Cap”), and if the premium for such insurance would at any time exceed the Premium Cap, then the Parent, the Company, the Surviving Corporation or any of the Surviving Limited Partnerships (as the case may be) may cause to be maintained policies of insurance that, in the Parent’s, the Company’s, the Surviving Corporation’s or any of the Surviving Limited Partnerships’ (as the case may be) good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. Prior to the Closing, the Company shall reasonably cooperate with Parent with respect to the insurance requirements set forth in this Section 6.07.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.07 shall survive the consummation of the Public Merger and the LP Mergers and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and the Surviving Limited Partnerships. In the event that Parent, the Surviving Corporation or the Surviving Limited Partnerships or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction or conversion, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or the Surviving Limited Partnerships, as the case may be, shall succeed to the obligations set forth in this Section 6.07.
(d) Parent shall cause the Acquired Companies to honor each of the covenants in this Section 6.07.
Section 6.08 Section 16 Matters. Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company Stock Awards or other securities (in each case, including derivative securities with respect to Company Common Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including any director designated by any such Person and including any Person to the extent deemed a director by deputization) to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.
Section 6.09 Stockholder Litigation.
(a) The Company shall keep Parent reasonably informed on a current basis regarding any Stockholder Litigation, whether commenced prior to or after the execution and delivery of this Agreement.
(b) The Company shall give Parent the opportunity to participate in (subject to a customary joint defense agreement) the defense, settlement or prosecution of any Stockholder Litigation and consider in good faith Parent’s advice with respect to any Stockholder Litigation. The Company shall not compromise, settle or come to a binding arrangement regarding, or agree to compromise, settle or come to a binding arrangement regarding, any Stockholder Litigation unless Parent has consented thereto in writing. For purposes of this Section 6.09, “participate” means that Parent shall be reasonably kept apprised of proposed strategy and other significant decisions with respect to the Stockholder Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Stockholder Litigation, which the Company and its counsel shall reasonably consider in good faith.

Section 6.10 Employee Matters.
(a) Subject to Section 6.05 of this Agreement, to the extent permitted by Applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Subsidiaries reasonable access to their respective personnel for purposes of evaluating and discussing potential post-Closing compensation arrangements with the Continuing Employees.
(b) With respect to benefit plans (excluding any equity or equity-based, nonqualified deferred compensation, retention, change in control, defined benefit pension and post-employment or retiree welfare benefits or compensation) maintained by Parent or any of Parent’s applicable Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans) following the Effective Time, for purposes of determining eligibility to participate, level of vacation or severance benefits and vesting, each Continuing Employee’s service with any Acquired Company, as reflected in the Company’s records, shall be treated as service with Parent or any Subsidiaries of Parent, including the Surviving Corporation to the same extent and for the same purpose as such Continuing Employee was credited with such service prior to the Effective Time under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(c) Parent shall, or shall cause Parent’s applicable Subsidiaries (including the Surviving Corporation) to, use reasonable best efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent or any of Parent’s Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods were not satisfied or waived under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time. Parent shall, or shall cause Parent’s applicable Subsidiaries, including the Surviving Corporation, to use reasonable best efforts to recognize, or cause to be recognized, in the plan year in which the Closing occurs, the dollar amount of all co-payments, deductibles and similar expenses incurred and paid by each Continuing Employee (and his or her eligible dependents) and credited under the Company Benefit Plan that is a group health plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the corresponding group health benefit plan of Parent or any of Parent’s Subsidiaries in which such Continuing Employee (and dependents) participates from and after the Effective Time.
(d) The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.10 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Company Benefit Plans, or other benefit or compensation plans, policies, programs, agreements, or arrangements or prevent the establishment, amendment, modification or termination thereof after the Effective Time; or (iii) establish, modify, terminate or amend any Company Benefit Plans or other benefit or compensation plans, policies, programs, agreements or arrangements.
(e) Except as otherwise agreed in writing, prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director or officer of the Company, and any director or officer of a Subsidiary of the Company, in each case as and to the extent requested by Parent, to execute and deliver a letter effectuating his or her resignations as a director, member of a committee or officer of such entity effective as of the Effective Time.
(f) Prior to the Effective Time, Parent may negotiate and enter into employment and compensation arrangements with the executive officers or other employees of the Acquired Companies, which arrangements shall (i) be subject to and will become effective following the Effective Time and (ii) at Parent’s election, provide for assignment to an applicable Acquired Company at the Effective Time.

(g) Promptly following the date hereof, Parent shall establish (a) a retention plan to be effective as of Closing on terms and conditions no less favorable in any material respect from the perspective of the current employees and service providers of the Company and its Subsidiaries (the “Current Employees”) than as set forth on Schedule 6.10(g)(i) (the “Retention Program”) and (ii) a long-term incentive plan to be effective as of Closing on terms and conditions no less favorable in any material respect from the perspective of the Current Employees than as set forth on Schedule 6.10(g)(ii) (the “LTIP”).
Section 6.11 Third Party Consents. Except as otherwise provided in this Agreement, in no event shall Parent, the Company or any of their respective Subsidiaries be obligated to bear any expense or pay any fee (other than payments to Representatives of any of the Acquired Companies or Parent, as applicable, or any of their respective Affiliates for services rendered in connection with the Transactions) or grant any concession in value in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions pursuant to the terms of any Contract or any Company License to which the Company or any of its Subsidiaries is a party.
Section 6.12 Client Consents.
(a) The Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain, as promptly as reasonably practicable following the date of this Agreement, the Client Consents pursuant to the procedures set forth on Exhibit C.
(b) In connection with obtaining the Client Consents, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such Client Consents (including the receipt of written notice from any investor in any Client that such investor is not providing its consent to the consummation of the transactions contemplated by this Agreement) and, upon Parent’s reasonable request, make available to Parent copies of any executed Client Consents and any related materials. Without limiting the foregoing, Parent shall have the right to review, and comment on, in advance of distribution any documentation to be distributed by any Acquired Company to any Client (or investors therein) pursuant to which the Company is requesting a Client Consent or otherwise in connection with the Transactions (in each case, other than materials that are substantially similar to materials already provided to Parent) and the Company shall consider all such comments of Parent in good faith prior to distribution (and the Company agrees that the documentation to be delivered to the Clients set forth on Section 6.12(b) of the Company Disclosure Letter (or any investors therein) shall address the matters described in Section 6.12(b) of the Company Disclosure Letter). From the date hereof until the Closing, the Company shall provide written notice to Parent as promptly as possible (and in any event no later than the third (3rd) Business Day following the receipt by the Company or any of its Subsidiaries of such notification) of any notification to the Company or any of its Subsidiaries (x) that any Client has determined not to provide any Client Consent or (y) of any new request for redemption or withdrawal in respect of any Mandate or any other termination of an Investment Advisory Arrangement.
(c) Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), no Acquired Company shall (i) amend any Mandate, Investment Advisory Arrangement or Fund Documentation in a manner that would, in each such case, adversely affect the economic value of such Client relationship or otherwise materially modify any term, (ii) reduce or offer or promise to reduce any fee payable by any Client, investor or Mandate thereof or cap, reduce, waive, reimburse or otherwise modify the fees payable by (or in respect of) any Client, investor or Mandate thereof or (iii) make any payment to, or grant any other economic concession (including any obligation of the Company, any Subsidiary of the Company or Parent or any of their respective affiliates to make any payment or assume or incur any other obligation or liability) to, any Client or investor, in each case of the foregoing clauses (i) – (iii), to the extent such action would have a non-de minimis and adverse effect on the economic value of such Client or investor relationship during the period following the Closing.
(d) For any New Mandate, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to ensure that such New Mandate will not by its terms terminate (or give rise to a termination right) as a result of the consummation of the Transactions and shall use reasonable best efforts to obtain the written consent of the applicable Client to the Transactions, including the assignment of such New Mandate as a result of the consummation of the Transactions.
(e) Parent shall cooperate and use reasonable best efforts to assist the Company in all reasonable respects in connection with the seeking of the Client Consents (including by promptly providing any information reasonably requested by the Company in connection with the foregoing with respect to Parent or its Affiliates). Except as consented to by the Company in writing (which shall not be unreasonably withheld, conditioned or delayed), and except for any contact or communication initiated by any Client (or investor therein), any officer, director, managing member or general partner of any Client (or investor therein) or any advisory committee or similar body with respect to any Client, Parent shall not, and Parent shall cause its officers, directors, employees and other agents and representatives not to, (x) communicate with any Client (or investors therein), any officer, director, managing member or general partner of any Client (or investors therein) or any advisory committee or similar body with respect to any Client in connection with the Transactions, including for the purpose of soliciting Client Consents or (y) propose any fee waiver, fee offset or other concessions to any Person listed in the foregoing clause (x) in connection with the solicitation of Client Consents. For the avoidance of doubt, nothing contained herein shall restrict any contact or communication by Parent or any of its Affiliates or any officer, director, employee or other agent or representative of any of them in the ordinary course of business and not in connection with the Transactions. Each of Parent and the Company shall not, and the Company and Parent shall cause their respective officers, directors, employees and other agents and representatives not to, request any Client (or investor therein), any officer, director, managing member or general partner of any Client (or investor therein) or any advisory committee or similar body with respect to any Client to withhold, withdraw or revoke a Client Consent.
Section 6.13 Notices of Certain Events.
(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation, the Surviving Limited Partnerships or Parent, and (ii) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions.
(b) Following the date hereof and prior to the Effective Time:
(i) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by any Acquired Company to comply with or satisfy in any material respect any covenant, condition or agreement to be compiled with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Subs to consummate the Mergers set forth in Section 7.02(a) or Section 7.02(b) to fail to be satisfied at the Closing. No such notification shall affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Mergers or the remedies available to the parties hereto under this Agreement.
(ii) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or any Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Subs to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Mergers set forth in Section 7.03(a) and Section 7.03(b) to fail to be satisfied at the Closing. No such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Mergers or the remedies available to the Parties under this Agreement.
Section 6.14 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law, and prior to the Effective Time the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part with respect thereto.

Section 6.15 The Merger Subs. Parent will take all actions necessary to cause each Merger Sub (a) to perform its obligations under this Agreement and to consummate the Public Merger and the LP Mergers, as the case may be, on the terms and subject to the conditions set forth in this Agreement, and (b) prior to the Effective Time and LP Mergers Effective Time, not to conduct any business, or incur or guarantee any Indebtedness or make any investments, other than as specifically contemplated by this Agreement.
Section 6.16 Conduct of Business by Parent Pending the Mergers. Parent and the Merger Subs covenant and agree that, between the date of this Agreement and the earliest of the Effective Time, the LP Mergers Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.01, Parent and the Merger Subs shall not, and shall not permit any of their Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case, if such business materially competes with any material line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Permit or Governmental Order necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions or (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, in each case, subject to the limitations on Parent’s and each Merger Sub’s obligations set forth in Section 6.03, and except for any acquisition (whether pending or consummated as of the date hereof) that has been publicly disclosed or disclosed to the Company prior to the date of this Agreement.
Section 6.17 Financing Cooperation.
(a) Prior to Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide (or cause its Subsidiaries to provide) such cooperation in connection with any debt, equity or equity-linked financing deemed necessary or appropriate by Parent, including, among other things, any debt or equity financing to be incurred or contemplated to be incurred in connection with the Transactions as reasonably requested by Parent (collectively, the “Financing”); provided that the Company shall in no event be required to provide (or cause its Subsidiaries to provide) such assistance that shall unreasonably interfere with its or its Subsidiaries’ business operations. Such assistance shall include using reasonable best efforts to do the following, each of which shall be promptly upon Parent’s written request with reasonable prior notice and at Parent’s sole cost and expense:
(i) (A) furnish, or cause to be furnished to, Parent (x) the audited consolidated balance sheets, statements of cash flows and statements of operations of the Acquired Companies as of and for the most recently completed fiscal year ended at least 90 days prior to the Closing Date, (y) the unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Companies for each fiscal quarter (other than the fourth fiscal quarter) and related six-month period or nine-month period, as applicable, ended after the most recent fiscal year ended at least 45 days prior to the Closing Date and the comparable prior year three-month, six-month or nine-month period, as applicable and (z) any other financial data and other financial information regarding the Acquired Companies (1) that is reasonably requested by Parent in connection with Parent’s preparation of pro forma financial statements (giving effect to the Transactions and other appropriate matters), (2) that would be of the type and form that are customarily included in offerings or placements of securities or (3) that would otherwise be of the type, form and substance reasonably necessary for an investment bank to receive customary comfort from auditors (including “negative assurance” comfort and change period comfort), (B) inform Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company has knowledge of any facts as a result of which a restatement of any of the Acquired Companies’ financial statements provided pursuant to clause (A) hereto, in order for such financial statements to comply with GAAP, is necessary, in each case, reasonably promptly after such officer obtains notice thereof and (C) with respect to such Acquired Companies’ financial statements provided pursuant to clause (A) hereto, updating such financial statements (x) to the extent necessary to permit a registration statement filed by Parent using such financial statements to be declared effective by the SEC and (y) to the extent reasonably requested by the Acquired Companies’ independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures and including negative assurance);

(ii) make senior management of the Company available to assist in the preparation of customary presentations, marketing materials, offering and private placement documents and rating agency presentations, as well as a customary confidential information memorandum and authorization letters in connection therewith, and participate in road shows, drafting and due diligence sessions and meetings with rating agencies;
(iii) deliver to Parent the Financing Deliverables;
(iv) make senior management of the Company available to reasonably participate and cooperate with Parent in (A) the negotiation of the Financing Documents and reasonably facilitate the satisfaction of any conditions precedent therein, (B) the preparation of prospectuses, offering memoranda, investor presentations and other customary marketing materials in connection with any Financing and marketing and syndication efforts thereof solely with respect to business and financial information relating to the Acquired Companies as reasonably requested by Parent or its Financing Sources and to the extent customary for financings of the sort contemplated to be incurred by Parent and (C) reasonable and customary due diligence, in each case, with or by the Financing Sources (or prospective lenders or investors in any bank or capital markets Financing) at mutually agreed times and places;
(v) cause the Acquired Companies’ current independent accountants to provide customary assistance and cooperation in any Financing, including using reasonable best efforts to cause such accountants to (A) participate in a reasonable number of drafting sessions and accounting due diligence sessions upon reasonable advance notice and at mutually agreed times and places, (B) provide any necessary customary written consents to use their audit reports relating to the Acquired Companies and to be named as an “Expert” in documents as are customary and (C) provide any customary “comfort letters” (including customary negative assurance comfort, including change period comfort) with respect to financial information relating to the Acquired Companies as reasonably requested by Parent or its Financing Sources and to the extent customary for Financings of the sort contemplated to be incurred by Parent; and
(vi) assist Parent and/or any Merger Sub with any filings, at the Parent’s sole expense, required to be made with the SEC or any other administrative authority in order to consummate the Transactions and any Financing (which assistance shall be limited to information with respect to the Acquired Companies), including to deliver to Parent any underlying information with respect to the Acquired Companies required for Parent and/or any Merger Sub to make any required filings with the SEC in connection with the Transactions and any Financing (to the extent reasonably requested by Parent or its Financing Sources and to the extent customary for Financings of the sort contemplated to be incurred by Parent);
provided that (A) neither the Company nor any of its Affiliates will be required to make any filings with the SEC in connection with any Financing (other than in any applicable proxy statement), (B) nothing in this Section 6.17 shall require any such action to the extent it would (x) unreasonably interfere with the business or operations of the Acquired Companies or require the Acquired Companies to agree to pay any fees, reimburse any expenses or give any indemnities, in any case, that would be effective prior to the Closing, or for which Parent does not promptly reimburse or indemnify it, as the case may be, to the extent required under this Agreement or (y) require any of the Acquired Companies or their respective Representatives or Financing Sources to execute, deliver or enter into, or perform any financing document that is contemplated to be effective prior to the Closing (other than the authorization letters referred to in clause (ii) above), (C) none of the general partners or board of directors (or other similar governing body) or committee or subcommittee thereof of any Acquired Company shall be required to adopt resolutions approving the Financing Documents that are contemplated to be effective prior to the Closing (and any such adoption or approval at Closing shall be performed by such general partner, board of directors (or other similar governing body) or committee or subcommittee thereof as constituted after the Effective Time and Closing), (D) nothing in this Section 6.17 shall require any change in the Company’s or any of its Subsidiaries’ fiscal years and (E) none of the Acquired Companies shall be required to provide any information or take any action to the extent it would (1) violate Applicable Law (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information or to permit such action in a manner that preserves compliance with Applicable Law), (2) violate any attorney-client or work-product privilege or similar protection (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information or to permit such action in a manner that preserves such privilege or similar protection), (3) violate any applicable confidentiality obligation of any Acquired Company that is binding with respect to such information, and for which consent to disclosure has not been obtained (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information or to permit such action in a manner that preserves compliance with such confidentiality obligation), (4) require any Acquired Company to waive or amend any terms of this Agreement, (5) constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Acquired Company or to a loss of any benefit to which such Acquired Company is entitled under any provision of any agreement or other instrument binding upon such Acquired Company, (6) result in the creation or imposition of any Lien on any asset of such Acquired Company (except any Lien on any of the Acquired Companies’ respective assets that becomes effective only upon the Closing), (7) result in any Acquired Company’s or any of its Affiliates’ directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives incurring any personal liability with respect to any matters relating to any financing or (8) directly result in any condition to Closing set forth in Article VII to fail to be satisfied by the End Date or otherwise directly result in a breach of this Agreement by any Acquired Company.
(b) To the extent identifying any of the Acquired Companies by name, the Company shall have the right to review and comment on marketing materials used in connection with the arrangement of any Financing prior to the dissemination of such materials to potential Financing Sources or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); provided that the Company shall communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials. The Company shall not be required to agree to any contractual obligation of the Company relating to any financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its Affiliates (other than liability resulting from customary circumstances such as breach of any obligation of the Company and its Affiliates, bad faith, willful misconduct, fraud or gross negligence) upon the termination of this Agreement. The Company shall not be required to deliver or cause the delivery of any legal opinions, authorization and representation letters or solvency certificates in connection with any financing, except the authorization letters set forth in clause (a) above. In addition, the parties hereto agree that, notwithstanding anything herein to the contrary, any information with respect to the prospects and projections for the Acquired Companies in connection with any financing will be the sole responsibility of Parent, and neither the Acquired Companies nor any of their Affiliates, directors, managers, officers, general or limited partners, employees, counsel, financial advisors, auditors, agents and other authorized representatives, shall have any liability or incur any damages with respect thereto or be required to provide any projections or information or make any presentations with respect to capital structure or other pro forma information relating thereto or the manner in which Parent intends to operate, or cause to be operated, the Acquired Companies after the Closing (provided that prior to Closing, the Company may reasonably be requested to provide such historical and other underlying financial information as Parent may require to assemble any such presentations and other pro forma information to the extent reasonably required by the Financing Sources; provided, further, that the Company shall not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such presentations or other pro forma financial information).
(c) Parent shall indemnify and hold harmless the Acquired Companies, and each of their Representatives, from and against any and all reasonable and documented out-of-pocket costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees of no more than one (1) primary firm of outside counsel to the Acquired Companies, taken as a whole), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement that are suffered or incurred in connection with any contemplated Financing or any information, assistance or activities provided in connection therewith, except in instances of gross negligence, fraud or willful misconduct of the Acquired Companies or their representatives as finally determined in a non-appealable judgment by a court of competent jurisdiction. Parent shall promptly reimburse the Acquired Companies for any and all documented out-of-pocket Third Party costs and expenses incurred by the Acquired Companies and each of their respective Representatives in connection with any such financing or such assistance.
(d) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.02(b), as applied to the Company’s obligations under this Section 6.17, shall be deemed to be satisfied unless the applicable financing has not been obtained as a direct result of the Company’s Willful Breach of its obligations under this Section 6.17.

Section 6.18 Financing. Parent and the Merger Subs expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Mergers, are not subject to, or conditioned on, any Person’s consummation of any financing arrangement, the obtaining of any financing or the availability, grant, provisions or extension of any financing to any Person.
Section 6.19 Tax Matters.
(a) General. Notwithstanding anything to the contrary in this Agreement, except as otherwise provided by this Section 6.19, Article IV of each Operating Partnership LPA in effect immediately prior to the LP Mergers Effective Time shall continue to remain in effect solely with respect to any Tax matters of the Operating Partnerships with respect to the Pre-Closing Tax Period.
(b) Pass-Through Tax Returns. From and after the Closing, Parent shall prepare and timely file (or cause to be prepared and timely filed) (taking into account all valid extensions of time to file) all Pass-Through Tax Returns that are due (taking into account all valid extensions of time to file) after the Closing in a manner consistent with the past practices of the Operating Partnerships, except as otherwise required by Applicable Law; provided that, in preparing any such Pass-Through Tax Return, Parent and the Operating Partnerships shall act in good faith.
(c) Amendment of Tax Returns. Except as contemplated by Section 6.19(b), Section 6.19(d), and Section 6.19(e), from and after the Closing, neither Parent nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Pass-Through Tax Return unless required by applicable Tax Law to take such action.
(d) 6226 Election. Except as otherwise determined by Parent, notwithstanding anything herein to the contrary, each Operating Partnership shall make and be permitted to make the election under Section 6226 of the Code (or a similar provision of state, local or other Tax Law) with respect to the alternative to payment of imputed underpayment by any Operating Partnership for any Pre-Closing Tax Period, and the parties shall take any other action such as filings, disclosures and notifications necessary to effectuate such election.
(e) Pass-Through Tax Contests. From and after the Closing, Parent shall control the defense of any audit, inquiry, examination, assessment, adjustment, proceeding or similar event with respect to any Pass-Through Tax Return (a “Tax Proceeding”); provided that, in controlling the defense of any such Tax Proceeding, Parent and the Operating Partnerships shall act in good faith. For the avoidance of doubt, nothing in this Section 6.19(e) shall prevent Parent or its Affiliates from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the foregoing, and neither Parent or its Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority in connection therewith.
(f) The Company shall reasonably cooperate with Parent regarding modifications to the structure of the transactions contemplated by this Agreement that Parent reasonably requests in writing (including to integrate the Acquired Companies and/or their assets with Parent and any Affiliate of Parent); provided that (i) any such modifications do not, directly or indirectly, in the Company’s reasonable determination, have an adverse effect on the Acquired Companies or the Company’s stockholders or the holders of Operating Partnership Units, including any adverse effect on the time by which the Mergers may be consummated, (ii) no Acquired Company shall be required to take any action, or to refrain from taking any action, in each case, in contravention of (A) any organizational document of any Acquired Company, (B) any Company Material Contract or other contract to which such Person is a party, or (C) Applicable Law, (iii) any such modifications that involve obligations of the Acquired Companies to incur any liabilities shall be contingent upon all of the conditions set forth in Article VII having been satisfied or waived and receipt by the Company of a written notice from Parent to such effect and that the Parent is prepared to proceed immediately with the Closing and any other evidence reasonably requested by the Company that the Closing will occur (and that any action taken be unwound to the extent the Closing does not so occur), and (iv) such modifications (or the inability to complete such modifications) shall not affect or modify in any respect the obligations of Parent under this Agreement, including the amount of or timing of payment of the Public Merger Consideration and LP Merger Consideration. Subject to the limitations set forth above, such modifications shall be undertaken in the manner (including in the order) specified by Parent and, subject to the limitations set forth above and except as agreed by Parent and the Company, such actions or transactions shall be implemented immediately prior to or concurrent with the Closing. Without limiting the foregoing, (x) none of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 6.19(f) and (y) the condition precedent set forth in Section 7.02(b), as applied to the Company’s obligations under this Section 6.19(f), shall be deemed to be satisfied unless the Company has committed a Willful Breach under this Section 6.19(f). Any costs associated with the Acquired Companies undertaking any of the actions set forth in this Section 6.19(f) shall be borne by Parent.
(g) Purchase Price Allocation. Within 120 days after the Closing Date, Parent shall prepare an allocation (the “Allocation”) of the aggregate LP Merger Consideration with respect to each Operating Partnership and any other items that are treated as additional consideration for Tax purposes as of the Closing Date (collectively, the “Tax Purchase Price”) among the assets of each Operating Partnership (and any disregarded entities of such Operating Partnership) (the “Allocation Statement”) in accordance with the applicable provisions of the Code and taking into account the interests of the persons that were the limited partners of the Operating Partnerships immediately prior to the Closing. The Allocation will be adjusted as appropriate to reflect any adjustments to the Tax Purchase Price. All applicable Pass-Through Tax Returns shall be prepared in a manner that is consistent with the Allocation, except to the extent otherwise required by Applicable Law.
Section 6.20 Takeover Statutes. Neither Parent nor the Company shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute or other similar state anti-takeover Laws may become, or may purport to be applicable to the Mergers, the Rollover or any other Transactions, then each of the Company and Parent, the Company Board and the Special Committee shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and by the terms of the Rollover Agreement and otherwise act to eliminate or minimize the effects of such Laws on the Transactions.
Section 6.21 Termination of Related Person Agreements. Effective upon the Closing, each Related Person Agreement, except as set forth on Section 6.21 of the Company Disclosure Letter, shall be terminated, in each case in a form reasonably acceptable to Parent, and the Company shall deliver evidence of all such effective terminations to Parent at or prior to the Closing.
Section 6.22 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation and Surviving Limited Partnerships with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Subs, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.
Section 6.23 Rollover Matters. The parties agree to comply with Section 6.23 of the Company Disclosure Letter.
ARTICLE VII
CONDITIONS TO THE TRANSACTION
Section 7.01 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the Mergers are subject to the satisfaction (or written waiver by all parties if permissible under Applicable Law, except with respect to Section 7.01(a) which shall not be waivable) at or prior to the Closing Date of each of the following conditions:
(a) Required Approvals. The Required Company Stockholder Approval and the Required Operating Partnership Approval shall have been obtained.
(b) Regulatory Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, (ii) the FCA Approval shall have been obtained in accordance with Section 6.03(c) and (iii) the clearances, approvals and consents required to be obtained under the Antitrust Laws or other Applicable Law set forth on Section 7.01(b) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect.
(c) No Injunction. No Governmental Order, whether temporary, preliminary or permanent, by any court or other Governmental Authority of competent jurisdiction shall have been entered into and shall continue to be in effect, and no Applicable Law shall have been adopted or be effective, in each case that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Transactions.

Section 7.02 Conditions to the Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs to consummate the Mergers are subject to the satisfaction (or written waiver by Parent, if permissible under Applicable Law), at or prior to the Closing Date, of each of the following further conditions:
(a) Representations and Warranties.
(i) Each of the representations and warranties made by the Company in Section 4.01(a) (Organization), Section 4.02 (Authority), Section 4.06(a), Section 4.06(b)(i), Section 4.06(c)(i), the first sentence of Section 4.06(d) (Capitalization; Subsidiaries) and Section 4.29 (No Brokers) shall be true and correct in all respects (other than any de minimis inaccuracies) as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects (other than any de minimis inaccuracies) as of such date;
(ii) Each of the representations and warranties made by the Company in the second sentence of Section 4.06(b) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date; and
(iii) Each of the representations and warranties made by the Company in this Agreement other than those set forth in clause (i) above (without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date, and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect.
(b) Covenants. Each of the covenants and obligations that the Company and each Operating Partnership is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c) Consenting Client Condition. The condition set forth on Exhibit C under the heading “Condition” shall have been satisfied.
(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.
(e) Company Closing Certificate. Parent shall have received a certificate, dated the Closing Date and executed on behalf of the Company by an executive officer of the Company (the “Company Closing Certificate”) certifying that the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(d) have been satisfied.
Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction (or written waiver by the Company, if permissible under Applicable Law), at or prior to the Closing Date, of each of the following further conditions:
(a) Representations and Warranties.
(i) Each of the representations and warranties made by Parent and the Merger Subs in Section 5.01 (Organization) and Section 5.02 (Authority) shall be true and correct in all respects (other than any de minimis inaccuracies) as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects (other than any de minimis inaccuracies) as of such date; and
(ii) Each of the representations and warranties made by Parent and the Merger Subs in this Agreement other than those set forth in clause (i) above (without giving effect to any references to “materiality” qualifications) shall be true and correct in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be true and correct in all respects as of such date and (B) except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and the Merger Subs to consummate the Mergers.

(b) Covenants. Each of the covenants and obligations that Parent and the Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c) Parent Closing Certificate. The Company shall have received a certificate, dated the Closing Date and executed on behalf of Parent by an officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Parent Closing Certificate”).
Section 7.04 Frustration of Closing Conditions. Neither Parent nor the Merger Subs may rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was primarily caused by the failure of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III to use the requisite efforts to cause the Closing to occur as required by this Agreement. Neither the Company nor the Operating Partnerships may rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was primarily caused by the Company’s or any of the Operating Partnerships’ failure to use the requisite efforts to cause the Closing to occur as required by this Agreement.
ARTICLE VIII
TERMINATION
Section 8.01 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Public Merger, the LP Mergers and the other Transactions may be abandoned at any time prior to the Effective Time and LP Mergers Effective Time, as applicable, notwithstanding receipt of the Required Company Stockholder Approval and the Required Operating Partnership Approval (except as expressly noted in Section 8.01(d), Section 8.01(g) and Section 8.01(h)), only as follows:
(a) by mutual written agreement of the Company and Parent;
(b) by either the Company or Parent, if the Closing shall not have occurred on or before 5:00 P.M. (Eastern time) on July 23, 2024 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to have occurred on or before the End Date;
(c) by either the Company or Parent, if any Governmental Authority shall have issued a Governmental Order permanently enjoining or otherwise prohibiting the consummation of the Public Merger or the LP Mergers, and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the issuance of such Governmental Order;
(d) by either the Company or Parent, if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(d) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or resulted in, the failure to adopt the Agreement at the Company Stockholder Meeting.
(e) by Parent, (i) if there is any breach by the Company or the Operating Partnerships of any representation, warranty, covenant or agreement of the Company or the Operating Partnerships set forth in this Agreement, such that the conditions specified in Section 7.02(a) or Section 7.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent shall have delivered written notice to the Company of such Terminating Company Breach, and (iii) such Terminating Company Breach is not capable of cure prior to the date that is five (5) Business Days prior to the End Date or such Terminating Company Breach shall not have been cured within the earlier of thirty (30) days after the date of delivery of such written notice to the Company and five (5) Business Days before the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied;

(f) by the Company, (i) if there is any breach by Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III of any representation, warranty, covenant or agreement of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III, respectively, set forth in this Agreement, such that the conditions specified in Section 7.03(a) or Section 7.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) the Company shall have delivered written notice to Parent of such Terminating Parent Breach, and (iii) such Terminating Parent Breach is not capable of cure prior to the date that is five (5) Business Days prior to the End Date or such Terminating Parent Breach shall not have been cured within the earlier of thirty (30) days after the date of delivery of such written notice to Parent and five (5) Business Days before the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company or the Operating Partnerships are then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that any condition set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied;
(g) by Parent, if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.01(g) shall expire at 5:00 p.m. (Eastern time) on the tenth (10th) Business Day following the date on which such Adverse Recommendation Change occurs; or
(h) by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in accordance with Section 6.02(e) in order to enter into a definitive agreement with respect to a Superior Proposal either concurrently with or immediately following such termination.
The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a notice of such termination to the other party setting forth the basis on which such party is terminating this Agreement.
Section 8.02 Effect of Termination. Except as otherwise set forth in this Section 8.02 and Section 8.03, in the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, partners or other equityholders or any Representative of any of the foregoing other than liability of the Company or the Operating Partnerships (in each case, subject to Section 8.03) or of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III, as the case may be, for any intentional common law fraud or any Willful Breach of this Agreement occurring prior to such termination. The provisions of Section 6.06, Section 8.02, Section 8.03, Article IX and the Company Confidentiality Agreement shall survive any termination of this Agreement.
Section 8.03 Company Termination Fee.
(a) If, but only if, this Agreement is validly terminated:
(i) (x) by Parent or the Company pursuant to Section 8.01(b) or Section 8.01(d) or by Parent pursuant to Section 8.01(e), and (1) in the case of a termination pursuant to Section 8.01(b), at the time of such termination, the conditions set forth in Section 7.01(b) and Section 7.01(c) have been satisfied or (2) in the case of a termination pursuant to Section 8.01(d) or Section 8.01(e), at the time of such termination, the Company is not able to terminate this Agreement pursuant to Section 8.01(c), and in each case of clauses (1) and (2), the conditions set forth in Section 7.03(a) and Section 7.03(b) would be satisfied if the date of such termination were the Closing Date (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied if the Closing were to occur); and (y) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.01(b), Section 8.01(d) or Section 8.01(e), as applicable, (A) an Acquisition Proposal has been made and has not been withdrawn and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement for the consummation of, any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the twelve (12)-month period), then the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee within three (3) Business Days after the date on which such Acquisition Proposal is consummated; provided, however, that for purposes of this Section 8.03(a), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) by Parent pursuant to Section 8.01(g) or by the Company pursuant to Section 8.01(d) if an Adverse Recommendation Change shall have occurred, then the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee within three (3) Business Days following such termination; or
(iii) by the Company pursuant to Section 8.01(h), the Company shall pay, or cause to be paid, to Parent or its designee the Company Termination Fee within three (3) Business Days following such termination.
(b) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.02 and except as set forth in the Ancillary Agreements, if this Agreement is terminated in accordance with any provision under which payment of the Company Termination Fee is required hereunder, then upon receipt and acceptance of such Company Termination Fee and the Enforcement Expenses (if any), the payment of such Company Termination Fee and the Enforcement Expenses (if any) (if payable and accepted by Parent) shall, constitute the sole and exclusive remedy of Parent, the Merger Subs and any other Parent Related Party against (i) the Company, (ii) the Operating Partnerships and (iii) any of the Company’s or any Operating Partnership’s former, current and future Representatives, assignees, stockholders, directors, officers, partners, members, managers, general or limited partners, other equityholders, controlling Persons and any Representatives of any of the foregoing (the Persons described in clauses (i), (ii) and (iii), collectively and in their capacity as such, the “Company Related Parties”) for any breach, loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment and acceptance of the Company Termination Fee and the Enforcement Expenses (if any) (if payable and accepted by Parent), no Person shall have any rights or claims against the Company Related Parties under this Agreement, whether at Law or equity, in Contract, in tort or otherwise, and the Company Related Parties shall not have any other liability, relating to or arising out of this Agreement or the Transactions; provided, that, notwithstanding anything to the contrary contained in this Agreement, nothing shall limit Parent’s ability to recover damages in excess of the Company Termination Fee or to pursue such other remedies as permitted hereunder in the event of any intentional common law fraud or a Willful Breach by the Company or the Operating Partnerships unless (x) Parent accepts payment of the Company Termination Fee or (y) Parent fails to commence a Proceeding to recover damages in excess of the Company Termination within sixty (60) days after the date that the Company Termination Fee becomes due and payable, in which case after such sixty (60) days payment of the Company Termination Fee shall be Parent’s sole and exclusive remedy for such intentional common law fraud or Willful Breach (and for the avoidance of doubt, commencing a Proceeding to recover damages shall not waive any of Parent’s rights to accept payment of the Company Termination Fee). Nothing in this Section 8.03(b) shall in any way expand or be deemed or construed to expand the circumstances in which the Company, the Operating Partnerships or any other Company Related Party may be liable under this Agreement or the Transactions (including in respect of any Financing incurred in connection with the Transactions). For the avoidance of doubt, while Parent or Merger Subs may pursue both a grant of specific performance of the type contemplated by Section 9.02 and payment of the Company Termination Fee pursuant to Section 8.03(a), under no circumstances shall Parent or any Merger Sub be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.02 and monetary damages, including all or any portion of the Company Termination Fee.
(c) Each of the parties acknowledge and agree that the agreements contained in Section 8.02 and this Section 8.03 are an integral part of the Transactions, and that, without these agreements, each party would not enter into this Agreement. The parties acknowledge and agree that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, Merger Sub Inc., Merger Sub I, Merger Sub II and Merger Sub III in the circumstance in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and any payment of the Company Termination Fee shall be paid net of (and not in addition to) any payment previously made by the Company of the Parent Expenses.
(d) Any amounts payable pursuant to Section 8.02, Section 8.03(a) or this Section 8.03(d) shall be paid by wire transfer of same day funds to an account designated by Parent or the Company, as applicable (at least two (2) Business Days prior to the date such amount is to be paid). If the Company or Parent, as applicable, fails to pay when due any amount payable under Section 8.02 or Section 8.03(a), as applicable, and in order to collect such amount, Parent or the Company, as applicable, commences a Proceeding that results in a Governmental Order against the Company or

Parent for monetary damages (including the Company Termination Fee), as applicable, then such party shall reimburse the other for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such Proceeding, together with interest on such amount at an annual rate equal to the prime rate (as published in The Wall Street Journal) (or other authoritative source to the extent no such figure is published by The Wall Street Journal) on the date that such payment was required to be made plus five percent (5%) through the date that such payment was actually received, or a lesser rate that is the maximum permitted by Applicable Law (collectively, “Enforcement Expenses”).
(e) Notwithstanding anything in this Section 8.03 to the contrary, in the event that, at the time the Company Termination Fee, Enforcement Expenses, Parent Expenses, or payment of damages due to Willful Breach or fraud (each of the foregoing, a “Potential Company Payment”) is required to be paid, Parent (or the regarded parent of which Parent is a direct or indirect disregarded entity for U.S. federal income tax purposes) is an entity intended to qualify as a “real estate investment trust” under Section 856 of the Code, and counsel or independent accountants for Parent determines that there exists a material risk that any amounts due to Parent under this Section 8.03 would be treated as Nonqualifying Income upon the payment of such amounts to Parent, then the Company shall be notified pursuant to the procedures set forth below in this Section 8.03(e) and the provisions of this Section 8.03(e) shall apply such that the amount paid to Parent pursuant to this Section 8.03 in any tax year shall not exceed the maximum amount that can be paid to Parent (or its regarded parent) in such year without causing it to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Nonqualifying Income as determined by such counsel or independent accountants to Parent as further described in this Section 8.03(e) (such maximum amount, the “REIT Cap”). If (A) the REIT Cap for any tax year under the preceding sentence is less than (B) the amount which would otherwise be obligated to be paid to Parent with respect to Potential Company Payments (the excess of (B) over (A), the “Fee/Expense Amount”), then: (1) Parent shall promptly notify in writing the Company at least (2) Business Days prior to the date the applicable Potential Company Payment is scheduled to be paid of the Fee/Expense Amount, and the Company shall place the Fee/Expense Amount into an escrow account (the “Fee/Expense Escrow Account”) using an escrow agent and agreement reasonably acceptable to Parent and the Company and shall not release any portion thereof to Parent, (2) Parent shall not be entitled to any such amount, unless and until Parent delivers to the Company and the escrow agent, at the sole option and expense of Parent, (i) an opinion (a “Fee/Expense Amount Tax Opinion”) of Parent’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Nonqualifying Income, (ii) a letter (a “Fee/Expense Amount Accountant’s Letter”) from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing the Parent (or its regarded parent) to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to Parent (or its regarded parent) indicating that the receipt of any Fee/Expense Amount hereunder will not cause Parent (or such regarded parent) to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with a Fee/Expense Amount Tax Opinion and a Fee/Expense Amount Accountant’s Letter, a “Release Document”) and, in each case, certifies that such delivery constitutes a Release Document; and (3) pending the delivery of a Release Document, Parent shall have the right, but not the obligation, to borrow the Fee/Expense Amount from the Fee/Expense Escrow Account pursuant to a loan agreement reasonably acceptable to Parent and the escrow agent that (i) requires the escrow agent to lend the recipient immediately available cash proceeds in an amount equal to the Fee/Expense Amount, and (ii) provides for (A) a commercially reasonable interest rate and commercially reasonable covenants, taking into account the credit standing and profile of Parent or any guarantor of Parent at the time of such loan, and (B) a fifteen (15) year maturity with no periodic amortization. Any portion of the Fee/Expense Amount that remains in escrow as of December 31 following the date which is five years from the date of this Agreement shall be released by the escrow agent to the Company and Parent shall have no rights thereto. Upon deposit by the Company of the Fee/Expense Amount in the Fee/Expense Escrow Account (and paying the balance of the applicable Potential Company Payment as required by this Agreement), the Company shall have been deemed to have satisfied in full its obligation to Parent to pay the applicable Potential Company Payment (but for the avoidance of doubt not any other Potential Company Payments) and shall not be subject to any additional liability or obligation in respect of such Potential Company Payment under or pursuant to this Agreement.
(f) Without limiting any obligation of the Company to pay the Company Termination Fee or the Enforcement Expenses, if and when they become due and payable pursuant to this Section 8.03, if Parent or the Company terminates this Agreement pursuant to Section 8.01(d), then the Company shall pay or cause to be paid to Parent the amount of the Parent Expenses, in cash by wire transfer of immediately available funds to an account designated by Parent within two (2) Business Days of such termination.

ARTICLE IX
MISCELLANEOUS
Section 9.01 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt via email is confirmed via return email from the primary recipient acknowledging receipt), addressed as follows:
if to Parent, Merger Sub Inc., Merger Sub I, Merger Sub II or Merger Sub III, to:

Rithm Capital Corp.
799 Broadway
New York, New York 10003
Attention: Philip Sivin
Email: *

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Peter D. Serating; Blair T. Thetford; David C. Hepp
Email: *

if to the Company, to:
Sculptor Capital Management
9 West 57th Street, 39th Floor
New York, NY 10019
Attention: General Counsel
Facsimile No.: *
Email: *

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Peter Harwich; Alex Kelly; Leah Sauter
Email: *

and

Weil Gotshal & Manges LLP
767 Fifth Avenue
New York NY 10153
Attention: Harvey Eisenberg; Brian Parness
Email: *
or to such other address, electronic mail address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.01; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next

Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.01.
Section 9.02 Remedies Cumulative; Specific Performance.
(a) The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
(b) To the extent any party hereto brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Proceeding or (ii) such other time period established by the court presiding over such Proceedings (it being understood that this Section 9.02 is not intended and shall not be construed to limit in any way the provisions of Section 8.03(b) or Section 8.03(c)).
Section 9.03 Expenses. Except as set forth in Section 8.03(a), Section 8.03(d), Section 8.03(f) and this Section 9.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided that, in the event that the Transactions are not consummated, Parent shall pay fees and expenses in connection with any financing arrangements pursuant to Section 6.17; provided, further, that except as set forth in Section 3.03(e), the Acquired Companies shall bear and timely pay all Transfer Taxes and shall prepare and timely file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes. The parties shall cooperate in good faith to minimize, to the fullest extent possible under such Tax Laws, the amount of any such Transfer Taxes payable in connection therewith.
Section 9.04 No Survival of Representations and Warranties. The representations and warranties and covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto by any Person, other than the representations and warranties set forth in Section 4.30 and Section 5.15, shall terminate at the Effective Time or LP Mergers Effective Time, as applicable, except (a) as provided in Section 8.02, upon the termination of this Agreement pursuant to Section 8.01, as the case may be, and (b) that this Section 9.04 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the LP Mergers Effective Time, including those contained in Section 6.07 and Section 6.10.
Section 9.05 Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived prior to the Effective Time or LP Mergers Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 9.06 Disclosure Letter References. The parties hereto agree that any reference in a particular Section or subsection of the Company Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company and the Operating Partnerships, as applicable, that are contained in the corresponding Section or subsection of this Agreement and (b) any other representations and warranties (or covenant, as applicable) of the Company and the Operating Partnerships, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) is reasonably apparent on the face of such disclosure. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s or the Operating Partnerships’ representations, warranties and/or covenants set forth in this Agreement except as set forth in this Agreement.
Section 9.07 Binding Effect; Benefit; Assignment.
(a) This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) from and after the Effective Time and the LP Mergers Effective Time, the Company Indemnified Parties shall be intended third-party beneficiaries of, and may enforce, Section 6.07, (ii) from and after the Effective Time and the LP Mergers Effective Time, the holders of shares of Company Class A Common Stock, Operating Partnership Units converted into the right to receive LP Merger Consideration and holders of Company Stock Awards as of immediately prior to the Effective Time and LP Mergers Effective Time shall be intended third-party beneficiaries solely for the purpose of receiving the consideration that such holder is entitled to pursuant to Section 3.01, Section 3.02 or Section 3.06 as applicable, and (iii) the Company Related Parties and the Parent Related Parties are intended third-party beneficiaries of, and may enforce, Section 8.03(b), Section 8.03(d), Section 9.02, Section 9.08, Section 9.09, Section 9.10 and Section 9.14.
(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent and each Merger Sub will have the right to assign all or any portion of its rights and obligations under this Agreement (i) to any of its Affiliates (provided that such assignment would not reasonably be expected to delay the Closing or satisfaction of any condition to Closing hereunder) or (ii) to any source of debt financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing; provided that, in the case of clauses (i) and (ii), any assignment by Parent or any Merger Sub shall not relieve Parent or any Merger Sub of its obligations hereunder. Notwithstanding anything in this Agreement to the contrary, Parent will have the right to assign all or any portion of its equity interests in the Merger Subs to any direct or indirect wholly-owned subsidiary of Parent. Any purported assignment in violation of this Section 9.07(b) shall be null and void.
Section 9.08 Governing Law. This Agreement and all Proceedings (whether based on Contract, tort or otherwise) based upon, arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub Inc., Merger Sub I, Merger Sub II, Merger Sub III or the Company or any Operating Partnership in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.09 Jurisdiction.
(a) Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding based upon, arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9.09 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on any other party in any other manner permitted by Applicable Law.
Section 9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. No party may raise the use of any of the foregoing methods to deliver a signature, or the fact that any signature, agreement, or instrument was transmitted or communicated through the use of any of the foregoing methods, as a defense to the formation of a Contract, and each party forever waives any such defense.
Section 9.12 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.
Section 9.13 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.
Section 9.14 No Recourse. Each party hereto agrees, on behalf of itself and its Related Parties, that all Proceedings (whether based on Contract, tort or otherwise, including whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, arise out of or relate to: (a) this Agreement or the Transactions; (b) the negotiation, execution or performance of this Agreement or any of the Transactions; (c) any breach or violation of this Agreement; or (d) any failure of any Transaction to be consummated, in each case, may be made only (i) against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement; and (ii) in accordance with, and subject to the terms and conditions of, this Agreement, except for Proceedings against any Person that is party to an Ancillary Agreement or other Contract pursuant to the terms thereof. Notwithstanding anything in this Agreement to the contrary, each party hereto agrees, on behalf of itself and its Related Parties, that no recourse under this Agreement or in connection with any Transaction will be sought or had against any other Person, including any Company Related Party or Parent Related Party, and no other Person, including any Related Party, will have any liabilities or obligations (whether based on Contract, tort or otherwise, including whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise), for any claims, causes of action, obligations or liabilities based upon, arising out of or related to any item in clauses (a) through (d) above, except for claims, causes of action, obligations or liabilities against any Person that is party to an Ancillary Agreement or other Contract pursuant to the terms thereof. For the avoidance of doubt, nothing in this Agreement shall limit the ability of the parties to the Agreement or their respective Related Parties to bring counterclaims in connection with any Proceeding brought against such parties or their Affiliates by any other Person.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.
RITHM CAPITAL CORP.

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

CALDER SUB, INC.

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

CALDER SUB I, LP

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

CALDER SUB II, LP

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

CALDER SUB III, LP

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer
[Signature to Agreement and Plan of Merger]

SCULPTOR CAPITAL MANAGEMENT, INC.

By:	/s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer

SCULPTOR CAPITAL LP

By:	Sculptor Capital Holding Corporation, its General Partner

By:	/s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer

SCULPTOR CAPITAL ADVISORS LP

By:	Sculptor Capital Holding Corporation, its General Partner

By:	/s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer

SCULPTOR CAPITAL ADVISORS II LP

By:	Sculptor Capital Holding Corporation, its General Partner

By:	/s/ Dava Ritchea
Name: Dava Ritchea
Title: Chief Financial Officer
[Signature to Agreement and Plan of Merger]

Exhibit C

Client Consent Condition
Condition:
The Client Consent Percentage shall be at least 85% and an executive officer of the Company shall have delivered a certificate to such effect.
Definitions:
“Adjusted Base Date Revenue Run Rate” means $235,772,323, which represents (a) the Base Date Revenue Run Rate less (b) the Base Date Revenue Run Rate attributable to Excluded Clients AUM, in each case, as set forth on the Revenue Run Rate Schedule.
“Base Date” means May 31, 2023.
“Base Date Existing Mandate” means a Mandate that is in effect as of the Base Date.
“Client Consent” means that the consent required for the “assignment” (as defined in the Advisers Act) of a Client of a Mandate (or the consent of an investor or investors in a pooled investment vehicle that is a Client, as applicable) resulting from the consummation of the transactions contemplated by this Agreement has been received in a manner required under the Mandate and Applicable Law (including the Advisers Act); provided that receipt of consent pursuant to the consent process set forth in the Revenue Run Rate Schedule as it relates to any particular Client will be deemed to constitute a valid Client Consent with respect to such Client.
“Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Consenting Client Revenue Run Rate and the denominator of which is the Adjusted Base Date Revenue Run Rate.
“Closed-End Fund” means each of the Clients identified on the Revenue Run Rate Schedule as a “Closed-End Fund”.
“Consenting Client” means each Client of a Mandate (i) for which a Client Consent has been obtained (or has been deemed to have been obtained) in accordance with the consent process set forth in the definition of “Client Consent” and which remains in full force and effect (and has not been withdrawn or revoked) as of the Effective Time and (ii) that has not suffered a Termination Event.
“Consenting Client Revenue Run Rate” means, as of the date that is five Business Days prior to the Closing Date or, with respect to a New Mandate that is entered into following such date and prior to the Closing Date, as of the New Mandate Start Date (each such date, the “Closing Measurement Date”), the aggregate Revenue Run Rate attributable to all Mandates of all Consenting Clients (subject to the other provisions in this definition, calculated using the same methodology used to calculate the Adjusted Base Date Revenue Run Rate); provided that:
(i) without regard to the actual assets under management of any Mandate as of the Closing Measurement Date, the assets under management used to determine such aggregate Revenue Run Rate shall be determined by using the assets under management in respect of such Mandate as of the Base Date (or in the case of a New Mandate, as of the New Mandate Start Date) and (A) increasing such assets under management for new or additional capital commitments and additions and contributions of funds made after the Base Date (or New Mandate Start Date, if applicable) with respect to such Mandate (for the avoidance of doubt, that would be taken into account in the “fee base” used to calculate the applicable investment management or sub-advisory fees), (B) decreasing such assets under management for any reductions or waivers of capital commitments, withdrawals and redemptions occurring after the Base Date (or New Mandate Start Date, if applicable) with respect to such Mandate (or, solely in the case of this clause (B), written notice of any of the foregoing from any Client or, if applicable, any investor therein, to the extent the assets under management subject to such notice have not been included in the Excluded Clients AUM) and (C) decreasing such assets under management for capital commitments of any Client (or any investor in any Client) that is in default for failing to fund a capital call (and such default has not been cured in accordance with the applicable Fund Documentation);
(ii) any increase or decrease in the applicable assets under management after the Base Date (or New Mandate Start Date, if applicable) with respect to such Mandate due to (A) market appreciation or market depreciation of the underlying investments or other assets managed pursuant to such Mandate, (B) currency fluctuations or (C) ordinary course distributions of interest, income or capital gains (and with respect to (I) Closed-End Funds, returns of capital from dispositions of investments in the ordinary course and (II) CLOs, payments of principal made in the ordinary course pursuant to the existing amortization waterfall provisions following the scheduled end of the reinvestment period) will not be taken into account in determining the assets under management used in the Revenue Run Rate for such Mandate for the purposes of the calculation of Consenting Client Revenue Run Rate; and
(iii) the aggregate Revenue Run Rate attributable to all Mandates of all Related Clients shall not exceed $1,000,000 for purposes of the calculation of Consenting Client Revenue Run Rate.
For the avoidance of doubt, (x) to the extent the Company receives a written request from a Client to redeem or withdraw funds from a pooled investment vehicle following the date of the Agreement, and such Client has provided its Client Consent, then “Consenting Client Revenue Run Rate” in respect of such Client shall be calculated as if such withdrawal or redemption had already occurred (and the assets under management in respect of such Client that are utilized in the calculation of Revenue Run Rate and Consenting Client Revenue Run Rate shall be reduced to give effect to such withdrawal or redemption), (y) Consenting Client Revenue Run Rate shall not include any Revenue Run Rate attributable to Excluded Clients AUM and (z) Consenting Client Revenue Run Rate shall (1) include the Revenue Run Rate attributable to any Mandate from a Client that is a Consenting Client as of the close of business on the date immediately prior to the Closing Date (including Clients that become Consenting Clients subsequent to the Closing Measurement Date) and (2) exclude the Revenue Run Rate attributable to any Mandate from a Client that ceases to be a Consenting Client prior to the close of business on the date immediately prior to the Closing Date.
“Excluded Clients AUM” means the aggregate assets under management by the Acquired Companies as of the Base Date (i) in respect of the CLOs with Excluded Clients AUM set forth on the Revenue Run Rate Schedule or (ii) for which any Acquired Company has received any written withdrawal or redemption request prior to the date hereof.
“Mandate” means, with respect to any Client, an Investment Advisory Arrangement or similar agreement pursuant to which such Client agrees to, or has agreed to, a commitment of capital or renewal or extension of such commitment, or contribution of capital or has otherwise agreed to pay a fee in exchange for the provision of Investment Management Services.
“Negative Consent” or “negative consent” means, with respect to any Client (or an investor or investors in a pooled investment vehicle that is a Client, as applicable) of a Mandate, that the Company provides a written notice (a “Consent Notice”) to the Client of such Mandate stating that such Client’s affirmative written consent with respect to the Transactions will be deemed to have been granted, including for purposes of the Advisers Act, if such Client (or an investor or investors in a pooled investment vehicle that is a Client, as applicable) has not objected in writing to the assignment of its Mandate or the Transactions by a date that is at least forty-five (45) days after the provision of the Consent Notice.
“New Mandate” means a Mandate that is entered into following the Base Date and before the Closing Date in accordance with Section 6.01 of the Agreement. A commitment of capital or renewal or extension of such commitment, or contributions or withdrawals of capital from a Base Date Existing Mandate, in each case in accordance with Section 6.01 of the Agreement, shall be deemed not to constitute a New Mandate.
“New Mandate Start Date” means, with respect a New Mandate, the date that such New Mandate is established.
“Related Client” means (a) any Acquired Company and (b) any employee of any Acquired Company and any of their Family Related Parties; provided that Revenue Run Rate of a Related Client shall not include amounts invested by any Acquired Company as of the Base Date in Sculptor Alternative Solutions, LLC or any CLO.
“Revenue Run Rate” means, with respect to any Mandate as of any date of determination, the aggregate annualized investment advisory, investment management or sub-advisory fees payable to the Company, any Operating Partnership or their respective wholly-owned Subsidiaries in respect of such Mandate as of such date of determination under the applicable Investment Advisory Arrangement, in each case, (i) excluding any carried interest or similar performance-based fees, incentive fees, transaction or similar fees, and any non-recurring fees based upon a discrete transaction (such as distribution fees, securities lending fees, broker-dealer fees, registration and filing fees), (ii) after reduction for any fee rebates, fee waivers, expense reimbursement (or assumption) arrangements or discounts or similar offsets as of such date of determination, (iii) net of any sub-advisory fees paid to a Person other than the Company, any Operating Partnership or their respective Subsidiaries and (iv) calculated consistent with

(A) for the Consenting Client Revenue Run Rate, the provisions set forth in such definition (which, for the avoidance of doubt, supersede the methodology under the applicable Investment Advisory Arrangement to the extent set forth in such definition) and (B) subject to the immediately preceding clause (A), the calculation principles utilized in calculating the Adjusted Base Date Revenue Run Rate and the other amounts set forth on the Revenue Run Rate Schedule.
“Revenue Run Rate Schedule” means the schedule set forth on Annex A hereto.
“Termination Event” means, with respect to a Mandate, that (a) the applicable Client (or, as applicable, the board of directors or trustees, advisory committee or investors thereof) of such Mandate has provided written notice to the Company, any Operating Partnership or any of their respective wholly-owned Subsidiaries (that has not been withdrawn) (i) that it is terminating such Mandate in accordance with its Fund Documentation, (ii) that it intends to withdraw its Client Consent or (iii) that it is seeking the acceleration or early termination of the investment or commitment period or term of the Fund (prior to the natural expiry of such investment or commitment period or term) applicable to such Mandate in a manner permitted by the applicable Fund Documentation or (b) with respect to a Client that is a Fund, that there has been a key-man (or similar) event or an event constituting cause, disabling conduct, the requisite grounds for no-fault removal of the general partner or managing member (or equivalent) or no-fault termination under such Fund’s Fund Documentation, in each case under this clause (b), that (A) has been determined to have occurred pursuant to the requisite vote or other procedures provided for under such Fund’s Fund Documentation if required, (B) has not been cured or waived in accordance with such Fund’s Fund Documentation, and (C) results in the early or accelerated termination of the investment or commitment period, term or dissolution of such Fund.
* * *

Annex B
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 23, 2023, by and between Rithm Capital Corp., a Delaware corporation (“Parent”), and James Levin, James Levin 2012 Dynasty Trust, James Levin 2010 Family Trust and James Levin March 2022 GRAT (other than Parent, collectively, the “Stockholder”), each a stockholder of Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), and/or a unitholder of the Operating Partnerships (as defined below).
WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the aggregate number of shares of Class A common stock, $0.01 par value per share, and Class B common stock, $0.01 par value per share, of the Company (collectively, the “Company Common Stock”), as set forth opposite such Stockholder’s name on Exhibit A;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sculptor Capital LP, a Delaware limited partnership and Subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Calder Sub, Inc., a Delaware corporation and Subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub III” and collectively with Merger Sub I and Merger Sub II, the “LP Merger Subs” and collectively with Merger Sub Inc, the “Merger Subs”), and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, (i) Merger Sub Inc. will merge with and into the Company with the Company surviving the merger (the “Public Merger”), (ii) Merger Sub I will merge with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) Merger Sub II will merge with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership, and (iv) Merger Sub III will merge with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership (together, the “LP Mergers”). Unless otherwise indicated in this Agreement, capitalized words and phrases in this Agreement shall have the meanings set forth in the Merger Agreement;
WHEREAS, the adoption of the Merger Agreement and the approval of the Transactions, including, for the avoidance of doubt, the Public Merger, by the affirmative vote of the holders representing at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the General Corporation Law of the State of Delaware, voting together as a single class, is a condition to the consummation of the Mergers;
WHEREAS, Stockholder holds Company Common Stock and/or Operating Partnership Units (together, the “Covered Securities”);
WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has determined to vote in favor of the Public Merger and the other transactions contemplated in the Merger Agreement and in furtherance thereof has agreed to enter into this Agreement; and
WHEREAS, in order to induce Parent to enter into the Merger Agreement, Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Covered Securities, now or hereafter “beneficially owned” by Stockholder.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1

Voting Agreement; Grant of Proxy
Section 1.01 Voting Agreement. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Stockholder shall (x) appear at each meeting (whether annual or special and each adjourned or postponed meeting and including the Company Stockholder Meeting) of the stockholders of Company concerning proposals related to the Mergers, Merger Agreement, any Acquisition Proposal or any other transaction contemplated by the Merger Agreement or at which any matter set forth in this Section 1.01 is being considered, however called, or otherwise cause all of the Company Common Stock owned (whether beneficially or of record) by Stockholder as of the date hereof and any New Company Common Stock (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent in lieu of such meeting, if any, and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all Company Common Stock (including any shares of Company Common Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement, in each case, to the extent Stockholder has sole voting power over such purchased or acquired Company Common Stock (the “New Company Common Stock”)) owned (whether beneficially or of record) at such time by Stockholder:
(a) with respect to each meeting at which a vote of Stockholder on the Required Company Stockholder Approval is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other transactions or matters expressly contemplated by the Merger Agreement;
(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action that would or would reasonably be expected to (i) prevent or delay the consummation of the Transactions, including the Mergers, or (ii) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Stockholder contained in this Agreement; and
(c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers (clauses (a) through (c) of this Section 1.01, the “Required Votes”).
Section 1.02 Solicitation. Subject to Section 5.17 and the second sentence of Section 4.04, Stockholder further agrees that, until the termination of this Agreement, Stockholder will not (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in connection with any proposal to approve any Acquisition Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal.
Section 1.03 Irrevocable Proxy.
(a) Stockholder hereby revokes any and all previous proxies granted by Stockholder with respect to Company Common Stock owned (whether beneficially or of record) by it as of the date of this Agreement. By entering into this Agreement, Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent (determined in Parent’s sole discretion) as Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Stockholder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 5.04) any Company Common Stock owned (whether beneficially or of record) by Stockholder solely to the extent, and in the manner, expressly set forth with respect to the Required Votes in Section 1.01; provided that the Stockholder’s grant of the proxy contemplated by this Section 1.03 shall be effective if, and only if, the Stockholder fails to be counted as present, fails to consent or to vote such Company Common Stock, as applicable, in accordance with this Agreement or has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.01 are to be considered, a duly executed irrevocable proxy card directing that the shares of Company Common Stock of the Stockholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.01, and the Stockholder shall retain the authority to vote on all other matters.
(b) The proxy granted by Stockholder pursuant to this Section 1.03, if it becomes effective, except upon the termination of this Agreement in accordance with Section 5.04, is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Stockholder hereby affirms that such irrevocable proxy, if it becomes effective, is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5.04, is intended to be irrevocable. Each Stockholder agrees, subject to this Section 1.03 and unless and until this Agreement is terminated in accordance with Section 5.04, to vote its Company Common Stock (including any New Company Common Stock) in accordance with Section 1.01(a) through Section 1.01(c) above. The parties agree that the foregoing is a voting agreement.
ARTICLE 2

Representations and Warranties of Stockholder
Stockholder represents and warrants to Parent that:
Section 2.01 Authorization.
(a) Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform his, her or its covenants and other obligations hereunder. The execution and delivery of this Agreement by Stockholder, the performance by Stockholder of his, her or its covenants and obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Stockholder (to the extent Stockholder is not a natural person), and no additional proceedings or actions on the part of Stockholder are necessary to authorize the execution and delivery of this Agreement, the performance by Stockholder of his, her or its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.
(b) This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity. No consent of Stockholder’s spouse (if Stockholder is a natural person) is necessary under any community property or other applicable Laws for Stockholder to enter into, and perform, his or her obligations under this Agreement.
Section 2.02 Non-Contravention. Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by such Stockholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by such Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Stockholder from, any Governmental Authority or any other person or entity, in connection with the execution, delivery and performance of this Agreement by such Stockholder. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Law, or (ii) result in the creation of any Lien upon the Covered Securities, except for such violations or Liens as would not reasonably be expected to prevent or delay the performance by such Stockholder of any of its obligations under this Agreement.
Section 2.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Stockholder, threatened against Stockholder or any of his, her or its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the ability of Stockholder to fully perform his, her or its covenants and obligations pursuant to this Agreement.
Section 2.04 No Inconsistent Agreements. Except for this Agreement, Stockholder has not:
(a) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of his, her or its Covered Securities with respect to the matters set forth in Section 1.01; or
(b) deposited any of his, her or its Covered Securities into a separate voting trust or entered into a voting agreement with respect to any of his, her or its Covered Securities (or any other agreement or arrangement with respect to the voting of such Covered Securities).
Section 2.05 Ownership. As of the date hereof, (a) Stockholder owns (whether beneficially or of record) those shares of Company Common Stock and Operating Partnership Units set forth opposite such Stockholder’s name on Exhibit A and has (and, other than in connection with Transfers (as defined below) to Permitted Transferees (as defined below) in accordance with the terms hereof will have at all times through the Closing) sole beneficial ownership, sole voting power (to the extent applicable) (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other Liens (other than such Liens created by the Merger Agreement or this Agreement, Liens applicable to the Covered Securities that may exist pursuant to securities Laws, under the Company’s organizational documents, customary Liens pursuant to the terms of any custody or similar agreement applicable to the Covered Securities held in brokerage accounts or Liens that would not prevent or reasonably be expected to prevent Stockholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying with the other obligations under this Agreement (collectively, “Permitted Liens”)), (b) no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Covered Securities, and (c) Stockholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Covered Securities owned (whether beneficially or of record) by Stockholder.
Section 2.06 Broker Fees. Except as set forth in the Merger Agreement, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Stockholder who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with this Agreement.
Section 2.07 Acknowledgement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and the accuracy of the representations and warranties of Stockholder contained herein.
ARTICLE 3

Representations and Warranties of Parent
Parent represents and warrants to Stockholder that:
Section 3.01 Authorization.
(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no additional proceedings or actions on the part of Parent are necessary to authorize the execution and delivery of this Agreement, the performance by Parent of its obligations hereunder, or the consummation of the transactions contemplated hereby.
(b) This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.
Section 3.02 Non-Contravention. Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by Parent of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Authority or any other person or entity, in connection with the execution, delivery and performance of this Agreement by Parent. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Law.
Section 3.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the ability of Parent to fully perform its covenants and obligations pursuant to this Agreement.

ARTICLE 4

Covenants of Stockholder
Stockholder hereby covenants and agrees that:
Section 4.01 No Proxies for or Encumbrances on Covered Securities. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) other than as set forth in Section 1.01, grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Securities or deposit any Covered Securities in a voting trust, or (ii) create or permit to exist any Lien (other than Permitted Liens), or take or agree to take any other action, that would or would reasonably be expected to prevent Stockholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement.
Section 4.02 No Transfer of Covered Securities.
(a) During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Section 5.04, except as consented to in advance in writing by Parent, Stockholder agrees not to, directly or indirectly, sell, transfer, assign, encumber, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, special purpose business combination, consolidation, testamentary disposition, operation of law or otherwise) (“Transfer”) the Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities, other than to a Permitted Transferee (as defined below), or enter into any contract, option, hedging arrangement or other arrangement, commitment or understanding with respect to the direct or indirect Transfer of, any Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities; provided that, a Transfer may be made to a Permitted Transferee; provided, further, that with respect to a Transfer made to a Permitted Transferee described in clause (i) through (viii) of the definition of “Permitted Transferee,” a Transfer may be made to such Permitted Transferee only if (A) such Permitted Transferee is party to this Agreement or (B) (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto; (ii) such written instrument expressly provides Parent with the ability to enforce the obligations of Stockholder and the Permitted Transferee with respect to the Covered Securities (including causing the Covered Securities to vote in accordance with the Required Votes); and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to Parent pursuant to Section 5.05.
(b) From and after the date of this Agreement through the term of this Agreement, Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Securities or any certificate or uncertificated interest representing any of Stockholder’s Covered Securities, except as permitted by, and in accordance with, this Agreement.
(c) Any attempted Transfer of Covered Securities in violation of this Section 4.02 shall be null and void.
(d) A “Permitted Transferee” means, with respect to Stockholder, (i) to any person by will or the laws of intestacy, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder (if Stockholder is a natural person), (iii) any trust, the beneficiaries of which include only Stockholder and his or her family members (including the persons named in clause (ii)) (if Stockholder is a natural person), (iv) any partnership or limited liability company, all partners or members of which include only Stockholder and his or her family members (including the persons named in clause (ii)) and any trust named in clause (iii) (if Stockholder is a natural person), (v) if Stockholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Covered Securities, (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto, (vii) to any other party to this Agreement or any controlled Affiliate of Stockholder and (viii) in the event that Stockholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement. For the avoidance of doubt, a Permitted Transferee may Transfer Covered Securities to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 4.02.
Section 4.03 Additional Covered Securities. Stockholder agrees that any Covered Securities (or other voting securities of the Company or any other securities exchangeable for, or convertible into, any voting securities of the

Company) that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Covered Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as the Covered Securities currently owned by Stockholder (it being understood, for the avoidance of doubt, that any such New Covered Securities shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof).
Section 4.04 No Solicitation. Stockholder hereby agrees that, during the term of this Agreement, Stockholder shall comply with the obligations applicable to the Company’s Representatives under Section 6.02 of the Merger Agreement; provided, that Stockholder shall not be bound by any amendment to or modification of Section 6.02 of the Merger Agreement to the extent such amendment or modification is adverse to Stockholder. Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company or its Representatives is permitted to take certain actions set forth in Section 6.02 of the Merger Agreement with respect to an Acquisition Proposal, Stockholder may (and may permit its Affiliates and Representatives to) take such actions and participate in discussions and negotiations with any person making an Acquisition Proposal (or its Representatives) with respect to such Acquisition Proposal in accordance with and subject to the provisions of the Merger Agreement.
Section 4.05 Disclosure. Stockholder hereby consents to and authorizes the publication and disclosure by Parent and the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of Stockholder’s identity and ownership, this Agreement and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that Parent shall (with respect to any of its disclosures) give Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures, and shall consider in good faith any such reasonable comments prior to any such disclosures being made public (provided, that by executing this Agreement, Stockholder hereby consents to the filing of this Agreement by the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). As promptly as practicable after obtaining knowledge thereof, Stockholder shall notify Parent and the Company of any required corrections with respect to such information previously supplied by Stockholder to Parent or the Company hereunder, if and to the extent that any such information shall have become false or misleading in any material respect.
Section 4.06 Appraisal and Dissenter’s Rights. Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Mergers that such Stockholder may have with respect to the Covered Securities or any other securities of the Company or any of its Subsidiaries or any other securities exchangeable for, or convertible into, any voting securities of the Company or any of its Subsidiaries.
Section 4.07 Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Covered Securities, the terms “Covered Securities”, “New Covered Securities”, “Company Common Stock”, “New Company Common Stock” and “Operating Partnership Units” shall be deemed to refer to and include such shares or interests as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, as applicable.
ARTICLE 5

Miscellaneous
Section 5.01 Definitional and Interpretative Provisions.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).
(c) Words denoting natural Persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.
(d) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, terms defined in the singular have a comparable meaning when used in the plural and vice versa, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(e) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
(f) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.
(g) The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h) All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(i) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(j) The word “breach” means (i) in the context of a breach of a representation and warranty, that such representation and warranty is not true and correct and (ii) in the context of a breach of a covenant or other obligation by a party, that such party has not complied with or performed such covenant or other obligation.
(k) For purposes of this Agreement, the term “beneficially owned” (and correlative terms) has the meaning ascribed to it in Rule 13d-3 adopted by the SEC under the Exchange Act.
Section 5.02 Further Assurances.
(a) Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.
(b) Stockholder, in its capacity as a holder of units in the Operating Partnerships, will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate the LP Mergers.
Section 5.03 Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.04 Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, (ii) the mutual written consent of Parent and Stockholder,(iii) the receipt of the Required Company Stockholder Approval or (iv) any amendment to the Merger Agreement without the prior written consent of Stockholder if such amendment (a) reduces the amount of, or alters the form of, the consideration to be paid to Stockholder in the Mergers, (b) extends the Outside Date or (c) is materially adverse to the Stockholder in its capacity as such; provided that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party hereto of liability for any Willful Breach of this Agreement occurring prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto. Notwithstanding the preceding sentence, Article 5 of this Agreement (except for Sections 5.02 and 5.03) shall survive any termination of this Agreement. The representations, warranties and covenants of the parties hereto contained herein shall not survive the termination of this Agreement.
Section 5.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent in accordance with Section 9.01 of the Merger Agreement and to Stockholder at its address set forth in Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice). Stockholder shall be required to give Parent prompt (and in any event within 48 hours) written notice of any breaches of any representation, warranty, covenant or agreement of Stockholder set forth in this Agreement that would prevent or delay the performance by Stockholder of its obligations under this Agreement in any material respect.
Section 5.06 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 5.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.
Section 5.08 Governing Law. This Agreement and all Proceedings (whether based on Contract, tort or otherwise) based upon, arising out of, or related to this Agreement, the Transactions, or the actions of Parent or the Stockholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 5.09 Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding based upon, arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 5.09 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.05. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on any other party in any other manner permitted by Law.

Section 5.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.
Section 5.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. No party may raise the use of any of the foregoing methods to deliver a signature, or the fact that any signature, agreement, or instrument was transmitted or communicated through the use of any of the foregoing methods, as a defense to the formation of a contract, and each party forever waives any such defense.
Section 5.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.
Section 5.13 Remedies Cumulative; Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 5.14 Entire Agreement. This Agreement, including Exhibit A, the Merger Agreement and the other Ancillary Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder or thereunder.

Section 5.15 No Third-Party Beneficiaries. Each of Parent and Stockholder agrees that (a) his, her or its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.
Section 5.16 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Securities beneficially owned by Stockholder. All rights, ownership and economic benefits of and relating to such Covered Securities shall remain vested in and belong to Stockholder, and Parent shall not have any authority to direct Stockholder in the voting or disposition of such Covered Securities except as otherwise provided herein.
Section 5.17 Capacity. Stockholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of the Covered Securities and nothing herein shall limit, restrict or otherwise affect any actions taken by Stockholder in his or her capacity as director, officer or employee of the Company (if applicable) (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing the Company or any of its Subsidiaries to exercise rights under the Merger Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement. Furthermore, nothing in this Agreement shall be construed to prohibit, limit or restrict Stockholder, in his or her capacity as a director or officer of the Company or any of its Subsidiaries (if applicable), from exercising Stockholder’s fiduciary duties as a director or officer of the Company or any of its Subsidiaries, in each cash, however, in accordance with the applicable terms of the Merger Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
RITHM CAPITAL CORP.

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer
[Signature Page to Voting Agreement]

/s/ James S. Levin
James S. Levin

James Levin 2012 Dynasty Trust

/s/ Rachel Levin
By: Rachel Levin
Title: Trustee

/s/ Joseph Levin
By: Joseph Levin
Title: Trustee

J.P. Morgan Trust Company of Delaware, as Trustee of James Levin 2012 Dynasty Trust

/s/ Krista Lynn Humble
By: Krista Lynn Humble
Title: Executive Director

James Levin 2010 Family Trust

/s/ Steven Levin
By: Steven Levin
Title: Trustee

James Levin March 2022 GRAT

/a/ James S. Levin
By: James S. Levin
Title: Trustee
[Signature Page to Voting Agreement]

Annex C
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 23, 2023, by and between Rithm Capital Corp., a Delaware corporation (“Parent”), and Wayne Cohen, Cohen Family 2010 Trust and Wayne N. Cohen 2019 Family Trust (other than Parent, collectively, the “Stockholder”), each a stockholder of Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), and/or a unitholder of the Operating Partnerships (as defined below).
WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the aggregate number of shares of Class A common stock, $0.01 par value per share, and Class B common stock, $0.01 par value per share, of the Company (collectively, the “Company Common Stock”), as set forth opposite such Stockholder’s name on Exhibit A;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sculptor Capital LP, a Delaware limited partnership and Subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Calder Sub, Inc., a Delaware corporation and Subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub III” and collectively with Merger Sub I and Merger Sub II, the “LP Merger Subs” and collectively with Merger Sub Inc, the “Merger Subs”), and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, (i) Merger Sub Inc. will merge with and into the Company with the Company surviving the merger (the “Public Merger”), (ii) Merger Sub I will merge with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) Merger Sub II will merge with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership, and (iv) Merger Sub III will merge with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership (together, the “LP Mergers”). Unless otherwise indicated in this Agreement, capitalized words and phrases in this Agreement shall have the meanings set forth in the Merger Agreement;
WHEREAS, the adoption of the Merger Agreement and the approval of the Transactions, including, for the avoidance of doubt, the Public Merger, by the affirmative vote of the holders representing at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the General Corporation Law of the State of Delaware, voting together as a single class, is a condition to the consummation of the Mergers;
WHEREAS, Stockholder holds Company Common Stock and/or Operating Partnership Units (together, the “Covered Securities”);
WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has determined to vote in favor of the Public Merger and the other transactions contemplated in the Merger Agreement and in furtherance thereof has agreed to enter into this Agreement; and
WHEREAS, in order to induce Parent to enter into the Merger Agreement, Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Covered Securities, now or hereafter “beneficially owned” by Stockholder.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1

Voting Agreement; Grant of Proxy
Section 1.01 Voting Agreement. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Stockholder shall (x) appear at each meeting (whether annual or special and each adjourned or postponed meeting and including the Company Stockholder Meeting) of the stockholders of Company concerning proposals related to the Mergers, Merger Agreement, any Acquisition Proposal or any other transaction contemplated by the Merger Agreement or at which any matter set forth in this Section 1.01 is being considered, however called, or otherwise cause all of the Company Common Stock owned (whether beneficially or of record) by Stockholder as of the date hereof and any New Company Common Stock (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent in lieu of such meeting, if any, and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all Company Common Stock (including any shares of Company Common Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement, in each case, to the extent Stockholder has sole voting power over such purchased or acquired Company Common Stock (the “New Company Common Stock”)) owned (whether beneficially or of record) at such time by Stockholder:
(a) with respect to each meeting at which a vote of Stockholder on the Required Company Stockholder Approval is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other transactions or matters expressly contemplated by the Merger Agreement;
(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action that would or would reasonably be expected to (i) prevent or delay the consummation of the Transactions, including the Mergers, or (ii) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Stockholder contained in this Agreement; and
(c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers (clauses (a) through (c) of this Section 1.01, the “Required Votes”).
Section 1.02 Solicitation. Subject to Section 5.17 and the second sentence of Section 4.04, Stockholder further agrees that, until the termination of this Agreement, Stockholder will not (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in connection with any proposal to approve any Acquisition Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal.
Section 1.03 Irrevocable Proxy.
(a) Stockholder hereby revokes any and all previous proxies granted by Stockholder with respect to Company Common Stock owned (whether beneficially or of record) by it as of the date of this Agreement. By entering into this Agreement, Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent (determined in Parent’s sole discretion) as Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Stockholder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 5.04) any Company Common Stock owned (whether beneficially or of record) by Stockholder solely to the extent, and in the manner, expressly set forth with respect to the Required Votes in Section 1.01; provided that the Stockholder’s grant of the proxy contemplated by this Section 1.03 shall be effective if, and only if, the Stockholder fails to be counted as present, fails to consent or to vote such Company Common Stock, as applicable, in accordance with this Agreement or has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.01 are to be considered, a duly executed irrevocable proxy card directing that the shares of Company Common Stock of the Stockholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.01, and the Stockholder shall retain the authority to vote on all other matters.
(b) The proxy granted by Stockholder pursuant to this Section 1.03, if it becomes effective, except upon the termination of this Agreement in accordance with Section 5.04, is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Stockholder hereby affirms that such irrevocable proxy, if it becomes effective, is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5.04, is intended to be irrevocable. Each Stockholder agrees, subject to this Section 1.03 and unless and until this Agreement is terminated in accordance with Section 5.04, to vote its Company Common Stock (including any New Company Common Stock) in accordance with Section 1.01(a) through Section 1.01(c) above. The parties agree that the foregoing is a voting agreement.
ARTICLE 2

Representations and Warranties of Stockholder
Stockholder represents and warrants to Parent that:
Section 2.01 Authorization.
(a) Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform his, her or its covenants and other obligations hereunder. The execution and delivery of this Agreement by Stockholder, the performance by Stockholder of his, her or its covenants and obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Stockholder (to the extent Stockholder is not a natural person), and no additional proceedings or actions on the part of Stockholder are necessary to authorize the execution and delivery of this Agreement, the performance by Stockholder of his, her or its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.
(b) This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity. No consent of Stockholder’s spouse (if Stockholder is a natural person) is necessary under any community property or other applicable Laws for Stockholder to enter into, and perform, his or her obligations under this Agreement.
Section 2.02 Non-Contravention. Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by such Stockholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by such Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Stockholder from, any Governmental Authority or any other person or entity, in connection with the execution, delivery and performance of this Agreement by such Stockholder. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Law, or (ii) result in the creation of any Lien upon the Covered Securities, except for such violations or Liens as would not reasonably be expected to prevent or delay the performance by such Stockholder of any of its obligations under this Agreement.
Section 2.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Stockholder, threatened against Stockholder or any of his, her or its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the ability of Stockholder to fully perform his, her or its covenants and obligations pursuant to this Agreement.
Section 2.04 No Inconsistent Agreements. Except for this Agreement, Stockholder has not:
(a) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of his, her or its Covered Securities with respect to the matters set forth in Section 1.01; or
(b) deposited any of his, her or its Covered Securities into a separate voting trust or entered into a voting agreement with respect to any of his, her or its Covered Securities (or any other agreement or arrangement with respect to the voting of such Covered Securities).
Section 2.05 Ownership. As of the date hereof, (a) Stockholder owns (whether beneficially or of record) those shares of Company Common Stock and Operating Partnership Units set forth opposite such Stockholder’s name on Exhibit A and has (and, other than in connection with Transfers (as defined below) to Permitted Transferees (as defined below) in accordance with the terms hereof will have at all times through the Closing) sole beneficial ownership, sole voting power (to the extent applicable) (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other Liens (other than such Liens created by the Merger Agreement or this Agreement, Liens applicable to the Covered Securities that may exist pursuant to securities Laws, under the Company’s organizational documents, customary Liens pursuant to the terms of any custody or similar agreement applicable to the Covered Securities held in brokerage accounts or Liens that would not prevent or reasonably be expected to prevent Stockholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying with the other obligations under this Agreement (collectively, “Permitted Liens”)), (b) no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Covered Securities, and (c) Stockholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Covered Securities owned (whether beneficially or of record) by Stockholder.
Section 2.06 Broker Fees. Except as set forth in the Merger Agreement, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Stockholder who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with this Agreement.
Section 2.07 Acknowledgement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and the accuracy of the representations and warranties of Stockholder contained herein.
ARTICLE 3

Representations and Warranties of Parent
Parent represents and warrants to Stockholder that:
Section 3.01 Authorization.
(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no additional proceedings or actions on the part of Parent are necessary to authorize the execution and delivery of this Agreement, the performance by Parent of its obligations hereunder, or the consummation of the transactions contemplated hereby.
(b) This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.
Section 3.02 Non-Contravention. Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by Parent of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Authority or any other person or entity, in connection with the execution, delivery and performance of this Agreement by Parent. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Law.
Section 3.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the ability of Parent to fully perform its covenants and obligations pursuant to this Agreement.

ARTICLE 4

Covenants of Stockholder
Stockholder hereby covenants and agrees that:
Section 4.01 No Proxies for or Encumbrances on Covered Securities. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) other than as set forth in Section 1.01, grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Securities or deposit any Covered Securities in a voting trust, or (ii) create or permit to exist any Lien (other than Permitted Liens), or take or agree to take any other action, that would or would reasonably be expected to prevent Stockholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement.
Section 4.02 No Transfer of Covered Securities.
(a) During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Section 5.04, except as consented to in advance in writing by Parent, Stockholder agrees not to, directly or indirectly, sell, transfer, assign, encumber, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, special purpose business combination, consolidation, testamentary disposition, operation of law or otherwise) (“Transfer”) the Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities, other than to a Permitted Transferee (as defined below), or enter into any contract, option, hedging arrangement or other arrangement, commitment or understanding with respect to the direct or indirect Transfer of, any Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities; provided that, a Transfer may be made to a Permitted Transferee; provided, further, that with respect to a Transfer made to a Permitted Transferee described in clause (i) through (viii) of the definition of “Permitted Transferee,” a Transfer may be made to such Permitted Transferee only if (A) such Permitted Transferee is party to this Agreement or (B) (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto; (ii) such written instrument expressly provides Parent with the ability to enforce the obligations of Stockholder and the Permitted Transferee with respect to the Covered Securities (including causing the Covered Securities to vote in accordance with the Required Votes); and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to Parent pursuant to Section 5.05.
(b) From and after the date of this Agreement through the term of this Agreement, Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Securities or any certificate or uncertificated interest representing any of Stockholder’s Covered Securities, except as permitted by, and in accordance with, this Agreement.
(c) Any attempted Transfer of Covered Securities in violation of this Section 4.02 shall be null and void.
(d) A “Permitted Transferee” means, with respect to Stockholder, (i) to any person by will or the laws of intestacy, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder (if Stockholder is a natural person), (iii) any trust, the beneficiaries of which include only Stockholder and his or her family members (including the persons named in clause (ii)) (if Stockholder is a natural person), (iv) any partnership or limited liability company, all partners or members of which include only Stockholder and his or her family members (including the persons named in clause (ii)) and any trust named in clause (iii) (if Stockholder is a natural person), (v) if Stockholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Covered Securities, (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto, (vii) to any other party to this Agreement or any controlled Affiliate of Stockholder, (viii) in the event that Stockholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement and (ix) to any Person pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, established prior to the date hereof. For the avoidance of doubt, a Permitted Transferee may Transfer Covered Securities to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 4.02.

Section 4.03 Additional Covered Securities. Stockholder agrees that any Covered Securities (or other voting securities of the Company or any other securities exchangeable for, or convertible into, any voting securities of the Company) that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Covered Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as the Covered Securities currently owned by Stockholder (it being understood, for the avoidance of doubt, that any such New Covered Securities shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof).
Section 4.04 No Solicitation. Stockholder hereby agrees that, during the term of this Agreement, Stockholder shall comply with the obligations applicable to the Company’s Representatives under Section 6.02 of the Merger Agreement; provided, that Stockholder shall not be bound by any amendment to or modification of Section 6.02 of the Merger Agreement to the extent such amendment or modification is adverse to Stockholder. Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company or its Representatives is permitted to take certain actions set forth in Section 6.02 of the Merger Agreement with respect to an Acquisition Proposal, Stockholder may (and may permit its Affiliates and Representatives to) take such actions and participate in discussions and negotiations with any person making an Acquisition Proposal (or its Representatives) with respect to such Acquisition Proposal in accordance with and subject to the provisions of the Merger Agreement.
Section 4.05 Disclosure. Stockholder hereby consents to and authorizes the publication and disclosure by Parent and the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of Stockholder’s identity and ownership, this Agreement and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that Parent shall (with respect to any of its disclosures) give Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures, and shall consider in good faith any such reasonable comments prior to any such disclosures being made public (provided, that by executing this Agreement, Stockholder hereby consents to the filing of this Agreement by the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). As promptly as practicable after obtaining knowledge thereof, Stockholder shall notify Parent and the Company of any required corrections with respect to such information previously supplied by Stockholder to Parent or the Company hereunder, if and to the extent that any such information shall have become false or misleading in any material respect.
Section 4.06 Appraisal and Dissenter’s Rights. Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Mergers that such Stockholder may have with respect to the Covered Securities or any other securities of the Company or any of its Subsidiaries or any other securities exchangeable for, or convertible into, any voting securities of the Company or any of its Subsidiaries.
Section 4.07 Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Covered Securities, the terms “Covered Securities”, “New Covered Securities”, “Company Common Stock”, “New Company Common Stock” and “Operating Partnership Units” shall be deemed to refer to and include such shares or interests as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, as applicable.
ARTICLE 5

Miscellaneous
Section 5.01 Definitional and Interpretative Provisions.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.
(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).
(c) Words denoting natural Persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.
(d) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, terms defined in the singular have a comparable meaning when used in the plural and vice versa, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(e) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
(f) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.
(g) The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h) All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(i) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(j) The word “breach” means (i) in the context of a breach of a representation and warranty, that such representation and warranty is not true and correct and (ii) in the context of a breach of a covenant or other obligation by a party, that such party has not complied with or performed such covenant or other obligation.
(k) For purposes of this Agreement, the term “beneficially owned” (and correlative terms) has the meaning ascribed to it in Rule 13d-3 adopted by the SEC under the Exchange Act.
Section 5.02 Further Assurances.
(a) Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.
(b) Stockholder, in its capacity as a holder of units in the Operating Partnerships, will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate the LP Mergers.
Section 5.03 Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 5.04 Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, (ii) the mutual written consent of Parent and Stockholder,(iii) the receipt of the Required Company Stockholder Approval or (iv) any amendment to the Merger Agreement without the prior written consent of Stockholder if such amendment (a) reduces the amount of, or alters the form of, the consideration to be paid to Stockholder in the Mergers, (b) extends the Outside Date or (c) is materially adverse to the Stockholder in its capacity as such; provided that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party hereto of liability for any Willful Breach of this Agreement occurring prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto. Notwithstanding the preceding sentence, Article 5 of this Agreement (except for Sections 5.02 and 5.03) shall survive any termination of this Agreement. The representations, warranties and covenants of the parties hereto contained herein shall not survive the termination of this Agreement.
Section 5.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent in accordance with Section 9.01 of the Merger Agreement and to Stockholder at its address set forth in Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice). Stockholder shall be required to give Parent prompt (and in any event within 48 hours) written notice of any breaches of any representation, warranty, covenant or agreement of Stockholder set forth in this Agreement that would prevent or delay the performance by Stockholder of its obligations under this Agreement in any material respect.
Section 5.06 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 5.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.
Section 5.08 Governing Law. This Agreement and all Proceedings (whether based on Contract, tort or otherwise) based upon, arising out of, or related to this Agreement, the Transactions, or the actions of Parent or the Stockholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 5.09 Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding based upon, arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this

Section 5.09 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.05. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on any other party in any other manner permitted by Law.
Section 5.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.
Section 5.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. No party may raise the use of any of the foregoing methods to deliver a signature, or the fact that any signature, agreement, or instrument was transmitted or communicated through the use of any of the foregoing methods, as a defense to the formation of a contract, and each party forever waives any such defense.
Section 5.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.
Section 5.13 Remedies Cumulative; Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 5.14 Entire Agreement. This Agreement, including Exhibit A, the Merger Agreement and the other Ancillary Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder or thereunder.
Section 5.15 No Third-Party Beneficiaries. Each of Parent and Stockholder agrees that (a) his, her or its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.
Section 5.16 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Securities beneficially owned by Stockholder. All rights, ownership and economic benefits of and relating to such Covered Securities shall remain vested in and belong to Stockholder, and Parent shall not have any authority to direct Stockholder in the voting or disposition of such Covered Securities except as otherwise provided herein.
Section 5.17 Capacity. Stockholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of the Covered Securities and nothing herein shall limit, restrict or otherwise affect any actions taken by Stockholder in his or her capacity as director, officer or employee of the Company (if applicable) (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing the Company or any of its Subsidiaries to exercise rights under the Merger Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement. Furthermore, nothing in this Agreement shall be construed to prohibit, limit or restrict Stockholder, in his or her capacity as a director or officer of the Company or any of its Subsidiaries (if applicable), from exercising Stockholder’s fiduciary duties as a director or officer of the Company or any of its Subsidiaries, in each cash, however, in accordance with the applicable terms of the Merger Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
RITHM CAPITAL CORP.

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer
[Signature Page to Voting Agreement]

/s/ Wayne Cohen
Wayne Cohen

Cohen Family 2010 Trust

/s/ Irvin M. Cohen
By: Irvin M. Cohen
Title: Trustee

Wayne N. Cohen 2019 Family Trust

/s/ Irvin M. Cohen
By: Irvin M. Cohen
Title: Trustee
[Signature Page to Voting Agreement]

Annex D
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 23, 2023, by and between Rithm Capital Corp., a Delaware corporation (“Parent”), and Brett Klein, Brett Klein Family 2012 Trust and Brett S. Klein March 2022 GRAT (other than Parent, collectively, the “Stockholder”), each a stockholder of Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), and/or a unitholder of the Operating Partnerships (as defined below).
WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the aggregate number of shares of Class A common stock, $0.01 par value per share, and Class B common stock, $0.01 par value per share, of the Company (collectively, the “Company Common Stock”), as set forth opposite such Stockholder’s name on Exhibit A;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sculptor Capital LP, a Delaware limited partnership and Subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Calder Sub, Inc., a Delaware corporation and Subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub III” and collectively with Merger Sub I and Merger Sub II, the “LP Merger Subs” and collectively with Merger Sub Inc, the “Merger Subs”), and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, (i) Merger Sub Inc. will merge with and into the Company with the Company surviving the merger (the “Public Merger”), (ii) Merger Sub I will merge with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) Merger Sub II will merge with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership, and (iv) Merger Sub III will merge with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership (together, the “LP Mergers”). Unless otherwise indicated in this Agreement, capitalized words and phrases in this Agreement shall have the meanings set forth in the Merger Agreement;
WHEREAS, the adoption of the Merger Agreement and the approval of the Transactions, including, for the avoidance of doubt, the Public Merger, by the affirmative vote of the holders representing at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the General Corporation Law of the State of Delaware, voting together as a single class, is a condition to the consummation of the Mergers;
WHEREAS, Stockholder holds Company Common Stock and/or Operating Partnership Units (together, the “Covered Securities”);
WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has determined to vote in favor of the Public Merger and the other transactions contemplated in the Merger Agreement and in furtherance thereof has agreed to enter into this Agreement; and
WHEREAS, in order to induce Parent to enter into the Merger Agreement, Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Covered Securities, now or hereafter “beneficially owned” by Stockholder.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1

Voting Agreement; Grant of Proxy
Section 1.01 Voting Agreement. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Stockholder shall (x) appear at each meeting (whether annual or special and each adjourned or postponed meeting and including the Company Stockholder Meeting) of the stockholders of Company concerning proposals related to the Mergers, Merger Agreement, any Acquisition Proposal or any other transaction contemplated by the Merger Agreement or at which any matter set forth in this Section 1.01 is being considered, however called, or otherwise cause all of the Company Common Stock owned (whether beneficially or of record) by Stockholder as of the date hereof and any New Company Common Stock (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent in lieu of such meeting, if any, and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all Company Common Stock (including any shares of Company Common Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement, in each case, to the extent Stockholder has sole voting power over such purchased or acquired Company Common Stock (the “New Company Common Stock”)) owned (whether beneficially or of record) at such time by Stockholder:
(a) with respect to each meeting at which a vote of Stockholder on the Required Company Stockholder Approval is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other transactions or matters expressly contemplated by the Merger Agreement;
(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action that would or would reasonably be expected to (i) prevent or delay the consummation of the Transactions, including the Mergers, or (ii) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Stockholder contained in this Agreement; and
(c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers (clauses (a) through (c) of this Section 1.01, the “Required Votes”).
Section 1.02 Solicitation. Subject to Section 5.17 and the second sentence of Section 4.04, Stockholder further agrees that, until the termination of this Agreement, Stockholder will not (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in connection with any proposal to approve any Acquisition Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal.
Section 1.03 Irrevocable Proxy.
(a) Stockholder hereby revokes any and all previous proxies granted by Stockholder with respect to Company Common Stock owned (whether beneficially or of record) by it as of the date of this Agreement. By entering into this Agreement, Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent (determined in Parent’s sole discretion) as Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Stockholder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 5.04) any Company Common Stock owned (whether beneficially or of record) by Stockholder solely to the extent, and in the manner, expressly set forth with respect to the Required Votes in Section 1.01; provided that the Stockholder’s grant of the proxy contemplated by this Section 1.03 shall be effective if, and only if, the Stockholder fails to be counted as present, fails to consent or to vote such Company Common Stock, as applicable, in accordance with this Agreement or has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.01 are to be considered, a duly executed irrevocable proxy card directing that the shares of Company Common Stock of the Stockholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.01, and the Stockholder shall retain the authority to vote on all other matters.
(b) The proxy granted by Stockholder pursuant to this Section 1.03, if it becomes effective, except upon the termination of this Agreement in accordance with Section 5.04, is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Stockholder hereby affirms that such irrevocable proxy, if it becomes effective, is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5.04, is intended to be irrevocable. Each Stockholder agrees, subject to this Section 1.03 and unless and until this Agreement is terminated in accordance with Section 5.04, to vote its Company Common Stock (including any New Company Common Stock) in accordance with Section 1.01(a) through Section 1.01(c) above. The parties agree that the foregoing is a voting agreement.
ARTICLE 2

Representations and Warranties of Stockholder
Stockholder represents and warrants to Parent that:
Section 2.01 Authorization.
(a) Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform his, her or its covenants and other obligations hereunder. The execution and delivery of this Agreement by Stockholder, the performance by Stockholder of his, her or its covenants and obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Stockholder (to the extent Stockholder is not a natural person), and no additional proceedings or actions on the part of Stockholder are necessary to authorize the execution and delivery of this Agreement, the performance by Stockholder of his, her or its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.
(b) This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity. No consent of Stockholder’s spouse (if Stockholder is a natural person) is necessary under any community property or other applicable Laws for Stockholder to enter into, and perform, his or her obligations under this Agreement.
Section 2.02 Non-Contravention. Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by such Stockholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by such Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Stockholder from, any Governmental Authority or any other person or entity, in connection with the execution, delivery and performance of this Agreement by such Stockholder. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Law, or (ii) result in the creation of any Lien upon the Covered Securities, except for such violations or Liens as would not reasonably be expected to prevent or delay the performance by such Stockholder of any of its obligations under this Agreement.
Section 2.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Stockholder, threatened against Stockholder or any of his, her or its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the ability of Stockholder to fully perform his, her or its covenants and obligations pursuant to this Agreement.
Section 2.04 No Inconsistent Agreements. Except for this Agreement, Stockholder has not:
(a) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of his, her or its Covered Securities with respect to the matters set forth in Section 1.01; or
(b) deposited any of his, her or its Covered Securities into a separate voting trust or entered into a voting agreement with respect to any of his, her or its Covered Securities (or any other agreement or arrangement with respect to the voting of such Covered Securities).
Section 2.05 Ownership. As of the date hereof, (a) Stockholder owns (whether beneficially or of record) those shares of Company Common Stock and Operating Partnership Units set forth opposite such Stockholder’s name on Exhibit A and has (and, other than in connection with Transfers (as defined below) to Permitted Transferees (as defined below) in accordance with the terms hereof will have at all times through the Closing) sole beneficial ownership, sole voting power (to the extent applicable) (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other Liens (other than such Liens created by the Merger Agreement or this Agreement, Liens applicable to the Covered Securities that may exist pursuant to securities Laws, under the Company’s organizational documents, customary Liens pursuant to the terms of any custody or similar agreement applicable to the Covered Securities held in brokerage accounts or Liens that would not prevent or reasonably be expected to prevent Stockholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying with the other obligations under this Agreement (collectively, “Permitted Liens”)), (b) no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Covered Securities, and (c) Stockholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Covered Securities owned (whether beneficially or of record) by Stockholder.
Section 2.06 Broker Fees. Except as set forth in the Merger Agreement, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Stockholder who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with this Agreement.
Section 2.07 Acknowledgement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and the accuracy of the representations and warranties of Stockholder contained herein.
ARTICLE 3

Representations and Warranties of Parent
Parent represents and warrants to Stockholder that:
Section 3.01 Authorization.
(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no additional proceedings or actions on the part of Parent are necessary to authorize the execution and delivery of this Agreement, the performance by Parent of its obligations hereunder, or the consummation of the transactions contemplated hereby.
(b) This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.
Section 3.02 Non-Contravention. Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by Parent of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Authority or any other person or entity, in connection with the execution, delivery and performance of this Agreement by Parent. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Law.
Section 3.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the ability of Parent to fully perform its covenants and obligations pursuant to this Agreement.

ARTICLE 4

Covenants of Stockholder
Stockholder hereby covenants and agrees that:
Section 4.01 No Proxies for or Encumbrances on Covered Securities. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) other than as set forth in Section 1.01, grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Securities or deposit any Covered Securities in a voting trust, or (ii) create or permit to exist any Lien (other than Permitted Liens), or take or agree to take any other action, that would or would reasonably be expected to prevent Stockholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement.
Section 4.02 No Transfer of Covered Securities.
(a) During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Section 5.04, except as consented to in advance in writing by Parent, Stockholder agrees not to, directly or indirectly, sell, transfer, assign, encumber, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, special purpose business combination, consolidation, testamentary disposition, operation of law or otherwise) (“Transfer”) the Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities, other than to a Permitted Transferee (as defined below), or enter into any contract, option, hedging arrangement or other arrangement, commitment or understanding with respect to the direct or indirect Transfer of, any Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities; provided that, a Transfer may be made to a Permitted Transferee; provided, further, that with respect to a Transfer made to a Permitted Transferee described in clause (i) through (viii) of the definition of “Permitted Transferee,” a Transfer may be made to such Permitted Transferee only if (A) such Permitted Transferee is party to this Agreement or (B) (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto; (ii) such written instrument expressly provides Parent with the ability to enforce the obligations of Stockholder and the Permitted Transferee with respect to the Covered Securities (including causing the Covered Securities to vote in accordance with the Required Votes); and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to Parent pursuant to Section 5.05.
(b) From and after the date of this Agreement through the term of this Agreement, Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Securities or any certificate or uncertificated interest representing any of Stockholder’s Covered Securities, except as permitted by, and in accordance with, this Agreement.
(c) Any attempted Transfer of Covered Securities in violation of this Section 4.02 shall be null and void.
(d) A “Permitted Transferee” means, with respect to Stockholder, (i) to any person by will or the laws of intestacy, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder (if Stockholder is a natural person), (iii) any trust, the beneficiaries of which include only Stockholder and his or her family members (including the persons named in clause (ii)) (if Stockholder is a natural person), (iv) any partnership or limited liability company, all partners or members of which include only Stockholder and his or her family members (including the persons named in clause (ii)) and any trust named in clause (iii) (if Stockholder is a natural person), (v) if Stockholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Covered Securities, (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto, (vii) to any other party to this Agreement or any controlled Affiliate of Stockholder, (viii) in the event that Stockholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement and (ix) to any Person pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, established prior to the date hereof. For the avoidance of doubt, a Permitted Transferee may Transfer Covered Securities to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 4.02.

Section 4.03 Additional Covered Securities. Stockholder agrees that any Covered Securities (or other voting securities of the Company or any other securities exchangeable for, or convertible into, any voting securities of the Company) that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Covered Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as the Covered Securities currently owned by Stockholder (it being understood, for the avoidance of doubt, that any such New Covered Securities shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof).
Section 4.04 No Solicitation. Stockholder hereby agrees that, during the term of this Agreement, Stockholder shall comply with the obligations applicable to the Company’s Representatives under Section 6.02 of the Merger Agreement; provided, that Stockholder shall not be bound by any amendment to or modification of Section 6.02 of the Merger Agreement to the extent such amendment or modification is adverse to Stockholder. Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company or its Representatives is permitted to take certain actions set forth in Section 6.02 of the Merger Agreement with respect to an Acquisition Proposal, Stockholder may (and may permit its Affiliates and Representatives to) take such actions and participate in discussions and negotiations with any person making an Acquisition Proposal (or its Representatives) with respect to such Acquisition Proposal in accordance with and subject to the provisions of the Merger Agreement.
Section 4.05 Disclosure. Stockholder hereby consents to and authorizes the publication and disclosure by Parent and the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of Stockholder’s identity and ownership, this Agreement and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that Parent shall (with respect to any of its disclosures) give Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures, and shall consider in good faith any such reasonable comments prior to any such disclosures being made public (provided, that by executing this Agreement, Stockholder hereby consents to the filing of this Agreement by the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). As promptly as practicable after obtaining knowledge thereof, Stockholder shall notify Parent and the Company of any required corrections with respect to such information previously supplied by Stockholder to Parent or the Company hereunder, if and to the extent that any such information shall have become false or misleading in any material respect.
Section 4.06 Appraisal and Dissenter’s Rights. Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Mergers that such Stockholder may have with respect to the Covered Securities or any other securities of the Company or any of its Subsidiaries or any other securities exchangeable for, or convertible into, any voting securities of the Company or any of its Subsidiaries.
Section 4.07 Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Covered Securities, the terms “Covered Securities”, “New Covered Securities”, “Company Common Stock”, “New Company Common Stock” and “Operating Partnership Units” shall be deemed to refer to and include such shares or interests as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, as applicable.
ARTICLE 5

Miscellaneous
Section 5.01 Definitional and Interpretative Provisions.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).
(c) Words denoting natural Persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.
(d) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, terms defined in the singular have a comparable meaning when used in the plural and vice versa, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(e) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
(f) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.
(g) The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h) All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(i) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(j) The word “breach” means (i) in the context of a breach of a representation and warranty, that such representation and warranty is not true and correct and (ii) in the context of a breach of a covenant or other obligation by a party, that such party has not complied with or performed such covenant or other obligation.
(k) For purposes of this Agreement, the term “beneficially owned” (and correlative terms) has the meaning ascribed to it in Rule 13d-3 adopted by the SEC under the Exchange Act.
Section 5.02 Further Assurances.
(a) Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.
(b) Stockholder, in its capacity as a holder of units in the Operating Partnerships, will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate the LP Mergers.
Section 5.03 Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.04 Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, (ii) the mutual written consent of Parent and Stockholder,(iii) the receipt of the Required Company Stockholder Approval or (iv) any amendment to the Merger Agreement without the prior written consent of Stockholder if such amendment (a) reduces the amount of, or alters the form of, the consideration to be paid to Stockholder in the Mergers, (b) extends the Outside Date or (c) is materially adverse to the Stockholder in its capacity as such; provided that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party hereto of liability for any Willful Breach of this Agreement occurring prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto. Notwithstanding the preceding sentence, Article 5 of this Agreement (except for Sections 5.02 and 5.03) shall survive any termination of this Agreement. The representations, warranties and covenants of the parties hereto contained herein shall not survive the termination of this Agreement.
Section 5.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent in accordance with Section 9.01 of the Merger Agreement and to Stockholder at its address set forth in Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice). Stockholder shall be required to give Parent prompt (and in any event within 48 hours) written notice of any breaches of any representation, warranty, covenant or agreement of Stockholder set forth in this Agreement that would prevent or delay the performance by Stockholder of its obligations under this Agreement in any material respect.
Section 5.06 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 5.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.
Section 5.08 Governing Law. This Agreement and all Proceedings (whether based on Contract, tort or otherwise) based upon, arising out of, or related to this Agreement, the Transactions, or the actions of Parent or the Stockholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 5.09 Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding based upon, arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 5.09 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.05. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on any other party in any other manner permitted by Law.

Section 5.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.
Section 5.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. No party may raise the use of any of the foregoing methods to deliver a signature, or the fact that any signature, agreement, or instrument was transmitted or communicated through the use of any of the foregoing methods, as a defense to the formation of a contract, and each party forever waives any such defense.
Section 5.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.
Section 5.13 Remedies Cumulative; Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 5.14 Entire Agreement. This Agreement, including Exhibit A, the Merger Agreement and the other Ancillary Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder or thereunder.

Section 5.15 No Third-Party Beneficiaries. Each of Parent and Stockholder agrees that (a) his, her or its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.
Section 5.16 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Securities beneficially owned by Stockholder. All rights, ownership and economic benefits of and relating to such Covered Securities shall remain vested in and belong to Stockholder, and Parent shall not have any authority to direct Stockholder in the voting or disposition of such Covered Securities except as otherwise provided herein.
Section 5.17 Capacity. Stockholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of the Covered Securities and nothing herein shall limit, restrict or otherwise affect any actions taken by Stockholder in his or her capacity as director, officer or employee of the Company (if applicable) (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing the Company or any of its Subsidiaries to exercise rights under the Merger Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement. Furthermore, nothing in this Agreement shall be construed to prohibit, limit or restrict Stockholder, in his or her capacity as a director or officer of the Company or any of its Subsidiaries (if applicable), from exercising Stockholder’s fiduciary duties as a director or officer of the Company or any of its Subsidiaries, in each cash, however, in accordance with the applicable terms of the Merger Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
RITHM CAPITAL CORP.

By:	/s/ Nicola Santoro, Jr.
	Name:	Nicola Santoro, Jr.
	Title:	Chief Financial Officer
[Signature Page to Voting Agreement]

/s/ Brett Klein
Brett Klein

Brett Klein Family 2012 Trust

/s/ Brett Klein
By: Brett Klein
Title: Trustee

Brett S. Klein March 2022 GRAT

/s/ Brett Klein
By: Brett Klein
Title: Trustee

Annex E
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 23, 2023, by and between Rithm Capital Corp., a Delaware corporation (“Parent”), and Peter Wallach and Peter Wallach April 2022 GRAT (other than Parent, collectively, the “Stockholder”), each a stockholder of Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), and/or a unitholder of the Operating Partnerships (as defined below).
WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial” owner (as defined in Rule 13d-3 under the Exchange Act) of the aggregate number of shares of Class A common stock, $0.01 par value per share, and Class B common stock, $0.01 par value per share, of the Company (collectively, the “Company Common Stock”), as set forth opposite such Stockholder’s name on Exhibit A;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sculptor Capital LP, a Delaware limited partnership and Subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and Subsidiary of the Company (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Calder Sub, Inc., a Delaware corporation and Subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub II”), and Calder Sub III, LP, a Delaware limited partnership and Subsidiary of Parent (“Merger Sub III” and collectively with Merger Sub I and Merger Sub II, the “LP Merger Subs” and collectively with Merger Sub Inc, the “Merger Subs”), and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, (i) Merger Sub Inc. will merge with and into the Company with the Company surviving the merger (the “Public Merger”), (ii) Merger Sub I will merge with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) Merger Sub II will merge with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership, and (iv) Merger Sub III will merge with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership (together, the “LP Mergers”). Unless otherwise indicated in this Agreement, capitalized words and phrases in this Agreement shall have the meanings set forth in the Merger Agreement;
WHEREAS, the adoption of the Merger Agreement and the approval of the Transactions, including, for the avoidance of doubt, the Public Merger, by the affirmative vote of the holders representing at least a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the General Corporation Law of the State of Delaware, voting together as a single class, is a condition to the consummation of the Mergers;
WHEREAS, Stockholder holds Company Common Stock and/or Operating Partnership Units (together, the “Covered Securities”);
WHEREAS, as of the date hereof and subject to the terms and conditions herein, the Stockholder has determined to vote in favor of the Public Merger and the other transactions contemplated in the Merger Agreement and in furtherance thereof has agreed to enter into this Agreement; and
WHEREAS, in order to induce Parent to enter into the Merger Agreement, Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all Covered Securities, now or hereafter “beneficially owned” by Stockholder.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1

Voting Agreement; Grant of Proxy
Section 1.01 Voting Agreement. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Stockholder shall (x) appear at each meeting (whether annual or special and each adjourned or postponed meeting and including the Company Stockholder Meeting) of the stockholders of Company concerning proposals related to the Mergers, Merger Agreement, any Acquisition Proposal or any other transaction contemplated by the Merger Agreement or at which any matter set forth in this Section 1.01 is being considered, however called, or otherwise cause all of the Company Common Stock owned (whether beneficially or of record) by Stockholder as of the date hereof and any New Company Common Stock (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent in lieu of such meeting, if any, and (y) vote or cause to be voted (including by proxy or written consent, if applicable, with respect to) all Company Common Stock (including any shares of Company Common Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement, in each case, to the extent Stockholder has sole voting power over such purchased or acquired Company Common Stock (the “New Company Common Stock”)) owned (whether beneficially or of record) at such time by Stockholder:
(a) with respect to each meeting at which a vote of Stockholder on the Required Company Stockholder Approval is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other transactions or matters expressly contemplated by the Merger Agreement;
(b) against any Acquisition Proposal or any other transaction, proposal, agreement or action that would or would reasonably be expected to (i) prevent or delay the consummation of the Transactions, including the Mergers, or (ii) result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of Stockholder contained in this Agreement; and
(c) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Mergers (clauses (a) through (c) of this Section 1.01, the “Required Votes”).
Section 1.02 Solicitation. Subject to Section 5.17 and the second sentence of Section 4.04, Stockholder further agrees that, until the termination of this Agreement, Stockholder will not (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) in connection with any proposal to approve any Acquisition Proposal, (b) initiate a stockholders’ vote with respect to an Acquisition Proposal, or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Acquisition Proposal.
Section 1.03 Irrevocable Proxy.
(a) Stockholder hereby revokes any and all previous proxies granted by Stockholder with respect to Company Common Stock owned (whether beneficially or of record) by it as of the date of this Agreement. By entering into this Agreement, Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent (determined in Parent’s sole discretion) as Stockholder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Stockholder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) (until the termination of this Agreement in accordance with Section 5.04) any Company Common Stock owned (whether beneficially or of record) by Stockholder solely to the extent, and in the manner, expressly set forth with respect to the Required Votes in Section 1.01; provided that the Stockholder’s grant of the proxy contemplated by this Section 1.03 shall be effective if, and only if, the Stockholder fails to be counted as present, fails to consent or to vote such Company Common Stock, as applicable, in accordance with this Agreement or has not delivered to the Company prior to the meeting at which any of the matters described in Section 1.01 are to be considered, a duly executed irrevocable proxy card directing that the shares of Company Common Stock of the Stockholder be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.01, and the Stockholder shall retain the authority to vote on all other matters.
(b) The proxy granted by Stockholder pursuant to this Section 1.03, if it becomes effective, except upon the termination of this Agreement in accordance with Section 5.04, is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Stockholder hereby affirms that such irrevocable proxy, if it becomes effective, is coupled with an interest by reason of the Merger Agreement and, except upon the termination of this Agreement in accordance with Section 5.04, is intended to be irrevocable. Each Stockholder agrees, subject to this Section 1.03 and unless and until this Agreement is terminated in accordance with Section 5.04, to vote its Company Common Stock (including any New Company Common Stock) in accordance with Section 1.01(a) through Section 1.01(c) above. The parties agree that the foregoing is a voting agreement.
ARTICLE 2

Representations and Warranties of Stockholder
Stockholder represents and warrants to Parent that:
Section 2.01 Authorization.
(a) Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform his, her or its covenants and other obligations hereunder. The execution and delivery of this Agreement by Stockholder, the performance by Stockholder of his, her or its covenants and obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Stockholder (to the extent Stockholder is not a natural person), and no additional proceedings or actions on the part of Stockholder are necessary to authorize the execution and delivery of this Agreement, the performance by Stockholder of his, her or its covenants or other obligations hereunder, or the consummation of the transactions contemplated hereby.
(b) This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity. No consent of Stockholder’s spouse (if Stockholder is a natural person) is necessary under any community property or other applicable Laws for Stockholder to enter into, and perform, his or her obligations under this Agreement.
Section 2.02 Non-Contravention. Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by such Stockholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by such Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Stockholder from, any Governmental Authority or any other person or entity, in connection with the execution, delivery and performance of this Agreement by such Stockholder. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Law, or (ii) result in the creation of any Lien upon the Covered Securities, except for such violations or Liens as would not reasonably be expected to prevent or delay the performance by such Stockholder of any of its obligations under this Agreement.
Section 2.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Stockholder, threatened against Stockholder or any of his, her or its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the ability of Stockholder to fully perform his, her or its covenants and obligations pursuant to this Agreement.
Section 2.04 No Inconsistent Agreements. Except for this Agreement, Stockholder has not:
(a) granted any proxies or powers of attorney, or any other authorization or consent with respect to any or all of his, her or its Covered Securities with respect to the matters set forth in Section 1.01; or
(b) deposited any of his, her or its Covered Securities into a separate voting trust or entered into a voting agreement with respect to any of his, her or its Covered Securities (or any other agreement or arrangement with respect to the voting of such Covered Securities).
Section 2.05 Ownership. As of the date hereof, (a) Stockholder owns (whether beneficially or of record) those shares of Company Common Stock and Operating Partnership Units set forth opposite such Stockholder’s name on Exhibit A and has (and, other than in connection with Transfers (as defined below) to Permitted Transferees (as defined below) in accordance with the terms hereof will have at all times through the Closing) sole beneficial ownership, sole voting power (to the extent applicable) (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1 hereof, and sole power to agree to all of the matters set forth in this Agreement, free and clear of any adverse claim or other Liens (other than such Liens created by the Merger Agreement or this Agreement, Liens applicable to the Covered Securities that may exist pursuant to securities Laws, under the Company’s organizational documents, customary Liens pursuant to the terms of any custody or similar agreement applicable to the Covered Securities held in brokerage accounts or Liens that would not prevent or reasonably be expected to prevent Stockholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying with the other obligations under this Agreement (collectively, “Permitted Liens”)), (b) no person other than Stockholder has any right to direct or approve the voting or disposition of any of the Covered Securities, and (c) Stockholder has not entered into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer (as defined below) with respect to any of the Covered Securities owned (whether beneficially or of record) by Stockholder.
Section 2.06 Broker Fees. Except as set forth in the Merger Agreement, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Stockholder who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with this Agreement.
Section 2.07 Acknowledgement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement and the accuracy of the representations and warranties of Stockholder contained herein.
ARTICLE 3

Representations and Warranties of Parent
Parent represents and warrants to Stockholder that:
Section 3.01 Authorization.
(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, and no additional proceedings or actions on the part of Parent are necessary to authorize the execution and delivery of this Agreement, the performance by Parent of its obligations hereunder, or the consummation of the transactions contemplated hereby.
(b) This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and by general principles of equity.
Section 3.02 Non-Contravention. Other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or delay the performance by Parent of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent from, any Governmental Authority or any other person or entity, in connection with the execution, delivery and performance of this Agreement by Parent. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Law.
Section 3.03 Actions and Proceedings. As of the date hereof, there are no (a) Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates or (b) material orders, writs, judgments, injunctions, decrees or awards of any kind or nature that, in the case of either clause (a) or (b), would prevent, seek to prevent or materially delay, hinder, or impair the ability of Parent to fully perform its covenants and obligations pursuant to this Agreement.

ARTICLE 4

Covenants of Stockholder
Stockholder hereby covenants and agrees that:
Section 4.01 No Proxies for or Encumbrances on Covered Securities. From the date hereof until the termination of this Agreement in accordance with Section 5.04, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) other than as set forth in Section 1.01, grant any proxies, consents or powers of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Covered Securities or deposit any Covered Securities in a voting trust, or (ii) create or permit to exist any Lien (other than Permitted Liens), or take or agree to take any other action, that would or would reasonably be expected to prevent Stockholder from voting the Covered Securities owned (whether beneficially or of record) by it in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement.
Section 4.02 No Transfer of Covered Securities.
(a) During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Section 5.04, except as consented to in advance in writing by Parent, Stockholder agrees not to, directly or indirectly, sell, transfer, assign, encumber, tender in any tender or exchange offer, pledge, hypothecate, exchange or otherwise dispose of (including by merger, special purpose business combination, consolidation, testamentary disposition, operation of law or otherwise) (“Transfer”) the Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities, other than to a Permitted Transferee (as defined below), or enter into any contract, option, hedging arrangement or other arrangement, commitment or understanding with respect to the direct or indirect Transfer of, any Covered Securities or any other securities exchangeable for, or convertible into, Covered Securities; provided that, a Transfer may be made to a Permitted Transferee; provided, further, that with respect to a Transfer made to a Permitted Transferee described in clause (i) through (viii) of the definition of “Permitted Transferee,” a Transfer may be made to such Permitted Transferee only if (A) such Permitted Transferee is party to this Agreement or (B) (i) such Permitted Transferee agrees in writing to be bound by the terms of this Agreement as if they were a party hereto; (ii) such written instrument expressly provides Parent with the ability to enforce the obligations of Stockholder and the Permitted Transferee with respect to the Covered Securities (including causing the Covered Securities to vote in accordance with the Required Votes); and (iii) prompt notice of such Transfer to such Permitted Transferee is delivered to Parent pursuant to Section 5.05.
(b) From and after the date of this Agreement through the term of this Agreement, Stockholder agrees not to request the Company to register or otherwise recognize the transfer (book-entry or otherwise) of any Covered Securities or any certificate or uncertificated interest representing any of Stockholder’s Covered Securities, except as permitted by, and in accordance with, this Agreement.
(c) Any attempted Transfer of Covered Securities in violation of this Section 4.02 shall be null and void.
(d) A “Permitted Transferee” means, with respect to Stockholder, (i) to any person by will or the laws of intestacy, (ii) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild of the spouse of any child, adopted child, grandchild or adopted grandchild of Stockholder (if Stockholder is a natural person), (iii) any trust, the beneficiaries of which include only Stockholder and his or her family members (including the persons named in clause (ii)) (if Stockholder is a natural person), (iv) any partnership or limited liability company, all partners or members of which include only Stockholder and his or her family members (including the persons named in clause (ii)) and any trust named in clause (iii) (if Stockholder is a natural person), (v) if Stockholder is an entity, any of its partners (including limited or general partners), members, stockholders and affiliates in connection with a pro rata distribution of such Covered Securities, (vi) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto, (vii) to any other party to this Agreement or any controlled Affiliate of Stockholder, (viii) in the event that Stockholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement and (ix) to any Person pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, established prior to the date hereof. For the avoidance of doubt, a Permitted Transferee may Transfer Covered Securities to its own Permitted Transferees in accordance with the terms and subject to the conditions of this Section 4.02.

Section 4.03 Additional Covered Securities. Stockholder agrees that any Covered Securities (or other voting securities of the Company or any other securities exchangeable for, or convertible into, any voting securities of the Company) that Stockholder purchases or with respect to which Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement and prior to the termination of this Agreement (“New Covered Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as the Covered Securities currently owned by Stockholder (it being understood, for the avoidance of doubt, that any such New Covered Securities shall be subject to the terms of this Agreement as though owned by Stockholder on the date hereof).
Section 4.04 No Solicitation. Stockholder hereby agrees that, during the term of this Agreement, Stockholder shall comply with the obligations applicable to the Company’s Representatives under Section 6.02 of the Merger Agreement; provided, that Stockholder shall not be bound by any amendment to or modification of Section 6.02 of the Merger Agreement to the extent such amendment or modification is adverse to Stockholder. Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company or its Representatives is permitted to take certain actions set forth in Section 6.02 of the Merger Agreement with respect to an Acquisition Proposal, Stockholder may (and may permit its Affiliates and Representatives to) take such actions and participate in discussions and negotiations with any person making an Acquisition Proposal (or its Representatives) with respect to such Acquisition Proposal in accordance with and subject to the provisions of the Merger Agreement.
Section 4.05 Disclosure. Stockholder hereby consents to and authorizes the publication and disclosure by Parent and the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, of Stockholder’s identity and ownership, this Agreement and the nature of Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such disclosure; provided that Parent shall (with respect to any of its disclosures) give Stockholder and his, her or its legal counsel a reasonable opportunity to review and comment on such disclosures, and shall consider in good faith any such reasonable comments prior to any such disclosures being made public (provided, that by executing this Agreement, Stockholder hereby consents to the filing of this Agreement by the Company in the Proxy Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby). As promptly as practicable after obtaining knowledge thereof, Stockholder shall notify Parent and the Company of any required corrections with respect to such information previously supplied by Stockholder to Parent or the Company hereunder, if and to the extent that any such information shall have become false or misleading in any material respect.
Section 4.06 Appraisal and Dissenter’s Rights. Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Mergers that such Stockholder may have with respect to the Covered Securities or any other securities of the Company or any of its Subsidiaries or any other securities exchangeable for, or convertible into, any voting securities of the Company or any of its Subsidiaries.
Section 4.07 Share Dividends, etc. In the event of a stock split, stock dividend or distribution, or any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, in each case affecting the Covered Securities, the terms “Covered Securities”, “New Covered Securities”, “Company Common Stock”, “New Company Common Stock” and “Operating Partnership Units” shall be deemed to refer to and include such shares or interests as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, as applicable.
ARTICLE 5

Miscellaneous
Section 5.01 Definitional and Interpretative Provisions.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein).
(c) Words denoting natural Persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.
(d) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, terms defined in the singular have a comparable meaning when used in the plural and vice versa, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
(e) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).
(f) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.
(g) The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h) All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.
(i) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.
(j) The word “breach” means (i) in the context of a breach of a representation and warranty, that such representation and warranty is not true and correct and (ii) in the context of a breach of a covenant or other obligation by a party, that such party has not complied with or performed such covenant or other obligation.
(k) For purposes of this Agreement, the term “beneficially owned” (and correlative terms) has the meaning ascribed to it in Rule 13d-3 adopted by the SEC under the Exchange Act.
Section 5.02 Further Assurances.
(a) Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.
(b) Stockholder, in its capacity as a holder of units in the Operating Partnerships, will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate the LP Mergers.
Section 5.03 Amendments and Waivers.
(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 5.04 Termination. This Agreement shall terminate upon the earliest to occur of (i) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, (ii) the mutual written consent of Parent and Stockholder,(iii) the receipt of the Required Company Stockholder Approval or (iv) any amendment to the Merger Agreement without the prior written consent of Stockholder if such amendment (a) reduces the amount of, or alters the form of, the consideration to be paid to Stockholder in the Mergers, (b) extends the Outside Date or (c) is materially adverse to the Stockholder in its capacity as such; provided that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement shall not relieve any party hereto of liability for any Willful Breach of this Agreement occurring prior to such termination. Subject to the foregoing, upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto. Notwithstanding the preceding sentence, Article 5 of this Agreement (except for Sections 5.02 and 5.03) shall survive any termination of this Agreement. The representations, warranties and covenants of the parties hereto contained herein shall not survive the termination of this Agreement.
Section 5.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent in accordance with Section 9.01 of the Merger Agreement and to Stockholder at its address set forth in Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice). Stockholder shall be required to give Parent prompt (and in any event within 48 hours) written notice of any breaches of any representation, warranty, covenant or agreement of Stockholder set forth in this Agreement that would prevent or delay the performance by Stockholder of its obligations under this Agreement in any material respect.
Section 5.06 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 5.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.
Section 5.08 Governing Law. This Agreement and all Proceedings (whether based on Contract, tort or otherwise) based upon, arising out of, or related to this Agreement, the Transactions, or the actions of Parent or the Stockholder in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 5.09 Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding based upon, arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced by a court of competent jurisdiction in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 5.09 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.05. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on any other party in any other manner permitted by Law.

Section 5.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.
Section 5.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in.PDF format or through an electronic signature service or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. No party may raise the use of any of the foregoing methods to deliver a signature, or the fact that any signature, agreement, or instrument was transmitted or communicated through the use of any of the foregoing methods, as a defense to the formation of a contract, and each party forever waives any such defense.
Section 5.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible.
Section 5.13 Remedies Cumulative; Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including any party hereto failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 5.14 Entire Agreement. This Agreement, including Exhibit A, the Merger Agreement and the other Ancillary Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder or thereunder.

Section 5.15 No Third-Party Beneficiaries. Each of Parent and Stockholder agrees that (a) his, her or its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto in accordance with and subject to the terms of this Agreement and (b) this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.
Section 5.16 Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Securities beneficially owned by Stockholder. All rights, ownership and economic benefits of and relating to such Covered Securities shall remain vested in and belong to Stockholder, and Parent shall not have any authority to direct Stockholder in the voting or disposition of such Covered Securities except as otherwise provided herein.
Section 5.17 Capacity. Stockholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of the Covered Securities and nothing herein shall limit, restrict or otherwise affect any actions taken by Stockholder in his or her capacity as director, officer or employee of the Company (if applicable) (including from acting in such capacity or voting in such capacity in his or her sole discretion on any matter, including causing the Company or any of its Subsidiaries to exercise rights under the Merger Agreement (in accordance with the terms thereof)), and no such actions or omissions shall be deemed a breach of this Agreement. Furthermore, nothing in this Agreement shall be construed to prohibit, limit or restrict Stockholder, in his or her capacity as a director or officer of the Company or any of its Subsidiaries (if applicable), from exercising Stockholder’s fiduciary duties as a director or officer of the Company or any of its Subsidiaries, in each cash, however, in accordance with the applicable terms of the Merger Agreement.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
RITHM CAPITAL CORP.

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer
[Signature Page to Voting Agreement]

/s Peter Wallach
Peter Wallach

Peter Wallach April 2022 GRAT

/s/ Peter Wallach
By: Peter Wallach
Title: Trustee

Annex F

July 23, 2023
The Special Committee of the Board of Directors of
Sculptor Capital Management, Inc. (the “Special Committee”)
9 West 57th Street, 39th Floor
New York, NY 10019
Members of the Special Committee:
We understand that Sculptor Capital Management, Inc., a Delaware Corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among the Company, Sculptor Capital LP, a Delaware limited partnership and subsidiary of the Company (“Capital LP”), Sculptor Capital Advisors LP, a Delaware limited partnership and subsidiary of the Company (“Advisors LP”), Sculptor Capital Advisors II LP, a Delaware limited partnership and subsidiary of the Company (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), Rithm Capital Corp., a Delaware Corporation (“Parent”), Calder Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub Inc.”), Calder Sub I, LP, a Delaware limited partnership and wholly owned subsidiary of Parent (“Merger Sub I”), Calder Sub II, LP, a Delaware limited partnership and wholly owned subsidiary of Parent (“Merger Sub II”) and Calder Sub III, LP, a Delaware limited partnership and wholly-owned Subsidiary of Parent (“Merger Sub III”), pursuant to which (i) Merger Sub Inc. will merge with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “Public Merger”), (ii) Merger Sub I will merge with and into Capital LP, with Capital LP surviving such merger as the surviving partnership, (iii) Merger Sub II will merge with and into Advisors LP, with Advisors LP surviving such merger as the surviving partnership, (iv) Merger Sub III will merge with and into Advisors II LP, with Advisors II LP surviving such merger as the surviving partnership and (v) by virtue of the Public Merger, (x) each issued and outstanding share of Class A common stock, par value $0.01 per share, of the Company (such shares, the ”Class A Shares”) (other than the Cancelled Shares, any Dissenting Shares and any unvested Company Restricted Stock Awards to be cancelled in accordance with the Agreement (in each case, as defined in the Agreement)) shall be automatically converted into the right to receive $11.15 per share in cash, without interest and subject to any withholding of taxes required by applicable law (such consideration, the “Public Merger Consideration”) and (y) each issued and outstanding share of Class B common stock, par value $0.01 per share, of the Company (such shares, the ”Class B Shares” and, together with the Class A Shares, the “Shares”) shall be cancelled (such transactions described in clauses (i) through (v), collectively, the “Transaction”). The terms and conditions of the Transaction are fully set forth in the Agreement.
We further understand that in connection with the Agreement and the Transaction, Parent is entering into voting and support agreements (the “Support Agreements”) with certain beneficial owners of the Shares and may enter into a rollover agreement (the “Rollover Agreement”) with certain beneficial owners of the Operating Partnership Units.
You have asked us for our opinion as to the fairness, from a financial point of view, to the holders of Class A Shares (other than holders of Class A Shares that hold Operating Partnership Units (as defined in the Merger Agreement) and their respective affiliates that are holders of Class A Shares) (the “Non-Unitholder Class A Stockholders”) of the Public Merger Consideration to be received by such holders in the Public Merger. In arriving at the opinion set forth below, we have, among other things:
(i)	reviewed certain publicly available information concerning the business, financial condition and operations of the Company;
(ii)	reviewed certain internal information concerning the business, financial condition and operations of the Company prepared and furnished to us by the management of the Company;

(iii)
reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for fiscal years 2023E through 2026E that were prepared by or at the direction of and approved for our use by the management of the Company and by the Special Committee (collectively, the “Projections”);

(iv)
held discussions with members of senior management of the Company concerning, among other things, their evaluation of the Transaction and the Company’s business, operating and regulatory environment, financial condition, prospects and strategic objectives;

(v)	reviewed the historical market prices and trading activity for the Class A Shares;
(vi)	compared certain publicly available financial and stock market data for the Company with similar information for certain other companies that we deemed to be relevant;
(vii)	compared the proposed financial terms of the Transaction with publicly available financial terms of certain other business combinations that we deemed to be relevant;
(viii)	reviewed a draft, dated July 23, 2023, of the Agreement; and
(ix)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.
In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with your consent, that the Projections and the assumptions underlying the Projections, and all other financial analyses, estimates and forecasts provided to us by the Company’s management, have been reasonably prepared in accordance with industry practice and represent the Company management's best currently available estimates and judgments as to the business and operations and future financial performance of the Company. We assume no responsibility for and express no opinion as to the Projections, the assumptions upon which they are based or any other financial analyses, estimates and forecasts provided to us by the Company’s management. We have also assumed, with your consent, that there have been no material changes in the assets, financial condition, results of operations, business or prospects of the Company since the respective dates of the last financial statements made available to us. We have relied, with your consent, on the Company management's representations and/or projections regarding taxable income, standalone net operating loss utilization and other tax attributes of the Company. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.
We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company under any applicable laws.
We also have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respects from the draft reviewed by us and that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Transaction. We have also assumed that the representations and warranties made by the Company and Parent in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters. We do not express any opinion as to the relative fairness of the consideration to be received by one holder of the Shares as compared to any other holder of the Shares.

We do not express any opinion as to the fairness of the consideration to be paid pursuant to the Agreement to the holders of the Class B Shares and Operating Partnership Units (as defined in the Agreement) in connection with the Transaction. In arriving at our opinion, we were not asked to solicit, and did not solicit, interest from any party with respect to any sale, acquisition, business combination or other extraordinary transaction involving the Company or its assets. We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the Non-Unitholder Class A Stockholders of the Public Merger Consideration to be received by such holders in the Public Merger, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, the Support Agreements, the Rollover Agreement or any other agreement or understanding entered into in connection with the Transaction or otherwise. We further express no opinion or view as to (i) the fairness of the Transaction to the holders of any other class of securities (including to the holders of Class B Shares and Operating Partnership Units), creditors or other constituencies of the Company, (ii) the allocation of the aggregate consideration to be paid in the Transaction between the holders of the Shares and Operating Partnership Units or the relative fairness of the consideration to the holders of any Shares, or (iii) as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the Public Merger Consideration to be received by the holders of the Class A Shares or otherwise.
Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We express no opinion as to the prices or trading ranges at which the Class A Shares will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Transaction or as to the impact of the Transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due.
This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures. This opinion is provided to the Special Committee, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Special Committee or the Board of Directors should take with respect to the Transaction or any aspect thereof. This opinion does not constitute a recommendation to any holder of the Shares or Operating Partnership Units as to how any such holder should vote or act with respect to the Transaction or any other matter. This opinion is not to be quoted, referenced, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Special Committee, the Board of Directors, or any other committee thereof, or the Company, without our prior written approval. However, a copy of this opinion may be included, in its entirety, as an exhibit to any proxy, information statement or Schedule 14D-9 the Company is required to file with the Securities and Exchange Commission and distribute to its stockholders in connection with the Transaction. Any summary of or reference to this opinion or the analysis performed by us in connection with the rendering of this opinion in such documents shall require our prior written approval.
We are acting as financial advisor to the Special Committee with respect to the Transaction and will receive a fee from the Company for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).
In the ordinary course of our and our affiliates' businesses, we and our affiliates may provide investment banking and other financial services to the Company, Parent or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we and certain of our affiliates are advising or have advised (i) creditor groups in which the Company or its affiliates are or were members, for which we received fees paid by third parties and may receive fees paid by third parties in the future, and (ii) an entity in which the Company maintains an investment in connection with a potential capital raise, for which we may receive fees in the future.
* * *

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Public Merger Consideration to be received by the Non-Unitholder Class A Stockholders in the Public Merger is fair to such holders from a financial point of view.
Very truly yours,

/s/ PJT Partners LP

PJT Partners LP

Annex G

July 23, 2023
The Board of Directors
Sculptor Capital Management, Inc.
9 West 57th Street, 39th Floor
New York, NY 10019
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.01 per share (the “Company Class A Common Stock”) of Sculptor Capital Management, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger of the Company with a wholly-owned subsidiary of Rithm Capital Corp. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of July 23, 2023 (the “Agreement”), by and among the Company and its subsidiaries, Sculptor Capital LP (“Capital LP”), Sculptor Capital Advisors LP (“Advisors LP”) and Sculptor Capital Advisors II LP (“Advisors II LP” and, together with Capital LP and Advisors LP, the “Operating Partnerships”), and the Acquiror and its subsidiaries, Calder Sub, Inc. (“Merger Sub Inc.”), Calder Sub I, LP (“Merger Sub I”), Calder Sub II, LP (“Merger Sub II”) and Calder Sub III, LP (“Merger Sub III” and collectively with Merger Sub I and Merger Sub II, the “LP Merger Subs”), Merger Sub Inc. will merge (“Public Merger”) with and into the Company, with the Company surviving the Public Merger as a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Class A Common Stock, other than shares of Company Class A Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $11.15 per share in cash (the “Consideration”). The Agreement further provides that (i) Merger Sub I will merge (“LP Merger I”) with and into Capital LP, with Capital LP surviving as a subsidiary of the Acquiror, (ii) Merger Sub II will merge (“LP Merger II”) with and into Advisors LP, with Advisors LP surviving as a subsidiary of the Acquiror and (iii) Merger Sub III will merge (“LP Merger III” and, together with LP Merger I and LP Merger II, the “LP Mergers”, and the LP Mergers, together with the Public Merger, the ”Transaction”) with and into Advisors II LP, with Advisors II LP surviving as a subsidiary of Acquiror. Each outstanding LP Class A Unit, LP Class A-1 Unit, LP Class E Unit, LP Class P Unit and LP Class P-4 Unit that is vested at the effective time of the LP Mergers or vests as a result of the consummation of the Transaction, other than Operating Partnership units held in treasury of the Operating Partnerships or owned by Acquiror or LP Merger Subs or any of their subsidiaries, including the Rollover Interests (as defined in the Agreement), will be converted into the right to receive an amount in cash equal to its applicable LP Merger Consideration (as defined in the Agreement). The Agreement further provides that each warrant for the purchase of Company Class A Common Stock (the “Company Warrants”) will remain outstanding but will become exercisable only for an amount in cash equal to the Consideration less the per-share exercise price of such Company Warrant, except that the holder of any Company Warrant may cause the Company to repurchase such Company Warrant for the Black-Scholes Value (as defined in the Agreement) of such Company Warrant within 30 days after a change of control.
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Class A Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Class A Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company (including the Class B common stock, $0.01 par value per share, of the Company) or any of the Operating Partnerships or as to the underlying decision by the Company to engage in the Transaction. We also do not express an opinion as to the allocation of the aggregate consideration payable in the Transaction among the various classes of shares of capital stock or other equity interests of the Company and the Operating Partnerships, and our opinion does not take into account the individual circumstances of any holders with respect to control, governance or other rights which may distinguish such holders from other holders. At the Company’s direction, we have assumed that the holders of the Company Warrants will make the elections described to us by, and discussed with, the management of the Company. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Class A Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror (which was formerly known as “New Residential Investment Corp.”), for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on the Acquiror’s preferred equity offering in September 2021 and as co-lead manager and joint bookrunner on the Acquiror’s debt securities offerings in August 2021, December 2021 and March 2022. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Class A Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. MORGAN SECURITIES LLC
J.P. MORGAN SECURITIES LLC

SCULPTOR CAPITAL MANAGEMENT, INC.
OFFICE OF THE SECRETARY
9 W. 57TH ST.
NEW YORK, NY 10019-2701

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V22391-S72770

[Preliminary Copy]

SCULPTOR CAPITAL MANAGEMENT, INC.
Special Meeting of Stockholders
[TBD] [TBD] AM (Eastern Time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Levine, Chief Legal Officer, and Dava Ritchea, Chief Financial Officer, and each of them, as proxies and attorneys-in-fact, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock, including restricted Class A shares, and Class B common stock of SCULPTOR CAPITAL MANAGEMENT, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] AM (Eastern Time) on [TBD], via a live webcast at www.virtualshareholdermeeting.com/SCU2023SM, and any adjournment or postponement thereof; with all powers which the stockholder(s) would possess if present at the Special Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side